As filed with the Securities and Exchange Commission on February 12, 2020

Registration No. 333-235859

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

METEN EDTECHX EDUCATION GROUP LTD.

(Exact Name of Each Registrant as Specified in its Charter)

Cayman Islands
(State or other jurisdiction of Incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

c/o Meten International Education Group

3rd Floor, Tower A, Tagen Knowledge & Innovation Center

2nd Shenyun West Road, Nanshan District

Shenzhen, Guangdong Province 518045

The People’s Republic of China

+86 755 8294 5250

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq. Brian L. Ross, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800	Ning Zhang, Esq. Yile Gao, Esq. Morgan, Lewis & Bockius LLP c/o Suites 1902-09, 19th Floor Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3551 8500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Mergers contemplated by the Merger Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary shares (3)	59,391,607	$10.27	$609,951,803.89	$79,171.74
Ordinary shares (4)	7,906,250	$10.27	$81,197,187.50	$10,539.39
Ordinary shares (5)	10,355,000	$11.50	$119,082,500.00	$15,456.91
Ordinary shares (6)	250,000	$10.27	$2,567,500.00	$333.26
Warrants (7)	10,355,000	-	-	-
Holdco Units, consisting of one Ordinary share, US$0.0001 par value and one Warrant to purchase an Ordinary share.(8)	250,000	-	-	-
Total			$812,798,991.39	$105,501.30	(9)

(1)	All ordinary shares being registered are issued by Meten EdtechX Education Group Ltd., a Cayman Islands exempted company (“Holdco”), in connection with the proposed business combination by and among EdtechX Holdings Acquisition Corp. (“EdtechX”), a publicly-traded Delaware corporation, Holdco, Meten Education Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“EdtechX Merger Sub”), Meten Education Group Ltd., a Cayman Islands exempted company and wholly owned subsidiary of Holdco (“Meten Merger Sub”, and together with EdtechX Merger Sub, the “Merger Subs”), and Meten International Education Group, a Cayman Islands exempted company (the “Company” or “Meten”), as described in the proxy statement/prospectus forming a part of this registration statement. As a result of the transactions described in the proxy statement/prospectus forming a part of this registration statement, Holdco will become a publicly-traded company and EdtechX and Meten will become wholly owned subsidiaries of Holdco.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of common stock of EdtechX on the Capital Market of The Nasdaq Stock Market LLC on December 31, 2019 ($10.27 per share). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.
(3)	Represents Holdco ordinary shares to be issued to shareholders of Meten upon consummation of the business combination and if certain earnout conditions are met, as described in the proxy statement/prospectus forming a part of this registration statement.
(4)	Represents Holdco ordinary shares to be issued to holders of common stock of EdtechX upon consummation of the business combination. Includes ordinary shares issuable in exchange for outstanding units of EdtechX, each such unit consisting of one share of common stock and one warrant.
(5)	Represents Holdco ordinary shares issuable upon exercise of outstanding EdtechX warrants, including the warrants issuable upon the exercise of outstanding EdtechX unit purchase options, each warrant entitling the holder to purchase one share of common stock of EdtechX at a price of $11.50 per share commencing after EdtechX’s successful completion of a business combination. Pursuant to the terms of the warrants, each such warrant will automatically entitle the holder thereof to purchase one ordinary share of Holdco in lieu of one share of common stock of EdtechX upon consummation of the business combination.
(6)	Represents Holdco ordinary shares issuable upon the exercise of outstanding EdtechX unit purchase options to purchase up to 250,000 units of EdtechX.
(7)	Represents warrants of Holdco to be issued in exchange for outstanding EdtechX warrants upon consummation of the Mergers and also includes warrants issuable upon the exercise of unit purchase options. Pursuant to Rule 457(g), no separate fee is required.
(8)	Represents the units of Holdco to be issuable upon the excersie of outstanding EdtechX unit purchase options. Pursuant to Rule 457(g), no separate fee is required.

(9)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commissions is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2020

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
OF
EDTECHX HOLDINGS ACQUISITION CORP.

PROSPECTUS FOR UP TO 77,902,857 ORDINARY SHARES
10,355,000 WARRANTS, AND 250,000 UNITS

OF
METEN EDTECHX EDUCATION GROUP LTD.

The board of directors of each of EdtechX Holdings Acquisition Corp., a Delaware corporation (“EdtechX”), Meten EdtechX Education Group Ltd., a Cayman Islands exempted company (“Holdco”), Meten Education Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“EdtechX Merger Sub”), Meten Education Group Ltd., a Cayman Islands exempted company and wholly owned subsidiary of Holdco (“Meten Merger Sub”, and together with EdtechX Merger Sub, the “Merger Subs”), and Meten International Education Group, a Cayman Islands exempted company (“Meten” or “Company”) has unanimously approved the mergers contemplated by the Agreement and Plan of Reorganization, dated as of December 12, 2019 (as the same may be amended, the “Merger Agreement”), by and among EdtechX, Meten, Holdco and the Merger Subs.

Pursuant to the Merger Agreement, (i) Meten Merger Sub will merge with and into the Company, with the Company being the surviving entity of such merger (the “Meten Merger”) and becoming a wholly-owned subsidiary of Holdco (“Surviving Cayman Islands Company”) and (ii) EdtechX Merger Sub will merge with and into EdtechX, with EdtechX being the surviving entity of the merger (the “EdtechX Merger” and together with the Meten Merger, the “Mergers”) and becoming a wholly-owned subsidiary of Holdco (“Surviving Delaware Corporation”).

As a result of the Mergers, Meten and EdtechX will become wholly owned subsidiaries of Holdco and the securityholders of Meten and EdtechX will become the securityholders of Holdco.

Upon consummation of the Meten Merger, the shareholders of Meten will receive their pro rata portion of an aggregate of up to 48,391,607 Holdco Ordinary Shares (“Holdco Ordinary Shares”). EdtechX will be required to pay cash to electing Meten shareholders, in an amount equal to 50% of the excess of EdtechX’s remaining cash at closing over $30 million (after taking into account conversions elected by EdtechX’s public stockholders and together with the proceeds arising from private placements) up to an aggregate of $10 million (“Cash Election”). Cash consideration paid will reduce the Holdco Ordinary Shares issuable to the Meten shareholders upon closing of the Mergers. Additionally, the shareholders of Meten who continue to hold Holdco Ordinary Shares through certain earnout measurement dates will also have the right to receive their pro rata portion of up to an additional 11,000,000 Holdco Ordinary Shares (“Contingent Shares”) as follows: (i) 4,000,000 Contingent Shares if the reported closing sale price of the Holdco Ordinary Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days at any time before December 31, 2022, and (ii) 7,000,000 Contingent Shares if the reported closing sale price of the Holdco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the fiscal year ending December 31, 2023. The earnout conditions operate independently. There is no “catch up” mechanism; Contingent Shares not earned in a prior earnout period will not be earnable in a subsequent period.

Upon consummation of the EdtechX Merger, (i) each share of EdtechX common stock outstanding on the closing date will be exchanged for the right to receive one Holdco Ordinary Share, except that holders of shares of EdtechX common stock sold in EdtechX’s initial public offering will be entitled to elect instead to receive a pro rata portion of EdtechX’s trust account, as provided in EdtechX’s charter documents, (ii) each outstanding warrant of EdtechX will convert into a warrant of Holdco (“Holdco Warrants”), with each Holdco Warrant entitling the holder to purchase one Holdco Ordinary Share at a price of $11.50 per share, and (iii) each outstanding unit purchase option will remain outstanding but each will be deemed to have been converted to one unit of Holdco (“Holdco Unit”), with each Holdco Unit representing the right to purchase one Holdco Ordinary Share and one Holdco Warrant.

Accordingly, this prospectus covers an aggregate of 77,902,857 Holdco Ordinary Shares, 10,355,000 Holdco Warrants and 250,000 Holdco Units.

We estimate that, immediately following completion of the Mergers contemplated by the Merger Agreement, the Holdco Ordinary Shares issued to the shareholders of Meten will constitute approximately 86% of the issued and outstanding Holdco Ordinary Shares and the Holdco Ordinary Shares issued to the EdtechX stockholders will constitute approximately 14% of the issued and outstanding Holdco Ordinary Shares, assuming no conversions of EdtechX public shares, no Cash Election is made, and without taking into effect securities which may be issued pursuant to the Azimut Investment (defined below) or in a Financing (defined below). All of the Holdco Ordinary Shares to be issued and outstanding at the completion of the Mergers will be of a single class with equal rights with each Holdco Ordinary Share having one vote per share.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the annual meeting of stockholders of EdtechX scheduled to be held on [●], 2020.

EdtechX’s units, common stock and warrants are currently listed on the Capital Market of The Nasdaq Stock Market LLC (together with “Global Market of The Nasdaq Stock Market LLC”, the “Nasdaq”) under the symbols “EDTXU,” “EDTX,” and “EDTXW,” respectively. Following the Mergers, all EdtechX units, common stock and warrants will be de-listed from Nasdaq and de-registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On [●], the latest practicable date before the printing of this proxy statement/prospectus, the closing sale price of EdtechX units, common stock, and warrants were $[●] $[●], and $[●], respectively.

Although Holdco is not currently a public company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the closing of the Mergers, Holdco will become subject to the reporting requirements of the Exchange Act. Holdco intends to apply for listing, to be effective at the time of the consummation of the Mergers contemplated by the Merger Agreement, of the Holdco Ordinary Shares and Holdco Warrants on Nasdaq under the symbols “[●]” and “[●],” respectively, and Holdco is expected to be publicly traded on Nasdaq under these symbols following the completion of the Mergers, subject to receipt of Nasdaq’s approval and official notice of issuance. It is a condition of the consummation of the Mergers that Holdco receive confirmation from Nasdaq that the Holdco Ordinary Shares and Holdco Warrants have been approved for listing. While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Mergers, there can be no assurance that a viable and active trading market will develop.

Holdco will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

Holdco will also be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Holdco’s officers, directors and principal shareholders will be exempt from the reporting and "short-swing" profit recovery provisions under Section 16 of the Exchange Act. Moreover, Holdco will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

This proxy statement/prospectus provides you with detailed information about the Merger Agreement and other matters to be considered at the annual meeting of EdtechX’s stockholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 26 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [●] and is first being mailed to holders on or about [●].

EDTECHX HOLDINGS ACQUISITION CORP.
c/o IBIS Capital Limited
22 Soho Square
London W1D 4NS

United Kingdom

+44 207 070 7080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON [●], 2020

Dear EdtechX Holdings Acquisition Corp. Stockholders:

You are cordially invited to attend the annual meeting of stockholders of EdtechX Holdings Acquisition Corp. (“EdtechX”) at [●] a.m. local time on [●], 2020, at the offices of Graubard Miller, EdtechX’s U.S. counsel, located at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174.

The annual meeting will be held for the following purposes:

(1)	to consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, dated as of December 12, 2019 (“Merger Agreement”), by and among EdtechX, Meten EdtechX Education Group Ltd., a Cayman Islands exempted company (“Holdco”), Meten Education Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“EdtechX Merger Sub”), Meten Education Group Ltd., a Cayman Islands exempted company and wholly owned subsidiary of Holdco (“Meten Merger Sub”, and together with EdtechX Merger Sub, the “Merger Subs”), and Meten International Education Group, a Cayman Islands exempted company (“Company”) which, among other things, provides for (i) Meten Merger Sub to merge with and into the Company, with the Company being the surviving entity of such merger (the “Meten Merger”) and becoming a wholly-owned subsidiary of Holdco (“Surviving Cayman Islands Company”) and (ii) EdtechX Merger Sub to merge with and into EdtechX, with EdtechX being the surviving entity of the merger (the “EdtechX Merger” and together with the Meten Merger, the “Mergers”) and becoming a wholly-owned subsidiary of Holdco (“Surviving Delaware Corporation”), and to approve the Mergers contemplated by the Merger Agreement as described in this proxy statement/prospectus — we refer to this proposal as the “merger proposal”;

(2)	to consider and vote upon a proposal to elect nine (9) directors to the board of directors of Holdco to serve until their successors are duly elected and qualified — we refer to this proposal as the “director proposal”;

(3)	to approve the following material differences between EdtechX’s amended and restated certificate of incorporation and Holdco’s agreement and memorandum of association to be effective upon the consummation of the business combination: (i) the name of the new public entity will be “Meten EdtechX Education Group Ltd.” as opposed to “EdtechX Holdings Acquisition Corp.”; (ii) Holdco has 500,000,000 ordinary shares authorized, as opposed to EdtechX having 25,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Holdco’s corporate existence is perpetual as opposed to EdtechX’s corporate existence terminating if a business combination is not consummated by EdtechX within a specified period of time; and (iv) Holdco’s constitutional documents do not include the various provisions applicable only to special purpose acquisition corporations that EdtechX’s charter contains — we refer to these proposals as the “charter proposals”

(4)	to consider and vote upon a proposal to adjourn the annual meeting to a later date or dates, if necessary, if the parties are not otherwise able to consummate the Mergers contemplated by the Merger Agreement — we refer to this proposal as the “adjournment proposal”; and

(5)	to transact any and all other business that may properly come before the annual meeting or any continuation, postponement, or adjournment thereof.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of EdtechX common stock at the close of business on [●] (the “record date”) are entitled to notice of the annual meeting and to vote and have their votes counted at the annual meeting and any adjournments or postponements of the annual meeting.

After careful consideration, EdtechX’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of EdtechX and its stockholders and recommends that you vote or give instruction to vote “FOR” each proposal. Consummation of the Mergers contemplated by the Merger Agreement is conditional on approval of each of the merger proposal, director proposal and charter proposals.

All EdtechX stockholders are cordially invited to attend the annual meeting in person. To ensure your representation at the annual meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of EdtechX common stock, you may also cast your vote in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the annual meeting and vote in person, obtain a proxy from your broker or bank.

A complete list of EdtechX stockholders of record entitled to vote at the annual meeting will be available for ten days before the annual meeting at the principal executive offices of EdtechX for inspection by stockholders during ordinary business hours for any purpose germane to the annual meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

By Order of the Board of Directors

/s/ Benjamin Vedrenne-Cloquet
Benjamin Vedrenne-Cloquet
Chief Executive Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE MERGER PROPOSAL IN ORDER TO HAVE THEIR SHARES CONVERTED INTO CASH. THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING SHARES OF EDTECHX COMMON STOCK MAY EXERCISE CONVERSION RIGHTS REGARDLESS OF WHETHER THEY VOTE ON THE BUSINESS COMBINATION PROPOSALS OR IF THEY ARE A HOLDER OF RECORD ON THE RECORD DATE. TO EXERCISE CONVERSION RIGHTS, HOLDERS MUST TENDER THEIR SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, EDTECHX’S TRANSFER AGENT, NO LATER THAN TWO (2) DAYS PRIOR TO THE ANNUAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING CONTINENTAL STOCK TRANSFER & TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE MERGERS ARE NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “ANNUAL MEETING OF EDTECHX STOCKHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated [●] and is first being mailed to EdtechX Holdings Acquisition Corp. stockholders on or about [●].

Annexes:

Annex A – Agreement and Plan of Reorganization

Annex B – Holdco’s amended and restated memorandum and articles of association

Frequently Used Terms

As used in this proxy statement/prospectus:

●	“Business Combination” or “business combination” means the transactions contemplated by the Merger Agreement and related agreements;

●	“China” or the “PRC” means the People’s Republic of China, excluding, for the purposes of this proxy statement/prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

●	“Code” means the U.S. Internal Revenue Code of 1986, as amended;

●	“ELT” means English language training;

●	“gross billings” means the total amount of cash received for the sales of Meten’s products and services during a specific period of time, net of the total amount of refunds for that period, which is not a standard measure under U.S. GAAP;

●	“learning center” means the physical establishment of an education facility providing general adult ELT, junior ELT and international standardized test preparation under Meten’s overseas training services at a specific geographic location in the PRC, directly operated by VIEs and their respective subsidiaries or operated by franchise partners;

●	“offline ELT” means Meten’s offline services, which include general adult ELT, junior ELT and overseas training services;

●	“RMB” and “Renminbi” are the legal currency of China;

●	“student enrollments” or “student enrollment” mean the number of actual new sales contracts entered into between Meten and its students, excluding the number of refunded contracts and contracts with no revenue generated during a specified period of time;

●	“tier one cities” are Beijing, Shanghai, Guangzhou and Shenzhen;

●	“tier two cities” are provincial capitals, regional centers or economically developed cities in China, including, among others, Chengdu, Hangzhou, Chongqing, Wuhan and Tianjin;

●	“tier three cities” and “tier four cities” are small- to mid-sized cities in China that are strategically located or have relatively developed or large local economy;

●	“dollars,” “US$” and “U.S. dollars” are the legal currency of the United States;

●	“U.S. GAAP” means generally accepted accounting principles in the United States;

●	“variable interest entities” or “VIEs” means Shenzhen Meten International Education Co., Ltd. and Shenzhen Likeshuo Education Co., Ltd., which are PRC companies in which Meten does not have equity interests but whose financial results have been consolidated by Meten in accordance with U.S. GAAP due to Meten having effective control over, and being the primary beneficiary of, these companies; and “affiliated entities” refers to VIEs, the VIEs’ direct and indirect subsidiaries, and the VIEs’ affiliated entities that are registered as private non-enterprise institutions under the PRC laws;

●	“sponsors” means IBIS Capital Sponsor LLC and IBIS Capital Sponsor II LLC, each a Delaware limited liability company affiliated with Benjamin Vedrenne-Cloquet and Charles McIntyre.

The translations from RMB to U.S. dollars and from U.S. dollars to RMB in this proxy statement/prospectus were made at a rate of RMB7.1477 to US$1.00, the exchange rates set forth in the H.10 statistical release of the Federal Reserve Board on September 30, 2019. We make no representation that the RMB or U.S. dollar amounts referred to in this proxy statement/prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. On January 31, 2020, the noon buying rate as set forth in the H.10 statistical release of the Federal Reserve Board for RMB was RMB6.9161 to US$1.00.

SUMMARY OF THE MATERIAL TERMS OF THE MERGERS

●	EdtechX Holdings Acquisition Corp., a Delaware corporation (“EdtechX”), Meten EdtechX Education Group Ltd., a Cayman Islands exempted company (“Holdco”), Meten Education Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“EdtechX Merger Sub”), Meten Education Group Ltd., a Cayman Islands exempted company and wholly owned subsidiary of Holdco (“Meten Merger Sub”, and together with EdtechX Merger Sub, the “Merger Subs”), and Meten International Education Group, a Cayman Islands exempted company (the “Company” or “Meten”), are parties to an Agreement and Plan of Reorganization (as amended or supplemented from time to time, the “Merger Agreement”), dated as of December 12, 2019.

●	Meten, headquartered in Shenzhen, Guangdong Province, China, which is considered the Chinese Silicon Valley, is a market leader in English language training (“ELT”) in China, with a number one ranked position in the general adult ELT segment in terms of revenue in 2018, according to Frost & Sullivan. Meten focuses on providing industry leading English language and future skills training for a growing market of Chinese students and young professionals. Meten operates an omnichannel (retail and digital) business comprising a nationwide network of 149 learning centers (covering 36 cities in 18 provinces) under the brands Meten (adult and junior ELT services) and ABC (primarily junior ELT services), as well as the popular English language digital tutoring platform for students and young professionals, “Likeshuo”. Meten’s business plans include pursuing market consolidation in China and rolling out Meten’s existing omnichannel distribution platform, combining digital delivery and strategic retail presence, across a total addressable market of more than 600 cities in China. See the section of this proxy statement/prospectus titled “Business of Meten.”

●	Holdco was formed to serve as a holding company for Meten and EdtechX after consummation of the Mergers contemplated by the Merger Agreement. Each of the Merger Subs was formed solely as a vehicle for consummating the Mergers, and currently is a wholly owned subsidiary of Holdco. See the section of this proxy statement/prospectus titled “Summary of the Proxy Statement/Prospectus – The Parties.”

●	Pursuant to the Merger Agreement, (i) Meten Merger Sub will merge with and into the Company, with the Company being the surviving entity of such merger (the “Meten Merger”) and becoming a wholly-owned subsidiary of Holdco (“Surviving Cayman Islands Company”) and (ii) EdtechX Merger Sub will merge with and into EdtechX, with EdtechX being the surviving entity of the merger (the “EdtechX Merger” and together with the Meten Merger, the “Mergers”) and becoming a wholly-owned subsidiary of Holdco (“Surviving Delaware Corporation”). See the section of this proxy statement/prospectus titled “The Merger Proposal — General - Structure of the Mergers.”

●	Upon consummation of the Meten Merger, the shareholders of Meten will receive their pro rata portion of an aggregate of up to 48,391,607 Holdco Ordinary Shares. EdtechX will be required to pay cash to electing Meten shareholders, in an amount equal to 50% of the excess of the remaining cash at closing over $30 million (after taking into account conversions elected by EdtechX’s public stockholders and together with the proceeds arising from private placements) up to an aggregate of $10 million (“Cash Election”). Cash consideration paid will reduce the Holdco Ordinary Shares issuable to the Meten shareholders. See the section of this proxy statement/prospectus titled “The Merger Proposal — General - Consideration to Meten Shareholders”.

●	The shareholders of Meten who continue to hold Holdco Ordinary Shares through certain earnout measurement dates will also have the right to receive their pro rata portion of up to an additional 11,000,000 Holdco Ordinary Shares (“Contingent Shares”) as follows: (i) 4,000,000 Contingent Shares if the reported closing sale price of Holdco’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days at any time before December 31, 2022, and (ii) 7,000,000 Contingent Shares if the reported closing sale price of the Holdco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the fiscal year ending December 31, 2023. The earnout conditions operate independently. There is no “catch up” mechanism; Contingent Shares not earned in a prior earnout period will not be earnable in a subsequent period. See the section of this proxy statement/prospectus titled “The Merger Proposal — General - Consideration to Meten Shareholders”.

●	Upon consummation of the EdtechX Merger, (i) each share of EdtechX common stock outstanding on the closing date will be exchanged for the right to receive one Holdco Ordinary Share, except that holders of shares of EdtechX common stock sold in EdtechX’s initial public offering will be entitled to elect instead to receive a pro rata portion of EdtechX’s trust account, as provided in EdtechX’s charter documents, (ii) each outstanding warrant of EdtechX will entitle the holder to purchase one Holdco Ordinary Share at a price of $11.50 per share, and (iii) each outstanding unit purchase option will remain outstanding but will be deemed to have been converted to represent the right to purchase ordinary shares and warrants of Holdco. See the section of this proxy statement/prospectus titled “The Merger Proposal — General - Consideration to EdtechX Stockholders”.

●	Immediately following the consummation of the Mergers, without giving effect to any conversions of EdtechX public shares and cash payments to Meten shareholders in lieu of Holdco Ordinary Shares, we estimate that the EdtechX stockholders will hold approximately 14% of the issued and outstanding Holdco Ordinary Shares (assuming no conversions of EdtechX public shares, no Cash Election is made, and without taking into effect securities which may be issued pursuant to the Azimut Investment or in a Financing) and the shareholders of Meten will hold approximately 86% of the issued and outstanding Holdco Ordinary Shares (assuming no conversions of EdtechX public shares, no Cash Election is made, and without taking into effect securities which may be issued pursuant to the Azimut Investment or in a Financing). All of the Holdco Ordinary Shares to be issued and outstanding at the completion of the Mergers will be of a single class with equal rights with each Holdco Ordinary Share having one vote per share.

●	Certain of the Meten shareholders will enter into lock-up agreements with Holdco (“Lock-up Agreements”) pursuant to which they will agree not to transfer the Holdco Ordinary Shares received as consideration in the Meten Merger (including any Contingent Shares, if and when issued), until, with respect to 50% of such Holdco Ordinary Shares, six months after the closing of the Mergers, and with respect to the remaining 50% of such Holdco Ordinary Shares, one year after the closing of the Mergers, subject in each case to earlier release of the shares if certain conditions are met. All other Meten shareholders will agree not to transfer the Holdco Ordinary Shares received by them as consideration in the Meten Merger (including any Contingent Shares, if and when issued) until the date that is at least three months after the closing. See the section of this proxy statement/prospectus titled “The Merger Proposal – Related Agreements or Arrangements - Restrictions on Transfer”.

●	Certain shareholders of EdtechX, including affiliates of Benjamin Vedrenne-Cloquet and Charles McIntyre, will enter into an amended stock escrow agreement (“Amended Stock Escrow Agreement”) pursuant to which the Holdco Ordinary Shares to be issued to them will remain subject to the escrow and transfer restrictions as set forth in the existing stock escrow agreement entered into by such persons in connection with EdtechX’s initial public offering, which restrictions are substantially the same as those provided for in the Lock-up Agreements. See the section of this proxy statement/prospectus titled “The Merger Proposal –Related Agreements or Arrangements - Restrictions on Transfer”.

●	At the closing of the Mergers, Holdco will enter into a Registration Rights Agreement providing the shareholders of Meten with certain demand registration rights and piggy-back registration rights with respect to registration statements filed by Holdco after the closing. Additionally, EdtechX and Holdco will amend any existing registration rights agreements to which it is a party or similar agreements or instruments to which it is a party providing for registration rights with respect to EdtechX’s securities held by any person such that, after giving effect to the Mergers, the Holdco securities held by former EdtechX securityholders will have the same registration rights as they currently have. See the section of this proxy statement/prospectus titled “The Merger Proposal – Related Agreements or Arrangements - Registration Rights”.

●	In connection with EdtechX’s initial public offering, Azimut Enterprises Holdings S.r.l. (the “Azimut Investor”) entered into a contingent forward purchase agreement (the “Forward Purchase Contract”) with EdtechX to purchase, in a private placement to occur concurrently with the consummation of the Mergers, up to 2,000,000 units at $10.00 per unit (or up to an aggregate purchase price of $20,000,000), on substantially the same terms as the sale of units in EdtechX’s initial public offering. In connection with the execution of the Merger Agreement, the Azimut Investor irrevocably consented to purchase up to 2,000,000 units for $20,000,000 at the closing of the transactions contemplated by the Merger Agreement (the “Azimut Investment”). The exact number of units to be purchased by the Azimut Investor will be determined by EdtechX and Holdco based on the capital needs in connection with the Mergers. See the section of this proxy statement/prospectus titled “The Merger Proposal – Related Agreements or Arrangements - Forward Purchase Contract”.

●	EdtechX and Meten agreed to use their commercially reasonable efforts to arrange and obtain financing in the range of $20,000,000 and $100,000,000 (which does not include the Azimut Investment) from the sale of equity securities of Holdco (a “Financing”). See the section of this proxy statement/prospectus titled “The Merger Proposal – Related Agreements or Arrangements - Financing Cooperation”.

●	At closing of the Mergers, EdtechX, Holdco, Meten and certain shareholders of Meten and stockholders of EdtechX will enter into a voting agreement (“Voting Agreement”) pursuant to which they will agree to nominate nine members to the board of directors of Holdco, including Benjamin Vedrenne-Cloquet and Charles McIntyre, EdtechX’s Chief Executive Officer and Chairman of the Board, respectively, and Jishuang Zhao, Siguang Peng and Yupeng Guo, the founders of Meten, and Yongchao Chen, and to take all actions necessary to vote all Holdco ordinary shares beneficially owned by them for the election of such persons until the third anniversary of the closing. Relatedly, the Merger Agreement provides that Messrs. Vedrenne-Cloquet and McIntyre will each be paid the following compensation annually for their board service through 2023: (i) $120,000 in cash, and (ii) 20,000 Holdco Ordinary Shares. The first year’s installment of the foregoing board of director fees will be paid to Messrs. Vedrenne-Cloquet and McIntyre upon closing of the Mergers. The following years’ board fees will be paid on the anniversary of the closing date. See the section of this proxy statement/prospectus titled “The Merger Proposal – Related Agreements or Arrangements - Voting Agreement”.

●	The Agreement provides for mutual indemnification by EdtechX and Meten for breaches of their respective representations, warranties, and covenants. Claims for indemnification are subject to a de minimus per-claim threshold, an aggregate threshold, and a cap. See the section of this proxy statement/prospectus titled “Summary of the Proxy Statement/Prospectus - The Merger Proposal”.

●	In addition to voting on a proposal to adopt the Merger Agreement and approve the Mergers contemplated thereby as described in this proxy statement/prospectus (the “merger proposal”), the stockholders of EdtechX will also vote on proposals to elect nine (9) directors to the board of directors of Holdco (the “director proposal”), approve various material differences between EdtechX’s amended and restated certificate of incorporation and Holdco’s agreement and memorandum of association to be effective upon the consummation of the business combination (the “charter proposals”), and, if necessary, an adjournment of the annual meeting if EdtechX is unable to consummate the Mergers for any reason (the “adjournment proposal”). See the sections of this proxy statement/prospectus titled “The Director Proposal,” “The Charter Proposals,” and “The Adjournment Proposal.”

●	Upon completion of the Mergers, assuming election by the stockholders of EdtechX, the directors of Holdco will be Benjamin Vedrenne-Cloquet and Charles McIntyre, EdtechX’s Chief Executive Officer and Chairman of the Board, respectively, Jishuang Zhao, Siguang Peng and Yupeng Guo, the founders of Meten, Yongchao Chen, Yanli Chen, Zhiyi Xie, and Ying Chen. The executive officers of Holdco will be Mr. Siguang Peng as the chief executive officer and Mr. Ng Kwok Yin as the chief financial officer. See the section of this proxy statement/prospectus titled “The Director Proposal.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	Why am I receiving this proxy statement/prospectus?	A.	EdtechX and Meten have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and EdtechX encourages its stockholders to read it in its entirety. EdtechX’s stockholders are being asked to consider and vote upon a proposal to adopt the Merger Agreement, which, among other things, provides for (i) the Meten Merger, whereby Meten Merger Sub will merge with and into Meten, with Meten being the surviving entity of such merger and (ii) the EdtechX Merger, whereby EdtechX Merger Sub will merge with and into EdtechX, with EdtechX being the surviving entity of such merger. Immediately after the Mergers, each of EdtechX and Meten will be wholly-owned subsidiaries of Holdco.

In addition to voting on the Mergers, the stockholders of EdtechX will also consider and vote on the following matters:

●     a proposal to elect nine (9) directors to the board of directors of Holdco to serve until their successors are duly elected and qualified. See the section of this proxy statement/prospectus titled “The Director Proposal.”

●     to approve the following material differences between EdtechX’s amended and restated certificate of incorporation and Holdco’s agreement and memorandum of association to be effective upon the consummation of the business combination: (i) the name of the new public entity will be “Meten EdtechX Education Group Ltd.” as opposed to “EdtechX Holdings Acquisition Corp.”; (ii) Holdco has 500,000,000 ordinary shares authorized, as opposed to EdtechX having 25,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Holdco’s corporate existence is perpetual as opposed to EdtechX’s corporate existence terminating if a business combination is not consummated by EdtechX within a specified period of time; and (iv) Holdco’s constitutional documents do not include the various provisions applicable only to special purpose acquisition corporations that EdtechX’s charter contains. See the section of this proxy statement/prospectus titled “The Charter Proposals.”

●     to consider and vote upon a proposal to adjourn the annual meeting to a later date or dates, if necessary, if EdtechX is not able to consummate the Mergers contemplated by the Merger Agreement for any reason. See the section of this proxy statement/prospectus titled “The Adjournment Proposal.”

EdtechX will hold the annual meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Mergers and the other matters to be acted upon at the annual meeting. Stockholders should read it carefully.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	Why is EdtechX proposing the business combination?	A.

EdtechX was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

EdtechX completed its initial public offering of 5,500,000 units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $11.50 per share upon the completion of its initial business combination, on October 10, 2018. On October 17, 2018, EdtechX consummated the closing of an additional 825,000 Units sold pursuant to the underwriters’ over-allotment option. Simultaneously with the closing of the initial public offering and the over-allotment option, EdtechX consummated the private placement of an aggregate of 3,780,000 warrants. Approximately $64.2 million of the net proceeds of the sale of the units in the initial public offering, over-allotment and the sale of the warrants in the private placement, was placed in a trust account for the benefit of the purchasers of the units in EdtechX’s initial public offering. Since the completion of the initial public offering, EdtechX’s activity has been limited to the evaluation of business combination candidates.

Meten, headquartered in Shenzhen, Guangdong Province, China, which is considered the Chinese Silicon Valley, is a market leader in ELT in China, with a number one ranked position in the general adult ELT segment in terms of revenue in 2018, according to Frost & Sullivan. Meten focuses on providing industry leading English language and future skills training for a growing market of Chinese students and young professionals. Meten operates an omnichannel (retail and digital) business comprising a nationwide network of 149 learning centers (covering 36 cities in 18 provinces) under the brands Meten (adult and junior ELT services) and ABC (primarily junior ELT services), as well as the popular English language digital tutoring platform for students and young professionals, “Likeshuo”. Meten’s business plans include pursuing market consolidation in China and rolling out Meten’s existing omnichannel distribution platform, combining digital delivery and strategic retail presence, across a total addressable market of more than 600 cities in China.

Based on its due diligence investigations of Meten, including the financial and other information provided by Meten in the course of their negotiations, EdtechX believes that a business combination with Meten will provide several significant benefits to both EdtechX and Meten. However, there is no assurance of this. See the section entitled “The Merger Proposal — EdtechX’s Board of Directors’ Reasons for Approval of the Mergers.”

Q.	I am an EdtechX warrant holder. Why am I receiving this proxy statement/prospectus?	A.	As a holder of EdtechX warrants, upon consummation of the Mergers, you will be entitled to purchase one Holdco Ordinary Share in lieu of one share of common stock of EdtechX at a purchase price of $11.50. This proxy statement/prospectus includes important information about Holdco and the business of Holdco and its subsidiaries following consummation of the Mergers. Since holders of EdtechX warrants may become holders of Holdco Ordinary Shares after the consummation of the business combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q.	I am an EdtechX stockholder. Do I have conversion rights?	A.

If you are a holder of public shares, you have the right to demand that EdtechX convert such shares into cash notwithstanding whether you vote for or against the merger proposal or whether you are a stockholder of record on the record date. We sometimes refer to these rights to demand conversion of the public shares into a pro rata portion of the cash held in EdtechX’s trust account as “conversion rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” will not be converted to cash.

Under EdtechX’s amended and restated certificate of incorporation, the Mergers may only be consummated if, upon consummation of the Mergers, EdtechX has at least $5,000,001 of net tangible assets.

Q.	How do I exercise my conversion rights as an EdtechX shareholder?	A.

If you are a holder of public shares and wish to exercise your conversion rights, you must demand that EdtechX convert your shares to cash no later than two business days prior to the close of the vote on the merger proposal and deliver your shares to EdtechX’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System prior to the vote at the meeting. Any holder of public shares will be entitled to demand that his shares be converted for a full pro rata portion of the amount then in the trust account (which was $[●], or $[●] per share, as of [●], 2020, the record date), regardless of whether such holder votes in connection with the merger proposal or is a holder of record on the record date. Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly after consummation of the Mergers. Your vote on any proposal other than the merger proposal will have no impact on the amount you will receive upon exercise of your conversion rights.

Any request for conversion, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the merger proposal at the annual meeting. If you deliver your shares for conversion to EdtechX’s transfer agent and later decide prior to the annual meeting not to elect conversion, you may request that EdtechX’s transfer agent return the shares (physically or electronically). You may make such request by contacting EdtechX’s transfer agent at the address listed at the end of this section.

If a holder of public shares properly demands conversion as described above, then, if the Mergers are consummated, EdtechX will convert these shares into a pro rata portion of funds deposited in the trust account. If you exercise your conversion rights, then you will be exchanging your shares of common stock of EdtechX for cash and will not be entitled to Holdco Ordinary Shares upon consummation of the Mergers.

If you are a holder of public shares and you exercise your conversion rights, it will not result in the loss of any EdtechX warrants that you may hold. Your warrants will become exercisable to purchase one Holdco Ordinary Share in lieu of one share of common stock of EdtechX for a purchase price of $11.50 per Holdco Ordinary Share upon consummation of the Mergers.

Q.	What happens to the funds deposited in the trust account after consummation of the Mergers?	A.	After consummation of the Mergers, the funds then held in the trust account will be released and used to pay holders of the public shares who exercise conversion rights, to pay the cash merger consideration if the Cash Election is made, to pay fees and expenses incurred in connection with the business combination (including fees of an aggregate of approximately $1.225 million to various investment bankers in connection with the business combination and to the underwriters from EdtechX’s initial public offering for deferred underwriting commissions), and for working capital and general corporate purposes.

Q.	What happens if a substantial number of public shareholders vote in favor of the merger proposal and exercise their conversion rights?	A.

EdtechX’s public shareholders may vote in favor of the business combination and still exercise their conversion rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of conversions by public shareholders. However, with fewer public shares and public shareholders, the trading market for the Holdco Ordinary Shares may be less liquid than the market for EdtechX’s shares of common stock were prior to the Mergers and Holdco may not be able to meet the listing standards for Nasdaq, or another national securities exchange. In addition, with fewer funds available from the trust account, the working capital infusion from the trust account into Meten’s business will be reduced.

Further, one of the conditions to Meten’s obligation to consummate the Mergers is that EdtechX have at least $30 million in the trust account after taking into account conversions by public shareholders and the proceeds from the Azimut Investment and the Financing (subject to adjustment to $20 million in the event that the parties elect to raise less than $10 million in the Financing), which we refer to as the “Minimum Cash Closing Condition”. Accordingly, conversions by public shareholders may prevent EdtechX from meeting the Minimum Cash Closing Condition, or may cause EdtechX to seek additional financing from the Azimut Investors or other third parties.

Q.	What happens if the Mergers are not consummated?	A.	If EdtechX does not complete the Mergers with Meten or consummate another business combination by April 10, 2020 (or such later date as EdtechX shareholders may approve), it will trigger EdtechX’s automatic winding up, dissolution and liquidation pursuant to the terms of its amended and restated certificate of incorporation. There is no limit on the number of extensions of time to complete a business combination that EdtechX may take (although Meten would have the right to terminate the merger agreement if the Mergers are not consummated on or before April 1, 2020).

Q.	Do I have dissenter’s rights if I object to the proposed Mergers?	A.	No. EdtechX stockholders do not have dissenter's rights under Delaware law in connection with the Mergers.

Q.	When do you expect the Mergers to be completed?	A.	It is currently anticipated that the Mergers will be consummated promptly following the completion of the EdtechX annual meeting, which is scheduled for [●], 2020, and any postponements or adjournments thereof. For a description of the conditions for the completion of the Mergers, see the section entitled “The Merger Agreement — Conditions to Closing.”

Q.	What do I need to do now?	A.	EdtechX urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Mergers will affect you as a stockholder of EdtechX. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy cards.

Q.	How do I vote?	A.	If you are a holder of record of EdtechX common stock on the record date, you may vote in person at the annual meeting or by submitting a proxy for the annual meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A.	No. Under applicable self-regulatory organization rules, your broker may not exercise discretionary authority to vote your shares of EdtechX common stock on “non-routine” proposals, such as the merger proposal. Accordingly, your broker, bank or nominee cannot vote your shares unless you provide it with instructions on how to vote. If you do not provide instructions on how to vote on a “non-routine” matter, the bank, broker or other nominee will inform us that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Q.	May I change my vote after I have mailed my signed proxy card or given instructions to my broker, bank or other nominee?	A.	Yes. Stockholders of record may send a later-dated, signed proxy card to EdtechX’s secretary at the address set forth below so that it is received prior to the vote at the annual meeting or attend the annual meeting in person and vote. Stockholders of record also may revoke their proxy by sending a notice of revocation to EdtechX’s secretary, which must be received by EdtechX’s secretary prior to the vote at the annual meeting. Stockholders who hold their shares in “street name” must follow the instructions provided by their broker, bank or other nominee in order to change or revoke their voting instructions.

Q.	What happens if I fail to take any action with respect to the meeting?	A.	If you are a stockholder and you fail to take any action with respect to the stockholder meeting and the Mergers are approved by stockholders and consummated, you will become a shareholder of Holdco. If you fail to take any action with respect to the stockholder meeting and the Mergers are not approved, you will continue to be a stockholder of EdtechX.

Q.	What should I do with my share and warrant certificates?	A.	EdtechX stockholders should not submit their certificates now. After the consummation of the Mergers, Holdco will send instructions to EdtechX stockholders and warrant holders regarding the exchange of their securities for Holdco securities.

Q.	What should I do if I receive more than one set of voting materials?	A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus. For example, if you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in more than one brokerage account, you will receive voting materials for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card you receive and provide instructions on how to vote your shares with respect to each brokerage account for which you receive proxy materials, in order to be sure you cast a vote with respect to all of your shares of EdtechX common stock.

Q.	Who can help answer my questions?	A.	If you have questions about the Mergers or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

EdtechX Holdings Acquisition Corp. c/o IBIS Capital Limited 22 Soho Square London, W1D 4NS United Kingdom Attn: Secretary Tel: +44 207 070 7080 Email: [●] or: [●]

You may also obtain additional information about EdtechX from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you are a holder of public shares and you intend to seek conversion of your shares, you will need to deliver your shares (either physically or electronically) to EdtechX’s transfer agent at the address below at least two business days prior to the vote at the annual meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the proposals to be submitted for a vote at the annual meeting, including the Mergers, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Mergers that will be undertaken. It is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.”

The Parties

EdtechX

EdtechX is a blank check company incorporated in Delaware on May 15, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

On October 10, 2018, EdtechX consummated the initial public offering of 5,500,000 units and on October 17, 2018, EdtechX consummated the closing of an additional 825,000 units sold pursuant to the underwriters’ over-allotment option. Each unit consists of one share of common stock and one redeemable warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment, upon consummation of EdtechX’s initial business combination. The units from the initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $63,250,000. Simultaneously with the closing of the initial public offering and the over-allotment option, EdtechX consummated the private placement of an aggregate of 3,780,000 warrants at a price of $1.00 per warrant, generating gross proceeds of $3.78 million. Approximately $64.2 million ($10.15 per public share) of the net proceeds of the sale of the units in the initial public offering and over-allotment and the sale of the private warrants, is held in a trust account for the benefit of the public shareholders.

EdtechX’s units, common stock and warrants are listed on Nasdaq under the symbols EDTXU, EDTX and EDTXW, respectively.

EdtechX’s principal executive office is located at 22 Soho Square, London W1D 4NS, United Kingdom and its telephone number is +44 207 070 7080. After the consummation of the Mergers, EdtechX will become a wholly owned subsidiary of Holdco.

Meten

Meten, headquartered in Shenzhen, Guangdong Province, China, which is considered the Chinese Silicon Valley, is a market leader in ELT in China, with a number one ranked position in the general adult ELT segment in terms of revenue in 2018, according to Frost & Sullivan. Meten focuses on providing industry leading English language and future skills training for a growing market of Chinese students and young professionals. Meten operates an omnichannel (retail and digital) business comprising a nationwide network of 149 learning centers (covering 36 cities in 18 provinces) under the brands Meten (adult and junior ELT services) and ABC (primarily junior ELT services), as well as the popular English language digital tutoring platform for students and young professionals, “Likeshuo”. Meten’s business plans include pursuing market consolidation in China and rolling out Meten’s existing omnichannel distribution platform, combining digital delivery and strategic retail presence, across a total addressable market of more than 600 cities in China.

Meten, a Cayman Islands exempted company, was formed in July 10, 2018. Meten’s principal executive office is located at 3rd Floor, Tower A, Tagen Knowledge & Innovation Center, 2nd Shenyun West Road, Nanshan District, Shenzhen, Guangdong Province 518045, The People’s Republic of China. Meten’s telephone number is +86 755 8294 5250. After the consummation of the Mergers, Meten will become a wholly owned subsidiary of Holdco.

Holdco

Holdco was formed to serve as a holding company for Meten and EdtechX after consummation of the Mergers.

Holdco, a Cayman Islands exempted company, was formed on September 27, 2019. Holdco’s principal executive office is located at 3rd Floor, Tower A, Tagen Knowledge & Innovation Center, 2nd Shenyun West Road, Nanshan District, Shenzhen, Guangdong Province 518045, The People’s Republic of China. Holdco’s telephone number is +86 755 8294 5250. After the consummation of the Mergers, Holdco will become the continuing public company.

Meten Merger Sub

Meten Merger Sub was formed solely as a vehicle for consummating the Meten Merger, and currently is a wholly owned subsidiary of Holdco.

Meten Merger Sub, a Cayman Islands exempted company, was formed on October 15, 2019. Meten Merger Sub’s principal executive office is located at 3rd Floor, Tower A, Tagen Knowledge & Innovation Center, 2nd Shenyun West Road, Nanshan District, Shenzhen, Guangdong Province 518045, The People’s Republic of China. Meten Merger Sub’s telephone number is +86 755 8294 5250. After the consummation of the Mergers, it will cease to exist.

EdtechX Merger Sub

EdtechX Merger Sub was formed solely as a vehicle for consummating the EdtechX Merger, and currently is a wholly owned subsidiary of Holdco.

EdtechX Merger Sub, a Delaware corporation, was formed on November 26, 2019. EdtechX Merger Sub’s principal executive office is located at 3rd Floor, Tower A, Tagen Knowledge & Innovation Center, 2nd Shenyun West Road, Nanshan District, Shenzhen, Guangdong Province 518045, The People’s Republic of China. EdtechX Merger Sub’s telephone number is +86 755 8294 5250. After the consummation of the Mergers, it will cease to exist.

Emerging Growth Company

Each of EdtechX and Holdco is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (or JOBS Act). As an emerging growth company, each of EdtechX and Holdco is eligible, and has elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation (to the extent applicable to a foreign private issuer in Holdco’s case).

Holdco could remain an emerging growth company until the last day of Holdco’s fiscal year following the fifth anniversary of the consummation of the Mergers. However, if Holdco’s annual gross revenue is $1.07 billion or more, if its non-convertible debt issued within a three year period exceeds $1 billion or the market value of its ordinary shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, Holdco would cease to be an emerging growth company as of the following fiscal year.

Foreign Private Issuer

Holdco will be a “foreign private issuer” as defined under the Exchange Act. As a foreign private issuer under the Exchange Act, Holdco will be exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, Holdco will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act, and Holdco will not be required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, Holdco’s officers, directors and principal shareholders will be exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Holdco Ordinary Shares.

As a foreign private issuer, Holdco will also be permitted, and intends, to follow certain home country corporate governance practices instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers. In order to rely on this exception, we are required to disclose Nasdaq rule that we do not intend to follow and describe the home country practice that we will follow in lieu thereof. Accordingly, Holdco intends to follow Cayman Islands corporate governance practices in lieu of the following Nasdaq corporate governance rules:

(a)	a majority of directors being independent – Cayman Islands law and generally accepted business practices in the Cayman Islands do not require that a majority of Holdco’s board of directors be independent and, accordingly, Holdco will claim the exemption for foreign private issuers with respect to the Nasdaq requirement to have a majority of independent directors;

(b)	a nominating and corporate governance committee composed entirely of independent directors – Cayman Islands law and generally accepted business practices in the Cayman Islands do not require that Holdco’s nominating and corporate governance committee be composed entirely of independent directors and, accordingly, Holdco will claim the exemption for foreign private issuers with respect to the Nasdaq requirement with respect to the composition of the nominating and corporate governance committee;

(c)	a compensation committee composed entirely of independent directors – Cayman Islands law and generally accepted business practices in the Cayman Islands do not require that Holdco’s compensation committee be composed entirely of independent directors and, accordingly, Holdco will claim the exemption for foreign private issuers with respect to the Nasdaq requirement with respect to the composition of the compensation committee;

(d)	we will not provide an annual certification by our chief executive officer that he or she is not aware of any non-compliance with any corporate governance rules of the Nasdaq, as such certification is not required under Cayman Islands law;

(e)	have regularly scheduled executive sessions with only non-management directors – Cayman Islands law and generally accepted business practices in the Cayman Islands do not require that Holdco’s board of directors hold regularly scheduled executive sessions with only non-management directors and, accordingly, Holdco will claim the exemption for foreign private issuers with respect to the Nasdaq requirement with respect to executive sessions; or

(f)	shareholder approval – Cayman Islands law and generally accepted business practices in the Cayman Islands do not require Holdco to seek shareholder approval for (i) the establishment, implementation and material revisions of the terms of share incentive plans, (ii) the issuance of more than 1% of our outstanding ordinary shares or more than 1% of our outstanding voting power to a related party, (iii) the issuance of more than 20% of our outstanding ordinary shares or voting power, (iv) an issuance in connection with an acquisition, and (iv) an issuance that would result in a change of control. Accordingly, Holdco will claim the exemption for foreign private issuers with respect to the Nasdaq shareholder approval requirements.

The Merger Proposal

The Merger Agreement provides for (i) the Meten Merger, pursuant to which all of the shareholders of Meten will exchange all the outstanding Meten share capital for Holdco Ordinary Shares, and (ii) immediately thereafter, the EdtechX Merger, pursuant to which (x) each share of EdtechX common stock outstanding on the closing date will be exchanged for one Holdco Ordinary Share, except that holders of public shares will be entitled to elect instead to receive a pro rata portion of EdtechX’s trust account, as provided in EdtechX’s charter documents, (y) each outstanding warrant of EdtechX will entitle the holder to purchase one Holdco Ordinary Share at a price of $11.50 per share, and (z) each outstanding unit purchase option will remain outstanding but will be deemed to have been converted to represent the right to purchase Holdco Ordinary Shares and warrants of Holdco.

As a result of the Mergers, Meten and EdtechX will become wholly owned subsidiaries of Holdco and the securityholders of Meten and EdtechX will become the securityholders of Holdco. We estimate that, immediately following the consummation of the Mergers, without giving effect to any conversions of EdtechX public shares and cash payments to Meten shareholders in lieu of Holdco Ordinary Shares, the shares issued to the shareholders of Meten will constitute approximately 86% of the issued and outstanding Holdco Ordinary Shares (assuming no conversions of EdtechX public shares, no Cash Election is made, and without taking into effect securities which may be issued pursuant to the Azimut Investment or in a Financing) and the shares issued to the EdtechX stockholders will constitute approximately 14% of the issued and outstanding Holdco Ordinary Shares (assuming no conversions of EdtechX public shares, no Cash Election is made, and without taking into effect securities which may be issued pursuant to the Azimut Investment or in a Financing). All of the Holdco Ordinary Shares to be issued and outstanding at the completion of the Mergers will be of a single class with equal rights with each Holdco Ordinary Share having one vote per share.

The shareholders of Meten who continue to hold Holdco Ordinary Shares through certain earnout measurement dates will also have the right to receive their pro rata portion of up to an additional 11,000,000 Contingent Shares as follows: (i) 4,000,000 Contingent Shares if the reported closing sale price of the Holdco Ordinary Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days at any time before December 31, 2022, and (ii) 7,000,000 Contingent Shares if the reported closing sale price of the Holdco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the fiscal year ending December 31, 2023. The earnout conditions operate independently. There is no “catch up” mechanism; Contingent Shares not earned in a prior earnout period will not be earnable in a subsequent period.

Certain of the Meten shareholders will enter into Lock-up Agreements pursuant to which they will agree not to transfer the Holdco Ordinary Shares received as consideration in the Meten Merger (including any Contingent Shares, if and when issued), until (i) with respect to 50% of such Holdco ordinary shares, the earlier of the date that is six months after the closing of the Mergers and the date on which the closing price of the Holdco Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period after closing and (ii) with respect to the remaining 50% of such Holdco ordinary shares, one year after closing of the Mergers, or earlier, in either case, if, subsequent to the closing, Holdco consummates a liquidation, merger, stock exchange or other similar transaction which results in all holders of Holdco Ordinary Shares ceasing to hold more than fifty percent (50%) of the then outstanding Holdco Ordinary Shares or having the right to exchange their Holdco Ordinary Shares for cash or freely tradable securities.

All other Meten shareholders will agree not to transfer the Holdco Ordinary Shares received by them as consideration in the Meten Merger (including any Contingent Shares, if and when issued) until the date that is at least three months after the closing.

Certain shareholders of EdtechX, including affiliates of Benjamin Vedrenne-Cloquet and Charles McIntyre, will enter into an Amended Stock Escrow Agreement pursuant to which the Holdco Ordinary Shares to be issued to them will remain subject to the escrow and transfer restrictions as set forth in the existing stock escrow agreement entered into by such persons in connection with EdtechX’s initial public offering, which restrictions are substantially the same as those provided for in the Lock-up Agreements.

The Agreement provides for mutual indemnification by EdtechX and Meten for breaches of their respective representations, warranties, and covenants. Claims for indemnification must be brought after the consummation of the Mergers and before the date that is one year after the consummation of the Mergers. Claims for indemnification may be asserted once damages exceed a $5 million threshold, and will be reimbursable to the extent such damages exceed the threshold. Claims for damages below a de minimus threshold of $200,000 will not count toward satisfying the $5 million deductible. The indemnification obligation of Meten will be capped at 3.5% of the aggregate Holdco Ordinary Shares issuable to the Meten shareholders in the transactions and the indemnification obligation of EdtechX will be capped at an aggregate of 1,693,706 Holdco Shares. The Merger Agreement does not provide for an escrow of shares which may be payable to EdtechX for indemnification, but requires that Meten shareholders either forfeit and return to Holdco for cancellation the number of Holdco Ordinary Shares equal to their pro rata portion of the indemnifiable damages or, if the shareholder has sold the Holdco Ordinary Shares, to pay cash in value of the related shares in an amount equal to their pro rata portion of the indemnifiable damages. Holdco will be required to reserve for issuance additional Holdco ordinary shares sufficient to cover indemnification of the Meten shareholders. The foregoing indemnification will provide the sole means of recovering damages arising from breaches of representations, warranties, or covenants.

As described in the final prospectus for EdtechX’s initial public offering, the Azimut Investor entered into a Forward Purchase Contract with EdtechX to purchase, in a private placement to occur concurrently with the consummation of the Mergers, up to 2,000,000 of units at $10.00 per unit (or up to an aggregate purchase price of $20,000,000), on substantially the same terms as the sale of units in EdtechX’s initial public offering. In connection with the execution of the Merger Agreement, the Azimut Investor irrevocably consented to purchase up to 2,000,000 units at $10.00 per unit at the closing of the transactions contemplated by the Merger Agreement. The exact number of units to be purchased by the Azimut Investor will be determined by EdtechX and Holdco based on the capital needs in connection with the Mergers.

At the closing of the Mergers, Holdco will enter into a Registration Rights Agreement providing the shareholders of Meten with certain demand registration rights and piggy-back registration rights with respect to registration statements filed by Holdco after the closing. Additionally, EdtechX and Holdco will amend any existing registration rights agreements to which it is a party or similar agreements or instruments to which it is a party providing for registration rights with respect to EdtechX’s securities held by any person such that, after giving effect to the Mergers, the Holdco securities held by former EdtechX securityholders will have the same registration rights as they currently have.

EdtechX and Meten plan to complete the Mergers promptly after the EdtechX annual meeting, provided that:

●	EdtechX’s stockholders have approved the merger proposal, director proposal, and charter proposals;

●	EdtechX has net tangible assets of at least $5,000,001 upon consummation of the Mergers;

●	Holdco has received confirmation from Nasdaq that it meets all of the requirements for listing of the Holdco ordinary shares and warrants on such exchange, other than the requirement to have a sufficient number of round lot holders; and

●	the other conditions specified in the Merger Agreement have been satisfied or waived.

After consideration of the factors identified and discussed in the section entitled “The Merger Proposal — EdtechX’s Board of Directors’ Reasons for Approval of the Mergers,” EdtechX’s board of directors concluded that the Mergers are in the best interests of the EdtechX stockholders.

As a result of the Mergers, assuming that no shareholders of EdtechX elect to convert their public shares into cash in connection with the Mergers as permitted by EdtechX’s amended and restated certificate of incorporation, no Cash Election is made, and without taking into effect securities which may be issued pursuant to the Azimut Investment or in a Financing, the former shareholders of EdtechX will own approximately 14% of the Holdco Ordinary Shares to be outstanding immediately after the Mergers and the former Meten shareholders will own approximately 86% of the Holdco Ordinary Shares. If the maximum number of EdtechX public shares is converted into cash, assuming no Cash Election is made, and without taking into effect securities which may be issued pursuant to the Azimut Investment or in a Financing, such percentages will be approximately 10% and 90%, respectively. The foregoing does not take into account any adjustments to the merger consideration.

If the merger proposal is not approved by EdtechX’s stockholders at the annual meeting, the director proposal and charter proposals will not be presented at the annual meeting for a vote.

The Director Proposal

The stockholders of EdtechX will also vote on a proposal to elect nine (9) directors to the Holdco board of directors until their successors are duly elected and qualified. If management’s nominees are elected, the directors of Holdco will be Benjamin Vedrenne-Cloquet and Charles McIntyre, EdtechX’s Chief Executive Officer and Chairman of the Board, respectively, Jishuang Zhao, Siguang Peng and Yupeng Guo, the founders of Meten, Yongchao Chen, Yanli Chen, Zhiyi Xie, and Ying Cheng. See the section of this proxy statement/prospectus titled “The Director Proposal.”

At closing of the Mergers, EdtechX, Holdco, Meten and certain shareholders of Meten and stockholders of EdtechX will enter into a Voting Agreement pursuant to which they will agree to nominate the above-referenced nine members to the board of directors of Holdco, and to take all actions necessary to vote all Holdco Ordinary Shares beneficially owned by them for the election of such persons until the third anniversary of the closing.

The Charter Proposals

The stockholders of EdtechX will vote on separate proposals to approve the following material differences between the constitutional documents of Holdco and EdtechX’s current amended and restated certificate of incorporation: (i) the name of the new public entity will be “Meten EdtechX Education Group Ltd.” as opposed to “EdtechX Holdings Acquisition Corp.”; (ii) Holdco has 500,000,000 authorized ordinary shares, as opposed to EdtechX having 25,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Holdco’s corporate existence is perpetual as opposed to EdtechX’s corporate existence terminating if a business combination is not consummated by EdtechX within a specified period of time; and (iv) Holdco’s constitutional documents do not include the various provisions applicable only to special purpose acquisition corporations that EdtechX’s amended charter contains. Holdco’s amended and restated memorandum and articles of association to be in effect upon consummation of the Mergers are attached as Annex B to this proxy statement/prospectus. See the section of this proxy statement/prospectus titled “The Charter Proposals.”

The Adjournment Proposal

If EdtechX is unable to consummate the business combination at the time of the meeting for any reason, EdtechX’s board of directors may submit a proposal to adjourn the annual meeting to a later date or dates, if necessary. See the section of this proxy statement/prospectus titled “The Adjournment Proposal.”

EdtechX Initial Stockholders

As of [●], 2020, the record date for the annual meeting, EdtechX’s shareholders prior to its initial public offering (the “initial stockholders”) beneficially owned and were entitled to vote an aggregate of 1,581,250 shares of EdtechX common stock (“initial shares”) that were issued prior to EdtechX’s initial public offering. The initial shares currently constitute approximately 20% of the outstanding EdtechX common stock.

In connection with the initial public offering, each EdtechX initial stockholder agreed to vote the initial shares, as well as any shares of EdtechX common stock acquired in the aftermarket, in favor of the merger proposal. The EdtechX initial stockholders have also indicated that they intend to vote their shares of EdtechX in favor of all other proposals being presented at the meeting. The initial shares have no conversion rights in the event a business combination is not effected in the required time period and will be worthless if no business combination is effected by EdtechX. In connection with the initial public offering, the initial stockholders entered into an escrow agreement pursuant to which their initial shares of EdtechX are held in escrow and may not be transferred (subject to limited exceptions) until, with respect to 50% of such initial shares, the earlier of six months after the date of the consummation of an initial business combination and the date on which the closing price of EdtechX’s common stock exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of an initial business combination and, with respect to the remaining 50% of such initial shares, six months after the date of the consummation of an initial business combination, or earlier in each case if, subsequent to EdtechX’s initial business combination, it consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its shareholders having the right to exchange their shares of common stock for cash, securities or other property. The Holdco Ordinary Shares the initial stockholders will receive upon consummation of the Mergers will be placed in escrow with the same terms as described above.

Date, Time and Place of Annual Meeting of EdtechX’s Stockholders

The annual meeting of the stockholders of EdtechX will be held at [●] a.m., local time, on [●], 2020, at the offices of Graubard Miller, EdtechX’s U.S. counsel, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174, or such other date, time and place to which such meeting may be adjourned or postponed.

Voting Power; Record Date

EdtechX has fixed the close of business on [●], as the “record date” for determining EdtechX stockholders entitled to notice of and to attend and vote at the annual meeting. As of the close of business on the record date, there were 7,906,250 shares of EdtechX common stock outstanding and entitled to vote. Each share of EdtechX common stock is entitled to one vote per share at the annual meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Quorum and Vote for the Annual Meeting of Stockholders

A quorum of EdtechX stockholders is necessary to hold a valid meeting of stockholders. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of EdtechX common stock constitutes a quorum. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum, but will not count towards the voting thresholds. The proposals presented at the annual meeting will require the following votes:

●	The approval of the merger proposal, each of the charter proposals and the adjournment proposal will require the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote at the annual meeting. Abstentions will count as votes “against” these proposals. Broker non-votes will have no effect on the proposals because brokers are not entitled to vote on the matter absent voting instructions from the beneficial holder.

●	The approval of the director proposal will require the affirmative vote of a plurality of the votes cast on the matter. A “withhold vote” will have no effect on the vote’s outcome, because the candidates who receive the highest number of “for” votes are elected, and if candidates run unopposed they only need a single “for” vote to be elected. Broker non-votes will have no effect on the outcome of the vote because they are typically not considered “votes cast”.

Consummation of the Mergers is conditional on approval of the merger proposal, director proposal and charter proposals.

Conversion Rights

Pursuant to EdtechX’s amended and restated certificate of incorporation, a holder of public shares may demand that EdtechX convert such shares into cash if the Mergers are consummated regardless of whether such holder votes in favor or against the Mergers or does not vote at all or is not a holder of record on the record date. Holders of public shares will be entitled to receive cash for these shares if they demand that EdtechX convert their shares into cash no later than two business days prior to the close of the vote on the merger proposal and deliver their shares to EdtechX’s transfer agent prior to the vote at the meeting. If the Mergers are not completed, these shares will not be converted into cash. If a holder of public shares properly demands conversion, EdtechX will convert each public share into a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Mergers. As of [●], 2020, the record date, this would amount to approximately $[●] per share. If a holder of public shares exercises its conversion rights, then it will be exchanging its ordinary shares of EdtechX for cash and will no longer own the shares. See the section of this proxy statement/prospectus titled “Annual Meeting of EdtechX Stockholders — Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public shareholder will not be converted to cash.

The Mergers will not be consummated if EdtechX has net tangible assets of less than $5,000,001 upon consummation of the Mergers.

Holders of EdtechX warrants will not have conversion rights with respect to such securities.

Dissenter’s Rights

EdtechX stockholders do not have dissenter's rights under Delaware law in connection with the Mergers.

Proxy Solicitation

EdtechX is soliciting proxies on behalf of its board of directors. EdtechX will bear all of the costs of the solicitation. Proxies may be solicited by mail, telephone or in person. EdtechX has engaged [●] to assist in the solicitation of proxies and will pay [●] the fees described elsewhere in this proxy statement/prospectus.

If you grant a proxy, you may still vote your shares of EdtechX common stock in person at the annual meeting. You may also change you vote by submitting a later-dated proxy or by revoking your proxy as described in the section of this proxy statement/prospectus titled “Annual Meeting of EdtechX Stockholders — Revoking Your Proxy.”

Interests of EdtechX’s Directors and Officers in the Mergers

When you consider the recommendation of EdtechX’s board of directors in favor of approval of the merger proposal, you should keep in mind that certain of EdtechX’s directors and executive officers have interests in such proposal that are different from, or in addition to, your interests as an EdtechX stockholder. These interests include, among other things:

●	If the business combination with Meten or another business combination is not consummated by April 10, 2020 (or such later date as EdtechX shareholders may approve), EdtechX will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, the shares of EdtechX common stock held by the initial stockholders, including EdtechX’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to EdtechX’s initial public offering, would be worthless because the initial stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $[●] based upon the closing price of $[●] per share on Nasdaq on the record date.

●	Certain of EdtechX’s initial stockholders, including its directors and officers and their affiliates, purchased an aggregate of 3,780,000 warrants in a private placement from EdtechX for an aggregate purchase price of $3,780,000 (or $1.00 per private warrant). These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds EdtechX received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $[●] based upon the closing price of $[●] per unit on Nasdaq on the record date. The private warrants will become worthless if EdtechX does not consummate a business combination by April 10, 2020 (or such later date as EdtechX shareholders may approve).

●	The transactions contemplated by the Merger Agreement provide that Benjamin Vedrenne-Cloquet and Charles McIntyre, EdtechX’s Chief Executive Officer and Chairman of the Board, respectively, will be directors of Holdco after the closing of the Mergers through 2023, and that they will each be paid annually for their board service as follows: (i) $120,000 in cash, and (ii) 20,000 Holdco Ordinary Shares. The first year’s installment of the foregoing board of director fees will be paid to Messrs. Vedrenne-Cloquet and McIntyre upon closing of the Mergers. The following years’ board fees will be paid on the anniversary of the closing date.

●	The initial stockholders, officers, and directors of EdtechX and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on EdtechX’s behalf, such as identifying and investigating possible business targets and business combinations. However, if EdtechX fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, EdtechX may not be able to reimburse these expenses if the business combination with Meten or another business combination, is not completed by April 10, 2020 (or such later date as EdtechX shareholders may approve). As of [●], 2020, the record date, EdtechX’s initial stockholders and their affiliates had incurred approximately $[●] of unpaid reimbursable expenses.

●	Since EdtechX’s inception, the sponsors, which are affiliates of Benjamin Vedrenne-Cloquet and Charles McIntyre, have made loans from time to time to EdtechX to fund certain capital requirements. The working capital loans will be repaid upon closing of the Mergers. If the Mergers are not consummated and EdtechX does not consummate another business combination within the required time period, the notes will not be repaid and will be forgiven unless EdtechX has funds outside of the trust account then available to it to repay such notes. As of the date of this proxy statement/prospectus, an aggregate of $[●] principal amount of these loans is outstanding.

●	If EdtechX is unable to complete a business combination within the required time period, the sponsors will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by EdtechX for services rendered or contracted for or products sold to EdtechX, but only if such a vendor or target business has not executed such a waiver.

●	If EdtechX is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, the sponsors have agreed to advance the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding EdtechX or its securities, EdtechX, the initial stockholders, Meten, Meten’s shareholders and/or their respective affiliates may purchase shares of EdtechX common stock from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock of EdtechX or vote their shares of EdtechX common stock in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares of EdtechX common stock present and entitled to vote at the annual meeting to approve the merger proposal vote in its favor and that EdtechX have in excess of the required amount of closing cash to consummate the Mergers under the Merger Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares of EdtechX, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the EdtechX initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on EdtechX’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of EdtechX at a price lower than market and may therefore be more likely to sell the EdtechX common stock he owns, either prior to or immediately after the annual meeting.

If such transactions are effected, the consequence could be to cause the Mergers to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares of EdtechX common stock by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals to be presented at the annual meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that EdtechX will have in excess of the required amount of cash available to consummate the Mergers as described above.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. EdtechX will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation to Stockholders

EdtechX’s board of directors has unanimously determined that each of the proposals outlined above is fair to and in the best interests of EdtechX and its stockholders and recommended that EdtechX stockholders vote “FOR” the merger proposal, “FOR” the election of all of the persons nominated by management for election as directors, “FOR” each of the charter proposals, and “FOR” the adjournment proposal, if presented.

Conditions to Closing the Mergers

General Conditions

Consummation of the Mergers is conditioned on approval of the Merger Agreement and contemplated transactions by EdtechX’s stockholders and by Meten’s shareholders. In addition, the consummation of the Mergers is conditioned upon, among other things:

●	all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended shall have expired and no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the Transactions;

●	EdtechX having at least $5,000,001 of net tangible assets remaining immediately prior to, or upon the closing of, the business combination, after taking into account payments to holders of shares of EdtechX’s common stock that properly demanded that EdtechX convert their common stock for their pro rata share of the trust account;

●	no material adverse effect with respect to EdtechX or Meten shall have occurred between the date of the Merger Agreement and the closing of the transactions;

●	the Registration Statement shall have been declared effective by the Securities and Exchange Commission; and

●	no action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by the Merger Agreement, (ii) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the Holdco Shares to be issued by Holdco in connection with the Mergers and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

Meten’s, Holdco’s and the Merger Subs’ Conditions to Closing

The obligations of Meten, Holdco, and the Merger Subs to consummate the Mergers are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of EdtechX (subject to certain bring-down standards);

●	performance of the covenants of EdtechX required by the Agreement to be performed on or prior to the closing;

●	the common stock and warrants of EdtechX continuing to be listed on the Nasdaq Capital Market up to the closing;

●	the Azimut Investment having closed and EdtechX having at least $30,000,000 in cash, net of disbursements to EdtechX public shareholders who elect to have their shares of common stock converted to cash, and together with any funds in connection with the Azimut Investment and the Financing, which amount shall be reduced to $20,000,000 in the event that the parties raise less than $10 million in the Financing (the “Minimum Cash Closing Condition”);

●	resignations and appointments of certain officers and directors as specified in the Merger Agreement;

●	the execution and delivery of the Voting Agreement by EdtechX and certain EdtechX stockholders;

●	the execution and delivery of the Amended Stock Escrow Agreement;

●	the execution and delivery of the Amended Registration Rights Agreement;

●	the execution and delivery of the Support Agreement by EdtechX and certain stockholders of EdtechX; and

●	the approval for listing of the Holdco ordinary shares on the Nasdaq Capital Market or the New York Stock Exchange, subject to official notice of approval and satisfaction of public holder requirements;.

●	EdtechX shall be in compliance with the reporting requirements under the Securities Act and Exchange Act.

EdtechX’s Conditions to Closing

The obligations of EdtechX to consummate the Mergers are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of Meten, Holdco, and the Merger Subs (subject to certain bring-down standards);

●	performance of the covenants of Meten, Holdco, and the Merger Subs required by the Merger Agreement to be performed on or prior to the closing;

●	the execution and delivery of the Voting Agreement by Meten and certain shareholders of Meten; and

●	the execution and delivery of the Lock-up Agreements by certain shareholders of Meten.

Waivers

EdtechX, Meten, Holdco or the Merger Subs may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement or in any document delivered pursuant to the Agreement. Notwithstanding the foregoing, pursuant to EdtechX’s current amended and restated certificate of incorporation, EdtechX cannot consummate the business combination if it has less than $5,000,001 of net tangible assets upon the consummation of the business combination.

Termination

The Merger Agreement may be terminated as follows:

●	by mutual written consent of EdtechX and Meten;

●	by either EdtechX or Meten if the business combination is not consummated on or before April 1, 2020, provided that the right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the business combination to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

●	by either EdtechX or Meten if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, judgment, ruling or other action is final and non-appealable;

●	by either EdtechX or Meten if, at the EdtechX shareholder meeting called to approve the Mergers, the Mergers fail to be approved by the required vote (subject to any adjournment or recess of the meeting);

●	by either EdtechX or Meten if EdtechX has less than $5,000,001 of net tangible assets remaining immediately prior to, or upon the closing of, the transactions, after taking into account payments to holders of EdtechX common stock that properly demanded that EdtechX convert their common stock for their pro rata share of the trust account;

●	by either EdtechX or Meten if the other party has breached any of its covenants or representations and warranties in any material respect which cannot be cured or, if curable, and has not been cured within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in material breach;

●	by Meten if the Minimum Cash Closing Condition is not met; or

●	by either EdtechX or Meten upon a breach of the exclusivity covenants contained in the Merger Agreement.

In the event of the termination of the Merger Agreement by EdtechX due to Meten’s failure to materially comply with any applicable legal requirements, then Meten will pay EdtechX within two business days after such termination a termination fee equal to $125,000. In the event of the termination of the Merger Agreement by EdtechX due to Meten’s breach of the exclusivity covenants contained in the Merger Agreement, then Meten will pay EdtechX within two business days after such termination a termination fee equal to $350,000. In the event of the termination of the Merger Agreement by Meten due to EdtechX’s failure to materially comply with any applicable legal requirements, then EdtechX will pay Meten within two business days after such termination a termination fee equal to $125,000. In the event of the termination of the Merger Agreement by Meten due to EdtechX’s breach of the exclusivity covenants contained in the Merger Agreement, then EdtechX will pay Meten within two business days after such termination a termination fee equal to $350,000.

Anticipated Tax Consequences of the Mergers

The parties to the Merger Agreement intend that the Mergers, taken together, qualify as an integrated exchange for U.S. federal income tax purposes under Section 351 of the Code, and the Merger Agreement provides that all parties to the Merger agreement shall report the Mergers consistent with such tax treatment unless otherwise required by a final determination under applicable tax law. However, there is no guidance directly on point on how the provisions of Section 351 of the Code apply in the case of a merger of corporations with no active business and only investment-type assets. Furthermore, there is absence of guidance directly on point as to whether Section 367 of the Code applies in connection with transactions involving a merger with a non-U.S. corporation, followed by a merger with a U.S. corporation. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take or sustain a position indicating the transaction qualifies as a tax free transaction under either section.

If the Mergers qualify as an integrated exchange under Section 351 of the Code and are not subject to Section 367, a U.S. Holder of EdtechX common stock should not recognize gain or loss upon the exchange of its EdtechX common stock solely for Holdco Shares pursuant to the EdtechX Merger. A U.S. Holder’s aggregate tax basis in the Holdco Shares received in connection with the EdtechX Merger should be the same as his aggregate tax basis in the EdtechX common stock surrendered in the transaction. In addition, the U.S. Holder’s holding period of the Holdco Shares received in the EdtechX Merger generally should include his holding period of the EdtechX common stock surrendered in the EdtechX Merger.

We anticipate that a U.S. Holder whose EdtechX warrant automatically converts into a warrant to purchase Holdco Shares will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Holdco Warrant received and such U.S. Holder’s adjusted basis in its EdtechX warrant. A U.S. Holder’s basis in its Holdco Warrant deemed received in the Merger will equal the fair market value of such warrant. A U.S. Holder’s holding period in its Holdco Warrant will begin on the day after the Merger. However, due to lack of clear authority, the issue is not free from doubt, and U.S. Holders should seek the advice of their tax advisors.

For a more detailed description of the material U.S. federal income tax consequences of the Mergers, please see the information set forth in “The Merger Proposal — Anticipated Material Federal Income Tax Consequences of the Mergers to EdtechX and Its Stockholders.”

Anticipated Accounting Treatment of the Mergers

The Business Combination will be accounted for as a “reverse merger” in accordance with U.S. GAAP. Under this method of accounting EdtechX will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Meten issuing stock for the net assets of EdtechX, accompanied by a recapitalization. The net assets of EdtechX will be stated at fair value which approximates historical costs as EdtechX has only cash and short-term liabilities. No goodwill or other intangible assets relating to the Mergers will be recorded. Operations prior to the business combination will be those of Meten.

Regulatory Matters

The Mergers and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, except for the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act and filings with the Cayman Islands and the State of Delaware necessary to effectuate the transactions contemplated by the Merger Agreement.

Risk Factors

In evaluating the proposals to be presented at the annual meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

Meten and EdtechX are providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Mergers.

EdtechX’s balance sheet data as of September 30, 2019 and income statement data for the three and nine months ended September 30, 2019 are derived from EdtechX’s unaudited financial statements, included elsewhere in this proxy statement/prospectus.

EdtechX’s balance sheet data as of December 31, 2018 and income statement data for the period from May 15, 2018 (inception) through December 31, 2018 are derived from EdtechX’s audited financial statements included elsewhere in this proxy statement/prospectus.

Balance Sheet Data:	September 30, 2019	December 31, 2018
Trust account	$65,412,193	$64,516,435
Total assets	$65,790,958	$65,247,452
Total liabilities	$1,617,749	$1,456,370
Value of common stock subject to possible redemption	$59,173,204	$58,791,078
Stockholders’ equity	$5,000,005	$5,000,004

Income Statement Data:	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019	For the Period from May 15, 2018 (inception) through December 31, 2018
Loss from operations	$(170,903)	$(507,902)	$(210,484)
Interest earned on marketable securities held in trust	$355,212	$1,214,150	$327,511
Unrealized loss on marketable securities held in trust	$(32,977)	$(83,455)	$(9,826)
Net income	$81,169	$382,127	$51,867
Basic and diluted net loss per share	$(0.06)	$(0.17)	$(0.08)
Weighted average shares outstanding, basic and diluted	2,158,094	2,144,682	1,635,292

Meten presents below its summary consolidated financial and operating data for the periods indicated. The following summary consolidated statements of comprehensive income/(loss) data for the years ended December 31, 2016, 2017 and 2018, summary consolidated balance sheets data as of December 31, 2017 and 2018, and summary consolidated cash flow data for the years ended December 31, 2016, 2017 and 2018 have been derived from Meten’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. In addition, the following summary consolidated statements of comprehensive income/(loss) data for the nine months ended September 30, 2018 and 2019, summary consolidated balance sheets data as of September 30, 2019, and summary consolidated cash flow data for the nine months ended September 30, 2018 and 2019 have been derived from Meten’s unaudited condensed consolidated financial statements included elsewhere in this prospectus. Meten has prepared the unaudited condensed consolidated financial statements on the same basis as Meten’s audited consolidated financial statements, except for the adoption of ASU No. 2016-02, “Leases” on January 1, 2019, as mentioned in note 3 to Meten’s unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data should be read in conjunction with Meten’s consolidated financial statements and related notes and “Meten’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus. The consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Meten’s historical results are not necessarily indicative of its results for any future periods.

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
				Unaudited	Unaudited	Unaudited	Unaudited
Summary Consolidated Statements of Comprehensive (Loss)/Income Data:
Revenues	801,545	1,149,721	1,424,234	199,258	1,064,617	1,094,967	153,192
General adult ELT(1)	572,135	785,480	903,756	126,440	687,235	600,460	84,007
Junior ELT	—	—	65,490	9,162	36,369	129,480	18,115
Overseas training services	180,606	228,294	223,601	31,283	174,313	151,804	21,238
Online ELT	46,915	121,196	212,302	29,702	152,933	188,690	26,399
Other English language-related services(2)	1,889	14,751	19,085	2,671	13,767	24,533	3,433
Cost of revenues	(344,810)	(467,967)	(627,996)	(87,860)	(457,881)	(558,775)	(78,175)
Gross profit	456,735	681,754	796,238	111,398	606,736	536,192	75,017
Operating expenses
Selling and marketing expenses	(268,643)	(373,065)	(425,217)	(59,490)	(315,586)	(323,254)	(45,225)
General and administrative expenses	(198,431)	(237,509)	(293,157)	(41,014)	(208,944)	(256,382)	(35,869)
Research and development expenses	(18,187)	(21,217)	(26,178)	(3,662)	(20,075)	(25,365)	(3,550)
(Loss)/income from operations	(28,526)	49,963	51,686	7,232	62,131	(68,809)	(9,627)
Other income (expenses):
Interest income	2,578	4,103	1,150	161	836	677	95
Interest expenses	(769)	(9)	(8)	(1)	(7)	(1,541)	(216)
Foreign exchange gain/(loss), net	67	(184)	21	3	48	(25)	(3)
Gains on disposal of subsidiaries	—	—	—	—	—	583	82
Gains on available-for-sale investments	890	2,485	3,916	548	3,909	—	—
Government grants	4,434	4,046	7,817	1,094	5,832	5,184	725
Equity in income /(loss) on equity method investments	(842)	(150)	1,668	233	2,913	3,590	502
Others, net	2,890	(373)	1,649	231	(555)	3,085	432
(Loss)/income before income tax	(19,278)	59,881	67,899	9,501	75,107	(57,256)	(8,010)
Income tax expense	(7,869)	(19,539)	(14,454)	(2,022)	(13,187)	(2,296)	(321)
Net (loss)/income	(27,147)	40,342	53,445	7,479	61,920	(59,552)	(8,331)
Less: Net loss attributable to non-controlling interests	(2,862)	(218)	(3,809)	(533)	(664)	(1,796)	(251)
Net (loss)/income attributable to shareholders of the Company	(24,285)	40,560	57,254	8,012	62,584	(57,756)	(8,080)
Less: Accretion of redeemable owners’ investment	10,577	19,000	9,814	1,373	9,814	—	—
Net (loss)/income available to shareholders of the Company	(34,862)	21,560	47,440	6,639	52,770	(57,756)	(8,080)
Unaudited Non-GAAP Financial Measures:
Adjusted net (loss)/income(3)	(20,590)	48,228	75,859	10,615	75,029	(37,976)	(5,313)
Adjusted net (loss)/income margin(4)	(2.6)%	4.2%	5.3%	5.3%	7.0%	(3.5)%	(3.5)%
Adjusted EBITDA(3)	17,129	100,441	144,115	20,164	121,536	8,623	1,206
Adjusted EBITDA margin(5)	2.1%	8.7%	10.1%	10.1%	11.4%	0.8%	0.8%

(1)	Includes revenue from the sales of goods, such as education materials and food and beverages sold at Meten’s self-operated learning centers.

(2)	Comprise primarily of (i) revenue from Meten’s “Shuangge English” App, which had over 24,600, 26,787, 9,859 and 814 paying users for the year ended December 31, 2016, 2017 and 2018, and the nine months ended September 30, 2019, respectively; and (ii) franchise fees Meten received from its franchised learning centers under the “Meten” brand and the “ABC” brand.

(3)	To supplement Meten’s consolidated financial statements which are presented in accordance with U.S. GAAP, Meten also uses adjusted net income and adjusted EBITDA as additional non-GAAP financial measures. Meten presents these non-GAAP financial measures because they are used by its management to evaluate its operating performance. Meten also believes that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating its consolidated results of operations in the same manner as its management and in comparing financial results across accounting periods and to those of its peer companies.

Adjusted net income and adjusted EBITDA should not be considered in isolation or construed as alternatives to net income/(loss) or any other measure of performance or as indicators of Meten’s operating performance. Investors are encouraged to compare the historical non-GAAP financial measures with the most directly comparable GAAP measures. Adjusted net income and adjusted EBITDA presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to Meten’s data. We encourage investors and others to review Meten’s financial information in its entirety and not rely on a single financial measure.

Adjusted net income represents net income/(loss) before share-based compensation and offering expenses. The table below sets forth a reconciliation of Meten’s adjusted net income for the periods indicated:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
Net (loss)/income	(27,147)	40,342	53,445	7,479	61,920	(59,552)	(8,331)
Add:
Share-based compensation expenses	6,557	7,886	7,648	1,070	5,825	5,364	750
Offering expenses	—	—	14,766	2,066	7,284	16,212	2,268
Adjusted net (loss)/income	(20,590)	48,228	75,859	10,615	75,029	(37,976)	(5,313)

In addition, adjusted EBITDA represents net income/(loss), which excludes depreciation and amortization and income tax expenses, before share-based compensation expenses and offering expenses. The table below sets forth a reconciliation of our adjusted EBITDA for the periods indicated:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net (loss)/income	(27,147)	40,342	53,445	7,479	61,920	(59,552)	(8,331)
Subtract:
Net interest income/(loss)	1,809	4,094	1,142	160	829	(864)	(121)
Add:
Income tax expense	7,869	19,539	14,454	2,022	13,187	2,296	321
Depreciation and amortization	31,659	36,768	54,944	7,687	34,149	43,439	6,077
EBITDA	10,572	92,555	121,701	17,028	108,427	(12,953)	(1,812)
Add:
Share-based compensation expenses	6,557	7,886	7,648	1,070	5,825	5,364	750
Offering expenses	—	—	14,766	2,066	7,284	16,212	2,268
Adjusted EBITDA	17,129	100,441	144,115	20,164	121,536	8,623	1,206

(4)	Adjusted net (loss)/income margin is calculated by dividing adjusted net (loss)/income by revenues.

(5)	Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenues.

	As of December 31,			As of September 30,
	2017	2018		2019
	RMB	RMB	US$	RMB	US$
	(in thousands)
			Unaudited	Unaudited	Unaudited
Summary Consolidated Balance Sheets Data:
Cash and cash equivalents	321,776	174,679	24,438	144,173	20,171
Operating lease right-of-use assets(1)	—	—	—	495,681	69,348
Total assets	905,514	1,006,746	140,849	1,504,538	210,494
Deferred revenue (current)	341,328	432,083	60,451	408,829	57,197
Deferred revenue (non-current)	42,707	52,169	7,299	39,220	5,487
Financial liabilities from contract with customers	437,027	423,163	59,203	520,855	72,870
Operating lease liabilities (current)	—	—	—	154,293	21,586
Operating lease liabilities (non-current)	—	—	—	332,304	46,491
Total liabilities	958,870	1,121,349	156,883	1,673,258	234,097
Total mezzanine equity	219,619	—	—	—	—
Total shareholders’ deficit	(272,975)	(114,603)	(16,034)	(168,720)	(23,603)
Total liabilities, mezzanine equity and shareholders’ deficit	905,514	1,006,746	140,849	1,504,538	210,494

Note:

(1)	In February 2016, the FASB issued ASU No. 2016-02, ‘‘Leases’’ (‘‘ASU 2016-02’’). The guidance requires a lessee to recognize right-of-use (‘‘ROU’’) assets and lease liabilities on the balance sheet for all lease obligations and disclose key information about leasing arrangements, such as the amount, timing, and uncertainty of cash flows arising from leases. The guidance requires modified retrospective application and is effective for fiscal years beginning after December 15, 2018 for public companies; however, early adoption is permitted. Meten adopted this standard as of January 1, 2019.

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
				Unaudited	Unaudited	Unaudited	Unaudited
Summary Consolidated Cash Flow Data:
Net cash flow generated from/operating activities	92,624	259,708	78,535	10,987	12,685	7,627	1,068
Net cash used in investing activities	(110,586)	(128,629)	(74,793)	(10,464)	(83,624)	(71,954)	(10,066)
Net cash generated from/(used in) financing activities	123,636	6,021	(142,633)	(19,955)	(96,238)	33,177	4,641
Net increase/(decrease) in cash and cash equivalents and restricted cash	105,674	137,100	(138,891)	(19,432)	(167,177)	(31,150)	(4,357)
Cash and cash equivalents and restricted cash at the beginning of the year/period	85,583	191,257	328,357	45,939	328,357	189,466	26,507
Cash and cash equivalents and restricted cash at the end of the year/period	191,257	328,357	189,466	26,507	161,180	158,316	22,150

The information is only a summary and should be read in conjunction with each of EdtechX’s and Meten’s financial statements and related notes and “Other Information Related to EdtechX — EdtechX’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Meten’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included above and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Meten or EdtechX.

Key Operating Data of Meten

The following table presents the key operating data of Meten for the periods indicated:

	As of/for the Year Ended December 31,
	2016	2017	2018	As of/for the Nine Months Ended September 30, 2018	As of/for the Nine Months Ended September 30, 2019
Student enrollment	55,758	82,728	118,277	85,839	95,352
Gross billings (RMB’000)	974,878	1,318,690	1,424,026	1,016,198	1,160,350
Number of self-operated learning centers	85	94	119	119	134
Number of franchised learning centers	2	8	16	14	15
Course withdrawal rate(1) (%)	6.9	9.1	10.2	10.1	10.1

(1)	Refers to the amount of refunds we issued in a specific period of time as a percentage of the sum of the amount of gross billings and the amount of refunds for such period.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Meten and EdtechX are providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Mergers. The unaudited pro forma financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the Mergers taken place on the dates noted, or the future financial position or operating results of Meten.

The unaudited pro forma condensed combined balance sheet as of September 30, 2019 combines the historical balance sheet of EdtechX and the historical balance sheet of Meten on a pro forma basis as if the merger and the other transactions contemplated by the merger agreement, summarized below, had been consummated on September 30, 2019. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 and the year ended December 31, 2018 combine the historical statements of operations of EdtechX and Meten for such periods on a pro forma basis as if the Mergers and the other transactions contemplated by the Merger Agreement, summarized below, had been consummated on January 1, 2018.

Pursuant to the Merger Agreement, (i) the Meten Merger will occur, whereby Meten Merger Sub will merge with and into Meten, with Meten being the surviving entity of such merger and (ii) thereafter the EdtechX Merger will occur, whereby EdtechX Merger Sub will merge with and into EdtechX, with EdtechX being the surviving entity of such merger. Immediately after the Mergers, each of EdtechX and Meten will be wholly-owned subsidiaries of Holdco.

This selected unaudited pro forma information is only a summary and should be read together with Meten’s and EdtechX’s financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Statements,” “Meten’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “EdtechX’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below present three conversion scenarios as follows:

●	Assuming No Conversions: This scenario assumes that no shares of EdtechX common stock are converted into a pro rata portion of the trust account;

●	Assuming Maximum Conversions Condition: This scenario assumes that 2,593,547 shares of EdtechX common stock are converted for an aggregate payment of approximately $26.8 million (based on the estimated per share redemption price of approximately $10.34 per share based on the fair value of cash and cash equivalents held in the Trust Account as of September 30, 2019 of approximately $65.4 million) from the Trust Account, which is the maximum amount of conversions that would allow EdtechX to satisfy the Minimum Cash Closing Condition set forth in the merger agreement; and

●	Assuming Maximum Possible Conversions: This scenario assumes that 5,010,917 shares of EdtechX common stock are converted for an aggregate payment of approximately $51.8 million, which is the maximum amount of conversions that would satisfy EdtechX having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon consummation of the business combination.

	Scenario 1	Scenario 2	Scenario 3
		Assuming Maximum	Assuming Maximum
in thousands, except share and per share data	Assuming No Conversions	Conversions Condition	Possible Conversions

Selected Unaudited Pro Forma Condensed Combined Statement of Operations - Year Ended December 31, 2018
Total revenue	199,258	199,258	199,258
Net income	7,269	7,269	7,269
Net income attributable to stockholders of the Company	7,802	7,802	7,802
Net income available to stockholders of the Company	6,429	6,429	6,429
Earnings per share - basic	0.11	0.12	0.13
Earnings per share - diluted	0.11	0.11	0.12
Weighted average shares outstanding - basic	56,297,857	53,704,310	51,286,940
Weighted average shares outstanding - diluted	58,600,119	56,006,572	53,589,202

Selected Unaudited Pro Forma Condensed Combined Statement of Operations - Nine Months Ended September 30, 2019
Total revenue	153,192	153,192	153,192
Net loss	(8,839)	(8,839)	(8,839)
Net loss attributable to stockholders of the Company	(8,588)	(8,588)	(8,588)
Loss per share - basic and diluted	(0.15)	(0.16)	(0.17)
Weighted average shares outstanding - basic and diluted	56,297,857	53,704,310	51,286,940

Selected Unaudited Pro Forma Condensed Combined Statement of Financial Position as of September 30, 2019
Total current assets	103,467	76,645	51,645
Total assets	267,392	240,570	215,570
Total current liabilities	178,887	178,887	178,887
Total liabilities	234,097	234,097	234,097
Total stockholders' equity	33,295	6,473	(18,527)

COMPARATIVE PER SHARE INFORMATION

The following table sets forth the per share data of each of EdtechX and Meten on a stand-alone basis and the unaudited pro forma condensed combined per share data for the nine months ended September 30, 2019 after giving effect to the Mergers, (1) assuming no conversion of EdtechX public shares, (2) assuming maximum conversion of EdtechX public shares and (3) assuming maximum possible conversion. The pro forma book value per share information was computed as if the Mergers had been completed on September 30, 2019. The pro forma earnings information for the nine months ended September 30, 2019 and the year ended December 31, 2018 was computed as if the Mergers had been completed on January 1, 2018.

The historical book value per share is computed by dividing total common shareholders’ equity by the number of shares of common stock of EdtechX and ordinary shares of Meten outstanding, respectively, at the end of the period. The pro forma combined book value per share is computed by dividing total pro forma common shareholders’ equity by the pro forma number of shares outstanding at the end of the period for each of EdtechX and Meten, respectively. The pro forma earnings per share of the combined company is computed by dividing the pro forma income available to the combined company’s common shareholders by the pro forma weighted-average number of shares of EdtechX common stock outstanding over the period.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of EdtechX and Meten and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited EdtechX and Meten pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of EdtechX and Meten would have been had the companies been combined during the periods presented.

The unaudited pro forma combined earnings per share information below present three conversion scenarios as follows:

●	Assuming No Conversions: This scenario assumes that no shares of EdtechX common stock are converted into a pro rata portion of the trust account;

●	Assuming Maximum Conversions Condition: This scenario assumes that 2,593,547 shares of EdtechX common stock are converted for an aggregate payment of approximately $26.8 million (based on the estimated per share redemption price of approximately $10.34 per share based on the fair value of cash and cash equivalents held in the Trust Account as of September 30, 2019 of approximately $65.4 million) from the Trust Account, which is the maximum amount of conversions that would allow EdtechX to satisfy the Minimum Cash Closing Condition set forth in the merger agreement; and

●	Assuming Maximum Possible Conversions: This scenario assumes that 5,010,917 shares of EdtechX common stock are converted for an aggregate payment of approximately $51.8 million, which is the maximum amount of conversions that would satisfy EdtechX having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon consummation of the business combination.

			Scenario 1	Scenario 2	Scenario 3
				Assuming Maximum	Assuming Maximum
	EdtechX(b)	Meten	Assuming No Conversions	Conversions Condition	Possible Conversions
September 30, 2019 book value per share(a)	$0.63	$(0.07)	$0.59	$0.12	$(0.36)
Cash dividends declared per share:
Nine months ended September 30, 2019	-	-	-	-	-
Year ended December 31, 2018	-	-	-	-	-

Net income (loss) attributable to stockholders of the Company
Nine months ended September 30, 2019
Basic	(0.17)	(0.03)	(0.15)	(0.16)	(0.17)
Diluted	(0.17)	(0.03)	(0.15)	(0.16)	(0.17)

Net income (loss) available to stockholders of the Company
Year ended December 31, 2018
Basic	(0.08)	0.02	0.11	0.12	0.13
Diluted	(0.08)	0.02	0.11	0.11	0.12

(a)	Book value per share is calculated using the formula: Total stockholder's equity divided by shares outstanding (which includes shares subject to redemption).
(b)	Net income (loss) was reduced for income attributable to common stock subject to redemption of $746,503 and $190,632 in the nine months ended September 30, 2019 and the year ended December 31, 2018 net income (loss) per share calculations, respectively.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment in Holdco following consummation of the Mergers will be subject to the significant risks affecting Holdco and inherent in the English language education and training industry and the Chinese market. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the business and financial results of the combined company could be adversely affected in a material way. This could cause the trading price of the Holdco Ordinary Shares to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Risks Related to Meten’s Business and Operations

As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to Meten and its subsidiaries unless the context clearly indicates otherwise.

Failure to attract and retain students to enroll in our courses would have a material adverse impact on our business and prospects.

The success of our business depends primarily on the number of student enrollments in the offline courses we offer at our learning centers, the number of paying users on our “Likeshuo” online platform, and the amount of our course fees. As a result, our ability to attract students to enroll in our courses is critical to the continued success and growth of our business. This, in turn, will depend on several factors, including, among others, our ability to develop new educational programs and enhance existing educational programs to respond to the changes in market trends, student demands and government policies, to maintain our consistent and high teaching quality, to market our programs to a broader prospective student base, to develop additional high-quality educational content, sites and availability of our learning centers and to respond effectively to competitive market pressures.

If our students perceive that our education quality deteriorated due to unsatisfying learning experiences, which may be subject to a number of subjective judgments that we have limited or no influence over, our overall market reputation may diminish, which in turn may affect our word-of-mouth referrals and ultimately our student enrollment. In addition, the expansion of our offering of courses and services may not succeed due to competition, our failure to effectively market our new courses and services, maintain the quality of our courses and services, or other factors. We may be unable to develop and offer additional educational content on commercially reasonable terms and in a timely manner, or at all, to keep pace with changes in market trends and student demands. Moreover, we cannot assure you that we will always be able to maintain or increase our course fee levels without compromising our student enrollment, which may materially and adversely affect our revenues and profitability. In addition, international relations and policies related to overseas study of Chinese students may become volatile or unfavorable to our existing and prospective students who plan to study abroad due to various factors that are beyond our control, which could materially and adversely affect our business, results of operations, financial condition and prospects.

If we are unable to continue to attract students to enroll in our courses, our revenue may decline, which would have a material adverse effect on our business, financial condition and results of operations.

Our business depends on the market recognition of our brands and if we are not able to maintain our reputation and enhance our brand recognition, our business and operating results would be harmed.

We believe that our success is heavily dependent on the market recognition of our brand names, including our “Meten” and “Likeshuo” brands, as well as the “ABC” brand associated with ABC Education Group, which we acquired in June 2018. Our ability to maintain our brand recognition and reputation depends on a number of factors, some of which are beyond our control. It may become difficult to maintain the quality and consistency of the services we offer while we continue to grow in size and expand our business and services, which in turn may lead to diminishing confidence in our brand names.

Our ability to maintain and enhance our brand recognition and reputation depends primarily on the following factors:

●	the perceived effectiveness and quality of our courses, services and teaching staff;

●	the quality and coverage of our course portfolio, value of courses, services and functions and the quality, variety and appeal of content available of the courses and services offered at our learning centers and on our “Likeshuo” platform;

●	the reliability of the courses offered at our learning centers and through our “Likeshuo” platform, as well as the commitment to high levels of service, reliability, security and data protection by the merchants, our franchised learning centers and other participants in our ecosystem; and

●	the effectiveness of our operational system governing the courses and services offered at our learning centers and on our “Likeshuo” platform.

We have developed our student base primarily through word-of-mouth referrals. We have also invested significantly in brand promotion initiatives by conducting certain marketing activities, including, but not limited to, advertisement through our cost per sale merchants, which are generally publishers and website owners that are paid by us on the basis of the number of sales that are directly generated by an advertisement, and major search engines, as well as on social media platforms. However, we cannot assure you that these or our other marketing efforts will be successful in promoting our brands to remain competitive. If we are unable to further enhance our brand recognition and increase awareness of our services, or if we incur excessive sales and marketing expenses or if we are required to incur excessive sales and marketing expenses in order to remain competitive, our business and results of operations would be materially and adversely affected. The sales and marketing expense may also increase as we further develop and expand our business. In addition, any negative publicity relating to the general ELT market in China, our Company or services, regardless of its veracity, could damage our reputation and in turn cause material and adverse harm to our business and results of operations. Furthermore, certain enterprises in various industries in China have brand names that are similar to ours and may result in name confusion to our existing and prospective customers. Any negative publicity associated with these enterprises may have an adverse impact on our reputation and brand recognition, which is beyond our control, and could cause harm to our business, results of operations, financial condition and prospects.

We are subject to uncertainties brought by the Amended Private Education Promotion Law and other rules, regulations and opinions promulgated by the PRC government from time to time.

Our business is regulated by certain rules and regulations, including the Amended Private Education Promotion Law, which became effective on September 1, 2017. The Amended Private Education Promotion Law classifies private schools into non-profit schools and for-profit schools by whether they are established and operated for profit-making purposes. The sponsors of private schools may at their own discretion choose to establish non-profit or for-profit private schools, but the Amended Private Education Promotion Law does not allow sponsors to establish for-profit private schools that engage in compulsory education. According to the Amended Private Education Promotion Law, for-profit private training institutions, such as our learning centers, are classified as private schools and are required to obtain private school operating permits.

According to the Several Opinions of the State Council on Encouraging Social Resources to Invest in Education and Promote Sound Development of Private Education, after the Amended Private Education Promotion Law came into force, the provincial government authorities must issue their own implementation opinions and licensing measures in relation to the specific implementation methods and operative approaches of the amended law based on local conditions. However, whether and how educational authorities regulate private training institutions vary from region to region, especially after the Ministry of Education, or the MOE, issued the Draft Implementation Rules of the Private Education Promotion Law on April 20, 2018, and requested public comment. On August 10, 2018, the Ministry of Justice of the PRC published the committee draft of the Regulations on the Implementation of the Law on Promoting Private Education in the PRC (Revised Draft), or the Committee Draft Implementation Rules of the Private Education Promotion Law, and requested public comment. According to the Committee Draft Implementation Rules of the Private Education Promotion Law, which further classifies private training institutions, a private training institution for language, art, sports, science and technology teaching and a private training institution for cultural education or non-academic continuing education for adults can directly apply for the registration to the local administrative departments for industry and commerce. As advised by Commerce & Finance Law Offices, or our PRC counsel, if the abovementioned Committee Draft Implementation Rules of the Private Education Promotion Law is enacted as proposed and our learning centers are deemed to be private training institutions for language teaching by the relevant authorities under clause 15 of the Committee Draft Implementation Rules of the Private Education Promotion Law, our learning centers will not be required to obtain private school operating permits from the PRC education authorities. However, as the Committee Draft Implementation Rules of the Private Education Promotion Law is still in its draft form, there can be no assurance that it will be enacted as proposed or at all, and there are also uncertainties as to the interpretation and implementation of the regulations by the relevant authorities. We cannot assure you that we will be successful in complying with the newly promulgated regulations. If we cannot fully comply with such regulations, our business, results of operations and reputation could be materially and adversely affected.

On November 20, 2018, the General Office of MOE, the General Office of the State Administration for Market Regulation and the General Office of Ministry of Emergency Management jointly issued the Notice on Improving Several Working Mechanisms for Special Governance and Rectification of After-School Training Institutions, or Circular 10, which became effective on the same date. For details of the requirements of Circular 10, see “Regulations Applicable To Meten—Regulations on Private Education in the PRC.” According to Circular 10, for institutions that carry out academic training activities without permits, non-academic training institutions that carry out academic training activities and other institutions that carry out illegal training activities, the education authorities, in collaboration with other relevant government departments, shall order them to cease their business, restrict their legal representatives to engage in training activities for primary and secondary school students and refer to the market supervision authority to revoke their business licenses. By the end of 2018, there should be no training institutions that are still carrying out training activities without permits or licenses. The local government authorities may propose a practical rectification plan to ensure that the rectification could be completed by the end of the year. As of the date of this proxy statement/prospectus, a majority of our self-operated learning centers did not have the relevant private school operating permits. As of September 30, 2019, except for four of our learning centers in Xi’an, Guangzhou, Shenzhen and Hefei, no other learning centers of our Group that did not have the relevant private school operating permits have been ordered by the government authorities to suspend their operations for rectification, cease business operations or revoke their business licenses. However, we cannot assure you that the PRC government authorities will not extend the rectification period. In addition, we cannot assure you that the training services we offer, including general adult ELT (which is designed for students aged 15 and above) and junior ELT (which is designed for students aged six to 18), will be deemed “non-academic” in nature by the relevant PRC education authorities. If such training services are deemed “academic,” the government authorities could order the learning centers which are deemed to be “non-academic” providing such training services to cease their business operations and revoke their business licenses. If any of the above occurs, our business, results of operations, business prospects and reputation could be materially and adversely affected.

Uncertainties exist with respect to the interpretation and enforcement of the new and existing laws and regulations that may be applicable to us. While we intend to comply with all new and existing laws and regulations, we cannot assure you that we will always be deemed to be in compliance with such laws and regulations, nor can we assure you that we will always be able to change our business practice successfully to adapt to the changing regulatory environment. Any such failure could materially and adversely affect our business, results of operations, financial condition and prospects.

Uncertainties exist in relation to the Opinions of the General Office of the State Council on Regulating the Development of After-school Training Institutions, which may materially and adversely affect our business, results of operations, financial condition and prospects.

On August 22, 2018, the General Office of the State Council issued the Opinions of the General Office of the State Council on Regulating the Development of After-school Training Institutions, or Circular 80, which came into effect on the same date. Pursuant to Circular 80, the after-school training institutions for the primary and secondary school students must obtain relevant school operating permits and business licenses (either corporate legal person certificates or private non-enterprise unit registration certificates) for carrying out the training business and shall meet certain standards in respect of tuition fees, sites, teachers and management. Circular 80 provides, among other things, that (i) the average available-for-use area per student must be no less than three square meters within the same training hours; (ii) private school shall purchase safety insurance for training participants; (iii) no in-service primary and secondary teachers may be concurrently employed in an after-school training institution, and any teachers employed by an after-school institution for primary and secondary school subjects shall hold relevant teaching qualifications; (iv) the content, classes and subject enrollment, progress and school hours information in connection with training of traditional disciplines shall be filed with the local education authorities and be made public; (v) no training courses shall be given after 8:30 p.m., and no homework from after-school institutions can be given; and (vi) no advance tuition fees of more than three months may be collected. The approval and registration of after-school training institutions shall be subject to local government authorities. Education departments at the county level are responsible for the issuance of private school operating permits upon examination and approval.

Circular 80 only sets out the general guidance on regulating after-school education institutions targeting primary and secondary school students. Without the approval by the relevant education department, no after-school training institution shall provide training for primary and secondary school students in the name of consulting and cultural transmission, among others. However, detailed rules of implementation of Circular 80 have yet to be introduced by the competent authorities, such as whether Circular 80 should apply to our learning centers providing junior ELT services, which mainly focus on promoting and developing language competence, rather than providing supplementary tutoring services relating to school cultural and educational curriculums, admission into schools of a higher grade or examinations. In 2018, we introduced offline junior ELT services to students aged six through 18 at our existing self-operated learning centers. Our offline junior ELT business may be subject to the requirements of Circular 80, which may potentially increase our compliance costs. For instance, Circular 80 provides that personal safety insurance shall be purchased for students to mitigate risks, but is silent as to the specific type, amount and coverage of such required personal safety insurance. In addition, Circular 80 does not provide any guidance on how online education institutions should comply with the requirements contained in Circular 80, and we cannot assure you whether any further interpretations, new regulations or policies will require online training institutions to conduct self-inspections and rectification procedures under Circular 80 for providing online junior ELT services.

Further, there are potential conflicts between Circular 80 and previously published government policies and there is no clear guidance on which regulation shall take precedence, which require further interpretation and clarification. For example, pursuant to Circular 80, opening branches or learning centers by any after-school education institution within the same county level city shall also be subject to approval, whereas the Committee Draft Implementation Rules of the Private Education Promotion Law provides that opening branches or learning centers within the same municipality directly under the central government or the same city with districts where such after-school education institution is located does not need to seek approval but shall file for record with both the authorities granting the operation permit to such after-school education institution and the relevant authorities where the branches or learning centers are located.

While we intend to comply with all applicable laws and regulations, due to existing uncertainties, we cannot assure you that we will be able to meet the relevant regulatory requirements in a timely manner, any more specific and stringent requirements in relation to our operations to be established by the relevant local government authorities in particular. Also, additional compliance costs may be incurred. As a result, our business, results of operations, financial condition and prospect may be adversely and materially affected.

Our development of new courses, services and technologies or innovation and upgrades made to existing courses, services and technologies may not adequately respond to the expectations of our students, changes in market demands and standards of school admission or standardized tests, may fail to achieve the expected satisfactory results, or may compete with our pre-existing courses, as a result of which, our competitive position, ability to generate revenue and growth prospects would be materially and adversely affected.

We constantly update and improve the content of our existing courses and develop new courses or services to meet changing market demands or requirements from related government authorities. Revisions to our existing courses and development of our new courses or services may not be well received by existing or prospective students and online users. We may have limited experience in developing the content of new courses or services and may need to adjust our systems and strategies to incorporate new courses or services into our existing offerings. If we cannot respond timely and cost-effectively to changes in market demands or requirements from related government authorities, our business would be adversely affected. Even if we are able to develop new courses or services that are well received, we may not be able to introduce them in an effective manner. If we do not respond adequately to changes in market demands, our ability to attract and retain students may be impaired and our financial results could suffer. For example, we introduced the new “Explore Curriculum” for our general adult ELT business beginning in 2018. We did not complete the implementation of such new curriculum across our national learning center network until May 2019. This adversely affected the number of course hours delivered and segment revenue recognized during the period of implementation as we focused on providing relevant training to our teaching staff and delivering such new course in a small-class setting during the transition period.

The offline and online English language training services we provide and the technologies we use are subject to continuous development, update and enhancement in terms of content and functionality, driven by the demand for innovative skills, evolving course content and changes in overseas admission and standardized tests. In particular, admission and standardized tests undergo continuous changes, in terms of the focus of the questions tested, test formats and the manner in which the tests are administered. In the past, certain admission and standardized tests overseas have undergone changes in test questions and formats. Authorities in overseas jurisdictions may also promote policies that encourage schools to make admission decisions based less on entrance exam scores and more on a combination of other factors. There is no assurance that overseas colleges, universities and other higher education institutions will not reduce or eliminate their reliance on considering the international standardized test results as important standards to make admission decisions. Furthermore, changes in test standards for professional qualifications, or changes in employers’ preferences to hire staff with select qualifications, may particularly affect sales of our international standardized test preparation courses designed for relevant qualifications.

We believe that the internet-based ELT market is characterized by the rapid changes and innovation of technologies, unpredictable product life cycles and online user preferences. We have gained limited experience in generating revenue from our online training services and our investment in research and development may not result in satisfactory outcomes. The flexibility of taking internet-based ELT courses may increase the amount of online training services. We must quickly modify our services to adapt to the change in needs and preferences of our students, technological advances and evolving internet practices. However, ongoing enhancement of our online course offerings and related technologies may entail significant expenses and technical risks. In addition, the technologies used on the internet and value-added telecommunication services and products in general, and in ELT services in particular, may evolve and change over time. We may fail to anticipate and adapt to such technological development, or address any of the risks related to such new courses and services using such technologies, which in turn could have a material and adverse effect on our business development, financial condition and results of operations. If our improvement to our online offerings and the related technologies is delayed, which causes systems interruptions or is not aligned with the prevalent market expectations or preferences, we may lose market share and our business would be adversely affected.

We face significant competition in major programs we offer and geographic markets in which we operate, and if we fail to compete effectively, we would lose our market share and our profitability would be adversely affected.

The ELT industry in China is rapidly evolving, highly fragmented and competitive, and we expect competition in this industry to continue to persist and intensify. We face competition in the major courses and/or training programs we offer and the geographic markets where we operate. For example, we face nationwide competition for our international standardized test preparation courses from other relevant services provided by some of our competitors. We face competition from several ELT service providers that focus on providing general adult English language training in specific regions in China. We also face competition from companies that focus on providing overseas college application services.

Our student enrollment may decrease due to intense competition. Some of our competitors may adopt similar curricula and marketing approaches, with different pricing and service packages that may be deemed more attractive than our offerings. In addition, some of our competitors may have more resources than we do and may be able to devote greater resources than we can to promote and develop their services. These competitors may be able to respond more promptly than we can to the changes in student preferences, new technologies or market demands. In addition, the increasing use of the internet and advances in internet- and computer-related technologies, such as web video conferencing and online testing simulators, are eliminating geographic and entry barriers to providing private education services. As a result, many of our international competitors that offer online test preparation and language training courses may be able to penetrate the China market more effectively.

We may need to reduce course fees or increase spending in response to competition in order to retain or attract students or pursue new market opportunities. We cannot assure you that we will be able to compete successfully against existing or future competitors. If we are unable to successfully compete for new students, maintain or increase our fee level, attract and retain competent teachers or other key personnel and enhance our competitiveness in terms of the quality of our education courses and services in a cost-effective manner, our business, financial condition and results of operations would be materially and adversely affected.

We may not be able to continue to recruit, train and retain dedicated and qualified teaching staff, who are critical to the success of our business and the effective delivery of our ELT services to students.

We rely heavily on our teaching staff, which generally comprises our teachers and study advisors, to deliver high-quality education services to our students. Our teaching staff is vital for the maintenance of our reputation. We seek to hire qualified and dedicated teaching staff with the necessary experience and language proficiency, who are able to deliver effective and inspirational instructions. There is a limited pool of teaching staff with these attributes and we implement a highly selective hiring process to ensure that the new hires possess the skills commensurate with our knowledge requirements. As a result, we must provide competitive compensation packages to attract and retain such teaching staff. We may not be able to recruit, train and retain a sufficient number of qualified teaching staff in the future to keep pace with our growth while maintaining consistent teaching quality in the different markets we serve. A shortage of qualified teaching staff or decreases in terms of the quality of our teaching staff’s instructions, whether actual or perceived, in one or more of our markets, or a significant increase in compensation needed to attract and retain qualified teaching staff, would have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with applicable laws and regulations in relation to the employment of foreign employees may subject us to fines and penalties, and our business and operations may be adversely affected if we are not able to retain foreign teachers due to non-compliance with such laws and regulations.

The foreign teachers we employ are required to apply for and obtain work visas and residence permits to be able to work in China. We hired certain foreign teachers without them obtaining the necessary work visas and residence permits. Under the PRC laws, if we hire foreign employees without work visas and residence permits, we may be fined RMB10,000 for each illegally employed foreign employees, with a cap of RMB100,000 in the aggregate and any illegal gains, which are not well-defined under the PRC laws, may be confiscated. We have been fined for an immaterial amount of penalties relating to our hiring of foreign teachers without them obtaining the necessary work visas and residence permits, and we cannot assure you that we will not face additional penalties or fines for any past or future violations. Additionally, in the event we hire foreign employees without work visas or residence permits, we may have to terminate our employment relationship with them. In such event, we may need to hire qualified replacements, which could be difficult and/or time consuming. We may also face the risk of insufficient number of available foreign employees in the ELT market in China due to various factors beyond our control. If we are unable to retain foreign employees, including our foreign teachers, the teaching quality of our courses and services could be negatively impacted, which in turn, could materially and adversely affect our business, results of operations, reputation and prospects.

For our online English language training, we match students with foreign teachers who reside in foreign countries. While we are not required to obtain PRC work visas and residence permits for our foreign teachers who conduct online ELT courses on our “Likeshuo” platform under the existing PRC laws and regulations, we cannot assure you that the PRC government will not impose any restriction or other qualification requirement in the future, which we may not be able to comply with on a timely manner or at all, and due to which we may incur substantial compliance costs. In the event this occurs, our business and results of operations may be materially and adversely affected.

The continuing efforts of our senior management team and other key personnel are important to our success, and our business may be harmed if we lose their services.

Our future success depends heavily upon our senior management for their smooth and efficient operations of our learning centers and online platform as well as their execution of our overall business plans. There is intense competition for hiring experienced management personnel in the ELT industry, and the pool of qualified candidates is very limited. If any member of our senior management team is unable to continue his/her employment with us and we fail to effectively manage a transition to new personnel in the future, or if we fail to attract and retain qualified and experienced professionals on commercially acceptable terms, our business, financial condition and results of operations could be adversely affected.

Our success also depends on having highly trained financial, technical, human resources, sales and marketing staff, management personnel and qualified and dedicated domestic and foreign teachers. We will need to continue to hire additional personnel as our business grows. In the event we lose their services, we may not be able to attract experienced senior management or other key personnel in the future, and we may, in turn, lose our students, teaching staff and other personnel. In addition, a shortage in the supply of personnel with requisite skills or our failure to recruit them could impede our ability to increase revenue from our existing services, launch new course offerings and expand our operations, and could pose an adverse effect on our business and financial results.

We derive a majority of our revenue from a limited number of cities. Any event negatively affecting the private education market in these cities, or any increase in the level of competition for the types of services we offer in these cities, could have a material adverse effect on our overall business and results of operations.

For the nine months ended September 30, 2019, we derived approximately 58.5% of the total student enrollment in our offline ELT courses and services from our self-operated learning centers in Shenzhen, Guangzhou and Dongguan in Guangdong Province, Chengdu in Sichuan Province, and Nanjing and Suzhou in Jiangsu Province, and we expect these cities to continue to be important sources of our student enrollment and revenue. If any of these cities experiences any event that would negatively affect its private education market, such as a serious economic downturn, natural disaster or outbreak of contagious disease, or that the governments of which adopt regulations relating to and affecting the private education market that place additional restrictions or burdens on us, or experiences an increase in the level of competition for the types of services we offer, our overall business and results of operations may be materially and adversely affected.

Failure to effectively and efficiently manage the expansion of our service network may materially and adversely affect our ability to capitalize on new business opportunities.

We have recently experienced steady growth and expansion. The number of our self-operated learning centers increased organically from 70 as of January 1, 2016 to 98 as of December 31, 2018, and further to 112 as of September 30, 2019. As of September 30, 2019, we had 11 franchised learning centers under our “Meten” brand, which we jointly manage with our franchised partners. We may continue to expand our operations in different regions in China through organic growth and strategic acquisitions. The establishment of new learning centers and acquisitions of existing learning centers pose challenges to us and require us to make investments in management, capital expenditures, marketing expenses and other resources. As part of our expansion, we acquired ABC Education Group in June 2018, which had 21 self-operated learning centers and four franchised learning centers under the “ABC” brand at that time. The expansion has also resulted, and will continue to result, in substantial demands on our management and staff as well as our financial, operational, technological and other resources. Our expansion will also largely require us to maintain teaching quality and consistent standards, controls, policies and our culture to ensure that our brands and reputation do not suffer as a result of any acquisition. To manage and support our growth, we will continue to improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain additional qualified teaching staff, management personnel and other administrative and sales and marketing personnel.

In addition, the geographic dispersion of our operations requires significant management resources. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations, or that we will be able to effectively and efficiently manage the growth of our operations or recruit and retain qualified personnel to support our expansion. Our future success will depend in part upon the ability of our senior management to manage our business growth effectively. In particular, our management may face the following challenges:

●	controlling our costs and expenses and maintaining or increasing our margins and profitability;

●	acquiring and retaining students;

●	managing our key relationships with governmental agencies and responding to changes in the regulatory and policy environment;

●	attracting training and retaining qualified personnel;

●	improving our operational, administrative and financial systems and internal controls and maintaining close cooperation between management members and department heads;

●	increasing the awareness of our brands and protecting our reputation;

●	keeping up with evolving industry standards technologies and market developments; or

●	integrating any acquired business into our business operations and realizing the potential benefits of our acquisition.

We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, maintain or accelerate our current growth rate, maintain or increase our gross and operating profit margins, recruit and retain qualified teaching staff and management personnel, successfully integrate new learning centers into our operations and otherwise effectively manage our growth. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse impact on our financial condition and results of operations.

We are required to obtain various operating permits and licenses for our ELT services in China and failure to comply with these requirements may materially and adversely affect our business operations.

Under the PRC laws and regulations, our learning centers are required to obtain a number of licenses, permits and approvals from, and make filings or complete registrations with the relevant government authorities. Certain of our learning centers that are registered with the State Administration for Market Regulation (formerly known as the State Administration for Industry and Commerce, or the SAIC), or the SAMR, are required to obtain business licenses, and our other learning centers registered with the Ministry of Civil Affairs, or the MCA, are required to obtain non-enterprise entity registration certificates.

According to the Amended Private Education Promotion Law and Circular 10, our learning centers are required to obtain private school operating permits. However, according to the Committee Draft Implementation Rules of the Private Education Law, which further classifies private training institutions, a private training institution for language, arts, sports, science and technology teaching and a private training institution for adults for cultural education or non-academic continuing education can directly apply for registration with the local administrative departments for industry and commerce. As advised by our PRC counsel, if the abovementioned Committee Draft Implementation Rules of the Private Education Law is enacted as proposed and our learning centers are recognized as private training institutions for language teaching by the relevant authorities under clause 15 of Committee Draft Implementation Rules of the Private Education Promotion Law, our learning centers will not be required to obtain private school operating permits from the PRC education authorities. However, as the Committee Draft Implementation Rules of the Private Education Law is still in draft form, there can be no assurance that it will be enacted as proposed or at all, and there are also uncertainties as to the interpretation and implementation by the relevant authorities. In addition, on July 24, 2019, the General Office of the MOE, the General Office of the MOC and the General Office of the State Administration for Market Regulation jointly issued the Notice on Proper Handling of Approval and Registration of Foreign Invested For-Profit Non-Academic Language Training Institutions, or the Notice 75, which required foreign-invested language training institutions to apply for the private school operating permit. As of the date of this proxy statement/prospectus, no detailed supporting rules and regulations regarding the relevant procedure, approval process and transitional period involving the applications by foreign-invested language training institutions have been promulgated.

The business licenses of certain of our learning centers did not include “English language training” or “language-related training.” We were not able to include “English language training” or “language related training” in the authorized business scope of these learning centers mainly because the industry and commerce administration authorities in the areas where such learning centers are located have a general policy prohibiting the inclusion of “English language training” or “language-related training” in the business scope of any company before such company obtains relevant private school operating permits or before the Committee Draft Implementation Rules of the Private Education Promotion Law is implemented. As of the date of this proxy statement/prospectus, some of our learning centers were operating beyond their authorized business scope. For these learning centers, we have been communicating, and will continue to communicate, with the competent industry and commerce administration authorities to expand the authorized business scope of the relevant learning centers to include “language related training” or similar statements. However, we cannot assure you that our efforts to expand the business scope or include the statements above in the business license of these learning centers will be successful. While we have not been subject to any penalties or disciplinary action in the past relating to the business scope of our learning centers, the relevant PRC government authorities may determine that these learning centers have been or are operating beyond their authorized business scope and may subject these learning centers to warning, fine, confiscation of illegal earnings, suspension of business for rectification, or revoking the business license for current or past non-compliant learning centers, which may materially and adversely affect our business and results of operation.

Given the significant amount of discretion held by the local PRC authorities in interpreting, implementing and enforcing the relevant rules and regulations, as well as other factors beyond our control, we may not be able to obtain and maintain all requisite licenses, permits, approvals and filings or pass all requisite assessments.

Among our self-operated learning centers in operation as of September 30, 2019, 89 learning centers did not have private school operating permits or business licenses, or were operating beyond their authorized business scope. Based on the interviews we conducted in March 2019 and November 2019 with officials of the local educational authorities in the areas where we have learning centers in operation, excluding certain learning centers that we believe were not required to obtain the relevant private school operating permits, we had 53 learning centers without the requisite private school operating permits or business licenses, or were operating beyond their authorized business scope, which contributed in the aggregate to approximately 15.0% of our total gross billings for the nine months ended September 30, 2019. Some of the local education authorities we interviewed informed us that they had imposed, or expect to impose, sanctions against some of these 53 learning centers. In particular, four of our learning centers in Xi’an, Shaanxi Province, Guangzhou, Guangdong Province, Shenzhen, Guangdong Province, and Hefei, Anhui Province, that did not have the relevant private school operating permits have been ordered to suspend their operations for rectification by the relevant education authorities until they obtain the required private school operating permits:

●	With respect to the learning center in Xi’an, the local education authority issued a public notice in July 2018 ordering the cessation of business operations of 734 local training institutions, which included our learning center. On January 18, 2019, this learning center received a notice from the local education authority ordering it to cease operations due to a lack of the private school operating permit. As of the date of this proxy statement/prospectus, we were in the process of applying for the private school operating permit for this learning center.

●	On December 28, 2018, one of our learning centers in Guangzhou received a notification to obtain the required private school operating permit. We have obtained the private school operating permit for this learning center on April 4, 2019.

●	One of our learning centers in Shenzhen received a notification to obtain the required private school operating permit. However, as of the date of this proxy statement/prospectus, the local education authority in Shenzhen has temporarily suspended its acceptance of applications for private school operating permits. We will timely apply for such permit once the education authority begins to accept new applications.

●	On May 13, 2019, one of our learning centers in Hefei, Anhui Province (which had been one of our franchised learning centers before June 1, 2019) received a notification to cease operation of the business of primary and secondary school academic training at this learning center. However, as of the date of this proxy statement/prospectus the local education authority in Hefei has temporarily suspended its acceptance of applications for private school operating permits of the adult ELT business. We will timely apply for such permit once the education authority begins to accept new applications. We entered into an equity transfer agreement with the third-party owners to acquire this learning center on May 31, 2019. Based on such equity transfer agreement, we could claim the relevant losses from them if this notification and the lack of the private school operating permit have a material and adverse effect on this learning center. In addition, this learning center contributed an insignificant portion of our total gross billings for the nine months ended September 30, 2019. As a result of above, we believe this notification will not have any materially and adversely effect on our Group’s business.

The four learning centers discussed above contributed an aggregate of approximately 2.2% of our total gross billings for the nine months ended September 30, 2019. We have continued to operate these learning centers and have not received any further notice or sanction from the relevant government authorities as of the date of this proxy statement/prospectus. If we cannot obtain the private school operating permits after submitting the applications, we may be forced to cease operations at this learning center, subject to fines, be ordered to return the course and service fees collected and pay a multiple of the amount of returned course and/or service fees to the regulators as a penalty.

We cannot assure you that our other learning centers without requisite permits or licenses will not be subject to similar penalties. In addition, if any of our current or future learning centers fails to receive or renew the requisite licenses, permits and approvals, make the necessary filings, or complete all requisite registrations, such learning center may also be subject to various penalties. These may include fines, orders to promptly rectify the non-compliance, or if the non-compliance is deemed serious by the regulators, the learning center may be ordered to return course and service fees collected and pay a multiple of the amount of returned course and/or service fees to regulators as a penalty or may even be ordered to cease operations. If this occurs, our business, results of operations and financial condition could be materially and adversely affected.

Our failure to obtain permits/licenses which may be required for the operation of our online platform could result in fines, confiscation of the gains derived from non-compliant operations, or suspension of non-compliant operations.

Under the PRC laws and regulations, we may be required to obtain an Internet Content Provider permit, or ICP license, an audio or video program transmission license, an internet culture permit, an online publishing services permit and a radio or television programs producing and distributing permit for the operation of our online education products. We have obtained the relevant ICP license but we have not obtained the audio or video program transmission license, the internet culture permit, the online publishing services permit or the radio or television programs producing and distributing permit. Although we have not received any material fines or other penalties from the relevant government authorities for such non-compliance in the past, if we are not able to comply with all applicable requirements, we may be subject to fines, confiscation of the gains derived from our non-compliant operations, suspension of our non-compliant operations, any of which may materially and adversely affect our business, financial condition and results of operations.

We face risks associated with our franchised learning centers.

A relatively small portion of our offline ELT business is operated through franchisees. These franchisees are located in the PRC and have learning centers which are operated under our brands. These franchised learning centers account for a relatively small percentage of our overall business and financial performance. However, we are still subject to risks inherent to the franchise model and we have limited experience in operating the franchise model and dealing with such risks.

Our control over the franchised learning centers is based on the contractual agreements we entered with our franchisees, which may not be as effective as direct ownership and potentially makes it difficult for us to manage the franchised learning centers. While we have some control over the operation of our franchised learning centers, nevertheless, we may not be able to fully and successfully monitor, maintain and improve the performance of the management and other staff at the franchised learning centers as these teaching staff carry out the training services and directly interact with students. In the event of any delinquent performance by the franchisees and their employees, we may suffer from business reduction as well as reputational damage. If the franchisees and/or their employees commit any unlawful or unethical conduct, we may suffer financial losses, incur liabilities and suffer reputation damage. We may also face the risk that our prospective franchisees may not want to adopt our stringent centralized management system, which may affect our franchise business development. For details on the expansion of our learning center network, see “Risk Factors—Risk Related to Our Business and Industry—Failure to effectively and efficiently manage the expansion of our service network may materially and adversely affect our ability to capitalize on new business opportunities.” Meanwhile, a franchisee may suspend or terminate its cooperation with us voluntarily or involuntarily due to various reasons, including, but not limited to, disagreement or dispute with us, or failure to maintain requisite approvals, licenses or permits or to comply with governmental regulations. A franchisee might also choose not to continue to cooperate with us after the expiration of the existing cooperation arrangement. We may not be able to find alternative ways to continue to provide the training services formerly covered by such franchisee, and our customer satisfaction, brand reputation and financial performance may be adversely affected.

We are dependent on our information systems, and if we fail to further develop our technologies, or if our systems, software, applications, database or source code contain “bugs” or other undetected errors, or encounter unexpected network interruptions, security breaches or computer virus attacks, our operations may be seriously distracted.

The successful development and maintenance of our systems, software, applications and database, such as our management software and systems and student database, is crucial to the attractiveness of our education services and the management of our business operations. In order to achieve our strategic objectives and to remain competitive, we must continue to develop and enhance our technology. However, our efforts may prove to be unsuccessful. The performance and reliability of our online platform infrastructure, including our “Likeshuo” platform and other online systems we use for our business operations, are critical to our reputation and ability to retain students and increase student enrollment. Any system error or failure, or a sudden and significant increase in traffic, could result in the difficulty or unavailability of accessing our websites and/or online courses by our students. In addition, our technology platform upon which our management systems and online programs operate, and our other databases, products, systems and source codes could contain undetected errors or “bugs” that could adversely affect their performance.

Our computer networks may also be vulnerable to unauthorized access, hacking, computer viruses and other security breaches. A user who circumvents our security measures could misappropriate proprietary information or cause interruptions or malfunctions in operations. Any interruption to our computer systems or operations could have a material adverse effect on our ability to retain students and increase student enrollment. Moreover, we may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by these breaches.

Major risks involving our network infrastructure include:

●	breakdowns or system failures resulting in a prolonged shutdown of our servers, including those attributable to power shutdowns, or attempts to get an unauthorized access to our systems, which may cause any loss or corruption of data and malfunctions of the software or hardware;

●	disruption or failure in the national backbone network, which would make it impossible for visitors and students to log onto our websites;

●	damages from fire, flood, power loss and telecommunications failures; and

●	any infection by or spread of computer viruses.

Any network interruption or inadequacy that causes interruptions in the availability of our websites, applications or other online platforms or deterioration in the quality of access to our websites, applications or other online platforms could reduce customer satisfaction and results in a reduction in the number of students using our services. If sustained or repeated, these performance issues could reduce the attractiveness of our websites, applications, other online platforms and course offerings. In China, almost all access to the internet is maintained through state-controlled telecommunication operators. In many parts of China, the internet infrastructure is relatively underdeveloped, and internet connections are generally slower and less stable than in more developed countries. We cannot assure you that the internet infrastructure in China will remain sufficiently reliable for our needs or ever develop and make available more reliable internet access to our students and teachers.

In addition, any security breach caused by hackings, which involve attempts to gain unauthorized access of or to cause intentional malfunctions of the information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment could cause a disruption in our services and leakage of personal data of our teaching staff and students. Inadvertent transmission of computer viruses could expose us to a material risk of loss of our course files or a litigation and possible liability, as well as damage to our reputation.

Furthermore, increases in the volume of traffic on our websites could also strain the capacity of our existing computer systems, which could lead to slow responses or system failures. This would cause a disruption or suspension in our course offerings, which would damage our brands and reputation, and thus negatively affect our revenue growth. We may need to incur additional costs to upgrade our computer systems in order to accommodate increased demand if we anticipate that our systems cannot handle higher volumes of traffic in the future.

To date, our information systems have not encountered any material error or technical issue that could have adversely affected or disrupted our operations. If we encounter errors or other service quality or reliability issues, or if we are unable to design, develop, implement and utilize information systems and the data derived from these systems, our ability to realize our strategic objectives and our profitability could be adversely affected, which, in turn may cause us to lose market share, harm our reputation and brand names, and materially adversely affect our business and results of operations.

Our historical financial and operating results are not indicative of our future performance and our financial and operating results may fluctuate.

Our past results may not be indicative of future performance mainly due to the new businesses developed or acquired by us. Moreover, the results of operations of our Company may vary from period to period in response to a variety of other factors beyond our control, including general economic conditions and regulations or government actions pertaining to the private education service sector and the ELT sector in China, changes in consumers’ spending on private education as well as non-recurring charges incurred under unexpected circumstances or in connection with acquisitions, equity investments or other extraordinary transactions. Due to these and other factors, our historical financial and operating results, growth rates and profitability as well as quarter-to-quarter comparisons of our operating results may not be indicative of our future performance and you should not rely on them to predict our future performance.

Our business and results of operations depend on our ability to maintain and/or raise the level of the course and service fees we charge.

One of the most significant factors affecting our profitability is the course and service fees we charge. For the years ended December 31, 2016, 2017 and 2018 and the nine months ended September 30, 2019, course and service fees derived from our business at our headquarters and self-operated learning centers, including revenue from the sale of goods, as well as our online ELT courses delivered on the “Likeshuo” platform, constituted approximately 99.8%, 98.7%, 98.7% and 97.8% of our total revenue, respectively. The amounts of those fees we charge are primarily determined based on the demand of our offline students and online users for our ELT services, our operating costs, our competitors’ pricing level, our pricing strategy to gain market share and the general economic conditions in China. However, there can be no assurance that we will be able to maintain or raise the course fees and/or other fees we charge for our services in the future. Even if we are able to maintain or raise course fees and/or other fees we charge for our services, we cannot assure you that we will be able to attract prospective students to enroll in our courses at such increased fee rates. Our business, financial condition and operation results may be materially and adversely affected if we fail to maintain or raise the fee level or attract sufficient prospective students.

If we are unable to conduct our sales and marketing activities in a cost-effective manner, our results of operations and financial condition may be materially and adversely affected.

In 2016, 2017 and 2018 and the nine months ended September 30, 2019, our selling and marketing expenses amounted to RMB268.6 million, RMB373.1 million, RMB425.2 million (US$59.5 million) and RMB323.3 million (US$45.2 million), respectively, representing approximately 55.4%, 59.0%, 57.1% and 53.4%, respectively, of our total operating expenses, which consist of selling and marketing expenses, general and administrative expenses and research and development expenses. Our selling and marketing expenses mainly included advertising and promotion expenses and employee benefit expenses for our sales and marketing staff. There is no assurance that our sales and marketing activities will always be well received by students or result in the levels of sales that we anticipate. Furthermore, we cannot guarantee that we will always be able to improve the operational efficiency of our sales and marketing staff or we will be able to retain or recruit experienced sales staff, or efficiently train junior sales staff. In addition, marketing and branding approaches and tools in the ELT market in China are evolving, especially for mobile platforms. This further requires us to enhance our marketing and branding approaches and experiment with new methods to keep pace with industry development and student preferences. Failure to refine our existing marketing and branding approaches in order to introduce new marketing and branding approaches in a cost-effective manner could reduce our market share, cause our revenue to decline and negatively impact our profitability. In addition, we utilize a broad mix of marketing and public relations programs, including social media platforms, to promote our products and services to prospective students. If advertising rates increase or if we become concerned that our customers deem certain marketing activity less appealing, or more intrusive or damaging to our brands, we may limit or discontinue the use or support of certain marketing sources or activities. Further, companies that promote our services may decide that we negatively impact their business or may make business decisions that in turn adversely impact us. For instance, if they decide that they want to compete directly with us, enter a similar business or exclusively support our competitors, we may no longer have access to their marketing channels.

There is no assurance that our branding efforts will be successful or we are not inadvertently negatively impacting our brand recognition and reputation. If we are unable to maintain and further enhance our brand recognition and reputation and promote awareness of our platform and courses, we may not be able to expand or even maintain our current level of student base and fees as well as engage qualified teachers, and our results of operations may be materially and adversely affected. Furthermore, any negative publicity relating to our Company, our management, our courses, teachers and our other staff, regardless of its veracity, could harm our brand image and in turn materially and adversely affect our business and results of operations.

If we fail to conduct our marketing activities in compliance with the advertisement regulations in China, our results of operations and financial condition may be materially and adversely affected.

Under the Advertisement Law of the PRC, an advertisement for education or training shall not contain any of the following items: (i) any promise relating to progression, passing examinations, or obtaining a degree or qualification certificate, or any express or implied guaranteed promise relating to education or training results; (ii) express or implied statement that the relevant examination agency or its personnel or any examination test designer will be involved in the education or training; and (iii) the use of the names or images of research institutes, academic institutions, education institutions, industry associations, professionals or beneficiaries for recommendation or as proof. Publishing advertisements for education and training in violation of the provisions may be subject to order to cessation of the publishing of advertisements, eliminate the ill-effects within the corresponding and a fine of one to five times of the advertising fees, or may revoke the business licenses and approval documents for advertisement review.

The PRC government has turned its attention toward greater regulation of advertising, and more recently of online advertising and issued the SAIC Interim Measures for the Administration of Internet Advertising, which came into effect on September 1, 2016. The new regulation clarifies what content is considered “internet advertising,” lays down rules for “publishers” of online advertisements, and outlines investigation measures and penalties for violators. In practice, any digital content placed on any online platform with the intent of promoting a product or service could be subject to the regulation. Given the ubiquity of online advertising in China, the regulations may have a widespread impact on the actions of advertisers and platform operators. The regulation identifies individual or corporate publishers who hold the responsibility of complying with the online advertising rules and are subject to penalties when in violation.

The market recognition of our “Meten” brand has significantly contributed to our success. Maintaining and enhancing the reputation of our brands is critical to sustaining our competitive advantage. Our ability to maintain and enhance our brand recognition primarily depends on the perceived effectiveness and quality of our course offerings as well as the success of our marketing efforts. We have devoted significant resources to promoting our courses and brands in recent years, including marketing and advertising in both offline and online media channels. On April 23, 2018, Shenzhen Qianhai Meten Technology Co., Ltd., or Shenzhen Qianhai Meten, received a Decision on Administrative Penalty issued by the Shenzhen Market and Quality Supervision Committee Longgang Market Supervision Administration, according to which Shenzhen Qianhai Meten has been given a warning and a fine of RMB200 for express or implied guaranteed promise relating to education or training results on its Tmall.com shop. We have taken various remedial measures as required by the authorities, such as deleting relevant advertisement and paying the fine on time. On April 23, 2018, Nanjing Meten Foreign Language Training Co., Ltd., or Nanjing Meten, received a Decision on Administrative Penalty issued by the Jiangsu Market Supervision and Administration, according to which Nanjing Meten has been given a fine of RMB200,000 and an order to cease publishing the advertisements and eliminate impact for publishing of false advertisements. Considering that we had actively cooperated in the law enforcement and had rectified in a timely manner, the Jiangsu Market Supervision and Administration confirmed in writing that this penalty was a lighter administrative penalty. However, we cannot assure you we will not be subject to any other penalties or legal sanctions in the future for our advertisements. Our marketing efforts may not be successful or may negatively impact our brand recognition and reputation inadvertently if any government authority or competitor publicly alleges that any of our advertisements are misleading.

Our brand image, reputations, business and results of operations may be adversely impacted by our students’ and teaching staff’s misuse of our websites, applications and other online platforms, and in misconducts or other illegal or improper activities of our students, teachers, franchise partners, management personnel and other employees.

Our websites, applications and other online platforms allow our teaching staff and students to engage in real-time communication. Because we do not have full control over how our teaching staff and students will use these platforms to communicate, our online platforms may from time to time be misused by individuals or groups of individuals to engage in immoral, disrespectful, fraudulent or illegal activities. Although we are not aware of any material incidents on our platform and such incidents have not been covered by media reports or internet forums, any such exposure or coverage could generate negative publicity about our brands and platform. We have implemented control procedures, such as training and sample auditing, and require our teaching staff not to distribute any illegal or inappropriate content and conduct any illegal or fraudulent activities on our platforms, but such procedures may not prevent all such content or activities from being posted or carried out. Moreover, as we have limited control over the real-time and offline behavior of our students and teaching staff, to the extent such behavior is associated with our platforms, our ability to protect our brand image and reputation may be limited. Our business and the public perception of our brands may be materially and adversely affected by misuse of our platform. In addition, if any of our students or teaching staff suffers or alleges to have suffered physical, financial or emotional harm following contact initiated on our platform, we may face civil lawsuits or other liabilities initiated by the affected student or teaching staff, or governmental or regulatory actions against us. In response to allegations of illegal or inappropriate activities conducted on our platform or any negative media coverage about us, the PRC government authorities may intervene and hold us liable for non-compliance with the applicable PRC laws and regulations concerning the dissemination of information on the internet and subject us to administrative penalties or other sanctions, such as requiring us to restrict or discontinue some of the features and services provided on our platform. As a result, our business may suffer and our brand image, student base, results of operations and financial condition may be materially and adversely affected.

Our brand image, reputation, business and results of operations may also be adversely affected by various misconducts and other illegal or improper activities of our franchisees, management personnel and other employees, such as intentionally failing to comply with government regulations, engaging in unauthorized activities and misrepresentation to our potential students during marketing activities, improper use of our students’ and teaching staff’s sensitive or classified information, making payments to government officials or third parties that would expose us to being in violation of laws. We cannot assure you that we will always be able to deter such misconducts, and the precautions we take to prevent and detect such activities may not be effective in preventing these activities or controlling the relevant risks or losses. Moreover, even if some of these misconducts and illegal or improper activities are not related to our business or the services provided by our franchisees, management personnel or other employees to us, they may nevertheless cause negative publicity about us and thereby, harm our brands and reputation.

We may not be able to achieve the benefits we expect from recent and future acquisitions, and recent and future acquisitions may have an adverse effect on our ability to manage our business.

As part of our business strategy, we have pursued and intend to continue to pursue selective strategic acquisitions of businesses that complement our existing businesses. For example, in June 2018, we acquired 80% equity interest in ABC Education Group, an English language training service provider. Acquisitions expose us to potential risks, including risks associated with the diversion of resources from our existing businesses, difficulties in successfully integrating the acquired businesses, failure to achieve expected growth by the acquired businesses and an inability to generate sufficient revenue to offset the costs and expenses of acquisitions. If the revenue and cost synergies that we expect to achieve from our acquisitions do not materialize, we may have to recognize impairment charges.

In addition, we may be unable to identify appropriate acquisition or strategic investment targets when it is necessary or desirable to make such acquisition or investment to remain competitive or to expand our business. Even if we identify an appropriate acquisition or investment target, we may not be able to negotiate the terms of the acquisition or investment successfully, finance the proposed transaction or integrate the relevant businesses into our existing business and operations. Furthermore, as we often do not have control over the companies in which we only have minority stake, we cannot ensure that these companies always will comply with the applicable laws and regulations in their business operations. Material non-compliance by our investees may cause substantial harm to our reputation and the value of our investments.

If any one or more of the aforementioned risks associated with acquisitions or investments materialize, our acquisitions or investments may not be beneficial to us and may have a material adverse effect on our business, financial condition and results of operations.

Failure to control rental costs, obtain leases at desired locations at reasonable prices or failure to comply with the applicable PRC property laws and regulations regarding certain of our leased and owned premises could materially and adversely affect our business.

We lease a significant number of properties from third parties. As of the date of this proxy statement/prospectus, we entered into 180 leases (three leases are in the process of renewal) for our premises with a total gross floor area of approximately 118,783.05 square meters, which were or will be primarily used by our self-operated learning centers, and owned 18 properties with a total gross floor area of approximately 1,537.1 square meters, which were primarily used as one of our self-operated learning centers. The leased properties were maintained by our landlords. Accordingly, we are not in a position to effectively control the quality, maintenance and management of these buildings. In the event the quality of the buildings deteriorates, or if any or all of our landlords fail to properly maintain and renovate such buildings in a timely manner or at all, our business operations could be materially and adversely affected. In addition, if any of our landlords terminates the existing lease agreements, refuses to renew the lease agreements when such lease agreements expire, or increase the rent to a level that is unacceptable to us, we will be forced to look for alternative locations for our self-operated learning centers. We may not be able to find suitable premises for such relocation without incurring significant time and costs, and there is no guarantee that we may be able to find suitable premises for relocation or at all. If we fail to find suitable replacement sites in a timely manner or on terms acceptable to us, our business and results of operations could be materially and adversely affected. Moreover, if our use of the leased premise is challenged by the relevant government authorities for lack of fire inspection, we may be further subject to fines and also be forced to relocate the affected learning centers and incur additional expenses. If any of the above events occurs, our business, results of operations and financial condition could be materially and adversely affected.

We have not been able to receive from the lessors of some of our leased properties copies of the title certificates or proof of authorization to lease the properties to us. As of the date of this proxy statement/prospectus, we were not aware of any actions, claims or investigations threatened against us or our lessors with respect to the defects in our leasehold interests. However, if any of our leases is terminated as a result of challenges by third parties or government authorities for lack of title certificates or proof of authorization to lease, while we do not expect to be subject to any fines or penalties, we may be forced to relocate the affected learning centers and incur additional expenses relating to such relocation, or we may not be able to find suitable premises for relocation at all.

Under the applicable PRC laws and regulations, the parties to a lease agreement are required to register and file the executed lease agreement with the relevant government authorities. As of the date of this proxy statement/prospectus, most of the lease agreements for the leased properties that we occupy had not been registered or filed. While the failure to complete the lease registration will not affect the legal effectiveness of the lease agreements according to PRC law, the relevant real estate administrative authorities may require the parties to the lease agreements to complete lease registration within a prescribed period of time and the failure to do so may subject the parties to fines from RMB1,000 to RMB10,000. While we have not been subject to any penalties or disciplinary action related to the failure to register our lease agreements, we cannot assure you that we will not be subjected to penalties or other disciplinary actions for our past and future non-compliance.

We currently and may in the future occupy premises for which we have paid the purchase price but have not obtained titles. If we are unable to obtain titles to the properties, we may not be able to get a full refund on our purchase price and may have to relocate and incur additional expenses relating to such relocation, or we may not be able to find suitable premises for relocation at all.

Therefore, the failure to comply with the applicable PRC property laws and regulations regarding certain of our leased and owned premises may cause us to make relocations and be subject to fines and suspension of business, which may materially and adversely affect our business, financial condition and results of operations.

Higher labor costs may adversely affect our business and our profitability.

Labor costs in China have risen in recent years as a result of social development, and increasing inflation in China. As of September 30, 2019, we employed 5,604 full-time staff. Staff costs constituted a major portion of our total cost of revenues, reaching 60.2%, 62.9%, 63.1%, and 63.5% of our total cost of revenues in 2016, 2017 and 2018, and the nine months ended September 30, 2019, respectively. The increase in labor cost may erode our profitability and materially harm our business, financial condition and results of operations. As our businesses have been continuing to expand in recent years, the absolute amounts of our labor costs in the regions where we operate have also been increasing and could continue to increase. If labor costs in these regions continue to increase, our operating costs will increase. We may not be able to pass on these increased costs to our customers by increasing the fees of our courses in light of competitive pressure in the market. In such circumstances, our profit margin may decrease, which could have an adverse effect on our business, financial condition and results of operations.

We have limited experience in operating some of our newer service offerings.

We currently offer a comprehensive service portfolio, including our offline general adult ELT, junior ELT, overseas training services and online ELT. We are constantly upgrading and plan to develop new services to expand our business and student base. For example, we have started to offer our offline junior ELT in 2018. We have expanded our offerings through internal development and external investments. However, some of our new service offerings have not generated significant or any profit to date, as we have limited experience responding quickly to changes and competing successfully for certain of these new areas. In addition, newer offerings may require more financial and managerial resources than what is available. Furthermore, there is limited operating history on which you can base your evaluation of the business and prospects of these relatively more recent offerings. The operation results of new services may also vary from period to period in response to a variety of factors beyond our control, and we may not be able to achieve our expected profitability and performance of these new service offerings.

Course and service fee refunds or potential refund disputes may negatively affect our cash flow, financial condition, and reputation.

We have different course and service fee refund policies for our students depending on the time of their enrollment and we are subject to certain conditions and restrictions in the service contract between us and each of our students. For details of our refund policies, see “Business of Meten —Pricing and Refund Policies.” When calculating gross billings for a specific period, we deduct the total amount of refunds from the total amount of cash received for the sale of course packages for such period.

In 2016, 2017 and 2018, and the nine months ended September 30, 2019, we had made RMB71.7 million, RMB131.2 million, RMB154.1 million (US$21.6 million) and RMB130.8 million (US$18.3 million) of refund payments, respectively. For the same periods, our course withdrawal rate, which is determined as the amount of refunds we issued as a percentage of the total amount of gross billings for the relevant period, was 6.9%, 9.1%, 10.2% and 10.1%, respectively. Our course withdrawal rate increased in 2017 and 2018, mainly due to our implementation of a new refund policy that allowed students to request refunds unconditionally during the first 20 days of enrolling in an offline general adult ELT program (such unconditional refund period had been changed to 10 days since September 2019), and partially because we introduced new curriculums at certain of our learning centers in 2018, which led to an initially adverse student reception. We believe the implementation of the unconditional refund period for the general adult ELT business will improve our students’ overall experience with our services. Additionally, the number of refund requests and the amount of refunds could be affected by a number of factors, many of which are beyond our control. These factors include, without limitation, student dissatisfaction with our teaching quality and our course and educational content offerings, privacy concerns relating to our online platforms, negative publicity regarding us or online ELT in general, and any change or development in the PRC laws and regulations with respect to course fees charged by online education providers like us. Any refund payments that we may be required to make to our students, as well as the expenses we could incur for processing refunds and resolving refund disputes, could be substantial and could adversely affect our gross billings, net revenue, liquidity and financial condition. A high volume of refund applications and refund disputes may also generate negative publicity that could harm our reputation. We have experienced in the past, and may experience in the future, negative publicity in relation to refund disputes between us and our students, which may significantly harm our brand names and divert our attention from operating our business.

We offer an installment payment arrangement to our students, which may adversely affect our business, results of operations and operating cash flow if students participating in such scheme decide not to complete the course(s) they have registered and request refund from us, or if such arrangement is found to be in violation of any existing or future laws and regulations in China or otherwise subject to negative publicity.

In order to provide a more convenient and flexible payment method for students, we have cooperated with accredited third-party financial institutions in China to set up an installment payment arrangement through which students can pay for the courses and/or services we offer in several pre-determined installments during the course of the contract period. Under such arrangement, a third-party financial institution provides an interest-free loan to a student and remits the course/service fee to us on behalf of the borrowing student to complete his/her purchase of the relevant course. The borrowing student is obligated to repay the loan in pre-agreed installments over a period ranging from six months to 24 months to the financial institution. A transaction fee associated with the installment payment arrangement typically ranges from 4.4% to 10.8% of the total amount of such loan, depending on the length of the installment period, which was generally withheld by such financial institution prior to remitting the course/service fee to us. For the year ended December 31, 2018 and the nine months ended September 30, 2019, approximately 42.2% and 39.9% of our total gross billings, respectively, have been paid through such installment payment arrangement. There is an inherent uncertainty relating to such arrangement compared to a lump sum upfront payment scheme as students under the installment payment arrangement are more prone to cease to continue to take classes during the contract period that they had initially registered. For the nine months ended September 30, 2019, the course withdrawal rate, which is equal to the amount of refunds we issued in a specific period of time as a percentage of the sum of the amount of gross billings and the amount of refunds for such period, of the students who participated in such installment arrangement was approximately 14.7%, and the course withdrawal rate of the students who provided lump sum upfront payments was approximately 7.8%, which we acquired in June 2018. When we receive refund requests from our students, we typically determine the eligibility of and amounts of refund entitled by such students in accordance with our existing refund policies. Once we determine a student to be eligible for refund, we generally provide the entire amount of refund to him/her directly. For details of our refund policies, please see “Business of Meten—Pricing and Refund Policies.” In the event more students who participate in the installment payment arrangement decide not to complete their registered course(s) for any reason, we may be required to provide large sums of refund to these students, which may materially and adversely impact our business, results of operations and operating cash flow. Thus, our business and results of operations could be materially and adversely affected.

In addition, the PRC government has tightened the regulation of consumer credit transactions in recent years. For example, the PRC government has prohibited any entity that is not a licensed commercial bank or policy bank in China to provide any loan to students registered in universities in China. The Notice on Regulating and Rectifying “Cash Loan” Business, or Circular 141, also prohibits online lending information intermediaries from facilitating loans with no designated purpose. While we did not provide any loan to our students directly, we cannot assure you that the relevant PRC government authorities will not impose additional restrictions on consumer credit transactions in the future that will render our existing installment payment arrangement illegal. In such case, we may have to cease such arrangement, which could adversely affect our student recruitment efforts, and we may be subject to penalties. In addition, there has been negative publicity about similar arrangement offered by other ELT service providers in China, and we cannot assure you that we will not be subject to similar negative publicity regarding our installment payment arrangement in the future, which may materially and adversely affect our brands, reputation and business.

In addition, since students who participate in the installment payment arrangement generally enter into separate financing arrangements with certain third-party financial institutions whom we have no control over, we may not be able to ensure that these students will have a pleasant or satisfactory experience dealing with such financial institutions. In the event the students are dissatisfied with any aspect of the services provided by such financial institutions, our reputation and business prospects could be adversely affected.

Our results of operations are subject to seasonal fluctuations.

The PRC offline ELT industry generally experiences seasonality, reflecting a combination of traditional education industry patterns and new patterns associated with the online platform in particular. Seasonal fluctuations have affected, and are likely to continue to affect, our business. In general, the offline ELT industry experiences lower growth of gross billings in the first quarter of each calendar year due to the Chinese New Year holiday, and our industry enjoys higher growth of gross billings in the third quarter during the summer months as some of our students are generally on summer holiday and have more time to take English language training courses. Overall, the historical seasonality of our business has been relatively mild due to our rapid growth. Our financial condition and results of operations for future periods may continue to fluctuate due to seasonality of our business.

Failure to protect confidential information of our students and teaching staff against security breaches could damage our reputation and brands and substantially harm our business and results of operations.

A significant challenge to the offline and online ELT industry is the secure storage of confidential information and its secure transmission over public networks. All purchases of our course packages are made by our students and/or their parents through our learning centers, websites and mobile applications. In addition, online payments for our course packages are settled through third-party online payment services. Maintaining complete security for the storage and transmission of confidential information on our technology platform, such as student names, personal information and billing addresses, is essential to maintaining student confidence.

We have adopted security policies and measures to protect our proprietary data and student information. However, advances in technology, the expertise of hackers, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the technology that we use to protect confidential information. We may not be able to prevent third parties, especially hackers or other individuals or entities engaging in similar activities, from illegally obtaining such confidential or private information we hold as a result of our students’ visits to our website and use of our mobile applications. Such individuals or entities obtaining our students’ confidential or private information may further engage in various other illegal activities using such information. Any negative publicity on our website’s or mobile applications’ safety or privacy protection mechanisms and policies, and any claim asserted against us or fine imposed upon us as a result of actual or perceived failures, could have a material and adverse effect on our public image, reputation, financial condition and results of operations.

Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the internet and mobile platforms have recently come under increased public scrutiny. Increased regulation by the PRC government of data privacy on the internet is likely and we may become subject to new laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information that could affect how we store and process the data of our teaching staff and students. We generally comply with industry standards and are subject to the terms of our own privacy policies. Compliance with any additional laws could be expensive, and may place restrictions on the conduct of our business and the manner in which we interact with our students. Any failure to comply with applicable regulations could also result in regulatory enforcement actions against us.

Significant capital and other resources may be required to protect against information security breaches or to alleviate problems caused by such breaches or to comply with our privacy policies or privacy-related legal obligations. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other student data, could cause our students to lose trust in us and could expose us to legal claims and liabilities. Any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of online education services generally, which may negatively impact our business prospects.

If we fail to develop or adopt new technologies to effectively meet challenges from changing consumer requirements, emerging standards in the industry or mobile operating systems, or if our efforts to invest in the development of new technologies are unsuccessful our business may be materially and adversely affected.

The ELT industry is characterized by rapid technological changes in the teachers’ and students’ requirements and preferences, frequent introduction of new courses or services utilizing new technologies and the emergence of new standards and practices, any of which could render our existing technologies and systems obsolete. Our success will depend in part on our ability to identify, develop, acquire or license leading technologies useful to our business, and respond to technological advances and emerging industry standards and practices, such as mobile internet, in a cost-effective and timely way. The development of websites, mobile applications and other proprietary technologies entails significant technical and business risks. We cannot assure you that our existing technologies will remain competitive or that we will be able to successfully develop or effectively use new technologies, recoup the costs of developing new technologies or adapt our websites, mobile applications, proprietary technologies and systems to meet customer requirements or emerging industry standards. If we are unable to develop technologies successfully or adapt in a cost-effective and timely manner in response to changing technological standards, market conditions or customer requirements, whether for technical, financial or other reasons, our business, prospects, financial condition and results of operations may be materially and adversely affected.

In addition, purchases using mobile devices by consumers generally, and by our customers specifically, have increased, and we expect this trend to continue. To optimize the mobile shopping experience, we are somewhat dependent on our customers downloading our specific mobile applications for their particular devices as opposed to accessing our websites from an internet browser on their mobile devices. As new mobile devices and platforms are released, it is difficult to predict the problems we may encounter in developing applications for their alternative devices and platforms, and we may need to devote significant resources to the development, support and maintenance of such applications. In addition, our future growth and results of operations could suffer if we experience difficulties in integrating our mobile applications into mobile devices in the future, if problems arise with our relationships with providers of mobile operating systems or mobile applications download stores, if our applications receive unfavorable treatment compared to competing applications on the download stores, or if we face increased costs to distribute or have customers using our mobile applications. We are further dependent on the interoperability of our websites with popular mobile operating systems that we do not control, such as iOS and Android operating systems, and any changes in search systems that degrade the functionality of our websites or give preferential treatment to competitive products could adversely affect the usage of our websites on mobile devices. In the event that this is more difficult for our customers to access and use our website on their mobile devices, or if our customers choose not to access or to use our websites on their mobile devices or to use mobile products that do not offer access to our websites or mobile applications, our business, financial condition and results of operations may be adversely affected.

Accidents or injuries suffered by our students and other people on our premises may adversely affect our reputation, business operation and financial performance.

We do not have any insurance for our students or other people at our learning centers. In the event of accidents, injuries or other harm to students or other people on our premises, including those caused by and arising from the actions of our employees at our learning centers and/or our other premises, our facilities may be perceived to be unsafe, which may discourage prospective students from attending our courses and we may face lawsuits. Our students may also hurt themselves or other persons due to psychological pressure. We could also face claims alleging that we were negligent or provided inadequate supervision to our employees and therefore should be held jointly liable for harm caused by then or are otherwise liable for injuries suffered by our students or other people on our premises. A liability claim, even if unsuccessful, against us or any of our employees could adversely affect our reputation, enrollment and revenue, causing us to incur substantial expenses and divert the time and attention of our management.

We may not maintain adequate insurance, which could expose us to significant costs and business disruption.

The insurance industry in China is still at an early stage of development. In particular, PRC insurance companies offer limited business insurance products to education service providers. We do not have key employee insurance, business liability insurance or business disruption insurance to cover our operations, which we believe is consistent with customary industry practice in China. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. In addition, we do not maintain any insurance policies covering risks including loss and theft of and damages to our servers or other technology infrastructure. Any uninsured occurrence of business disruption, litigation or natural disaster, or significant damages to our uninsured equipment or technology infrastructure could result in substantial costs and diversion of resources for us and could adversely affect our financial condition and results of operations.

If we fail to prevent the loss or misappropriation of, or disputes over, our intellectual property rights, our brands and business may suffer.

We consider our copyrights, trademarks, trade names, internet domain names, patents and other intellectual property rights invaluable to our ability to continue to develop and enhance our brand recognition. Unauthorized use of our intellectual property rights may damage our reputation and brands. We rely on a combination of copyright, trademark and trade secrets laws to protect our intellectual property rights. Nevertheless, the measures we take to protect our intellectual property rights may not be adequate to prevent unauthorized uses. In addition, preventing infringement on or misuse of intellectual property rights could be difficult, costly and time-consuming in China. The practice of intellectual property rights enforcement action by the PRC regulatory authorities is in its early stage of development and is subject to significant uncertainty. For example, third parties may obtain and use our intellectual property without due authorization, particularly in China. We may also need to resort to litigation and other legal proceedings to enforce our intellectual property rights. Any such action, litigation or other legal proceedings could result in substantial costs and diversion of our management’s attention and resources and could disrupt our business. There is no assurance that we will be able to enforce our intellectual property rights effectively or otherwise prevent others from the unauthorized use of our intellectual property. Failure to adequately protect our intellectual property could materially and adversely affect our brand names and reputation, and our business, financial condition and results of operations.

We may encounter infringement disputes from time to time relating to our use of intellectual properties of third parties.

We cannot assure you that our offline ELT courses and marketing materials, online ELT courses, products, platforms and applications or other intellectual property developed or used by us do not or will not infringe upon valid copyrights or other intellectual property rights held by third parties. We may encounter disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in those disputes. We have adopted policies and procedures to prohibit our employees and contractors from infringing upon third-party copyright or intellectual property rights. However, we cannot assure you that our teachers or other personnel will not, against our policies, use third-party copyrighted materials or intellectual property without proper authorization in our classes, on our websites, at any of our locations or via any medium through which we provide our programs. Our users may also post unauthorized third-party content on our websites. We may incur liability for unauthorized duplication or distribution of the materials posted on our websites or used in our classes. We have been involved in claims against us alleging our infringement of third-party intellectual property rights and we may be subject to such claims in the future. Any such intellectual property infringement claim could result in costly litigation, harm our reputation, divert our management attention and resources and subject us to substantial financial harm.

A certain number of our self-operated learning centers and our owned properties are not in compliance with fire safety regulations.

Our self-operated learning centers are mainly located on properties leased by us from third parties. We generally make decoration work to the leased properties to meet our business operational needs. According to the relevant PRC laws and regulations, our decoration work falls within the scope of construction work. If the investment amount of such construction work exceeds RMB300,000 and the gross floor area is more than 300 square meters, the records of the fire safety design and the completion inspection must be filed with the competent fire safety authorities after the decoration work obtains the relevant construction permit and passes the completion inspection. See “Regulations Applicable to Meten —Regulations on Fire Safety” for further details on the fire safety regulations applicable to our business. As of the date of this proxy statement/prospectus, we entered into 156 leases for our premises, all of which have been put into use for our self-operated learning centers, and we have complied with the foregoing fire safety design and filing requirements with respect to 138 of these premises. As of September 30, 2019, 17 of our self-operated learning centers currently in use had not completed the filing of fire protection design and completion inspection record. Additionally, we owned premises that were used as space for one of our self-operated learning centers with a total gross floor area of approximately 1,289.98 square meters, and we have not completed the filing of fire protection design and completion inspection record for such properties as of the date of this proxy statement/prospectus. The 17 self-operated learning centers contributed to approximately 7.2% to our gross billings for the nine months ended September 30, 2019.

In case of failure to complete the foregoing procedures, the competent fire safety authorities in the PRC can order rectifications within a specified period of time, impose a fine of less than RMB5,000 per property, and order the stoppage of use. We have been fined for such violations in the past for an immaterial amount, and we cannot assure you that we will not be fined in the future for past and future violations. In the case of failure to rectify, such authorities can order stoppage of construction and use and suspension of business, and impose a fine of more than RMB30,000 and less than RMB300,000. If we cannot complete the filing of fire protection design and completion inspection according to the relevant requirements, we may be subject to a fine or may be ordered to make rectification within a specified period of time or suspend our operation on the affected properties. In addition, according to Circular 10, if we cannot meet the requirements of the fire safety standards, the relevant training qualifications could be revoked by the government authorities. If complying with fire safety regulations would require us to terminate or break our existing leases, we may be liable for any associated termination or breakage costs in addition to the costs of relocation, renovation and decoration. It may also disrupt our scheduled courses and force us to postpone or cancel some courses and refund the related course fees, all of which could materially and adversely affect our business, financial condition and results of operations.

Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

Pursuant to the PRC laws and regulations, we are required to participate in various social insurance benefit plans for our employees, whether PRC nationals or foreign citizens, including pension insurance, unemployment insurance, medical insurance, work-related injury insurance and maternity insurance. We are also required to participate in housing provident fund plan for our PRC national employees. We are required to contribute to the plans in amounts equal to certain percentages of the salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our business. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in various locations. In some locations where we operate, consistent with local practices, we did not strictly follow the laws and regulations relating to participating in various social insurance benefit plans for our PRC national employees, including housing provident fund. We also did not make full contribution of our foreign employees’ social insurance, which was mainly due to an administrative oversight and unfamiliarity with the relevant laws and regulations of our staff in charge. While we have not faced any penalty or disciplinary action in the past, our failure in making contributions to various employee benefit plans and in complying with the applicable PRC labor-related laws may subject us to late payment penalties. We may be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

We cannot assure you that our employees will not complain to the relevant authorities by reporting our failure to make contributions to the social insurance plans. Moreover, we cannot assure you that the relevant local government authorities will not require us to pay the outstanding amount within a prescribed time or impose penalties or overdue fines on us, which may in turn adversely affect our financial condition and results of operations.

Certain of our teachers do not possess teaching qualifications, which may be subject to penalty under the relevant PRC laws and regulations. Our failure to comply with these requirements may result in material and adverse effect on our business, results of operations and prospects.

Under the relevant PRC laws and regulations, teachers of all types of schools and other education institutions are required to obtain teacher qualification certificates or other relevant professional skill qualifications, although the definition or scope of the relevant professional skill qualifications is not explicitly stated in the relevant PRC laws and regulations. If teachers are employed in violation of such regulations, the examination and approval authorities or other relevant government departments will order the schools and other education institutions to make corrections within a specified period of time and give a warning in accordance with the applicable laws and regulations. If there is income generated from teachers without teaching qualifications, the illegal income will be confiscated. In the event the circumstances are deemed serious by the relevant government authorities, student enrollment will be ordered to stop and the school license will be revoked. As of the date of this proxy statement/prospectus, a substantial majority of our teachers did not possess any teaching qualifications or relevant professional skill qualifications. As of the date of this proxy statement/prospectus, we have not received any notice or warning or been subject to any penalties or disciplinary action from government authorities due to the lack of teaching licenses of our teachers. As advised by our PRC counsel, the current PRC laws and regulations remain unclear as to whether our teachers are required to obtain and hold teaching qualifications. However, we cannot assure you that the relevant PRC government authorities will not take a contrary view and impose penalties, fines or other disciplinary action for our past or future non-compliance.

We cannot assure you that we will not be subject to liability claims for any inaccurate or inappropriate content in our training programs, which could cause us to incur legal costs and damage our reputation.

We develop the content for our ELT programs ourselves or through partnerships with third parties. We cannot assure you that there will be no inaccurate or inappropriate materials included in our training programs or the materials we obtain from our third-party partners. In addition, our mock examination questions designed internally based on our understanding of the relevant examination requirements may be investigated by the regulatory authorities. Therefore, we may face civil, administrative or criminal liability if an individual or corporate, governmental or other entity believes that the content of any of our training programs violets any laws, regulations or governmental policies or infringes upon its legal rights. Even if such claim were not successful, defending it may cause us to incur substantial costs including the time and attention of our management. Moreover, any accusation of an accurate so inappropriate conduct could lift to significant negative publicity, which could harm our reputation and future business prospects.

We may be involved in legal and other disputes and claims arising out of our operations from time to time.

We may, from time to time, be involved in disputes with and subject to claims by parents and students, teachers and other school personnel, and other parties involved in our business. We cannot assure you that when legal actions arise in the ordinary course of our business, any of the legal actions will be resolved in our favor. We are subject to uncertainties as to the outcome of such legal proceedings and our business operations may be disrupted. Legal or other proceedings involving us may, among others, result in us incurring significant costs, divert management’s attention and other resources, negatively affect our business operations, cause negative publicity against us or damage our reputation, regardless whether we are successful in defending such claims or proceedings. Our business, financial condition and results of operations may be materially and adversely affected as a result.

We may be adversely affected by any negative publicity concerning us, our business, founders, shareholders, affiliates, directors, senior management and employees, as well as our third-party commercial partners and the industry in which we operate, regardless of its accuracy, that could harm our reputation and business.

Negative publicity about us, our business, founders, shareholders, affiliates, directors, senior management, teachers and other employees, as well as our third-party commercial partners and the industry in which we operate, can harm our operations. We have been exposed to negative publicity concerning, among other things, refund disputes, administrative penalties, alleged improper or misleading statements made in our sales and marketing activities in the past and actions of our founders and directors and members of our senior management. Negative publicity concerning these parties could be related to a wide variety of matters, including, but are not limited to:

●	misconduct, alleged or otherwise, or other improper activities committed by our founders, students or our directors, shareholders, senior management, affiliates, teaching staff and other employees, including misrepresentation made by our employees to prospective students during sales and marketing activities;

●	false or malicious allegations or rumors about us or our founders, directors, shareholders, senior management, affiliates, teaching staff and other employees, as well as our students;

●	complaints by our students about our education services and sales and marketing activities;

●	course fee refund disputes between us and our students or administrative penalties;

●	security breaches of our student’s or employee’s confidential information;

●	employment-related claims relating to alleged employment discrimination, wage and hour violations; and

●	governmental and regulatory investigations or penalties resulting from our failure to comply with applicable laws and regulations.

We may also be exposed the risk of any misconduct of our third party commercial partners that any negative publicity and claims asserted against our third party commercial partners or fines imposed upon them as a result of actual or perceived failures, could have a material and adverse effect on our public image, reputation, financial condition and results of operations. In addition, negative publicity of the industry in which we operate, including, but not limited to, bankruptcy and cessation of business operations of any of our major competitors, may materially and adversely affect our business prospects and results of operations.

In addition to traditional media, there has been an increasing use of social media and similar platforms in China, including instant messaging applications, such as WeChat, social media websites and other forms of internet -based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on instant messaging applications and social media platforms is virtually immediate as is its impact without affording us an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our company, shareholders, directors, officers and employees may be posted on such platforms at any time. The risks associated with any such negative publicity or incorrect information cannot be completely eliminated or mitigated and may materially harm our reputation, business, financial condition and results of operations.

We are subject to regulatory inspections, examinations, inquiries and audits, and future sanctions, fines and other administrative penalties resulting from such inspections and audits could materially and adversely affect our business, financial condition and results of operations.

We are subject to certain regulation and supervision from the PRC government authorities. These relevant regulatory authorities have broad powers to adopt regulations and other requirements affecting or restricting our operations, including tax policies. Moreover, these relevant regulatory authorities possess significant powers to enforce applicable regulatory requirements in the event of our non-compliance, including the imposition of fines, sanctions or the revocation of licenses or permits to operate our business. We have in the past been subject to tax penalties concerning certain of our subsidiaries, and we cannot assure you that we will not face similar or other administrative fines or penalties concerning our operations or our subsidiaries.

Any natural catastrophes, severe weather conditions, health epidemics and other extraordinary events could severely disrupt our business operations.

The occurrence of natural catastrophes such as earthquakes, floods, typhoons, tsunamis or any acts of terrorism may result in significant property damages as well as loss of revenue due to interactions in our business operations. As we store books and course materials at our premises, there is a risk that these products and our promises may be damaged or destroyed by fire and other natural calamities. Any disruption of electricity supply or any outbreaks of fire or similar calamities at our premises may result in the breakdown of our facilities and the disruption to our business. Health epidemics such as outbreaks of avian influenza, severe acute respiratory syndrome (SARS), coronavirus disease in 2019 (COVID-19), swine flu (H1N1) or the influenza A virus, and severe weather conditions such as snowstorm and hazardous air pollution, as well as the government measures adopted in response to these events, could significantly impact our operations. For example, the recent outbreak of COVID-19 epidemic has endangered the health of many people residing in China and significantly disrupted travel and the local economy across the country. These events may also materially impact our industry and cause a temporary closure of our learning centers, which would severely disrupt our operations and have a material and adverse effect on our business, financial condition and results of operations. Our students, teachers and staff may also be negatively affected by such events. For instance, our operations could be further disrupted if any of our students, teachers and staff were suspected of contracting a contagious disease, since this could require us to quarantine some or or all of our employees or students and disinfect the learning centers used in our business operations. In addition, any occurrences of such natural catastrophes, severe weather conditions, health epidemics and other extraordinary events may result in the postponement or rescheduling of examinations for which we provide courses, which may in turn have an adverse impact on our revenue and performance.

Furthermore, our ability to conduct live-streaming lectures and provide other online education services depends on the continuing operation of our technology systems, which is vulnerable to damage or interruption from natural catastrophes and other extraordinary events. In addition, any fire or other calamity at the facilities of our third-party service providers that host our servers could severely disrupt our ability to deliver our online courses. Our disaster recovery planning cannot account for every conceivable possibility. Any damage or failure of our technology system could result in interruptions in our services, and our brands could be damaged if students believe our systems are unreliable. Such disruptions could severely interfere with our business operation and adversely affect our results of operations.

Risks Related to Meten’s Corporate Structure

If the PRC government finds that the contractual arrangements that establish the structure for operating our business do not comply with applicable PRC laws and regulations, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Currently, the PRC laws and regulations do not explicitly impose restrictions on foreign investment in ELT services in the PRC. However, some local government authorities in the PRC have adopted different approaches in granting licenses and permits (particularly, imposing more stringent restrictions on foreign-invested entities) for entities providing ELT services. In the areas where we operate our ELT service business, most local government authorities do not allow foreign-invested entities to establish private schools to engage in the ELT services, other than in the forms of Sino-foreign cooperative schools, and the domestic party shall play a dominant role in such cooperation. According to the relevant regulations, foreign investors of Sino-foreign cooperative institutions must be foreign educational institutions with relevant qualifications and experiences. As a foreign company, we are not qualified to run Sino-foreign cooperative schools in the PRC. In addition, according to Notice 75, foreign-invested language training institutions are required to apply for the private school operating permit. However, based on the interviews we conducted in November 2019 with the officials of the local educational authorities in the areas where we have learning centers in operation, most of the local educational authorities provided oral confirmations that due to the fact that the Notice 75 has just been issued for a short period of time and that no detailed supporting rules and regulations have been promulgated, the relevant procedure, approval process and transitional period regarding the application by the foreign-invested language training institutions for the private school operating permit are not yet clear and the relevant government authorities have not yet begun to accept applications. In addition, the PRC laws and regulations restrict foreign ownership in value-added telecommunication services and require that a foreign investor who invests in a value-added telecommunications business in the PRC must possess prior experience in operating value-added telecommunications businesses and a proven track record of business operations overseas.Due to these restrictions, we operate our offline and online ELT business in the PRC primarily through our affiliated entities. We entered into a series of contractual arrangements with Shenzhen Meten and Shenzhen Likeshuo and their shareholders, respectively. Our affiliated entities are the entities that hold certain licenses and permits relating to the offline and online ELT business in the PRC. We have been and expect to continue to be dependent on our affiliated entities to operate our business. See “Business of Meten - Our Corporate and Shareholding Structure” for more information.

As advised by our PRC counsel, there are substantial uncertainties regarding the interpretation and application of the PRC laws and regulations, and we cannot assure you that the PRC government would agree that our corporate structure or any of the above-mentioned contractual arrangements comply with the current or future PRC laws or regulations. The PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities may have broad discretion in interpreting these laws and regulations. If our ownership structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, or we fail to obtain any of the required licenses and permits, the relevant PRC regulatory authorities including the MOE, which regulates the education industry in the PRC, the Ministry of Commerce, or the MOFCOM, which regulate the foreign investments in the PRC, the MCA, which regulates the registration of non-profit private schools in the PRC after the Amended Private Education Promotion Law became effective, and the SAIC, which regulates the registration and operation of for-profit private schools in the PRC after the Amended Private Education Promotion Law became effective, would have broad discretion in dealing with such violations, including:

●	revoking the business licenses and operating permits held by Zhuhai Meten and Zhuhai Likeshuo and their respective subsidiaries, or our other PRC subsidiaries, and/or our affiliated entities;

●	discontinuing or restricting the operations of any related-party transactions among our PRC subsidiaries and our affiliated entities;

●	limiting our business expansion in the PRC by way of entering into contractual arrangements;

●	confiscating the income of our affiliated entities;

●	imposing fines, penalties or other requirements with which we, our PRC subsidiaries, or affiliated entities may not be able to comply;

●	requiring us to restructure the relevant ownership structure or operations, terminate the contractual arrangements with our VIEs or deregister the pledges on the equity interest in our VIEs, which in turn would affect our ability to consolidate, derive economic interest from or exert effective control over our VIEs; or

●	restricting the use of financing sources by us or our affiliated entities, or otherwise restricting our or their ability to conduct business.

As of the date of this proxy statement/prospectus, similar ownership structure and contractual arrangements have been used by many China-based companies listed overseas, including in the United States. However, we cannot assure you that penalties will not be imposed on any other companies or us in the future. If any of the above fines or punishments is imposed on us, our business, financial condition and results of operations could be materially and adversely affected. If any of these penalties results in our inability to direct the activities of our affiliated entities or results in our failure to receive the economic benefits from our affiliated entities, we may not be able to consolidate our affiliated entities in our financial statements in accordance with U.S. GAAP. However, we do not believe that such actions would result in the liquidation or dissolution of our Company, our wholly-owned subsidiaries in the PRC.

Substantial uncertainties exist with respect to the interpretation and implementation of any new PRC laws, rules and regulations relating to foreign investment and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the three existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The existing foreign-invested enterprises, or FIEs, established prior to the effectiveness of the Foreign Investment Law may keep their corporate forms within five years. The Foreign Investment Law stipulates that China implements the management system of pre-establishment national treatment plus a negative list to foreign investment, and the government generally will not expropriate foreign investment, except under certain special circumstances, in which case it will provide fair and reasonable compensation to foreign investors. Foreign investors are barred from investing in prohibited industries on the negative list and must comply with the specified requirements when investing in restricted industries on such list. On December 26, 2019, the State Council promulgated the Implementing Regulations of the Foreign Investment Law, which came into effect on January 1, 2020 and further requires that FIEs and domestic enterprises be treated equally with respect to policy making and implementation.

Pursuant to the Foreign Investment Law, “foreign investment” means any foreign investor’s direct or indirect investment in the PRC, including: (i) establishing FIEs in the PRC either individually or jointly with other investors; (ii) obtaining stock shares, stock equity, property shares, other similar interests in Chinese domestic enterprises; (iii) investing in new project in the PRC either individually or jointly with other investors; and (iv) making investment through other means provided by laws, administrative regulations or State Council provisions. Although the Foreign Investment Law does not explicitly classify the contractual arrangements, such as our contractual arrangement described in “Business of Meten - Our Corporate and Shareholding Structure,” as a form of foreign investment, it contains a catch-all provision under the definition of “foreign investment”, which includes investments made by foreign investors in China through other means stipulated by laws or administrative regulations or other methods prescribed by the State Council without elaboration on the meaning of “other means”. However, the Implementing Regulations of the Foreign Investment Law still does not specify whether foreign investment includes contractual arrangements.

It is possible that future laws, administrative regulations or provisions prescribed by the State Council may regard contractual arrangements as a form of foreign investment, at which time it will be uncertain whether the contractual arrangements will be deemed to be in violation of the foreign investment access requirements and how the above-mentioned contractual arrangements will be handled. Therefore, there is no guarantee that the contractual arrangements and the business of our affiliated entities will not be materially and adversely affected in the future due to changes in the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be completed by companies with existing contractual arrangements, we may face substantial uncertainties as to the timely completion of such actions. In the extreme case scenario, we may be required to unwind the contractual arrangements and/or dispose of our VIEs and affiliated, which could have a material and adverse effect on our business, financial conditions and results of operations.

We rely on contractual arrangements with our VIEs and their shareholders for our operations in China, which may not be as effective in providing operational control as direct ownership.

We have relied and expect to continue to rely on the contractual arrangements with our ELT businesses in China. For a description of these contractual arrangements, see “Business of Meten – Our Corporate and Shareholding Structure—Contractual Arrangements with Our VIEs and Their Respective Shareholders.” However, these contractual arrangements may not be as effective as direct equity ownership in providing us with control over our affiliated entities. Any failure by our VIEs and their shareholders to perform their obligations under the contractual arrangements would have a material adverse effect on the financial position and performance of our Company. For example, the contractual arrangements are governed by the PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with the PRC law and any disputes would be resolved in accordance with arbitral procedures as contractually stipulated. The commercial arbitration system in the PRC is not as developed as in some other jurisdictions, such as the United States.

As a result, uncertainties in the commercial arbitration system or legal system in the PRC could limit our ability to enforce these contractual arrangements. In addition, if the legal structure and the contractual arrangements were found to violate any existing or future PRC laws and regulations, we may be subject to fines or other legal or administrative sanctions.

If any government action causes us to lose our right to direct the activities of our affiliated entities or lose our right to receive substantially all the economic benefits and residual returns from our affiliated entities and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our affiliated entities.

Our VIEs or their shareholders may fail to perform their obligations under the contractual arrangements.

If Shenzhen Meten, Shenzhen Likeshuo or any of their respective shareholders fails to perform their obligations under the contractual arrangements, we may have to incur substantial costs and resources to enforce our rights under the contracts, and rely on legal remedies under the PRC law, including seeking specific performance or injunctive relief and claiming damages, which may not be effective. For example, if the shareholders of Shenzhen Meten or Shenzhen Likeshuo were to refuse to transfer their equity interest in Shenzhen Meten or Shenzhen Likeshuo to us or our designee when we exercise the call option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

All the material agreements under our contractual arrangements are governed by the PRC law and provide for the resolution of disputes under the agreements through arbitration in the Shenzhen Court of International Arbitration. Accordingly, these contracts would be interpreted in accordance with the PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Under the PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and the prevailing parties may only enforce the arbitration awards in the PRC courts through arbitration award recognition proceedings, which would incur additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our affiliated entities, and our ability to conduct our business may be negatively affected.

The shareholders of our VIEs may have actual or potential conflicts of interest with us and not act in the best interests of our Company.

Our control over affiliated entities is based upon the contractual arrangements with our affiliated entities, the VIEs and their shareholders and the directors of our affiliated entities. The shareholders of the VIEs may potentially have conflicts of interest with us and breach their contracts or undertaking with if it would further their own interest or if they otherwise act in bad faith. These shareholders may refuse to sign or breach, or cause our VIEs to breach or refuse to renew the existing contractual arrangements, which would have a material and adverse effect on our ability to effectively control our affiliated entities and receive economic benefits from them. For example, these shareholders may be able to cause our agreements with our VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. When conflicts of interest arise any or all of these shareholders will act in the best interests of our Company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our Company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings. If we are unable to resolve such conflicts, including where the shareholders of our VIEs breached their contracts or undertakings with us and as a result or otherwise subject us to claims from third parties, our business, financial condition and operations could be materially and adversely affected.

The contractual arrangements may be subject to the scrutiny of the PRC tax authorities and additional tax may be imposed, which may materially and adversely affect our results of operation and value of your investment.

Under the PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the Exclusive Management Cooperation Agreement we have with our affiliated entities does not represent an arm’s length price and determines to adjust any of those entities’ income in the form of a transfer pricing adjustment. A transfer pricing adjustment could increase our tax liabilities. In addition, the PRC tax authorities may have reason to believe that our subsidiaries or our affiliated entities are dodging their tax obligations, and we may not be able to rectify such incident within the limited timeline required by the PRC tax authorities. As a result, the PRC tax authorities may impose late payment fees and other penalties on us for underpaid taxes, which could materially and adversely affect our business, financial condition and results of operations.

If any of our affiliated entities becomes subject to winding up or liquidation proceedings, we may lose the ability to make use of certain important assets, which could negatively impact our business and materially and adversely affect our ability to generate revenue.

We currently conduct our operations in China through contractual arrangements. As part of these arrangements, substantially all of our education-related assets, permits and licenses that are important to the operation of our business are held by our affiliated entities. If any of these affiliated entities is wound up, and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which would materially and adversely affect our business, financial condition and results of operations. If any of our affiliated entities undergoes a voluntary or involuntary liquidation proceeding, its equity owner or unrelated third-party creditors may claim rights relating to some or all of these assets, which would hinder our ability to operate our business and could materially and adversely affect our business and our ability to generate revenue. As a result, we may not be able to exercise our rights in a timely manner and our business, financial condition and operations may be materially and adversely affected.

The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

Under the PRC law, legal documents for corporate transactions, including agreements and contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant PRC industry and commerce authorities.

In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to certain authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or by seeking to gain control of our subsidiaries, our VIEs or any of their subsidiaries. If any employee obtains, misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations.

The PRC regulation of loans and direct investments in PRC subsidiaries by offshore holding companies and governmental control of currency conversion may delay us from using working capital to make loan or additional capital contributions to our PRC subsidiaries, our affiliated entities, which could harm our liquidity and our ability to fund and expand our business.

From time to time in the ordinary course of our business, we may (i) make loans to our PRC subsidiaries; (ii) make additional capital contributions to our PRC subsidiaries; (iii) establish new PRC subsidiaries and make capital contributions to them; and (iv) acquire offshore entities with business operations in the PRC in an offshore transaction. However, most of these uses are subject to PRC regulations and approvals. For example:

●	loans by us to our PRC subsidiaries cannot exceed a statutory limit and shall be filed with the State Administration of Foreign Exchange of the PRC, or the SAFE, after the loan agreement is signed and at least three business days before the borrower makes any drawdown under the loan; and

●	capital contributions to our PRC subsidiaries shall be filed with the MOFCOM and SAMR or their local counterparts and also be registered with the local banks authorized by the SAFE.

Currently, there is no statutory limit to the amount of funding we can provide to our PRC subsidiaries through capital contributions. However, the maximum amount we can loan to our PRC subsidiaries is subject to statutory limits. According to the current PRC laws and regulations, we can provide funding to our PRC subsidiaries through loans of up to either (i) the amount of the difference between the respective registered total investment amount and the registered capital of each of our PRC subsidiaries, or the Total Investment and Registered Capital Balance; or (ii) two times, or the then applicable statutory multiple, of the amount of their respective net assets, calculated in accordance with PRC GAAP, or the Net Assets Limit, at our election. If we choose to make a loan to a PRC subsidiary based on the Total Investment and Registered Capital Balance as of the date of this proxy statement/prospectus, subject to the completion of statutory procedures with the relevant government authorities and banks, we may extend a loan with an estimated aggregate maximum amount of approximately RMB180.0 million to our PRC subsidiaries. We may increase the Total Investment and Registered Capital Balance of our PRC subsidiaries, which is subject to governmental procedures and may require a PRC subsidiary to increase its registered capital at the same time. If we choose to make a loan to a PRC entity based on its Net Assets Limit, the maximum amount we would be able to loan to the relevant PRC entity would depend on the relevant entity’s net assets and the applicable statutory multiple at the time of calculation. As of the date of this proxy statement/prospectus, our PRC subsidiaries have negative net assets, and we cannot provide loans to them using the Net Assets Limit method.

In addition, on March 30, 2015, the SAFE promulgated the Circular on Reforming Management of the Settlement of Foreign Exchange Capital of Foreign-Invested Enterprises, or Circular 19, a regulation regarding the conversion by a foreign-invested company of its capital contribution in foreign currency into Renminbi. Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capital of foreign-invested enterprises and allows foreign-invested enterprises to settle their foreign exchange capital at their discretion, but continues to prohibit foreign-invested enterprises from using the Renminbi fund converted from their foreign exchange capital for expenditures beyond their business scopes. In June 2016, the SAFE promulgated the Notice on Reforming and Standardizing the Administrative Provisions on Capital Account Foreign Exchange Settlement, or Circular 16. Circular 19 and Circular 16 continue to prohibit foreign-invested enterprises from, among other things, using the Renminbi fund converted from its foreign exchange capital for expenditure beyond its business scope, investment and financing (except for security investment or guarantee products issued by bank), providing loans to non-affiliated enterprises or constructing or purchasing real estate not for self-use. On October 23, 2019, the SAFE issued the Notice of the State Administration of Foreign Exchange on Further Facilitating Cross-border Trade and Investment, which, among other things, expanded the use of foreign exchange capital to domestic equity investment area. Non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments by using their capital on the premise of no violation of prevailing special administrative measures for access of foreign investments (negative list) and the authenticity and compliance with the regulations of domestic investment projects.

We expect that the PRC laws and regulations may continue to limit our use of our working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our entities in the PRC. If we fail to receive such registrations or approvals, our ability to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business

Risks Related to Doing Business in China

Adverse changes in the PRC economic, political and social conditions as well as laws and government policies, may materially and adversely affect our business, financial condition, results of operations and growth prospects.

Substantially all of our operations are conducted in China, and substantially all of our revenue is derived from China. Accordingly, our business, prospects, financial condition and results of operations are subject, to a significant extent, to economic, political and legal developments in China.

The economic, political and social conditions in the PRC differ from those in more developed countries in many respects, including structure, government involvement, level of development, growth rate, control of foreign exchange, capital reinvestment, allocation of resources, rate of inflation and trade balance position. Before the adoption of its reform and opening up policies in 1978, the PRC was primarily a planned economy. In recent years, the PRC government has been reforming the PRC economic system and government structure. For example, the PRC government has implemented economic reforms and measures emphasizing the utilization of market forces in the development of the PRC economy in the past three decades. These reforms have resulted in significant economic growth and social prospects. Economic reform measures, however, may be adjusted, modified or applied inconsistently from industry to industry or across different regions of the country.

We cannot predict whether the resulting changes will have any adverse effect on our current or future business, financial condition or results of operations. Despite these economic reforms and measures, the PRC government continues to play a significant role in regulating industrial development, allocation of natural and other resources, production, pricing and management of currency, and there can be no assurance that the PRC government will continue to pursue a policy of economic reform or that the direction of reform will continue to be market friendly.

Our ability to successfully expand our business operations in the PRC depends on a number of factors, including macro-economic and other market conditions, and credit availability from lending institutions. Stricter credit or lending policies in the PRC may affect our customers’ consumer credit or consumer banking business, and may also affect our ability to obtain external financing, which may reduce our ability to implement our expansion strategies. We cannot assure you that the PRC government will not implement any additional measures to tighten credit or lending standards, or that, if any such measure is implemented, it will not adversely affect our future results of operations or profitability.

Demand for our services and our business, financial condition and results of operations may be materially and adversely affected by the following factors:

●	political instability or changes in social conditions of the PRC;

●	changes in laws, regulations, and administrative directives or the interpretation thereof;

●	measures which may be introduced to control inflation or deflation; and

●	measures changes in the rate or method of taxation.

These factors are affected by a number of variables, which are beyond our control.

The legal system of the PRC is not fully developed and there are inherent uncertainties that may affect the protection afforded to our business and our shareholders.

Our business and operations in the PRC are governed by the PRC legal system that is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since the late 1970s, the PRC government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, as these laws and regulations are relatively new and continue to evolve, interpretation and enforcement of these laws and regulations involve significant uncertainties and different degrees of inconsistency. Some of the laws and regulations are still in the developmental stage and are therefore subject to policy changes. Many laws, regulations, policies and legal requirements have only been recently adopted by PRC central or local government agencies, and their implementation, interpretation and enforcement may involve uncertainty due to the lack of established practice available for reference. We cannot predict the effect of future legal developments in the PRC, including the promulgation of new laws, changes in existing laws or their interpretation or enforcement, or the pre-emption of local regulations by national laws. As a result, there is substantial uncertainty as to the legal protection available to us and our shareholders. Moreover, due to the limited volume of published cases and the non-binding nature of prior court decisions, the outcome of dispute resolution may not be as consistent or predictable as in other more developed jurisdictions, which may limit the legal protection available to us. In addition, any litigation in the PRC may be protracted and result in substantial costs and the diversion of resources and management attention.

PRC governmental control and restrictions on the convertibility of Renminbi may materially and adversely affect the value of your investments.

The PRC government imposes controls and restrictions on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The majority of our income is received in Renminbi and shortages in the availability of foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy their foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE, by complying with certain procedural requirements. Approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

We may be required to obtain prior approval of the CSRC of the listing and trading of Holdco’s securities.

On August 8, 2006, six PRC regulatory authorities, including the MOFCOM, the State Assets Supervision and Administration Commission, the State Administration of Taxation, or the SAT, the CSRC, the SAIC and the SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which were subsequently amended on June 22, 2009. This regulation, among other things, requires that the listing and trading on an overseas stock exchange of securities in an offshore special purpose vehicle formed for purposes of holding direct or indirect equity interests in the PRC companies and controlled directly or indirectly by the PRC companies or individuals be approved by the CSRC. On September 21, 2006, the CSRC published on its official website the procedures for such approval process. In particular, certain documents are required to be filed with the CSRC as part of the approval procedures and it could take several months to complete the approval process.

While the implementation and interpretation of the M&A Rules and its later amendments remains unclear, we believe, based on the advice of our PRC counsel, that approval by the CSRC is not required because we are not a special purpose vehicle formed for listing purpose through acquisition of domestic companies that are controlled by our PRC individual shareholders, as we acquire contractual control rather than equity interests in our VIEs in the PRC. However, we cannot assure you that the relevant PRC regulatory authorities, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory authority subsequently determines that we need to obtain the CSRC’s approval for the Mergers, we may face sanctions by the CSRC or other PRC regulatory authorities if we fail to obtain such approval. In such event, these regulatory authorities may, among other things, impose fines and penalties on or otherwise restrict our operations in the PRC or delay the consummation of the Mergers. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to suspend or terminate the listing of Holdco’s securities on Nasdaq. Any such or other actions taken could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of Holdco’s securities.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.

The PRC Labor Contract Law became effective and was implemented on January 1, 2008, which was amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to have written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. According to the PRC Social Insurance Law, which became effective on July 1, 2011 and was amended on December 29, 2018, and the Administrative Regulations on the Housing Funds, which became effective on April 3, 1999 and was amended on March 24, 2002 and March 24, 2019, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees.

As these laws and regulations designed to enhance labor protection, we expect our labor costs will continue to increase. In addition, since the interpretation and implementation of these laws and regulations are still evolving, our employment practice may not at all times be deemed in compliance with the new laws and regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.

Regulation and censorship of information disseminated over the internet in China may adversely affect our business and reputation and subject us to liability for information displayed on our website.

The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide Internet content and other licenses, and the closure of the concerned websites. The website operator may also be held liable for such censored information displayed on or linked to the websites. If our websites are found to be in violation of any such requirements, we may be penalized by relevant authorities, and our operations or reputation could be adversely affected.

Certain PRC regulations, including the M&A Rules and national security regulations, may require a complicated review and approval process which could make it difficult for us to pursue growth through acquisitions in China.

The M&A Rules established additional procedures and requirements that could make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the MOFCOM must be notified in the event a foreign investor takes control of a PRC domestic enterprise. Although the amendment to the M&A Rules in 2016 generally eased the restrictions imposed on merger and acquisition activities, certain acquisitions of domestic companies by offshore companies that are related to or affiliated with the same entities or individuals of the domestic companies, are still subject to approval by the MOFCOM. In addition, the Implementing Rules Concerning Security Review on Mergers and Acquisitions by Foreign Investors of Domestic Enterprises, issued by the MOFCOM in August 2011, require that mergers and acquisitions by foreign investors in “any industry with national security concerns” be subject to national security review by the joint meeting composed of relevant departments of the State Council, national trade associations, enterprises in the same industry, and upstream and downstream enterprises. In addition, any activities attempting to circumvent such review process, including structuring the transaction through a proxy or contractual control arrangement, are strictly prohibited.

There is significant uncertainty regarding the interpretation and implementation of these regulations relating to the merger and acquisition activities in China. In addition, complying with these requirements could be time-consuming, and the required notification, review or approval process may materially delay or affect our ability to complete merger and acquisition transactions in China. As a result, our ability to seek growth through acquisitions may be materially and adversely affected.

In addition, if the MOFCOM determines that we should have obtained its approval for our entry into contractual arrangements with our VIEs and their shareholders, we may be required to file for remedial approvals. We cannot assure you that we would be able to obtain such approval from the MOFCOM. We may also be subject to administrative fines or penalties by the MOFCOM that may require us to limit our business operations in the PRC, delay or restrict the conversion and remittance of our funds in foreign currencies into the PRC or take other actions that could have material and adverse effect on our business, financial condition and results of operations.

PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into the PRC subsidiaries, limit PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

The SAFE has promulgated certain regulations, including the Notice on Relevant Issues Relating to Foreign Exchange Control on Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or Circular 37, effective on July 4, 2014, and its appendices, that require PRC residents, including PRC institutions and individuals, to register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity for the purpose of overseas investment and financing with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in Circular 37 as a “special purpose vehicle.” The term “control” under Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by the PRC residents in the offshore special purpose vehicles by such means as acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required registration with the SAFE, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or Notice 13, which became effective on June 1, 2015. Under Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under Circular 37 will be directly reviewed and handled by banks, and the SAFE and its branches shall perform indirect regulation over the direct investment-related foreign exchange registration via banks.

These regulations apply to our direct and indirect shareholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations, and since Circular 37 was recently issued, there remains uncertainty with respect to its implementation.

As of the date of this proxy statement/prospectus, all PRC residents known to us that currently hold direct or indirect interests in our company have completed the necessary registrations as required by Circular 37. We cannot assure you that any shareholders or beneficial owners of our company who are PRC residents will be able to successfully complete the registration or update the registration of their direct and indirect equity interest as required in the future. If any of them fail to make or update the registration, our PRC subsidiaries could be subject to fines and legal penalties, and the SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiaries’ ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from contributing additional capital into our PRC subsidiaries. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

If we are classified as a PRC “resident enterprise,” we could be subject to PRC income tax at the rate of 25% on our worldwide income, and holders of Holdco ordinary shares may be subject to a PRC withholding tax upon the dividends payable and upon gain from the sale of Holdco ordinary shares.

Under the Enterprise Income Tax Law, or EIT Law, and its implementation rules, if an enterprise incorporated outside the PRC has its “de facto management body” located within the PRC, such enterprise may be recognized as a PRC tax resident enterprise and be subject to the unified enterprise income tax rate of 25% on its worldwide income. Under the implementation rules for the EIT Law, “de facto management body” is defined as the body that has material and overall management control over the business, personnel, accounts and properties of an enterprise. The SAT issued the Notice regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, on April 22, 2009. SAT Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located inside China, stating that only a company meeting all the criteria would be deemed having its de facto management body within China. One of the criteria is that a company’s major assets, accounting books and minutes and files of its board and shareholders’ meetings are located or kept in the PRC. In addition, the SAT issued a bulletin on July 27, 2011, effective from September 1, 2011, providing further guidance on the implementation of SAT Circular 82. This bulletin clarifies matters including residence status determination, post-determination administration and competent tax authorities. Although both SAT Circular 82 and the bulletin only apply to offshore enterprises controlled by PRC enterprises and there are currently no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body” for companies like us controlled by PRC individuals, the determination criteria set forth in SAT Circular 82 and the bulletin may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax residency status of offshore enterprises and how the administration measures should be implemented with respect to such enterprises, regardless of whether they are controlled by PRC enterprises or PRC individuals.

Since all of Holdco’s senior management members after consummation of the Mergers will reside in the PRC, Holdco may be recognized as a PRC tax resident enterprise for the purpose of the EIT Law and therefore would be subject to PRC income tax at the rate of 25% on Holdco’s worldwide income. In such event, Holdco’s income tax expenses may increase significantly and its net profit and profit margin could be materially and adversely affected.

Under the EIT Law, foreign enterprise shareholders of a PRC resident enterprise will be subject to a 10% (or 20% for an individual) withholding tax upon dividends received from the PRC resident enterprise and on gain recognized with respect to the sale of shares of the resident enterprise, if such amounts are deemed to be derived from sources within the PRC. Accordingly, if we are treated as a PRC resident enterprise, holders of Holdco ordinary shares may be subject to a 10% (or 20% for an individual) withholding tax upon dividends received from Holdco and on gain recognized with respect to the sale of Holdco ordinary shares, unless such withholding tax is reduced by an applicable income tax treaty between China and the jurisdiction of the holder. Any such tax may reduce the returns on your investment in Holdco ordinary shares.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Bulletin 7. The SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Holdco may be subject to filing obligations or taxed if Holdco is transferor in such transactions, and may be subject to withholding obligations if Holdco is transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in Holdco that do not qualify for the public securities market safe harbor by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we, our non-resident enterprises and PRC subsidiaries may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Employee participants in our share incentive plans who are PRC citizens may be required to register with the SAFE. We also face regulatory uncertainties in the PRC that could restrict our ability to grant share incentive awards to our employees who are PRC citizens.

Pursuant to the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in a Stock Incentive Plan of an Overseas Publicly-Listed Company issued by the SAFE on February 15, 2012, or Circular 7, the PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with the SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas listed company, and complete certain other procedures. Such PRC individuals’ foreign exchange income received from the sale of shares and dividends distributed by the overseas listed company and any other income shall be fully remitted into a collective foreign currency account in the PRC opened and managed by the PRC domestic agent before distribution to such individuals. In addition, such domestic individuals must also retain an overseas entrusted institution to handle matters in connection with their exercise of share options and their purchase and sale of shares. The PRC domestic agent also needs to update registration with the SAFE within three months after the overseas-listed company materially changes its share incentive plan or make any new share incentive plans.

From time to time, Holdco will need to apply for or update its registration with the SAFE or its local branches on behalf of employees who receive options or other equity-based incentive grants under Holdco’s share incentive plans or material changes in Holdco’s share incentive plans. However, Holdco may not always be able to make applications or update its registration on behalf of employees in compliance with Circular 7, nor can we ensure you that such applications or update of registration will be successful. If Holdco or the participants of its share incentive plans who are PRC citizens fail to comply with Circular 7, Holdco and/or such participants of our share incentive plans may be subject to fines and legal sanctions, there may be additional restrictions on the ability of such participants to exercise their share options or remit proceeds gained from sale of their shares into the PRC, and Holdco may be prevented from further granting share incentive awards under its share incentive plans to employees who are PRC citizens.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in the PRC against us or our management named in the prospectus based on foreign laws.

We are a company incorporated under the laws of the Cayman Islands. We conduct substantially all of our operations in the PRC and substantially all of our assets are located in PRC. In addition, all our senior executive officers reside within the PRC for a significant portion of the time and most are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside the PRC. In addition, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Fluctuations in the value of the Renminbi could have a material and adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar and other currencies is affected by various factors such as changes in political and economic conditions in the PRC. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation was halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Any significant appreciation or revaluation of the Renminbi may have a material adverse effect on the value of, and any dividends payable on, Holdco’s securities in foreign currency terms. More specifically, if we decide to convert our Renminbi into U.S. dollars, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert U.S. dollars we receive from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the Renminbi to the U.S. dollar could materially and adversely affect the price of Holdco’s securities in U.S. dollars without giving effect to any underlying change in our business or results of operations.

Risks Related to the Business Combination

Future resales of the Holdco Ordinary Shares issued in connection with the Mergers may cause the market price of Holdco’s securities to drop significantly, even if Holdco’s business is doing well.

Under the Merger Agreement, the shareholders of Meten will receive their pro rata portion of an aggregate of 48,391,607 Holdco Ordinary Shares, less cash paid to electing shareholders. The shareholders of Meten who continue to hold Holdco Ordinary Shares through certain earnout measurement dates will also have the right to receive their pro rata portion of up to an additional 11,000,000 Holdco Ordinary Shares if certain earnout conditions are met. EdtechX’s securities will be exchanged for securities of Holdco in the Mergers, as follows: (i) each share of EdtechX common stock outstanding on the closing date will be exchanged for the right to receive one ordinary share of Holdco, except that holders of shares of EdtechX common stock sold in EdtechX’s initial public offering will be entitled to elect instead to receive a pro rata portion of EdtechX’s trust account, as provided in EdtechX’s charter documents, (ii) each outstanding warrant of EdtechX will entitle the holder to purchase one ordinary share of Holdco at a price of $11.50 per share, and (iii) each outstanding unit purchase option will remain outstanding but will be deemed to have been converted to represent the right to purchase ordinary shares and warrants of Holdco. Additionally, Holdco will establish a new incentive equity plan (the “Holdco ESOP Plan”), and each outstanding option of Meten will be automatically converted into an option to purchase Holdco Ordinary Shares, with the number of shares issuable upon exercise of the option and the option exercise price to be determined in accordance with a formula set forth in the Merger Agreement. A further number of Holdco ordinary shares equal to one percent (1%) per annum (for five years) of the total outstanding Holdco ordinary shares upon the closing of the Mergers will be reserved under the new incentive equity plan. See the sections of this proxy statement/prospectus titled “The Merger Proposal – Structure of the Mergers” and “The Merger Proposal – Consideration to Meten Shareholders”.

Pursuant to the Merger Agreement, certain of the Meten shareholders will be subject to lock-up agreements for up to six months, for 50% of the Holdco ordinary shares received, and up to one year, for the remaining 50% of the Holdco ordinary shares received in the Meten Merger. All other Meten shareholders will be subject to a three month lock-up with respect to the Holdco ordinary shares received in the Mergers. The initial stockholders of EdtechX will enter into an Amended Stock Escrow Agreement pursuant to which the Holdco Ordinary Shares to be issued to them will remain subject to the escrow and transfer restrictions as set forth in the existing stock escrow agreement. See the section of this proxy statement/prospectus titled “The Merger Proposal — Restrictions on Transfer.”

Subject to these restrictions, Holdco will enter into a registration rights agreement at the closing of the business combination providing the shareholders of Meten with certain demand registration rights and piggy-back registration rights with respect to registration statements filed by Holdco after the closing. Additionally, EdtechX and Holdco will amend any existing registration rights agreements to which it is a party or similar agreements or instruments to which it is a party providing for registration rights with respect to EdtechX’s securities held by any person such that, after giving effect to the Mergers, the Holdco securities held by former EdtechX securityholders will have the same registration rights as they currently have. See the section of this proxy statement/prospectus titled “The Merger Proposal – Registration Rights.”

Furthermore, the shareholders of Holdco may sell Holdco Ordinary Shares pursuant to Rule 144 under the Securities Act, if available, rather than under a registration statement. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because EdtechX and Holdco are currently shell companies, waiting until one year after Holdco’s filing with the SEC of a Current Report on Form 20-F containing Form 10 type information reflecting the Mergers.

Upon expiration of the applicable lock-up periods, and upon effectiveness of any registration statement Holdco files pursuant to the above-referenced registration rights or upon satisfaction of the requirements of Rule 144 under the Securities Act, the Meten shareholders and initial stockholders of EdtechX may sell large amounts of Holdco Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in Holdco’s share price or putting significant downward pressure on the price of Holdco’s ordinary shares.

Holdco may issue additional ordinary shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Holdco’s ordinary shares.

Upon consummation of the Mergers, Holdco will have warrants outstanding to purchase up to an aggregate of 10,335,000 ordinary shares and may issue an aggregate of up to an additional 11,000,000 ordinary shares to the former Meten shareholders upon achievement of milestone targets as described in this proxy statement/prospectus. Holdco may also issue units or other securities of Holdco in connection with the Financing and the Azimut Investment. Holdco will also have the ability to issue additional shares under the Holdco ESOP Plan. Holdco may also issue additional ordinary shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

Holdco’s issuance of additional ordinary shares or other equity securities of equal or senior rank would have the following effects:

●	Holdco’s existing shareholders’ proportionate ownership interest in Holdco will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding share may be diminished; and

●	the market price of Holdco’s ordinary shares may decline.

If EdtechX stockholders fail to properly demand conversion rights, they will not be entitled to convert their EdtechX common stock into a pro rata portion of the trust account.

EdtechX stockholders holding public shares may demand that EdtechX convert their shares of EdtechX common stock into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Mergers. EdtechX stockholders who seek to exercise this conversion right must deliver their shares of EdtechX common stock (either physically or electronically) to EdtechX’s transfer agent at least two (2) business days prior to the vote at the meeting. Any EdtechX stockholder who fails to properly demand conversion rights will not be entitled to convert his, her, or its shares into a pro rata portion of the trust account for conversion. See the section of this proxy statement/prospectus titled “Annual Meeting of EdtechX Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares.

A public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the merger proposal is approved, you will not be able to seek conversion rights with respect to the full amount of your public shares and may be forced to hold the public shares in excess of 20% or sell them in the open market. EdtechX cannot assure you that the value of such excess public shares will appreciate over time following a business combination or that the market price of EdtechX’s ordinary shares will exceed the per-share conversion price.

Holdco’s securities may not be listed on a national securities exchange, which could limit investors’ ability to make transactions in Holdco’s securities and subject Holdco to additional trading restrictions.

Holdco intends to apply to have its securities listed on Nasdaq upon consummation of the Mergers. Holdco will be required to meet the initial listing requirements of either such exchange to be listed. Holdco may not be able to meet those initial listing requirements. Even if Holdco’s securities are so listed, Holdco may be unable to maintain the listing of its securities in the future.

If Holdco fails to meet the initial listing requirements of Nasdaq, and if Holdco’s securities are not listed on a national securities exchange, Holdco could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	a limited amount of news and analyst coverage for the company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The ability of Holdco, the Surviving Delaware Corporation, or shareholders or affiliates of EdtechX to request indemnification from Meten and the Meten shareholders for damages arising out of the business combination are limited in certain instances to those claims above a $200,000 de minimus threshold per claim and an aggregate threshold of $5 million.

The Agreement provides for mutual indemnification by EdtechX and Meten for breaches of their respective representations, warranties, and covenants. Claims for indemnification must be brought before the date that is one year after the consummation of the Mergers. Claims for indemnification may be asserted once damages exceed a $5 million threshold, and will be reimbursable to the extend such damages exceed the threshold. Claims for damages below a de minimus threshold of $200,000 will not count toward satisfying the $5 million deductible. The indemnification obligation of Meten will be capped at 3.5% of the aggregate Holdco Ordinary Shares issuable to the Meten shareholders in the transactions and the indemnification obligation of EdtechX will be capped at an aggregate of 1,693,706 Holdco Shares. Accordingly, it is possible that Holdco, the Surviving Delaware Corporation, or shareholders or affiliates of EdtechX will not be entitled to indemnification even if Meten is found to have breached certain of its representations, warranties and covenants contained in the Merger Agreement if either the individual breaches do not exceed the de minimus threshold of $200,000 or the aggregate damages caused by Meten’s breaches does not exceed $5,000,000. Also, the right to seek indemnification from Meten or the Meten shareholders expires one year from the closing date of the Mergers.

The Merger Agreement does not provide for an indemnification escrow fund and, consequently, Holdco, the Surviving Delaware Corporation, or shareholders or affiliates of EdtechX may not be able to recover any indemnification amounts from Meten shareholders.

The Merger Agreement does not provide for an escrow of shares which may be payable to Holdco, the Surviving Delaware Corporation, or shareholders or affiliates of EdtechX for indemnification, but requires that Meten shareholders either forfeit and return to Holdco for cancellation the number of Holdco Ordinary Shares equal to their pro rata portion of the indemnifiable damages or, if the shareholder has sold the Holdco Ordinary Shares, to pay cash in value of the related shares in an amount equal to their pro rata portion of the indemnifiable damages. Because the Merger Agreement does not establish a fund for the payment of indemnification claims, it is possible that to Holdco, the Surviving Delaware Corporation, or shareholders or affiliates of EdtechX may not be able to recover losses for which they are required to be indemnified.

EdtechX has not obtained an opinion from an unaffiliated third party that the consideration being delivered to the Meten shareholders in the Meten Merger is fair to EdtechX or EdtechX’s shareholders from a financial point of view.

In analyzing the transaction with Meten, the EdtechX board, with the assistance from its financial advisors, conducted significant business and financial due diligence on Meten. EdtechX did not obtain an opinion from an unaffiliated third party indicating that the consideration being paid in the Meten Merger to the Meten shareholders is fair to EdtechX’s public shareholders from a financial point of view since it was not required to do so. The EdtechX board of directors believes that, because of the financial skills and background of its officers and directors, it was qualified to conclude that the business combination was fair from a financial perspective to its shareholders. However, since no opinion has been obtained, EdtechX’s shareholders will be relying solely on the judgment of EdtechX’s board of directors with respect to the Merger Agreement and the Mergers contemplated thereby. EdtechX’s board of directors may be incorrect in its assessment of the transaction.

EdtechX’s sponsors and its current directors and executive officers own common stock and warrants that will be worthless and have made loans and incurred reimbursable expenses that may not be reimbursed or repaid if the Mergers are not consummated. Such interests may have influenced the decisions of the EdtechX directors to approve the Mergers.

EdtechX’s officers and directors and/or their affiliates beneficially own insider shares of EdtechX and warrants that they purchased prior to, or simultaneously with, EdtechX’s initial public offering. EdtechX’s executive officers and directors and their affiliates have no conversion rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Mergers or another business combination are not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of $[●] based upon the closing prices of the shares and warrants on Nasdaq on [●], 2020, the record date.

Furthermore, the sponsors have loaned EdtechX an aggregate of $[●] as of the record date and the sponsors and EdtechX’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on EdtechX’s behalf, such as identifying and investigating possible business targets and business combinations. These loans and expenses are payable upon completion of the Mergers. However, if EdtechX fails to consummate the Mergers, the sponsors, officers, directors, and their affiliates will not have any claim against the trust account for repayment or reimbursement of the loans and expenses. Accordingly, EdtechX may not be able to repay or reimburse these amounts if the Mergers are not completed.

These financial interests may have influenced the decision of EdtechX’s directors to approve the Mergers and to continue to pursue such business combination. In considering the recommendations of EdtechX’s board of directors to vote for the merger proposal and other proposals, EdtechX shareholders should consider these interests. See the section of this proxy statement/prospectus titled “The Merger Proposal — Interests of EdtechX’s Directors and Officers in the Mergers.”

EdtechX’s sponsors are liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the Mergers are not consummated. Such liability may have influenced his decision to approve the Mergers.

If the Mergers or another business combination is not consummated by EdtechX within the required time period, EdtechX’s sponsors, who are affiliates of Charles McIntyre and Benjamin Vedrenne-Cloquet, will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by EdtechX for services rendered or contracted for or products sold to EdtechX, but only if such a vendor or target business has not executed a waiver agreement. If EdtechX consummates a business combination, on the other hand, EdtechX will be liable for all such claims. See the section of this proxy statement/prospectus titled “Information Related to EdtechX — Liquidation if No Business Combination” for further information.

These obligations of the sponsors may have influenced EdtechX’s board of directors’ decision to approve the business combination with Meten and to continue to pursue such business combination. In considering the recommendations of EdtechX’s board of directors to vote for the merger proposal and other proposals, EdtechX’s shareholders should consider these interests. See the section of this proxy statement/prospectus titled “The Merger Proposal — Interests of EdtechX’s Directors and Officers in the Mergers.”

The exercise of EdtechX’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Mergers may result in a conflict of interest when determining whether such changes to the terms of the Mergers or waivers of conditions are appropriate and in EdtechX’s shareholders’ best interest.

In the period leading up to the closing of the Mergers, events may occur that, pursuant to the Merger Agreement, would require EdtechX to agree to amend the Merger Agreement, to consent to certain actions taken by Meten or to waive rights that EdtechX is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Meten’s business, a request by Meten to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Meten’s business and would entitle EdtechX to terminate the Merger Agreement. In any of such circumstances, it would be at EdtechX’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for EdtechX and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, EdtechX does not believe there will be any changes or waivers that EdtechX’s directors and officers would be likely to make after shareholder approval of the merger proposal has been obtained. While certain changes could be made without further shareholder approval, EdtechX will circulate a new or amended proxy statement/prospectus and resolicit EdtechX’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the merger proposal.

If EdtechX is unable to complete the business combination with Meten or another business combination by April 10, 2020 (or such later date as EdtechX shareholders may approve), EdtechX will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, third parties may bring claims against EdtechX and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by shareholders could be less than $[●] per share.

Under the terms of EdtechX’s amended and restated certificate of incorporation, EdtechX must complete the Mergers with Meten or another business combination by April 10, 2020 (or such later date as EdtechX shareholders may approve), or EdtechX must cease all operations except for the purpose of winding up, converting 100% of the outstanding public shares and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against EdtechX. Although EdtechX has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of EdtechX’s public shareholders. If EdtechX is unable to complete a business combination within the required time period, the sponsors have agreed they will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by EdtechX for services rendered or contracted for or products sold to EdtechX, but only if such a vendor or prospective target business does not execute such a waiver. However, the sponsors may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $[●] due to such claims.

Additionally, if EdtechX is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if EdtechX otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the trust account, EdtechX may not be able to return to its public shareholders at least $[●].

EdtechX’s shareholders may be held liable for claims by third parties against EdtechX to the extent of distributions received by them.

If EdtechX is unable to complete the Mergers or another business combination within the required time period, EdtechX will cease all operations except for the purpose of winding up, liquidating and dissolving, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. EdtechX cannot assure you that it will properly assess all claims that may be potentially brought against EdtechX. As such, EdtechX’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, EdtechX cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by EdtechX.

If EdtechX is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/ creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by EdtechX’s shareholders. Furthermore, because EdtechX intends to distribute the proceeds held in the trust account to its public shareholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public shareholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, EdtechX’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. EdtechX cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing EdtechX shareholders to increase the likelihood of approval of the merger proposal and other proposals could have a depressive effect on EdtechX’s common stock.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding EdtechX or its securities, EdtechX, EdtechX’s initial stockholders, officers, directors, Meten or Meten shareholders and/or their respective affiliates may purchase shares of EdtechX common stock from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock of EdtechX or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Mergers where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on EdtechX’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of EdtechX common stock at a price lower than market and may therefore be more likely to sell the shares of EdtechX common stock he owns, either prior to or immediately after the annual meeting.

The Meten founders and the EdtechX sponsors will enter into a voting agreement pursuant to which they will agree to vote for six members of Holdco’s board of directors. As a result, these holders may influence the composition of the board of directors of Holdco and future actions taken by the board of directors of Holdco.

At closing of the Mergers, EdtechX, Holdco, Meten and certain shareholders of Meten and stockholders of EdtechX will enter into the Voting Agreement pursuant to which they will agree to nominate nine members to the board of directors of Holdco, including Benjamin Vedrenne-Cloquet and Charles McIntyre, EdtechX’s Chief Executive Officer and Chairman of the Board, respectively, and Jishuang Zhao, Siguang Peng and Yupeng Guo, the founders of Meten, and Yongchao Chen, and to take all actions necessary to vote all Holdco ordinary shares beneficially owned by them for the election of such persons until the third anniversary of the closing. As a result, the parties to the Voting Agreement will be able influence the composition of the board and, in turn, potentially influence and impact future actions taken by the board of directors of Holdco.

Holdco’s shares may not be listed on a securities exchange. Even if listed, Holdco may be unable to maintain the listing of its securities in the future.

A condition of the Merger Agreement is that Holdco Ordinary Shares be listed on Nasdaq or the New York Stock Exchange upon consummation of the Mergers. Holdco will be required to meet the initial listing requirements of any such exchange to be listed. Holdco may not be able to meet those initial listing requirements. Even if the Holdco Ordinary Shares are so listed, Holdco may be unable to meet the continued listing requirements in the future and accordingly may be unable to maintain the listing of its securities.

If Holdco meets the initial listing requirements, but is unable to meet the continued listing requirements and the Holdco Ordinary Shares are subsequently delisted, Holdco could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	a limited amount of news and analyst coverage for the company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Holdco has never previously been a US reporting company.

Holdco has never previously been a reporting company in the United States subject to U.S. federal and state securities laws, including the reporting obligations of the Exchange Act and other requirements of the Sarbanes-Oxley Act. Holdco will be required to incur significant costs in connection with complying with public company requirements under U.S. federal and state securities laws. The attention of management may be diverted on a frequent basis in order to carry out public company reporting and related obligations, rather than directing their full time and attention to the operation and growth of the business. Employees and members of the management team have had limited experience working for a US reporting company, increasing the risk of non-compliance. Holdco’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud or misconduct by persons inside or outside Holdco. Similarly, if Holdco fails to maintain an effective system of internal control over financial reporting, Holdco may not be able to accurately report its financial condition, results of operations or cash flows. Noncompliance with U.S. federal and state securities laws and other regulatory requirements could result in administrative or other penalties or civil or criminal judgments against Holdco or harm to Holdco’s reputation. These consequences could affect investor confidence in Holdco and cause the price of the stock to decline, result in the delisting of Holdco’s shares from the Nasdaq, require the payment of fines or other amounts, distract management’s time and attention to the business or result in the loss of customer or supplier relationships.

Holdco has no operating history. The unaudited pro forma financial information and the historical combined financial information included elsewhere in this proxy statement/prospectus may not be representative of actual results as a combined company, and accordingly, you have limited financial information on which to evaluate Holdco and your investment decision.

Meten and EdtechX have no prior history as a combined entity and their operations have not previously been managed on a combined basis. As a result, the pro forma financial information for the combined company and the combined audited financial statements of Meten and EdtechX giving effect to the Mergers included elsewhere in this proxy statement/prospectus as presented are not necessarily indicative of the financial position or results of operations of the combined company that would have actually occurred had the Mergers been completed at or as of the dates indicated, nor are they indicative of the future operating or financial position of the combined company. The pro forma financial information for the combined company does not consider potential impacts of current market conditions on revenues or expense efficiencies. The pro forma financial information presented in this proxy statement/prospectus is based in part on certain assumptions regarding the Mergers that Meten and EdtechX believe are reasonable under the circumstances. However, assumptions used in preparing such financial information may not prove to be accurate over time. Investors should not place any undue reliance on the pro forma financial information of the combined company.

Meten and EdtechX will incur substantial transaction fees and costs in connection with the Mergers.

Meten and EdtechX expect to incur material non-recurring expenses in connection with the Merger and consummation of the Mergers contemplated by the Merger Agreement. Additional unanticipated costs may be incurred in the course of the integration of the businesses of Meten and EdtechX. The parties cannot be certain that the elimination of duplicative costs or the realization of other efficiencies related to the integration of the two businesses will offset the transaction and integration costs in the near term, or at all.

The Mergers may be completed even though material adverse changes may result from the announcement of the Mergers, industry-wide changes and other causes.

In general, either EdtechX or Holdco can refuse to complete the Mergers if there is a material adverse change affecting the other party between the signing date of the Merger Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Mergers, even if such change could be said to have a material adverse effect on EdtechX or Holdco, including the following events (except, in some cases, where the change has a disproportionate effect on a party):

●	changes generally affecting the economy, financial or securities markets;

●	the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

●	changes (including changes in law) or general conditions in the industry in which the party operates; or

●	changes in GAAP (or the authoritative interpretation of GAAP).

If adverse changes occur and the parties still complete the Mergers, Holdco’s stock price may suffer. This in turn may reduce the value of the Mergers to the stockholders of EdtechX.

Current EdtechX stockholders will have a reduced ownership and voting interest in Holdco after the Mergers.

As a result of the Mergers, assuming no conversions of EdtechX public shares, no Cash Election is made, and without taking into effect securities which may be issued pursuant to the Azimut Investment or in a Financing, EdtechX stockholders are expected to hold approximately 14% of Holdco’s outstanding ordinary shares immediately following completion of the Mergers on a fully diluted basis. When the Merger occurs, each EdtechX stockholder that receives Holdco Ordinary Shares will hold a percentage ownership of Holdco that will be significantly smaller than the stockholder’s current percentage ownership of EdtechX. All of the Holdco Ordinary Shares to be issued and outstanding at the completion of the Mergers will be of a single class with equal rights with each Holdco Ordinary Share having one vote per share. Accordingly, at the consummation of the Mergers, the Meten founders will own shares representing approximately 49.5% of the aggregate voting power of the Holdco Ordinary Shares (assuming no conversions of EdtexhX public shares, no Cash Election is made, and without taking into effect securities which may be issued pursuant to the Azimut Investment or in a Financing). The Meten founders will therefore be able to exercise significant influence over Holdco’s business policies and affairs due to their large voting percentage. Former EdtechX stockholders will have less voting power in Holdco than they now have with respect to EdtechX.

Shareholders of Meten and their affiliates will exercise significant influence over Holdco, and their interests in Holdco may be different than yours.

Following the completion of the Mergers, assuming no conversions of EdtechX public shares, no Cash Election is made, and without taking into effect securities which may be issued pursuant to the Azimut Investment or in a Financing, Meten’s shareholders and their affiliates will beneficially own approximately 86% of the outstanding Holdco Ordinary Shares calculated on a fully diluted basis. Accordingly, Meten’s shareholders and their affiliates will be able to exercise significant influence over Holdco’s business policies and affairs. The interests of Meten’s shareholders and their affiliates may conflict with your interests. For example, these shareholders may support certain long-term strategies or objectives for Holdco which may not be accretive to shareholders in the short term. The concentration of ownership may also delay, defer or even prevent a change in control of Holdco, even if such a change in control would benefit other shareholders, and may make some mergers more difficult or impossible without the support of these parties. This significant concentration of share ownership may adversely affect the trading price for Holdco’s ordinary shares because investors often perceive disadvantages in owning shares in companies with shareholders who own significant percentages of a company’s outstanding shares.

Some of the EdtechX officers and directors have interests in the Mergers that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

Certain officers and directors of EdtechX have interests in the Mergers that are different from yours, including, among others, Messrs. Vedrenne-Cloquet’s and McIntyre’s continued service as a director of Holdco and the annual cash and equity compensation they will receive in connection with such service, and the right to continued indemnification for directors and former directors and executive officers following the completion of the Mergers. See the section of this proxy statement/prospectus titled “The Merger Proposal – Interests of EdtechX’s Officers and Directors.”

The Holdco Ordinary Shares to be received by EdtechX stockholders as a result of the Mergers will have different rights from the shares of EdtechX common stock.

Upon completion of the Mergers, EdtechX stockholders will become shareholders of Holdco and their rights as shareholders will be governed by Holdco’s amended and restated memorandum and articles of association. Holdco will be a Cayman Islands exempted company and certain of the rights associated with the Holdco ordinary shares will be different from the rights associated with EdtechX common stock under Delaware law. See the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights.”

If the conditions to the completion of the Merger are not met, the Merger will not occur.

Even if the Merger is approved by the stockholders of EdtechX, additional specific conditions must be satisfied or waived (to the extent permitted under applicable law) in order to complete the Mergers, including, among others:

●	Holdco’s Registration Statement on Form F-4 shall have become effective, and no stop order suspending effectiveness shall have been issued and remain in effect,

●	the Holdco ordinary shares issuable in accordance with the Merger Agreement will have been authorized for listing on the Nasdaq or the New York Stock Exchange,

●	no governmental entity shall have enacted any law or order which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers contemplated by the Merger Agreement,

●	EdtechX having at least $5,000,001 of net tangible assets remaining immediately prior to, or upon the closing of, the business combination, after taking into account payments to holders of shares of EdtechX’s common stock that properly demanded that EdtechX convert their common stock for their pro rata share of the trust account;

●	the satisfaction or waiver of the Minimum Cash Closing Condition;

●	the representations and warranties of each party to the Merger Agreement shall be true and correct subject to certain materiality qualifiers, and

●	each party shall have performed or complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing date.

These and other conditions are described in detail in the Merger Agreement. We cannot assure you that all of the conditions to the Mergers will be satisfied. If the conditions to the Mergers are not satisfied or waived (to the extent permitted under applicable law), the Mergers will not occur or will be delayed, and EdtechX may lose some or all of the intended benefits of the Mergers.

Delays in completing the Mergers may substantially reduce the expected benefits of the Mergers.

Satisfying the conditions to, and completion of, the Mergers may take longer than, and could cost more than, EdtechX expects. Any delay in completing or any additional conditions imposed in order to complete the Mergers may materially adversely affect the benefits that EdtechX expects to achieve from the acquisition of Meten’s business.

If the Mergers do not qualify as a tax-free exchange, for U.S. federal income tax purposes, EdtechX stockholders and Holdco may recognize income, gain or loss in connection with the Mergers.

The parties to the Merger Agreement intend that the Mergers, taken together, qualify as an integrated exchange for U.S. federal income tax purposes under Section 351 of the Code, and the Merger Agreement provides that all parties to the Merger agreement shall report the Mergers consistent with such tax treatment unless otherwise required by a final determination under applicable tax law. The parties, however, did not and will not seek a ruling from the IRS regarding the tax consequences of the Mergers. The failure of the Mergers to qualify as a tax-free exchange or being subject to Section 367 of the Code for U.S. federal income tax purposes could result in an EdtechX stockholder recognizing income, gain, or loss with respect to the shares of EdtechX common stock surrendered by such stockholder. See the section of this proxy statement/prospectus titled “The Merger Proposal – Anticipated Material Federal Income Tax Consequences of the Mergers to EdtechX and its Stockholders.”

We may become a passive foreign investment company, which could result in adverse United States federal income tax consequences to United States investors.

Based on the projected composition of our income and valuation of our assets, including goodwill, Holdco is not expect to be a passive foreign investment company (“PFIC”), for its current taxable year, and Holdco does not expect to become one in the future, although there can be no assurance in this regard. Although Holdco does not expect to be a PFIC, it is not entirely clear how the contractual arrangements between Holdco and the VIEs will be treated for purposes of the PFIC rules. If it were determined that Holdco does not own the stock of the VIEs for U.S. federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), Holdco may be treated as a PFIC. See “Anticipated Material Federal Income Tax Consequences of the Mergers to EdtechX and Its Stockholders – U.S. Holders — Passive Foreign Investment Company.” If Holdco is or were to become a PFIC, such characterization could result in adverse United States federal income tax consequences to you if you are a U.S. investor. For example, if Holdco is a PFIC, its U.S. investors will become subject to increased tax liabilities under U.S. federal income tax laws and regulations and will become subject to burdensome reporting requirements. Holdco cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year. See “Anticipated Material Federal Income Tax Consequences of the Mergers to EdtechX and Its Stockholders – U.S. Holders — Passive Foreign Investment Company.”

Failure or delay in obtaining any necessary regulatory approvals could cause the Mergers not to be completed or to be postponed.

To complete the Mergers, Holdco must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance and listing of shares of Holdco ordinary shares and the filing of this proxy statement/prospectus with the SEC. Failure or delay in obtaining any necessary approvals could cause the Mergers not to be completed or to be postponed, which may materially adversely affect the benefits that Meten and EdtechX expect to achieve from the Mergers.

EdtechX stockholders will not be entitled to appraisal rights in the Mergers.

Current holders of EdtechX common stock will not be entitled to dissenters’ or appraisal rights in the Mergers with respect to their shares of EdtechX common stock under Delaware law. Pursuant to the terms of the Merger Agreement, at the Second Effective Time (as defined in the Merger Agreement), each share of EdtechX common stock issued and outstanding immediately prior to the Second Effective Time (other than shares owned by EdtechX, which will be cancelled at the Second Effective Time without further consideration) will be automatically cancelled and extinguished and converted into the right to receive one Holdco Ordinary Share.

Holdco is not expected to pay dividends on its shares of ordinary shares in the foreseeable future.

Holdco is not expected to pay dividends on its shares of ordinary shares in the foreseeable future. Instead, for the foreseeable future, it is expected that Holdco will continue to retain any earnings to finance the development and expansion of its business, and not to pay any cash dividends on its ordinary shares. Consequently, your only opportunity to achieve a return on your investment in Holdco will be if the market price of the ordinary shares appreciates and you sell your shares at a profit. There is no guarantee that the price of Holdco’s ordinary shares that will prevail in the market after the Mergers will ever exceed the value of the Holdco ordinary shares exchanged in the Mergers.

There may be less publicly available information concerning Holdco than there is for issuers that are not foreign private issuers because it is anticipated that Holdco will be considered a foreign private issuer and will be exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than issuers that are not foreign private issuers and Holdco, as a foreign private issuer, will be permitted to follow home country practice in lieu of the listing requirements of the Nasdaq, subject to certain exceptions.

A foreign private issuer under the Exchange Act is exempt from certain rules under the Exchange Act, and is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the Exchange Act but are not foreign private issuers, or to comply with Regulation FD, which restricts the selective disclosure of material non-public information. It is anticipated that Holdco will be exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act. The members of Holdco’s management board, officers and principal shareholders will be exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act. Accordingly, there may be less publicly available information concerning Holdco than there is for companies whose securities are registered under the Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies. In addition, certain information may be provided by Holdco in accordance with Cayman Islands law, which may differ in substance or timing from such disclosure requirements under the Exchange Act. Further, as a foreign private issuer, under the Nasdaq rules Holdco will be subject to less stringent corporate governance requirements. Subject to certain exceptions, the rules of Nasdaq permit a foreign private issuer to follow its home country practice in lieu of the listing requirements of Nasdaq, including, for example, certain internal controls as well as board, committee and director independence requirements. In accordance with this exception, Holdco follows Cayman Islands corporate governance practices in lieu of certain of the Nasdaq corporate governance standards, as more fully described elsewhere herein. In particular, Holdco follows Cayman Islands law and corporate governance practices with respect to the composition of the board and the compensation and nominating and corporate governance committees, the requirement to hold regular executive sessions of the board of directors, and the requirement to obtain shareholder approval prior to the issuance of securities in connection with a change of control, certain acquisitions, private placements of securities, or the establishment or amendment of certain stock option, purchase, or other equity compensation plans or arrangements. These differences may result in less shareholder oversight and requisite approvals for certain acquisition or financing related decisions and certain compensation related decisions, and may result in management controlling officer and director compensation and nominations to our board of directors. The Cayman Islands home country practices that we follow may afford less protection to holders of our securities than that provided under the Nasdaq rules.

Holdco may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As a foreign private issuer, Holdco would not be required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. The determination of foreign private issuer status is made annually. There is a risk that Holdco will lose our foreign private issuer status in the future.

Holdco would lose its foreign private issuer status if, for example, more than 50% of its assets are located in the United States and Holdco’s continue to fail to meet additional requirements necessary to maintain our foreign private issuer status. The regulatory and compliance costs to Holdco under U.S. securities laws as a U.S. domestic issuer may be significantly greater than the costs Holdco will incur as a foreign private issuer. If Holdco is not a foreign private issuer, it will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. Holdco would be required under current SEC rules to prepare our financial statements in accordance with U.S. GAAP and modify certain of its policies to comply with corporate governance practices associated with U.S. domestic issuers. Such conversion and modifications would involve additional costs. In addition, Holdco may lose its ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers, which could also increase Holdco’s costs.

Risks Related to an Investment in Holdco Ordinary Shares

Currently, there is no public market for Holdco Ordinary Shares. EdtechX stockholders cannot be sure that an active trading market will develop for or of the market price of the Holdco Ordinary Shares they will receive or that Holdco will successfully obtain authorization for listing on the Nasdaq.

Upon the consummation of the Mergers, each share of EdtechX Common Stock will be converted into the right to receive one Holdco Ordinary Share, each outstanding EdtechX warrant will represent a warrant to purchase one Holdco Ordinary Share (in lieu of a warrant to purchase a share of common stock of EdtechX), and each unit purchase option of EdtechX will be deemed to have been converted and to represent a unit purchase option to purchase units of Holdco, with each such unit consisting of one Holdco Share and one Holdco Warrant. Holdco is newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses, or its operations publicly available. EdtechX, Meten and Holdco have agreed to use their best efforts to cause the Holdco Ordinary Shares to be issued in the Merger to be approved for listing on the Nasdaq prior to the effective time of the Merger and the approval of the listing on the Nasdaq of the Holdco Ordinary Shares to be issued in the Mergers is a condition to the closing of the Mergers. However, the listing of shares on the Nasdaq does not ensure that a market for the Holdco Ordinary Shares will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of Holdco Ordinary Shares following the closing of the Mergers and the Holdco Ordinary Shares may trade at a price less than the current market price of EdtechX Common Stock.

Even if Holdco is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their ordinary shares. If a public market for the combined Holdco’s ordinary shares does not develop, investors may not be able to re-sell their ordinary shares, rendering their shares illiquid and possibly resulting in a complete loss of their investment. Holdco cannot predict the extent to which investor interest in Holdco will lead to the development of an active, liquid trading market. The trading price of and demand for Holdco Ordinary Shares following completion of the Mergers and the development and continued existence of a market and favorable price for the Holdco Ordinary Shares will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of Holdco, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for Holdco Ordinary Shares to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of Holdco Ordinary Shares. Many of these factors and conditions are beyond the control of Holdco or Holdco shareholders.

Holdco’s share price may be volatile and could decline substantially.

The market price of Holdco’s ordinary shares may be volatile, both because of actual and perceived changes in the company’s financial results and prospects, and because of general volatility in the stock market. The factors that could cause fluctuations in Holdco’s share price may include, among other factors discussed in this section, the following:

●	actual or anticipated variations in the financial results and prospects of the company or other companies in the retail business;

●	changes in financial estimates by research analysts;

●	changes in the market valuations of other education technology companies;

●	announcements by Holdco or its competitors of new education services, expansions, investments, acquisitions, strategic partnerships or joint ventures;

●	mergers or other business combinations involving Holdco;

●	additions and departures of key personnel and senior management;

●	changes in accounting principles;

●	the passage of legislation or other developments affecting Holdco or its industry;

●	the trading volume of Holdco’s ordinary shares in the public market;

●	the release of lockup, escrow or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

●	potential litigation or regulatory investigations;

●	changes in economic conditions, including fluctuations in global and Chinese economies;

●	financial market conditions;

●	natural disasters, terrorist acts, acts of war or periods of civil unrest; and

●	the realization of some or all of the risks described in this section.

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities of retailers have been extremely volatile and are sometimes subject to sharp price and trading volume changes. These broad market fluctuations may materially and adversely affect the market price of Holdco’s ordinary shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about Holdco or its business, its ordinary shares price and trading volume could decline.

The trading market for the Holdco’s ordinary shares will depend in part on the research and reports that securities or industry analysts publish about Holdco or its business. Securities and industry analysts do not currently, and may never, publish research on Holdco. If no securities or industry analysts commence coverage of Holdco, the trading price for its ordinary shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Holdco downgrade its securities or publish inaccurate or unfavorable research about its business, its stock price would likely decline. If one or more of these analysts cease coverage of Holdco or fail to publish reports on Holdco, demand for its ordinary shares could decrease, which might cause its ordinary share price and trading volume to decline.

Holdco’s amended and restated memorandum and articles of association that will become effective immediately prior to the completion of the Mergers contains anti-takeover provisions that could have a material adverse effect on the rights of holders of Holdco Ordinary Shares.

In connection with the Mergers, Holdco will adopt an amended and restated memorandum and articles of association that will become effective immediately prior to the consummation of the Mergers. Holdco’s post-closing memorandum and articles of association will contain provisions to limit the ability of others to acquire control of Holdco or cause Holdco to engage in change-of-control transactions. These provisions could have the effect of depriving Holdco shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of Holdco in a tender offer or similar transaction. For example, Holdco’s board of directors will have the authority, subject to any resolution of the shareholders to the contrary, to issue preference shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with Holdco’s ordinary shares. Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of Holdco or make removal of management more difficult. If Holdco’s board of directors decides to issue preference shares, the price of Holdco Ordinary Shares may fall and the voting and other rights of the holders of Holdco Ordinary Shares may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because Holdco was formed under Cayman Islands law.

Holdco is an exempted company incorporated under the laws of the Cayman Islands. Holdco’s corporate affairs are governed by Holdco’s memorandum and articles of association, the Companies Law of the Cayman Islands and the common law of the Cayman Islands. The rights of our shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedents in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of Holdco shareholders and the fiduciary duties of Holdco’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies have no general rights under the Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Holdco’s directors have the discretion under Holdco’s amended and restated memorandum and articles of association that will become effective immediately prior to the consummation of the Mergers to determine whether or not, and under what conditions, Holdco’s corporate records may be inspected by shareholders, but are not obliged to make them available to shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. To the extent Holdco chooses to follow home country practice, shareholders may be afforded less protection than they otherwise would have under rules and regulations applicable to U.S. domestic issuers.

The Cayman Islands courts are also unlikely (i) to recognize or enforce against Holdco judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws, or (ii) to impose liabilities against Holdco, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

As a result of all of the above, Holdco shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of Holdco’s board of directors or shareholders than they would as shareholders of a company incorporated in the United States. For a discussion of certain significant differences between the provisions of the Companies Law (as amended) of the Cayman Islands and Delaware law applicable to EdtechX, see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights.”

Certain judgments obtained against us by our shareholders may not be enforceable.

Holdco is a Cayman Islands company and all of its assets are located outside of the United States. All of Meten’s current operations are conducted in the PRC. In addition, the majority of Holdco’s officers and directors after consummation of the Mergers will be nationals and residents of countries other than the United States and all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against Holdco or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC, see “Comparison of Corporate Governance and Shareholder Rights - Enforceability of Civil Liabilities.”

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of Holdco’s securities may be materially and adversely affected.

Prior to the consummation of the Mergers, Meten was a private company with limited accounting personnel and other resources with which to address its internal controls and procedures. Meten’s management has not completed an assessment of the effectiveness of its internal control over financial reporting, and Meten’s independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing Meten’s consolidated financial statements included elsewhere in this proxy statement/prospectus, Meten and its independent registered public accounting firm identified two material weaknesses and other control deficiencies in Meten’s internal control over financial reporting.

The material weaknesses identified relate to (i) Meten’s lack of a sufficient number of finance and accounting personnel or sufficiently trained finance and accounting personnel, as well as comprehensive accounting policies in accordance with U.S. GAAP financial reporting; and (ii) Meten’s internal control policy does not have a proper approval mechanism, and Meten’s lack of internal controls on performing periodic reviews of user accounts and their level of authorization in the financial systems. Holdco and Meten plan to implement a number of measures to remedy these material weaknesses. See “Meten’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.” Meten has also adopted measures to improve its internal control over financial reporting. We cannot assure you, however, that these measures may fully address these deficiencies in Meten’s internal control over financial reporting or that we may conclude that they have been fully remedied.

If we fail to establish and maintain adequate internal controls, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could limit our access to capital markets, adversely affect our results of operations and lead to a decline in the trading price of Holdco’s securities. Additionally, ineffective internal controls could expose us to an increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list or to other regulatory investigations and civil or criminal sanctions.

As a public company, Holdco will be subject to the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that Holdco include a report of management on our internal control over financial reporting in Holdco’s annual report on Form 20-F beginning with the annual report for the year ending December 31, 2020. Management may conclude that Holdco’s internal control over financial reporting is not effective. Moreover, even if management concludes that Holdco’s internal control over financial reporting is effective, Holdco’s independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with Holdco’s internal controls or the level at which Holdco controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from Holdco. In addition, after Holdco becomes a public company, Holdco’s reporting obligations may place a significant strain on its management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation of Meten’s prior deficiencies in its internal control over financial reporting.

During the course of documenting and testing Meten’s internal control procedures, Holdco may identify other weaknesses and deficiencies in its internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our securities. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

The audit report of Meten’s financial statements included in this proxy statement/prospectus is prepared by auditors who are not fully inspected by the Public Company Accounting Oversight Board, and as such, you are deprived of the benefits of such inspection and Holdco may not be approved for initial or continued listing on a United States national securities exchange.

Meten’s independent registered public accounting firm issued an audit report with respect to Meten’s historical financial statements which is included in this proxy statement/prospectus. As auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB, Meten’s independent registered public accounting firm is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because Meten’s auditors are located in China, a jurisdiction where PCAOB is currently unable to conduct full inspections without the approval of the Chinese authorities, Meten’s auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of full PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of PCAOB to conduct full inspections of auditors in China makes it more difficult to evaluate the effectiveness of Meten’s auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements. Additionally, Nasdaq may exercise their discretion under their respective listing standards to deny initial or continued listing to Holdco based on PACOB’s inability to conduct full inspections of Meten’s auditors. If such event occurs, the Company may face difficulties or be unable to list on a national securities exchange.

Beginning in 2011, “big four” PRC-based accounting firms, including affiliates of Meten’s independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law, and an administrative law judge in the U.S. imposed penalties on the firms and the firms were temporarily suspended from practicing before the SEC. If additional remedial measures are imposed, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

Beginning in 2011, the Chinese affiliates of the “big four” accounting firms (including Meten’s independent registered public accounting firm) were affected by a conflict between the U.S. and Chinese law. Specifically, for certain U.S.-listed companies operating and audited in China, the SEC and PCAOB sought to obtain access to the audit work papers and related documents of the Chinese affiliates of the “big four” accounting firms. The accounting firms were, however, advised and directed that, under Chinese law, they could not respond directly to the requests of the SEC and PCAOB and that such requests, and similar requests by foreign regulators for access to such papers in China, had to be channeled through the China Securities Regulatory Commission, or CSRC.

In late 2012, this impasse led the SEC commencing administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act against the Chinese accounting firms, including our independent registered public accounting firm. In January 2014, the administrative law judge made an initial decision to impose penalties on the firms, including a temporary suspension of their right to practice before the SEC. The accounting firms filed a petition for review of the initial decision. On February 6, 2015, before a review by the commissioners of the SEC took place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to follow a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC has authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the U.S. with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in China, which could result in their financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against the firms may cause investor uncertainty regarding China-based, U.S.-listed companies, including Holdco, and the market price of Holdco’s securities may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of Holdco’s securities from Nasdaq or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of Holdco’s securities in the United States.

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and EdtechX is unable to consummate the Mergers for any reason, EdtechX’s board of directors will not have the ability to adjourn the annual meeting to a later date, and, therefore, the Mergers will not be approved.

EdtechX’s board of directors is seeking approval to adjourn the annual meeting to a later date or dates if, at the annual meeting, EdtechX is unable to consummate the Mergers for any reason. If the adjournment proposal is not approved, EdtechX’s board of directors will not have the ability to adjourn the annual meeting to a later date and, therefore, will not have more time to consummate the Mergers. In such event, the Mergers would not be completed.

FORWARD-LOOKING STATEMENTS

Some of the information in this proxy statement/prospectus constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. However, because EdtechX is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. All statements, other than statements of historical facts, included in or incorporated by reference into this proxy statement/prospectus regarding strategy, future operations, future Mergers, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “forecast,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

●	discuss future expectations;

●	contain projections of future results of operations or financial condition; or

●	otherwise include “forward-looking” information.

There may be events in the future that EdtechX and Meten are not able to predict accurately or over which they have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by EdtechX or Meten in such forward-looking statements, including among other things:

●	the number of EdtechX stockholders voting against the merger proposal and/or seeking conversion;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

●	the ability to maintain the listing of Holdco Ordinary Shares on a national securities exchange following the business combination;

●	changes adversely affecting the businesses in which Meten is engaged;

●	Meten’s ability to retain and increase student enrollment, offer new courses and services, engage, train and retain new teachers and consultants, and maintain and improve technology infrastructure necessary to operate Meten’s online platform;

●	management of growth;

●	general economic conditions;

●	Meten’s business strategy and plans; and

●	the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Meten, EdtechX, Holdco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and the risks and uncertainties set forth in the “Risk Factors” section. Except to the extent required by applicable laws and regulations, Meten, EdtechX and Holdco undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before a stockholder grants its proxy or instructs how its vote should be cast or vote on the merger proposal or the adjournment proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and in the risks and uncertainties set forth elsewhere in this proxy statement/prospectus may adversely affect Meten, EdtechX and/or Holdco.

ANNUAL MEETING OF EDTECHX STOCKHOLDERS

General

EdtechX is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the annual meeting of EdtechX stockholders to be held on [●], and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the annual meeting.

Date, Time and Place

The annual meeting of stockholders of EdtechX will be held on [●], at [●] a.m., local time, at the offices of Graubard Miller, EdtechX’s U.S. counsel, located at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, NY 10174, or such other date, time and place to which such meeting may be adjourned or postponed.

Purpose of the Annual Meeting of Stockholders

At the annual meeting, EdtechX is asking holders of its common stock:

●	to consider and vote upon a proposal to adopt the Merger Agreement and approve the Mergers contemplated by the Merger Agreement (the merger proposal);

●	to elect nine (9) directors to the board of directors of Holdco, to serve until their successors are duly elected and qualified (the director proposal);

●	to approve the following material differences between EdtechX’s amended and restated certificate of incorporation and Holdco’s agreement and memorandum of association to be effective upon the consummation of the business combination: (i) the name of the new public entity will be “Meten EdtechX Education Group Ltd.” as opposed to “EdtechX Holdings Acquisition Corp.”; (ii) Holdco has 500,000,000 ordinary shares authorized, as opposed to EdtechX having 25,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Holdco’s corporate existence is perpetual as opposed to EdtechX’s corporate existence terminating if a business combination is not consummated by EdtechX within a specified period of time; and (iv) Holdco’s constitutional documents do not include the various provisions applicable only to special purpose acquisition corporations that EdtechX’s charter contains (the charter proposals); and

●	to consider and vote upon a proposal to approve, if necessary, an adjournment of the annual meeting to permit further solicitation and vote of proxies or to otherwise permit EdtechX to consummate the business combination contemplated by the Merger Agreement (the adjournment proposal).

Recommendation of EdtechX’s Board of Directors

EdtechX’s board of directors has determined that the Mergers are fair to and in the best interests of EdtechX and its stockholders, approved the Merger Agreement and recommended that stockholders vote “FOR” the merger proposal, “FOR” the director proposal, “FOR” each of the charter proposals, and “FOR” an adjournment proposal, if presented.

Voting Power; Record Date

EdtechX has fixed the close of business on [●] as the “record date” for determining EdtechX stockholders entitled to notice of and to attend and vote at the annual meeting. As of the close of business on the record date, there were 7,906,250 shares of EdtechX common stock outstanding. Each share of EdtechX common stock is entitled to one vote per share at the annual meeting. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Quorum; Vote Required

A quorum of EdtechX stockholders is necessary to hold a valid meeting of stockholders. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of EdtechX common stock constitutes a quorum. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum, but will not count towards the voting thresholds.

Abstentions occur when an EdtechX stockholder marks “abstain” with respect to a particular proposal. Broker non-votes occur when a stockholder that holds its shares in “street name” does not give its broker, bank or other nominee instructions on how to vote its shares on a “non-routine” matter, such as the merger proposal.

The proposals presented at the annual meeting will require the following votes:

●	The approval of the merger proposal, each of the charter proposals and the adjournment proposal will require the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote at the annual meeting. Abstentions will count as votes “against” these proposals. Broker non-votes will have no effect on the proposals because brokers are not entitled to vote on the matters absent voting instructions from the beneficial holder.

●	The approval of the director proposal will require the affirmative vote of a plurality of the votes cast on the matter. A “withhold vote” will have no effect on the vote’s outcome, because the candidates who receive the highest number of “for” votes are elected, and if candidates run unopposed they only need a single “for” vote to be elected. Broker non-votes will have no effect on the outcome of the vote because they are typically not considered “votes cast”.

Voting Your Shares

If you are a holder of record of EdtechX common stock, there are two ways to vote your EdtechX shares at the annual meeting:

●	By Mail. You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by EdtechX’s board, “FOR” all of the proposals in accordance with the recommendation of the EdtechX board of directors. Proxy cards received after a matter has been voted upon at the annual meeting will not be counted.

●	In Person. You may attend the annual meeting and vote in person using the ballot provided to you at the annual meeting.

If you hold your shares of EdtechX common stock in “street name,” you should follow the instructions sent to you by your bank, broker or other nominee in order to vote your shares. If you wish to vote shares held in “street name” in person at the annual meeting, you must contact their bank, broker or other nominee and request a document called a “legal proxy.” Requesting a legal proxy will automatically cancel any voting directions previously given to such bank, broker or other nominee.

If you do not give instructions to such bank, broker or other nominee, such bank, broker or other nominee can vote your shares of EdtechX common stock with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the Nasdaq for which your broker or other agent may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker or other agent instructions, the shares of EdtechX common stock will be treated as broker non-votes. It is anticipated that all proposals other than the adjournment proposal will be non-discretionary items.

You may receive more than one set of voting materials. For example, if you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you hold your shares in “street name” in more than one brokerage account, you will receive voting materials for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card you receive and provide instructions on how to vote your shares with respect to each brokerage account for which you receive proxy materials, in order to be sure you cast a vote with respect to all of your shares of EdtechX common stock.

Revoking Your Proxy

If you are a holder of record of EdtechX common stock and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card to EdtechX’s secretary with a later date so that it is received prior to the vote at the annual meeting or attend the annual meeting in person and vote;

●	you may notify EdtechX’s secretary in writing, prior to the vote at the annual meeting, that you have revoked your proxy; or

●	you may attend the annual meeting and vote in person or revoke your proxy in person, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your shares of EdtechX common stock in in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares, you may call [●], EdtechX’s proxy solicitor, at [●].

Conversion Rights

At the annual meeting, public stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination or whether they are a stockholder of record on the record date, into their pro rata share of the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination, less any taxes then due but not yet paid.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the shares sold in EdtechX’s initial public offering. Such a public stockholder would still be entitled to vote against a proposed business combination with respect to all shares owned by him or his affiliates. We believe this restriction will prevent stockholders from accumulating large blocks of shares before the vote held to approve a proposed business combination and attempt to use the conversion right as a means to force us or our management to purchase their shares at a significant premium to the then current market price. By limiting a stockholder’s ability to convert no more than 20% of the shares sold in EdtechX’s initial public offering, we believe we have limited the ability of a small group of stockholders to unreasonably attempt to block a transaction which is favored by our other public stockholders.

Our initial stockholders, officers and directors will not have conversion rights with respect to any shares of common stock owned by them, directly or indirectly.

We also require public stockholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to our transfer agent at any time through the vote on the business combination or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the converting holder.

Any request to convert such shares once made, may be withdrawn at any time up to the vote on the proposed business combination. Furthermore, if a holder of a public share delivered his certificate in connection with an election of their conversion and subsequently decides prior to the vote on the business combination not to elect to exercise such rights, he may simply request that the transfer agent return the certificate (physically or electronically).

If the Mergers are not approved or completed for any reason, then our public stockholders who elected to exercise their conversion rights would not be entitled to convert their shares for the applicable pro rata share of the trust account. In such case, we will promptly return any shares delivered by public holders.

Dissenter’s Rights

EdtechX stockholders do not have dissenter's rights under Delaware law in connection with the Mergers.

Proxy Solicitation

EdtechX is soliciting proxies on behalf of its board of directors. EdtechX will bear all of the costs of the solicitation.

This solicitation is being made by mail but also may be made by telephone or in person. EdtechX and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. EdtechX also has engaged [●] to assist in the proxy solicitation process. EdtechX will pay that firm a fee of $[●] plus disbursements.

EdtechX will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. EdtechX will reimburse them for their reasonable expenses.

Other Matters

As of the date of this proxy statement/prospectus, the EdtechX board of directors does not know of any business to be presented at the annual meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the annual meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER PROPOSAL

The discussion in this proxy statement/prospectus of the Mergers and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

General

Structure of the Mergers

Pursuant to the Merger Agreement, Meten and EdtechX will enter into a business combination transaction by means of (i) the Meten Merger, pursuant to which Meten Merger Sub will merge with and into Meten, with Meten being the surviving entity of such merger, and (ii) immediately thereafter, the EdtechX Merger, pursuant to which EdtechX Merger Sub will merge with and into EdtechX, with EdtechX being the surviving entity of such merger. As a result of the Mergers, Meten and EdtechX will become wholly owned subsidiaries of Holdco and the securityholders of Meten and EdtechX will become the securityholders of Holdco.

Consideration to Meten Shareholders

Upon consummation of the Meten Merger, the shareholders of Meten will receive their pro rata portion of an aggregate of 48,391,607 Holdco Ordinary Shares. EdtechX will be required to pay cash to electing Meten shareholders, in an amount equal to 50% of the excess of the remaining cash at closing over $30 million (after taking into account conversions elected by EdtechX’s public stockholders and together with the proceeds arising from private placements) up to an aggregate of $10 million. Cash consideration paid will reduce the Holdco Ordinary Shares issuable to the Meten shareholders.

The shareholders of Meten who continue to hold Holdco Ordinary Shares through certain earnout measurement dates will also have the right to receive their pro rata portion of up to an additional 11,000,000 Contingent Shares as follows: (i) 4,000,000 Contingent Shares if the reported closing sale price of the Holdco Ordinary Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days at any time before December 31, 2022, and (ii) 7,000,000 Contingent Shares if the reported closing sale price of the Holdco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the fiscal year ending December 31, 2023. The earnout conditions operate independently. There is no “catch up” mechanism; Contingent Shares not earned in a prior earnout period will not be earnable in a subsequent period.

Holdco will establish the Holdco ESOP Plan and each outstanding option of Meten will be automatically converted into an option to purchase Holdco Ordinary Shares, with the number of shares issuable upon exercise of the option and the option exercise price to be determined in accordance with a formula set forth in the Merger Agreement. A further number of Holdco ordinary shares equal to one percent (1%) per annum (for five years) of the total outstanding Holdco ordinary shares upon the closing of the Mergers will be reserved under the new incentive equity plan.

Consideration to EdtechX Stockholders

Upon consummation of the EdtechX Merger, (i) each share of EdtechX common stock outstanding on the closing date will be exchanged for the right to receive one Holdco Ordinary Share, except that holders of shares of EdtechX common stock sold in EdtechX’s initial public offering will be entitled to elect instead to receive a pro rata portion of EdtechX’s trust account, as provided in EdtechX’s charter documents, (ii) each outstanding warrant of EdtechX will entitle the holder to purchase one Holdco Ordinary Share at a price of $11.50 per share, and (iii) each outstanding unit purchase option will remain outstanding but will be deemed to have been converted to represent the right to purchase Holdco Ordinary Shares and warrants of Holdco.

Pro Forma Ownership

Immediately following the consummation of the Mergers, assuming no conversions of EdtechX public shares, no Cash Election is made, and without taking into effect securities which may be issued pursuant to the Azimut Investment or in a Financing, we estimate that the EdtechX stockholders will hold approximately 14% of the issued and outstanding Holdco Ordinary Shares and the shareholders of Meten will hold approximately 86% of the issued and outstanding Holdco Ordinary Shares.

Related Agreements or Arrangements

Forward Purchase Contract

As described in the final prospectus for EdtechX’s initial public offering, the Azimut Investor entered into Forward Purchase Contract with EdtechX to purchase, in a private placement to occur concurrently with the consummation of the Mergers, up to 2,000,000 of units at $10.00 per unit (or up to an aggregate purchase price of $20,000,000), on substantially the same terms as the sale of units in EdtechX’s initial public offering. In connection with the execution of the Merger Agreement, the Azimut Investor irrevocably consented to purchase up to 2,000,000 units at the closing of the transactions contemplated by the Merger Agreement. The exact number of units to be purchased by the Azimut Investor will be determined by EdtechX and Holdco based on the capital needs in connection with the Mergers.

Support Agreement

Concurrently with the execution of the Merger Agreement, certain shareholders of Meten and certain stockholders of EdtechX have entered into a Support Agreement with Holdco and EdtechX, pursuant to which each such person has agreed, among other things, to vote all of the Meten ordinary shares or EdtechX common stock, as applicable, beneficially owned by such person in favor of the Mergers, and to not take any action to solicit, knowingly encourage, initiate, engage in or otherwise knowingly facilitate discussions or negotiations with, provide any information to, or enter into any agreement with any person (other than the parties to the Merger Agreement) concerning any merger, sale of a significant portion of assets or similar transaction involving Meten or EdtechX until such time as the Mergers close or the Merger Agreement is terminated in accordance with its terms.

Voting Agreement

At closing of the Mergers, EdtechX, Holdco, Meten and certain shareholders of Meten and stockholders of EdtechX will enter into a Voting Agreement pursuant to which they will agree to nominate nine members to the board of directors of Holdco, including Benjamin Vedrenne-Cloquet and Charles McIntyre, EdtechX’s Chief Executive Officer and Chairman of the Board, respectively, and Jishuang Zhao, Siguang Peng and Yupeng Guo, the founders of Meten, and Yongchao Chen, and to take all actions necessary to vote all Holdco ordinary shares beneficially owned by them for the election of such persons until the third anniversary of the closing.

The Merger Agreement provides that Messrs. Vedrenne-Cloquet and McIntyre will each be paid the following annual compensation for their board service through 2023: (i) $120,000 in cash, and (ii) 20,000 Holdco Ordinary Shares. The first year’s installment of the foregoing board of director fees will be paid to Messrs. Vedrenne-Cloquet and McIntyre upon closing of the Mergers. The following years’ board fees will be paid on the anniversary of the closing date. The ordinary shares to be issued to Messrs. Vedrenne-Cloquet and McIntyre pursuant to the Merger Agreement will be issued pursuant to the terms and conditions of the incentive equity plan of Holdco, but will be unrestricted and fully vested and will not be subject to further approval of the Holdco board of directors or compensation committee thereof.

Restrictions on Transfer

Certain of the Meten shareholders will enter into Lock-up Agreements with Holdco pursuant to which they will agree not to transfer the Holdco Ordinary Shares received as consideration in the Meten Merger (including any Contingent Shares, if and when issued), until (i) with respect to 50% of such Holdco ordinary shares, the earlier of the date that is six months after the closing and the date on which the closing price of Holdco’s ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period after closing and (ii) with respect to the remaining 50% of such Holdco ordinary shares, one year after closing, or earlier, in either case, if, subsequent to the closing, Holdco consummates a liquidation, merger, stock exchange or other similar transaction which results in all holders of Holdco ordinary shares ceasing to hold more than fifty percent (50%) of the then outstanding Holdco ordinary shares or having the right to exchange their Holdco ordinary shares for cash or freely tradable securities.

All other Meten shareholders will agree not to transfer the Holdco Ordinary Shares received by them as consideration in the Meten Merger (including any Contingent Shares, if and when issued) until the date that is at least three months after the closing.

Certain shareholders of EdtechX, including affiliates of Benjamin Vedrenne-Cloquet and Charles McIntyre, will enter into an Amended Stock Escrow Agreement pursuant to which the Holdco Ordinary Shares to be issued to them will remain subject to the escrow and transfer restrictions as set forth in the existing stock escrow agreement entered into by such persons in connection with EdtechX’s initial public offering, which restrictions are substantially the same as those provided for in the Lock-up Agreements.

Registration Rights

At the closing of the Mergers, Holdco will enter into a Registration Rights Agreement providing the shareholders of Meten with certain demand registration rights and piggy-back registration rights with respect to registration statements filed by Holdco after the closing. Additionally, EdtechX and Holdco will amend any existing registration rights agreements to which it is a party or similar agreements or instruments to which it is a party providing for registration rights with respect to EdtechX’s securities held by any person such that, after giving effect to the Mergers, the Holdco securities held by former EdtechX securityholders will have the same registration rights as they currently have.

Financing Cooperation

EdtechX and Meten agreed to use their commercially reasonable efforts to arrange and obtain financing in the range of $20,000,000 and $100,000,000 (which does not include the Azimut Investment) from the sale of equity securities of Holdco (a “Financing”).

Investor Relations Budget

EdtechX and Meten have agreed to an investor relations budget for Holdco of no less than $250,000 per year.

Headquarters; Trading Symbol

After completion of the Mergers:

●	the corporate headquarters and principal executive offices of Holdco will be located at 3rd Floor, Tower A, Tagen Knowledge & Innovation Center, 2nd Shenyun West Road, Nanshan District, Shenzhen, Guangdong Province 518045, The People’s Republic of China, which is Meten’s current corporate headquarters; and

●	if Holdco’s application for listing is approved, Holdco’s ordinary shares will be traded on Nasdaq under the symbol “[●].”

Background of the Mergers

On October 10, 2018, EdtechX completed its initial public offering of 5,500,000 units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at a price of $11.50 per share upon the completion of its initial business combination. On October 17, 2018, EdtechX consummated the closing of an additional 825,000 Units sold pursuant to the underwriters’ over-allotment option. Simultaneously with the closing of the initial public offering and the over-allotment option, EdtechX consummated the private placement of an aggregate of 3,780,000 warrants. Approximately $64.2 million of the net proceeds of the sale of the units in the initial public offering, over-allotment and the sale of the warrants in the private placement, is held in a trust account for the benefit of the purchasers in EdtechX’s initial public offering.

Promptly following EdtechX’s initial public offering, EdtechX began considering potential target businesses with the objective of consummating a business combination. EdtechX sought out potential target businesses based on internal research and through the networks of relationships of EdtechX’s management, board of directors and with professional service providers (lawyers, accountants, consultants, finders and investment bankers). EdtechX educated these parties on its structure as a special purpose acquisition company and its criteria for an acquisition. EdtechX also responded to inquiries from investment bankers or other similar professionals who represented companies engaged in a sale or financing process. On a regular basis, EdtechX’s directors were updated with respect to the status of the business combination search. Input received from EdtechX’s directors was material to EdtechX’s management’s evaluation of a potential business combination.

In evaluating potential business combination targets, EdtechX used certain criteria, which included the opportunity to increase revenues through organic growth and acquisitions, the potential for strong free cash flow generation, the experience and motivation of the management team and the competitive position of the target and its industry’s dynamics. EdtechX narrowed its focus based on the interest expressed by potential targets and the suitability of each potential target as a potential acquisition candidate.

Based on initial screening efforts and criteria evaluation, EdtechX compiled a pipeline of priority potential targets and updated and supplemented such pipeline from time to time. This pipeline and related developments were discussed periodically with EdtechX’s board of directors. During this period, EdtechX and its representatives:

●	Identified and preliminarily evaluated more than 92 potential acquisition targets;

●	Conducted initial business and financial due diligence or had meaningful discussions with representatives, and sent non-binding letters of intent or indications of interest to 11 potential acquisition targets; and

●	Executed a letter of intent and commenced further diligence with respect to 2 potential acquisition targets.

Of the two potential acquisition targets:

●	One was a global family owned English Learning Training (“ELT”) business headquartered in Europe. The proposed transaction called for EdtechX to acquire 100% of the target using debt leverage with a 30% equity roll over from management shareholders and a 70% cash exit for remaining non-management shareholders. The transaction also provided for the target shareholders to receive additional consideration based on the operating performance of the combined company and the performance of its share price post transaction. It was contemplated that the target would form the basis of a platform to further consolidate the ELT market through subsequent acquisitions and to strengthen market presence in North Asia and South East Asia. After several rounds of negotiations and detailed due diligence, EdtechX management and the target company determined to cease negotiations to allow the target company to focus on the integration of a recently acquired ELT business and to get better visibility on its trading performance post integration and the materialization of cost synergies.

●	One was a private equity owned corporate training company focused on the maritime industry with operations in Northern Europe and Asia and serving the maritime industry globally via digital delivery. The contemplated transaction called for EdtechX to acquire 100% of the target through a partial roll over from management shareholders and a 80% cash buy out of the private equity owners and other shareholders. In order to align interests, the proposed transaction was structured so that the higher the equity roll over from management, the higher the consideration. It was contemplated that the company would be used as a platform to consolidate the market and expand its product offering to the oil and gas industry. However, the target company attracted interest from another private equity backed competitor who was able to make a significantly better offer and offered ample scope for cost synergies. EdtechX was not in a position to match this competing offer and so aborted the transaction process.

In early July 2019, EdtechX contacted Macquarie Capital (USA) Inc., or “Macquarie”, after learning that Meten was pursuing an alternative way to go public other than through an initial public offering. Thereafter, the parties executed a confidentiality agreement and began discussions on a potential transaction between the parties. EdtechX considered Meten as a suitable target and preferable to others where letters of intent had been executed due to the established market position and the strong growth opportunities that were available to Meten.

On August 19, 2019, Messrs. Vedrenne-Cloquet and McIntyre had an introductory call with Mr. Ng Kwok Yin and Mr. Siguang Peng, the Chief Financial Officer and Chief Executive Officer, respectively, of Meten. Representatives of Macquarie participated in the call. The call was held to introduce the parties to each other and give preliminary information about each company to the other party.

On September 5, 2019, Messrs. Vedrenne-Cloquet and McIntyre, along with Rory Henson, Chief Financial Officer and Lydia Ong, Associate, of EdtechX had a call with Mr. Ng Kwok Yin of Meten, and representatives of Macquarie and Chardan Capital Markets LLC (“Chardan”), respectively. The parties discussed valuation of Meten and entering into a non-binding letter of intent with respect to a potential business combination. The representatives of EdtechX indicated an interest in touring Meten’s classroom and office sites. During these discussions, the representatives of Meten and Macquarie insisted on the importance of preserving Meten’s dual-class share structure that was contemplated during its previous initial public offering efforts and guaranteeing a minimum level of cash at close to provide Meten with capital to accelerate its expansion. The parties also discussed valuation of the proposed transaction in comparison to Meten’s competitors and similarly structured companies. To ensure broad market support and alignment of interest, EdtechX raised the concept of deferred stock based consideration subject the performance of certain metrics and the payment of additional consideration to Meten shareholders who did not sell their interest in the company for a certain period of time following closing of the transaction.

On September 10, 2019, a further call was had among Messrs. Vedrenne-Cloquet and McIntyre of EdtechX, Mr. Ng Kwok Yin of Meten, representatives of Macquarie, Graubard Miller, counsel to EdtechX, and Morgan, Lewis & Bockius LLP, counsel to Meten. The parties discussed valuation of Meten. The parties also discussed the structure and terms of warrants to potentially be issued as consideration to Meten’s shareholders in a potential transaction. The terms of a letter of intent were negotiated. Particular areas of negotiations and discussion were (i) the amount of stock consideration to be paid for 100% of Meten and the milestones triggering the deferred stock consideration, (ii) the ability to get a firm commitment from Azimut at the time of signing the definitive agreement to commit to make its purchase under the forward purchase agreement, (iii) exclusivity and break up provisions, (iv) the importance for the company to commit to invest in an investor relation program in Europe and North America post-closing and (v) the opportunity to leverage the experience of Messrs. Vedrenne-Cloquet and McIntyre in the ELT and education technology sectors.

On September 12, 2019, EdtechX and Meten executed a non-binding letter of intent with respect to a potential business combination. Following execution of the non-binding letter of intent, the parties agreed to organize a site visit as quickly as possible for further due diligence.

On September 18, 2019, Messrs. Vedrenne-Cloquet and McIntyre of EdtechX and representatives of Macquarie visited Meten offices, met the Meten founders, Mr. Jishuang Zhao, Mr. Yupeng Guo, and Mr. Siguang Peng, and management of Meten, including Mr. Ng Kwok Yin, Mr. Wei Li, Ms. Yingying Chen, Ms. Pingxiang Chen, and Ms.Mei Zheng in the meeting room on the third floor, Tower A. Tagen Knowledge & Innovation Center, 2nd Shenyun West Road, Nanshan District, Shenzhen, China to conduct a site visit of Meten’s operations. The representatives of EdtechX and Macquarie interviewed directors, teachers, and principals of Meten’s schools and conducted financial and business due diligence. The parties discussed the timeline of a potential business combination transaction and had further discussions concerning the impact of the change of curriculum on the Q1-Q2 trading performance.

On September 19, 2019, a call was had between Messrs. Vedrenne-Cloquet and McIntyre of EdtechX, Messrs. Yupeng Guo, Siguang Peng, Ng Kwok Yin, Wei Li and Ms. Yingying Chen of Meten, representatives of Macquarie, Chardan, Graubard Miller, and Morgan, Lewis & Bockius LLP for the purpose of discussing the timeline of a potential business combination transaction and issues relating to required audited financial statements of Meten.

On September 27, 2019, EdtechX held a telephonic board meeting to provide an update on the Meten opportunity and other potential transactions. At this meeting, Messrs. McIntyre and Vedrenne-Cloquet provided an update on EdtechX’s search for a proposed target business, including the proposed transaction with Meten. They answered questions from the independent directors in relation to the papers that had been circulated and agreed to keep the board apprised of further developments with Meten.

On September 30, 2019, Jingtian & Gongcheng, PRC counsel to EdtechX, began its legal due diligence review of Meten.

On October 4, 2019, Messrs. Vedrenne-Cloquet and McIntyre of EdtechX, Messrs. Siguang Peng and Ng Kwok Yin of Meten, and representatives of Macquarie discussed the potential business combination with representatives of Azimut Enterprises Holdings S.r.l., a substantial securityholder of EdtechX. The Azimut representatives present included Patrick Perra, Marco Rognoni, Marcello di Rosa, and Giancarlo Maestrini. Following this meeting, Messrs. Vedrenne-Cloquet and McIntyre requested the Azimut representatives to confirm they would be supportive of the deal and would be willing to make their commitment irrevocable. The Azimut representatives confirmed that they were supportive of the deal and that they would initiate the internal review approval process in order to make their commitment irrevocable.

On October 9, 2019, Benjamin Vedrenne-Cloquet sent a first draft of the Merger Agreement to Meten and Morgan, Lewis & Bockius LLP.

On October 11, 2019, Messrs. Vedrenne-Cloquet and McIntyre had a call with Mr. Ng Kwok Yin and representatives of Macquarie to discuss the ongoing due diligence of Meten and the general process of entering into a business combination.

On November 11, 2019, Messrs. Vedrenne-Cloquet and McIntyre had a call with Messrs. Ng Kwok Yin, Siguang Peng and Yupeng Guo of Meten and representatives of Macquarie to discuss the results of due diligence concerning demand for Meten’s products and services. The parties also discussed Macquarie’s confidential marketing of a potential transaction and how Meten would likely trade as a public company after closing of a proposed transaction.

On November 18, 2019, Messrs. Vedrenne-Cloquet and McIntyre had a call with Messrs. Ng Kwok Yin, Siguang Peng and Yupeng Guo of Meten and representatives of Macquarie to discuss Meten’s previously planned initial public offering and demand for Meten’s securities in the Chinese market.

On November 20, 2019, Messrs. Vedrenne-Cloquet and McIntyre had a call with Messrs. Ng Kwok Yin, Siguang Peng and Yupeng Guo of Meten and representatives of Macquarie to negotiate the terms of a potential merger between EdtechX and Meten. The parties discussed various potential structures of the contemplated transaction following the input of their respective financial advisors. These included a slightly lower base stock consideration and increased deferred stock consideration with an extended timeline to reach the milestones. The parties also set the minimum cash condition at close the transaction at $30 million including the $20 million Azimut forward purchase. The parties also agreed to cap the maximum amount of cash to be used to cash out Meten shareholders to maximize alignment of interests between parties and ensure the use of proceeds was predominantly for expanding the Meten business.

On November 21, 2019, Meten and Macquarie provided high-level business comments to the draft Merger Agreement. On November 23, 2019, Mr. Vedrenne-Cloquet sent a revised draft of the Merger Agreement to Meten, Morgan, Lewis & Bockius LLP, and Macquarie.

From November 21 to December 2, 2019, representatives of EdtechX, Meten, and Macquarie conducted a series of conference calls to continue addressing EdtechX’s diligence requirements, prepare for upcoming investor discussions, negotiate the terms of the transaction, and the parties’ respective legal counsel continued to draft and negotiate the terms of the Merger Agreement and other related agreements. During this same period, EdtechX and its advisors continued to conduct business, financial, legal, tax, and accounting diligence of Meten. EdtechX also obtained the confirmation from Azimut during this period that it would commit to purchase the full $20 million under the forward purchase agreement.

On December 3, 2019, EdtechX’s board of directors met via teleconference. The entire board was present at the meeting. Also participating by invitation was Mr. Henson, Chief Financial Officer of EdtechX. Mr. McIntyre gave an extensive presentation about the proposed business combination. After considerable review and discussion of the transaction, including the post-merger structure, the Merger Agreement and related documents were unanimously approved, subject to final negotiations and modifications, and the board determined to recommend the approval of the merger transaction. The board also concluded that the fair market value of Meten was equal to at least 80% of the funds held in EdtechX’s trust account (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account).

On December 4, 2019, representatives of EdtechX, Meten, Macquarie, and Morgan, Lewis & Bockius LLP had a call to discuss the requirement for and drafting of a proxy statement to solicit the votes of EdtechX stockholders.

A further call on December 4, 2019 was had among EdtechX, Meten, Macquarie, Chardan, Morgan, Lewis & Bockius LLP, and Graubard Miller to negotiate and finalize remaining commercial and legal terms in the definitive documentation for the transaction.

On December 11, 2019, representatives of EdtechX, Meten, and Macquarie had a conference call to finalize the Merger Agreement and discuss marketing the transaction to investors and potential investors in EdtechX.

The Merger Agreement was signed on December 12, 2019. On that day, EdtechX issued a press release announcing the signing of the Merger Agreement. On December 16, 2019, EdtechX filed a Current Report on Form 8-K announcing the execution of the Merger Agreement and discussing the key terms of the Merger Agreement in detail.

Following the execution of the Merger Agreement, the parties have decided to cease the pursuit of the dual-class share structure in light of the proposed timetable of the business combination and to better protect interests of the minority shareholders.

EdtechX’s Board of Directors’ Reasons for Approval of the Mergers

In evaluating the business combination, EdtechX’s board of directors consulted with EdtechX’s management and legal and financial advisors, including Chardan. Chardan assisted EdtechX’s board in reviewing the business of Meten and the proposed terms and conditions of the business combination. Chardan was the representative of the underwriters for EdtechX’s initial public offering and regularly advises special purpose acquisition companies in connection with their business combinations. In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement, including the proposed business combination, are advisable, fair to, and in the best interests of EdtechX and its stockholders and (ii) to recommend that stockholders adopt and approve the Merger Agreement and approve the Mergers contemplated therein, EdtechX’s board considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, the EdtechX board did not consider it practicable to and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The EdtechX board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of EdtechX’s reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

In approving the Mergers, the EdtechX board determined not to obtain a fairness opinion. The officers and directors of EdtechX have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and education technology sector expertise of EdtechX’s management and advisors enabled them to make the necessary analyses and determinations regarding the business combination with Meten. In addition, EdtechX’s officers and directors and EdtechX’s advisors have substantial experience with mergers and acquisitions. Further, the EdtechX board sought input from Chardan with respect to the business of Meten in relation to comparable companies whose securities are traded on US stock markets.

In considering the business combination, the EdtechX board of directors gave considerable weight to the following factors:

●	Meten’s leading market position, as the largest omnichannel adult general ELT in the PRC. The board believed that a strong market position provided increased brand recognition for customer acquisition and through scale created improved operating efficiencies;

●	Meten’s experienced management team, who have in large part worked for Meten since its inception. As such, the management team has been able to demonstrate an ability to manage strong growth over an extended period of time. In particular, the three co-founders who hold key senior management functions have worked together for more than 20 years, demonstrating the stability of the core leadership team;

●	Meten’s scaleable business model, particularly through its “Likeshuo” digital platform, which provides flexible online courses and content. The digital online learning platform allows Meten to reach a wider audience and provides the audience with the opportunity to learn at a time and location of its choice. EdtechX’s board believed that Meten’s business, which also includes an artificial intelligence-driven teaching management system, is well-positioned to efficiently scale its operations through the use of its digital platforms both for operational management and content delivery;

●	The potential opportunity to expand into Tier 3 and Tier 4 cities, located primarily in the surrounding areas of Meten’s existing operations in Tier 1 cities. Meten’s management team believes such expansion into Tier 3 and Tier 4 cities will be cost-effective as staff costs and marketing expenses are typically lower as compared to Tier 1 cities;

●	Decreasing customer acquisition costs was an important metric for EdtechX’s board of directors to evaluate the ability of Meten to scale the business while improving operating margins. From 2016 to 2018, Meten’s student enrollment grew approximately 112.1%, while the percentage of selling and marketing expenses in Meten’s revenue decreased by approximately 3.7%;

●	Potential opportunities resulting from Meten’s recent licensing deal with National Geographic which is the first adult English language curriculum to introduce project-based English language learning methods in China and focus on training students’ comprehension and practical English language abilities. EdtechX’s board of directors believed that association with National Geographic together with an improved pedagogical approach to teaching using project-based learning will further enhance Meten’s position in the PRC market; and

●	Potential acquisition opportunities to further expand Meten’s business within the Chinese market is expected to allow Meten to scale more quickly. Meten has previously successfully acquired businesses, such as ABC Education Group, and integrated them into the group.

The EdtechX board also considered a variety of uncertainties and risks and other potentially negative factors concerning the business combination, including, but not limited to, the following:

●	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

●	Benefits Not Achieved. The risk that the potential benefits of the Mergers may not be fully achieved or may not be achieved within the expected timeframe; and

●	Other Risks. Various other risks associated with the business of Meten, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The EdtechX board concluded that the potential benefits that it expected EdtechX and its shareholders to achieve as a result of the Mergers outweighed the potentially negative factors associated with the Mergers. In particular, the EdtechX board considered the opportunity to increase revenues through organic growth and acquisitions, the potential for strong free cash flow generation, the experience and motivation of the management team and the competitive position of Meten within the PRC market. Accordingly, the board unanimously determined that the Merger Agreement and the Mergers contemplated therein, were advisable, fair to, and in the best interests of EdtechX and its stockholders.

Certain Forecasted Financial Information of Meten

Meten provided EdtechX with its internally prepared forecasts for each of the years in the three-year period ending December 31, 2021. This prospective financial information was not prepared with a view toward compliance with guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The forecasts were prepared solely for internal use and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the forecasts in making a decision regarding the transaction, as the forecasts may be materially different than actual results.

The forecasts are based on information as of the date thereof and reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Meten’s control, such as the risks and uncertainties contained in the section titled “Risk Factors.” The most significant assumptions upon which Meten’s management based its projections and the reasonable and supportable basis for those assumptions are, among other things, the assumption that revenue from each of the eight new self-operated learning centers that Meten opened in 2018 and 13 new self-operated learning centers that Meten opened in 2019 is expected to grow rapidly after the initial ramp-up period. Furthermore, Meten plans to open 30 to 45 new learning centers in 2020 and 38 to 50 new learning centers in 2021. Based on Meten’s past experience, generally, the initial investment to open a learning center is approximately RMB2.0 million (US$279,810), while the payback period of such newly established learning center is approximately three months and the breakeven period is approximately 15 months. Meten is expected to acquire additional market share resulting from the winding down of one of its major competitors in 2019. In addition, Meten’s “Likeshuo” and junior ELT business are currently expected to reach profitability in 2020. There will also be expected increases in Meten’s operating efficiency, including cost saving activities in administration and more cross-selling between online and offline businesses to reduce marketing expenses.

Meten believes that the assumptions used to derive the projections are both reasonable and supportable for their intended purposes. Meten’s management derived its forecasts based on modeling revenue growth assumptions and normalization of certain one-off events in 2019, including curriculum upgrades across its nationwide network, the integration of ABC Education Group and a one-off accrued expense from accepting students from one of Meten’s major competitors that experienced a winding down in 2019. In preparing the models, Meten’s management relied on a number of factors, including the executive team’s significant experience in the online and offline English language training sectors as well as the actual performance of Meten and its various businesses.

Although the assumptions and estimates on which the forecasts are based are believed by Meten’s management to be reasonable and based on the best then-currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Meten’s control. While all forecasts are necessarily speculative, Meten believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that Meten or its representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

The forecasts were requested by, and disclosed to, EdtechX for use as a component in its overall evaluation of Meten, and are included in this proxy statement/prospectus on that account. Meten has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to EdtechX. Neither Meten’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Meten compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Holdco will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

Meten does not as a matter of course make public projections as to future sales, earnings or other results. However, the management of Meten has prepared the prospective financial information set forth below to present the key elements of the forecasts provided to EdtechX. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Meten’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Meten. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Meten’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The key elements of the forecasts provided to EdtechX are summarized below:

Meten’s adjusted EBITDA and adjusted net income for 2019 are expected to be adversely affected by the following one-off events in 2019, which can be normalized as follows:

●	Curriculum upgrade: Approximately RMB54.0 million impact on projected 2019 adjusted EBITDA and approximately RMB49.0 million impact on projected 2019 adjusted net income;

●	ABC integration: Approximately RMB50.0 million impact on projected 2019 adjusted EBITDA and approximately RMB45.0 million impact on projected 2019 adjusted net income; and

●	Winding down of a major player in the ELT market, one of Meten's major competitors: Approximately RMB20.0 million impact on projected 2019 adjusted EBITDA (including (i) accrued expenses from providing free courses to certain number of students from such competitor to continue their classes; (ii) a decrease of student enrollment and the resulting decrease in our revenue as compared with 2018; and (iii) a decrease in course hours delivered and the resulting decrease in our revenue as compared with 2018) and approximately RMB18.0 million impact on projected 2019 adjusted net income

The following table sets forth the projected normalized adjusted EBITDA and adjusted net income of 2019:

	For the year ended December 31, 2019
	RMB in millions	USD in millions
Projected normalized adjusted EBITDA	135.0	19.0
Projected normalized adjusted net income	64.0	9.0

The above projected normalized adjusted EBITDA and projected normalized adjusted net income were prepared by Meten based on the facts known to it when the Merger Agreement was entered into on December 12, 2019, and they do not take into account any circumstances or events occurring after the date they were prepared. However, Meten, in its course of finalizing its preliminary management accounts for the year ended December 31, 2019, has determined that while its gross billings and revenue for the year ended December 31, 2019 were largely within reasonable range of the management’s estimated projections, adjustments need to be made to certain costs and expenses pursuant to Meten’s review of its 2019 financial results, which could result in downward adjustments to its projected normalized adjusted EBITDA and projected normalized adjusted net income for the year ended December 31, 2019.

Satisfaction of 80% Test

It is a requirement under EdtechX’s amended and restated certificate of incorporation that any business acquired by EdtechX has a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for an initial business combination. Based on management’s financial analysis, the EdtechX board of directors determined that this requirement was met. EdtechX’s board of directors determined that consideration being paid to Meten shareholders in the Meten Merger was fair to and in the best interests of EdtechX and its stockholders and appropriately reflected Meten’s value. EdtechX’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of Meten met this requirement.

Interests of EdtechX’s Directors and Officers in the Mergers

When you consider the recommendation of EdtechX’s board of directors in favor of approval of the merger proposal, you should keep in mind that certain of EdtechX’s directors and executive officers have interests in such proposal that are different from, or in addition to, your interests as an EdtechX stockholder. These interests include, among other things:

●	If the business combination with Meten or another business combination is not consummated by April 10, 2020 (or such later date as EdtechX shareholders may approve), EdtechX will cease all operations except for the purpose of winding up, dissolving and liquidating. In such event, the shares of EdtechX common stock held by the initial stockholders, including EdtechX’s directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to EdtechX’s initial public offering, would be worthless because the initial stockholders are not entitled to participate in any conversion or distribution with respect to such shares. Such shares had an aggregate market value of $[●] based upon the closing price of $[●] per share on Nasdaq on the record date.

●	Certain of EdtechX’s initial stockholders, including its directors and officers and their affiliates purchased an aggregate of 3,780,000 warrants in a private placement from EdtechX for an aggregate purchase price of $3,780,000 (or $1.00 per private warrant). These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds EdtechX received from these purchases were placed in the trust account. Such units had an aggregate market value of $[●] based upon the closing price of $[●] per unit on Nasdaq on the record date. The private warrants will become worthless if EdtechX does not consummate a business combination by April 10, 2020 (or such later date as EdtechX shareholders may approve).

●	The transactions contemplated by the Merger Agreement provide that Benjamin Vedrenne-Cloquet and Charles McIntyre, EdtechX’s Chief Executive Officer and Chairman of the Board, respectively, will be directors of Holdco after the closing of the Mergers through 2023, and that they will each be paid annually for their board service as follows: (i) $120,000 in cash, and (ii) 20,000 Holdco Ordinary Shares. The first year’s installment of the foregoing board of director fees will be paid to Messrs. Vedrenne-Cloquet and McIntyre upon closing of the Mergers. The following years’ board fees will be paid on the anniversary of the closing date.

●	The initial stockholders, officers, and directors of EdtechX and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on EdtechX’s behalf, such as identifying and investigating possible business targets and business combinations. However, if EdtechX fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, EdtechX may not be able to reimburse these expenses if the business combination with Meten or another business combination, is not completed by April 10, 2020 (or such later date as EdtechX shareholders may approve). As of [●], 2020, the record date, EdtechX’s initial stockholders and their affiliates had incurred approximately $[●] of unpaid reimbursable expenses.

●	Since EdtechX’s inception, the EdtechX sponsors, who are affiliates of Benjamin Vedrenne-Cloquet and Charles McIntyre, have made loans from time to time to EdtechX to fund certain capital requirements. The working capital loans will be repaid upon closing of the Mergers. If the Mergers are not consummated and EdtechX does not consummate another business combination within the required time period, the notes will not be repaid and will be forgiven unless EdtechX has funds outside of the trust account then available to it to repay such notes. As of the date of this proxy statement/prospectus, an aggregate of $[●] principal amount of these loans is outstanding.

●	If EdtechX is unable to complete a business combination within the required time period, the sponsors will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by EdtechX for services rendered or contracted for or products sold to EdtechX, but only if such a vendor or target business has not executed such a waiver.

●	If EdtechX is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, the sponsors have agreed to advance the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

Recommendation of EdtechX’s Board of Directors

After careful consideration of the matters described above, EdtechX’s board of directors determined unanimously that the merger proposal is fair to and in the best interests of EdtechX and its shareholders. EdtechX’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” the merger proposal.

The foregoing discussion of the information and factors considered by the EdtechX board of directors is not meant to be exhaustive, but includes the material information and factors considered by the EdtechX board of directors.

Anticipated Material Federal Income Tax Consequences of the Mergers to EdtechX and Its Stockholders

General

The following is a summary of the anticipated material U.S. federal income tax consequences to the U.S. Holders (as defined below) of EdtechX common stock and warrants, of (i) the conversion of EdtechX common stock into Holdco Shares, (ii) the conversion of EdtechX common stock into a pro rata portion of the EdtechX trust account if a U.S. Holder elects to exercise of its conversion right, and (iii) the ownership and disposition of Holdco Shares following the Mergers.

Because the components of an EdtechX unit are separable at the option of the holder, the holder of an EdtechX unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying common stock and warrants. As a result, the discussion below of the U.S. federal income tax consequences with respect to actual holders of EdtechX common stock should also apply to the holders of EdtechX units (as the deemed owners of the EdtechX common stock underlying the EdtechX units) with respect to the share of EdtechX common stock.

Unless otherwise specifically indicated, this discussion does not address the U.S. federal income tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Mergers including, without limitation, the conversion of the EdtechX warrants into warrants to purchase Holdco Shares (“Holdco Warrants”), or the holding, exercise or disposition of such Holdco Warrants. Holders of the EdtechX warrants should consult with their own tax advisors regarding the particular tax consequences to them of the conversion of the EdtechX warrants into Holdco Warrants and the holding, exercise or disposition of the Holdco Warrants.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of securities that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of securities is not described as a U.S. Holder and is not an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders of the ownership and disposition of Holdco securities following the EdtechX Merger are described below under the heading “Non-U.S. Holders.”

This discussion is based upon existing provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” Treasury regulations promulgated thereunder, published revenue rulings and procedures from the U.S. Internal Revenue Service, or the “IRS,” and judicial decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold securities, and that will own and hold securities as a result of owning the corresponding EdtechX securities, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long-term residents of the United States;

●	Non-U.S. Holders (except as specifically provided below);

●	persons that actually or constructively own five percent (5%) or more of EdtechX’s securities or Holdco’s securities (except as specifically provided below);

●	persons that acquired EdtechX securities or Holdco securities pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

●	persons that hold EdtechX securities or Holdco securities as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar; or

●	controlled foreign corporations.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of EdtechX securities or Holdco securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold EdtechX securities, or will hold Holdco securities, through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of EdtechX securities (or Holdco securities), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) on EdtechX securities (or Holdco securities) and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of EdtechX securities (or Holdco securities) will be in U.S. dollars.

Neither EdtechX nor Holdco have sought, and neither will seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF EDTECHX SECURITIES OR HOLDCO SECURITIES IN CONNECTION WITH OR FOLLOWING THE MERGERS MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF EDTECHX SECURITIES AND HOLDCO SECURITIES IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGERS, AND THE OWNERSHIP AND DISPOSITION OF EDTECHX SECURITIES OR HOLDCO SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Tax Consequences of the Mergers

The parties to the Merger Agreement intend that the Mergers, taken together, qualify as an integrated exchange for U.S. federal income tax purposes under Section 351 of the Code, and the Merger Agreement provides that all parties to the Merger agreement shall report the Mergers consistent with such tax treatment unless otherwise required by a final determination under applicable tax law. However, there is no guidance directly on point on how the provisions of Section 351 of the Code apply in the case of a merger of corporations with no active business and only investment-type assets. Furthermore, there is absence of guidance directly on point as to whether Section 367 of the Code applies in connection with transactions involving a merger with a non-U.S. corporation, followed by a merger with a U.S. corporation. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take or sustain a position indicating the transaction qualifies as a tax free transaction under either section.

If the Mergers were to qualify as an integrated exchange under Section 351, and are not subject to Section 367, it is anticipated that a U.S. Holder of EdtechX stock should not recognize gain or loss upon the exchange of its EdtechX stock solely for Holdco stock pursuant to the EdtechX Merger. A U.S. Holder’s aggregate tax basis in the Holdco stock received in connection with the EdtechX Merger should be the same as his aggregate tax basis in the EdtechX stock surrendered in the transaction. In addition, the U.S. Holder’s holding period of the Holdco stock received in the EdtechX Merger generally should include his holding period of the EdtechX stock surrendered in the EdtechX Merger.

We anticipate that a U.S. Holder whose EdtechX warrant automatically converts into a warrant to purchase Holdco Shares will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Holdco Warrant received and such U.S. Holder’s adjusted basis in its EdtechX warrant. A U.S. Holder’s basis in its Holdco Warrant deemed received in the Merger will equal the fair market value of such warrant. A U.S. Holder’s holding period in its Holdco Warrant will begin on the day after the Merger.

Taxation on the Conversion of EdtechX ordinary shares

In the event that a U.S. Holder of EdtechX common stock elects to convert its common stock into its pro rata portion of the EdtechX trust account, the amount received on any such conversion generally will be treated for U.S. federal income tax purposes as a payment in consideration for the sale of the EdtechX common stock rather than as a distribution. Such amounts, however, will be treated as a distribution for U.S. federal income tax purposes if (i) the conversion is “essentially equivalent to a dividend” (generally meaning that the U.S. Holder’s percentage ownership in EdtechX, including EdtechX common stock the U.S. Holder is deemed to own under certain constructive ownership rules, after the conversion is not meaningfully reduced from what its percentage ownership in EdtechX, including constructive ownership was prior to the conversion), (ii) the conversion is not “substantially disproportionate” as to that U.S. Holder (“substantially disproportionate” requiring, among other things, that the percentage of EdtechX outstanding voting shares owned (including constructive ownership) immediately following the conversion is less than 80% of that percentage owned (including constructive ownership) by such holder immediately before the conversion) and (iii) the conversion does not result in a “complete termination” of the U.S. Holder’s interest in EdtechX (generally taking into account certain constructive ownership rules). If the U.S. Holder had a relatively minimal interest in EdtechX common stock and, taking into account the effect of conversions by other holders, its percentage ownership (including constructive ownership) in EdtechX is reduced as a result of the conversion, such holder generally should be regarded as having a meaningful reduction in interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any conversion of its EdtechX common stock.

Taxation of Cash Distributions Paid on Holdco Shares

Subject to the passive foreign investment company rules discussed below, a U.S. Holder of Holdco Shares generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on the Holdco Shares. A cash distribution on such securities generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Holdco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Holdco Shares. Any remaining excess generally will be treated as gain from the sale or other disposition of the Holdco securities and will be treated as described under “— Taxation on the Disposition of Holdco Securities” below. With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Holdco Shares are readily tradable on an established securities market in the United States, or Holdco is eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) Holdco is not a passive foreign investment company (as discussed below) for either the taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to Holdco Shares.

Taxation on the Disposition of Holdco Securities

Upon a sale or other taxable disposition of Holdco securities (which, in general, would include a distribution in connection with Holdco’s liquidation), a U.S. Holder of such securities generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such securities.

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of Holdco Shares equal to the difference between the amount realized (in U.S. dollars) for the Shares and your tax basis (in U.S. dollars) in the Holdco Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Holdco Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Holdco will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of its assets for purposes of the PFIC asset test, (1) the cash Holdco owns at any time will generally be considered to be held for the production of passive income and (2) the value of Holdco’s assets must be determined based on the market value of Holdco Shares from time to time, which could cause the value of its non-passive assets to be less than 50% of the value of all of its assets (including cash) on any particular quarterly testing date for purposes of the asset test. Although Holdco does not expect to be a PFIC, it is not entirely clear how the contractual arrangements between us and our VIEs will be treated for purposes of the PFIC rules. If it were determined that Holdco does not own the stock of our VIEs for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), Holdco may be treated as a PFIC. Holdco must make a separate determination each year as to whether it is a PFIC. Holdco will make this determination following the end of any particular tax year. If Holdco is a PFIC for any year during which you hold Holdco Shares, it will continue to be treated as a PFIC for all succeeding years during which you hold Holdco Shares. However, if Holdco ceases to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Holdco Shares.

If Holdco is a PFIC for any taxable year(s) during which you hold Holdco Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Holdco Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Holdco Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which Holdco was a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Holdco Shares cannot be treated as capital, even if you hold the Holdco Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Holdco Shares and for which Holdco is determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Holdco Shares as of the close of such taxable year over your adjusted basis in such Holdco Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Holdco Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the Holdco Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Holdco Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Holdco Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Holdco Shares. Your basis in the Holdco Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by Holdco, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Cash Distributions Paid on Holdco Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Holdco Shares are regularly traded on Nasdaq and if you are a U.S. Holder of Holdco Shares, the mark-to-market election would be available to you were Holdco to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. Holdco does not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Holdco Shares in any taxable year in which Holdco is a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Holdco Shares, including regarding distributions received on the Holdco Shares and any gain realized on the disposition of the Holdco Shares.

If you do not make a timely “mark-to-market” election (as described above), and if Holdco were a PFIC at any time during the period you hold Holdco Shares, then such Holdco Shares will continue to be treated as stock of a PFIC with respect to you even if Holdco ceases to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Holdco Shares at their fair market value on the last day of the last year in which Holdco is treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Holdco Shares on the last day of the last year in which Holdco is treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Holdco Shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in Holdco Shares and the elections discussed above.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

Dividend payments with respect to Holdco Shares and proceeds from the sale, exchange or redemption of Holdco Shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information. Transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse merger” in accordance with U.S. GAAP. Under this method of accounting EdtechX will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Meten issuing stock for the net assets of EdtechX, accompanied by a recapitalization. The net assets of EdtechX will be stated at fair value which approximates historical costs as EdtechX has only cash and short-term liabilities. No goodwill or other intangible assets relating to the Mergers will be recorded. Operations prior to the business combination will be those of Meten.

Regulatory Matters

The Mergers contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirement or approval necessary to effectuate the Mergers, except for the filing of any notifications required under the HSR Act and the expiration or early termination of the required waiting periods thereunder.

Required Vote

The approval of the merger proposal will require the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote at the annual meeting. Abstentions will count as votes “against” the proposal. Broker non-votes will have no effect on the proposal because brokers are not entitled to vote on the matter absent voting instructions from the beneficial holder.

THE EDTECHX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EDTECHX STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the structure of the Mergers and the consideration to be paid, see the section entitled “The Merger Proposal.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Mergers.

Closing of the Mergers

The closing of the Mergers will take place no later than the fifth business day following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to Closing” (other than conditions that by their nature are to be satisfied at the closing), unless EdtechX and Meten agree in writing to another time. The Mergers are expected to be consummated as soon as practicable after the annual meeting of EdtechX’s stockholders described in this proxy statement/prospectus, assuming the other conditions to the Mergers have been satisfied or waived.

Representations and Warranties; Survival

Except as limited below, the Merger Agreement contains representations and warranties of each of EdtechX, on one hand, and Meten, Holdco and the Merger Subs, on the other hand, generally relating, among other things, to:

●	proper organization and qualification;

●	subsidiaries;

●	capital structure of each company;

●	the authorization, performance and enforceability of the Merger Agreement;

●	required filings and consents and absence of conflicts;

●	compliance with laws and other legal requirements;

●	the existence of required permits;

●	financial statements and, in the case of EdtechX, filings with the SEC;

●	absence of undisclosed liabilities;

●	absence of certain changes or events;

●	litigation;

●	employee benefit plans;

●	labor matters;

●	restrictions on business activities;

●	real property, leases and personal property;

●	taxes;

●	environmental matters;

●	brokerage and similar fees;

●	intellectual property;

●	material agreements, contracts and commitments;

●	insurance;

●	interested party transactions;

●	in the case of EdtechX, listing of securities;

●	board approval;

●	truthfulness of information provided to be included in this proxy statement/prospectus

●	in the case of EdtechX, the existence of the trust fund;

●	in the case of EdtechX, the existence of the Forward Purchase Contract with the Azimut Investor; and

●	absence of illegal or improper transactions.

The representations and warranties of the parties will survive until the first anniversary of the closing of the Mergers.

Conduct of Business

Covenants

EdtechX, Holdco, Meten, and the Merger Subs have each agreed to take such actions as are necessary, proper or advisable to consummate the Mergers. They have also generally agreed to continue to operate their respective businesses in the ordinary course consistent with past practices prior to the closing and not to take the following actions, among others, except as permitted by the Merger Agreement, without the prior written consent of the other party:

●	waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

●	grant any material severance or termination pay to any of its officers or employees, except pursuant to applicable law, written agreements outstanding, or plans or policies existing on the date of the Merger Agreement and as previously or concurrently disclosed, or in the case of Meten and its subsidiaries except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice;

●	Abandon, allow to lapse, transfer, sell, assign, or license to any person or otherwise extend, amend or modify any material rights to any intellectual property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices;

●	declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of such party or split, combine or reclassify any such capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any such capital stock;

●	purchase, redeem or otherwise acquire, directly or indirectly, any of its shares of capital stock or other equity securities or ownership interests of EdtechX, Meten, or Holdco;

●	issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of its capital stock or any securities convertible into or exchangeable for shares of its capital stock, or subscriptions, rights, warrants or options to acquire any shares of its capital stock or any securities convertible into or exchangeable for shares of its capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

●	amend its constitutional documents in any material respect;

●	Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of EdtechX or Meten, as applicable, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services to other persons;

●	Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such Party (measured with all of its Subsidiaries, taken as a whole);

●	Except incurrences of indebtedness under Meten’s existing credit facilities (and, in the case of Meten and its Subsidiaries, extensions of credit in the ordinary course with employees and among Meten and its Subsidiaries), incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of EdtechX, Holdco, or Meten and its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

●	Except as otherwise required by law or pursuant to an existing plan, policy or contract of Meten or its Subsidiaries, (i) adopt or materially amend any plan (including any plan that provides for severance), or enter into any employment contract or collective bargaining agreement (other than in the ordinary course of business consistent with past practice), (ii) pay any special bonus or special remuneration to any director or employee, except in the ordinary course of business consistent with past practices, or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

●	(i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with their terms, or recognized or disclosed in Meten’s financial statements or EdtechX’s most recent filings with the SEC, as applicable, or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which Meten or any of its Subsidiaries is a party or beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which EdtechX is a party or of which EdtechX is a beneficiary, as applicable;

●	Except in the ordinary course of business consistent with past practices, modify in any material respect or terminate (other than in accordance with its terms) any material agreement or waive, delay the exercise of, release or assign any material rights or claims thereunder

●	Except as required by law or U.S. GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

●	Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $2,000,000 in any 12 month period;

●	Settle any material litigation where the consideration given by the party is other than monetary or to which an officer, director or employee of such person is a party in his or her capacity as such

●	Make, revoke, amend, or rescind any material tax elections, enter into or amend any agreement or settlement or compromise with any governmental entity with regard to a material amount of tax, execute any waiver of restrictions on assessment or collection of any tax other than in the ordinary course of business, or change any method of accounting for tax purposes or prepare or file any tax return in a manner inconsistent with past practice, except as otherwise required by applicable law;

●	Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by the Merger Agreement;

●	Permit any person to exercise any of its discretionary rights under any plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

●	Make capital expenditures in excess of $2,000,000;

●	Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (ii) such distributions or advancements by a subsidiary of Meten to Meten or another such subsidiary; or

●	Agree in writing or otherwise agree or commit to take any of the foregoing actions.

Additional Covenants

The Merger Agreement also contains additional covenants of the parties, including covenants generally providing for:

●	EdtechX and Holdco to prepare and file this proxy statement/prospectus to be used for the purpose of soliciting proxies from the EdtechX shareholders for the matters to be acted upon at the annual meeting;

●	the preparation and filing by EdtechX and Meten of the notification required of each of them under the HSR Act in connection with the transactions contemplated by the Merger Agreement;

●	the preparation and filing by EdtechX of all such forms, reports and documents required to be filed by EdtechX with the SEC subsequent to the date of the Merger Agreement through the closing;

●	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information. See the section titled “The Merger Agreement — Confidentiality; Access to Information”;

●	Meten to waive its rights to make claims against EdtechX to collect from the trust fund established for the benefit of the holders of public shares for any monies that may be owed to them by EdtechX;

●	EdtechX and Holdco to use commercially reasonable best efforts to apply for the listing of Holdco’s securities on Nasdaq or the New York Stock Exchange;

●	EdtechX and Meten ceasing discussions with respect to alternative transactions (subject to certain limited exceptions);

●	Meten to provide periodic financial information to EdtechX through the closing;

●	Holdco to enter into the Registration Rights Agreement, Lock-up Agreements and Voting Agreement with the parties thereto;

●	Meten to give notice to all of its shareholders calling for an extraordinary general meeting to consider and vote upon the Merger Agreement and the Mergers and to hold such meeting as promptly as practicable after the effectiveness of this registration statement, unless the shareholders of Meten act by written consent without a meeting of shareholders after such effectiveness.

●	The parties to cooperate to arrange and obtain the Financing;

●	EdtechX to consummate the Azimut Investment;

●	Holdco to adopt the Holdco ESOP Plan;

●	EdtechX to fully repay any and all outstanding working capital loans at the closing from the trust account;

●	EdtechX to continue the listing of EdtechX’s common stock and warrants on Nasdaq; and

●	The parties to use commercially reasonable efforts to cause Holdco to adopt a memorandum and articles of association establishing two classes of ordinary shares.

Confidentiality; Access to Information

EdtechX and Meten will afford to the other party and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel during the period prior to the closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, as reasonably required for the purposes of the Merger Agreement. EdtechX and Meten will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the Mergers contemplated by the Merger Agreement.

Conditions to Closing

General Conditions

Consummation of the Mergers is conditioned on approval of the Merger Agreement and contemplated transactions by EdtechX’s stockholders and by Meten’s shareholders. In addition, the consummation of the Mergers is conditioned upon, among other things:

●	all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended shall have expired and no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the Transactions;

●	EdtechX having at least $5,000,001 of net tangible assets remaining immediately prior to, or upon the closing of, the business combination, after taking into account payments to holders of shares of EdtechX’s common stock that properly demanded that EdtechX convert their common stock for their pro rata share of the trust account;

●	no material adverse effect with respect to EdtechX or Meten shall have occurred between the date of the Merger Agreement and the closing of the transactions;

●	the registration statement of which this proxy statement/prospectus forms a part shall have been declared effective by the Securities and Exchange Commission; and

●	no action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by the Merger Agreement, (ii) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the Holdco Shares to be issued by Holdco in connection with the Mergers and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

Meten’s, Holdco’s and the Merger Subs’ Conditions to Closing

The obligations of Meten, Holdco, and the Merger Subs to consummate the Mergers are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of EdtechX (subject to certain bring-down standards);

●	performance of the covenants of EdtechX required by the Agreement to be performed on or prior to the closing;

●	the common stock and warrants of EdtechX continuing to be listed on the Nasdaq Capital Market up to the closing;

●	EdtechX satisfying the Minimum Cash Closing Condition;

●	resignations and appointments of certain officers and directors as specified in the Merger Agreement;

●	the execution and delivery of the Voting Agreement by EdtechX and certain EdtechX stockholders;

●	the execution and delivery of the Amended Stock Escrow Agreement;

●	the execution and delivery of the Amended Registration Rights Agreement;

●	the execution and delivery of the Support Agreement by EdtechX and certain stockholders of EdtechX;

●	the approval for listing of the Holdco ordinary shares on the Nasdaq Capital Market or the New York Stock Exchange, subject to official notice of approval and satisfaction of public holder requirements; and

●	EdtechX shall be in compliance with the reporting requirements under the Securities Act and Exchange Act.

EdtechX’s Conditions to Closing

The obligations of EdtechX to consummate the Mergers are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of Meten, Holdco, and the Merger Subs (subject to certain bring-down standards);

●	performance of the covenants of Meten, Holdco, and the Merger Subs required by the Merger Agreement to be performed on or prior to the closing;

●	the execution and delivery of the Voting Agreement by Meten and certain shareholders of Meten; and

●	the execution and delivery of the Lock-up Agreements by certain shareholders of Meten.

EdtechX, Meten, Holdco or the Merger Subs may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement or in any document delivered pursuant to the Agreement. Notwithstanding the foregoing, pursuant to EdtechX’s current amended and restated certificate of incorporation, EdtechX cannot consummate the business combination if it has less than $5,000,001 of net tangible assets upon the consummation of the business combination.

Termination

The Merger Agreement may be terminated as follows:

●	by mutual written consent of EdtechX and Meten;

●	by either EdtechX or Meten if the business combination is not consummated on or before April 1, 2020, provided that the right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the business combination to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement;

●	by either EdtechX or Meten if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, judgment, ruling or other action is final and non-appealable;

●	by either EdtechX or Meten if, at the EdtechX shareholder meeting called to approve the Mergers, the Mergers fail to be approved by the required vote (subject to any adjournment or recess of the meeting);

●	by either EdtechX or Meten if EdtechX has less than $5,000,001 of net tangible assets remaining immediately prior to, or upon the closing of, the transactions, after taking into account payments to holders of EdtechX common stock that properly demanded that EdtechX convert their common stock for their pro rata share of the trust account;

●	by either EdtechX or Meten if the other party has breached any of its covenants or representations and warranties in any material respect which cannot be cured or, if curable, and has not been cured within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in material breach;

●	by Meten if the Minimum Cash Closing Condition is not met; or

●	by either EdtechX or Meten upon a breach of the exclusivity covenants contained in the Merger Agreement.

Fees and Expenses

Unless otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Mergers will be paid by the party incurring such expenses whether or not the Mergers are consummated. However, in the event of the termination of the Merger Agreement by EdtechX due to Meten’s failure to materially comply with any applicable legal requirements, then Meten will pay EdtechX within two business days after such termination a termination fee equal to $125,000. In the event of the termination of the Merger Agreement by EdtechX due to Meten’s breach of the exclusivity covenants contained in the Merger Agreement, then Meten will pay EdtechX within two business days after such termination a termination fee equal to $350,000. In the event of the termination of the Merger Agreement by Meten due to EdtechX’s failure to materially comply with any applicable legal requirements, then EdtechX will pay Meten within two business days after such termination a termination fee equal to $125,000. In the event of the termination of the Merger Agreement by Meten due to EdtechX’s breach of the exclusivity covenants contained in the Merger Agreement, then EdtechX will pay Meten within two business days after such termination a termination fee equal to $350,000.

Amendments

The Merger Agreement may be amended by the parties thereto at any time prior to the closing of the Mergers by execution of an instrument in writing signed on behalf of each of the parties.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by and interpreted and construed in accordance with the law of the state of Delaware, regardless of the law that might otherwise govern under applicable principles of the conflicts of laws of Delaware, and each party irrevocably submitted itself to the exclusive jurisdiction of any federal or state court located in the State of Delaware in respect of any action, suit or proceeding arising in connection with the Merger Agreement and the Mergers contemplated thereby. Notwithstanding the foregoing, the following matters arising out of or relating to the Merger Agreement are governed by and interpreted and construed in accordance with the Laws of the Cayman Islands, in respect of which the parties have irrevocably submited to the non-exclusive jurisdiction of the courts of the Cayman Islands: (i) the Meten Merger; (ii) the vesting of the undertaking, property and liabilities of the Company in the Surviving Cayman Islands Company; (iii) the conversion of the Meten ordinary shares; and (iv) the internal corporate affairs of Meten and Holdco.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of EdtechX and Meten adjusted to give effect to the merger and the other transactions contemplated by the Merger Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The translations from RMB to U.S. dollars in the unaudited pro forma condensed combined financial satements were made at a rate of RMB7.1477 to US$1.00, the exchange rates set forth in the H.10 statistical release of the Federal Reserve Board on September 30, 2019. Edtechx and Meten make no representation that the RMB or U.S. dollar amounts referred to in this proxy statement/prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all.

The unaudited pro forma condensed combined balance sheet as of September 30, 2019 combines the historical balance sheet of EdtechX and the historical balance sheet of Meten on a pro forma basis as if the merger and the other transactions contemplated by the merger agreement, summarized below, had been consummated on September 30, 2019. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 and the year ended December 31, 2018 combine the historical statements of operations of EdtechX and Meten for such periods on a pro forma basis as if the Mergers and the other transactions contemplated by the Merger Agreement, summarized below, had been consummated on January 1, 2018.

Pursuant to the Merger Agreement, (i) the Meten Merger will occur, whereby Meten Merger Sub will merge with and into Meten, with Meten being the surviving entity of such merger and (ii) thereafter the EdtechX Merger will occur, whereby EdtechX Merger Sub will merge with and into EdtechX, with EdtechX being the surviving entity of such merger. Immediately after the Mergers, each of EdtechX and Meten will be wholly-owned subsidiaries of Holdco.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	the (i) historical audited financial statements of EdtechX as of and for the period from May 15, 2018 (inception) through December 31, 2018 and (ii) historical condensed unaudited financial statements of EdtechX as of and for the nine months ended September 30, 2019 and the related notes, in each case, included elsewhere in this proxy statement/consent solicitation statement/prospectus;

●	the (i) historical audited consolidated financial statements of Meten as of and for the year ended December 31, 2018 and (ii) historical condensed unaudited consolidated financial statements of Meten as of and for the nine months ended September 30, 2019 and the related notes, in each case, included elsewhere in this proxy statement/consent solicitation statement/prospectus; and

●	other information relating to EdtechX and Meten contained in this proxy statement/consent solicitation statement/prospectus, including the merger agreement and the description of certain terms thereof set forth under “The Merger.”

Pursuant to EdtechX’s existing amended and restated certificate of incorporation, public stockholders are being offered the opportunity to convert, upon the closing of the merger, shares of EdtechX common stock then held by them into cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account. For illustrative purpose, based on the fair value of cash and cash equivalents held in the Trust Account as of September 30, 2019 of approximately $65.4 million, the estimated per share conversion price would have been approximately $10.34 per share.

The unaudited pro forma condensed combined financial statements present three conversion scenarios as follows:

●	Assuming No Conversion: This scenario assumes that no shares of EdtechX common stock are converted into a pro rata portion of the trust account;

●	Assuming Maximum Conversions Condition: This scenario assumes that 2,593,547 shares of EdtechX common stock are converted for an aggregate payment of approximately $26.8 million (based on the estimated per share redemption price of approximately $10.34 per share based on the fair value of cash and cash equivalents held in the Trust Account as of September 30, 2019 of approximately $65.4 million) from the Trust Account, which is the maximum amount of conversions that would allow EdtechX to satisfy the Minimum Cash Closing Condition set forth in the merger agreement; and

●	Assuming Maximum Possible Conversions: This scenario assumes that 5,010,917 shares of EdtechX common stock are converted for an aggregate payment of approximately $51.8 million, which is the maximum amount of conversions that would satisfy EdtechX having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) upon consummation of the business combination.

Notwithstanding the legal form of the merger pursuant to the merger agreement, the merger will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ExtechX will be treated as the acquired company and Meten will be treated as the acquirer for financial statement reporting purposes. Meten has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Meten’s existing shareholders will have the greatest voting interest in the combined entity under the no and maximum conversion scenarios with over 86% and 91% voting interest, respectively;

●	Meten’s directors will represent the majority of the New Meten board of directors;

●	Meten’s senior management will be the senior management of New Meten; and

●	Meten is the larger entity based on historical total assets and revenues.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Meten following the completion of the merger. The unaudited pro forma adjustments represent EdtechX’s management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2019

(in thousands)

				Scenario 1			Scenario 2			Scenario 3
				Assuming No			Assuming Maximum Redemption			Assuming Maximum Possible
				Redemption			Condition			Redemption
			Pro Forma	Pro Forma		Pro Forma	Pro Forma		Pro Forma	Pro Forma		Pro Forma
	EdtechX	Meten	Combined	Adjustments		Combined	Adjustments		Combined	Adjustments		Combined
ASSETS
Current assets
Cash and cash equivalents	$303	20,171	20,474	65,412	(1)	76,993	65,412	(1)	50,171	65,412	(1)	25,171
				(393	)(2)		(393	)(2)		(393	)(2)
				(8,500	)(3)		(8,500	)(3)		(8,500	)(3)
							(26,822	)(5)		(51,822	)(5)
Contract assets	-	1,954	1,954	-		1,954	-		1,954	-		1,954
Accounts receivable, net	-	2,673	2,673	-		2,673	-		2,673	-		2,673
Other contract costs	-	7,431	7,431	-		7,431	-		7,431	-		7,431
Prepaid expense and other current assets	76	11,345	11,421	-		11,421	-		11,421	-		11,421
Amounts due to related parties	-	1,249	1,249	-		1,249	-		1,249	-		1,249
Prepaid income tax	-	1,746	1,746	-		1,746	-		1,746	-		1,746
Total current assets	379	46,569	46,948	56,519		103,467	29,697		76,645	4,697		51,645
Restricted cash	-	1,979	1,979	-		1,979	-		1,979	-		1,979
Other contract costs	-	1,681	1,681	-		1,681	-		1,681	-		1,681
Equity method investments	-	3,780	3,780			3,780	-		3,780	-		3,780
Property and equipment, net	-	30,468	30,468	-		30,468	-		30,468	-		30,468
Operating lease right of use assets	-	69,348	69,348	-		69,348	-		69,348	-		69,348
Intangible assets, net	-	3,718	3,718	-		3,718	-		3,718	-		3,718
Goodwill	-	42,273	42,273	-		42,273	-		42,273	-		42,273
Deferred tax assets	-	1,619	1,619	-		1,619	-		1,619	-		1,619
Long-term prepayments and other non-current assets	-	9,059	9,059	-		9,059	-		9,059	-		9,059
Cash and cash equivalents held in Trust Account	65,412	-	65,412	(65,412	)(1)	-	(65,412	)(1)	-	(65,412	)(1)	-
Total non-current assets	65,412	163,925	229,337	(65,412)		163,925	(65,412)		163,925	(65,412)		163,925
Total assets	$65,791	210,494	276,285	(8,893)		267,392	(35,715)		240,570	(60,715)		215,570

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$125	1,991	2,116	(125	)(2)	1,991	(125	)(2)	1,991	(125	)(2)	1,991
Bank loans	-	7,275	7,275	-		7,275	-		7,275	-		7,275
Deferred revenue	-	57,197	57,197	-		57,197	-		57,197	-		57,197
Accrued expenses and other payables	-	15,455	15,455	-		15,455	-		15,455	-		15,455
Financial liabilities from contracts with customers	-	72,870	72,870	-		72,870	-		72,870	-		72,870
Operating lease liabilities	-	21,586	21,586	-		21,586	-		21,586	-		21,586
Franchise tax payable	31	-	31	(31	)(2)	-	(31	)(2)	-	(31	)(2)	-
Income taxes payable	152	2,368	2,520	(152	)(2)	2,368	(152	)(2)	2,368	(152	)(2)	2,368
Due to related parties	85	145	230	(85	)(2)	145	(85	)(2)	145	(85	)(2)	145
Total current liabilities	393	178,887	179,280	(393)		178,887	(393)		178,887	(393)		178,887
Deferred underwriting fees	1,225	-	1,225	(1,225	)(3)	-	(1,225	)(3)	-	(1,225	)(3)	-
Deferred revenue	-	5,487	5,487	-		5,487	-		5,487	-		5,487
Deferred tax liabilities	-	2,076	2,076	-		2,076	-		2,076	-		2,076
Non-current tax payable	-	1,156	1,156	-		1,156	-		1,156	-		1,156
Operating lease liabilities, less current portion	-	46,491	46,491	-		46,491	-		46,491	-		46,491
Contingent consideration	-	-	-	-		-	-		-	-		-
Total long-term liabilities	1,225	55,210	56,435	(1,225)		55,210	(1,225)		55,210	(1,225)		55,210
Total liabilities	1,618	234,097	235,715	(1,618)		234,097	(1,618)		234,097	(1,618)		234,097

Commitments and contingencies

Ordinary shares subject to possible redemption	59,173	-	59,173	(59,173	)(4)	-	(59,173	)(5)	-	(59,173	)(5)	-

Stockholders' equity
Common Stock, $0.0001 par value	-	31	31	(25	)(6)	6	(25	)(6)	6	(26	)(6)	5
Additional paid-in-capital	4,566	24,187	28,753	59,173	(4)	88,385	32,351	(5)	61,563	7,351	(5)	36,564
				459	(6)		459	(6)		460	(6)
Retained earnings (accumulated deficit)	434	(50,871)	(50,437)	(7,275	)(3)	(58,146)	(7,275	)(3)	(58,146)	(7,275	)(3)	(58,146)
				(434	)(6)		(434	)(6)		(434	)(6)
Total stockholders' equity (deficit) attributable to stockholders of the Company	5,000	(26,653)	(21,653)	51,898		30,245	25,076		3,423	76		(21,577)
Non-controlling interests	-	3,050	3,050	-		3,050	-		3,050	-		3,050
Total stockholders' equity (deficit)	5,000	(23,603)	(18,603)	51,898		33,295	25,076		6,473	76		(18,527)
Total liabilities and stockholders' equity	$65,791	210,494	276,285	(8,893)		267,392	(35,715)		240,570	(60,715)		215,570

Unaudited Pro Forma Condensed Combined Statement of Operations

 For the Nine Months Ended September 30, 2019

(in thousands, except share and per share data)

				Scenario 1			Scenario 2			Scenario 3
				Assuming No			Assuming Maximum Redemption			Assuming Maximum Possible
				Redemption			Condition			Redemption
			Pro Forma	Pro Forma		Pro Forma	Pro Forma		Pro Forma	Pro Forma		Pro Forma
	EdtechX	Meten	Combined	Adjustments		Combined	Adjustments		Combined	Adjustments		Combined
Total revenue	$-	153,192	153,192	-		153,192	-		153,192	-		153,192
Cost of revenues	-	78,175	78,175	-		78,175	-		78,175	-		78,175
Gross profit	-	75,017	75,017	-		75,017	-		75,017	-		75,017

Costs and Expenses:
General and administrative	508	35,869	36,377	-		36,377	-		36,377	-		36,377
Sales and marketing	-	45,225	45,225	-		45,225	-		45,225	-		45,225
Research and development	-	3,550	3,550	-		3,550	-		3,550	-		3,550
	508	84,644	85,152	-		85,152	-		85,152	-		85,152

Operating Income (loss)	(508)	(9,627)	(10,135)	-		(10,135)	-		(10,135)	-		(10,135)

Other expenses (income):
Interest expense (income)	(1,214)	121	(1,093)	1,214	(1)	121	1,214	(1)	121	1,214	(1)	121
Unrealized loss on marketable securities	83	-	83	(83	)(1)	-	(83	)(1)	-	(83	)(1)	-
Foreign exchange (gain) loss	-	3	3	-		3	-		3	-		3
Government grants	-	(725)	(725)	-		(725)	-		(725)	-		(725)
Equity in (income)/loss on equity method investments	-	(502)	(502)	-		(502)	-		(502)	-		(502)
Gains on disposals of subsidiaries	-	(82)	(82)	-		(82)	-		(82)	-		(82)
Other income	-	(432)	(432)	-		(432)	-		(432)	-		(432)
Total other expense (income), net	(1,131)	(1,617)	(2,748)	1,131		(1,617)	1,131		(1,617)	1,131		(1,617)

Income (loss) before income taxes	623	(8,010)	(7,387)	(1,131)		(8,518)	(1,131)		(8,518)	(1,131)		(8,518)
Income tax expense	(241)	(321)	(562)	241	(1)	(321)	241	(1)	(321)	241	(1)	(321)
Net income (loss)	382	(8,331)	(7,949)	(890)		(8,839)	(890)		(8,839)	(890)		(8,839)
Net loss attributable to non-controlling interests	-	251	251	-		251			251			251
Net income attributable to stockholders of the Company	$382	(8,080)	(7,698)	(890)		(8,588)	(890)		(8,588)	(890)		(8,588)

Net income (loss) per common share:
Basic	$(0.17)					$(0.15)			$(0.16)			$(0.17)
Diluted	$(0.17)					$(0.15)			$(0.16)			$(0.17)

Weighted average common shares outstanding:
Basic	2,144,682			54,153,175		56,297,857	51,559,628		53,704,310	49,142,258		51,286,940
Diluted	2,144,682			54,153,175		56,297,857	51,559,628		53,704,310	49,142,258		51,286,940

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2018

(in thousands, except share and per share data)

				Scenario 1			Scenario 2			Scenario 3
				Assuming No			Assuming Maximum			Assuming Maximum Possible
				Redemption			Redemption Condition			Redemption
			Pro Forma	Pro Forma		Pro Forma	Pro Forma		Pro Forma	Pro Forma		Pro Forma
	EdtechX	Meten	Combined	Adjustments		Combined	Adjustments		Combined	Adjustments		Combined
Total revenue	$-	199,258	199,258	-		199,258	-		199,258	-		199,258
Cost of revenues	-	87,860	87,860	-		87,860	-		87,860	-		87,860
Gross profit	-	111,398	111,398	-		111,398	-		111,398	-		111,398

Costs and Expenses:
General and administrative	210	41,014	41,224	-		41,224	-		41,224	-		41,224
Sales and marketing	-	59,490	59,490	-		59,490	-		59,490	-		59,490
Research and development	-	3,662	3,662	-		3,662	-		3,662	-		3,662
	210	104,166	104,376	-		104,376	-		104,376	-		104,376

Operating Income (loss)	(210)	7,232	7,022	-		7,022	-		7,022	-		7,022

Other expenses (income):
Interest expense (income)	(327)	(160)	(487)	327	(1)	(160)	327	(1)	(160)	327	(1)	(160)
Unrealized loss on marketable securities	10	-	10	(10	)(1)	-	(10	)(1)	-	(10	)(1)	-
Gains on available for sale investments	-	(548)	(548)	-		(548)	-		(548)	-		(548)
Foreign exchange (gain) loss	-	(3)	(3)	-		(3)	-		(3)	-		(3)
Government grants	-	(1,094)	(1,094)	-		(1,094)	-		(1,094)	-		(1,094)
Equity in (income)/loss on equity method investments	-	(233)	(233)	-		(233)	-		(233)	-		(233)
Other income	-	(231)	(231)	-		(231)	-		(231)	-		(231)
Total other expense (income), net	(317)	(2,269)	(2,586)	317		(2,269)	317		(2,269)	317		(2,269)

Income (loss) before income taxes	107	9,501	9,608	(317)		9,291	(317)		9,291	(317)		9,291
Income tax expense	(55)	(2,022)	(2,077)	55	(1)	(2,022)	55	(1)	(2,022)	55	(1)	(2,022)
Net income (loss)	52	7,479	7,531	(262)		7,269	(262)		7,269	(262)		7,269
Net loss attributable to non-controlling interests	-	533	533	-		533			533			533
Net income (loss) attributable to stockholders of the Company	52	8,012	8,064	(262)		7,802	(262)		7,802	(262)		7,802
Accretion of redeemable owners' investment	-	(1,373)	(1,373)	-		(1,373)			(1,373)			(1,373)
Net income (loss) available to stockholders of the Company	$52	6,639	6,691	(262)		6,429	(262)		6,429	(262)		6,429

Net income (loss) per common share:
Basic	$(0.08)					$0.11			$0.12			$0.13
Diluted	$(0.08)					$0.11			$0.11			$0.12

Weighted average common shares outstanding:
Basic	1,635,292			54,662,565		56,297,857	52,069,018		53,704,310	49,651,648		51,286,940
Diluted	1,635,292			56,964,827		58,600,119	54,371,280		56,006,572	51,953,910		53,589,202

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

The merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, EdtechX will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the merger will be treated as the equivalent of Meten issuing stock for the net assets of EdtechX, accompanied by a recapitalization. The net assets of EdtechX will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of September 30, 2019 gives pro forma effect to the merger and the other transactions contemplated by the merger agreement as if they had been consummated on September 30, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 and for the nine months ended September 30, 2019 give pro forma effect to the merger and the other transactions contemplated by the merger agreement as if they had been consummated on January 1, 2018.

The unaudited pro forma condensed combined balance sheet as of September 30, 2019 has been prepared using, and should be read in conjunction with, the following:

●	EdtechX’s unaudited balance sheet as of September 30, 2019 and the related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus; and

●	Meten’s unaudited balance sheet as of September 30, 2019 and the related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 has been prepared using, and should be read in conjunction with, the following:

●	EdtechX’s audited statement of operations for the period from May 15, 2018 (inception) through December 31, 2018 and the related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus; and

●	Meten’s audited statement of operations for the year ended December 31, 2018 and the related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2019 has been prepared using, and should be read in conjunction with, the following:

●	EdtechX’s unaudited statement of operations for the quarter ended September 30, 2019 and the related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus; and

●	Meten’s unaudited statement of operations for the quarter ended September 30, 2019 and the related notes included elsewhere in this proxy statement/consent solicitation statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the merger. The unaudited pro forma condensed combined financial information does not give effect to any compensation expense related to the additional earnout shares that may be associated with the merger as the combined entity is currently evaluating the valuation of the earnout and other terms to determine the accounting treatment following the consummation of the merger. Given the short period of time between the merger agreement and the issuance of this proxy statement/consent solicitation statement/prospectus, it is not practicable to disclose the impact to the pro formas related to the potential issuance of the earnout shares.

The pro forma adjustments reflecting the consummation of the merger and other transactions contemplated by the merger agreement are based on certain currently available information and certain assumptions and methodologies that EdtechX believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. EdtechX believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the merger based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of EdtechX and Meten.

2.	Accounting Policies and Reclassifications

As part of preparing these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align EdtechX and Meten’s financial statement presentation. Upon consummation of the merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the merger and the other transactions contemplated by the merger agreement and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. EdtechX and Meten have not had any historical relationship prior to the merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2019 are as follows:

(1)	Represents the liquidation of the cash and cash equivalents held in trust by EdtechX.

(2)	Reflects the payments of EdtechX’s accounts payable and accrued expenses, franchise tax payable, income tax payable and due to related parties.

(3)	Reflects the payments of transaction fees of $8.5 million (including $1.2 million of deferred underwriting fees, $1.9 million of EdtechX’s transaction expenses and $5.4 million of Meten’s expenses. This cost is not included in the unaudited pro forma condensed combined statement of operations as it is nonrecurring.

(4)	Reflects the reclassification of $59.2 million of EdtechX common stock subject to possible conversion to permanent equity, assuming no conversions (Scenario 1).

(5)	Reflects the reclassification of $59.2 million of EdtechX common stock subject to possible conversion to permanent equity and assumes conversions of 2,593,547 shares under Scenario 2 and 5,010,917 shares under Scenario 3.

(6)	Reflects the recapitalization of the Company and the elimination of Edtech’s historical retained earnings.

				Scenario 1			Scenario 2			Scenario 3
				Assuming No			Assuming Maximum Conversion			Assuming Maximum Possible
				Conversions			Condition			Conversions
			Pro Forma	Pro Forma		Pro Forma	Pro Forma		Pro Forma	Pro Forma		Pro Forma
	EdtechX	Meten	Combined	Adjustments		Combined	Adjustments		Combined	Adjustments		Combined
Stockholders’ equity
Common Stock, $0.0001 par value	-	31	31	(25	)(6)	6	(25	)(6)	6	(26	)(6)	5
Additional paid-in-capital	4,566	24,187	28,753	459	(6)	29,212	459	(6)	29,212	460	(6)	29,213
Retained earnings (accumulated deficit)	434	(50,871)	(50,437)	(434	)(6)	(50,871)	(434	)(6)	(50,871)	(434	)(6)	(50,871)
Total stockholders’ equity (deficit) attributable to stockholders of the Company	5,000	(26,653)	(21,653)	-		(21,653)	-		(21,653)	-		(21,653)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 and for the nine months ended September 30, 2019 are as follows:

(1)	Represents pro forma adjustment to eliminate investment interest income and unrealized losses related to cash, cash equivalents and marketable securities held in the Trust Account and related income taxes.

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the merger, assuming the shares were outstanding since January 1, 2018. As the merger and the other transactions contemplated by the merger agreement are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the merger have been outstanding for the entire periods presented. When assuming the maximum number of shares that may be converted while satisfying the Maximum Conversions Condition and the Maximum Possible Conversion are converted, this calculation is adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of conversion for the year ended December 31, 2018 and the nine months ended September 30, 2019:

	Scenario 1	Scenario 2	Scenario 3
Newco stockholders	56,297,857	56,297,857	56,297,857
Public shares electing cash conversion (redemptions)	-	(2,593,547)	(5,010,917)
Shares outstanding	56,297,857	53,704,310	51,286,940
Weighted average share calculation, basic and diluted for the nine months ended September 30, 2019
Meten stockholders	48,391,607	48,391,607	48,391,607
EdtechX stockholders	7,906,250	5,312,703	2,895,333
Weighted average shares, basic and diluted	56,297,857	53,704,310	51,286,940
Ownership percentages
Meten stockholders	86%	90%	94%
EdtechX stockholders	14%	10%	6%
	100%	100%	100%

THE DIRECTOR PROPOSAL

Election of Directors

At the annual meeting, nine (9) directors will be elected who will be the directors of Holdco upon consummation of the Mergers. If management’s nominees are elected, Holdco’s board of directors will consist of Benjamin Vedrenne-Cloquet and Charles McIntyre, EdtechX’s Chief Executive Officer and Chairman of the Board, respectively, Jishuang Zhao, Siguang Peng and Yupeng Guo, the founders of Meten, Yongchao Chen, Yanli Chen, Zhiyi Xie, and Ying Cheng.

Required Vote

The approval of the director proposal will require the affirmative vote of a plurality of the votes cast on the matter. A “withhold vote” will have no effect on the vote’s outcome, because the candidates who receive the highest number of “for” votes are elected, and if candidates run unopposed they only need a single “for” vote to be elected.  Broker non-votes will have no effect on the outcome of the vote because they are typically not considered “votes cast”.

If the merger proposal is not approved, the director proposal will not be presented at the meeting.

Following consummation of the Mergers, the election of directors of Holdco will be governed by the Voting Agreement and Holdco’s amended and restated memorandum and articles of association to be effective immediately prior to the consummation of the Mergers and the laws of the Cayman Islands.

THE EDTECHX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EDTECHX SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT/PROSPECTUS.

Information about Executive Officers, Directors and Nominees

At the effective time of the Mergers, in accordance with the terms of the merger agreement, and assuming the election of the nominees set forth above, the board of directors and executive officers of Holdco will be as follows:

Name	Age	Position
Siguang Peng (3)	41	Chief Executive Officer, Director Nominee
Yupeng Guo (2)	42	Vice President, Director
Jishuang Zhao (2) (3)	44	Director Nominee
Yongchao Chen	41	Director Nominee
Ng Kwok Yin	44	Chief Financial Officer
Yanli Chen (1) (2)	49	Independent Director Nominee
Zhiyi Xie (1) (3)	41	Independent Director Nominee
Ying Cheng (1)	46	Independent Director Nominee
Benjamin Vedrenne-Cloquet	42	Independent Director Nominee
Charles McIntyre	51	Independent Director Nominee

(1)	Member of the Audit Committee
(2)	Member of the Nominating Committee
(3)	Member of the Compensation Committe

Jishuang Zhao is a founder of Meten and has served as chairman of Meten’s board of directors since inception. Prior to starting Meten’s business in 2006, Mr. Zhao served as the vice president at Fujian King’s International ELT School, or King’s International, from 2004 to 2006. Mr. Zhao received his EMBA degree from China Europe International Business School in 2010 and his bachelor’s degree in trading economics from Changchun University of Science and Technology (formerly known as Changchun Institute of Optics and Fine Mechanics) in 2000.

The parties believe Mr. Zhao is well-qualified to serve as a director of Holdco due his role as one of the founders of Meten and his significant business and leadership experience in ELT services.

Siguang Peng is a founder of Meten and has served as a director and chief executive officer of Meten since inception. Prior to starting Meten’s business in 2006, Mr. Peng served as director of teaching department and principal of Quanzhou School of King’s International from 2004 to 2006. Mr. Peng received his EMBA degree from China Europe International Business School in 2011 and his bachelor’s degree in international economics and trading from Changchun University of Science and Technology in 2000.

The parties believe Mr. Peng is well-qualified to serve as a director of Holdco due to his role as one of the founders of Meten and his significant business and leadership experience in ELT services.

Yupeng Guo is a founder of Meten and has served as a director and vice president of Meten since inception. Prior to starting Meten’s business in 2006, Mr. Guo served as director of marketing department of Quanzhou School of King’s International from 2005 to 2006. Mr. Guo received his EMBA degree from China Europe International Business School in 2012, his master’s degree in business administration from Shanghai Jiaotong University in 2007 and his bachelor’s degree in trading and economics from Changchun University of Science and Technology in 2000.

The parties believe Mr. Guo is well-qualified to serve as a director of Holdco due to his role as one of the founders of Meten and his significant business and leadership experience in ELT services.

Yongchao Chen has served as a director of Meten since April 2019. Mr. Chen joined Meten in May 2006. Prior to that, Mr. Chen served as a translator at Longwangang Group Shanghai Industrial Co., Ltd. from 2003 to 2005. Mr. Chen received his bachelor’s degree in accounting computerization from Changsha University of Science & Technology (formerly known as Changsha Communication College) in 2002.

The parties believe Mr. Chen is well-qualified to serve as a director of Holdco due to his significant experience in ELT services.

Ng Kwok Yin, Ricky has served as Meten’s chief financial officer since June 2019. Prior to joining Meten, Mr. Ng served as the chief financial officer of Ming Yang Smart Energy Group Limited from 2014 to 2019. Between 2013 and 2014, Mr. Ng served as the deputy general manager of Rongxing Transportation Company Limited. From 1999 to 2012, Mr. Ng served as the senior manager of KPMG. Mr. Ng received his bachelor’s degree in accounting from The Hong Kong University of Science and Technology in 1999. He is also a member of the Hong Kong Institute of Certified Public Accountants.

Yanli Chen has served as the managing partner of Cornerstone Asset Management Co., Ltd. since June 2008. Mr. Chen received his bachelor’s degree in auditing from Wuhan University in 1991, and his master’s degree in EMBA from China Europe International Business School in 2011.

The parties believe Mr. Chen is well-qualified to serve as a director of Holdco due to his business and investment experiences.

Zhiyi Xie has been the general manager of Shenzhen Shenghongtao Technology Co., Ltd. since April 2017. Prior to that, Mr. Xie served as the general manager of Shenzhen Haiyue Huifu Investment Management Co., Ltd. from 2016 to 2017. He served as the deputy general manager of Shenzhen Yipu Rui Venture Capital Co., Ltd. from 2010 to 2015. Mr. Xie served as the investment director of Shenzhen Dingchuan Investment Co., Ltd. from 2008 to 2010. Between 2007 and 2008, Mr. Xie served as the assistant general manager at Shenzhen Jingrui Industrial Co., Ltd., prior to that he served as a manager of Shenzhen Jinhongxing Guarantee Investment Management Co., Ltd. from 2005 to 2007. He served as a risk control manager at Shenzhen Zhongrongxin Financing Guarantee Co., Ltd. and a lawyer at Hunan Hongye Tengfei Law Firm from 2003 to 2005 and 2001 to 2003, respectively. Mr. Xie obtained his bachelor's degree in law from Xiangtan University in 2001. He received his Lawyer's Qualification Certificate and Fund Qualification Certificate in 2000 and 2017, respectively.

The parties believe Mr. Xie is well-qualified to serve as a director of Holdco due to his experiences in investment, corporate governance and internal control.

Ying Cheng has been a partner of Beijing Trans Technology Co., Ltd. since 2016. Prior to that, Ms. Cheng served as the senior financial manager of the engine business unit of Cummins (China) Investment Co. Ltd from 2015 to 2016. She served as the financial director of Green Energy High-Tech Group Co., Ltd. between 2013 and 2014 and chief financial officer of China Haohan Group Co., Ltd. between 2012 and 2013. Ms. Cheng used to work with our group as a center director from 2011 to 2012. From 2004 to 2010, Ms. Cheng worked on different roles in relation to compliance and accounting in Shell China Exploration and Production Co., Ltd. She also served as the internal audit manager and the finance manager in Beijing Sifang Jibao Automation Co., Ltd. from 2002 to 2004, and before that she worked as the chief financial officer in Netchaching Inc. from 2000 to 2002. In addition, Ms. Cheng worked as a senior accountant at the assurance & business advisory service division of Arthur Andersen from 1996 to 2000. Ms. Cheng received her bachelor’s degree in economics in national economic management from Peking University in 1996, and her EMBA degree from China Europe International Business School in 2012.

The parties believe Ms. Cheng is well-qualified to serve as a director of Holdco due to her significant experiences in accounting and finance.

Charles McIntyre has served EdtechX’s Executive Chairman of the Board since formation and Chief Investment Officer since August 2018. Mr. McIntyre is the Chief Executive Officer of IBIS Capital Limited, an investment and advisory firm that he co-founded in 2003. He has been responsible for leading the executive team and the overall strategy of the firm. Mr. McIntyre has over 25 years of experience of building businesses in a number of industry sectors including edtech, media and financial services. During the course of his career he has been a member of the boards of a range of entrepreneurial companies in the media and education sectors. Mr. McIntyre began his career with the investment banking arm of Apax Partners, one of the world’s leading independent private equity firms, where he helped build the company’s media franchise. In 1998, together with other senior management, he spun off the investment banking arm of Apax Partners. Over the next two years the business was built up into a pan-European investment bank operating with offices in 7 countries with 140 people before being sold for in excess of $200m. In 2006, together with IBIS Capital and other partners, Mr. McIntyre formed a long/short global hedge fund focused on the media sector, which during his 6 year period as a partner generated returns of approximately 53% (note Mr. McIntyre was not one of the fund managers). In 2013, together with Mr. Vedrenne-Cloquet, Mr. McIntyre co-founded EdTech Global to build a conference and research business focused on the education technology and training, that now operates thought leadership events in Europe, Asia and Africa. Mr. McIntyre is involved in a number of other initiates including as a Governor of the National Institute of Economic and Social Research, which is a world renowned independent research institute based in the UK. He is Chairman of Learnlight, a technology focused provider of training to corporate customers across the globe. Mr. McIntyre is also Chairman of Immerse, a leading entrepreneurial company focused on the use of virtual reality. He is also a founder of the EdTech Global Foundation, which seeks to improve life outcomes through education. Mr. McIntyre holds an honors degree in Economics and Philosophy from the London School of Economics.

The parties believe Mr. McIntyre is well-qualified to serve as a director of Holdco due to his contacts and business experience.

Benjamin Vedrenne-Cloquet has served as EdtechX’s Chief Executive Officer since formation. Mr. Vedrenne-Cloquet has served as Operating Partner at IBIS Capital Limited since January 2013. In 2013, Mr. Vedrenne-Cloquet co-founded EdTech Global with Charles McIntyre. Mr. Vedrenne-Cloquet is also Chair of the London Edtech Week and Asia Edtech Week, serves as advisory board member for SXSW EDU, one of the largest conferences in Education in the U.S., and is a regular commentator in the international business press (such as Forbes, CNBC and Le Monde) on education technology matters. Mr. Vedrenne-Cloquet has over 17 years of operational, investment and advisory experience in the Media, Advertising and Education industries, with a particular focus on digital transition and international expansion situations. From 2008 to 2012, he served as EMEA Head of Corporate Development, Strategy and New Ventures for Turner International, the international TV division of Time Warner ((NYSE: TWX). While there, Mr. Vedrenne-Cloquet led the expansion of a portfolio of thematic TV channels (CNN, Cartoon Network, TNT), kids entertainment brands, consumer products and joint ventures spanning 25 countries. As Global Digital Lead for Turner International, he also led the expansion of the group’s portfolio of digital brands and new ventures across various content verticals (News, Kids, Sports, Lifestyle). Mr. Vedrenne-Cloquet previously held various senior executive positions including general management, business development, finance and strategy functions at publicly listed media and communication groups including Omnicon (NYSE: OMC), Modern Times Group (NASDAQ OMX- MTGA) and Lagardere (EPA: MMB), where he has been involved in turnaround and restructuring situations, as well as roll ups and international development in both large and small divisions. During his career, Mr. Vedrenne-Cloquet has been directly involved in the execution of many cross border transactions ranging from M&A, greenfield investments, divestments, strategic partnerships, joint ventures, minority investments and licensing deals. Mr. Vedrenne-Cloquet started his career in New York City to launch Planet Finance (now Positive Planet), a micro finance NGO, working directly with its founder. Mr. Jacques Attali, a former Special Advisor and counsellor to various French Republic Presidents. Mr. Vedrenne-Cloquet is a Trustee of the Board of CFBL, an international French Bilingual School in London where he is member of the Technology, Finance and Special Needs committees. In 2018, the school ranked 1st in a global competition for math attainment for ages 10 to 14. Mr. Vedrenne-Cloquet graduated summa cum laude from Babson College (USA), holds a master’s degree from ESCP Europe (France) and an executive education certificate from London Business School (UK).

The parties believe that Mr. Vedrenne-Cloquet is well-qualified to serve as a director of Holdco due to his contacts and business experience.

Family Relationships

There are no family relationships between any of Holdco’s executive officers and directors or director nominees.

Independence of Directors

As a result of its securities being listed on Nasdaq following consummation of the Mergers, Holdco will adhere to the rules of such exchange in determining whether a director is independent. The board of directors of Holdco has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The listing standards of Nasdaq define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties have determined that Messrs. Wang, Xie, Cheng, Vedrenne-Cloquet, and McIntyre will be considered independent directors. Holdco’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Risk Oversight

Holdco’s board of directors will oversee the risk management activities designed and implemented by Holdco’s management. Holdco’s board of directors will execute its oversight responsibility both directly and through its committees. Holdco’s board of directors will also consider specific risk topics, including risks associated with Holdco’s strategic initiatives, business plans and capital structure. Holdco’s management, including its executive officers, is primarily responsible for managing the risks associated with operation and business of the company and will provide appropriate updates to the board of directors and the audit committee. Holdco’s board of directors will delegate to the audit committee oversight of its risk management process, and its other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to Holdco’s board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

Meetings and Committees of the Board of Directors

Upon consummation of the Mergers, Holdco will establish a separately standing audit committee, nominating committee and compensation committee.

Audit Committee Information

Effective upon consummation of the Mergers, Holdco will establish an audit committee comprised of independent directors of Holdco. It is expected that the audit committee will initially consist of Mr. Yanli Chen, Mr. Zhiyi Xie and Ms. Ying Cheng. Each of the members of the audit committee will be independent under the applicable exchange listing standards. The audit committee will have a written charter. The purpose of the audit committee will be, among other things, to appoint, retain, set compensation of, and supervise Holdco’s independent accountants, review the results and scope of the audit and other accounting related services and review Holdco’s accounting practices and systems of internal accounting and disclosure controls.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the exchange listing standards and the rules and regulations of the SEC, who are “financially literate.” “Financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Holdco will be required to certify to the exchange that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Ms. Ying Cheng will serve as a financial expert on the Audit Committee.

Nominating Committee Information

Effective upon consummation of the Mergers, Holdco will establish a nominating committee of the board of directors comprised of Mr. Jishuang Zhao, Mr. Yupeng Guo and Mr. Zhiyi Xie. Each member of the nominating committee will be independent under the applicable listing standards. The nominating committee will have a written charter. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on Holdco’s board of directors.

Guidelines for Selecting Director Nominees

The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the Holdco board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Holdco board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee will not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee Information

Effective upon consummation of the Mergers, the board of directors of Holdco will establish a compensation committee. It is expected that the compensation committee will initially consist of Mr. Jishuang Zhao, Mr. Siguang Peng and Mr. Yanli Chen. The compensation committee will have a written charter. The purpose of the compensation committee will be to review and approve compensation paid to Holdco’s officers and directors and to administer Holdco’s incentive compensation plans, including authority to make and modify awards under such plans.

Code of Ethics

Holdco will adopt a Code of Ethics that applies to all of its employees, officers, and directors. This includes Holdco’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of Holdco’s Code of Ethics will be posted on its website at http://ir.meten.com/. Holdco intends to disclose on its website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or Holdco’s directors from provisions in the Code of Ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of Holdco’s officers or employees. None of Holdco’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Holdco’s board of directors or compensation committee.

Shareholder and Interested Party Communications

Prior to the consummation of the transactions contemplated by the Merger Agreement, Holdco’s board of directors did not provide a process for stockholders or other interested parties to send communications to the board of directors of Holdco because management believed that it was premature to develop such processes given the limited liquidity of Holdco’s common stock at that time. However, management of Holdco following the consummation of the transactions contemplated by the Merger Agreement may establish a process for stockholder and interested party communications in the future.

EXECUTIVE COMPENSATION

EdtechX Executive Officer and Director Compensation

EdtechX is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of EdtechX has received any compensation for services rendered to EdtechX. No fees of any kind, including finders, consulting or other similar fees, will be paid to any of EdtechX’s existing shareholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the Mergers. Since its formation, EdtechX has not granted any stock options, stock appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its executive officers or directors.

No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of EdtechX’s sponsors, officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on EdtechX’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses.

Meten Executive Officer and Director Compensation

Overview

For the fiscal year ended December 31, 2019, Meten and its subsidiaries paid aggregate cash compensation of approximately RMB1.6 million (US$0.2 million) to our directors and executive officers as a group. For information regarding options granted to officers and directors, see “—Share Incentive Plans.” Meten does not pay or set aside any amounts for pensions, retirement or other benefits for officers and directors.

2019 Compensation

In 2019, the executive officers and other management of Meten had the opportunity to earn annual cash bonuses to compensate them for attaining short-term corporate and individual performance goals. The Chief Financial Officer had an annual target bonus for 2019 that is discretionary and is expressed as a percentage of his annual base salary, while the Chief Executive Officer is entitled to earn an annual cash bonus of RMB120,000 each year. Awards under the discretionary bonus plan for 2019 were generally based on financial metrics, including Meten's gross billing, revenue and adjusted net profit, as well as on Chief Financial Officer’s individual contributions.

The following table summarizes the total compensation accrued for Meten named executive officers for the year ended December 31, 2019.

Name and Principal Position	Salary (US$)	Bonus (US$)	All other compensation (US$)	Total (US$)
Mr. Siguang Peng	47,008	16,789	420	64,216
(Chief Executive Officer)
Mr. Feiyan Liang	30,074	2,099	168	32,340
(former Chief Financial Officer)
Mr. Ng Kwok Yin	98,474	32,645	1,626	132,745
(Chief Financial Officer)

Executive Employment Agreements

Meten has entered into employment agreements with each of Meten’s executive officers for a specified time period providing that the agreements are terminable for cause at any time. The terms of these agreements are substantially similar to each other. A senior executive officer may terminate his or her employment at any time by 30-day prior written notice. Meten may terminate the executive officer’s employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties.

Each executive officer has agreed to hold in strict confidence and not to use, except for the benefit of Meten, any proprietary information, technical data, trade secrets and know-how of our company or the confidential or proprietary information of any third party, including Meten’s subsidiaries and clients, received by Meten. Each of these executive officers has also agreed to be bound by noncompetition and non-solicitation restrictions during the term of his or her employment and typically for two years following the last date of employment.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes for Meten employees, directors and service providers: (i) the outstanding options granted under the 2018 Plan as of December 31, 2019 and (ii) the number of Holdco shares to be received in the business combination, based on their number of Meten options held as of December 31, 2019:

Name	Holdco Shares	Options Awarded	Exercise Price	Date of Grant	Date of Expiration
All non-executive employees as a group	821,607	821,607	0.1687	1/1/2013	1/1/2023
All non-executive employees as a group	143,078	143,078	0.1687	12/31/2013	12/31/2023
All non-executive employees as a group	180,443	180,443	0.1687	12/31/2014	12/31/2024
All non-executive employees as a group	220,541	220,541	0.1687	12/31/2015	12/31/2025
All non-executive employees as a group	252,437	252,437	0.1687	12/31/2016	12/31/2026
All non-executive employees as a group	303,472	303,472	0.1687	12/31/2017	12/31/2027
All non-executive employees as a group	871,912	871,912	0.1568	12/14/2019	12/14/2029
Mr. Ng Kwok Yin (Chief Financial Officer)	257,211	257,211	0.0007	12/14/2019	12/14/2029
Total	3,050,701	3,050,701

Share Incentive Plans

2013 Plan

Shenzhen Meten adopted the 2013 Plan in January 2013. The purpose of the 2013 Plan is to enhance Shenzhen Meten’s ability to attract and retain highly qualified mid- to high-level management, consultants and other qualified persons, and to motivate such persons to serve Meten and to expend maximum effort to improve Meten’s business results and earnings, by providing such persons an opportunity to share equity interest in Meten’s future success.

2018 Plan

Meten adopted a new share incentive plan, or the 2018 Plan, to replace the 2013 Plan in December 2018. Meten rolled over the awards granted under the 2013 Plan with the same amount and terms in December 2018 to the Cayman holding company level, and as a result a total of 20,085,242 options were granted to the plan participants according to the awards under our 2013 Plan and the 2018 Plan as described below. Upon the adoption of the 2018 Plan, no additional awards were made under our 2013 Plan.

2020 Plan

In connection with the Mergers, Holdco will adopt a new incentive plan to replace the 2018 Plan. Holdco will roll over awards granted under the 2013 Plan and 2018 Plan with the same amount and terms. As a result options to purchase 3,050,701 Holdco Ordinary Shares will be immediately issued and outstanding upon consummation of the Mergers. Additionally, Holdco will reserve for issuance pursuant to the plan one percent (1%) of the total issued and outstanding Holdco Ordinary Shares on the closing date, and will reserve an additional 1% of then-outstanding shares each year for a period of four years following the first anniversary of the closing date of the Mergers.

The following paragraphs summarize the terms of the 2020 Plan:

Eligibility. Our qualified officers, directors, employees, consultants and other qualified persons are eligible to participate in the 2020 Plan.

Types of Awards. The 2020 Plan permits the awards of options, share appreciation rights, share awards, restricted share units, dividend equivalents or other share-based awards.

Plan Administration. Our board of directors, or a committee designated by our board of directors, will administer the plan, unless otherwise determined by the board of directors.

Evidence of award. Awards can be evidenced by an agreement, certificate, resolution or other types of writing or an electronic medium approved by the board of directors or the compensation committee as the plan administrator that sets forth the terms and conditions of the awards granted.

Conditions of Award. The administrator shall determine the participants, types of awards, numbers of shares to be covered by awards, terms and conditions of each award, and provisions with respect to the vesting schedule, settlement, exercise, cancellation, forfeiture or suspension of awards.

Term of Award. The term of each award shall be fixed by the administrator and is stated in the award agreement between recipient of an award and us, provided that the term shall generally be no more than ten years from the date of grant thereof.

Vesting Schedule. In general, the plan administration committee determines the vesting schedule, which is specified in the relevant award agreement.

Transfer Restrictions. Unless otherwise determined by the administrator or for certain limited permitted transfers, no award and no right under any such award shall be assignable, alienable, saleable or transferable by the employee holder otherwise than by will or by the laws of descent and distribution.

Amendment, Suspension or Termination. The board of directors may amend, alter, suspend, discontinue or terminate the 2020 Plan, or any award agreement hereunder or any portion hereof or thereof at any time, provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without the consent of the affected recipient of an award with respect to any award agreement, the consent of the affected recipient of an award, if such action would materially and adversely affect the rights of such recipient under any outstanding award.

Holdco Executive Officer and Director Compensation Following the Mergers

Executive Compensation

Following the closing of the Mergers, Holdco intends to develop an executive compensation program that is consistent with Meten’s existing compensation policies and philosophies, which are designed to align compensation with Holdco’s business objectives and the creation of stockholder value, while enabling Holdco to attract, motivate and retain individuals who contribute to the long-term success of Meten.

Decisions on the executive compensation program will be made by a compensation committee of the board of directors of Holdco, which will be established at the closing of the Mergers. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee of the board of directors of Holdco and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee of the board of directors of Holdco will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

Director Compensation

The Merger Agreement contemplates that Messrs. Vedrenne-Cloquet and McIntyre will each be paid the following annual compensation for their board service through 2023: (i) $120,000 in cash, and (ii) 20,000 Holdco Ordinary Shares. The first year’s installment of the foregoing board of director fees will be paid to Messrs. Vedrenne-Cloquet and McIntyre upon closing of the Mergers. The following years’ board fees will be paid on the anniversary of the closing date. The ordinary shares to be issued to Messrs. Vedrenne-Cloquet and McIntyre pursuant to the Merger Agreement will be issued pursuant to the terms and conditions of the incentive equity plan of Holdco, but will be unrestricted and fully vested and will not be subject to further approval of the Holdco board of directors or compensation committee thereof.

We expect that the compensation committee of the board of directors of Holdco will determine the annual compensation to be paid to all other members of the board of directors of Holdco upon completion of the Mergers.

THE CHARTER PROPOSALS

The charter proposals, if approved, will approve the following material differences between the amended and restated memorandum and articles of association of Holdco to be in effect following the business combination and EdtechX’s current amended and restated certificate of incorporation:

●	the name of the new public entity will be “Meten EdtechX Education Group Ltd.” as opposed to “EdtechX Holdings Acquisition Corp.”;

●	Holdco has 500,000,000 ordinary shares authorized, as opposed to EdtechX having 25,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock;

●	Holdco’s corporate existence is perpetual as opposed to EdtechX’s corporate existence terminating if a business combination is not consummated by EdtechX within a specified period of time; and

●	Holdco’s constitutional documents do not include the various provisions applicable only to special purpose acquisition corporations that EdtechX’s charter contains.

In the judgment of EdtechX’s board of directors, the charter proposals are desirable for the following reasons:

●	The name of the new public entity is desirable to reflect the business combination with Meten and the combined business going forward.

●	The greater number of authorized number of shares of capital stock is desirable for the combined company to have sufficient shares to issue to the holders of ordinary shares and warrants of Holdco and to complete the business combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits (neither of which are currently contemplated).

●	The provisions that relate to the operation of EdtechX as a blank check company prior to the consummation of its initial business combination and would not be applicable after the business combination (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Notwithstanding the foregoing, authorized but unissued shares of ordinary shares may enable Holdco’s board of directors to render it more difficult or to discourage an attempt to obtain control of Holdco and thereby protect continuity of or entrench its management, which may adversely affect the market price of Holdco’s securities. If, in the due exercise of its fiduciary obligations, for example, Holdco’s board of directors were to determine that a takeover proposal were not in the best interests of Holdco, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Holdco to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Capitol currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Under the Merger Agreement, the approval of the charter proposals is a condition to the adoption of the merger proposal and vice versa. Accordingly, the business combination proposal is not approved, the charter proposals will not be presented at the annual meeting.

A copy of Holdco’s amended and restated memorandum and articles of association, as will be in effect assuming approval of all of the charter proposals and upon consummation of the Mergers, is attached to this proxy statement/prospectus as Annex B.

Recommendation and Vote Required

The approval of each of the charter proposals will require the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote at the annual meeting. Abstentions will count as votes “against” the proposal. Broker non-votes will have no effect on the proposal because brokers are not entitled to vote on the matter absent voting instructions from the beneficial holder.

THE EDTECHX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EDTECHX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER PROPOSALS.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

EdtechX is a Delaware corporation incorporated under the General Corporation Law of the State of Delaware. Delaware law and EdtechX’s amended and restated certificate of incorporation govern the rights of the EdtechX stockholders. Holdco is an exempted company incorporated under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “Companies Law”). The Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the amended and restated certificate of incorporation and bylaws of EdtechX differ in certain material respects from the memorandum and articles of association of Holdco. As a result, when you become a shareholder of Holdco, your rights will differ in some regards as compared to when you were a stockholder of EdtechX. Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of EdtechX and Holdco according to applicable law and/or the organizational documents of EdtechX and Holdco. You also should review the amended and restated memorandum and articles of association of Holdco (as same will be in effect assuming approval of all of the charter proposals and upon consummation of the Mergers) attached as Annex B to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Companies Law, to understand how these laws apply to Holdco and EdtechX.

Corporate Law

Provision	EdtechX (A Delaware Corporation)	Holdco (An Exempted Company under Cayman Islands Law)
Applicable legislation	General Corporation Law of the State of Delaware	The Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised)

Special Vote Required for Combinations with Interested Stockholders/Shareholders	A corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder.	No Similar Provision

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Stockholder/Shareholder Meetings; Quorum	Stockholder approval of mergers and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.	Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements) by simple majority of the shares present and voting at a meeting of shareholders. Where the proposed action requires approval by “Special Resolution” (such as the amendment of the company’s constitutional documents) the approval of not less than two-thirds of the shares present and voting at a meeting of shareholders is required.

	Quorum is set in the constitutional documents, but cannot be less than one-third of outstanding shares.	Quorum is set in the company’s articles of association.

Stockholder/Shareholder Consent to Action Without Meeting	The certificate of incorporation may provide that its stockholders may not act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written consent.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors;

Except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

A company’s articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

	The board may increase the size of the board and fill any vacancies.	The articles of association may permit the board to increase the size of the board and fill any vacancies.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes a fiduciary duty to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith.	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or dishonesty.

Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or dishonesty.

Organizational Documents

EdtechX (a Delaware corporation)	Holdco (an Exempted Company under Cayman Islands Law)
The purpose of EdtechX is to engage in any lawful act or activity for which corporations may be organized under the DGCL.	The objects for which Holdco is established are unrestricted and Holdco shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

The total number of shares of all classes of capital stock which EdtechX has authority to issue is 26,000,000 of which 25,000,000 shares is Common Stock of the par value of $0.0001 per share and 1,000,000 is Preferred Stock of the par value of $0.0001 per share.	The share capital of Holdco is 500,000,000 shares of a par value of US$0.0001 each.

Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences, and relative, participating, optional, or other special rights and such qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.	Preferred Shares. The Board is empowered under the memorandum and articles of association to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by the Companies Law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by the Companies Law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series.

Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.	Ordinary Shares. The Directors may allot, issue, grant options over or otherwise dispose of Ordinary Shares (including fractions of an Ordinary Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

The Board of Directors is divided into three classes: Class A, Class B, and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders after the filing of the Certificate of Incorporation, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders after the filing of the Certificate of Incorporation, and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders after the filing of the Certificate of Incorporation. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in EdtechX’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation, or removal of a director shall serve for the remainder of the full term of the director whose death, resignation, or removal shall have created such vacancy and until his successor shall have been elected and qualified.	Except as the Companies Law or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in Holdco’s charter documents), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

Election of directors need not be by ballot unless EdtechX’s Bylaws so provide.	Votes of shareholders shall be decided on a show of hands, unless a poll is demanded in accordance with the memorandum and articles of association.

The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the Bylaws .	The memorandum and articles of association may only be amended by a special resolution of the shareholders.

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of EdtechX which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon EdtechX and upon all the stockholders as though it had been approved or ratified by every stockholder of EdtechX, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.	No Similar Provision

The directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by EdtechX; subject, nevertheless, to the provisions of the statutes of Delaware, of EdtechX’s Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.	The business of Holdco shall be managed by the Directors who may exercise all the powers of Holdco.

A director of EdtechX shall not be personally liable to EdtechX or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to EdtechX or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of EdtechX shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this provision by the stockholders of EdtechX shall not adversely affect any right or protection of a director of EdtechX with respect to events occurring prior to the time of such repeal or modification.	Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against dishonesty, fraud or the consequences of committing a crime. Holdco’s amended and restated memorandum and articles of association provides for indemnification of officers and directors to the maximum extent permitted by law, including, for any matter in respect of fraud or dishonesty, any liability incurred in their capacities as such, except through their own fraud or dishonesty.

EdtechX, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding for which such officer or director may be entitled to indemnification shall be paid by EdtechX in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by EdtechX as authorized hereby.	See above response.

Unless EdtechX consents in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of EdtechX, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of EdtechX to EdtechX or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or EdtechX’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.	No Similar Provision

If any action the subject matter of which is within the scope of the paragraph immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.	No Similar Provision

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to EdtechX or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of EdtechX unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of EdtechX and such opportunity is one EdtechX is legally and contractually permitted to undertake and would otherwise be reasonable for EdtechX to pursue.	No Similar Provision

Enforceability of Civil Liabilities

Cayman Islands

Holdco was formed under the laws of the Cayman Islands as an exempted company with limited liability. There are certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Holdco’s constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between Holdco, officers, directors and shareholders, be subject to arbitration.

After consummation of the Mergers, substantially all of Holdco’s assets will be located outside the United States. In addition, most of Holdco’s directors and executive officers after consummation of the Mergers will be nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Holdco or these persons, or to enforce judgments obtained in U.S. courts against Holdco or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against Holdco and its officers and directors.

Holdco has appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman, Holdco’s counsel as to Cayman Islands law, has advised that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against Holdco or its directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the civil liability provision of the securities laws of the United States or any state in the United States.

In addition, Conyers Dill & Pearman has advised that there is no statutory recognition in the Cayman Islands of judgments obtained in the U.S., although the Cayman Islands will generally recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the U.S. under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (i) such courts had proper jurisdiction over the parties subject to such judgment; (ii) such courts did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands.

However, the courts of the Cayman Islands are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature.

Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

People’s Republic of China

Holdco’s PRC counsel has advised that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions.

Holdco’s PRC counsel has also advised that under the PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there existed no treaty or other form of reciprocity between China and the U.S. or Cayman Islands governing the recognition and enforcement of judgments as of the date of this proxy statement/prospectus, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by the U.S. courts or Cayman Islands courts.

THE ADJOURNMENT PROPOSAL

The adjournment proposal, if adopted, will allow EdtechX’s board of directors to adjourn the annual meeting to a later date or dates, if necessary. In no event will EdtechX solicit proxies to adjourn the annual meeting or consummate the Mergers beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time for the EdtechX officers, directors, initial stockholders, Meten, and the Meten shareholders to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the merger proposal and to meet the requirements that are necessary to consummate the Mergers. See the section titled “The Merger Proposal — Interests of EdtechX’s Directors and Officers in the Mergers.”

Consequences If the Adjournment Proposal Is Not Approved

If the adjournment proposal is presented to the meeting and is not approved by the stockholders, EdtechX’s board of directors may not be able to adjourn the annual meeting to a later date or dates. In such event, the Mergers would not be completed.

Required Vote

The approval of the adjournment proposal will require affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the annual meeting. Abstentions will count as votes “against” the proposal. Broker non-votes will have no effect on the proposal because brokers are not entitled to vote on the matter absent voting instructions from the beneficial holder.

THE EDTECHX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EDTECHX STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION RELATED TO EDTECHX

Unless expressly indicated or the context requires otherwise, as used in this section, the terms the “Company,” “we,” “us,” and “our” refer to EdtechX.

Introduction

EdtechX is a blank check company incorporated Delaware on May 15, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). Although we are not limited to a particular industry or sector for purposes of consummating a Business Combination, we are focusing our search for target businesses in the education, training and education technology (“edtech”) industries. We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.

Formation

In May 2018, EdtechX issued 1,437,500 shares of common stock to EdtechX’s initial s stockholders for $25,000 in cash, at a purchase price of approximately $0.02 per share.

Initial Public Offering

On October 10, 2018, we consummated our Initial Public Offering of 5,500,000 units, each consisting of one share of common stock and one warrant to purchase one share of common stock for $11.50 per share. Simultaneously with the consummation of the Initial Public Offering, we consummated the private placement of 3,450,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating total proceeds of $3,450,000. On October 17, 2018, we consummated the closing of an additional 825,000 units sold pursuant to the underwriters’ over-allotment option. Simultaneously with the consummation of the closing of the over-allotment option, we also consummated the sale of an additional 330,000 Private Placement Warrants, generating total proceeds of $330,000. The issuances of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The private warrants are identical to the warrants underlying the units sold in the initial public offering, except that the private warrants are not redeemable and are exercisable on a cashless basis as long as held by the original purchasers or their permitted transferees. Additionally, the purchasers of the Private Placement Warrants have agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until the completion of our initial business combination.

Net Proceeds Held in Trust

Of the gross proceeds received from the initial public offering (including the over-allotment option) and private placement of Private Placement Warrants, $64,198,750 (or $10.15 per share sold in the initial public offering, including from the over-allotment option) was placed in a trust account at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for EdtechX’s initial public offering and in the section entitled “EdtechX’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and EdtechX’s winding up, dissolving and liquidating upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

Pursuant to Nasdaq listing rules, the target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding deferred underwriting fees and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for our initial business combination, although we may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. We currently anticipate structuring a business combination to acquire 100% of the equity interests or assets of the target business or businesses. We may, however, structure a business combination where we merge directly with the target business or where we acquire less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or stockholders or for other reasons, but we will only complete such business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended. Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, our stockholders prior to the business combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and us in the business combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our stockholders immediately prior to our initial business combination could own less than a majority of our outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, only the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% fair market value test. In order to consummate such an acquisition, we may issue a significant amount of our debt or equity securities to the sellers of such businesses and/or seek to raise additional funds through a private offering of debt or equity securities. Since we have no specific business combination under consideration, we have not entered into any such fund raising arrangement and have no current intention of doing so. The fair market value of the target will be determined by our board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm, or another independent entity that commonly renders valuation opinions, with respect to the satisfaction of such criteria. We will not be required to obtain an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, as to the fair market value if our board of directors independently determines that the target business complies with the 80% threshold.

EdtechX’s board of directors determined that this test was met in connection with the proposed business combination with Meten.

Conversion Rights

At the annual meeting, public stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination or whether they are a holder of record on the record date, into their pro rata share of the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination, less any taxes then due but not yet paid.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the shares sold in EdtechX’s initial public offering. Such a public stockholder would still be entitled to vote against a proposed business combination with respect to all shares owned by him or his affiliates. We believe this restriction will prevent stockholders from accumulating large blocks of shares before the vote held to approve a proposed business combination and attempt to use the conversion right as a means to force us or our management to purchase their shares at a significant premium to the then current market price. By limiting a stockholder’s ability to convert no more than 20% of the shares sold in EdtechX’s initial public offering, we believe we have limited the ability of a small group of stockholders to unreasonably attempt to block a transaction which is favored by our other public stockholders.

Our initial stockholders, officers and directors will not have conversion rights with respect to any shares of common stock owned by them, directly or indirectly.

We also require public stockholders, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to our transfer agent at any time through the vote on the business combination or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the converting holder.

Any request to convert such shares once made, may be withdrawn at any time up to the vote on the proposed business combination. Furthermore, if a holder of a public share delivered his certificate in connection with an election of their conversion and subsequently decides prior to the vote on the business combination not to elect to exercise such rights, he may simply request that the transfer agent return the certificate (physically or electronically).

If the Mergers are not approved or completed for any reason, then our public stockholders who elected to exercise their conversion rights would not be entitled to convert their shares for the applicable pro rata share of the trust account. In such case, we will promptly return any shares delivered by public holders.

Liquidation if No Business Combination

Our amended and restated certificate of incorporation provides that we will have only until April 10, 2020 to complete our initial business combination (unless such time period is extended by our shareholders, as provided in the amended and restated certificate of incorporation). If we do not complete a business combination by the required time period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, convert 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such conversion, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In connection with our conversion of 100% of our outstanding public shares for a portion of the funds held in the trust account, each holder will receive a full pro rata portion of the amount then in the trust account, plus any pro rata interest earned on the funds held in the trust account and not previously released to us to pay our taxes payable on such funds, less up to $100,000 of interest to pay liquidation expenses and which interest shall be net of taxes payable (subject in each case to our obligations under Delaware law to provide for claims of creditors). At such time, the warrants will expire, holder of warrants will receive nothing upon a liquidation with respect to such warrants and the warrants will be worthless.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the conversion of 100% of our outstanding public shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the conversion of 100% of our public shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such conversion distribution is deemed to be unlawful, then pursuant to Section 174 of the Delaware General Corporation Law, the statute of limitations for claims of creditors could then be six years after the unlawful conversion distribution, instead of three years, as in the case of a liquidation distribution. If we are unable to complete a business combination within the prescribed time frame, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, convert 100% of the outstanding public shares which conversion will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such conversion, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to convert our public shares as soon as reasonably possible following our deadline and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the Delaware General Corporation Law, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

We will seek to have all third parties (including any vendors or other entities we engage) and any prospective target businesses enter into valid and enforceable agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the trust account to our public stockholders. Nevertheless, there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. In the event that a potential contracted party was to refuse to execute such a waiver, we will execute an agreement with that entity only if our management first determines that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another entity willing to execute such a waiver. Examples of instances where we may engage a third party that refused to execute a waiver would be the engagement of a third party consultant who cannot sign such an agreement due to regulatory restrictions, such as our auditors who are unable to sign due to independence requirements, the underwriters, who have not waived their rights to indemnification provided by us under the underwriting agreement, or other third parties whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or a situation in which management does not believe it would be able to find a provider of required services willing to provide the waiver. There is also no guarantee that, even if they execute such agreements with us, they will not seek recourse against the trust account. Our sponsors have agreed that they will be liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, the agreement entered into by our sponsors specifically provides for two exceptions to the indemnity given: they will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims for indemnification by the underwriters of EdtechX’s initial public offering against certain liabilities, including liabilities under the Securities Act. As a result, we cannot assure you that the per-share distribution from the trust account, if we liquidate the Trust Account because we have not completed a business combination within the required time period, will not be less than $10.15.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.15 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.15 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our sponsors assert that they are unable to satisfy their indemnification obligations or that they have no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsors to enforce such indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf to enforce these indemnification obligations, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share conversion price will not be less than $10.15 per share.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.15 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Voting Restrictions in Connection with Shareholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the merger proposal, all of EdtechX’s initial stockholders, as well as all of its officers and directors, have agreed to vote the initial shares as well as any ordinary shares acquired in the aftermarket, in favor of such proposed business combination.

However, at any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding EdtechX or its securities, the EdtechX officers, directors, initial stockholders, Meten, or the Meten shareholders and/or their respective affiliates may purchase shares of EdtechX from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire ordinary shares of EdtechX or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfying the conditions to the closing of the business combination where it appears that such conditions would otherwise not be met. All shares of EdtechX repurchased by EdtechX’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Property

We maintain executive offices at 22 Soho Square, London, W1D 4NS, United Kingdom, pursuant to an agreement with IBIS Capital Limited, an affiliate of certain of our officers and directors. The cost for this space is included in the aggregate $10,000 per-month fee we pay to such entity for office space and administrative services. We believe, based on rents and fees for similar services, that the fee charged by IBIS Capital Limited is at least as favorable as we could have obtained from an unaffiliated entity. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once management locates a suitable target business to acquire, they will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time to our affairs) than they would prior to locating a suitable target business. We presently expect each of our executive officers to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Charles McIntyre	51	Executive Chairman of the Board and Chief Investment Officer
Benjamin Vedrenne-Cloquet	41	Chief Executive Officer and Director
Rory Henson	28	Chief Financial Officer
Peter C. Davis	63	Director
Zelmira Koch Polk	41	Director
Vincent Camerlynck	56	Director
Marcelo G. Di Rosa	57	Director

Biographies of Charles McIntyre and Benjamin Vedrenne-Cloquet are provided above beginning on page 104.

Rory Henson has served as our Chief Financial Officer since August 2018. Mr. Henson has served as Vice President of IBIS Capital since October 2012 where he focuses on education and healthcare coverage. He is also a founding member of EdTech Global and has helped the firm expand its business model into the healthcare sector. From June 2011 to September 2012, Mr. Henson was an investment banking analyst with Jefferies & Co. focusing on companies in the technology, media, telecommunications and business services sectors. Mr. Henson received a Bachelor of Science in Accounting & Finance from the University of Bristol in the United Kingdom.

Peter C. Davis has served as a director since July 2018. Mr. Davis is a Senior Advisor at Boston Consulting Group (BCG) in the New York Office. He joined BCG in May 2013 and serves education, information services and private equity clients. Prior to joining BCG, Mr. Davis served as a Senior Advisor for McKinsey & Company from 2011 to 2012. From 2007 to 2010, Mr. Davis served as President of McGraw-Hill Education, and before that, EVP of Global Strategy and Development for The McGraw-Hill Companies. Under his leadership at McGraw, the education business launched market leading digital learning platforms in both higher education and the K-12 space, as well as launching the top classroom assessment offerings in the market. In the corporate strategy role he initiated a 5-year plan to transform the company’s portfolio from being a diversified media company into a focused financial information provider. Over the period the company’s stock rose five fold. Since leaving McGraw, Mr. Davis has been advising education companies across for profit and not-for-profit sectors on a global basis. His current work at BCG focuses on building digital learning platforms, assessment technologies and classroom teaching practices that generate dramatic increases in student outcomes and instructor productivity. Mr. Davis is also a core member of the firm’s private equity practice where he works on deals and portfolio company assignments in education and information services. In addition to this role, he is a Senior Fellow focused on Digital Transformation at The Conference Board in New York, where he serves members on how to advance their data, analytic and technology agendas. Mr. Davis also currently serves on several boards, including Greenwich Associates and the Equality Charter School located in New York City. Prior to line management experience at McGraw-Hill, Mr. Davis served in various senior consulting roles at The MAC Group, in Cambridge and Booz Allen & Hamilton, where he rose to become a senior partner and practice leader in the New York office. He did his undergraduate studies in History and English at Rutgers College, where he was a Henry Rutgers Scholar, captain of the track and cross country teams and won All America honors in cross country. He subsequently earned an MBA, with honors, from the Johnson School of Management at Cornell University.

Zelmira Koch Polk has served as a director since July 2018. Ms. Polk is a senior business executive with extensive experience building and turning around education businesses internationally. She has worked in finance, crisis communications and management consulting with specialization in the education and healthcare sectors. She has particular skills entering new geographic markets and adapting businesses to regulatory and cultural demands. Ms. Polk is a founding partner of the Hearth Education Advisors which was formed in December 2010 and has served as a Managing Director of the Hearth since September 2011. The Hearth is a think-tank and education advisory group with offices in India, UK and Ireland. It works with the public and private sector internationally on all aspects of education, setting up education institutions, accreditation systems and businesses. The Hearth works closely with the investor community and has extensive experience in education finance. Ms. Polk is a certified Diploma Non-Executive Director from the Institute of Directors and has served on the board of directors of ARFA Röhrenwerke AG, a Swiss steel company, since April 2012, CambioScience, a Cambridge based online professional training and accreditation group, since September 2017, and on the governing board of Beavers School in Hounslow (UK) since December 2017. Prior to the Hearth, Ms. Polk founded and ran the international division of Chartwell Education Group (2007-2009), an education-consulting group created by the former U.S. Secretary of education and his chief of staff. Chartwell specialized in working with public and private sector clients to build and restructure education institutions and businesses in the U.S. and internationally. Ms. Polk oversaw all aspects of international operations from business development to daily management of engagements with clients in Europe, Eastern Europe, Caucasus, Middle East, India and South America. Ms. Polk built high-level relationships with government and industry leaders advising on the creation of schools, universities, education systems and technology adaptation. She facilitated, structured and negotiated joint ventures, acquisitions and was an advisor to private equity and family offices looking to set up education funds or make investments in the space. Prior to Chartwell, Ms. Polk worked for the Dilenschneider Group (2004-2006), a leading crisis management and corporate public relations firm in New York. While at Dilenschneider, Ms. Polk oversaw crisis communications accounts for governments and corporate Fortune 50 clients. Ms. Polk developed communications strategies, corporate identity positioning, and communication analysis and crisis impact for firms in industries ranging from finance, energy and media to international governments and foundations. While at Dilenschneider, she built and managed communications for the World Business Forum NYC. Ms. Polk started her business career as an associate analyst at Credit Suisse First Boston, London in the M&A Media Telecoms division and working with the World Economic Forum on their session programming and speaker program. Ms. Polk is very involved with a variety of organizations focused on crisis and conflict prevention, resolution. She was on the international advisory council of the International Crisis Group (2006-14), vice-president and board member of the One Bright World Foundation (2007-12) and advisory board of Oxford Weidenfeld-Hoffman Scholarship and Leadership Trust (2007-15). Ms. Polk studied International Business majoring in economics and languages at University College London and European Business School.

Vincent Camerlynck has served as a director since July 2018. Mr. Camerlynck has served as a Senior Advisor at Research and Investment Relations firm, Inbound Capital, since August 2017. He also founded WME Asset Management Consulting in November 2015. Mr. Camerlynck also currently holds Independent Non-Executive Director positions on the Boards of Haitong Bank (since November 2016), a banking division of Chinese firm Haitong Securities (SHA: 600837), C Worldwide Asset Management (since September 2017), an asset management company in Denmark with over $15 billion of assets under management and Capfi Delen Asset Management (since March 2017), an asset manager in Belgium ranked within top 50 asset managers in Europe by Morningstar. He serves on a number of Committees including Risk, Corporate Governance, Internal Audit and Remuneration. He is a member of the Global Advisory Board of the Financial Services Division of Roland Berger, a leading global strategy consulting firm with over 2,400 employees and presence in 34 countries. Mr. Camerlynck started his career in New York where he developed the Institutional Equity franchise for the leading Belgian investment bank Petercam before joining HSBC Investment Bank in London in 1990 where he was heading the international sales team. He joined Goldman Sachs in 1998, where he became a Managing Director and co-headed the Paris Equity business. Mr. Camerlynck transitioned to the asset management industry in 2005 and joined BNP Paribas Asset Management as a member of the Executive Committee with global responsibility for Business Development. He contributed to the deep transformation of the company which significantly expanded its global footprint and doubled its assets under management within a five-year period. He also served as the CEO of the UK business before relocating to Hong Kong where he became the CEO for Asia Pacific in 2013. During his tenure, he strengthened the company’s strategic positioning across the region with particular focus on China, India, Japan and Australia. Mr. Camerlynck holds the Non-Executive Director Diploma awarded by Pearson/FT in London, a Postgraduate Degree in International Relations (LSE/UK), a Post graduate Degree in Economics (UCL/Belgium), and a Master’s Degree in Law (KUL/Belgium).

Marcelo G. Di Rosa has served as a director since July 2018. Mr. Di Rosa is an entrepreneur in the areas of IT and Education. He is currently the CEO of Atlantic Technologies, a successful IT service company based in Milan and London. He also co-founded the International Schools of Como (ISC) in Italy in September 2002 to provide for the education of his own children and local community alike and has been affiliated with that entity since that time. The ISC was one if the first schools in Italy to be certified and to provide an educational program based on the International Baccalaureate (IB). Subsequently, in September 2013, he co-founded the International School of Ticino, in Lugano Switzerland. Mr. Di Rosa served as a Board member and president of the company until the transfer of ownership to an international group in May 2017. In September 1997, Mr. Di Rosa founded Atlantic Technologies, the company helps clients accomplish their business goals by adapting to new ways of managing their business, reaching out and serving their customers, through the use of innovative technologies, such as Salesforce and Oracle in a variety of sectors from Education to Industrial international customers. Prior to Atlantic Technologies, Mr. Di Rosa held a number of senior executive positions software and technology companies. He was the VP at Oracle Corporation (NYSE: ORCL) for continental Europe helping the company with the integration of newly acquired Peoplesoft/JDEdwards business as well as with the transition of Oracle from a technology focus company to a Technology & Business Application provider. Prior to Oracle, Mr. Di Rosa worked for Siebel Systems, as MD Southern Europe, from 1996 to 1997. Siebel Systems, a Silicon Valley company, was one of the largest software companies at the time in the area of CRM (Customer Relationship Management) with clients in the telecom, utilities and banking sectors. Prior to Siebel Systems, Mr. Di Rosa was the Managing Director for South Europe of JDEdwards Inc., a Denver Based, ERP software company, from 1990 to 1996. Prior to his European position, Mr. Di Rosa worked in the United States from 1983 to 1990 for JDEdwards in a variety of positions, including launching their International partnership program, opening and running the East-Coast, product development and services. Mr. Di Rosa studied Economics at UADE in Buenos Aires and holds a Masters in International Affairs from Columbia University.

Director Independence

Our board has determined that each of Messrs. Davis, Camerlynck and Di Rosa and Ms. Polk is an “independent director” under the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Our board of directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Audit Committee

Effective October 5, 2018, we established an audit committee of the board of directors, in accordance with Section 3(a)(58)(A) of the Exchange Act, which consists of Messrs. Camerlynck, Davis and Di Rosa, each of whom is an independent director under Nasdaq’s listing standards. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under Nasdaq’s listing standards. In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Mr. Camerlynck qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

Effective October 5, 2018, we established a nominating committee of the board of directors, which consists of Mr. Di Rosa and Ms. Polk, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background, and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

Compensation Committee

Effective October 5, 2018, we established a compensation committee of the board of directors, which consists of Messrs. Davis and Camerlynck and Ms. Polk, each of whom is an independent director under Nasdaq’s listing standards. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating, and recommending changes, if appropriate, to the remuneration for directors.

Code of Ethics

Effective October 5, 2018, we adopted a code of ethics that applies to all of our executive officers, directors, and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against EdtechX or any members of EdtechX’s management team in their capacity as such, and EdtechX and the members of EdtechX’s management team have not been subject to any such proceeding in the 10 years preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

EdtechX has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, EdtechX’s annual reports contain financial statements audited and reported on by EdtechX’s independent registered public accounting firm. EdtechX has filed with the SEC its Annual Report on Form 10-K covering the fiscal year ended December 31, 2018 and its Quarterly Reports on Form 10-Q covering the fiscal quarters ended March 31, 2019, June 30, 2019, and September 30, 2019.

EDTECHX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of EdtechX’s financial condition and results of operations should be read in conjunction with EdtechX’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled “Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless expressly indicated or the context requires otherwise, as used in this section, the terms the “Company,” “we,” “us,” and “our” refer to EdtechX.

Liquidity and Capital Resources

As indicated in the accompanying financial statements, at September 30, 2019, we had approximately $303,000 in cash, and working capital of approximately $169,000 (excluding franchise and income tax obligations), and approximately $1.2 million of interest available to pay for our tax obligations, if any.

As of [●], the record date, we had approximately $[●] in cash, and working capital of approximately $[●] (excluding franchise and income tax obligations), and approximately $[●] million of interest available to pay for our tax obligations, if any.

Our liquidity needs prior to the consummation of the initial public offering were satisfied through the receipt of $25,000 from the sale of the founders’ shares, the loan from our initial stockholders in an aggregate amount of $125,000, advances of approximately $85,000 from our sponsors for offering related expenses. The loan of $125,000 was repaid in full on October 10, 2018, and the advances from related party of approximately $85,000 still remains outstanding. Subsequently, our liquidity has been satisfied through the net proceeds from the sale of private placement warrants not held in the Trust Account, the interest withdrew from Trust Account of approximately $235,000 since inception to pay for tax obligations, and a loan from our sponsors for an aggregate of $270,000 under the form of a convertible promissory note. We received the entire $270,000 of the loan proceeds in October 2019.

Our management believes that we have sufficient liquidity to meet our anticipated obligations until the earlier of the consummation of Mergers or liquidation.

Results of Operations

EdtechX has neither engaged in any business operations nor generated any revenues to date. EdtechX’s entire activity from inception up to the closing of its initial public offering on October 10, 2018 was in preparation for that event. Subsequent to the initial public offering, EdtechX’s activity has been limited to the evaluation of business combination candidates, and it will not be generating any operating revenues until the closing and completion of the initial business combination. EdtechX has, and expects to continue to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). EdtechX expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2019, we had net income of approximately $81,000, which consisted of approximately $322,000 in interest earned on marketable securities held in Trust Account, net of unrealized loss on marketable securities held in Trust Account, offset by approximately $150,000 in general and administrative costs, approximately $21,000 in franchise tax expenses and approximately $70,000 in income tax expenses.

For the three months ended September 30, 2018, we had net loss of approximately $7,300, which consisted solely of general and administrative expenses.

For the nine months ended September 30, 2019, we had net income of approximately $382,000, which consisted of approximately $1.1 million in interest earned on marketable securities held in Trust Account, net of unrealized loss on marketable securities held in Trust Account, offset by approximately $441,000 in general and administrative costs, approximately $67,000 in franchise tax expenses and approximately $241,000 in income tax expenses.

For the period from May 15, 2018 (inception) through September 30, 2018, we had net loss of approximately $8,200, which consisted solely of general and administrative expenses.

For the period from May 15, 2018 (inception) through December 31, 2018, we had net income of approximately $52,000, which consisted of approximately $318,000 in interest earned on investments and marketable securities held in Trust Account, offset by approximately $156,000 in general and administrative costs, approximately $54,000 in franchise tax expenses and approximately $55,000 in income tax expenses.

Disclosure of Outstanding Share Data

As of September 30, 2019, there were 7,906,250 shares of our common stock issued and outstanding. In addition, at September 30, 2019, the total dilutive securities outstanding, including warrants was 10,105,000.

As of [●], the record date, there were [●] shares of our common stock issued and outstanding. In addition, at [●], the total dilutive securities outstanding, including warrants was [●].

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Application of Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financial statements.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ significantly from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, which are described in Note 2 to our annual financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, the following policies are the most critical to aid in fully understanding and evaluating our financial condition and results of operations:

Common Stock Subject to Possible Redemption

We account for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as shareholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption at the redemption amount is presented as temporary equity, outside of the shareholders’ equity section of our balance sheet.

Net Loss Per Common Stock

Net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. An aggregate of 5,739,399 shares of common stock subject to possible redemption at September 30, 2019, and an aggregate of 206,250 shares of common stock that are subject to forfeiture if the over-allotment option was not exercised by the underwriters at September 30, 2018, have been excluded from the calculation of basic loss per share of common stock since such shares, if redeemed, only participate in their pro rata share of the trust earnings. We have not considered the effect of the warrants sold in our initial public offering (including the consummation of the over-allotment) and private placement to purchase an aggregate of 10,105,000 shares of our common stock in the calculation of diluted loss per share, since they are not yet exercisable.

Our net income is adjusted for the portion of income that is attributable to common stock subject to redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

BUSINESS OF METEN

Unless expressly indicated or the context requires otherwise, as used in this section, the terms the “Company,” “we,” “us,” and “our” refer to Meten and, where appropriate, its subsidiaries. This proxy statement/prospectus contains information from an industry report commissioned by us and prepared by Frost & Sullivan, an independent third-party research firm, to provide information regarding our industry and market position in China. We refer to this report as the Frost & Sullivan Report.

Our Mission

Our mission is to provide English language and future skills training for Chinese students and young professionals. We are a fast-growing leading general English language training, or ELT, service provider in China committed to improving the overall English language competence and competitiveness of the Chinese population to keep pace with the rapid development of globalization. We are committed to providing industry-leading English language education and training services using cutting-edge online delivery with strategic retail presence.

Overview

We are a leading ELT service provider in China. China’s ELT market is segmented into general ELT, test-oriented ELT and after-school language training sectors. General ELT refers to services that help students improve their English language skills, particularly their English communication skills. Test-oriented ELT refers to services that help students achieve higher scores in specific standardized tests, including TOEFL, IELTS, GRE, SAT and other international standardized examinations. After-school language training refers to academic English language training services provided to K-12 students. The ELT market is further segmented into online and offline channels. China’s offline general ELT market comprises approximately 74.1% of the general ELT market.

Increasing globalization and the insufficient supply of effective ELT services in China have led to increasing demand for practical English language learning in China. The ELT market in China grew at a compound annual growth rate (“CAGR”) of 19.0% from 2013 to 2018 and is forecasted to grow at a CAGR of 20.7% from 2018 to 2023, reaching a total market size of RMB365.9 billion (US$51.2 billion) in 2023, compared to a market size of RMB143.1 billion (US$20.0 billion) in 2018, according to the Frost & Sullivan Report. However, the general ELT market in China is underserved, with a low penetration rate of just 2.1% in 2018, according to the Frost & Sullivan Report. We believe there is a substantial opportunity to grow our business to serve this market.

We are the largest omnichannel general adult ELT provider in terms of 2018 revenue among companies that have both online and offline businesses in China, according to the Frost & Sullivan Report. In addition, we are the second largest company in terms of 2018 revenue in China’s offline general ELT market, the largest in the offline general adult ELT market, and fifth largest in the overall offline ELT market, according to the Frost & Sullivan Report.

We offer a comprehensive ELT service portfolio comprising general adult ELT, junior ELT, overseas training services, online ELT and other English language-related services to students from a wide range of age groups. We conduct our business through our synergetic offline-online business model, which maximizes the compatibility within our business segments to scale up at relatively low costs. As of September 30, 2019, we had a nationwide offline learning center network of 134 self-operated learning centers (including 22 learning centers under the “ABC” brand of ABC Education Group, which we acquired in June 2018) covering 29 cities in 15 provinces, autonomous regions and municipalities in China, and 15 franchised learning centers (including four franchised learning centers under the “ABC” brand) covering 13 cities in 12 provinces and municipalities in China. We ranked first in the general ELT market in China in terms of the number of self-operated learning centers as of December 31, 2018, when we had 119 self-operated learning centers, according to the Frost & Sullivan Report. Leveraging our experience gained from operating offline learning centers, we launched our online English learning platform “Likeshuo” in 2014 to further expand our service reach to a larger student base. As of September 30, 2019, we had approximately 1.1 million registered users on our “Likeshuo” platform and cumulatively over 200,000 paying users who purchased our online ELT courses or trial lessons. As of the same date, the cumulative number of student enrollments for our online ELT courses since 2014 was approximately 120,000 and we had delivered over 4.0 million accumulated course hours to our students online. We also have opened five experiential marketing stores in China to enable our prospective students to obtain in-person experience of live streaming online ELT courses delivered on our “Likeshuo” platform. According to the Frost & Sullivan Report, we were the second largest online general adult ELT service provider as well as the largest omni-channel general adult ELT service provider in China in terms of revenue in 2018. We take advantage of our business model of combining our offline learning center network and online platform to deepen our market penetration and further develop our business.

Our qualified personnel, centralized management system driven by artificial intelligence, and technical expertise enable us to create a learning environment that caters to the specific learning demands of our students. We have a high-caliber teaching staff and an experienced content development team, who are supported by our centralized teaching and management systems to optimize our students’ learning experiences. As of September 30, 2019, we had a team of 2,526 full-time teachers, study advisors and teaching service staff, of which 1,098 were study advisors and teaching service staff for our offline and online businesses. As of the same date, we also had 519 full-time and part-time foreign teachers from English-speaking countries for our offline ELT services. We have a dedicated content development team focusing on developing practical and innovative education materials independently and in collaboration with our strategic partners. We have built highly centralized and scalable management systems to manage our teaching, marketing, finance and human resources activities across our offline and online businesses. In addition to our management systems, we have made significant investments in developing platforms and systems to support our teaching activities. For example, we utilize the intelligent tracking and learning coaching function of our artificial intelligence-driven teaching management systems to record and analyze our students’ real-time learning process and personalize the course content to address their learning needs.

We have achieved significant growth in the past several years. From 2016 to 2018, we achieved a CAGR of 28.3%, which was the highest growth rate of offline general ELT revenue among the top five companies in that market segment, according to the Frost & Sullivan Report. Our revenues increased from RMB801.5 million in 2016 to RMB1,149.7 million in 2017, and further to RMB1,424.2 million (US$199.3 million) in 2018, representing a 77.7% increase from 2016 to 2018. In particular, we have recorded substantial growth in our online business since the launch of our “Likeshuo” platform in 2014. Our online ELT segment revenue increased from RMB46.9 million in 2016 to RMB121.2 million in 2017, and further to RMB212.3 million (US$29.7 million) in 2018, representing a 352.7% increase from 2016 to 2018. Our revenue increased from RMB1,064.6 million for the nine months ended September 30, 2018 to RMB1,095.0 million (US$153.2 million) for the same period in 2019, mainly due to the growth of our junior ELT and online ELT businesses. Our net results improved from a net loss of RMB27.1 million in 2016 to a net income of RMB40.3 million in 2017, and further to a net income of RMB53.4 million (US$7.5 million) in 2018. We recorded a net loss of RMB59.6 million (US$8.3 million) for the nine months ended September 30, 2019, primarily as a result of the implementation of the new “Explore Curriculum” at all of our learning centers, which was completed in May 2019 that adversely affected our delivery of course hours and segment revenue recognized during the period of implementation.

Our Competitive Strengths

Leading English service provider on high growth trajectory with strong brand recognition

We have leveraged our experience and success in the offline ELT business to simultaneously grow our presence in the offline ELT market and enter into and make significant stride in the online ELT market. Through sustained efforts in developing our business, from 2016 to 2018, we recorded the highest growth rate among the top five companies in China’s offline general ELT market in terms of 2018 revenue, according to the Frost & Sullivan Report. In 2018 we ranked second and first in China’s offline general ELT market and offline general adult ELT market in terms of revenue, respectively. We are also the largest omnichannel adult general ELT provider, the largest omnichannel offline adult general ELT provider, and the largest omnichannel online adult general ELT provider in terms of revenue among companies that have both online and offline businesses in China, according to the Frost & Sullivan Report.

We seek to capitalize on the growth of the ELT market in China. The ELT market has witnessed rapid growth in recent years with market size increasing from RMB59.9 billion in 2013 to RMB143.1 billion in 2018, which is expected to continue to grow with market size reaching RMB365.9 billion (US$51.2 billion) by 2023, representing a CAGR of 20.7% from 2018 to 2023, according to the Frost & Sullivan Report.

●	The general ELT market is the fastest growing segment among the ELT market in China, which is expected to reach RMB154.0 billion (US$21.5 billion) by 2023, representing a CAGR of 26.3% from 2018 to 2023. According to the Frost & Sullivan Report, the general ELT market in China recorded a relatively low penetration rate of 2.1% in 2018, which also presents us with substantial market opportunities to expand our business.

●	The offline junior ELT market, which is a major segment in the ELT market in China, has experienced significant growth. According to the Frost & Sullivan Report, revenue generated from offline junior ELT market increased from RMB46.0 billion in 2013 to RMB91.7 billion (US$12.8 billion) in 2018, representing a CAGR of approximately 14.8%. It is forecasted to reach RMB198.2 billion (US$27.7 billion) in 2023, representing a CAGR of approximately 16.7% from 2018 to 2023.

●	Another segment of the ELT market that has tremendous growth potential is the online ELT market. According to the Frost & Sullivan Report, revenue generated from online courses increased from RMB6.4 billion in 2013 to RMB37.0 billion (US$5.2 billion) in 2018, representing a CAGR of approximately 42.0%. The market is expected to reach RMB131.3 billion (US$18.4 billion) in 2023, representing a CAGR of 28.8% from 2018 to 2023.

We seek to leverage the fast expansion of the ELT market in China and cater to the rising demands of Chinese population for English language education services through our well-recognized “Meten” and “ABC” brands, the expansion of our network coverage and the diversification of our product offerings.

Our core brand, “Meten,” has been widely recognized for its industry-leading teaching quality and student satisfaction. We have received various awards and accreditation in recognition of our performance in delivering high-quality education services. For example, we were chosen as the official language service provider of the 26th Summer Universiade in 2011. In 2017, we entered Zero2IPO Group’s Venture 50 list of the most investment-worthy enterprises in China. In 2019, we were one of the six educational institutions in China to receive the Certificate in Teaching English to Speakers of Other Languages, or CELTA, granted by Cambridge University, which is one of the most recognized English education certificates in the world. In addition, we have received numerous industry awards from leading media vendors such as Sina, Tencent, Baidu and Qihoo 360, reflecting the strong recognition of our brands.

Our brand recognition as a high-quality service provider enables us to quickly expand our business without incurring significant marketing expenses. Leveraging our strong brands and reputation, we can effectively lower our customer acquisition costs through powerful word-of-mouth marketing. The industry average referral rate is between 15% to 20%, according to the Frost & Sullivan Report. In each of 2016, 2017 and 2018, our referral rate was either at the higher end of the industry average or exceeded such average. In addition, we ranked first in terms of gross billings for the day among English language training service providers who participated in the “Singles’ Day” nationwide promotion activity on Tmall.com in 2019, which is one of the world’s biggest e-commerce website operated by Alibaba Group. We also take advantage of our strong brand names in commercial negotiations, such as procuring coveted locations for new learning centers, negotiating rental rates and advertising pricing in offline and online channels. Our reputation also puts us in a favorable position to attract qualified teaching personnel.

Highly efficient and synergetic omnichannel business model

With over a decade of development and exploration, we have successfully built up our compatible omnichannel business model to achieve scalability in an efficient and economical manner. According to the Frost & Sullivan Report, we ranked first in the omnichannel general adult ELT market in terms of revenue in 2018. We also ranked first in both omnichannel offline general adult ELT market and omnichannel online general adult ELT market in terms of revenue in 2018.

We have established an extensive offline business and marketing network nationwide under our widely recognized “Meten” and “ABC” brands and the comprehensive “Likeshuo” online ELT platform. Our offline business has accumulated substantial resources, including a large student base, brand equity, diverse marketing channels, high-quality education materials and our experienced team of management and teaching staff, which have collectively fueled the growth of our “Likeshuo” platform at relatively low costs. The total student enrollment on “Likeshuo” increased by 218.7% from 13,988 students in 2016 to 44,586 students in 2018. The total student enrollment on “Likeshuo” was 36,530 for the nine months ended September 30, 2019.

We believe the synergies of our omnichannel business model helps us to expand our business in a cost-effective manner. One advantage in operating our omnichannel business model is the internal cross-selling capability, which effectively helps us to increase customer conversion rate at relatively low customer acquisition costs (determined by dividing selling and marketing expenses by the number of student enrollments). For 2017 and 2018, approximately 15.7% and 24.2%, respectively, of our students who have taken our offline ELT courses had also enrolled in our online ELT courses. Accordingly, we have experienced a reduction in customer acquisition cost in recent years. Thus, although our selling and marketing expenses increased by 14.0% from 2017 to 2018, the student enrollment for our offline ELT and online ELT increased by 26.1% and 83.5%, respectively. This led to a decrease in overall customer acquisition cost from RMB4,510 (US$631) per enrolled student in 2017 to RMB3,595 (US$503) per enrolled student in 2018. For the nine months ended September 30, 2019, our customer acquisition cost was RMB3,390 (US$474) per enrolled student. In addition, the customer acquisition cost for our online ELT business was RMB1,889 (US$264) per student for the year ended December 31, 2018 and RMB2,096 (US$293) per student for the nine months ended September 30, 2019.

Moreover, our online “Likeshuo” platform has served as an effective way to promote our brand awareness and discover potential students’ English language learning needs. The online platform increases student engagement by enabling access to more diversified learning resources, more dynamic learning interfaces and more flexible learning schedules. The online platform also allows us to reach students in the regions where we do not have offline learning centers. Our online students’ behavioral data, including their preferences and requirements, has also given us valuable insights into the geographical locations of our students, and has helped us identify their potential English language learning needs and guide our offline network expansion plan. As of September 30, 2019, we had five experiential marketing stores in China for our online ELT to enable our prospective students to experience in-person live streaming online ELT courses delivered on our “Likeshuo” platform.

We believe our offline learning centers and online platforms have formed a compatible and complementary business system which distinguishes us from our key competitors. Compared to our online competitors who operate a single business, we believe we are able to achieve ramp-up and expansion of our online business in an economical and effective manner with support from our extensive offline network. Compared to our offline peers, we are also able to offer a more diversified service portfolio for better learning experiences to our students with the support from our strong online service line.

Network expansion capabilities through organic growth and acquisitions

We leverage our highly scalable business model and years of operating experience to systematically manage our network expansion. With years of experience obtained from expanding and operating our nationwide learning center network, we have developed a standardized process for launching new learning centers – from site selection, to build-out and launch, to operation management. We are able to enhance operational efficiency and maintain consistent service quality throughout our network by effectively utilizing our centralized management system to direct the local operation and management of teaching activities, marketing, finance and human resources.

We attribute the rapid expansion of our offline learning center network to the growth of our self-operated learning centers and franchised learning centers under the “Meten” brand, which we jointly manage with our franchise partners. We have rapidly set up a nationwide offline network since the inception of our first self-operated learning center in Chongqing in 2006. The number of our self-operated centers had grown from 70 as of January 1, 2016 to 119 as of December 31, 2018, and further to 134 as of September 30, 2019, covering 29 cities in 15 provinces, autonomous regions and municipalities in China. According to the Frost & Sullivan Report, we ranked first in the offline general ELT market in China in terms of the number of offline self-operated general ELT learning centers as of December 31, 2018. As part of our network expansion, in recent years we have penetrated into tier two and tier three cities surrounding tier one cities where we have already established self-operated learning centers. Additionally, because we have gained strong brand recognition supported by our highly scalable centralized management system, in 2016 we started to explore the franchise business model under the “Meten” brand to further expand our network coverage and increase our market penetration. As of September 30, 2019, we had 11 franchised learning centers under the “Meten” brand across eight provinces and municipalities in China.

We have also developed our expansion capabilities through strategic acquisitions and post-acquisition integration. We have a dedicated acquisition team that evaluates and tracks potential acquisition targets in China. Leveraging our effective centralized management system and our management’s strong execution capability, we are able to efficiently complete the acquisitions and rapidly improve the operation, management and brand image of the acquirees. For example, in 2014, we acquired two learning centers in Ningbo, Zhejiang Province, with a price-to-sales ratio of approximately 0.5. Once the Ningbo learning centers were integrated into our network, the revenue generated by the learning centers increased by approximately 127.2% from the year ended December 31, 2015 to the year ended December 31, 2018. In June 2014, we acquired three learning centers in Nanjing, Jiangsu Province, with a price-to-sales ratio of approximately 0.3. Once the Nanjing learning centers were integrated into our network, revenue generated by the learning centers increased by approximately 108.2% from the year ended December 31, 2015 to the year ended December 31, 2018. In June 2018, we acquired ABC Education Group, an ELT service provider founded in 2002 and headquartered in Beijing with 21 self-operated learning centers and four franchised learning centers under the “ABC” brand at that time, to further strengthen our junior ELT business. The price-to-sales ratio for such acquisition was approximately 1.0.

Comprehensive service portfolio supported by advanced technologies

We offer a comprehensive ELT service portfolio at our self-operated learning centers and through our online “Likeshuo” platform to students from a wide range of age groups. Our service portfolio generally evolves with the demands of our students and market trends in order to provide better learning experiences to our students.

We began offering offline small-class general adult ELT in 2006. We strategically chose to offer our courses primarily in one-on-one, one-on-four and one-on-ten classes to ensure optimal teaching results and teacher-student interactions. We launched overseas training services in 2013, which provides students with training in entrance examinations for universities and schools outside of China, to better serve the desires of our students to study overseas. Leveraging our experience in operating offline learning centers and developing offline ELT course content, we launched the “Likeshuo” platform in 2014 to provide diversified and flexible online courses and expand our service offerings and student base. Driven by the increasing English language learning demands from younger aged students, we decided to expand in to the junior ELT business in 2018 in selected regions where we have extensive network coverage and brand recognition. Our experience in developing course content served at our offline learning centers based on market and customer research has largely supported the development and sales of new course offerings at relatively low customer acquisition costs. Our gradually enriched service portfolio has enabled us to better serve our students’ diversified English language learning needs and react to market trends. Our high service quality has earned us credibility among our students and we recorded a high referral rate at approximately 20.9% in 2018, which exceeded the industry average of 15% to 20%.

We leverage our various self-developed teaching and management systems to enhance teaching efficiency and provide engaging and enriching learning experiences to our students. Our course offerings are supported by intelligent tracking and personalized coaching services in our artificial intelligence-driven teaching management system, or the EME system. The EME system allows us to record and analyze students’ real-time learning progress and personalize the format or content of our course offerings to address each student’s specific learning needs. For example, we provide intelligent tracking services through our “intelligent service following system,” or ISFS, to automatically monitor and track students’ and teachers’ behavioral data and provide timely feedback.

We also utilize other functions in our technology systems, such as intelligent class scheduling and customized learning data analysis, to facilitate our teaching activities. We primarily use our “intelligent course arrangement system,” or ICAS, for the intelligent class scheduling of our online ELT services. For our junior ELT business, we utilize our self-developed Meten Teens System, or the MTS system, to assess the results of course offerings for our junior students. For details of these technologies, please see “—Technologies.” As a result of utilizing these advanced technologies, we have achieved a relatively high cumulative class completion rate of 66.7% for the period from January 1, 2015 to September 30, 2019, which is defined as the cumulative completed course hours in a given period divided by the total contractual course hours that are expected to be completed in the same period. Our class completion rate for all new contracts that have been completed with a term ranging from 12 to 18 months was considerably higher than the industry average of 30% to 50%, according to the Frost & Sullivan Report.

Teams made up of strong teaching talents and capable content development staff

We consider teaching quality a key factor that affects our brand names and reputation. Therefore, we have established a team of high-caliber teaching staff. As of September 30, 2019, we had 1,428 full-time teachers, of whom 344 were foreign teachers. As of the same date, we also employed 657 part-time teachers for our offline ELT, among whom 175 were foreign teachers. We also have established a deep pool of approximately 24,000 teachers who have registered with our “Likeshuo” platform and are accessible by our students online, including approximately 10,000 foreign teachers. In addition, we maintain a team of study advisors who support our teachers and students by tracking students’ learning process and providing guidance. We have maintained a relatively high student enrollment-to-teacher ratio of 35.6 in our offline ELT (excluding student enrollments of ABC Education Group, which we acquired in June 2018) for the year ended December 31, 2018.

We invest substantial resources to effectively recruit, train and motivate highly qualified personnel. Our advanced and standardized training system helps us to regularly provide teacher training programs for our teachers to help them understand the changing demands of students and the latest industry trends in a timely manner. We also provide competitive incentives and career development opportunities to attract and retain talented teachers. We have set up a dedicated team of approximately 191 staff members as of September 30, 2019 to develop and update our products and course content, as well as to design information technology (“IT”) systems to support our course offerings. Our content development team has engaged a world-renowned expert, Mr. Rod Ellis, a leader who is highly respected in the field of second language acquisition, as our content development advisor. We rely on our professional content development team to provide and update our high-quality standardized course materials across all of our teaching centers to ensure consistency of our training services. Our signature course, the “Explore Curriculum,” was developed through cooperation with the National Geographic Learning, or the NGL, which is the first adult English language curriculum to introduce project-based English language learning methods in China which focuses on training students’ comprehensive and practical English language abilities.

Highly scalable centralized management system

We have established a highly scalable centralized management system, which plays a key role in the effective operation of our business and the rapid expansion of our self-operated and franchised learning center network. Our centralized management system covers the key functionalities of our daily operations, including teaching service, marketing, finance and human resources. Our centralized management system allows us to optimize our operational efficiency, expand our operations rapidly and efficiently, and improve our profitability.

●	Centralized teaching service management: We have developed two student management systems, the CRM system and the EME system, to manage and analyze data involving all of our students, teachers and learning centers across our network. These systems monitor our students’ learning behavior, manage their day-to-day affairs and react to any problem or request raised in real-time. The systems cover the entire learning cycle of our students. Furthermore, through the analysis of the real-time learning data collected by our systems, we can better determine appropriate course content, frequency and duration, which enhances our students’ learning experience and improves our resource allocation and efficiency.

●	Centralized marketing management: We conduct centralized management for student enrollment and business promotion activities through our online marketing channels, approximately 236 offline sales points and five dedicated “Likeshuo” experiential marketing stores in China as of September 30, 2019. Our marketing materials are carefully designed and a standardized student enrollment and sales process is implemented across our regional learning centers.

●	Centralized financial management: A centralized financial and capital management system has been established to help manage the day-to-day finance operation and monthly financial budget of each operating entity to ensure the safety and efficiency of financial management and capital planning. In addition, we hired Mr. Feiyan Liang as our financial consultant to provide financial advisory services as needed. Mr. Feiyan Liang has been working for our Company for over ten years and understands our business operation and financial management well.

●	Centralized human resources management: We have established a series of stringent and standardized recruitment criteria and a standardized training system to engage and train our management and our local and foreign employees to ensure the supply of qualified talents.

Experienced and innovative management team with an entrepreneurial spirit and a passion for education

Our business success and rapid growth are dependent in large part on the entrepreneurial and innovative spirit of our senior management. The cornerstone of our business is our strong “partnership” culture that emphasizes the collective decision-making power of our senior management team.

We have a strong management team with extensive industry experience and a great passion for education. They have on average over 10 years of experience in the relevant industry and most of our management team has been working with our Company since our inception. Our co-founders, Mr. Jishuang Zhao, Mr. Siguang Peng and Mr. Yupeng Guo, who serve as our Chairman, Chief Executive Officer and Vice President, respectively, have known each other and worked with each other for more than 22 years and founded our Company together in 2006 with shared entrepreneurship and management philosophy. Most of our mid- to high-level management hold equity interests in our Company to better align their interests with those of our shareholders.

Our Strategies

Our goal is to solidify our leading position as the largest omnichannel general adult ELT provider in China’s ELT market. We intend to achieve our goal by pursuing the following key growth strategies.

Take advantage of the synergies in our omnichannel business model

Our success relies fundamentally on our omnichannel business model. We will continue to invest and strengthen our business model to take advantage of synergies and further improve efficiency within our online and offline businesses. To realize the synergies inherent in our omnichannel business model and strengthen our competitive advantage over our peers, we will use our centralized management system to further enhance the resource sharing between our online and offline businesses in terms of brands, student base, marketing channels, teaching content development and teaching staff training, among others. We believe efficient resource sharing will further improve our competitiveness and increase our market share.

Maintain sustainable growth of our online business

We aim to build a leading online ELT brand in China. We believe our online ELT platform is the key to increasing our market penetration and market share. We have invested significant capital resources in our “Likeshuo” plaform and we will continue to upgrade our online platform by using high-end technology to enhance user experience and promote our online ELT business. We will continue to upgrade our online teaching capabilities by adopting cutting-edge technologies such as artificial intelligence and big data to provide better education content and learning experiences for our students. With the scalable nature of the internet, we will enhance our online product offering and marketing initiatives to reach out to wider student groups with less restriction in terms of location and time.

Further expand our offline network coverage

According to the Frost & Sullivan Report, the general ELT market is significantly underpenetrated. For example, there are no large ELT service providers and very limited number of foreign teachers in a large number of the tier three and tier four cities in China. To capture this market, we intend to further expand our offline network nationwide. Specifically, we will focus more on provincial and regional central cities with relatively high income per capita, developed local economy and high demand for English language proficiency. As of September 30, 2019, our 134 self-operated learning centers were located in 29 cities across the PRC, of which three are tier one cities, 10 are tier two cities and the remaining 26 are tier three or tier four cities. We plan to further penetrate into tier two, tier three and tier four cities surrounding the tier one cities where we have already established learning centers. We believe our brand recognition and existing education resources will enable us to enjoy economy of scale and allow us to conduct cost-effective expansion as the tier two, tier three and tier four cities generally have relatively lower staff costs and marketing expenses compared to tier one cities.

We intend to further expand our learning center network through organic growth. Based on our past experience, generally, the initial investment to open a learning center is approximately RMB2.0 million, while the payback period of such newly established learning center is approximately three months and the breakeven period is approximately 15 months. With respect to our junior ELT business in particular, we intend to expand the overall number of learning centers within our nationwide network, including independent and dedicated junior English language learning centers. Meanwhile, we will also cautiously pursue franchise and acquisition opportunities, so as to further enhance our market penetration and market share. We will adopt our centralized management system in all of our new centers in various stages, which enables us to effectively integrate new centers into our existing network, improve quality and efficiency of these centers, lower operating costs, and explore synergies among our learning centers.

Enhance and diversify our education service offerings

We intend to devote significant resources to enhance as well as expand our product offerings to cater for the differentiated demands of our students. We will continue focusing on the general adult ELT business and further expanding our market share by constantly upgrading our products and opening new learning centers. Given the considerable market potential, we plan to strengthen our business in junior ELT services by establishing dedicated junior ELT centers. Establishing dedicated junior ELT centers will allow us to offer personalized one-on-one training services with higher prices. We also intend to expand into the regional (particularly northern China and eastern China) mid-size market through the development of our “ABC” brand. We will focus on further developing our cross-selling capabilities by promoting “Likeshuo” and overseas training products to the customers of our “ABC” brand. Additionally, we plan to develop K-12 quality education programs for juniors in the near future, including Chinese, mathematics and computer programming.

We will keep evolving and diversifying our product offerings to address the demands from our existing and incremental students based on the data and information accumulated through our existing platforms to effectively provide higher quality service. We plan to expand into smaller cities in China by providing dual teacher lectures via live streaming devices, which allow the lectures physically conducted by our teachers in one location to be simultaneously viewed by students in multiple locations. We intend to work with the local education authorities who will provide the venues and other assistance to us as needed in connection with this endeavor.

Further invest in technology and improve our teaching and operating efficiency

We will continue to invest in technology to further strengthen our teaching system and centralized management system. We plan to continue investing in infrastructure and IT upgrades to apply industry-leading systems and cutting-edge technologies, such as artificial intelligence and big data, to provide more intelligent learning assistance and more customized learning experiences to our students. In-house research and development will continue to play an important part in developing more customized teaching and management systems to improve our students’ learning experiences. In addition, we also plan to work closely to introduce new systems or functionalities to our systems for further improvement in our teaching and operating efficiency. For example, we will increase the interaction between teachers and students through our online teaching system to accumulate more data for our customized services.

Selectively pursue strategic acquisitions and partnerships

In addition to organic growth, successful strategic acquisitions or partnerships have historically contributed to the success of our business. We plan to continue leveraging our management’s rich experience in executing acquisitions and strategic partnerships to expand our business operations. In particular, our acquisition strategy primarily focuses on identifying potential targets that (i) have substantial regional presence and brand recognition; (ii) have strong content development capabilities; (iii) have core businesses that share the same values and goals as our Company; and (iv) utilize advanced technologies in connection with their business operations and the delivery of language training services. We intend to integrate acquired targets into our centralized management system in various stages to ensure operating efficiency and improve profitability. In addition, we will also consider and monitor investment opportunities regarding non-English skill-oriented education service providers and new-technology companies that could create potential synergies with our existing business.

Our Education Services

We offer a comprehensive portfolio of English language learning and training services covering a full spectrum of student age groups, including general adult ELT, junior ELT, overseas training services, online ELT and other English language-related services. Our offline strong track record of helping students improve English language skills through high-quality courses has made our programs popular in China. The following table sets forth the breakdown of student enrollment at our self-operated learning centers by service type for the periods indicated.

	Student Enrollment(1)(2)
	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2019
General adult ELT	34,568	49,784	56,060		40,110
Junior ELT(3)	—	—	8,746	(3)	11,376
Overseas training services	7,202	8,645	8,885		7,336
Online ELT(4)	13,988	24,299	44,586		36,530
Total	55,758	82,728	118,277		95,352

(1)	The number of student enrollments represents the number of actual new sales contracts entered into between us and our students, excluding the number of refunded contracts and contracts with no revenue generated during a specified period of time.

(2)	The number of student enrollments does not include the number of paying users of our “Shuangge English” App under our other English language-related services.

(3)	We started to offer junior ELT in January 2018 and acquired ABC Education Group in June 2018. The number of student enrollments for the year ended December 31, 2018 also included the students enrolled with ABC Education Group.

(4)	Student enrollment in our online ELT represents the total number of student enrollments on our online “Likeshuo” platform.

The following table sets forth the breakdown of our revenue and percentage by service type at our self-operated learning centers for the periods indicated.

	Revenue
	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	(RMB’000)	(%)	(RMB’000)	(%)	(RMB’000)	US$’000	(%)	(RMB’000)	(%)	(RMB’000)	US$’000	(%)
						Unaudited		Unaudited		Unaudited	Unaudited
General adult ELT	572,135	71.4	785,480	68.3	903,756	126,440	63.5	687,235	64.5	600,460	84,007	54.8
Overseas training services(1)	180,606	22.5	228,294	19.9	223,601	31,283	15.7	174,313	16.4	151,804	21,238	13.9
Online ELT
For adults	40,628	5.1	107,865	9.4	172,825	24,179	12.1	125,259	11.8	147,052	20,573	13.4
For juniors	—	—	—	—	25,586	3,580	1.8	15,584	1.5	26,950	3,771	2.5
For international test preparation	6,287	0.8	13,331	1.1	13,891	1,943	1.0	12,090	1.1	14,688	2,055	1.3
Subtotal	46,915	5.9	121,196	10.5	212,302	29,702	14.9	152,933	14.4	188,690	26,399	17.2
Junior ELT	—	—	—	—	65,490	9,162	4.6	36,369	3.4	129,480	18,115	11.8
Other English language-related services(2)	1,889	0.2	14,751	1.3	19,085	2,671	1.3	13,767	1.3	24,533	3,433	2.3
Total	801,545	100.0	1,149,721	100.0	1,424,234	199,258	100.0	1,064,617	100.00	1,094,967	153,192	100.0

(1)	Includes revenue from international standardized test preparation, overseas study application services and short-term study abroad programs.

(2)	Comprise primarily of (i) revenue from our “Shuangge English” App, which had over 24,600, 26,787, 9,859 and 814 paying users for the year ended December 31, 2016, 2017 and 2018, and the nine months ended September 30, 2019, respectively; and (ii) the franchise fees we received from our franchised learning centers under the “Meten” brand.

General Adult ELT

Our general adult ELT is primarily designed for students aged over 15, which are offered at our learning centers across the PRC. For details on our learning centers, see “—Our Offline Network.” The courses mainly focus on helping students learn to use English for personal improvement or professional use through close and frequent interaction with our teachers in an engaging environment. General adult ELT is a major component of our business in terms of student enrollment and revenue. In 2016, 2017 and 2018, our general adult ELT segment had 34,568, 49,784 and 56,060 students enrolled, respectively, and generated revenue of RMB572.1 million, RMB785.5 million and RMB903.8 million (US$126.4 million), respectively. For the nine months ended September 30, 2019, our general adult ELT had a total student enrollment of 40,110 and generated revenue of RMB600.5 million (US$84.0 million).

We primarily deliver courses in small class sizes, including one-on-one, one-on-four and one-on-ten classes. Since 2006, we have mainly offered (i) the practical spoken English curriculum, to help students master spoken English for personal improvement or professional use with a focus on practicing pronunciation, expanding vocabulary and improving communication skills; and (ii) the practical business English curriculum, which caters to young professionals by focusing on practicing English in numerous practical business settings. A general adult ELT session typically lasts for 55 minutes.

Starting in 2018, we have upgraded our general adult ELT by introducing the “Explore Curriculum,” which was built on our practical spoken English curriculum and expanded to cover more comprehensive ability training. The curriculum consists of our featured “4P courses,” which are language proficiency, presentation, pronunciation and project-based learning, to address the training of our students’ “4C” abilities, namely, communication ability, critical thinking ability, creativity and collaborative skills. The curriculum uses our effective teaching methodology and learning assessment technologies which are a hallmark of all of our courses. The “Explore Curriculum” was developed through our strategic collaboration with the NGL, a renowned global platform for English language teaching and learning. Beginning in 2018, we began gradually replacing the practical business English curriculum with our “Explore Curriculum” as part of our ongoing curriculum updates. As of May 2019, we had implemented the “Explore Curriculum” for our general adult ELT business at all of our self-operated learning centers and franchised learning centers.

Beginning in 2017, we began to offer dedicated English language training boot camps to newly enrolled or existing students under the general adult ELT program. These boot camps are typically two-day add-on courses to our traditional general adult English curricula, which provide students with the opportunities to concentrate on English language training and to socialize and communicate with each other about their personal English language learning experiences in a dedicated and centralized environment. Each boot camp generally enrolls 16 to 22 students and we charge students a training fee. As of December 31, 2018, we established a boot camp in each of Guangdong Province, Sichuan Province and Jiangsu Province.

We rely on advanced technologies to effectively offer training services to our students. For general adult ELT, we combine our offline courses with online materials and customized assessments available in our self-developed PIES App to optimize students’ learning experiences. Our PIES App relies on artificial intelligence to provide online personalized learning and combines online learning with offline course offerings to improve students’ overall English language ability. In addition, we apply an intelligent tracking and learning assessment system to record and analyze the real-time learning dynamics of our students in order to improve our course arrangements for better learning experiences of our students.

Overseas Training Services

We provide comprehensive overseas training services for students planning to take international standardized tests and/or study abroad. Such services comprise international standardized test preparation courses and overseas study application and study abroad services. In 2016, 2017 and 2018, the number of student enrollments in our overseas training services was approximately 7,202, 8,645 and 8,885, respectively, which generated revenue of RMB180.6 million, RMB228.3 million and RMB223.6 million (US$31.3 million), for the respective period. The number of student enrollments in our overseas training services was approximately 7,336 for the nine months ended on September 30, 2019, and we generated revenues of RMB151.8 million (US$21.2 million) for this business segment for the same period.

International Standardized Test Preparation. We primarily focus on providing training services to students aged 12 and above who are preparing for TOEFL, IELTS, SAT and ACT, among other international standardized tests. We had an aggregate of more than 20,000 students enrolled since we introduced such services in 2011. According to the Frost & Sullivan Report, in 2018 we ranked second in the offline one-on-one study-abroad test preparation market with an approximate market share of 13.5% and a total revenue of approximately RMB202.4 million. Courses are offered in a one-on-one setting to address students’ individualized learning needs and achieve the optimal learning outcomes for each of our students. A test preparation course is typically two hours. We also utilize our self-developed iManager system, an intelligent analysis and evaluation system, to analyze students’ learning progress and collect student feedback to enhance the quality of our teaching services.

Overseas Study Services. We offer overseas study application services and short-term study abroad programs for students interested in obtaining overseas education. For students planning to obtain overseas education, we provide step-by-step overseas study application services, which cover consultation and planning, college major selection, preparation of application documents and visas, as well as campus tours. As of September 30, 2019, we had provided customized overseas study application services to approximately 3,900 students. We also leverage our self-developed iFuture system to help our students access our teachers for study consultation and keep track of their application process. We offer our short-term study abroad programs to expose students to the culture and language environment in various native English-speaking countries.

Online ELT

Leveraging our experience in providing offline ELT we initiated our online ELT platform, “Likeshuo,” in 2014 to further diversify and expand our ELT service lines and market coverage.

Through the “Likeshuo” platform, we offer online live streaming English courses on our websites or in our “Likeshuo” App accessible on mobile devices and tablets. We utilize the intelligent course scheduling function on our self-developed “Likeshuo” platform to give our online users the flexibility to design their own studying plans. An online ELT course hour is typically 45 minutes. As of September 30, 2019, we had approximately 1.1 million registered users on our “Likeshuo” platform. Since the launch of “Likeshuo” and up to September 30, 2019, we had cumulatively over 200,000 paying users who purchased our online ELT courses or trial lessons. In 2016, 2017 and 2018, and the nine months ended September 30, 2019, the student enrollment on the “Likeshuo” platform reached 13,988, 24,299, 44,586, and 36,530, respectively. As of September 30, 2019, the cumulative number of student enrollments in our online ELT since 2014 was approximately 120,000 and we had delivered over 4.0 million accumulated course hours to our students online. For the paying users of our online English language business, the average course fee per student (also known as average spending) for the year ended December 31, 2018 was approximately RMB9,000 (US$1,259). Our revenue generated from online ELT was RMB46.9 million, RMB121.2 million, RMB212.3 million (US$29.7 million) and RMB188.7 million (US$26.4 million) in 2016, 2017, 2018 and the nine months ended September 30, 2019, respectively. Certain refund policies are applicable to our online ELT. See “—Pricing and Refund Policies” for details.

We currently offer four types of live streaming English language courses on our “Likeshuo” platform, including:

●	English for Adults. We have developed a comprehensive lessons database covering more than 18 topics in over 5,000 real-life English-speaking scenarios to train students’ practical English language abilities. The curriculums are primarily designed for students aged over 15, which include basic English grammar, basic spelling skills, English speaking, English for travel and English for interviews. We primarily offer small classes with up to 15 students per class. Our high-caliber teaching staff for the online adult English language courses consists of local teachers and foreign teachers from native English-speaking countries, including the United States, the United Kingdom, Australia and Canada. We have established a deep pool of approximately 24,000 teachers who have registered with our “Likeshuo” platform and are accessible by our students online, including approximately 10,000 foreign teachers.

●	Junior English. We have developed an online ELT program primarily designed for young learners aged five to 12, which allows them to learn English anytime anywhere via our website or in our “Likeshuo” App. We primarily offer small classes with up to four students per class. We engage foreign teachers from native English-speaking countries to deliver customized courses to help stimulate students’ interest in speaking and learning English. We generally use teaching materials from native English-speaking countries to improve young learners’ English proficiency by offering them the most relevant courses based on their ages and proficiencies;

●	International Test Preparation. We provide online international test preparation training services for students who plan to take the SAT, ACT, TOEFL and IELTS, among other standardized tests. We primarily offer one-on-one online courses that are taught by our highly experienced teachers, although students can also choose to have courses taught in small classes of usually two to four students per class; and

●	English for Professionals. We tailor this curriculum for people who want to improve their business-related English language skills. We typically offer one-on-one private lessons and incorporate up-to-date and practical real life English content, such as pop culture and various business activities to ensure students enjoy the lessons while increasing their competitiveness in their respective workplaces.

Junior ELT

Driven by the increasing English language learning demand from young students, we decided to further expand into the junior ELT market in early 2018 in selected areas where we have extensive network coverage and brand recognition. In June 2018, we acquired ABC Education Group, a junior ELT service provider, which acquisition contributed 21 self-operated and four franchised learning centers to our national learning center network. Our junior ELT courses are mainly designed for students aged six to 18, with the goal of improving their communication ability, critical thinking and creativity by offering an integrated curriculum to cater to their different learning demands. For the nine months ended September 30, 2019, we had a student enrollment of 11,376 in our junior ELT (including the student enrollment of ABC Education Group, which we acquired in June 2018). As of the date of this proxy statement/prospectus, we had 26 self-operated junior English language learning centers (including 22 learning centers we operated under the “ABC” brand) located in Beijing, Foshan, Zhongshan and Nanchang, among other cities in the PRC. For the year ended December 31, 2018 and nine months ended September 30, 2019, our revenue generated from junior ELT was RMB65.5 million and RMB129.5 million (US$18.1 million), respectively.

We offer various fundamental and value-added courses to improve our junior students’ English language skills, creative and critical thinking as well as appreciation of culture and values. We strategically limit the class size to ten to 15 students per class to ensure the quality of our course offerings and effectively engage our students in group discussion. A junior ELT course hour under the “Meten” brand typically is 55 minutes. An ELT course hour under the “ABC” brand is typically one hour.

Our fundamental courses under the “Meten” brand include Art of Language, Presentation and Project Management courses. In Art of Language courses, we aim to stimulate our students’ lasting curiosity and passion for English language learning by actively engaging them in various English speaking, listening and reading activities. In our Presentation courses and Project Management courses, we focus on practical training and improving our junior students’ problem-solving abilities, leadership skills and team working abilities in presentations and project-based discussions. We also provide complementary Pronunciation and Master Learner courses as value-added services for students who attend the fundamental courses to improve their English pronunciation skills and teach effective English learning technics. Our courses under the “ABC” brand aim to improve our students’ English listening, speaking, reading and writing abilities through various phonetic alphabet, pronunciation and presentation trainings in an engaging and interactive environment.

In connection with our junior ELT business, we apply our self-developed MTS system to assess the results of course offerings for junior students. We have designed two user interfaces in our MTS App for students and parents for their respective access to the course content and information. Our MTS App is a student service portal through which students can access their files, online homework, collection of questions and communication between home and school to improve their learning experience. On our MTS App, students can access online English practice and tests assigned to them on the student interface and parents can view the course schedules and keep track of their children’s learning progress on the parent interface. Our MTS system also records students’ learning progress and incorporates comprehensive assessments to evaluate students’ improvement from the entry level to more advanced levels.

Other English Language-Related Services

In addition to the major ELT services we provide, we also offer English language-related services. We launched our “Shuangge English” App in 2014 to offer other English language-related services, which applies cutting-edge voice evaluation technology to improve students’ listening, speaking and reading abilities. Our “Shuangge English” App had reached over 2.45 million downloads as of September 30, 2019. We also receive franchise fees for our franchised learning centers. For details, please see “—Our Offline Network.”

Our Offline Network

We have established an extensive network of our self-operated and franchised learning centers to provide students with comprehensive education services.

As of September 30, 2019, we have established a nationwide network of 149 learning centers covering 36 cities in 18 provinces, autonomous regions and municipalities in China. We directly operate 134 learning centers covering 29 cities in 15 provinces, autonomous regions and municipalities in China (including 22 learning centers under the “ABC” brand of ABC Education Group, which we acquired in June 2018), and have 15 franchised learning centers covering 13 cities in 12 provinces and municipalities in China (including four learning centers under the “ABC” brand). The following table set forth the total number of our learning centers in each province, autonomous region and municipality we operate as of September 30, 2019.

Province, Autonomous Region and Municipality	Number of Learning Center
Self-operated learning centers under the “Meten” brand
Guangdong(1)	45
Jiangsu(1)	14
Sichuan(1)	11
Chongqing	9
Hubei	6
Beijing	5
Zhejiang	4
Anhui	3
Yunnan	3
Shaanxi	3
Fujian	3
Liaoning	3
Jiangxi	2
Hunan	1
Subtotal	112
Self-operated learning centers under the “ABC” brand
Beijing	19
Heilongjiang	3
Sub-total	22
Franchised learning centers under the “Meten” brand
Beijing	2
Hunan	2
Fujian	2
Zhejiang	1
Jiangsu	1
Liaoning	1
Guangdong	1
Heilongjiang	1
Subtotal	11
Franchised learning centers under the “ABC” brand
Hebei	1
Hubei	1
Ningxia	1
Inner Mongolia	1
Subtotal	4
Total	149

(1)	Include a boot camp established under our general adult ELT business.

The following map illustrates our learning center network in China as of September 30, 2019.

Our network has expanded from 70 self-operated learning centers as of January 1, 2016 to 134 self-operated learning centers as of September 30, 2019. As of the same date, we also had five experiential marketing stores for our online ELT, four of which were located in Guangdong Province and one in Jiangsu Province, to enable our prospective students to obtain in-person experience of live streaming online ELT courses delivered on our “Likeshuo” platform. Our extensive network currently covers a majority of the major cities in the PRC and we plan to expand our coverage to other provincial and regional central cities with relatively high income per capita, developed local economy and high demand for English usage, and to tier two and tier three cities surrounding tier one cities where we have already established our learning centers. See “—Our Strategies” for details.

We provide offline ELT at our learning centers. Each of our self-operated learning centers is managed by a principal, who is responsible for the daily operations, customer service and marketing activities of the learning center.

Our self-operated learning centers are generally located in shopping centers and office buildings where there is frequent customer traffic. Each learning center generally occupies between 200 to 3,000 square meters in gross floor area, with functional areas including classrooms, office space, cafes, studios and student activity areas. We lease substantially all of our learning centers as of the date of this proxy statement/prospectus.

In addition to our self-operated learning centers, we have recently begun to utilize a franchise business model to increase our market penetration. We apply stringent standards in the selection of franchisees and require our franchisees to adopt our centralized management systems to monitor the daily operations at each of our franchised learning centers under our “Meten” brand in order to ensure the consistent delivery of high-quality services to our students. As of September 30, 2019, we had 11 franchised learning centers in operation under our “Meten” brand in eight provinces and municipalities in China.

We expect all of our “Meten” franchisees to be committed to striving for excellence in providing high-quality ELT services to students and to share our mission and vision. “Meten” franchised centers under our “Meten” brand are required to operate the franchise in strict accordance with our management rules and guidelines on course offerings, standardized recruitment, training and performance evaluation of teaching staff, as well as any other aspects of operation as we may request. We also provide our franchised centers with comprehensive training, marketing and technology support, assisting in formulating business strategies, as well as supervising staff performance on a regular basis to facilitate their operation. We believe our highly centralized management system greatly contributes to maintaining our well-established reputation and the quality of our services.

The “Meten” franchise agreements generally have a term of three years and we charge each of the “Meten” franchisees a one-time initial fee, a one-time design consulting fee, which varies based on actual site areas, and a certain percentage of the gross billings of the franchised learning centers under our “Meten” brand as royalty to be paid on a quarterly basis.

In addition, we acquired ABC Education Group in June 2018, which had four franchised learning centers that are operated under the “ABC” brand. These franchised learning centers are located in Ningxia, Hebei, Hubei and Inner Mongolia. We entered into franchise agreements with two of such franchisees in July and August 2018, and ABC Education Group entered into franchise agreements with the other two franchisees in January and May 2018. The term of the franchise agreement with our “ABC” branded franchisees is generally three years. These franchisees typically pay a fixed one-time royalty fee and brand deposit, and a one-time franchise fee.

Pricing and Refund Policies

For both our offline and online ELT businesses, the course fees vary based on the types, levels and lengths of the courses. We generally require our students to pay the full amount of the course fees after signing the relevant service contracts but prior to the commencement of the first training session. The course fees generally cover the courses to be delivered as stipulated in the relevant contracts. We offer certain discounts for students who enroll in multiple courses or multiple levels of the same course. We consider various factors when determining the applicable fees of both of our offline and online English course offerings, including, among other things, our course development and sales costs, the intensity of involvement of our teaching staff in connection with the delivery of the relevant courses, market competition, prospective increase of students in specific courses and expected development of customer preferences.

Students can use installment payment methods provided by accredited third-party financial institutions to pay for the relevant course and/or service fees. For the year ended December 31, 2018 and the nine months ended September 30, 2019, approximately 43.5% and 39.9%, respectively, of our students have participated in such installment payment arrangement. Under such arrangement, a third-party financial institution provides an interest-free loan to a student and remits the course or service fee to us on behalf of the borrowing student to complete his/her purchase of the relevant course. The borrowing student is obligated to repay the loan to the financial institution in pre-agreed installments a period ranging from six months to 24 months. A transaction fee associated with such installment payment arrangement typically ranges from 4.4% to 10.8% of the total amount of such loan, depending on the length of the installment period, which is generally withheld by such financial institution prior to remitting the course/service fee to us.

We have refund policies in place with respect to various aspects of our business. The refund policies applicable to our major offline and online ELT services are set forth as below:

●	For our general adult ELT, we implemented in October 2016 a 20-day period of unconditional full refund to improve students’ experience and satisfaction with our services. Beginning in September 2019, we changed such unconditional refund period to 10 days. We typically allow (i) a full refund of the course fees within 20 days (10 days since September 2019) of the commencement of the course; and (ii) a refund of 70% of the course fees for uncompleted course hours if a student fails to complete more than 30% of the course hours after the first 20-day refund period (10 days since September 2019). Beginning in September 2019, if a student fails to complete more than 30% of the course hours after the first 10 days, we will refund the course fees for the uncompleted course hours, but will deduct from the refund a teaching service fee of RMB1,500 for each course level currently attended by such student (however, if the student has attended less than three hours of class at the current course level, no deduction shall be made). No refund is permitted if a student has completed over 30% of the course hours.

●	For our junior ELT under the “Meten” brand, the first three classes are considered trial classes. We typically allow (i) a full refund of course fees if a student applies for a refund before completing the first three trial classes; (ii) a refund of the course fees for uncompleted course hours within the period after a student has completed three trial classes and before he or she fails to complete more than 30% of the course hours (less the cost of teaching materials); and (iii) no refund if a student has completed more 30% of the course hours.

●	For our junior ELT under the “ABC” brand, we typically allow (i) a full refund of course fees for uncompleted course hours, after deducting RMB2,000 as an early contract termination fee, if a student requests a refund within 30 days of the commencement of the course; and (ii) no refund if a student requests a refund more than 30 days after the commencement of the course.

●	For our international standardized test preparation courses, the first four classes are considered trial classes, and the two-month period following the date of the contract is considered the refund period. We typically allow (i) a full refund of course fees if a student requests a refund before completing the first four trial classes or within seven days from the date of the contract; (ii) a refund of the course fees for uncompleted course hours within the period after a student has completed four trial classes within the two-month refund period (less the cost of teaching materials); and (iii) no refund after the expiration of the two-month refund period.

●	For courses offered on our “Likeshuo” platform, we typically allow a refund of the course fees for any undelivered course/service hours after deducting a platform operation charge associated with the delivering such courses/services online if a student requests a refund during the contract period. The refund policy on our “Likeshuo” platform also applies to online courses which have been transferred to courses to be taught live at our learning centers. We will review the refund requests based on our refund policy and accuracy of the student’s information and settle the certain refund within seven days upon the commencement of the refund request procedure.

Course Content Development

We emphasize the quality of our course materials, which we believe is crucial to the effectiveness of our teaching methods and to our students’ satisfaction with their learning experience. We have established an advanced education model which enables us to efficiently record and analyze the users’ learning process and improve our course offerings by adjusting the learning strategies applied to our students. We have a robust and centralized course development process, which is achieved by engaging our research and development staff as well as seeking strategic cooperation with experts in the English language education industry. We continually devote substantial resources to develop our curricula and course materials to ensure that our course offerings are attractive and up-to-date and address evolving market demands. We adhere to the principle of “learning is for using” to develop not only the language ability of our students, but also their problem-solving skills, information processing capabilities, creative thinking and writing skills. From time to time we also update our course materials to keep up with the evolving changes in international standardized tests. We also systematically maintain a comprehensive and growing database for standardized examination questions.

We develop courses at our headquarters and our learning centers across the PRC adopt the curricula and course materials with certain customization to local requirements and demands. We have a dedicated content development team of approximately 191 staff as of September 30, 2019 which team actively participates in the research and development and updates of our products, course content and IT systems. All of the research and development team members have solid education background and extensive teaching and research experience in the English language education field. As of September 30, 2019, approximately 52.9% of our research and development staff had a bachelor’s degree or above, and approximately 6.8% obtained a master’s degree or above.

Centralized Management

We utilize a centralized management system to consistently manage and supervise various aspects of our day-to-day operations covering our nationwide learning centers and “Likeshuo” platform. It enables us to have a holistic view of various aspects of our business operations, including, among others, course offerings, management of franchised learning centers, teacher recruitment and training, human resources, sales and marketing as well as accounting and finance.

Teaching service management. We have effectively adopted a technology-based management strategy to record and assess course offerings, teachers’ performance and students’ learning experiences. We have developed our CRM system and EME system to provide real-time support and precise analysis of our teachers’ performance in course offerings and the quality of follow-up services for our students throughout our network. For example, we have established a set of standardized evaluation procedures in the EME system to record and assess the performance of our teaching staff.

Management of franchised learning centers. We primarily focus on implementing our centralized management system consistently among all of our franchised learning centers in various stages to maintain our overall high-quality education service standards. We directly appoint senior management and supervise the recruitment of teaching staff at such franchised learning centers to maintain the consistency of our teaching quality at these learning centers. We also adopt strictly standardized course materials and curriculums at both our self-operated and franchised learning centers and regularly assess the operation at our franchised learning centers to maintain our well-recognized brand names and sustainable business development. We also set heightened standards and recruitment policies involving our teaching staff, and our franchise partners strictly implement such policies and provide comprehensive training to newly hired teaching staff.

Teacher recruitment and training. We benefit from our standardized teaching staff recruitment and training system, which allows us to apply the best practices in terms of allocation of high-quality teaching resources. We have established a number of stringent recruitment standards for different teaching positions among our learning centers and “Likeshuo” platform to cater to the varying needs of our students. We have devoted significant efforts to recruiting, training and evaluating our teachers and study advisors as part of the centralized management of our operations, which provides a solid foundation for our long-term business growth development. For details on recruiting, training and evaluating our teaching staff, see “—Our Teaching Staff.”

Sales and marketing. We have also adopted a standardized online and offline marketing strategies to recruit prospective students and enhance our reputation. For details, see “—Marketing and Sales.” We have also established approximately 236 offline sales points and five “Likeshuo” experiential marketing stores in China to form an integrated marketing network to assist the recruitment of prospective students.

Human resources. Our senior management at our headquarters is responsible for the appointment of key management positions in each of our regional hubs to strengthen our centralized management system. We are also responsible for appointing the regional principal, business manager and finance manager who act as regional supervisors to oversee the research and development of our products and technologies, professional recruitment, branding and various other aspects of our customer services.

Accounting and finance. We have also implemented a standardized accounting and financial management system to monitor the operations of our learning centers. We manage and record income and expenditure separately at all of our self-operated learning centers, which is applied uniformly across all our learning centers. The total course and service fee income is required to be transferred from the local learning centers to our company account on a daily basis. We are also in charge of reviewing and allocating operation expenditures in each of our learning centers upon approval from our management and are thus able to manage our finances efficiently.

Our Customers

Our customers primarily consist of students of our offline ELT services (including general adult ELT, junior ELT and overseas training services) and users of our “Likeshuo” platform for our online ELT. As of September 30, 2019, our students and users covered a wide range of age groups. Our student/user base has rapidly expanded in recent years. The vast majority of our students and users are individuals who purchase our offline and online ELT courses and/or services. We also provide offline ELT services to certain corporate customers, including certain leading China-based internet and information technology companies. We either enter into framework agreement with them to provide English language training for their employees at our self-operated learning centers under the “Meten” brand or we dispatch our teachers to provide customized ELT to the employees of such corporate customers at their offices.

We have experienced continuous growth in the number of our student enrollments and user registration in recent years with our increasing investment in developing services and technologies as well as the expanding our learning center network in the PRC. We have maintained sizable student enrollment which increased from 55,758 in 2016 to 118,277 in 2018. For the nine months ended September 30, 2019, our total student enrollment was 95,352 (including 36,530 on our “Likeshuo” platform). The student enrollment in general adult ELT and online ELT courses reached 56,060 and 44,586, respectively, in 2018, representing an increase of 12.6% and 83.5% respectively, from the previous year.

Marketing and Sales

We engage in a broad range of marketing approaches to strengthen our brand recognition and enhance the understanding of different course offerings by prospective students and users, which we believe can help generate prospective students’ and users’ interests in our services. From 2016 to 2018, our student enrollment grew approximately 112.1%, while the percentage of selling and marketing expenses in our revenue decreased by approximately 3.7%.

We actively promote our brands and services through a wide range of offline sales activities. We have employed over 1,900 professional marketing personnel to conduct effective marketing activities, including advertisement distribution and tele-marketing with customized content to advertise our brands and services to the prospective customers from specific target age groups and regions. As part of our expanded sales efforts, we had approximately 236 offline sales points nationwide as of September 30, 2019, which are generally small marketing booths set up in locations with high traffic and exposure, such as shopping malls, to attract potential customers and educate them about the diverse programs and services we offer. As of September 30, 2019, we also had five experiential marketing stores for our online ELT services, four of which were located in Guangdong Province and one in Jiangsu Province, to enable prospective students to obtain first-hand experience of live streaming online ELT courses delivered on our “Likeshuo” platform.

In terms of our online marketing efforts, we leverage various online marketing channels and our online technologies to selectively provide promotional content on the internet. We have a professional team of approximately 40 online marketing staff in our Beijing headquarter, who are responsible for designing and distributing promotional materials through diversified online channels to facilitate our online marketing activities. We utilize the big data technology to effectively target our prospective customers with high demands to learn English from certain age groups and regions. We customize the marketing content regularly to cater for our target student groups by widely using search engine keywords and distributing in-feed advertisements on various types of leading search engines and social media platforms. In addition to advertising on social platforms, we also strive to promote our services efficiently by engaging third-party merchants to conduct digital marketing activities.

Our Teaching Staff

Our teaching staff generally comprises teachers and study advisors, who are critical to maintaining the quality of the education services and promoting our brand recognition for future growth. We have assembled a high-caliber team of teaching professionals with outstanding abilities and passion for teaching, consisting of dedicated local teachers and foreign teachers for our offline courses as well as online teachers for courses on the “Likeshuo” platform. Our total number of full-time teachers increased from 810 as of December 31, 2016 to 1,428 as of September 30, 2019. We had in total 1,386 full-time teachers offering ELT courses at our offline learning centers and the remaining 42 teachers for our online courses. In addition, we have employed a number of part-time teachers for our offline and online ELT businesses. As of September 30, 2019, we employed 5,390 part-time teachers, among whom 2,381 were foreign teachers from English-speaking countries.

Personalized Support Provided by Study Advisors

We adopt a collaborative working practice among our teachers and study advisors in our daily education services. Each student is assigned a study advisor who supports the teacher’s offline teaching activities by providing personalized support and guidance to students. Study advisors provide professional advice to students regarding learning methods, follow up and check students’ learning schedules, offer supplementary materials to improve students’ understanding of the content taught in class, collect feedback on teaching quality and provide general counselling services. Study advisors also act as the liaison between the students and our sales staff to facilitate course renewals. As of September 30, 2019, we employed 569 full-time study advisors. As of the same date, we also had 529 full-time teaching service staff to provide all-round management and consultancy services for our students.

Teaching Staff Recruitment

We seek to engage teachers who possess strong academic credentials, excellent communication skills and practical knowledge to employ effective teaching methods to optimize the learning experiences of our students. Our human resources staff examines candidates’ language proficiency, work experience, education background and teaching qualifications, such as TESOL, TEFL and CELTA. As of September 30, 2019, approximately 93.7% of our full-time teachers had a bachelor’s degree or above, and approximately 17.3% have a master’s degree or above. For study advisors, we seek to engage candidates with excellent English language ability and preferably related work experience. Study advisors are required to have strong teamwork skills and are required to be detail-oriented when assisting our teachers in course preparation, event organization and daily classroom operations.

We engage prospective candidates for our teaching positions through various channels. For domestic teachers and study advisors, we engage applicants through advertising on social media platforms and at job fairs organized by numerous universities in China. For foreign teachers, we mainly recruit candidates through specialized agencies, who are independent third parties. For online teachers who deliver courses on our “Likeshuo” platform, we approach prospective candidates through advertising on social media platforms and career websites in the PRC and abroad. We recruit new teachers from time to time to ensure sufficient resources of teaching staff to support our business growth.

We implement a highly selective recruitment process. For the teacher’s recruitment, after the initial review of candidates’ credentials, we conduct several rounds of interviews and written tests with qualified candidates according to the specific course(s) he or she applies to teach. Online teachers are invited to deliver a trial lesson, where we evaluate his or her abilities in pre-class preparation, teaching methods, time management and interaction with the students and after-class review. For prospective teachers of international standardized test preparation courses, we check their examination results or experience as former participants in the examinations. We will invite teachers at our learning centers and online teachers to give trial lessons as our final assessment at the end of his/her three-month probation period. We will only make job offers to candidates who have successfully fulfilled recruitment requirements and have passed our comprehensive quality assessment during the probation period.

Training and Performance Evaluation

We believe the quality of our teaching staff is the key to enhancing the learning experiences of our students and is essential to our brands and continuous growth in the ELT market in the PRC. We devote significant resources to training and retaining our teachers and study advisors. In order to ensure the high quality of our services, we have put in place a series of training programs and performance evaluation standards for our teachers and study advisors.

Our teachers and study advisors are required to undergo various training programs specially designed for those who are in charge of different curriculums. We offer a series of comprehensive and systematic training programs for teaching skills, communication skills and content development capability, through which our teachers are able to keep abreast of the changing student needs and evolving industry development trends to enhance their teaching efficiency and efficacy.

For new recruits who will join our teaching team at each learning center, we generally organize a five-day orientation camp to provide comprehensive training to assist them to learn about our Company, our education philosophy and basic teaching skills. In addition, we also provide monthly training programs to our teaching staff, which cover more detailed teaching guidance for teachers, including, among others, classroom activity planning, course content preparation, application of collaborative learning strategies and self-development through performance reviews.

For the teachers in charge of our general adult ELT, we assign our regional education managers and professional teacher trainers to host training sessions specially designed for such curriculum. For teachers in charge of our junior ELT, we generally recruit teachers with professional experience and expertise in providing training to students aged under 18. For teachers in charge of our overseas training services, we actively engage prospective teachers who have experience of taking international standardized language tests and/or have participated in overseas studies. For online teachers on the “Likeshuo” platform, we provide thorough teaching guidance covering both teaching skills and technical support. We introduce them to our main service sectors and address the different needs of our students and users so that the online teachers can develop the awareness to customize the course content to satisfy the diversified needs of our students and users. We conduct interviews for all job applicants and provide continuing professional training to candidates who are successfully hired by us.

We have developed a comprehensive evaluation system with a focus on assessing our teachers’ abilities of effective teaching and self-development to stay constantly updated in order to deliver quality teaching to our students and users. We conduct teacher performance reviews periodically in order to support our teachers for continuous refinement and improvement of their teaching methods. We also evaluate teachers’ performance by collecting student feedback on a regular basis, which will factor in the retention and compensation considerations for our teachers. For teachers with excellent performance, we may reward them with discretionary bonus compensation and other incentives.

Competition

The ELT market in the PRC is rapidly evolving and highly competitive and we expect the competition in this sector to persist and intensify. We face direct competition in general adult ELT, junior ELT, overseas training services, online ELT and other English language-related and services, primarily from existing online and offline English language education service providers in our geographic markets.

We believe our principal competitive factors include the following:

●	scope and quality of our course offerings and services;

●	extensive operating experience;

●	quality and performance of the teaching staff;

●	overall student experience and satisfaction;

●	brand recognition;

●	ability to align courses and services to specific needs of the students;

●	ability to market course offerings to a broad base of prospective students;

●	utilization of technologies to optimize students’ learning experiences; and

●	ability to attract and retain highly qualified teachers.

We believe that we are well-positioned to effectively compete in the markets in which we operate on the basis of strong reputation, high-quality portfolio of courses, convenient and useful technologies, scalable and efficient business model, extensive and qualified teacher network, strong course content development capabilities and experienced management team. However, some of our current or future competitors may have longer operating histories, greater brand recognition, or greater financial, technical or marketing resources than we do. For a discussion of risks related to competition, see “Risk Factors—Risks Related to Meten’s Business and Operations—We face significant competition in major programs we offer and geographic markets in which we operate, and if we fail to compete effectively, we would lose our market share and our profitability would be adversely affected.”

Technologies

Efficient development and utilization of technologies is essential to our ability to provide satisfactory learning experiences for our students and users. We currently use a combination of commercially available software and hardware and proprietary technology. To closely cope with evolving market conditions and student needs, we also rely on our in-house research and development for new technology initiatives. We have established a scalable infrastructure of information technologies by launching and upgrading a series of intelligent learning systems and platforms. Some of the technologies we use are driven by artificial intelligence, which are different from the typical algorithmic computing in the following manner: (i) our artificial intelligence-driven teaching management system provides pertinent course information that is customized for each student and user, which avoids the parameter-invariant defect of the typical algorithmic computing method; (ii) it offers a greater flexibility to our students by utilizing the computerized adaptive testing method, as compared with the typical algorithmic computing method; and (iii) comparing to the typical algorithmic computing method, our artificial intelligence-driven system uses the project response model to determine our students’ English language ability and formulate customized practice questions, which uses adaptive algorithm and enables us to evaluate a large number of students’ language ability in a short period of time.

CRM system. We have developed a comprehensive customer relationship management system to store and manage daily operations and the information related to our students and users. Through years of system development based on big data analytic technology, we have formulated a complete customer service cycle from customer acquisition to teaching service evaluation. We keep records of each customer acquisition record and effectively evaluate and stimulate our marketing staff to engage prospective customers. The CRM system also enables us to conduct strategic research of customer data in order to improve our service quality and increase our operating efficiency.

EME system. We have developed our EME system, an artificial intelligence-driven integrated teaching management system, to manage and facilitate our teaching activities at our headquarters and each of our self-operated learning centers. We effectively integrate our teaching resources in our EME system to conduct an accurate analysis of student data and allocate suitable training resources to address our students’ individualized learning needs, which largely increased our efficiency in scheduling classes and customizing course content for our students. Our students can also review their learning process, class schedules and give feedbacks to their teachers. We implement EME system across all of our self-operated and franchise learning center network to supervise our teaching activities and enhance our decision-making capabilities by analyzing our operation database. We upgraded the class-scheduling function of our EME system in 2019 and began to gradually implement this new function in our operations. Leveraging on our self-developed AI algorithm, the new class-scheduling function is able to significantly reduce processing time and improve our operating efficiency despite having limited classroom availability at our learning centers.

ISFS. We use this intelligent tracking service system for our general adult ELT, overseas training services and online ELT, which generally comprises student service system, teacher service system and service monitoring system. The student service system mainly sets up the service tracking in advance for the entire course learning cycle of a student. Based on a set of intelligent task scheduling services, it automatically generates an individual service tracking task list for such student, and sends the list directly to his/her teacher for reference. Similarly, the teacher service system, based on a set of intelligent task scheduling services, automatically generates the personal service tracking task list in the teaching process for the course such teacher teaches, and timely sends the relevant list to the working panel of the course teaching service staff for execution. Service monitoring system is mainly used to monitor the functioning of the student service system and the teacher service system. In the event it discovers any anomaly in these systems, it will timely alert our management.

“Likeshuo” App and platform. We started to offer online live streaming English courses on our “Likeshuo” App and platform in 2014. Our platform is equipped with a number of innovative features to provide direct guidance to our students including introductions to various course offerings, course scheduling and evaluation of their learning process. In order to optimize the user experience on our “Likeshuo” platform, we have deployed a number of features to enhance our abilities of service customization. For example, our intelligent online course scheduling system on the “Likeshuo” platform efficiently facilitates the allocation of teaching resources based on the needs of users and the availability of our online teachers, which largely enhances our ability to provide flexible course offerings to different users. Users of our online services can access our course offerings through our platform and our application on their mobile devices, tablets and computers.

ICAS. We primarily utilize this intelligent class scheduling system for our online ELT services. It was built based on a three-dimension model encompassing teachers’ teaching demand, students’ learning demand and our available curriculums, and utilizes an intelligent matching algorithm to optimize the course arrangement and scheduling results for our teachers, students and management. ICAS greatly improves the course matching efficiency and accuracy comparing to manual and subjective course scheduling.

Leveraging our experience in developing and upgrading our EME and CRM systems, we have also developed other systems to facilitate our teaching activities and daily operation. For example, we have developed our iManager system for students enrolled in our international test preparation courses, which utilizes artificial intelligence to serve as a platform for our students to record course notes, have writing practice and mock tests which can effectively prepare them for achieving satisfactory learning results. For our overseas study application services, our iFuture system can help our students access our teachers for study consultation and keep track of their application process in a timely manner. Moreover, in order to accurately evaluate a student’s English language ability, we utilize an adaptive evaluation system, which analyzes the student’s listening, vocabulary, grammar and reading comprehension abilities and diagnoses his or her English language proficiency, in order to more accurately determine applicable course targets and key learning steps. We also use the same evaluation system when the students have completed their courses to evaluate the progress they have made, which allows us to judge and compare the quality of our teaching in various regions and to provide a useful basis for improvement.

Our system infrastructure is designed to meet the requirements of our business operations, to support the growth and expansion of our learning center network and to ensure the reliability of our operations. Our data is currently maintained at our headquarters and an offsite IT facility in Shenzhen. For details of the risks associated with the technologies we use, see “Risk Factors—Risk Related to Meten’s Business and Operations—Failure to protect confidential information of our students and teaching staff against security breaches could damage our reputation and brands and substantially harm our business and results of operations.”

Intellectual Property

Our trademarks, copyrights, domain names, trade secrets and other intellectual property rights distinguish our program from those of our competitors and contribute to our competitive advantages in our target markets. We believe the protection of our intellectual property rights is critical to our business, and we protect our intellectual property rights by relying on local laws and contractual restrictions. We specifically rely on a combination of copyright and trademark law, trade secret protection and confidentiality agreements with our management and research and development staff to protect our intellectual property rights. We also regularly monitor any infringement or misappropriation of our intellectual property rights.

As of the date of this proxy statement/prospectus, we had registered five patents and 90 trademarks which bolstered our strong brand recognition in the PRC. We also held 74 domain names relating to our business, including www.meten.com and www.likeshuo.com, 21 copyrights to certain course content and technologies we developed in-house and 37 copyrights registration certificates for software programs developed by us relating to various aspects of our operations.

We had not been subject to any intellectual property infringement claims which had any material impact on us up to the date of this proxy statement/prospectus. While we actively take steps to protect our intellectual property rights, these steps may not be adequate to prevent the infringement or misappropriation of the intellectual property created by or licensed to us. Further, we cannot be certain that the course materials that we license, and our redesign of these materials, do not or will not infringe on the valid patents, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others, as discussed in “Risk Factors—Risks Related to Meten’s Business and Operations—We may encounter infringement disputes from time to time relating to our use of intellectual properties of third parties.”

Seasonality

Seasonal fluctuations have affected, and are likely to affect our business in the future. Historically, the PRC offline ELT industry experiences lower gross billings growth rate in the first quarter of each year due to the Chinese New Year holiday, and our industry enjoys increases in gross billings growth during the summer months as certain students are generally on summer holiday and have more time to take ELT courses. Overall, the historical seasonality of our business has been relatively mild due to our rapid growth and our focus on the general ELT business. However, the seasonal trends that we have experienced in the past may not be indicative of our future operating results. See “Risk Factors—Risks Related to Meten’s Business and Operations—Our results of operations are subject to seasonal fluctuations.”

Facilities

We currently lease substantially all of the properties we use to operate our business. We are headquartered in Shenzhen and Beijing, and the business premises of our offices and self-operated learning centers are located in 29 cities in China. The majority of lease agreements for our learning centers have terms of three to five years. For most of our learning centers, we pay annual rental charges. The rental payments for our learning centers are either set at a fixed rate during the entire rental period or increased every five years based on preset rate. For details on locations of our facilities, see “—Our Offline Network.”

We believe that the facilities which we currently lease are adequate to meet our needs for the foreseeable future, and we believe that we will be able to obtain adequate facilities, principally through leasing of additional properties, to accommodate our future expansion plans.

Employees

We had 5,604 full-time employees as of September 30, 2019, including the staff of ABC Education Group, which we acquired in June 2018. The following table sets forth the numbers of our full-time employees, categorized by function, as of September 30, 2019:

Function	Employees at Offline Learning Centers	Employees for Online Platform	Total Number of Employees (Offline and Online)
Teaching staff(1)	2,324	202	2,526
Management staff	126	2	128
Sales, marketing and customer services	1,785	185	1,970
Research and development(2)	128	63	191
General and administration	767	22	789
Total	5,130	474	5,604

(1)	Teaching staff includes the full-time teachers, study advisors and teaching service staff.

(2)	Includes personnel dedicated to products, course content and IT systems development.

As of September 30, 2019, we employed 657 part-time teachers for our offline ELT business. We also established a deep pool of approximately 24,000 teachers who have registered with our “Likeshuo” platform and are accessible by our students online, including approximately 10,000 foreign teachers.

We enter into employment contracts with our full-time employees. In addition to salaries and benefits, we provide performance-based bonuses for our full-time employees and commission-based compensation for our sales and marketing force.

As required by applicable laws and regulations in China, we participate in various employee social security plans that are organized by municipal and provincial governments for our PRC-based full-time employees, including pension, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing funds. We are required under the PRC law to make contributions to statutory employee benefit plans from time to time for our PRC-based full-time employees at specified percentages of the salaries, bonuses and certain allowances of such employees, up to a maximum amount specified by the local governments in China. See “Risk Factors—Risks Related to Meten’s Business and Operations—Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.”

Our employees are not covered by any collective bargaining agreement. We believe that we maintain a good working relationship with our employees, and we have not experienced any significant labor disputes as of the date of this proxy statement/prospectus.

Insurance

We maintain various insurance policies to safeguard against risks and unexpected events. We maintain insurance to cover our liability should any injuries occur at our learning centers. We maintain medical insurance for our employees and management. We also maintain company property insurance, decoration protection insurance and accident insurance which cover property damage and casualty damage in accidents. We do not have business interruption, general third-party liability, product liability or key-man insurance. See “Risk Factors—Risks Related to Meten’s Business and Operations—We may not maintain adequate insurance, which could expose us to significant costs and business disruption.” We consider our insurance coverage to be in line with that of other ELT service providers of similar scale in the PRC.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract and labor and employment claims. Excepts as otherwise disclosed in this proxy statement/prospectus, we are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash-flow or results of operations. We may periodically be subject to legal proceedings, investigations and claims relating to our business. We may also initiate legal proceedings to protect our rights and interests.

Our Corporate and Shareholding Structure

We are an exempted company with limited liability incorporated in the Cayman Islands. We began our operations in April 2006, when Mr. Jishuang Zhao, Mr. Siguang Peng and Mr. Yupeng Guo founded Shenzhen Meten International Education Co., Ltd., or Shenzhen Meten. Since our incorporation and as of September 30, 2019, we have established a network of 149 learning centers in China, including 134 self-operated learning centers and 15 franchised learning centers, and also acquired a number of complementary businesses in China.

In order to facilitate international capital investment in us, in July 2018, we incorporated Meten International Education Group to become our offshore holding company under the laws of Cayman Islands and reorganized our group companies into a reorganization structure typical for China-based education businesses. In October 2018, we established Shenzhen Likeshuo Education Co., Ltd., or Shenzhen Likeshuo, as part of our onshore reorganization. Due to restrictions imposed by PRC laws and regulations on foreign ownership of companies that engage in education services, we currently do not hold any equity interest in Shenzhen Meten and Shenzhen Likeshuo. Instead, we entered into a series of contractual arrangements with, among others, Shenzhen Meten, Shenzhen Likeshuo and their respective shareholders in November 2018 to obtain effective control of these two companies and their respective subsidiaries.

The chart below illustrates our corporate and shareholding structure immediately prior to the Mergers:

(1)	JZ Education Investment Limited, or JZ Education Investment, is controlled by The Zhao Jishuang Family Trust, a trust managed by Conyers Trustee Services (BVI) Limited, or Conyers Trustee, as trustee. Mr. Jishuang Zhao is the settlor of The Zhao Jishuang Family Trust and Mr. Jishuang Zhao and his family members are the trust’s beneficiaries.

(2)	AP Education Investment Limited, or AP Education Investment, is controlled by The Peng Siguang Family Trust, a trust managed by Conyers Trustee as trustee. Mr. Siguang Peng is the settlor of The Peng Siguang Family Trust and Mr. Siguang Peng and his family members are the trust’s beneficiaries.

(3)	RG Education Investment Limited, or RG Education Investment, is controlled by The Guo Yupeng Family Trust, a trust managed by Conyers Trustee as trustee. Mr. Yupeng Guo is the settlor of The Guo Yupeng Family Trust and Mr. Yupeng Guo and his family members are the trust’s beneficiaries.

(4)	Shenzhen Meten is owned as to 27.3250% by Mr. Jishuang Zhao, 13.8080% by Mr. Siguang Peng, 13.0829% by Mr. Yupeng Guo, 10.3918% by Xinyu Meilianzhong Investment Management Centre (Limited Partnership), or Xinyu Meilianzhong, 4.9146% by Mr. Yun Feng, 3.9957% by Xinyu Meilianxing Investment Management Centre (Limited Partnership), or Xinyu Meilianxing, 3.6719% by Mr. Jun Yao, 3.1719% by Ms. Tong Zeng, 3.5431% by Xinyu Meilianchou Investment Management Centre (Limited Partnership), or Xinyu Meilianchou, 3.0000% by Shenzhen Daoge No.11 Education Investment Partnership (Limited Partnership), or No. 11 Daoge, 1.5781% by Shenzhen Daoge Growth No.3 Investment Fund Partnership (Limited Partnership), or No. 3 Daoge, 1.5090% by Shenzhen Daoge Growth No.6 Investment Fund Partnership (Limited Partnership), or No. 6 Daoge, 0.8722% by Shenzhen Daoge Growth No.5 Investment Fund Partnership (Limited Partnership), or No. 5 Daoge, 0.5000% by Mr. Yongchao Chen, 4.0000% by Zhihan (Shanghai) Investment Center (Limited Partnership), or Shanghai Zhihan, 3.6358% by Shenzhen Daoge No.21 Investment Partnership (Limited Partnership), or No. 21 Daoge and 1.0000% by Hangzhou Muhua Equity Investment Fund Partnership (Limited Partnership), or Hangzhou Muhua.

(5)	Shenzhen Likeshuo is owned as to 27.3250% by Mr. Jishuang Zhao, 13.8080% by Mr. Siguang Peng, 13.0829% by Mr. Yupeng Guo, 10.3918% by Xinyu Meilianzhong, 4.9146% by Mr. Yun Feng, 3.9957% by Xinyu Meilianxing, 3.6719% by Mr. Jun Yao, 3.1719% by Ms. Tong Zeng, 3.5431% by Xinyu Meilianchou, 3.0000% by No. 11 Daoge, 1.5781% by No. 3 Daoge, 1.5090% by No. 6 Daoge, 0.8722% by No. 5 Daoge, 0.5000% by Mr. Yongchao Chen, 4.0000% by Shanghai Zhihan, 3.6358% by No. 21 Daoge and 1.0000% by Hangzhou Muhua.

(6)	Primarily involved in operating our “Shuangge English” App.

(7)	Primarily involved in providing our general adult ELT, overseas training services and junior ELT.

(8)	Primarily involved in providing our online ELT.

Contractual Arrangements with Our VIEs and Their Respective Shareholders

Currently, the PRC laws and regulations do not explicitly impose restrictions on foreign investment in the ELT services in the PRC. However, some local government authorities in the PRC have adopted different approaches to granting licenses and permits (particularly, imposing more stringent restrictions on foreign-invested entities) for entities providing ELT services. In the areas where we operate our ELT service business, most local government authorities do not allow foreign-invested entities to establish private institutions to engage in the ELT services, other than in the forms of Sino-foreign cooperative institutions, and the domestic party shall play a dominant role in such cooperation. According to the relevant regulations, foreign investors of Sino-foreign cooperative institutions must be foreign educational institutions with relevant qualifications and experiences. As a foreign company, we are not qualified to run Sino-foreign cooperative institutions in the PRC. In addition, according to Notice 75, foreign invested language training institutions are required to apply for the private school operating permit. However, based on the interviews we conducted in November 2019 with the officials of the local educational authorities in the areas where we have learning centers in operation, most of the local educational authorities provided oral confirmations that due to the fact that the Notice 75 has just been issued for a short period of time and that no detailed supporting rules and regulations have been promulgated, the relevant procedure, approval process and transitional period regarding the application by the foreign invested language training institutions for the private school operating permit are not yet clear and the relevant government authorities have not yet begun to accept applications. In addition, the PRC laws and regulations restrict foreign ownership in value-added telecommunication services and require that a foreign investor who invests in a value-added telecommunications business in the PRC must possess prior experience in operating value-added telecommunications businesses and a proven track record of business operations overseas.

Due to the restrictions on foreign ownership in the ELT and value-added telecommunications services described above, we carry out our offline and online ELT business in the PRC through a variable interest entity structure. We currently have two wholly-owned subsidiaries, namely, Zhuhai Meten and Zhuhai Likeshuo, in China. Zhuhai Meten entered into a series of contractual arrangements with, among others, the shareholders of Shenzhen Meten, Shenzhen Meten and its affiliated entities on November 23, 2018 and April 2, 2019, to obtain effective control of Shenzhen Meten and its subsidiaries.

The following is a summary of the currently effective contractual arrangements entered into by and among others, Zhuhai Meten, Shenzhen Meten and their respective shareholders and affiliated entities.

Business Cooperation Agreement

Pursuant to the business cooperation agreement, Zhuhai Meten shall provide management support, consulting services and technical services necessary for the English training and relevant services, and in return, Shenzhen Meten shall pay services fees to Zhuhai Meten accordingly as described under the exclusive technical service and management consultancy agreement. Without the prior written consent of Zhuhai Meten, Shenzhen Meten and its affiliated entities cannot accept services provided by or establishing similar corporation relationship with any third party. The agreement was entered into on November 23, 2018 and became effective on November 23, 2018 and will remain effective unless terminated upon the full exercise of call option in accordance with the exclusive call option agreement or unilaterally terminated by Zhuhai Meten with a notice of 30 days in advance. Unless otherwise required by applicable PRC laws, Shenzhen Meten and its affiliated entities and shareholders do not have any right to terminate the business corporation agreement.

Exclusive Technical Service and Management Consultancy Agreement

Pursuant to the exclusive technical service and management consultancy agreement, Zhuhai Meten agreed to provide exclusive technical services to Shenzhen Meten and its affiliated entities, including, but not limited to, (i) design, development, update and maintenance of education software for computer and mobile devices; (ii) design, development, update and maintenance of webpages and websites necessary for the English training and relevant activities; (iii) design, development, update and maintenance of management information systems and other internal management systems necessary for the English training and relevant activities; (iv) provision of other technical support necessary for the education activities; (v) provision of technical consulting services; (vi) provision of technical training; (vii) engaging technical staff to provide on-site technical support; and (viii) providing other technical services reasonably requested by Shenzhen Meten and its affiliated entities.

Without the prior written consent of Zhuhai Meten, Shenzhen Meten and their respective affiliated entities cannot accept services provided by or establishing similar corporation relationship with any third party. Zhuhai Meten owns the exclusive intellectual property rights created as a result of the performance of this agreement unless otherwise provided by the PRC laws or regulations. In consideration of the technical and management consultancy services provided by Zhuhai Meten, Shenzhen Meten and their respective affiliated entities agreed to pay annual service fees to Zhuhai Meten in an amount at Zhuhai Meten's discretion. The agreement was entered into on November 23, 2018 and became effective on November 23, 2018 and will remain effective unless terminated upon the full exercise of call option in accordance with the exclusive call option agreement or unilaterally terminated by Zhuhai Meten with a 30-day notice in advance. Unless otherwise required by applicable PRC laws, Shenzhen Meten and its affiliated entities do not have any right to terminate the exclusive technical service and management consultancy agreement.

Exclusive Call Option Agreement

Under the exclusive call option agreement, the shareholders of Shenzhen Meten have irrevocably granted Zhuhai Meten or its designated purchaser the right to purchase all or part of the equity interest and all or part of the school sponsor's interest owned by them in Shenzhen Meten and its affiliated entities at a purchase price equal to the lowest price permitted under the PRC laws and regulations. Zhuhai Meten or its designated purchaser shall have the right to purchase such proportion of equity interests or school sponsor's interest in Shenzhen Meten and its affiliated entities as it decides at any time.

In the event that PRC laws and regulations allow Zhuhai Meten or us to directly hold all or part of the equity interest and/or all or part of the school sponsor's interest in Shenzhen Meten and its affiliated entities and operate English training and relevant businesses in the PRC, Zhuhai Meten shall issue the notice of exercise of the equity call option as soon as practicable, and the percentage of equity interest and/or school sponsor's interest purchased upon exercise of the equity call option shall not be lower than the maximum percentage then allowed to be held by Zhuhai Meten or us under PRC laws and regulations. This agreement was entered into on November 23, 2018 and became effective on November 23, 2018 and will remain effective unless terminated upon the full exercise of call option in accordance with this agreement or unilaterally terminated by Zhuhai Meten with a 30-day notice in advance. Unless otherwise required by applicable PRC laws, Shenzhen Meten and its affiliated entities and shareholders do not have any right to terminate the exclusive call option agreement.

Equity Pledge Agreement

Pursuant to the equity pledge agreement, each of the shareholders of Shenzhen Meten unconditionally and irrevocably pledged and granted first priority security interests over all of his/her/its equity interest in Shenzhen Meten together with all related rights thereto to Zhuhai Meten as security for performance of the contractual arrangements and all direct, indirect or consequential damages and foreseeable loss of interest incurred by Zhuhai Meten as a result of any event of default on the part of the shareholders or Shenzhen Meten and its affiliated entities and all expenses incurred by Zhuhai Meten as a result of enforcement of the obligations of the shareholders and/or Shenzhen Meten under the contractual arrangements. If any of the specified events of default occurs, Zhuhai Meten may exercise the right to enforce the pledge by written notice to the shareholders of Meten Education in one or more of the following ways: (i) to the extent permitted under PRC laws and regulations, Zhuhai Meten may request the shareholders of Shenzhen Meten to transfer all or part of his/her/its equity interest in Shenzhen Meten to any entity or individual designated by Zhuhai Meten at the lowest consideration permissible under the PRC laws and regulations; (ii) sell the pledged equity interest by way of auction or at a discount and have priority in the entitlement to the sales proceeds; or (iii) dispose of the pledged equity interest in other manner subject to applicable laws and regulations. This agreement was entered into on November 23, 2018 and became effective on November 23, 2018 and will remain effective unless terminated upon the full exercise of all obligations under the contractual arrangements or unilaterally terminated by Zhuhai Meten with a 30-day notice in advance. Unless otherwise required by applicable PRC laws, Shenzhen Meten and its affiliated entities and shareholders do not have any right to terminate the equity pledge agreement.

Shareholders' Rights Entrustment Agreement

Pursuant to the shareholders' rights entrustment agreement, each of the shareholders of Shenzhen Meten has irrevocably authorized and entrusted Zhuhai Meten to exercise of all his/her/its respective rights as shareholders of Shenzhen Meten to the extent permitted by the PRC laws. These rights include, but not limited to: (i) the right to attend shareholders' meetings of Shenzhen Meten, as the case may be; (ii) the right to exercise voting rights in respect of all matters discussed and resolved at the shareholders' meeting of Shenzhen Meten; (iii) the right to propose to convene interim shareholders' meetings of Shenzhen Meten, as the case may be; (iv) the right to sign all shareholders' resolutions and other legal documents which the shareholders have authority to sign in its capacity as shareholders of Shenzhen Meten, as the case may be; (v) the right to instruct the directors and legal representative of Shenzhen Meten, as the case may be to act in accordance with the instruction of Shenzhen Meten; (vi) the right to exercise all other rights and voting rights of shareholders as prescribed under the articles of association of Shenzhen Meten and its affiliated entities, as the case may be; (vii) the right to handle the legal procedures of registration, approval and licensing of Shenzhen Meten, as the case may be, at business administration department or other government regulatory departments; (viii) the right to transfer or dispose his/her/its equity interest in Shenzhen Meten; and (ix) other shareholders' rights pursuant to applicable PRC laws and regulations and the articles of association of Shenzhen Meten as amended from time to time. This agreement was entered into on November 23, 2018 and became effective on November 23, 2018 and will remain effective unless terminated upon the full exercise of call option in accordance with the exclusive call option agreement or unilaterally terminated by Zhuhai Meten with a 30-day notice in advance. Unless otherwise required by applicable PRC laws, Shenzhen Meten and its affiliated entities and shareholders do not have any right to terminate the shareholders' rights entrustment agreement.

Spouse Undertakings

Pursuant to the spouse undertakings, the respective spouse of the individual shareholders of Shenzhen Meten has irrevocably agreed to the execution of business cooperation agreement, exclusive technical service and management consultancy agreement, exclusive call option agreement, equity pledge agreement and shareholders' rights entrustment agreement. The respective spouse of the individual shareholders of Shenzhen Meten further undertakes that he or she has not participated, is not participating and shall not in the future participate in the operation, management, liquidation, dissolution and other matters in relation to Shenzhen Meten and its affiliated entities, and confirms that the respective shareholder or its designated person can execute all necessary documents and perform all necessary procedures and give effect to the fundamental purposes under the contractual arrangements mentioned above, and further confirms and agrees to all such documents and procedures in relation to the spouse's equity interest in Shenzhen Meten. The spouse undertaking shall not be revoked, prejudiced, invalidated or otherwise adversely affected by any increase, decrease, consolidation or other similar events relating to the direct or indirect equity interest in Shenzhen Meten or affected by the death, loss of or restriction on capacity of the spouse, divorce or other similar events. The valid term of the spouse undertakings is same as the term of the business cooperation agreement and shall continue to be valid and binding until otherwise terminated by both Zhuhai Meten and the spouses of the respective individual shareholders in writing.

On November 23, 2018, our wholly-owned subsidiary, Zhuhai Likeshuo entered into a series of contractual arrangements which are substantially the same as the contractual arrangements discussed above with the shareholders of Shenzhen Likeshuo, Shenzhen Likeshuo, and its affiliated entities to obtain effective control of Shenzhen Likeshuo and its subsidiaries.

In the opinion of our PRC counsel these contractual arrangements are valid, binding, and do not and will not violate applicable PRC laws currently in effect, except that the pledges on the equity interests in our VIEs would not be deemed validly created until they are registered with the competent administration of industry and commerce. However, these contractual arrangements may not be as effective in providing control as direct ownership. There are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. For a description of the risks related to our contractual arrangements, please see "Risk Factors—Risks Related to Meten’s Corporate Structure."

Corporate Information

Our principal executive offices are located at 3rd Floor, Tower A, Tagen Knowledge & Innovation Center, 2nd Shenyun West Road, Nanshan District, Shenzhen, Guangdong Province 518000, the People’s Republic of China. Our telephone number at this address is +86 755 8294 5250 and our fax number is +86 755 8299 5963.

Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Our corporate website is www.meten.com. The information contained on our website is not part of this proxy statement/prospectus.

METEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Historical Financial Information” section and the accompanying financial statements and related notes included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect Meten’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside Meten’s control. Meten’s actual results could differ materially from those discussed in these forward-looking statements. Please read the sections entitled “Risk Factors” and “Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. Unless expressly indicated or the context requires otherwise, as used in this section, the terms the "Company," "we," and "our," refer to Meten and, where appropriate, its subsidiaries. The translations from RMB to U.S. dollars discussed herein were made at an exchange rate of RMB7.1477 to US$1.00, which is the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on September 30, 2019. Meten makes no representation that the RMB or U.S. dollar amounts referred to in this proxy statement/prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all.

Overview

We are a leading general ELT service provider in China. We are committed to improving the overall English competence and practical English language skills of the general Chinese population. According to the Frost & Sullivan Report, we were the second largest player in China’s offline general ELT market in terms of revenue in 2018. We offer a comprehensive ELT service portfolio comprising general adult ELT, junior ELT, overseas training services, online ELT and other English language-related services to students from a wide range of age groups.

We have established a highly scalable offline-online business model. We have a nationwide offline network of both self-operated learning centers and franchised learning centers. As of September 30, 2019, we had established a nationwide offline learning center network of 134 self-operated learning centers covering 29 cities in 15 provinces, autonomous regions and municipalities in China, and 15 franchised learning centers across 13 cities in 12 provinces and municipalities in China as of September 30, 2019. In terms of the number of self-operated learning centers, we were ranked first in the general ELT market in China as of December 31, 2018, when we had 119 self-operated learning centers, according to the Frost & Sullivan Report. We also operate the “Likeshuo” platform to offer online live streaming ELT services. As of September 30, 2019, we had approximately 1.1 million registered users on our “Likeshuo” platform and cumulatively over 200,000 paying users, who purchased our online ELT courses or trial lessons. As of the same date, the cumulative number of student enrollments in our online ELT courses since 2014 was approximately 120,000 and we had delivered over 4.0 million accumulated course hours to our students online. According to the Frost & Sullivan Report, we were the second largest online general adult ELT service provider in China in terms of revenue in 2018.

We experienced significant growth in the past several years. Our revenue increased from RMB801.5 million in 2016 to RMB1,149.7 million in 2017, and further to RMB1,424.2 million (US$199.3 million) in 2018, largely due to the expansion of our learning center network involving an increase in the number of self-operated and franchised learning centers, as well as additional student enrollment in our offline and online ELT courses. Our revenue increased from RMB1,064.6 million for the nine months ended September 30, 2018 to RMB1,095.0 million (US$153.2 million) for the same period in 2019. Along with the expansion of our learning center network, our brands have also strengthened. This has allowed us to maintain our position as a market leader, improve our profitability and enjoy a highly loyal customer base. Our net results improved and from a net loss of RMB27.1 million in 2016 to a net income of RMB40.3 million in 2017, and further to a net income of RMB53.4 million (US$7.5 million) in 2018. We recorded a net loss of RMB59.6 million (US$8.3 million) for the nine months ended September 30, 2019. We recorded adjusted net loss of RMB20.6 million for the year ended December 31, 2016, and adjusted net income of RMB48.2 million and RMB75.9 million (US$10.6 million) for the years ended December 31, 2017 and 2018, respectively. We recorded adjusted EBITDA of RMB17.1 million, RMB100.4 million and RMB144.1 million (US$20.2 million) for the years ended December 31, 2016, 2017 and 2018, respectively. We also recorded adjusted net income and adjusted EBITDA of RMB75.0 million and RMB121.5 million for the nine months ended September 30, 2018, respectively, and adjusted net loss and adjusted EBITDA of RMB38.0 million (US$5.3 million) and RMB8.6 million (US$1.2 million) for the nine months ended September 30, 2019, respectively.

Major Factors Affecting Our Results of Operations

We operate in China’s ELT market, and our results of operations and financial condition are significantly affected by the general factors driving this market. China’s rapid economic growth over the past two decades and the increasing per capita disposable income have led to both increased spending on English language education services and intensified competition for high-quality education resources.

We have benefited from a number of factors, including, but not limited to, China’s rising birth rate, which largely results from the rising population in large urban centers, increases in average household income, increasing number of high-income families, limited penetration of ELT services across China, favorable government policies that support the growth of private education enterprises and permits that increase operational and pricing flexibility, and the continued focus on study-abroad opportunities by parents.

At the same time, our results are subject to changes in the regulatory regime governing the education industry in China. The PRC government regulates various aspects of our business and operations, including the qualification and licensing requirements for entities that provide education services, standards for operating facilities and limitations on foreign investments in the education industry. In addition, the PRC laws and regulations on private education and training services and related regulatory practices are constantly evolving, involve substantial uncertainties, and their implementation differs from region to region. For example, among our self-operated learning centers in operation as of September 30, 2019, 89 of them did not have the private school operating permits or business licenses, or were operating beyond the authorized business scope. While we believe some of these learnings centers were not required to obtain such private school operating permits based on local regulations, 53 of them were probably operating without the requisite private school operating permits or business licenses, or were operating beyond their authorized business scope, and they contributed to an aggregate of approximately 15.0% of our total gross billings for the nine months ended September 30, 2019. In particular, four of these 53 learning centers located in Xi’an, Guangzhou, Shenzhen and Hefei have been ordered to suspend their operations for rectification by the relevant local education authorities until they obtain the required private school operating permits, and they contributed to an aggregate of approximately 2.2% of our total gross billings for the nine months ended September 30, 2019. Notwithstanding the above, we have continued to operate all of these 53 learning centers and have not received any further notice or sanction from the relevant government authorities as of the date of this proxy statement/prospectus. Based on our understanding of the current PRC regulatory framework and discussion with our PRC counsel and the relevant local regulatory authorities, we currently believe that we will not be required to actually suspend the operation of any substantial number of our learning centers notwithstanding the regulatory uncertainties. However, we cannot assure you that PRC regulatory authorities will not take any action contrary to our belief in the future, in which case our revenues, gross profit, income from operations and net income may decrease significantly and our liquidity and capital resources may also be materially and adversely affected. See “Risk Factors—Risks Related to Meten’s Business and Operations—We are required to obtain various operating permits and licenses for our ELT services in China and failure to comply with these requirements may materially and adversely affect our business operations.” For description of the evolving regulatory landscape in China, see “Regulations Applicable To Meten—Regulations on Private Education in the PRC.”

While our business is influenced by factors affecting the offline and online ELT market in China generally, we believe our results of operations are more directly affected by company-specific factors, including the major factors highlighted below.

Student Enrollment

Our revenue primarily consists of course and service fees from students enrolled in our offline ELT and online ELT services, which is directly driven by the number of our student enrollments, which represents the number of actual new sales contracts entered into between us and our students, excluding the number of refunded contracts and contracts with no revenue generated during a specified period of time. Our total student enrollment increased by 112.1% from 55,758 in 2016 to 118,277 in 2018. Growth in our student enrollment is dependent on our ability to retain our current students and to recruit new students.

Our ability to retain existing students is largely dependent on the variety and quality of our course offerings, the quality of our teachers and students’ overall satisfaction with the education services we offer. A substantial number of the students are enrolled in our courses through word-of-mouth referrals. Consequently, our ability to recruit new students also depends on our reputation and brand recognition, which are affected by our branding activities and other selling and marketing efforts. Our reputation and brand recognition are primarily driven by the satisfaction of our students and the high quality of our teaching staff. We have expanded our service offerings to a full spectrum of offline and online ELT services, including general adult ELT and overseas training services to students of a wide range of age groups since the inception of our first self-operated learning center. In 2014, we launched our online English learning platform “Likeshuo” to offer online live streaming ELT courses to a wider coverage of student base. In 2018, we commenced to offer junior ELT, which is mainly designed for students aged between six to 18, and introduced a new curriculum, the “Explore Curriculum,” for our general adult ELT.

Number and Maturity of Learning Centers

Our revenue growth is mainly driven by the number of our self-operated and franchised learning centers, which directly affects our overall student enrollment, as well as the maturity of our existing learning centers. Our ability to increase the number of self-operated and franchised learning centers depends on a variety of factors, including, but not limited to, identifying suitable locations and partners, hiring high-caliber teaching staff and other necessary personnel for the new learning centers, and other investment in implementing our centralized management across our offline learning center network. As of September 30, 2019, we had 134 self-operated learning centers covering 29 cities and 15 provinces, autonomous regions and municipalities in China, and 15 franchised learning centers across 13 cities in 12 provinces and municipalities in China. We have adopted a prudent approach to seek and evaluate qualified franchisees and implemented centralized management across all our self-operated and franchised learning centers in various stages. In addition, the maturity of our learning centers affects our revenue growth and profitability. Newly established learning centers normally start contributing to our revenue growth and profitability after an initial ramp-up period, which typically lasts between one to two years. In 2016, 2017 and 2018 and the nine months ended September 30, 2019, most of our newly established learning centers were able to generate sufficient gross billings to cover their operating costs during the ramp-up period. The number of our self-operated learning centers had grown steadily in recent years, increasing from 70 as of January 1, 2016 to 119 as of December 31, 2018, and further to 134 as of September 30, 2019. As our network continues to expand, we believe that our large business scale strengthens our brands and enhances our reputation, which in turn supports further growth of our business. The number of our learning centers in operation may also be affected by changes in the PRC regulatory framework and practices. Among the 134 self-operated learning centers as of September 30, 2019, 53 of them were probably operating without the requisite private school operating permits or business licenses, or were operating beyond their authorized business scope, and four of them have been ordered to suspend their operations for rectification by the relevant local education authorities. While we have continued to operate all of these 53 learning centers and have not received any further notice or sanction from the relevant government authorities as of the date of this proxy statement/prospectus, we cannot assure you that the PRC regulatory authorities will not take any further action in the future. If we have to actually suspend the business operation of any of our learning centers, our reputation, results of operation and financial conditions could be materially and adversely affected. See “Risk Factors—Risks Related to Meten’s Business and Operations—We are required to obtain various operating permits and licenses for our ELT services in China and failure to comply with these requirements may materially and adversely affect our business operations.”

Pricing

Our revenue is directly affected by the pricing of our courses and the type of services we offer. We typically charge students course and service fees based on the total number of course hours, the class sizes and the types of courses the student enrolls in, or the types of services we provide to such student. When we set fee rates for our courses and services, we also consider the general economic condition in and the income level of the residents of the relevant locations of our learning centers, the local demand for our services and our competitors’ fee rates for similar service offerings. See “Business of Meten—Pricing and Refund Policies” for details of our pricing policy.

We implement our effective centralized management systems at a majority of our franchised learning centers and require them to adhere to our standardized pricing and refund policies we apply at our self-operated learning centers in order to maintain stable student retention rates and efficient operations at our franchise learning centers. We may adjust the course and service fees for new contracts when we have upgraded our existing courses or developed new courses and services. The course and service fee levels of our learning centers remained relatively stable in 2016, 2017 and 2018 and the nine months ended September 30, 2019. In the long run, we seek to gradually increase our course and service fee levels without compromising our student enrollment.

Cost Control and Operating Efficiency

Our profitability depends significantly on our ability to improve our operating efficiency through effective cost control. Our cost of revenues consists primarily of teaching staff costs and property expenses for our self-operated learning centers. Teaching staff costs depend on the number of our teachers we employ and their levels of compensation. We offer attractive compensation to our teachers to attract and retain the best teaching talent. The number of our full-time teachers, study advisors and teaching service staff increased from 1,558 as of December 31, 2016 to 1,754 as of December 31, 2017 and 2,152 as of December 31, 2018, and further to 2,526 as of September 30, 2019, which were in line with our efforts to enhance our teaching quality, the growth of student enrollment and the expansion of our network and course offerings.

Our operating expenses consist of sales and marketing expenses, general and administrative expenses and research and development expenses. Historically, we have incurred significant sales and marketing expenses primarily because we utilize a variety of sales and marketing approaches to increase our student enrollment and strengthen our brand recognition, including, but not limited to, various offline sales activities. See “Business of Meten—Marketing and Sales.” In addition, we leverage our developed offline and online marketing channels to recruit new students.

Going forward, we expect that our total costs and expenses will increase in line with the expansion of our network and education service offerings. Also, we expect to incur additional costs and expenses associated with becoming a public company. However, this increase is likely to be partially offset by our increasing economies of scale and improved operating efficiency.

Upgrade and Diversification of Course and Service Offerings

The diversification of our course and service offerings has had a positive impact on our revenue growth and we believe it will continue to positively impact our growth going forward. However, it may have a negative impact on our revenue recognitation and results of operations during the transition period as we gradually roll out new courses and services across our nationwide learning center network. We currently have a wide spectrum of offline and online ELT course offerings. Our extensive portfolio of services allows us to extend our service to a wider group of customers and conduct cross-selling between our offline and online ELT businesses, improve student stickiness to realize synergies across these business lines and thereby, maximize student lifetime value that we could capture. For example, historically, we have witnessed significant growth in our online ELT business since the launch of our “Likeshuo” platform in 2014. The synergy created by such offline-online business model effectively helped us to increase customer conversion rate at reasonable costs. We expect to achieve ramp-up and expansion of our online ELT business in an economical and effective manner with the support from our extensive offline learning center network.

In addition, in early 2018, driven by the increasing English learning demand from younger aged students, we decided to further expand our business segments to include junior ELT in selected regions where we have extensive network coverage and brand recognition. In line with this strategy, we acquired ABC Education Group in June 2018. As part of the integration, it went through management restructuring and upgrade of its management system that led to increased administrative expenses. We also introduced the new “Explore Curriculum” for our general adult ELT beginning in 2018, the implementation of which was completed in May 2019 at all of our learning centers in the PRC. While we believe such new curriculum will have a positive long-term impact on improving our students’ comprehensive and practical English language abilities, the implementation of the new curriculum across our nationwide network of self-operated learning centers nevertheless adversely affected the course hours delivered and segment revenue recognized during the transition period.

Key Components of Results of Operations

Revenues

In 2016, 2017 and 2018 and the nine months ended September 30, 2019, we primarily offered general adult ELT, overseas training services, online ELT, junior ELT and other English language-related services. The table below sets forth a breakdown of our revenue for the periods indicated:

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
						Unaudited		Unaudited		Unaudited	Unaudited
General adult ELT(1)	572,135	71.4	785,480	68.3	903,756	126,440	63.5	687,235	64.5	600,460	84,007	54.8
Overseas training services	180,606	22.5	228,294	19.9	223,601	31,283	15.7	174,313	16.4	151,804	21,238	13.9
Online ELT
For adults	40,628	5.1	107,865	9.4	172,825	24,179	12.1	125,259	11.8	147,052	20,573	13.4
For juniors	—	—	—	—	25,586	3,580	1.8	15,584	1.5	26,950	3,771	2.5
For international test preparation	6,287	0.8	13,331	1.1	13,891	1,943	1.0	12,090	1.1	14,688	2,055	1.3
Subtotal	46,915	5.9	121,196	10.5	212,302	29,702	14.9	152,933	14.4	188,690	26,399	17.2
Junior ELT	—	—	—	—	65,490	9,162	4.6	36,369	3.4	129,480	18,115	11.8
Other English language-related services(2)	1,889	0.2	14,751	1.3	19,085	2,671	1.3	13,767	1.3	24,533	3,433	2.3
Total	801,545	100.0	1,149,721	100.0	1,424,234	199,258	100.0	1,064,617	100.0	1,094,967	153,192	100.0

(1)	Includes revenue from the sales of goods, such as educational materials and food and beverages sold at our self-operated learning centers.

(2)	Includes (i) franchise fees received from our franchised learning centers under the “Meten” brand; and (ii) revenue generated from our “Shuangge English” App.

Revenue generated from general adult ELT was RMB572.1 million, RMB785.5 million and RMB903.8 million (US$126.4 million), representing 71.4%, 68.3% and 63.5% of our total revenue in 2016, 2017 and 2018, respectively, and RMB687.2 million and RMB600.5 million (US$84.0 million), representing 64.5% and 54.8% of our total revenue for the nine months ended September 30, 2018 and 2019, respectively. Revenue generated from overseas training services was RMB180.6 million, RMB228.3 million and RMB223.6 million (US$31.3 million), representing 22.5%, 19.9% and 15.7% of our total revenue in 2016, 2017 and 2018, respectively, and RMB174.3 million and RMB151.8 million (US$21.2 million), representing 16.4% and 13.9% of our total revenue for the nine months ended September 30, 2018 and 2019, respectively. Revenue generated from junior ELT was RMB65.5 million (US$9.2 million) in 2018, representing 4.6% of our total revenue in 2018, and RMB36.4 million and RMB129.5 million (US$18.1 million), representing 3.4% and 11.8% of our total revenue for the nine months ended September 30, 2018 and 2019, respectively. With respect to our general adult ELT, overseas training services and junior ELT, we generally collect course/service fees upfront from our students or in installments. We have refund policies in place for these businesses, and will refund the relevant course/service fees partially or fully depending on when the request is made by the students in the applicable refund period. For our general adult ELT, overseas training services and junior ELT, we record the course/service fees initially as financial liabilities from contracts with customers, and then as deferred revenue depending on whether the course/service fees under the relevant contracts are refundable.

Revenue generated from our online ELT was RMB46.9 million, RMB121.2 million and RMB212.3 million (US$29.7 million), representing 5.9%, 10.5% and 14.9% of our total revenue in 2016, 2017 and 2018, respectively, and RMB152.9 million and RMB188.7 million (US$26.4 million), representing 14.4% and 17.2% of our total revenue for the nine months ended September 30, 2018 and 2019, respectively. For the years ended December 31, 2016, 2017 and 2018 and the nine months ended September 30, 2018 and 2019, revenue generated from online ELT for adults was RMB40.6 million, RMB107.9 million, RMB172.8 million, RMB125.3 million and RMB147.1 million, respectively, representing 86.6%, 89.0%, 81.4%, 81.9% and 77.9%, respectively, of our revenue generated from the online ELT business. For the year ended December 31, 2018 and the nine months ended September 30, 2018 and 2019, revenue generated from online ELT for juniors was RMB25.6 million, RMB15.6 million and RMB27.0 million, respectively, representing 12.1%, 10.2% and 14.3%, respectively, of our revenue generated from the online ELT business. Students of our online ELT services purchase prepaid study cards to enroll in the courses. We typically allow a refund of the course fees for any undelivered course/service hours after deducting a platform operation charge associated with delivering such courses/services online if a student requests a refund during the contract period. We record the proceeds collected from online ELT initially as financial liabilities from contracts with customers, and revenue is generally recognized proportionately as the course hours are delivered. For details of our pricing and refund policies, please see “Business of Meten—Pricing and Refund Policies.” In addition, for further details of our revenue recognition policies, please see “—Critical Accounting Policies—Revenue Recognition.”

We generate other revenue primarily from the franchised learning centers under the “Meten” brand through which our franchise partners are authorized to use our brand and are required to adopt our centralized management system. We receive an initial or renewal franchise fee when we enter into or renew a franchise agreement, and a one-time design consulting fee. During the term of the franchise, we charge each franchised learning center a recurring franchise fee based on an agreed percentage of its collected course and service fees and related individual course materials fees. Our other revenue also includes revenue generated from our self-developed “Shuangge English” App, which applies the cutting-edge voice evaluation technology to improve students’ listening, speaking and reading abilities. See “Business  of Meten—Our Education Services—Other English Language-Related Services” for details.

Cost of Revenues

Our cost of revenues consists primarily of (i) staff costs, including teaching staff costs and, to a lesser extent, costs relating to research and curriculum development team; (ii) property expenses, including rental, utilities and maintenance expenses of our learning centers; (iii) depreciation and amortization, which represents the depreciation of real properties and equipment for learning centers, amortization of operating lease right-of-use assets and amortization of our training services related intangible assets; and (iv) others, which primarily include consulting fees, foreign teacher-related administrative expenses and teaching materials costs. Our cost of revenues accounted for 43.0%, 40.7% and 44.1%, of our revenues in 2016, 2017 and 2018, respectively, and 43.0% and 51.0% for the nine months ended September 30, 2018 and 2019, respectively. The following table sets forth the components of cost of revenues both in absolute amount and as a percentage of our total cost of revenues for the periods indicated.

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
						Unaudited		Unaudited		Unaudited	Unaudited
Staff costs	207,566	60.2	294,414	62.9	396,111	55,418	63.1	293,044	64.0	354,601	49,611	63.5
Property expenses	101,576	29.5	123,152	26.3	148,024	20,709	23.6	103,978	22.7	136,609	19,112	24.4
Depreciation and amortization for learning centers	16,385	4.8	19,227	4.1	22,838	3,195	3.6	18,404	4.0	24,518	3,430	4.4
Others	19,283	5.5	31,174	6.7	61,023	8,537	9.7	42,455	9.3	43,047	6,022	7.7
Total	344,810	100.0	467,967	100.0	627,996	87,859	100.0	457,881	100.0	558,775	78,175	100.0

The following tables set forth a breakdown of our cost of revenues by major business segment for the periods indicated.

General adult ELT

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
						Unaudited		Unaudited		Unaudited	Unaudited
Staff costs	127,158	57.0	166,613	57.2	186,693	26,119	55.4	141,593	57.3	150,879	21,109	57.1
Property expenses, depreciation and amortization	86,999	39.0	108,646	37.2	123,827	17,324	36.8	87,115	35.3	92,452	12,935	34.9
Others	8,820	4.0	16,256	5.6	26,242	3,671	7.8	18,220	7.4	21,249	2,973	8.0
Total	222,977	100.0	291,515	100.0	336,762	47,114	100.0	246,928	100.0	264,580	37,017	100.0

Overseas training services

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
						Unaudited		Unaudited		Unaudited	Unaudited
Staff costs	57,649	65.7	76,355	68.4	74,123	10,370	61.8	60,473	63.7	49,047	6,862	55.1
Property expenses, depreciation and amortization	26,875	30.6	30,379	27.2	33,397	4,672	27.9	24,092	25.4	26,259	3,673	29.5
Others	3,252	3.7	4,929	4.4	12,378	1,732	10.3	10,412	10.9	13,650	1,910	15.4
Total	87,776	100.0	111,663	100.0	119,898	16,774	100.0	94,977	100.0	88,956	12,445	100.0

Online ELT

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
						Unaudited		Unaudited		Unaudited	Unaudited
Staff costs	20,175	87.9	46,561	90.5	107,440	15,031	93.3	74,810	93.4	110,840	15,507	94.5
Property expenses, depreciation and amortization	—	—	—	—	911	127	0.8	626	0.8	4,898	685	4.2
Others	2,784	12.1	4,870	9.5	6,807	952	5.9	4,638	5.8	1,555	218	1.3
Total	22,959	100.0	51,431	100.0	115,158	16,110	100.0	80,074	100.0	117,293	16,410	100.0

Junior ELT

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
						Unaudited		Unaudited		Unaudited	Unaudited
Staff costs	—	—	—	—	23,306	3,261	55.8	12,386	52.3	38,920	5,445	49.1
Property expenses, depreciation and amortization	—	—	—	—	12,726	1,780	30.5	10,548	44.5	37,516	5,249	47.4
Others	—	—	—	—	5,741	803	13.7	769	3.2	2,792	391	3.5
Total	—	—	—	—	41,773	5,844	100.0	23,703	100.0	79,228	11,085	100.0

Gross Profit and Gross Profit Margin

The following table sets forth our gross profit and gross profit margin by major business segment for the periods indicated.

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin	Gross Profit		Gross Profit Margin	Gross Profit	Gross Profit Margin	Gross Profit		Gross Profit Margin
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except percentages)
						Unaudited		Unaudited		Unaudited	Unaudited
General adult ELT	349,158	61.0	493,965	62.9	566,994	79,325	62.7	440,307	64.1	335,880	46,990	55.9
Overseas training services	92,830	51.4	116,631	51.1	103,703	14,509	46.4	79,336	45.5	62,848	8,793	41.4
Online ELT	23,956	51.1	69,765	57.6	97,144	13,591	45.8	72,859	47.6	71,397	9,989	37.8
Junior ELT	—	—	—	—	23,717	3,318	36.2	12,666	34.8	50,252	7,030	38.8
Total	465,944	58.3	680,361	59.9	791,558	110,743	56.3	605,168	57.6	520,377	72,802	48.6

Operating Expenses

Our operating expenses consist of selling and marketing expenses, general and administrative expenses, as well as research and development expenses. The table below sets forth our operating expenses, both in absolute amount and as a percentage of our total operating expenses for the periods indicated.

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
						Unaudited		Unaudited		Unaudited	Unaudited
Selling and marketing expenses	268,643	55.4	373,065	59.0	425,217	59,490	57.1	315,586	57.9	323,254	45,225	53.4
General and administrative expenses	198,431	40.9	237,509	37.6	293,157	41,014	39.4	208,944	38.4	256,382	35,869	42.4
Research and development expenses	18,187	3.7	21,217	3.4	26,178	3,662	3.5	20,075	3.7	25,365	3,550	4.2
Total	485,261	100.0	631,791	100.0	744,552	104,166	100.0	544,605	100.0	605,001	84,644	100.0

Selling and Marketing Expenses

Our selling and marketing expenses primarily consist of (i) salaries and benefits of our sales and marketing personnel, which amounted to RMB162.8 million, RMB221.5 million and RMB259.2 million (US$36.3 million) in 2016, 2017 and 2018, respectively, and RMB190.4 million and RMB200.8 million (US$28.1 million) for the nine months ended September 30, 2018 and 2019, respectively; and (ii) marketing expenses, which amounted to RMB90.0 million, RMB135.4 million and RMB144.2 million (US$20.2 million) in 2016, 2017 and 2018, respectively, and RMB107.6 million and RMB102.6 million (US$14.4 million) for the nine months ended September 30, 2018 and 2019, respectively. Our marketing expenses primarily consist of promotional activity expenses, including rental cost and personnel expenses for our offline sales points, online marketing expenses, media advertisement expenses and other marketing expenses; (iii) promotional expenses relating to the recruitment of prospective student; (iv) tele-marketing expenses; (v) consulting service fees for sales and marketing purposes; and (vi) others, which primarily consist of the transaction fees withheld by certain third-party financial institutions in relation to the installment payment arrangement we help set up between certain of our students and such financial institutions to facilitate the payments of the course/service fees by such students, which are recorded as sales and marketing expenses. See “Business of Meten—Pricing and Refund Policies.” As we continue to increase our sales and marketing efforts in line with our business expansion, we expect that our selling and marketing expenses will likely continue to increase in absolute amounts.

General and Administrative Expenses

Our general and administrative expenses mainly consist of (i) salaries and benefits of our administrative personnel; (ii) depreciation and amortization of the properties and facilities used for administrative purposes; and (iii) office expenses. We expect that our general and administrative expenses will increase in absolute amounts in the foreseeable future as we incur additional costs for becoming and being a public company. However, this increase is likely to be partially offset by our increasing economies of scale and improve our operating efficiency.

Research and Development Expenses

Our research and development expenses are primarily expenses incurred in relation to the development of our products, course content and IT systems. We expect to continue to increase our investment in research and development activities, as we believe continuous development of our products and services to improve our teaching outcome and enhance students’ learning experience is crucial to our success.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

Hong Kong

Our two wholly-owned subsidiaries in Hong Kong, Meten Education (Hong Kong) Limited and Likeshuo Education (Hong Kong) Limited, are subject to an income tax rate of 16.5% for taxable income earned in Hong Kong. No Hong Kong profit tax has been levied in our consolidated financial statements as Meten Education (Hong Kong) Limited and Likeshuo Education (Hong Kong) Limited had no assessable income for 2016, 2017 and 2018.

PRC

Our subsidiaries and affiliated entities in China are companies incorporated under the PRC laws and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Pursuant to the PRC Enterprise Income Tax Law, which became effective on January 1, 2008, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises and domestic enterprises, except where a special preferential rate applies. The enterprise income tax is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards.

We are subject to VAT at a rate of 6%, less any deductible VAT we have already paid or borne. We are also subject to surcharges on VAT payments in accordance with PRC law. In addition, most of our subsidiaries in China that participate in the non-diploma education service industry choose the simplified method of taxation where the VAT collection rate is 3%.

As a Cayman Islands holding company, we may receive dividends from our PRC subsidiaries, Zhuhai Meten and Zhuhai Likeshuo. The PRC Enterprise Income Tax Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between the PRC and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate with respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Nonresident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file the necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, we may be able to benefit from the 5% withholding tax rate for the dividends it receives from Zhuhai Meten and Zhuhai Likeshuo, if they satisfy the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and SAT Circular 60, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC Enterprise Income Tax Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%, which could result in unfavorable tax consequences to us and our non-PRC shareholders. See “Risk Factors—Risks Related to Doing Business in China—If we are classified as a PRC ‘resident enterprise, we could be subject to PRC income tax at the rate of 25% on our worldwide income, and holders of Holdco ordinary shares may be subject to a PRC withholding tax upon the dividends payable and upon gain from the sale of Holdco ordinary shares.”

Critical Accounting Policies

We prepare our financial statements in accordance with U.S. GAAP, which requires our management to make judgment, estimates and assumptions that affect our reporting of, among other things, assets and liabilities, contingent assets and liabilities and revenue and expenses. We continually evaluate these judgments, estimates and assumptions based on our own historical experience, knowledge and assessment of relevant current business and other conditions, our expectations regarding the future based on available information and various assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting the application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this proxy statement/prospectus.

Revenue Recognition

We adopted ASC 606, “Revenue from Contracts with Customers” for all periods presented. Consistent with the criteria of ASC 606, we follow five steps for its revenue recognition: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The primary sources of our revenues are as follows:

General adult ELT and overseas training services

Course and service fees for general adult ELT are generally collected in advance as a package for: (i) course fee of main general adult English courses; (ii) course fee of supplementary general adult English course; (iii) education materials; and (iv) assessment of level of English proficiency.

The overseas training services are provided for customers who plan to take international standardized tests and/or study abroad. Such services mainly comprise international standardized test preparation courses, which is the key component, and overseas study services.

Students can attend general adult ELT courses and international standardized test preparation courses for predetermined course hours in a predetermined period of time. Supplementary general adult ELT courses can be attended without limit in such period of time. Generally, students are entitled to a short-term course trial period/trial courses which commence on the date the course begins or the date of contract signed. Refunds are provided to students if they decide not to participate in such course within the trial period/trial courses. In addition, we offer refunds amount to 70% of the uncompleted course fees to students who withdraw from such courses, provided attended classes are less than or equal to 30% of total course hours of such course at the time of withdrawal. No refund will be provided to students who have attended more than 30% of the total course hours the underlying course.

Each type of service/product included in the course fee is a separate unit of accounting, as each type has distinct nature with different patterns and measurements of transfer to the students. We estimate standalone selling prices of each service/product and recognizes them in different revenue recording methods.

For main general adult ELT courses/international standardized test preparation courses, revenues are recognized proportionately as the course hours are consumed. Students may not utilize all of their contracted rights within the service period. Such unutilized service treatments are referred to as breakage. An expected breakage amount is determined by historical experience and is recognized as revenue in proportion to the pattern of service utilized by the students.

For supplementary general adult ELT courses, revenues are recognized on a straight line basis over the entire main general adult ELT course period.

For education materials and assessments of level of English proficiency, revenues are recognized according to the accounting policy for sales of goods. See “—Sales of goods.”

Course fees received are initially recorded as financial liabilities from contracts with customers. During the trial period/trial courses, we recognize contract assets when revenues are recognized. After the completion of trial period/trial courses but before the completion of 30% of total course hours of such course, the contract assets are set off against the financial liabilities from contracts with customers, recognition of revenue is recorded as a reduction of the related financial liabilities from contracts with customers, and nonrefundable amounts of course fee are transferred from financial liabilities from contracts with customers to deferred revenue. After the completion of 30% of total course hours of such course, the remaining financial liabilities from contracts with customers are reclassified as deferred revenue in the consolidated balance sheet and the recognition of revenue is recorded as a reduction of the deferred revenue.

Online ELT

We operate “Likeshuo” platform to offer online live streaming ELT courses. Students enrolled for online courses by using prepaid study cards. For courses offered on the “Likeshuo” platform, we typically allow refunds of the course fees for any undelivered course hours after deducting a platform operation charge associated with the delivering such courses online, provided that a student can apply for refund at any time during these courses.

The proceeds collected for the study cards are initially recorded as financial liabilities from contracts with customers. Revenues are generally recognized proportionately as the course/service hours are delivered.

Junior ELT

We offer junior ELT services under our “Meten” brand and “ABC” brand. Students attend the classroom-based training for predetermined course hours in a predetermined period of time.

We assess and consider a number of factors when determining the transaction price. In making such assessment, we consider price concessions, discounts, rebates, refunds, credits, incentives, performance bonuses, penalties or other similar items. For courses offered under our “Meten” brand, the refund policy is similar to our general adult ELT service. For courses offered under our “ABC” brand, customers are generally entitled to a refund that is proportionate to incompleted course hours after a deduction of RMB2,000 as early contract termination fee if such customer requests for a refund within 30 days upon the commencement of the course. No refund will be provided if a customer requests a refund after 30 days upon the commencement of the course. Course fee received are initially recorded as financial liabilities from contracts with customers. Within the 30-day trial period, recognition of revenue is recorded as a reduction of the related financial liabilities from contracts with customers. After 30 days and upon the commencement of the course, the remaining financial liabilities from contracts with customers are reclassified as deferred revenue in the consolidated balance sheet and the recognition of revenue is recorded as a reduction of the deferred revenue. Revenues are generally recognized proportionately as the course hours are delivered.

Sales of goods

Sales of goods are primarily derived from (i) the sales of food and beverages at our self-operated learning centers; and (ii) the delivery of education materials and assessment report of level of English proficiency as included in the package of the general adult ELT. Revenue is recognized when the customer takes possession of and accepts the products.

Other English language-related services

Revenues from other English language-related services are primarily derived from franchised learning centers through which the franchisees are authorized to use our brands and are required to adopt our centralized management system. A one-time initial franchise fee and one-time design consulting fee or a one-time renewal franchise fee is received when we enter into or renew a franchise agreement. During the term of the franchise agreement, each franchised learning center are charged recurring monthly franchise fees based on an agreed percentage of its collected course and service fees and related individual course materials fees. The revenue of initial/renewal franchise fee is recognized on a straight-line basis over the franchise period. The revenue of the one-time design consulting fee is recognized when the consulting service is provided. The revenue of recurring franchise fee is recognized when the franchisee and we confirm and agree the calculation of the fee at the end of each month during the franchise period.

Lease

We adopted ASU No. 2016-02, “Leases” on January 1, 2019. We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current and non-current lease liabilities on the Group’s consolidated balance sheets.

ROU lease assets represent our right to use an underlying asset for the lease term and lease obligations represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU assets also include initial direct costs incurred and any lease payments made to the lessor at or before the commencement date, minus any lease incentives received. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

Goodwill

Goodwill represents the excess purchase price over the estimated fair value of net assets acquired in a business combination.

Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. Goodwill is tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment, including the identification of the reporting unit, assignment of assets and liabilities to the reporting unit, assignment of goodwill to the reporting unit, and determination of the fair value of each reporting unit. Estimating fair value is performed by utilizing various valuation techniques, with a primary technique being a discounted cash flow which requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards, if any. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of comprehensive income in the period the change in tax rates or tax laws is enacted. We reduce the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is “more-likely-than-not” that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more-likely-than-not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of futures profitability, the duration of statutory carryforward periods, and our experience with operating loss and tax credit carryforwards, if any, not expiring.

In the financial statements, we recognize the impact of a tax position if that position is “more likely than not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgement occurs. Interest and penalties recognized related to an unrecognized tax benefits are classified as income tax expense in the consolidated statements of comprehensive income.

Share-based compensation

Share-based compensation costs are measured at the grant date. The compensation expense in connection with the shares awarded to employees is recognized using the straight-line method over the requisite service period. Forfeitures are estimated at the time of grant, with such estimate updated periodically and with actual forfeitures recognized currently to the extent they differ from the estimate. In determining the fair value of the shares awarded to employees, the discounted cash flow pricing model has been applied.

Results of Operations

The following table sets forth a summary of our consolidated results of operations, both in absolute amounts and as a percentage of total net revenue, for the period indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,							For the Nine Months Ended September 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
						Unaudited		Unaudited		Unaudited	Unaudited
Summary Consolidated Statements of Operations:
Revenues	801,545	100.0	1,149,721	100.0	1,424,234	199,258	100.0	1,064,617	100.0	1,094,967	153,192	100.0
Cost of revenues	(344,810)	(43.0)	(467,967)	(40.7)	(627,996)	(87,860)	(44.1)	(457,881)	(43.0)	(558,775)	(78,175)	51.0
Gross profit	456,735	57.0	681,754	59.3	796,238	111,398	55.9	606,736	57.0	536,192	75,017	49.0
Operating expenses:
Selling and marketing expenses	(268,643)	(33.5)	(373,065)	(32.4)	(425,217)	(59,490)	(29.9)	(315,586)	(29.6)	(323,254)	(45,225)	(29.5)
General and administrative expenses	(198,431)	(24.8)	(237,509)	(20.7)	(293,157)	(41,014)	(20.6)	(208,944)	(19.6)	(256,382)	(35,869)	(23.4)
Research and development expenses	(18,187)	(2.3)	(21,217)	(1.8)	(26,178)	(3,662)	(1.8)	(20,075)	(1.9)	(25,365)	(3,550)	(2.3)
(Loss)/income from operations	(28,526)	(3.6)	49,963	4.3	51,686	7,232	3.6	62,131	5.8	(68,809)	(9,627)	(6.3)
Interest income	2,578	0.3	4,103	0.4	1,150	161	0.1	836	0.1	677	95	0.1
Interest expenses	(769)	(0.1)	(9)	*	(8)	(1)	*	(7)	*	(1,541)	(216)	(0.1)
Foreign exchange gain/(loss), net	67	*	(184)	*	21	3	*	48	*	(25)	(3)	*
Gains on disposal of subsidiaries	—	—	—	—	—	—	—	—	—	583	82	0.1
Gains on available-for-sale investments	890	0.1	2,485	0.2	3,916	548	0.3	3,909	0.4	—	—	—
Government grants	4,434	0.6	4,046	0.4	7,817	1,094	0.5	5,832	0.5	5,184	725	0.5
Equity in income/(loss) on equity method investments	(842)	(0.1)	(150)	*	1,668	233	0.1	2,913	0.3	3,590	502	0.3
Others, net	2,890	0.4	(373)	*	1,649	231	0.1	(555)	(0.1)	3,085	432	0.3
(Loss)/income before income tax	(19,278)	(2.4)	59,881	5.2	67,899	9,501	4.8	75,107	7.1	(57,256)	(8,010)	(5.2)
Income tax (expense)/benefit	(7,869)	(1.0)	(19,539)	(1.7)	(14,454)	(2,022)	(1.0)	(13,187)	(1.2)	(2,296)	(321)	(0.2)
Net (loss)/income	(27,147)	(3.4)	40,342	3.5	53,445	7,479	3.8	61,920	5.9	(59,552)	(8,331)	(5.4)

*	Denotes percentages between (0.1%) and 0.1%.

Nine Months Ended September 30, 2019 Compared to Nine Months Ended September 30, 2018

Revenues

Our total revenue increased by 2.9% from RMB1,064.6 million for the nine months ended September 30, 2018 to RMB1,095.0 million (US$153.2 million) for the nine months ended September 30, 2019. This increase was primarily due to (i) the growth of our online ELT business as the student enrollment increased from 31,424 for the nine months ended September 30, 2018 to 36,530 for the nine months ended September 30, 2019; and (ii) the gradual maturity and growth of our junior ELT business since we began to operate this business in April 2018 and subsequently acquired ABC Education Group, an English language training service provider, in June 2018, which resulted in student enrollment increasing from 2,404 for the nine months ended September 30, 2018 to 11,376 for the nine months ended September 30, 2019. This increase was partially offset by a decrease in revenue from our general adult ELT business mainly as a result of our effort to implement the new “Explore Curriculum” for our general adult ELT business, which resulted in a decrease in our delivery of course hours and segment revenue recognized as we focused on training our teaching staff and delivering such new courses in a small-class setting during the implementation stage.

For our general adult ELT, revenues decreased from RMB687.2 million for the nine months ended September 30, 2018 to RMB600.5 million (US$84.0 million) for the nine months ended September 30, 2019, primarily due to a decrease in the course hours delivered and segment revenue recognized as a result of the implementation of the “Explore Curriculum” at our self-operated learning centers during the implementation period, which was completed in May 2019. Excluding the effect of gross billings and student enrollment under the English language training boot camps, which is a two-day add-on course we began to offer to both newly enrolled or existing students under the general adult ELT segment in 2017, the average course fee per student under our general adult ELT increased from RMB25,310 for the nine months ended September 30, 2018 to RMB27,240 for the nine months ended September 30, 2019.

For our overseas training services, revenues decreased from RMB174.3 million for the nine months ended September 30, 2018 to RMB151.8 million (US$21.2 million) for the nine months ended September 30, 2019, primarily due to our strategic adjustment to shift our focus from overseas training services to our other three main business segments. The average course fee per student decreased from approximately RMB30,150 for the nine months ended September 30, 2018 to RMB29,160 for the nine months ended September 30, 2019.

For our online ELT, revenues increased from RMB152.9 million for the nine months ended September 30, 2018 to RMB188.7 million (US$26.4 million) for the nine months ended September 30, 2019, primarily due to steady growth in our student enrollment from 31,424 for the nine months ended September 30, 2018 to 36,530 for the nine months ended September 30, 2019.

For our Junior ELT, revenues increased from RMB36.4 million for the nine months ended September 30, 2018 to RMB129.5 million (US$18.1 million) for the nine months ended September 30, 2019, mainly because this business started to mature since we began to operate it in April 2018 and acquired ABC Education Group in June 2018, which resulted in an increase in student enrollment from 2,404 for the nine months ended September 30, 2018 to 11,376 for the nine months ended September 30, 2019.

Cost of Revenues

Our total cost of revenues increased by 22.0% from RMB457.9 million for the nine months ended September 30, 2018 to RMB558.8 million (US$78.2 million) for the nine months ended September 30, 2019. This increase was primarily due to (i) an increase in staff costs; and (ii) increases in property expenses, and depreciation and amortization costs, including rental, utilities, maintenance and depreciation and amortization costs for our learning centers for our general adult ELT, overseas training services and junior ELT, as a result of the expansion of our learning center network.

For our general adult ELT, cost of revenues increased from RMB246.9 million for the nine months ended September 30, 2018 to RMB264.6 million (US$37.0 million) for the nine months ended September 30, 2019, primarily due to increases in staff costs. Staff costs increased from RMB141.6 million for the nine months ended September 30, 2018 to RMB150.9 million (US$21.1 million) for the nine months ended September 30, 2019, primarily due to increased mandatory training hours consumed by our teaching staff in connection with the implementation of the new “Explore Curriculum” for our general adult ELT business during the implementation period, which was completed in May 2019.

For our overseas training services, cost of revenues decreased from RMB95.0 million for the nine months ended September 30, 2018 to RMB89.0 million (US$12.4 million) for the nine months ended September 30, 2019, primarily due to decreases in staff costs. The staff costs decreased from RMB60.5 million for the nine months ended September 30, 2018 to RMB49.0 million (US$6.9 million) for the nine months ended September 30, 2019, which was in line with the decrease in segment revenue as a result of our strategic adjustment to shift our focus from the overseas training services to our other three main business segments.

For our online ELT, cost of revenues increased from RMB80.1 million for the nine months ended September 30, 2018 to RMB117.3 million (US$16.4 million) for the nine months ended September 30, 2019, primarily reflecting increases in staff costs. Staff costs increased from RMB74.8 million for the nine months ended September 30, 2018 to RMB110.8 million (US$15.5 million) for the nine months ended September 30, 2018, primarily as a result of the increased delivery of course hours.

For our junior ELT, cost of revenues increased from RMB23.7 million for the nine months ended September 30, 2018 to RMB79.2 million (US$11.1 million) for the nine months ended September 30, 2019, mainly because we experienced steady growth after we started to operate this business in April 2018 and acquired ABC Education Group in June 2018, which resulted in the increases in staff costs and property expenses, depreciation and amortization.

Gross Profit and Gross Profit Margin

As a result of the foregoing, our gross profit decreased by 11.6%, from RMB606.7 million for the nine months ended September 30, 2018 to RMB536.2 million (US$75.0 million) for the nine months ended September 30, 2019. Our gross profit margin decreased from 57.0% for the nine months ended September 30, 2018 to 49.0% for the nine months ended September 30, 2019 primarily due to that (i) we implemented the new “Explore Curriculum” for our general adult ELT business across a majority of our self-operated learning center network during the first five months of 2019, which resulted in a decrease in our delivery of course hours and segment revenue recognized as we focused on training our teaching staff and delivering such new courses in a small-class setting during the initial implementation stage, whereas the cost of revenue for our general adult English increased by 7.1% for the nine months ended September 30, 2019 compared to the same period in 2018; and (ii) we increasingly offered certain of our online ELT products at lower prices to attract student enrollment, which had a lower gross profit margin compared to our other online ELT services and products, and because we introduced online ELT courses for juniors, which were primarily conducted in one-to-one format and had lower gross profit margin compared to larger classes.

The gross profit margin for our general adult English decreased from 64.1% for the nine months ended September 30, 2018 compared to 55.9% for the nine months ended September 30, 2019 because of the implementation of the new “Explore Curriculum.” The gross profit margin for our online ELT decreased from 47.6% for the nine months ended September 30, 2018 to 37.8% for the nine months ended September 30, 2019, primarily because we increasingly offered certain of our online ELT products at lower prices to attract student enrollment, which had a lower gross profit margin compared to our other online ELT services and products, and because we introduced online ELT courses to juniors that were delivered mainly in one-to-one setting, which had lower gross profit margin compared to larger classes. The gross profit margin for our overseas training services decreased from 45.5% for the nine months ended September 30, 2018 to 41.4% for the nine months ended September 30, 2019 due to (i) additional costs incurred in connection with our short-term study abroad program that commenced in late 2018, which had a relatively lower profit margin as compared with our other overseas training services; and (ii) a decrease in student enrollment for international test preparation as we were in the process of developing new courses for international test preparation for secondary school students, which reduced the revenue recognized. The gross profit margin for our junior ELT increased from 34.8% for the nine months ended September 30, 2018 to 38.8% for the nine months ended September 30, 2019 primarily due to the acquisition of ABC Education Group in June 2018 and the maturity and growth of the junior ELT business under the “Meten” brand for the first nine months of 2019, which enabled us to experience economy of scale, as compared to the same period in 2018 when we had just begun to operate this business and did not have sufficient number of students enrolled, which resulted in higher cost of revenue per student.

Selling and Marketing Expenses

Our selling and marketing expenses increased by 2.4% from RMB315.6 million for the nine months ended September 30, 2018 to RMB323.3 million (US$45.2 million) for the nine months ended September 30, 2019, primarily due to an increase in the staff costs from RMB190.4 million for the nine months ended September 30, 2018 to RMB200.8 million (US$28.1 million) for the nine months ended September 30, 2019.

General and Administrative Expenses

Our general and administrative expenses increased by 22.7% from RMB208.9 million for the nine months ended September 30, 2018 to RMB256.4 million (US$35.9 million) for the nine months ended September 30, 2019. This increase was primarily due to the increased staff cost, rental, utility and other expenses for our offices in connection with our business expansion.

Research and Development Expenses

Our research and development expenses decreased by 26.4% from RMB20.1 million for the nine months ended September 30, 2018 to RMB25.4 million (US$3.6 million) for the nine months ended September 30, 2019. We decreased our investment in research and development activities of our EME system in the nine months ended September 30, 2019, partially offset by the increase in the investment in research and development activities of our online ELT business.

Interest Income

Our interest income decreased by 19.0% from RMB836,000 for the nine months ended September 30, 2018 to RMB677,000 (US$95,000) for the nine months ended September 30, 2019 mainly because we received a larger amount of interest income from our cash deposit for the nine months ended September 30, 2018.

Interest Expenses

Our interest expenses increased from RMB7,000 for the nine months ended September 30, 2018 to RMB1,541,000 (US$216,000) for the nine months ended September 30, 2019. This increase was primarily because we borrowed additional bank loans in the nine months ended September 30, 2019 and incurred related interest expenses.

Foreign Exchange Gain/(Loss), net

We had a net total of RMB48,000 foreign exchange gain for the nine months ended September 30, 2018, as compared to a net total of RMB25,000 (US$3,000) foreign exchange loss for the nine months ended September 30, 2019. The decrease was mainly because we held a certain amount of foreign currency to facilitate payments to foreign teachers we employed, which resulted in foreign exchange loss due to the fluctuation of the foreign exchange rates during these periods.

Gains on Disposal of Subsidiaries

Our gains on disposal of subsidiaries increased from nil for the nine months ended September 30, 2018 to RMB583,000 (US$82,000) for the nine months ended September 30, 2019. This increase was primarily due to our disposal of three subsidiaries in 2019.

Gains on Available-for-sale Investments

Our gains on available-for-sale investments decreased from RMB3.9 million for the nine months ended September 30, 2018 to nil for the nine months ended September 30, 2019. We invested in short-term structured bank deposits and short-term PRC government bonds in the nine months ended September 30, 2018 but did not make such investment in the same period in 2019.

Government Grants

We had a total of RMB5.8 million government grants for the nine months ended September 30, 2018, as compared to RMB5.2 million (US$725,000) for the nine months ended September 30, 2019. Such government grants were non-recurring in nature and could fluctuate.

Equity in Income/(loss) on Equity Method Investments

Our gain on equity method investments increased from RMB2.9 million for the nine months ended September 30, 2018 to RMB3.6 million (US$502,000) for the nine months ended September 30, 2019. This increase was primarily as a result of two of the education service companies we invested in, namely, Shenzhen SKT Education Technology Co., Ltd. and Beijing Wuyan Education Consulting Co., Ltd., becoming profitable after the initial ramp-up period. As of September 30, 2019, we held 10.875% and 20.0% equity interest in common shares or in-substance common shares of these two companies, respectively.

Others, Net

Our net income/loss from others increased from a loss of RMB555,000 for the nine months ended September 30, 2018 to a gain of RMB3.1 million (US$432,000) for the nine months ended September 30, 2019. This increase was primarily because we recognized income from the deposits we received from certain prospective students who eventually did not enter into any contracts with us.

Income/(Loss) Before Income Tax

As a result of the foregoing, we had income before income tax of RMB75.1 million for the nine months ended September 30, 2018, as compared to a loss before income tax of RMB57.3 million (US$8.0 million) for the nine months ended September 30, 2019.

Income Tax Expense/Benefit

We had income tax expense of RMB13.2 million for the nine months ended September 30, 2018, as compared to income tax expense of RMB2.3 million (US$321,000) for the nine months ended September 30, 2019.

Net Income/(Loss)

As a result of the foregoing, we had net income of RMB61.9 million for the nine months ended September 30, 2018, as compared to a net loss of RMB59.6 million (US$8.3 million) for the nine months ended September 30, 2019.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Revenues

Our total revenue increased by 23.9% from RMB1,149.7 million in 2017 to RMB1,424.2 million (US$199.3 million) in 2018. This increase was primarily due to the increases in our student enrollment and the number of learning centers, in particular the number of our learning centers that have operated more than one year for our offline ELT businesses (including our general adult ELT and overseas training services). We estimate that our newly opened learning centers generally require more than one year of operation to reach the expected break even point, which is the first point in time when revenues generated by such newly opened learning centers equal their cost of revenues and other operating expenses, and such learning centers become more mature in their business operations after the initial ramp-up period, which would usually result in more student enrollment and gross billings. We opened nine and eight new learning centers in 2017 and 2018, respectively. In addition, within our offline network, the number of learning centers that we have operated for more than one year increased from 85 in 2017 (including 15 learning centers that were newly opened in 2016 and have been operating for more than one year as of the end of 2017) to 89 in 2018 (including nine learning centers that were newly opened in 2017 and have been operating for more than one year as of the end of 2018). In addition, revenues from newly acquired 21 self-operated and four franchised learning centers under the “ABC” brand was RMB60.3 million in 2018, which contributed approximately 4.2% to our total revenues in 2018. We only consolidated six months of the revenues of ABC Education Group because the acquisition was completed in June 2018.

For our general adult ELT, revenues increased from RMB785.5 million in 2017 to RMB903.8 million (US$126.4 million) in 2018, primarily due to (i) an increase in the number of learning centers that we have operated for more than one year; and (ii) the steady growth in our student enrollment from 49,784 as of December 31, 2017 to 56,060 as of December 31, 2018; partially offset by a decrease in the average course fee per student from approximately RMB22,147 in 2017 to RMB18,112 (US$2,534) in 2018, which is calculated by dividing the course fees received (excluding any refund) for our general adult ELT business by the number of student enrollments of the same segment. However, excluding the effect of gross billings and student enrollment under the English language training boot camps, the average course fee per student under our general adult ELT increased from RMB25,779 in 2017 to RMB26,615 in 2018.

For our overseas training services, revenues decreased from RMB228.3 million in 2017 to RMB223.6 million (US$31.3 million) in 2018, primarily because of a decrease in the average course fee per student from approximately RMB32,738 to RMB29,709.

For our online ELT, revenues increased from RMB121.2 million in 2017 to RMB212.3 million (US$29.7 million) in 2018, primarily due to steady growth in our student enrollment from 24,299 as of December 31, 2017 to 44,586 as of December 31, 2018.

For our Junior ELT, revenues increased from nil in 2017 to RMB65.5 million (US$9.2 million) in 2018, mainly because we started to operate this business in April 2018 and acquired ABC Education Group, an English language training service provider, in June 2018.

Cost of Revenues

Our total cost of revenues increased by 34.2% from RMB468.0 million in 2017 to RMB628.0 million (US$87.9 million) in 2018. This increase was primarily due to (i) an increase in staff costs; and (ii) increases in property expenses, and depreciation and amortization costs, including rental, utilities, maintenance and depreciation and amortization costs for our learning centers for our general adult ELT, overseas training services and junior ELT, as a result of the expansion of our learning center network.

For our general adult ELT, cost of revenues increased from RMB291.5 million in 2017 to RMB336.8 million (US$47.1 million) in 2018, primarily due to increases in staff costs, property expenses and depreciation and amortization costs. The staff costs increased from RMB166.6 million in 2017 to RMB186.7 million (US$26.1 million) in 2018, primarily as a result of increased delivery of course hours in 2018 by our teaching staff caused by increased student enrollment. The property expenses, and depreciation and amortization costs for our general adult ELT increased from RMB108.6 million in 2017 to RMB123.8 million (US$17.3 million) in 2018 as we established eight new learning centers in 2018 and incurred additional rental costs of our existing learning centers.

For our overseas training services, cost of revenues increased from RMB111.7 million in 2017 to RMB119.9 million (US$16.8 million) in 2018, primarily due to increases in property expenses, and depreciation and amortization costs, and others. The property expenses, and depreciation and amortization costs increased from RMB30.4 million in 2017 to RMB33.4 million (US$4.7 million) in 2018, mainly due to an increase in the number of our learning centers, which was in line with our expansion strategy, and an increase in rental costs of existing learning centers. Others increased from RMB4.9 million in 2017 to RMB12.4 million (US$1.7 million) in 2018, mainly due to an increase in the costs relating to our recently established short-term study-abroad program, including airfares and other travel-related expenses, among other things.

For our online ELT, cost of revenues increased from RMB51.4 million in 2017 to RMB115.2 million (US$16.1 million) in 2018, primarily reflecting increases in staff costs. The staff costs increased from RMB46.6 million in 2017 to RMB107.4 million (US$15.0 million) in 2018, primarily as a result of an increase in the number of our online full-time teaching staff, from 102 as of December 31, 2017 to 174 as of December 31, 2018.

For our junior ELT, cost of revenues increased from nil in 2017 to RMB41.8 million (US$5.8 million) in 2018, mainly because we started to operate this business in April 2018 and acquired ABC Education Group, an English language training service provider, in June 2018.

Gross Profit and Gross Profit Margin

As a result of the foregoing, our gross profit increased by 16.8%, from RMB681.8 million in 2017 to RMB796.2 million (US$111.4 million) in 2018. Our gross profit margin decreased from 59.3% in 2017 to 55.9% in 2018 primarily due to the commencement of the operations of our new junior ELT business, which had lower gross profit margin compared to that of our general adult ELT, and the commencement of the operations of the short-term study-abroad program, which had a lower gross profit as compared with other overseas training services we offered.

The gross profit margin for our general adult English remained relatively stable at 62.7% in 2018 compared to 62.9% in 2017. The gross profit margin for our online ELT decreased from 57.6% in 2017 to 45.8% in 2018, primarily due to increased staff cost associated with an increase in the number of online full-time teaching staff resulting from the increased delivery of course hours in 2018 compared to 2017 caused by increased student enrollments, and we increasingly offered certain of our online ELT products at lower prices to attract student enrollment, which had a lower gross profit margin compared to our other online ELT services and products. The gross profit margin for our overseas training services decreased from 51.1% in 2017 to 46.4% in 2018 due to additional costs incurred in connection with our recently commenced short-term study-abroad program, which had a relatively lower profit margin as compared with our other overseas training services. The gross profit margin for our junior ELT was 36.2% in 2018, mainly due to our acquisition of ABC Education Group in June 2018.

Selling and Marketing Expenses

Our selling and marketing expenses increased by 14.0% from RMB373.1 million in 2017 to RMB425.2 million (US$59.5 million) in 2018, primarily due to (i) an increase in marketing personnel expenses from RMB221.5 million in 2017 to RMB259.2 million (US$36.3 million) in 2018 because we hired additional marketing staff, which was in line with the expansion of our business; and (ii) an increase in the online marketing expenses from RMB87.7 million in 2017 to RMB92.9 million (US$13.0 million) in 2018 primarily relating to our engagement with third-party online platforms to advertise our offline ELT business in connection with our offline-online synergetic business model.

General and Administrative Expenses

Our general and administrative expenses increased by 23.5% from RMB237.5 million in 2017 to RMB293.2 million (US$41.0 million) in 2018. This increase was primarily due to the increased staff cost, rental, utility and other expenses for our offices in connection with our business expansion and we incurred additional expenses relating to this offering in 2018.

Research and Development Expenses

Our research and development expenses increased by 23.6% from RMB21.2 million in 2017 to RMB26.2 million (US$3.7 million) in 2018. This increase was a result of the introduction of new courses and service offerings and the development of our IT systems, and an increase in the staff costs in connection with our research and development efforts.

Interest Income

Our interest income decreased by 70.7% from RMB4.1 million in 2017 to RMB1.2 million (US$0.2 million) in 2018 mainly because we previously had an entrusted loan arrangement in place with certain financial institution, which we terminated in February 2017, in order to facilitate installment payments of our course fees for our students, and the service fee of which was generally recorded as our interest income. We disposed all of the related assets in connection with such entrusted loan arrangement as of December 31, 2017.

Interest Expenses

Our interest expenses remained relatively stable at RMB8,000 (US$1,119) in 2018 compared to RMB9,000 in 2017.

Foreign Exchange Gain/(Loss), Net

We had a net total of RMB21,000 (US$2,938) foreign exchange gain in 2018, as compared to a net total of RMB184,000 foreign exchange loss in 2017. The increase was mainly because we held a certain amount of foreign currency to facilitate payments to foreign teachers we employed, which resulted in foreign exchange gain due to the fluctuation of the foreign exchange rates in 2018.

Gains on Available-for-sale Investments

Our gains on available-for-sale investments increased by 56.0% from RMB2.5 million in 2017 to RMB3.9 million (US$0.5 million) in 2018. We primarily invested in short-term structured bank deposits and short-term PRC government bonds. This increase was mainly due to the redemption of certain of our short-term investments in 2018 and an increase in the interest rates that were applicable to our investment.

Government Grants

We had a total of RMB4.0 million government grants in 2017 as compared to RMB7.8 million (US$1.1 million) in 2018. Such government grants were non-recurring in nature and could fluctuate.

Equity in income/(loss) on Equity Method Investments

We had a total of RMB150,000 loss on equity method investments in 2017, as compared to a total of RMB1.7 million (US$0.2 million) gain on equity method investments in 2018. This increase was primarily as a result of two of the education service companies we invested in, namely, Shenzhen SKT Education Technology Co., Ltd. and Beijing Wuyan Education Consulting Co., Ltd., becoming profitable after the initial ramp-up period. As of December 31, 2018, we held 10.88% and 20% equity interest in common shares or in-substance common shares of these two companies, respectively.

Others, Net

Our net income/loss from others increased from a loss of RMB373,000 in 2017 to a gain of RMB1.6 million (US$0.2 million) in 2018. This increase was primarily due to the increase in miscellaneous fees we charged our students based on certain services or products we provided, including visa application services and study materials.

Income Before Income Tax

As a result of the foregoing, we had income before income tax of RMB67.9 million (US$9.5 million) in 2018, as compared to RMB59.9 million in 2017.

Income Tax Expense

Our income tax expense decreased from RMB19.5 million in 2017 to RMB14.5 million (US$2.0 million) in 2018, primarily because we received a new tax incentive in 2018 that allowed us to enjoy a lower corporate income tax rate, and we recognized deferred tax assets from the previous fiscal years.

Net Income

As a result of the foregoing, we had net income of RMB53.4 million (US$7.5 million) in 2018, compared to RMB40.3 million in 2017.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Revenues

Our total revenue increased by 43.4% from RMB801.5 million in 2016 to RMB1,149.7 million in 2017. This increase was primarily due to the increases in our student enrollment and the number of learning centers, in particular the number of our learning centers that have operated more than one year, for our offline ELT businesses (including our general adult ELT and overseas training services). We estimate that our newly opened learning centers generally require more than one year of operation to reach the expected breakeven point, which is the first point in time when the revenues generated by such newly opened learning centers equal their cost of revenues and other operating expenses, and such learning centers become more mature in their business operations after the initial ramp up period, which would usually result in more student enrollment and gross billings. We opened 15 and nine new learning centers in 2016 and 2017, respectively. In addition, within our offline network, the number of learning centers that we have operated more than one year increased from 70 in 2016 (including 11 learning centers that were newly opened in 2015 and have been operating for more than one year as of the end of 2016) to 85 in 2017 (including 15 learning centers that were newly opened in 2016 and have been operating for more than one year as of the end of 2017).

For our general adult ELT, revenues increased from RMB572.1 million in 2016 to RMB785.5 million in 2017, primarily due to (i) an increase in the number of learning centers that we have operated for more than one year; and (ii) the steady growth in our student enrollment from 34,568 as of December 31, 2016 to 49,784 as of December 31, 2017. as partially offset by a decrease in the average course fee per student from approximately RMB23,780 in 2016 to RMB22,147 in 2017.

For our overseas training services, revenues increased from RMB180.6 million in 2016 to RMB228.3 million in 2017, primarily due to (i) an increase in the number of learning centers that we have operated for more than one year; and (ii) a steady growth in our student enrollment from 7,202 as of December 31, 2016 to 8,645 as of December 31, 2017.

For our online ELT, revenues increased from RMB46.9 million in 2016 to RMB121.2 million in 2017, primarily due to (i) a steady growth in our student enrollment from 13,988 as of December 31, 2016 to 24,299 as of December 31, 2017; (ii) approximately 16% of our students who had enrolled in our offline ELT services in 2017 decided to enroll in our online ELT courses; and (iii) an increase in the average course fee per student from approximately RMB8,790 for 2016 to RMB9,280 for 2017, which is calculated by dividing the course fees received for our online ELT business by the number of student enrollments of the same segment.

Cost of Revenues

Our total cost of revenues increased by 35.7% from RMB344.8 million in 2016 to RMB468.0 million in 2017. This increase was primarily due to (i) an increase in staff costs; and (ii) increases in property expenses, and depreciation and amortization costs, including rental, utilities, maintenance and depreciation and amortization costs for our learning centers for our general adult ELT and overseas training services, as a result of the expansion of our learning center network.

For our general adult ELT, cost of revenues increased from RMB223.0 million in 2016 to RMB291.5 million in 2017, primarily due to increases in staff costs, property expenses and depreciation and amortization costs. The staff costs increased from RMB127.2 million in 2016 to RMB166.6 million in 2017, primarily due to an increase in the number of our teaching staff, including full-time teachers, study advisors and teaching service staff, from 1,075 as of December 31, 2016 to 1,754 as of December 31, 2017. The property expenses, and depreciation and amortization costs for our general adult ELT increased from RMB87.0 million in 2016 to RMB108.6 million in 2017 as we established nine new learning centers in 2017 and incurred additional rental costs for our existing learning centers.

For our overseas training services, cost of revenues increased from RMB87.8 million in 2016 to RMB111.7 million in 2017, primarily due to increases in staff costs and property expenses, and depreciation and amortization costs. The staff costs increased from RMB57.6 million in 2016 to RMB76.4 million in 2017, primarily as a result of an increase in the number of our full-time teaching staff, from 432 as of December 31, 2016 to 462 as of December 31, 2017. The property expenses, and depreciation and amortization costs increased from RMB26.9 million in 2016 to RMB30.4 million in 2017, mainly due to an increase in the number of our learning centers, which was in line with our expansion strategy, and an increase in rental costs of existing learning centers.

For our online ELT, cost of revenues increased from RMB23.0 million in 2016 to RMB51.4 million in 2017, primarily reflecting increases in staff costs. The staff costs increased from RMB20.2 million in 2016 to RMB46.6 million in 2017, primarily as a result of an increase in the number of our online full-time teaching staff, from 51 as of December 31, 2016 to 102 as of December 31, 2017.

Gross Profit and Gross Profit Margin

As a result of the foregoing, our gross profit increased by 49.3%, from RMB456.7 million in 2016 to RMB681.8 million in 2017. Our gross profit margin increased from 57.0% in 2016 to 59.3% in 2017 primarily due to an increase in our student enrollment for our general adult ELT, overseas training services and online ELT, which enabled us to more efficiently utilize our existing education facilities and resources and thereby, diluting the average costs of providing such services by us. In addition, increases in student enrollment allowed us to achieve greater economies of scale as we had larger increases in revenues generated from the course and service fees we received compared to the increases in our cost of revenues.

The gross profit margin for our general adult English increased from 61.0% in 2016 to 62.9% in 2017, and the gross profit margin for our online ELT increased from 51.1% in 2016 to 57.6% in 2017. Both increases were primarily due to the increases in the number of student enrollments, which allowed these two segments to achieve greater economies of scale. The gross profit margin for our overseas training services remained relatively stable in 2017 compared to 2016.

Selling and Marketing Expenses

Our selling and marketing expenses increased by 38.9% from RMB268.6 million in 2016 to RMB373.1 million in 2017, primarily due to (i) an increase in marketing personnel expenses from RMB162.8 million in 2016 to RMB221.5 million in 2017 because we hired additional marketing staff, which was in line with the expansion of our business; and (ii) an increase in the online marking expenses from RMB49.1 million in 2016 to RMB87.7 million in 2017 primarily related to our engagement with third-party online platforms to advertise our offline ELT business in connection with our offline-online synergetic business model.

General and Administrative Expenses

Our general and administrative expenses increased by 19.7% from RMB198.4 million in 2016 to RMB237.5 million in 2017. This increase was primarily due to the increased staff cost, rental, utility and other expenses for our offices in connection with our business expansion.

Research and Development Expenses

Our research expenses increased by 16.5%, from RMB18.2 million in 2016 to RMB21.2 million in 2017. This increase was in line with the introduction of new courses and service offerings and the development of our IT systems.

Interest Income

Our interest income increased by 57.7%, from RMB2.6 million in 2016 to RMB4.1 million in 2017 mainly because we previously had an entrusted loan arrangement in place with certain financial institution, which we terminated in February 2017, in order to facilitate installment payments of our course fees for our students. Under such arrangement, the amount of funds lent by the financial institutions to the borrowing students were generally funded by us. Thus, we were entitled to an installment service fee of 10.45% of the total amount borrowed by such students. The financial institution was obligated to collect the repayments from the borrowing students on our behalf and charged us a collection service fee of 2.45% of the total amount borrowed, and remitted the proceeds together with the balance of installment service fee of 8.0% to us once the funds were received from the borrowing students. We recognized the installment service fee income proportionately on a monthly basis throughout the relevant service contract period, which was generally longer than one year, and recorded it as our interest income. We terminated the entrusted loan arrangement in February 2017 and disposed all of the related assets as of December 31, 2017.

Interest Expenses

Our interest expenses decreased by 98.8%, from RMB769,000 in 2016 to RMB9,000 in 2017 mainly because the two loans we borrowed in December 2015 and February 2017 for working capital purposes were fully repaid in July 2016 and July 2017 respectively.

Foreign Exchange Gain/(Loss), Net

We had a net total of RMB67,000 foreign exchange gain in 2016, as compared to RMB184,000 foreign exchange loss in 2017. The decrease was mainly because we held certain amount of foreign currency to facilitate payments to foreign teachers we employed, which resulted in foreign exchange loss due to the fluctuation of the foreign exchange rates in 2017.

Gains on Available-for-sale Investments

Our gains on available-for-sale investments increased by 179.2%, from RMB890,000 in 2016 to RMB2.5 million in 2017. We primarily invest in short-term structured bank deposits and short-term PRC government. This increase was primarily due to the redemption of certain of our short-term investments we made in the second half of 2016 that matured in 2017. Our short-term investments made in 2017 had not yet reached their maturity.

Government Grants

We had a total of RMB4.4 million government grants in 2016 as compared to RMB4.0 million in 2017. Such government grants were nonrecurring in nature and could fluctuate.

Loss on Equity Method Investments

Our loss on equity method investments decreased by 82.2% from RMB842,000 in 2016 to RMB150,000 in 2017. This decrease was primarily as a result of two of the education service companies we invested, namely, Shenzhen SKT Education Technology Co., Ltd. and Beijing Wuyan Education Consulting Co., Ltd., had better financial performance after the initial ramp-up period. As of December 31, 2017, we held 15% and 20% equity interest in common shares or in-substance common shares of these two companies, respectively.

Others, Net

Our net income/loss from others decreased by 112.9% from RMB2.9 million in 2016 to a loss of RMB373,000 in 2017. This decrease was primarily due to the disposals of teaching equipment and electronic devices partially because we strategically relocated some of our learning centers in order to accommodate more student enrollment and had to dispose of certain obsolete teaching equipment and electronic devices in connection therewith.

(Loss) Income Before Income Tax

As a result of the foregoing, we had income before income tax of RMB59.9 million in 2017, compared to a loss before income tax of RMB19.3 million in 2016.

Income Tax Expense

Our income tax expense increased from RMB7.9 million in 2016 to RMB19.5 million in 2017, primarily due to the increase in our taxable income. Even though we had net loss in 2016 a number of learning centers we operated in certain regions of the PRC still generated taxable income in the same year. As a result, we incurred income tax obligations in 2016 with respect to the taxable income generated from such learning centers.

Net Income/(Loss)

As a result of the foregoing, we had net income of RMB40.3 million in 2017, compared to net loss of RMB27.1 million in 2016.

Selected Quarterly Results of Operations

The following table sets forth our unaudited consolidated results of operations for each of the nine quarters from July 1, 2017 to September 30, 2019. We have prepared the unaudited quarterly consolidated results of operations set forth below on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair statement of our financial position and operating results for the periods presented. Our historical results are not necessarily indicative of results expected for future periods. You should read this selected unaudited quarterly results of operations section together with our audited consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus.

	For the Three Months Ended,
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
	2017		2018				2019
	Unaudited
	RMB’000
Summary Consolidated Statements of Comprehensive (Loss)/Income
Revenues	322,811	311,683	332,362	315,199	417,056	359,617	314,803	357,240	422,924
Cost of revenues	(130,274)	(120,776)	(132,316)	(140,533)	(185,032)	(170,115)	(172,772)	(187,509)	(198,494)
Gross profit	192,537	190,907	200,046	174,666	232,024	189,502	142,031	169,731	224,430
Operating Expense:
Selling and marketing expenses	(94,377)	(96,689)	(99,921)	(102,926)	(112,739)	(109,631)	(108,608)	(115,672)	(98,974)
General and administrative expenses	(64,682)	(56,530)	(65,027)	(64,702)	(79,215)	(84,213)	(81,626)	(101,433)	(73,323)
Research and development expenses	(4,511)	(8,669)	(7,707)	(6,568)	(5,800)	(6,103)	(5,867)	(11,624)	(7,874)
(Loss)/income from operation	28,967	29,019	27,391	470	34,270	(10,445)	(54,070)	(58,998)	44,259
Other income (expenses):
Interest income	939	1,595	375	177	284	314	178	233	266
Interest expenses	(3)	(2)	(2)	(2)	(3)	(1)	(351)	(465)	(725)
Foreign currency exchange gain/(loss), net	(56)	(155)	34	39	(25)	(27)	(3)	(10)	(12)
Gains on available-for-sale investments	643	1,805	484	1,787	1,638	7	—	—	—
Gain on disposal of subsidiaries	—	—	—	—	—	—	—	(1,888)	2,471
Government grants	854	1,358	2,524	1,159	2,149	1,985	1,659	391	3,134
Equity in income/(loss) on equity method investments	409	(1,087)	1,267	675	971	(1,245)	2,553	296	741
Others, net	(615)	(1,549)	309	(506)	(358)	2,204	(63)	369	2,779
(Loss)/income before income tax	31,138	30,984	32,382	3,799	38,926	(7,208)	(50,097)	(60,072)	52,913
Income tax (expense)/benefit	(5,513)	(5,067)	(4,346)	(961)	(7,880)	(1,267)	7,936	763	(10,995)
Net (loss)/income	25,625	25,917	28,036	2,838	31,046	(8,475)	(42,161)	(59,309)	41,918

Seasonal fluctuations have affected, and are likely to affect our business in the future. Historically, the PRC ELT industry experiences lower gross billings growth rate in the first quarter of each year due to the Chinese New Year holiday, and our industry enjoys increases in gross billings growth during the summer months as students are generally on summer holiday and have more time to take ELT courses.

Our quarterly cost of revenues, selling and marketing expenses and general and administrative expenses generally increased in absolute amounts during the period from July 1, 2017 to September 30, 2019 as we established more self-operated learning centers, which led to the increases in gross billings and revenues, enhanced our marketing efforts and increased the number of our teaching staff, marketing personnel and administrative staff. Our income from operations decreased from RMB27.4 million in the first quarter of 2018 to RMB0.5 million in the second quarter of 2018 mainly due to a decrease in revenue, an increase in cost of revenues as a result of increased staff costs, and an increase in selling and marketing expenses as we continued to enhance our promotional efforts. Our income from operations decreased from an income of RMB34.3 million for the third quarter of 2018 to a loss of RMB10.4 million in the fourth quarter of 2018 mainly because we experienced additional operating losses with respect to ABC Education Group in the fourth quarter of 2018 as we integrated it into our Group’s business after the acquisition. Our loss from operations increased from RMB10.4 million in the fourth quarter of 2018 to RMB54.1 million in the first quarter of 2019, mainly because we continued to implement the new “Explore Curriculum” for our general adult ELT business, which resulted in a decrease in our delivery of course hours and segment revenue recognized as we focused on training our teaching staff and delivering such new course in a small-class setting during the initial implementation stage. Our loss of operation decreased to RMB59.0 million in the second quarter of 2019, mainly because we continued to implement the new “Explore Curriculum” for our general adult ELT business, which was completed at all of our learning centers in May 2019. We had income from operations of RMB44.3 million in the third quarter of 2019 primarily because (i) we had completed the implementation of the new “Explore Curriculum” in May 2019, which allowed us to resume the normal delivery of course hours and recognition of segment revenue recognized; and (ii) we continued to experience growth of our online ELT and junior ELT businesses. Overall, although the historical seasonality of our business has been relatively mild, we expect to continue to experience seasonal fluctuations in our results of operations. Our quarterly results of operations may also vary in the future as a result of potentially different student enrollment trends for new courses, programs and services that we may offer. See “Risk Factors—Risks Related to Meten’s Business and Operations—Our results of operations are subject to seasonal fluctuations.”

Non-GAAP Quarterly Financial Measures

The following table sets forth our adjusted net (loss)/income and adjusted EBITDA for each of the first three quarters from January 1, 2018 to September 30, 2019.

	For the Three Months Ended
	March 31,	June 30,	September 30	March 31	June 30,	September 30,
	Unaudited
	RMB’000
Net (loss)/income	28,036	2,838	31,046	(42,161)	(59,309)	41,918
Add:
Share-based compensation expenses	1,924	1,776	2,125	1,944	1,944	1,476
Offering expenses	1,629	423	5,232	3,158	13,040	14
Adjusted net (loss)/income	31,589	5,037	38,403	(37,059)	(44,326)	43,408
Subtract:
Net interest income/(loss)	373	175	281	(173)	(232)	(459)
Add:
Income tax expense	4,346	961	7,880	(7,936)	(763)	10,995
Depreciation and amortization	9,550	10,540	14,059	16,449	18,978	8,012
Adjusted EBITDA	45,112	16,363	60,061	(28,373)	(25,879)	62,874

We recorded adjusted net loss of RMB37.1 million and RMB44.3 million and adjusted EBITDA of RMB(28.4) million and RMB(25.9) million for the three months ended March 31, 2019 and June 30, 2019, respectively. For the three months ended September 30, 2019, we recorded adjusted net income of RMB43.4 million and adjusted EBITDA of RMB62.9 million. This was primarily due to the following reasons:

●	Curriculum upgrade: We have upgraded our general adult ELT by introducing the “Explore Curriculum” starting in 2018, which was built on the practical spoken English curriculum and extended to cover more comprehensive ability trainings. The curriculum was developed through our strategic collaboration with the National Geographic Learning. The upgrade was completed in May 2019. The curriculum change resulted in a temporary decrease in our delivery of course hours and segment revenue recognized for the first two quarters of 2019 as we focused on training our teaching staff and delivering such new courses in a small-class setting during the initial implementation stage. Gross billing increased with continuous demand while revenue recognition was delayed. After completing the upgrade in May 2019, we were able to resume the normal delivery of course hours and recognition of segment revenue recognized; and

●	ABC integration: After being acquired by us in June 2018, ABC Education Group went through a management restructuring and upgrade involving its management system, which led to increased administrative expenses. In addition, the integration process took longer than expected to complete due to the listing and merger related activities that caused the implementation of cost synergy and efficiency improvement plans to be delayed. These factors collectively contributed to a negative financial impact of ABC Education Group to our Company in 2018 and 2019.

Liquidity and Capital Resources

Cash Flows and Working Capital

Our principal sources of liquidity have been from cash generated from operating activities. As of December 31, 2016, 2017 and 2018 and September 30, 2019, we had RMB187.5 million, RMB321.8 million, RMB174.7 million (US$24.4 million) and RMB144.2 million (US$20.2 million), respectively, in cash and cash equivalents. Cash and cash equivalents consist of cash on hand placed with banks or other financial institutions and highly liquid investment which are unrestricted as to withdrawal and use and have original maturities of three months or less when purchased. Our cash and cash equivalents are primarily denominated in Renminbi.

We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities, and funds raised from financing activities, including the net proceeds we will receive from the Transactions. As an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries through loans or capital contributions, subject to applicable regulatory approvals. We cannot assure you that we will be able to obtain these regulatory approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Meten’s Corporate Structure—The PRC regulation of loans and direct investments in PRC subsidiaries by offshore holding companies and governmental control of currency conversion may delay us from using the working capital to make loans or additional capital contributions to our PRC subsidiaries, our affiliated entities, which could harm our liquidity and our ability to fund and expand our business.” We believe that our current available cash and cash equivalents will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for the next twelve months without taking into account the proceeds from the Transactions.

However, we may require additional cash resources due to the changing business conditions or other future developments, including any investment or acquisition we may decide to selectively pursue. If our existing cash resources are insufficient to meet our requirements, we may seek to sell equity or equity-linked securities, sell debt securities or borrow from banks. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities would result in additional dilution to our shareholders. The incurrence of indebtedness and issuance of debt securities would result in debt service obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders.

As a holding company with no material operations of our own, we are a corporation separate and apart from our subsidiaries and our VIE and its subsidiaries and, therefore, must provide for our own liquidity. We conduct our operations in China primarily through our affiliated entities. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid by our subsidiaries, our VIE and its subsidiaries and learning centers. If our PRC subsidiaries or any newly formed PRC subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our PRC subsidiaries are permitted to pay dividends to us only out of their respective retained earnings, if any, as determined in accordance with Chinese accounting standards and regulations.

Under the applicable PRC laws and regulations, our PRC subsidiaries and learning centers are each required to set aside a portion of its after tax profits each year to fund certain statutory reserves, and funds from such reserves may not be distributed to us as cash dividends except in the event of liquidation of such subsidiaries. These statutory limitations affect, and future covenant debt limitations might affect, our PRC subsidiaries’ ability to pay dividends to us. We currently believe that such limitations will not impact our ability to meet our ongoing short-term cash obligations although we cannot assure you that such limitations will not affect our ability to meet our short-term cash obligations and to distribute dividends to our shareholders in the future.

The following table sets forth a summary of our cash flows for the periods presented:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
				Unaudited	Unaudited	Unaudited	Unaudited
Summary Consolidated Cash flow Data:
Net cash flow generated from operating activities	92,624	259,708	78,535	10,987	12,685	7,627	1,068
Net cash used in investing activities	(110,586)	(128,629)	(74,793)	(10,464)	(83,624)	(71,954)	(10,066)
Net cash generated from/(used in) financing activities	123,636	6,021	(142,633)	(19,955)	(96,238)	33,177	4,641
Net increase/(decrease) in cash and cash equivalents and restricted cash	105,674	137,100	(138,891)	(19,432)	(167,177)	(31,150)	(4,357)
Cash and cash equivalents and restricted cash at the beginning of year/period	85,583	191,257	328,357	45,939	328,357	189,466	26,507
Cash and cash equivalents and restricted cash at the end of year/period	191,257	328,357	189,466	26,507	161,180	158,316	22,150

Operating Activities

Net cash flow generated from operating activities amounted to RMB92.6 million for the year ended December 31, 2016. The difference between our net loss of RMB27.1 million and the net cash generated from operating activities was due to (i) an increase in the financial liabilities from contracts with customers of RMB76.2 million; (ii) an increase in deferred revenue of RMB47.0 million; and (iii) depreciation and amortization of RMB31.7 million, partially offset by (i) an increase in other non-current assets of RMB18.5 million; (ii) an increase in other contract costs of RMB8.8 million; and (iii) an increase in prepayment and other current assets of RMB6.8 million. Financial liabilities from contracts with customers represents the payments received from the students, which were subject to refund. Deferred revenue mainly consists of payments for course and service fees from students, which were not refundable. Increases in financial liabilities and salary and welfare payable for the year ended December 31, 2016 were primarily due to increases in student enrollment and employees we hired, respectively, which was in line with our business expansion in that year. Prepayment and other current assets mainly comprise of (i) loans to third-party financial institutions in connection with our course and service fee installment payment arrangement, the details of which are set forth in “Business—Pricing and Refund Policies;” (ii) prepaid rental and property management fees in relation to our self-operated learning centers; and (iii) prepaid advertising and marketing fees. Other contract costs primarily consist of capitalized commissions related to our marketing activities. Other contract costs increased in 2016 mainly due to an increase in the total gross billings generated in connection with our business expansion. Other non-current assets primarily include prepayment for leasehold improvement, long-term rental deposits and purchases of motor vehicles.

Net cash generated from operating activities amounted to RMB259.7 million for the year ended December 31, 2017. The difference between our net income of RMB40.3 million and the net cash generated from operating activities was due to (i) an increase in financial liabilities from contracts with customers of RMB100.2 million; (ii) an increase in deferred revenue of RMB59.3 million; and (iii) depreciation and amortization of RMB36.8 million, partially offset by an increase in other contract costs of RMB10.1 million. Increases in financial liabilities from contracts with customers and deferred revenue for the year ended December 31, 2017 were primarily due to an increased number of student enrollments and increased number of newly opened self-operated learning centers as our business continued to expand in 2017. Increase in contract costs for the year ended December 31, 2017 was primarily a result of an increase in the total gross billings generated in connection with our business expansion.

Net cash generated from operating activities amounted to RMB78.5 million (US$11.0 million) for the year ended December 31, 2018. The difference between our net income of RMB53.4 million (US$7.5 million) and the net cash generated from operating activities was due to (i) depreciation and amortization of RMB54.9 million (US$7.7 million); and (ii) a decrease in prepayments and other current assets of RMB34.7 million (US$4.9 million), partially offset by a decrease in deferred revenue of RMB49.4 million (US$6.9 million). Prepayments and other current assets decreased for the year ended December 31, 2018 was mainly because of the increase in our prepaid investment and certain loan to a non-related company. The decrease in deferred revenue for the year ended December 31, 2018 was primarily a result of the reduction in the increase of gross billings due to slower increase in student enrollment in our general adult ELT services in 2018, whereas we continue to recognize revenue proportionately as the course hours were consumed for the main general adult ELT courses or on a straight line basis over the entire main general adult ELT course period for supplementary general adult ELT courses, in accordance with our revenue recognition policy.

Net cash flow generated from operating activities amounted to RMB7.6 million (US$1.1 million) for the nine months ended September 30, 2019. The difference between our net loss of RMB59.6 million (US$8.3 million) and the net cash generated in operating activities was primarily due to (i) depreciation and amortization of RMB43.4 million (US$6.1 million); (ii) amortization of operating lease right-of-use assets of RMB96.6 million (US$13.5 million); and (iii) an increase in financial liabilities from contracts with customers of RMB97.7 million (US$13.7 million) partially offset by (i) a decrease in operating lease liabilities of RMB88.1 million (US$12.3 million); (ii) an increase in accounts receivable of RMB29.9 million (US$4.2 million); and (iii) a decrease in deferred revenue of RMB56.0 million (US$7.8 million). Operating lease liabilities decreased mainly due to an increase of payments for leased assets. Our accounts receivable relates to the franchise fees to be received from our franchised learning centers, which increased for the nine months ended September 30, 2019 because we usually settle these franchise fees with our franchised learning centers at year end. The decrease in deferred revenue for the nine months ended September 30, 2019 mainly as a result of the reduction in the increase of gross billings due to slower increase in student enrollment in our general adult ELT business in the nine months ended September 30, 2019, whereas we continue to recognize revenue proportionately as the course hours were consumed for the main general adult ELT courses or on a straight line basis over the entire main general adult ELT course period for supplementary general adult ELT courses, in accordance with our revenue recognition policy.

Investing Activities

Net cash used in investing activities amounted to RMB110.6 million for the year ended December 31, 2016. This was primarily attributable to (i) the purchase of short-term investments of RMB710.5 million as we made purchases of short-term wealth management products to obtain higher returns, partially offset by proceeds from the redemption of short-term investments of RMB715.4 million upon their maturity; (ii) the purchase of property and equipment of RMB80.8 million as we established additional learning centers which required new furniture and teaching equipment; and (iii) the advances to related parties of RMB65.6 million. Our short-term investment mainly consists of structured bank deposits and short-term PRC government bonds.

Net cash used in investing activities amounted to RMB128.6 million in the year ended December 31, 2017. This was primarily attributable to (i) the purchase of short-term investments of RMB796.7 million as we purchased short-term wealth management products to obtain higher returns; (ii) the advances to related parties of RMB76.4 million, partially offset by the proceeds from the redemption of the short-term investments upon their maturity of RMB749.2 million and the repayment from related parties of RMB68.9 million; and (iii) the purchases of property and equipment of RMB75.9 million as we opened additional self-operated learning centers, which required new furniture and teaching equipment;

Net cash used in investing activities amounted to RMB74.8 million (US$10.5 million) for the year ended December 31, 2018. This was primarily attributable to (i) the purchase of short-term investments of RMB511.0 million (US$71.5 million) as we purchased short-term wealth management products to obtain higher returns; and (ii) the acquisition of subsidiaries of RMB88.0 million (US$12.3 million) in connection with our acquisition of ABC Education Group in June 2018, partially offset by the proceeds from the redemption of the short-term investments upon their maturity of RMB565.0 million (US$79.0 million) and the repayment from related parties of RMB97.7 million (US$13.7 million).

Net cash used in investing activities amounted to RMB72.0 million (US$10.1 million) for the nine months ended September 30, 2019, which was primarily attributable to (i) the advances to related parties of RMB43.2 million (US$6.0 million); and (ii) the purchases of property and equipment of RMB69.6 million (US$9.7 million), partially offset by (i) our repayment of advances to related parties of RMB63.0 million (US$8.8 million); and (ii) our repayment of loan to a third party of RMB20.0 million (US$2.8 million).

Financing Activities

Net cash generated from financing activities amounted to RMB123.6 million in the year ended December 31, 2016, which was primarily attributable to capital contribution from redeemable owners of RMB170.0 million, partially offset by our repayment of RMB30.0 million of bank loans as well as a payment of RMB17.7 million for acquisition of additional interests in subsidiaries.

Net cash generated from financing activities amounted to RMB6.0 million for the year ended December 31, 2017, which was primarily attributable to advances from related parties of RMB22.8 million, partially offset by our repayment to related parties of RMB17.6 million.

Net cash used in financing activities amounted to RMB142.6 million (US$20.0 million) for the year ended December 31, 2018, which was primarily attributable to (i) repayment of advances from related parties of RMB26.3 million (US$3.7 million); and (ii) and distribution in connection with our Reorganization of RMB148.3 million (US$20.8 million), partially offset by the advances from related parties of RMB37.1 million (US$5.2 million).

Net cash flow generated from financing activities amounted to RMB33.2 million (US$4.6 million) for the nine months ended September 30, 2019, which was primarily attributable to (i) the proceeds from bank loans of RMB67.0 million (US$9.4 million); and (ii) the proceeds of advances from related parties of RMB30.8 million (US$4.3 million), partially offset by our repayment of advances from related parties of RMB49.9 million (US$7.0 million).

Internal Control Over Financial Reporting

Prior to the consummation of the Transactions, we were a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements included elsewhere in this proxy statement/prospectus, we and our independent registered public accounting firm identified two material weaknesses and certain other deficiencies in our internal control over financial reporting.

The material weaknesses relate to (i) our lack of sufficient number of finance and accounting personnel or sufficiently trained finance and accounting personnel, as well as comprehensive accounting policies in accordance with U.S. GAAP financial reporting; and (ii) our internal control policy does not have a proper approval mechanism, and our lack of internal control on performing periodic reviews of user accounts and their level of authorization in the financial systems.

To remedy the identified material weakness and the other control deficiencies, we have implemented and will continue to implement initiatives to improve our internal control over financial reporting to address the material weakness that has been identified, including: (i) obtain additional resources, including experienced staff with U.S. GAAP and SEC reporting knowledge, to strengthen the financial reporting function and to set up financial and system control framework; (ii) conducting regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel, including sending our financial staff to attend external U.S. GAAP training courses; and (iii) optimizing our financial systems by establishing a proper approval mechanism and performing periodic reviews of users accounts and their level of authorization.

The implementation of the measure, however, may not fully address the material weaknesses and the other control deficiencies identified in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. See “Risk Factors—Risk Factors Related to Meten’s Business and Operations—If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of Holdco’s securities may be materially and adversely affected.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards and we do not plan to opt out of such exemptions afforded to an emerging growth company.

Holding Company Structure

We are a holding company with no material operations of our own. We conduct our operations primarily through our affiliated entities in China. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries, which in turn depends on the service and license fees paid to Zhuhai Meten and Zhuhai Likeshuo. As we invest in and expand our PRC operations in the future, each of Meten BVI, Likeshuo BVI, Zhuhai Meten and Zhuhai Likeshuo will continue to rely on service and license fees from our affiliated entities and we will rely on dividends from Meten BVI and Likeshuo BVI, and Zhuhai Meten and Zhuhai Likeshuo for our cash needs. Furthermore, if our subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Although we currently do not require any such dividends, loans or advances from our entities for working capital and other funding purposes, we may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to our shareholders.

Our revenue contribution primarily comes from our affiliated entities. All of our operations are based in the PRC and our assets are primarily located in the PRC.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any unconsolidated third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Quantitative and Qualitative Disclosure about Market Risks

Foreign Exchange Risk

As our principal activities are carried out in the PRC, our transactions are mainly denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must take place through the PBOC or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC that are determined largely by supply and demand. The management does not expect that there will be any significant currency risk for us.

Credit and Concentration Risk

Our credit risk arises from cash and cash equivalents, short-term investments, prepayments and other current assets, and accounts receivable. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk.

We expect that there is no significant credit risk associated with the cash and cash equivalents and short-term investments which are held by reputable financial institutions in the jurisdictions where we are located. We believe that it is not exposed to unusual risks as these financial institutions have high credit quality. We have no significant concentrations of credit risk with respect to its prepayments.

Accounts receivable is typically unsecured and are derived from revenue earned either from franchisees or from students under the installment payment arrangement. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them.

We have entered into an agreement with a certain financial institution with respect to loans provided to buyers of the training services. Pursuant to the agreement signed between such financial institution and us, should the buyers fail to pay the loan monthly installment for certain months, such financial institution can demand us to repay 50% of the overdue amounts. Our management does not consider that we will sustain a loss under these guarantees during the year under guarantee based on the good historical data and we can stop providing training services as soon as the overdue happens.

Concentration of Revenues

No single customer represented 10% or more of our revenues for the years ended December 31, 2016, 2017 and 2018, and the nine months ended September 30, 2019.

Concentration of Accounts Receivable

We have not experienced any significant recoverability issue with respect to its accounts receivable. We conduct credit evaluations on our franchisees and students under the installment payment arrangements and generally does not require collateral or other security from such franchisees and students.

The following table summarized parties with greater than 10% of the accounts receivable:

	As of December 31,			As of September 30,
	2016	2017	2018	2019
		%	%	%
Receivables from Franchisee A	—	14	—	—
Receivables from Franchisee B	—	18	*	*
Receivables from Franchisee C	—	13	—	—
Receivables from Franchisee D	—	11	—	*
Receivables from Franchisee E	—	13	—	—
Receivables from Franchisee F	—	21	*	22
Receivables from Franchisee G	—	—	65	22
Receivables from Franchisee H	—	—	15	*
Receivables from Franchisee I	—	—	*	13
Receivables from Franchisee J	—	—	—	12
Receivables from Franchisee K	—	—	—	10

*	Less than 10%.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” a new standard on revenue which will supersede the revenue recognition requirements in ASC 605. The new standard, as amended, sets forth a single comprehensive model for recognizing and reporting revenues. The new guidance requires us to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance requires us to apply the following steps: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when, or as, we satisfy a performance obligation. The standard also requires additional financial statement disclosures that will enable users to understand the nature, amount, timing and uncertainty of revenues and cash flows relating to customer contracts. The standard is effective for public business entities for annual periods beginning after December 15, 2017, and interim periods therein. Early adoption is permitted. We have early adopted the standard. Details of the accounting policy on revenue is disclosed in note 2(o) to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The main objective of this update is to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. ASU 2016-01 changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. The guidance also changes certain disclosure requirements and other aspects of current U.S. GAAP. ASU 2016-01 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2017. Early adoption by public entities is permitted only for certain provisions. We have adopted ASU 2016-01 and determined that the adoption does not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (“ASU 2016-02”). The guidance requires a lessee to recognize ROU assets and lease liabilities on the balance sheets for all lease. Most prominent among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. We are also required to recognize and measure leases existing at the beginning of the period of adoption through a cumulative—effect adjustment using a modified retrospective approach, with certain practical expedients available. We adopted the standard as of January 1, 2019 and applied the modified retrospective approach on this date by recording a cumulative-effect adjustment.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses” (“ASU 2016-13”), which introduces new guidance for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments, including, but not limited to, trade and other receivables, held-to-maturity debt securities, loans and net investments in leases. The new guidance also modifies the impairment model for available-for-sale debt securities and requires the entities to determine whether all or a portion of the unrealized loss on an available-for-sale debt security is a credit loss. The standard also indicates that entities may not use the length of time a security has been in an unrealized loss position as a factor in concluding whether a credit loss exists. The ASU is effective for public companies for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are in the process of evaluating the impact of ASU 2016-13 on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230), a consensus of the FASB’s Emerging Issues Task Force” (“ASU 2016-15”). The new guidance is intended to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The ASU is effective for public companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including interim periods within those fiscal years. An entity that elects early adoption must adopt all of the amendments in the same period. The guidance requires application using a retrospective transition method. We have early adopted ASU 2016-15 and the adoption had no material impact on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows” (“ASU 2016-18”). This ASU affects all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This update will become effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, and early adoption is permitted in any interim or annual period. We have early adopted ASU 2016-18 and the adoption had no material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued guidance which simplifies the current two-step goodwill impairment test by eliminating Step two of the test. The guidance requires a one-step impairment test in which an entity compares the fair value of a reporting unit with its carrying amount and recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, if any. This guidance is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, and should be applied on a prospective basis. Early adoption is permitted for the interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are currently evaluating the impact of the adoption of this guidance on its financial statements and related disclosures.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation—Stock compensation (Topic 718): Scope of modification accounting” (“ASU 2017-09”), which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. ASU 2017-09 is effective prospectively for all companies for annual periods beginning on or after December 15, 2017, and early adoption is permitted. We have early adopted ASU 2017-05 and the adoption had no material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13 (“ASU 2018-13”), Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The amendments in ASU 2018-13 will be effective for us beginning after January 1, 2020 including interim periods within the year. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU No. 2018-13 and delay adoption of the additional disclosures until their effective date. We are not early adopting the standard and it is in the process of evaluation the impact of adoption of this new standard on its consolidated financial statements.

INDUSTRY OVERVIEW

Certain information, including statistics and estimates, set forth in this section and elsewhere in this proxy statement/prospectus has been derived from an industry report commissioned by us and independently prepared by Frost & Sullivan. We believe that the sources of such information are appropriate, and we have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading in any material respect or that any fact has been omitted that would render such information false or misleading in any material respect. However, neither we nor any other party has independently verified such information, and neither we nor any other party makes any representation as to the accuracy or completeness of such information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this proxy statement/prospectus.

Unless expressly indicated or the context requires otherwise, as used in this section, the terms the “Company,” “we,” “us,” and “our” refer to Meten and, where appropriate, its subsidiaries.

The Education Industry in China

Overview

We offer a comprehensive service portfolio comprising general adult ELT, junior ELT, overseas training services, online ELT and other English language-related services to students from a wide range of age groups. Our strong track record of helping students learn English language skills through high-quality courses has made our programs popular in China.

During recent years, China has exhibited steady growth in its economy, resulting in its rapid pace of urbanization and increased per capita annual expenditure. According to the Frost & Sullivan Report, China’s total public expenditure on education increased from RMB2,448.8 billion in 2013 to RMB3,789.3 billion in 2018, representing a CAGR of 9.1%. Public expenditure on education accounted for approximately 4.2% of China’s nominal gross domestic product (“GDP”) in 2018. In 2017, China ranked second in terms of gross public expenditure on education and fifth in terms of public expenditure on education as a percentage of GDP. The large amount of investment in education reflects the PRC government’s strong determination to promote the development of its education system.

The table below sets forth the total historical public expenditure on education in China from 2013 to 2018 and the estimated public expenditure on education from 2018 to 2023.

Source: Frost & Sullivan

Market Size and Trends

The education industry in China has exhibited steady growth over the past five years. According to the Frost & Sullivan Report, the total revenue generated by the industry grew from RMB3,036.5 billion in 2013 to RMB4,707.6 billion in 2018, representing a CAGR of 9.2%. According to the Frost & Sullivan Report, revenue generated by the education industry in China is expected to continue to grow and reach RMB7,021.0 billion in 2023, representing a CAGR of 8.3% from 2018 to 2023. The following chart sets forth total revenue generated by China's education industry from 2013 to 2018 and a forecast of revenue that will be generated by China's education industry from 2018 to 2023.

Source: Frost & Sullivan

China’s Population Demographics

China has the world’s largest population. In 2018, China’s total population reached 1,395.4 million, among whom approximately 1.1 billion were adults over the age of 18. In the future, the total population of China is estimated to grow at a moderate level, reaching 1,411.2 million in 2023. Due to the rapid economic development of China and the influx of migrants from rural areas to developed areas, Chinese urban population has been steadily increasing, according to the Frost & Sullivan Report. From 2013 to 2018, China’s urban population increased from 731.1 million to 831.4 million, representing a CAGR of 2.6%. During the same period, the urbanization rate in China increased from 53.7% to 59.6%, and is expected to reach 67.1% by 2023, according to the Frost & Sullivan Report. We believe China’s large population base and population increment are likely to engender a strong demand for education services, fueling the development of China’s education industry.

Growth Drivers of the Education Industry in China

According to the Frost & Sullivan Report, it is expected that the education market in China will continue to experience rapid expansion due to the following factors:

●	Rising demand: The family planning policy in China has been gradually relaxed over the last two decades. In 2015, China replaced the long-standing “one-child policy” with a universal “two-child policy” to increase the birth rate of its population. China’s gross birth rate has increased as a result of the relaxation of the “one-child policy,” which provides a basis for the expected increase in demand for education resources in the future when newborns reach school age. In addition, an increasing number of adults have started to participate in adult education in order to improve their skills or to prepare for the relevant industry qualification examinations in response to the increasingly fierce competition in the job market.

●	Higher expenditure on education: Chinese consumers have always paid close attention to the education for their children and education for themselves for self-improvement. As a result, Chinese consumers have a strong willingness to pay for education resources. In addition, as their disposable income has grown, Chinese consumers are able to afford higher education expenditure. According to the Frost & Sullivan Report, the per capita annual expenditure on education of Chinese households steadily increased from 2013 to 2018.

●	Supports from the government: The PRC government considers education as the foundation of the nation. The public expenditure on education in China realized a CAGR of 9.1% from 2013 to 2018. According to the National Medium-to-Long-Term Educational Reform and Development Plan (2010–2020), the government will continue to increase financial investments in education and will continuously encourage the development of and the investment in both public and private formal education in the near future.

The ELT Industry in China

Overview

China's ELT market is defined as the market where students obtain English language training services provided online or offline by training institutions. The market is further segmented into general ELT, test-oriented ELT and after-school training. General ELT refers to services that help students improve their English language skills, particularly their English communication skills. Test-oriented ELT refers to services that help students achieve higher scores in specific standardized tests, including TOEFL, IELTS, GRE, SAT and other international standardized examinations. After-school training refers to academic English training services provided to K-12 students. The chart below sets forth the breakdown of the ELT market in terms of revenue from 2013 to 2023.

Source: Frost & Sullivan

According to the Frost & Sullivan Report, ELT has gradually gained popularity in China over the past few decades, which was reflected in the steady increase in the number of both juniors and adults who pay for ELT services. In the ELT market, student enrollment is largely driven by referral rate, which is the amount of course and/or service fees received by a training institution from new students who subscribed for the related courses and/or services as a result of the referrals made by certain existing students as a percentage of the total courses and/or services fees. The average referral rate range in the adult and junior ELT market is 15% to 20% and 60% to 70%, respectively, according to the Frost & Sullivan Report.

The chart below sets forth the historical and estimated student enrollment of China's ELT industry from 2013 to 2023.

Source: Frost & Sullivan

In terms of the different market segments in the ELT industry in China, the general ELT market is underserved and has become a segment with the highest growth rate. According to the Frost & Sullivan Report, the revenue generated by the general ELT industry in China increased from RMB16.8 billion in 2013 to RMB47.9 billion in 2018, representing a CAGR of approximately 23.3%. The revenue is further expected to reach RMB154.0 billion in 2023, representing a CAGR of approximately 26.3%. In addition, according to the Frost & Sullivan Report, the penetration rate of the general ELT services, which, according to the Frost & Sullivan Report, is defined as the ratio of the total enrollment of general ELT services divided by the total urban population aged from three to 49 in China, increased from 1.0% in 2013 to 2.1% in 2018, and is expected to increase to 4.8% in 2023.

According to the Frost & Sullivan Report, the ELT market can also be categorized into two main segments, including offline and online ELT services. The online ELT market in China has developed rapidly in recent years with its overall revenue increasing from RMB6.4 billion in 2013 to RMB37.0 billion in 2018, representing a CAGR of approximately 42.0%, and is expected to reach RMB131.3 billion in 2023. The offline ELT market still maintained steady growth, with an increase from RMB53.5 billion in 2013 to RMB106.1 billion in 2018, representing a CAGR of 14.7%. The offline ELT market accounted for 74.1% of the total market in 2018. The offline ELT market is expected to increase at a CAGR of approximately 17.2% in the next five years, according to the Frost & Sullivan Report.

Specifically, the offline general ELT market in China increased its size at a CAGR of approximately 18.5% from 2013 to 2018, with a total revenue of RMB34.3 billion in 2018, according to the Frost & Sullivan Report. In addition, the offline general adult ELT market accounted for approximately 28.0% of the overall offline general market, which generated RMB9.6 billion in 2018, representing a CAGR of 16.4% from 2013 to 2018, which is expected to grow at a CAGR of 24.0% from 2018 to 2023, reaching a revenue of RMB28.2 billion in 2023.

The online general adult ELT market has developed rapidly in the past few years with the total revenue increasing from RMB1.2 billion in 2013 to RMB6.0 billion in 2018, representing a CAGR of approximately 38.0%, according to the Frost & Sullivan Report. The market is expected to continue its fast-growing trend due to the increasing importance attached to the English language, as evidenced by the growing number of adult English learners, which is forecasted to grow at a CAGR of 35.0%, reaching RMB26.9 billion in 2023.

Offline junior ELT market is the major segment in the total market of ELT services. The revenue generated from offline junior ELT market grew from RMB46.0 billion in 2013 to RMB91.7 billion in 2018, representing a CAGR of approximately 14.8%. The market is forecasted to maintain the growing trend and reach RMB198.2 billion in 2023, with a CAGR of approximately 16.7% from 2018 to 2023.

Market Drivers of the ELT Industry in China

According to the Frost & Sullivan Report, the following drivers have contributed to the rapid expansion of ELT industry in China:

●	Increasing disposable income and expenditure on education and training: Along with the growth of China’s economy, the disposable income of Chinese citizens has also witnessed stable growth during the past several years. Benefiting from the growing disposable income, the per capita annual expenditure on education grew from RMB578 in 2013 to RMB881 in 2018, representing a CAGR of 8.8%. Chinese residents have increased their spending on education and training, including ELT services, according to the Frost & Sullivan Report.

●	Globalization of Chinese enterprises and increasing demand for bilingual talents: Chinese enterprises have accelerated their globalization process, creating an increasing demand for bilingual and multilingual talents. Proficiency in the English language is essential for conducting various business activities across different enterprises from other countries. The evolving working environment towards internationalization has also raised the employment standards, which in turn promotes an increasing number of adults who want to improve their English language skills.

●	Growing number of students studying abroad: Over the past few years, the number of Chinese students studying abroad has continued to grow and China has become the world’s largest source of international students. The number of Chinese students studying abroad grew from 608,400 in 2017 to 662,100 in 2018, according to the Ministry of Education, representing a year-on-year growth of 8.8%. The majority of study destinations are English-speaking countries that require applicants to pass language tests such as TOEFL and IELTS. Under this circumstance, an increasing number of Chinese students are enrolled in ELT courses and services, which drives the development of the ELT market.

●	Internet technology development: With the rapid development of internet technology, internet users in China had reached approximately 818 million by the end of 2018, according to the China Internet Network Information Center. The increasing internet penetration rate has increased the popularity of online ELT services and expanded the user base. In the meantime, an increasing number of users are willing to access education services through laptops or mobile devices for a more convenient learning experience. The interactive model and broad customer coverage are expected to be a key driver of the market.

Barriers to Entry

The ELT industry in China has fairly high entry barriers, according to the Frost & Sullivan Report. Major entry barriers are set forth below:

●	Teaching quality: Providing high-quality training is essential to gaining success in the ELT industry. The quality and qualifications of teaching staff determine the institutional reputation and client satisfaction and also greatly influencing the outcome of English education. Existing institutions have made great efforts to recruit high-level English teaching personnel, including foreign teachers and teachers with ELT experience, to support their business. It is difficult for new market entrants to establish such a qualified teaching team in a relatively short period of time.

●	Brand recognition: Customers are more likely to choose ELT institutions with established and sound reputation. Exiting players in this industry have established their brand awareness through years of marketing and operating history, as well as long-term investment. Brand recognition takes time to establish, which may not be easy to achieve for new market entrants.

●	Establishment of Scalable and centralized management system: Certain leading English language training institutions have implemented highly scalable and centralized management systems, which are utilized to manage teaching activities, marketing, finance and human resources of the entire enterprise. To establish such highly centralized and efficient management systems, companies need to make significant investments and efforts, which are not easy to accomplish for new market players.

●	Professional management: A professional and dedicated management team plays a crucial role in the industry competition. An experienced management team with expertise in the market ensures the quality of training. It is difficult for new market entrants to recruit and incorporate such a professional management team in a short time.

REGULATIONS APPLICABLE TO METEN

Unless expressly indicated or the context requires otherwise, as used in this section, the terms the “Company,” “we,” “us,” and “our” refer to Meten and, where appropriate, its subsidiaries.

General

We operate our business in China under a legal regime created and made by PRC lawmakers consisting of the National People’s Congress, or the NPC, which is the country’s highest legislative body, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority, including the MOE, the Ministry of Industry and Information Technology, or the MIIT, the SAMR, the MCA, and their respective local offices. This section summarizes the principal PRC regulations related to our business.

PRC Laws and Regulations Relating to Foreign Investment in Education and Telecommunications

Foreign Investment Industries Guidance Catalog (Amended in 2017) and Special Administrative Measures for Access of Foreign Investments (Negative List for Access of Foreign Investments)

Pursuant to the Foreign Investment Industries Guidance Catalogue (Amended in 2017) which was amended and promulgated jointly by the National Development and Reform Commission and the Ministry of Commerce on June 28, 2017 and became effective on July 28, 2017, and the Special Administrative Measures for Access of Foreign Investments (Negative List for Access of Foreign Investments) in which has been replaced by the Special Administrative Measures for Access of Foreign Investments (Negative List for Access of Foreign Investments) (2018 version), or the 2018 Negative List, foreign investment industries are classified into two categories, (1) industries in which foreign investments are encouraged; and (2) industries in which foreign investments are regulated by the Negative List. The Negative List has further classified regulated foreign investment industries as industries in which foreign investments are restricted and industries in which foreign investments are prohibited. On June 30, 2019, the MOFOCOM and the NDRC jointly promulgated the Catalog of Industries Encouraging Foreign Investment (2019 Version), or the 2019 Encouraged Catalog, which became effective on July 30, 2019 and replaced the previous list of the industries where foreign investment is encouraged under the 2017 Catalog, and the Special Administrative Measures for Access of Foreign Investment (Negative List) (2019 Version), or the 2019 Negative List, which became effective on July 30, 2019 and replaced the 2018 Negative List. Industries which are not included in the 2019 Negative List are industries in which foreign investments are allowed, unless otherwise prescribed by PRC laws.

Pursuant to the 2019 Negative List, our offline ELT services do not fall in the restricted category, while the online ELT services fall within the scope of value-added telecommunications, which is considered “restricted” and, with a few exceptions, the percentage of foreign ownership cannot exceed 50%.

Foreign Investment Law and Implementing Regulations of the Foreign Investment Law

On March 15, 2019, the NPC promulgated the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the three existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The existing foreign-invested enterprises, or FIEs, established prior to the effectiveness of the Foreign Investment Law may keep their corporate forms within five years. The Foreign Investment Law stipulates that China implements the management system of pre-establishment national treatment plus a negative list to foreign investment. The negative list, which will be issued by or upon approval by the State Council, refers to special administrative measures for access of foreign investment in specific fields in China. A foreign investor shall not invest in any field prohibited from foreign investment under the negative list. A foreign investor shall meet the investment conditions stipulated under the negative list for any restricted fields. For fields not mentioned in the negative list, domestic and foreign investments shall be treated equally. Additionally, the Foreign Investment Law stipulates that the government will not expropriate foreign investment, except under certain special circumstances, in which case it will provide fair and reasonable compensation to foreign investors.

Moreover, the Foreign Investment Law does not stipulate whether “foreign investment” as defined thereunder includes contractual arrangements. Instead, it adds a catch-all provision to the definition of foreign investment so that foreign investment, by its definition, includes “investments through other means stipulated by laws or administrative regulations or by the State Council” without elabration on the meaning of “other means”.

On December 26, 2019, the State Council promulgated the Implementing Regulations of the Foreign Investment Law, which came into effect on January 1, 2020, pursuant to which, the existing FIEs established prior to the effectiveness of the Foreign Investment Law may choose to keep or change corporate forms in accordance with the Company Law, Partnership Enterprise Law or other laws applicable within five years. Where any existing FIEs fails to change corporate forms as of the date of January 1, 2025, the administrative departments for market regulation will not process other registration matters for the enterprise, and may disclose the relevant information in the enterprise information publicity system. Additionally, the regulations further requires that FIEs and domestic enterprises be treated equally with respect to policy making and implementation. However, the Implementing Regulations of the Foreign Investment Law still does not specify whether foreign investment includes contractual arrangements.

Regulations on Sino-Foreign Cooperation in Operating Schools

Sino-foreign cooperation in operating schools is specifically governed by the Regulation on Sino-Foreign Cooperation in Operating Schools of the PRC, which was promulgated by the State Council on March 1, 2003, became effective on September 1, 2003 and was amended on July 18, 2013, and the Implementing Rules for the Regulations on Operating Sino-foreign Schools, which were issued by the MOE on June 2, 2004 and became effective on July 1, 2004. Pursuant to these regulations, any foreign entity that invests in the education business in China through Sino-foreign cooperation must be an education institution with relevant qualifications and experiences.

Additionally, on June 18, 2012, the MOE issued the Implementation Opinions of the MOE on Encouraging and Guiding the Entry of Private Capital in the Fields of Education and Promoting the Healthy Development of Private Education to encourage private investment and foreign investment in the field of education. According to these opinions, the proportion of foreign capital in a Sino-foreign educational institution shall be less than 50%.

In the areas where we operate our ELT service business, local government authorities do not allow foreign-invested entities to establish private institutions to engage in the ELT services, other than in the forms of Sino-foreign cooperative institutions, and the domestic party shall play a dominant role in such cooperation. Meanwhile, foreign investors of Sino-foreign cooperative institutions must be foreign educational institutions with relevant qualifications and experience.

Notice on Proper Handling of Approval and Registration of Foreign Invested For-Profit Non-Academic Language Training Institutions

On July 24, 2019, the General Office of the MOE, the General Office of the MOC and the General Office of the State Administration for Market Regulation jointly issued the Notice 75, which came into effect on the same date. Pursuant to the Notice 75, foreign invested for-profit non-academic language training institutions, or the Foreign-invested Language Training Institutions, shall mean foreign investment enterprises which are established and registered in the PRC pursuant to the PRC laws and have obtained the enterprise legal person qualification pursuant to the law to engage in for-profit non-academic language training activities, and Foreign-invested Language Training Institutions conducting training activities shall comply with the relevant State provisions on non-academic training institutions, apply for a private school operating permit in accordance with the standards, complete legal person registration formalities with the market regulatory authorities upon obtaining a private school operating permits issued by the education authorities, and comply with the relevant State provisions on foreign investments.

Regulations on Foreign Investment in Telecommunications Enterprises

The Regulations on Administration of Foreign-Invested Telecommunications Enterprises, or the FITE Regulations, which took effect on January 1, 2002, and was most recently amended on February 6, 2016, are the key regulations that regulate foreign direct investment in telecommunications enterprises in China. According to the FITE Regulations, foreign investors are prohibited from holding more than 50% of the equity interests in a company providing value-added telecommunications services.

In addition, a foreign investor who invests in a value-added telecommunications business in the PRC must possess prior experience in operating value-added telecommunications businesses and a proven track record of business operations overseas. Currently, none of the applicable PRC laws, regulations or rules provides clear guidance or interpretation on the such qualification requirements. In light of the above restrictions and requirements, we conduct our online ELT and offline ELT service business through a variable interest entity structure.

Regulations on Private Education in the PRC

Education Law of the PRC

On March 18, 1995, the NPC enacted the Education Law of the PRC, or the Education Law, which was amended on August 27, 2009. The Education Law sets forth provisions relating to the fundamental education systems of the PRC, including a school education system comprising preschool education, elementary education, middle education and higher education, a system of nine-year compulsory education, a national education examination system, and a system of education certificates. The Education Law stipulates that the government formulates plans for the development of education, establishes and operates schools and other training institutions. Furthermore, it provides that in principle, enterprises, social organizations and individuals are encouraged to establish and operate schools and other types of education institutions. It also provides that no organization or individual is allowed to establish or operate a school or any other education institution for profit-making purposes. Under the amendment enacted on December 27, 2015 and becoming effective on June 1, 2016, the amended Education Law allows organizations and individuals to establish and operate schools or other education institutions for profit-making purposes. Nevertheless, schools and other education institutions sponsored wholly or partially by government financial funds and donated assets remain prohibited from being established as for-profit organizations.

Law on the Promotion of Private Education of the PRC and Implementation Rules for the Law on the Promotion of Private Education of the PRC

The Law on the Promotion of Private Education of the PRC became effective on September 1, 2003 and was amended on June 29, 2013, and the Implementation Rules for the Law on the Promotion of Private Education of the PRC became effective on April 1, 2004. Under these law and rules, “private schools” are defined as schools established by social organizations or individuals using non-government funds. Private schools that provide diploma- and degree-oriented education, preschool education, self-taught higher education examination and other categories of education services shall be subject to approval by the education authorities at or above the county level, while private schools engaging in occupational qualification training and occupational skill training shall be subject to approvals from the authorities in charge of labor and social welfare at or above the county level. A duly approved private school will be granted a private school operating permit, and shall be registered with the MCA or its local counterparts as a private non-enterprise entity and obtain a private non-enterprise entity certificate.

According to the PRC laws and regulations, entities and individuals who establish private schools are commonly referred to as “sponsors” rather than “owners” or “shareholders.” The economic substance of “sponsorship” with respect to private schools is substantially similar to that of shareholder’s ownership with respect to companies in terms of legal, regulatory and tax matters. For example, the name of a sponsor is required to be stated in the private school’s articles of association and the private school operating permit, similar to that of shareholders, whose names are stated in the company’s articles of association and corporate records filed with relevant authorities. From the perspective of control, the sponsor of a private school also has the right to exercise ultimate control over the school by means such as adopting the private school’s constitutional documents and electing the school’s decision-making bodies, including the school’s board of directors and principals. The sponsor can also profit from the private schools by receiving “reasonable returns,” as explained in detail below, or disposing of its sponsorship interests in the schools for economic gains. However, the rights of sponsors vis-à-vis private schools differ from the rights of shareholders vis-à-vis companies. For example, under the PRC laws, a company’s ultimate decision-making body is its shareholders meeting, while for private schools, it is the board of directors, though the members of which are substantially appointed by the sponsor. The sponsorship interests also differ from the ownership interests with regard to the right to the distribution of residual properties upon liquidation of a private school, mainly because private education is treated as a public welfare undertaking under the current regulations. While private education is treated as a public welfare undertaking under the current regulations, sponsors of a private school may choose to require “reasonable returns” from the annual net balance of the school after deduction of costs for school operations, donations received, government subsidies (if any), the reserved development fund and other expenses as required by the regulations. Private schools whose sponsors do not require reasonable returns shall be entitled to the same preferential tax treatment as public schools, while the preferential tax treatment policies applicable to private schools whose sponsors require reasonable returns shall be formulated by the finance authority, taxation authority and other authorities under the State Council.

On November 7, 2016, the Standing Committee of the National People’s Congress promulgated the Decision on Amending the Law on the Promotion of Private Education of the PRC, or the Amended Private Education Promotion Law, which came into force on September 1, 2017.

Under the Amended Private Education Promotion Law, the term “reasonable return” is no longer used and a new classification system for private schools is established based on whether they are established and operated for the purpose of making profits. Sponsors of private schools may choose to establish non-profit or for-profit private schools at their own discretion, while before the Amended Private Education Promotion Law, all private schools shall not be established for for-profit purposes. Nonetheless, school sponsors are not allowed to establish for-profit private schools that are engaged in compulsory education. In other words, the private schools engaged in compulsory education should retain their non-profit status even after the Amended Private Education Promotion Law comes into force. We currently intend to register all of our private schools as for-profit schools according to the Amended Private Education Promotion Law when it is practically allowed. However, as a matter of practice, most local authorities have not started to accept or approve applications for for-profit schools because the local implementing regulations have not been promulgated and well enforced.

According to the Amended Private Education Promotion Law, the key features of the aforesaid new classification system for private schools include the following:

●	Sponsors of for-profit private schools are entitled to retain the profits and proceeds from the private schools and the operation surplus may be distributed to the sponsors pursuant to the PRC Company Law and other relevant laws and regulations;

●	Sponsors of non-profit private schools are not entitled to the distribution of profits or proceed from the non-profit schools and all operation surplus of non-profit schools shall be used for the operation of the private schools;

●	For-profit private schools are entitled to set their own tuition and other miscellaneous fees without the obligation to seek prior approvals from or to report to the relevant government authorities. The collection of fees by non-profit private schools, on the other hand, shall be regulated by the provincial, autonomous regional or municipal governments;

●	Both for-profit and non-profit private schools may enjoy preferential tax treatment. Non-profit private schools will be entitled to the same tax benefits as public schools. Taxation policies for for-profit private schools after the Amended Private Education Promotion Law takes effect are still unclear as more specific provisions are yet to be introduced;

●	Where there is construction or expansion of a non-profit private school, the private school may acquire the land use rights through allocation by the government as a preferential treatment. Where there is construction or expansion of a for-profit private school, the private school may acquire the land use rights by purchasing them from the government;

●	The remaining assets of non-profit private schools after liquidation shall continue to be used for the operation of non-profit schools. The remaining assets of for-profit private schools shall be distributed to the sponsors in accordance with the PRC Company Law; and

●	The People’s governments at or above the county level may support private schools by subscribing to their services, providing student loans and scholarships, and leasing or transferring unused state assets. The governments may further take such measures as providing government subsidies, bonus funds and donation incentives to support non-profit private schools.

Several Opinions on Encouraging the Operation of Education by Social Forces and Promoting the Healthy Development of Private Education

On December 29, 2016, the State Council issued the Several Opinions of the State Council on Encouraging the Operation of Education by Social Forces and Promoting the Healthy Development of Private Education, or the State Council Opinions, which lowers the barriers to entry into the business of private schools and encourages social forces to enter the education industry. The State Council Opinions also provides that each level of the People’s governments shall increase their support to the private schools in terms of, among others, financial investment, financial support, autonomy policies, preferential tax treatments, land policies, fee policies, autonomy operation, protection of the rights of teachers and students. Further, the State Council Opinions requires each level of the people’s governments to improve its local policies on government support to for-profit and non-profit private schools by means of preferential tax treatments.

Implementation Regulations for Classification Registration of Private Schools

On December 30, 2016, the MOE, the MCA, the SAIC, the Ministry of Human Resources and Social Welfare and the State Commission Office of Public Sectors Reform jointly issued the Implementation Regulations for Classification Registration of Private Schools to reflect the new classification system for private schools as set out in the Amended Private Education Promotion Law. Generally, if a private school established before the promulgation of the Amended Private Education Promotion Law chooses to register as a non-profit school, it shall amend its articles of association, continue its operation and complete the new registration process. If such private school chooses to register as a for-profit school, it shall conduct financial liquidation process, have the property rights of its assets such as lands, school buildings and net balance authenticated by relevant government authorities, pay up relevant taxes, reapply for a new private school operating permit, reregister as a for-profit school and continue its operation. Specific provisions regarding the above registrations are yet to be introduced by the people’s governments at the provincial level.

Implementing Rules on the Supervision and Administration of For-Profit Private Schools

On December 30, 2016, the MOE, the SAIC and the Ministry of Human Resources and Social Welfare jointly issued the Implementing Rules on the Supervision and Administration of For-Profit Private Schools, pursuant to which the establishment, division, merger and other material changes of a for-profit private school shall first be reported by the board of directors of the school to and get approvals from the relevant authorities, and then be registered with the competent branch of the SAIC.

For a detailed discussion on how the Amended Private Education Promotion Law and the above rules will affect our training institutions, see “Risk Factors—Risks Related to Meten’s Business and Operations—We are subject to uncertainties brought by the Amended Private Education Promotion Law and other rules, regulations and opinions promulgated by the PRC government from time to time.”

In addition to the Amended Private Education Promotion Law and the rules above mentioned, more implementing regulations will be introduced to further provide detailed requirements for the operation of non-profit and for-profit private schools:

●	the amendment to the Implementation Rules for the Law on the Promotion of Private Education of the PRC;

●	the local regulations relating to legal entity registration of for-profit and non-profit private schools; and

●	the specific measures to be formulated and promulgated by the competent authorities responsible for the administration of private schools in the provinces in which our schools are located, including but not limited to the specific measures for registration of pre-existing private schools, the specific requirements for authenticating various parties’ property rights and payment of taxes and fees of for-profit private schools, taxation policies for for-profit private schools and measures for collection of non-profit private schools’ fees.

Circular on Alleviating After-school Burden on Elementary and Middle School Students and Implementing Inspections on After-school Training Institutions

On February 13, 2018, the MOE, the MCA, the Ministry of Human Resources and Social Security and SAIC jointly promulgated the Circular on Alleviating After-school Burden on Elementary and Middle School Students and Implementing Inspections on After-school Training Institutions, or Circular 3, which came into effect on the same date. Pursuant to Circular 3, the aforesaid government authorities will carry out a series of inspections on after-school training institutions and order those with material potential safety risks to suspend business for self-inspection and rectification and those without proper establishment licenses or school operating permits to apply for relevant qualifications and certificates under the guidance of competent government authorities. Circular 3 mandates that the foregoing rectification be completed by the end of 2018. Moreover, after-school training institutions must file with the local education authorities and make public the classes, courses, target students, class hours and other information relating to their academic training courses (including primarily courses on Chinese, English and mathematics). After-school training institutions are prohibited from providing academic training services beyond the scope or above the level of school textbooks, or organizing any academic competitions (such as Olympiad competitions) or level tests for students of elementary or secondary schools. In addition, elementary or secondary schools may not reference a student’s performance in the after-school training institutions as one of admission criteria.

Opinions of the General Office of the State Council on Regulating the Development of After-School Training Institutions

On August 6, 2018, the General Office of the State Council promulgated Circular 80, which came into effect on the same date. Pursuant to Circular 80, the after-school training institutions must obtain the business license (or corporate legal person certificate or private non-enterprise unit registration certificate) for carrying out the training business. The county-level education authority is responsible for approving the education permit. Without the approval of the education authority, the after-school training institution may not conduct training services for elementary and secondary school students in the name of training, counseling, and cultural communication. If an after-school training institution establishes a branch or training point in the same county, it must be approved; if a branch or training point is established across the county, it must be approved by the county-level education department where the branch or training point is located. Teachers engaged in language, mathematics, English and physics, chemistry, biology and other subject training should have corresponding teacher qualifications.

Notice on Improving Several Working Mechanisms for Special Governance and Rectification of After-School Training Institutions

On November 20, 2018, the General Office of the MOE, the General Office of the State Administration for Market Regulation and the General Office of Ministry of Emergency Management jointly issued Circular 10, which came into effect on the same date. Pursuant to Circular 10, (i) for institutions that carry out academic training activities without permits, non-academic training institutions that carry out academic training activities and other institutions that carry out illegal training activities, the education authorities, in collaboration with other relevant departments, shall cease their business, restrict their legal representatives to engage in training activities for primary and secondary school students and refer to the market supervision authority to revoke their business licenses; (ii) the local education authority shall further accelerate the progress of approving school operating permits, especially for academic training institutions, the school operating permits can be issued as soon as possible by means of document approval or issuing private school operating permits if the standards are met. For those institutions that do not meet the applicable standards, they shall be suspended for rectification according to the law. By the end of 2018, there should be no training institutions that are still carrying out training activities without permits or licenses; (iii) for provinces (regions and municipalities) with a large number of non-academic training institutions, under the premise of ensuring effective supervision, the provincial education authorities may, in conjunction with the market supervision authorities may propose a practical rectification plan to ensure the rectification could be completed by the end of the year. After the promulgation and implementation of Regulations on the Implementation Rules of the Law on Promoting Private Education in PRC, the after-school training institutions shall be classified and regulated accordingly; (iv) the county-level education authority shall complete the filing and assessment of academic training courses offered by the training institutions in its administrative area as soon as possible, which includes the name, training content, enrollment targets, schedule and class hours of the academic training courses. The training institutions that fail to make the filing and pass the assessment are prohibited from recruiting students; (v) the local fire authorities shall provide the education authority with relevant information on fire safety standards. The education authority shall approve training qualifications in accordance with fire safety standards. For existing institutions that have not met the relevant fire safety standards, their training qualifications shall be revoked; and (vi) the provincial education authorities shall be responsible for the filing of the online education institutions providing training for elementary and secondary school students and standardize online training institutions according to the policies for offline training institutions. The name, training content, enrollment target, schedule and class hours of the online academic training courses offered by the online training institutions shall be filed with the provincial education authorities. The name, photos, shifts and certification numbers of the teachers shall be posted prominently on their websites of such training institutions.

Potential Impact of the Regulatory Uncertainty on Our Business and Financial Performance

Regulatory Background and Development

The Private Education Promotion Law became effective on September 1, 2003. Article 18 of the Private Education Promotion Law requires private schools to obtain requisite school operating permits and register with the relevant authorities, while Article 66 of the Private Education Promotion Law stipulates that separate rules promulgated by the State Council will govern private training institutions that are registered with the competent administration of commerce and industry. However, as of the date of this proxy statement/prospectus, the State Council has not yet promulgated any rules in this regard. Therefore, all private training institutions in the PRC that are established in the form of corporations are not required explicitly by regulations to obtain the private school operating permits. The Amended Private Education Promotion Law that became effective on September 1, 2017 removed Article 66 of the Private Education Promotion Law and treated all for-profit private training institution as private schools, which are required to obtain private school permits, but it did not provide any further guidance on the registration requirement for private training institutions. The Implementing Rules on the Supervision and Administration of For-Profit Private Schools requires private training institutions to obtain the private school operating permits prior to the completion of registration with the competent administration of commerce and industry. According to the Several Opinions of the State Council on Encouraging Social Resources to Invest in Education and Promote Sound Development of Private Education, after the Amended Private Education Promotion Law became effective, the provincial government authorities must issue their own implementation opinions and licensing measures in relation to the specific implementation methods and operative approaches of the amended law based on local conditions. However, whether and how educational authorities regulate private training institutions vary from region to region, especially after the MOE issued the Draft Implementation Rules of the Private Education Promotion Law on April 20, 2018, and requested public comment. On August 10, 2018, the Ministry of Justice published the Committee Draft Implementation Rules of the Private Education Promotion Law, which stipulates that private training institutions that enroll students of K-12 education and carry out activities relating to (i) the cultural and educational courses at such students’ regular schools; (ii) examination-related and academic tutoring; and (iii) other cultural and educational activities would be required to obtain the private school operating permits. However, private training institutions that only carry out activities aiming at the quality promotion and personality development in the areas of linguistic competence, arts, sports, science and technology teaching, and activities targeting cultural education and non-academic continuing education for adults are not subject to such requirement.

As of the date of this proxy statement/prospectus, there has been no indication when the Committee Draft Implementation Rules of the Private Education Promotion Law would become law. We believe that if the Committee Draft Implementation Rules of the Private Education Promotion Law comes into effect in its current form, based on the nature of our business, our self-operated learning centers would likely to be categorized as private training institutions that implement activities aiming at quality promotion and personality development in the areas of linguistic competence, and therefore, they should not be required to obtain the private school operating permits. We also noticed that since the promulgation of the Private Education Promotion Law in 2003, only the Implementing Rules on the Supervision and Administration of For-Profit Private Schools promulgated in December 2016 clearly required private training institutions that were registered as corporations to obtain the private school operating permits, and the Committee Draft Implementation Rules of the Private Education Promotion Law subsequently by implementing different requirements for training institutions based on the nature of their business. We believe that these regulatory changes demonstrated that the PRC regulatory authorities generally intended to improve the category-based administration of private training institutions and encourage the development of training institutions that are focused on providing training activities relating to quality promotion and personality development and cultural education and non-academic continuing education for adults.

Enforcement Actions on Private Training Institutions

Since 2018, the local governments in the PRC began to tighten the regulations on after-school training institutions. Pursuant to Circular 3, which came into effect on February 13, 2018, the relevant government authorities will carry out a series of inspections on after-school training institutions and order those with material potential safety risks to suspend business for self-inspection and rectification, which specified that the nationwide rectification work by the local authorities shall be completed by December 31, 2018, and those without proper establishment licenses or school operating permits to apply for the relevant qualifications and certificates under the guidance of competent government authorities. Pursuant to Circular 80, which came into effect on August 6, 2018, the after-school training institutions must obtain the business license (or corporate legal person certificate or private non-enterprise unit registration certificate) for carrying out the training business. In addition, pursuant to Circular 10, for institutions that carry out academic training activities without permits, non-academic training institutions that carry out academic training activities and other institutions that carry out illegal training activities, the education authorities, in collaboration with other relevant government departments, shall cease their business, restrict their legal representatives to engage in training activities for primary and secondary school students and refer to the market supervision authority to revoke their business licenses. We believe that the abovementioned enforcement actions were aimed to regulate the private after-school training institutions that primarily provide academic training activities and services targeting K-12 students. Additionally, according to Circular 10, private training institutions should implement classified management, be categorized by the nature of the services they provide and be regulated after the Committee Draft Implementation Rules of the Private Education Promotion Law is officially promulgated and implemented.

In terms of enforcement of the abovementioned rules and regulations on after-school training institutions, local government authorities have approached it differently: (i) certain local authorities provided seminars to the public to explain their proposed enforcement measures but did not take any further action; (ii) certain other local authorities treated all English-related training as further education-related tutoring without differentiating the nature, content and enrollment target of the English-related services they provide and required all those English-related training service providers to obtain the private school operating permits; and (iii) some local authorities have yet to begin accepting private school operating permit applications.

As of the date of this proxy statement/prospectus, other than our four learning centers located in Xi’an, Guangzhou, Shenzhen and Hefei that were ordered by the relevant local authorities to suspend their business operations for rectification, no other self-operated learning centers has been ordered to suspend their business operations for rectification by the local authorities. Of these four learning centers, we have applied for the private school operating permits and the learning center in Guangzhou has obtained the private school operating permit, while the competent local authorities are in the process of reviewing their applications with respect to the learning center in Xi’an as of the date of prospectus. However, the remaining learning centers in Shenzhen and Hefei were unable to apply for the private school operating permit because the local government authority in Shenzhen has temporarily suspended its acceptance of private school operating permit applications as a result a lack of clear local implementation policy for private training institutions and the local government authority in Hefei has temporarily suspended its acceptance of private school operating permit applications of the adult ELT business. We intend to proactively apply for the private school operating permit for such learning centers once the relevant implementation policy is in place.

Measures of Punishment for Violation of Professional Ethics of Elementary and Secondary School Teachers

The MOE promulgated the Measures for Punishment for Violation of Professional Ethics of Elementary and Secondary School Teachers on January 11, 2014 and amended such measures on November 8, 2018, which prohibits teachers of elementary and secondary schools from providing paid training in schools or in out-of-school training institutions. Some provinces and cities where our schools are located have adopted more stringent regulations which prohibit public school teachers from teaching, on a part-time basis, at private schools or learning centers. For a detailed description of the risk associated with these matters, see “Risk Factors—Risks Related to Meten’s Business and Operations—We may not be able to continue to recruit, train and retain dedicated and qualified teaching staff, who are critical to the success of our business and the effective delivery of our ELT services to students.”

Regulations Related to Online Business

Value-Added Telecommunications Services

The Telecommunications Regulations of the PRC, or the Telecommunications Regulations, which was promulgated by the State Council on PRC. The Telecommunications Regulations categorize telecommunications services into basic telecommunications services and value-added telecommunications services. Operators of value-added telecommunications services must first obtain a Value-added Telecommunications Business Operating License, or the VAT License, from the MIIT or its provincial level counterparts.

According to the Catalog of Telecommunications Business (2015 version), attached to the Telecommunications Regulations, which was promulgated by the MIIT on February 21, 2003 and amended on December 28, 2015. Information services provided via fixed network, mobile network and internet fall within value-added telecommunications services.

Internet Information Services

The State Council promulgated the Internet Information Services Administrative Measures, or the Internet Information Measures, on September 25, 2000, and amended on January 8, 2011. According to the Internet Information Measures, Internet information services refers to service activities which provide information to online users through the internet, which are divided into services of a commercial nature and services of a non-commercial nature. Commercial internet information services refer to paid services of providing information or creating webpages offered to online users through the internet, while non-commercial internet information services refer to services free of charge of providing public information to online users through the internet. Entities engaging in commercial internet information services shall obtain a license for internet information services, or ICP license, from the appropriate telecommunications authorities. Entities engaging in non-commercial internet information services shall complete filings with the telecommunications authorities.

Broadcasting Audio-Visual Programs through the Internet or Other Information Network

The Administrative Measures Regarding Internet Audio-Visual Program Services, or the Audio-Visual Measures, promulgated by the State Administration of Press, Publication, Radio, Film and Television, or the SAPPRFT (formerly known as the State Administration of Radio, Film and Television, or the SARFT), on July 6, 2004 and came into effect on October 11, 2004, applies to the activities relating to the opening, broadcasting, integration, transmission or downloading of audio-visual programs using the internet or other information networks. Under the Audio-Visual Measures, in order to engage in the business of transmitting audio-visual programs, a license issued by the SAPPRFT is required, and “audio-visual programs (including the audio-visual products of film and televisions)” is defined as audio-visual programs consisting of movable pictures or sounds that can be listened to continuously, which are shot and recorded using video cameras, vidicons, recorders and other audio-visual equipment for producing programs. Foreign-invested enterprises are not allowed to carry out such business. On April 13, 2005, the State Council promulgated Certain Decisions on the Entry of Non-state-owned Capital into the Cultural Industry. On July 6, 2005, five PRC governmental authorities, including the SAPPRFT, jointly adopted the Several Opinions on Canvassing Foreign Investment into the Cultural Sector. According to these regulations, non-state-owned capital or foreign investors are not allowed to engage in the business of transmitting audio-visual programs through information networks. However, the Audio-Visual Measures have been repealed according to the Administrative Provisions on Audio-Visual Program Service through Special Network and Directed Transmission that was promulgated by the SAPPRFT on May 4, 2016, and became effective as of June 1, 2016.

To further regulate the provision of audio-visual program services to the public via the internet, including through mobile networks, within the territory of the PRC, the SAPPRFT and the MIIT jointly promulgated the Administrative Provisions on Internet Audio-Visual Program Service, or the Audio-Visual Program Provisions, on December 20, 2007, which came into effect on January 31, 2008. Under the Audio-Visual Program Provisions, “Internet audio-visual program services” is defined as the activity of producing, redacting and integrating audio-visual programs, providing them to the general public via internet, and providing services for other people to upload and transmit audio-visual programs; providers of internet audio-visual program services are required to obtain a License for Online Transmission of Audio-Visual Programs issued by the SAPPRFT or to complete certain registration procedures with the SAPPRFT. In general, providers of internet audio-visual program services must be either state-owned or state-controlled entities, and the business to be carried out by such providers must satisfy the overall planning and guidance catalog for internet audio-visual program service determined by the SAPPRFT. In a press conference jointly held by the SAPPRFT and the MIIT to answer questions relating to the Audio-Visual Program Provisions in February 2008, the SAPPRFT and the MIIT clarified that providers of internet audio-visual program services who are engaged in such services prior to the promulgation of the Audio-Visual Program Provisions are eligible to re-register with the relevant authorities and continue their operation of internet audio-visual program services so long as those providers had not violated relevant laws and regulations in the past. On May 21, 2008, the SAPPRFT issued a Notice on Relevant Issues Concerning Application and Approval of License for the Online Transmission of Audio-Visual Programs, which further sets out detailed provisions concerning the application and approval process regarding the License for Online Transmission of Audio-Visual Programs. The notice also states that providers of internet audio-visual program services that are engaged in such services prior to the promulgation of the Audio-Visual Program Provisions are eligible to apply for the license so long as their violation of the laws and regulations is minor in scope and can be rectified in a timely manner and they have no records of violation during the last three months prior to the promulgation of the Audio-Visual Program Provisions. Further, on March 30, 2009, SAPPRFT promulgated the Notice on Strengthening the Administration of the Content of Internet Audio-Visual Programs, which reiterates the pre-approval requirements for the audio-visual programs transmitted via the internet, including through mobile networks, where applicable, and prohibits certain types of internet audio-visual programs containing violence, pornography, gambling, terrorism, superstition or other similarly prohibited elements.

On April 1, 2010, the SAPPRFT promulgated the Provisional Implementation of the Tentative Categories of Internet Audio-Visual Program Services, or the Categories, which clarifies the scope of internet audio-visual program services. According to the Categories, there are four categories of internet audio-visual program services which are further divided into seventeen sub-categories. The third sub-category under the second category covers the making and editing of certain specialized audio-visual programs concerning, among other things, educational content and broadcasting such content to the general public online. However, there are still significant uncertainties relating to the interpretation and implementation of the Audio-Visual Program Provisions, in particular, the scope of the term “internet audio-visual programs.”

Internet Cultural Activities

On February 17, 2011, the MOC promulgated the Interim Administrative Provisions on Internet Culture, or the Internet Culture Provisions, which became effective on April 1, 2011. The Internet Culture Provisions require ICP service providers engaging in commercial internet cultural activities to obtain a permit from the appropriate culture authority. Internet cultural activities include (i) the production, duplication, importation, and broadcasting of internet cultural products; (ii) the online dissemination whereby cultural products are posted on the internet or transmitted via the internet to end users, such as computers, fixed-line telephones, mobile phones, television sets and games machines, for online users’ browsing, use or downloading; and (iii) the exhibition and comparison of internet cultural products. “Internet cultural products” is defined in the Internet Culture Provisions as cultural products produced, broadcasted and disseminated via the internet, which mainly include internet cultural products produced specifically for the internet, such as online music entertainment, online games, online shows and plays, online performances, online works of art and online cartoons, and internet cultural products produced from cultural products such as music entertainment, games, shows and plays, performances, works of art and cartoons and duplicated for dissemination on the internet.

Internet Publishing

On February 4, 2016, the SAPPRFT and the MIIT jointly issued the Administrative Measures of Internet Publishing Services, or the Internet Publishing Measures. According to the Internet Publishing Measures, an entity shall obtain an online publishing services permit to provide online publishing services. Online publishing services refers to the provision of online publications to the public through information networks. Online publications refer to digital works with publishing features such as having been edited, produced or processed and are made available to the public through information networks, including: (i) written works, pictures, maps, games, cartoons, audio/video reading materials and other original digital works containing useful knowledge or ideas in the field of literature, art, science or other fields; (ii) digital works of which the content is identical to that of any published book, newspaper, periodical, audio/video product, electronic publication or the like; (iii) network literature databases or other digital works, derived from any of the aforesaid works by selection, arrangement, collection or other means; and (iv) other types of digital works as may be determined by the SAPPRFT.

We have obtained the relevant ICP licenses and may also be required to obtain a license for the online transmission of audio-visual programs, an internet culture permit and an online publishing services permit for the operation of our online education products.

Regulation Relating to Publication Distribution

The State Council promulgated the Administrative Regulations on Publishing, or the Publishing Regulations, on December 25, 2001, and amended them on February 2, 2016. In accordance with the Publishing Regulations, publishing activities refer to the publishing, printing, copying, importation or distribution of publications, such as books, newspapers, periodicals, audio and video products and electronic publications, and an entity engaging in publishing activities is required to obtain an approval from the relevant publication administrative authorities. Under the Administrative Measures for the Publication Market, or the Publication Market Measures, which was jointly promulgated by the SAPPRFT and the MOFCOM and became effective on March 25, 2011, as amended on May 31, 2016, any enterprise or individual who engages in publication distribution activities shall obtain permission from SAPPRFT or its local counterpart. “Publication” is defined as “books, newspapers, periodicals, audio-visual products, and electronic publications,” and “distributing” is defined as “general distribution, wholesale, retail, rental, exhibition and other activities,” respectively, in the Publication Market Measures. Any enterprise or individual that engages in retail of publications shall obtain a Publication Business Operating License issued by the local counterpart of the SAPPRFT at the county level. In addition, any enterprise or individual that holds a Publication Business Operating License shall file with the relevant local counterpart of the SAPPRFT that granted such license to it within 15 days since it begins to carry out any online publication distribution business.

Provisions on Intermediary Service for Self-Funded Overseas Studies

On June 17, 1999, the MOE, the Ministry of Public Security and the SAIC jointly promulgated the Provisions on Intermediary Service for Self-Funded Overseas Studies, which became effective on the same date. Pursuant to the regulations, the institutions which intend to carry out intermediary service business shall apply for the Recognition on the Intermediate Service Organization for Self-Funded Overseas Studies with the provincial education authorities. On January 12, 2017, the State Council promulgated the Decision of the State Council on the Third Installment of the Cancelation of the Administrative Licensing Matters Delegated to Local Governments, which, among other things, canceled the Recognition on the Intermediate Service Organization for Self-Funded Overseas Studies, which means that the requirement for intermediate service organizations to obtain Recognition on the Intermediate Service Organization for Self-Funded Overseas Studies from the provincial government for their engaging in intermediate and consulting business activities relating to self-funded overseas studies is canceled. This decision provides that after the cancelation of such requirements, the MOE and the SAIC shall study and develop a contract template for reference, and strengthen their guidance for, regulation on and service to intermediate service organizations and that the relevant industrial association shall take on a self-disciplinary role.

Provisions on Travel Agency

The State Council promulgated the Regulations on Travel Agencies on February 20, 2009, which took into effect on May 1, 2009 and were amended on February 6, 2016 and March 1, 2017. On April 25, 2013, the SCNPC promulgated the Tourism Law of the PRC, which took into effect on October 1, 2013 and was amended on November 7, 2016. Pursuant to the Tourism Law of the PRC, travel agencies may engage in domestic tourism, outbound tourism, border tourism and inbound tourism. According to the Implementing Rules of the Regulations on Travel Agencies promulgated by Ministry of Culture and Tourism of the PRC and took into effect on December 12, 2016, outbound tourism business means the travel agencies’ businesses of soliciting, organizing, and receiving residents of the mainland of China to travel abroad, and to Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region, and their businesses of soliciting, organizing, and hosting foreigners in the mainland of China, and residents of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region in the mainland of China to travel outside the mainland of China. Pursuant to such regulations and laws, the travel agency engaging in domestic tourism business and inbound tourism business shall apply for business operation permit for travel agency. After obtaining such business operation permit for travel agency for two years without fines and severe punishment by administrative organs for infringing tourists’ legal rights and interests, the travel agency may then apply for outbound tourism business. Further, pursuant to the Measures for Administration of Outbound Tours by Chinese Citizens promulgated by the State Council on May 27, 2002, took into effect on July 1, 2002 and amended on March 1, 2017, the travel agency applying for operating the outbound tour business shall have obtained the qualification as an international travel agency over one year, have prominent performance of inbound tour business and have no material unlawful acts and major service problems.

Regulations on Fire Safety

The Fire Safety Law, promulgated by the Standing Committee of the NPC on April 29, 1998, amended by the Standing Committee of the NPC on October 28, 2008 and April 23, 2019, as well as other relevant detailed fire prevention regulations, require that premises of training institutions and their training branches must either obtain a fire safety assessment permit or complete a fire safety filing. Nevertheless, in accordance with the Provisions on Supervision and Administration of Fire Protection of Construction Projects, which was promulgated by the Ministry of Public Security on July 17, 2012 and became effective on November 1, 2012, a construction project that is not subject to a construction permit is exempted from the fire safety filing requirement. And according to the Provisions on Administration of Construction Permit of Construction Projects, which was promulgated by the Ministry of Housing and Urban-Rural Development, a construction project with an investment amount less than RMB300,000 or a construction area of less than 300 square meters is exempted from the requirement of a construction permit.

Pursuant to these regulations, failure to obtain a fire safety assessment permit shall be subject to: (i) orders to suspend the construction of projects, use of such projects or operation of relevant business; and (ii) a fine of between RMB30,000 and RMB300,000. Failure to complete a fire safety filing shall be subject to: (i) orders to make rectifications within a specified time limit; and (ii) a fine of not more than RMB5,000. See “Risk Factors—Risks Related to Meten’s Business and Operations—A certain number of our self-operated learning centers and our owned properties are not in compliance with fire safety regulations.”

In addition, fire departments conduct spot inspections irregularly. The training institutions and their training branches that fail to pass such inspections are also subject to monetary penalties and suspension of business operations.

Regulations Relating to Employment, Social Insurance and Housing Provident Fund

Employment

According to the PRC Labor Law, or the Labor Law, which was promulgated by the Standing Committee of the National People’s Congress, or the SCNPC, on July 5, 1994, came into effect on January 1, 1995, and was amended on August 27, 2009 and December 29, 2018, an employer shall develop and improve its rules and regulations to safeguard the rights of its employees. An employer shall establish and develop labor safety and health systems, stringently implement national protocols and standards on labor safety and health, get employees to receive labor safety and health education, guard against labor accidents and reduce occupational hazards. Labor safety and health facilities must comply with the relevant national standards. An employer must provide employees with the necessary labor protection gear that complies with labor safety and health conditions stipulated under national regulations, and provide regular health examinations for employees that are engaged in work with occupational hazards. Employees engaged in special operations must receive specialized training and obtain pertinent qualifications. An employer shall develop a vocational training system. Vocational training funds shall be set aside and used in accordance with national regulations, and vocational training for employees shall be carried out systematically based on the actual conditions of the company.

The Labor Contract Law of the PRC, which was promulgated by the SCNPC on June 29, 2007, amended on December 28, 2012, and came into effect on July 1, 2013, combined with the Implementation Regulations on Labor Contract Law, which was promulgated and became effective September 18, 2008, regulate the parties to labor contracts, namely employers and employees, and contain specific provisions relating to the terms of labor contracts. Under the Labor Contract Law and the Implementation Regulations on Labor Contract Law, a labor contract must be made in writing. An employer and an employee may enter into a fixed-term labor contract, an un-fixed term labor contract, or a labor contract that concludes upon the completion of certain work assignments, after reaching agreement upon due negotiations. An employer may legally terminate a labor contract and dismiss its employees after reaching agreement upon due negotiations with its employees or by fulfilling the statutory conditions. Where a labor relationship has already been established without a written labor contract, the written labor contracts shall be entered into within one month from the date on which the employee commences working.

Social Insurance

The Law on Social Insurance of the PRC, which was promulgated on October 28, 2010, and became effective on July 1, 2011 and was amended on December 29, 2018, has established social insurance systems of basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance, and has elaborated in detail the legal obligations and liabilities of employers who do not comply with relevant laws and regulations on social insurance.

According to the Interim Regulations on the Collection and Payment of Social Insurance Premiums, the Regulations on Work Injury Insurance, the Regulations on Unemployment Insurance and the Trial Measures on Employee Maternity Insurance of Enterprises, enterprises in the PRC shall provide benefit plans for their employees, which include basic pension insurance, unemployment insurance, maternity insurance, work injury insurance and basic medical insurance. An enterprise must provide social insurance by going through social insurance registration with local social insurance authorities or agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees.

Housing Provident Fund

According to the Administrative Regulations on the Administration of the Housing Provident Fund, which was promulgated and became effective on April 3, 1999, and was amended on March 24, 2002 and March 24, 2019, housing provident fund contributions paid and deposited both by employees and their unit employer shall be owned by the employees.

A unit employer shall undertake registration of payment and deposit of the housing provident fund in the housing provident fund management center and, upon verification by the housing provident fund management center, open a housing provident fund account on behalf of its employees in a commissioned bank. Employers shall timely pay and deposit housing provident fund contributions in the full amount and late or insufficient payments shall be prohibited. With respect to unit employers who violate the regulations hereinabove and fail to complete housing provident fund payment and deposit registrations or open housing provident fund accounts for their employees, such unit employers shall be ordered by the housing provident fund administration center to complete such procedures within a designated period. Those who fail to complete their registrations within the designated period shall be subject to a fine of between RMB10,000 and RMB50,000. When unit employers are in breach of these regulations and fail to pay deposit housing provident fund contributions in the full amount as they fall due, the housing provident fund administration center shall order such unit employers to pay within a prescribed time limit, failing which an application may be made to a people’s court for compulsory enforcement.

PRC Laws and Regulations Relating to Trademark, Domain Name and Copyright

Trademark

Pursuant to the Trademark Law of the PRC, or the Trademark Law, which was revised on April 23, 2019, and came into effect from November 1, 2019, the term “registered trademarks” refers to trademarks that have been approved by and registered with the Trademark Office of the National Intellectual Property Administration, and includes commodity trademarks, service trademarks, collective marks and certification marks. The trademark registrant shall enjoy an exclusive right to use the trademark registered under its name, which shall be protected by laws.

Domain Name

Pursuant to the Administrative Measures for Internet Domain Names, which was promulgated by the MIIT on August 24, 2017 and became effective on November 1, 2017, domain name registration is subject to the principle of “first come, first served.” The domain names registered or used by an organization or individual may not contain any contents prohibited by laws and administrative regulations. A domain name registration applicant is required to provide the domain name registration service agency with true, accurate and complete identity information on the domain name holder.

Copyright and Software Registration

The Standing Committee of the NPC adopted the Copyright Law in 1990 and amended it in 2001 and 2010, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. The amended Copyright Law also requires registration of a copyright pledge. To address the problem of copyright infringement related to the content posted or transmitted over the internet, the National Copyright Administration and the MIIT jointly promulgated the Measures for Administrative Protection of Copyright Related to Internet on April 29, 2005. This measure became effective on May 30, 2005.

Pursuant to the Computer Software Protection Regulations promulgated by the State Council on December 20, 2001, and amended on November 8, 2011 and January 30, 2013, respectively, the software copyright owner may go through the registration formalities with a software registration authority recognized by the State Council’s copyright administrative department. The owner of a software copyright may authorize others to exercise that copyright, and shall have the right to receive remuneration. In order to further implement the Computer Software Protection Regulations, the State Copyright Bureau issued the Computer Software Copyright Registration Procedures on February 20, 2002, which applies to software copyright registration, license contract registration and transfer contract registration.

Regulations on Companies

The establishment, operation and management of corporate entities in the PRC are governed by the Company Law of the PRC, or the PRC Company Law, which was promulgated on December 29, 1993 and amended on December 25, 1999, August 28, 2004, October 27, 2005, December 28, 2013 and October 26, 2018. Under the PRC Company Law, companies are generally classified into two categories: limited liability companies and limited companies by shares. The PRC Company Law also applies to foreign-invested limited liability companies but where other relevant laws regarding foreign investment have provided otherwise, such other laws shall prevail. The latest amendment to the PRC Company Law took effect from March 1, 2014, pursuant to which there is no longer a prescribed timeframe for the shareholders to make full capital contribution to a company, except otherwise provided in other relevant laws, administrative regulations and State Council decisions. Instead, shareholders are only required to state the capital amount that they commit to subscribe in the articles of association of the company. Further, the initial payment of a company’s registered capital is no longer subject to a minimum amount requirement and the business license of a company will not show its paid-up capital. In addition, shareholders’ contribution of the registered capital is no longer required to be verified by capital verification agencies.

Regulations on Tax

PRC Enterprise Income Tax Law

The EIT Law took effect in January 1, 2008 and was amended on February 24, 2017 and December 29, 2018. The EIT Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. Small and micro enterprises meeting certain conditions are entitled to a preferential enterprise income tax rate of 20%. Under the EIT Law and its implementation regulations, dividends generated from the business of a PRC subsidiary after January 1, 2008 and payable to its foreign investor may be subject to a withholding tax rate of 10% if the PRC tax authorities determine that the foreign investor is a nonresident enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Distributions of earnings generated before January 1, 2008 are exempt from PRC withholding tax.

Under the EIT Law, an enterprise established outside China with a “de facto management body” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. A circular issued by the State Administration of Taxation, or the SAT, in April 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese enterprise groups and established outside of China as “resident enterprises” clarified that dividends and other income paid by such PRC “resident enterprises” will be considered PRC-source income and subject to PRC withholding tax, currently at a rate of 10%, when paid to non-PRC enterprise shareholders. This circular also subjects such PRC “resident enterprises” to various reporting requirements with the PRC tax authorities. Under the implementation regulations to the EIT Law, a “de facto management body” is defined as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise. In addition, the tax circular mentioned above specifies that certain PRC-invested overseas enterprises controlled by a Chinese enterprise or a Chinese enterprise group in the PRC will be classified as PRC resident enterprises if the following are located or resident in the PRC: (i) senior management personnel and departments responsible for daily production, operation and management; (ii) financial and personnel decision-making bodies; (iii) key properties, accounting books, the company seal, and minutes of board meetings and shareholders’ meetings; and (iv) half or more of the senior management or directors who have voting rights.

Pursuant to the Arrangement between the PRC and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate with respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Nonresident Taxpayers to Enjoy Treatment under Tax Treaties, or SAT Circular 60, which became effective on November 1, 2015. SAT Circular 60 provides that nonresident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, nonresident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities.

In January 2009, the SAT promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Nonresident Enterprises, or the Nonresident Enterprises Measures, pursuant to which entities that have the direct obligation to make certain payments to a nonresident enterprise shall be the relevant tax withholders for such nonresident enterprise. Further, the Nonresident Enterprises Measures provide that, in case of an equity transfer between two nonresident enterprises which occurs outside China, the nonresident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file a tax declaration with the PRC tax authority located at the place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant nonresident enterprise. On April 30, 2009, the Ministry of Finance and the SAT jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. On December 10, 2009, the SAT issued the Notice on Strengthening the Administration of the Enterprise Income Tax concerning Proceeds from Equity Transfers by Nonresident Enterprises, or Circular 698. Both Circular 59 and Circular 698 became effective retroactively as of January 1, 2008. By promulgating and implementing these two circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a nonresident enterprise.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Nonresident Enterprises, or SAT Bulletin 7, to supersede the provisions in relation to the indirect transfer as set forth in Circular 698. SAT Bulletin 7 introduces a new tax regime that is significantly different from that under Circular 698. SAT Bulletin 7 extends its tax jurisdiction to capture not only indirect transfers as set forth under Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment and place in China of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Bulletin 7 also addresses transfer of the equity interest in a foreign intermediate holding company. In addition, SAT Bulletin 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to make self-assessment on whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Nonresident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect and superseded Circular 698 and the Nonresident Enterprises Measures on December 1, 2017. SAT Bulletin 37 further clarifies the practice and procedure for the withholding of nonresident enterprise income tax. Among other things, SAT Bulletin 37 provides that:

●	for the income from equity investment assets, the competent tax authority for the income tax of the invested enterprise shall be the competent tax authority, while for the income from the dividends, extra dividends and other equity investment, the competent tax authority for the income tax of the enterprise distributing the income shall be the competent tax authority;

●	the withholding obligator shall declare and pay the withheld tax to the competent tax authority in the place where such withholding obligator is located with seven days from the date of occurrence of the withholding obligation;

●	where the income obtained by the withholding obligator and required to be withheld at source is in the form of dividends, extra dividends or any other equity investment gains, the date of occurrence of the obligation for withholding relevant payable tax is the date of actual payment of the dividends, extra dividends or other equity investment gains;

●	for the income tax required to be withheld under Article 37 of the EIT Law, if the withholding obligator fails to withhold in accordance with the law or is unable to perform its withholding obligation, the nonresident enterprise obtaining the income shall declare and pay the tax not withheld to the competent tax authority of the place of the occurrence of the income in accordance with Article 39 of the EIT Law and complete the Form of Report on Withholding of Enterprise Income Tax of the People’s Republic of China; where the nonresident enterprise fails to declare and pay tax in accordance with Article 39 of the EIT Law, the tax authority may order it to pay the tax within a specified time limit and the nonresident enterprise shall declare and pay the tax within the time limit determined by the tax authority; the nonresident enterprise that declares and pays the tax voluntarily before the tax authority orders it to pay tax within a specified time limit shall be deemed as having paid tax as scheduled;

●	the competent tax authority may require the taxpayer, withholding obligator and relevant parties with knowledge of relevant information to provide the contracts and other relevant materials relating to the withholding of tax. The withholding obligator shall set up the account books for withholding and payment of tax and file of contracts and materials to accurately record the withholding and payment of nonresident enterprise income tax; and

●	where the withholding obligator fails to withhold the tax required to be withheld under Article 37 of the EIT Law, the competent tax authority of the place where the withholding obligator is located shall order the withholding obligator to make up for the withholding of tax in accordance with Article 23 of the Administrative Punishment Law of the People’s Republic of China and hold the withholding obligator liable in accordance with the law; if recovery of tax payment from the taxpayer is necessary, the competent tax authority of the place where the income occurs shall implement the recovery in accordance with the law. If the place where the withholding obligator is located is different from the place where the income occurs, the competent tax authority of the place of occurrence of the income that is responsible for recovering the tax payment shall give notice to the competent tax authority of the place where the withholding obligator is located for verifying relevant information. The competent tax authority of the place where the withholding obligator is located shall, within five working days from the date where it is determined that the payable tax is not withheld in accordance with the law, send the Contact Letter for Nonresident Enterprise Tax Matters to the competent tax authority of the place of occurrence of income and notify the latter of the tax-related matters of the nonresident enterprise.

Where nonresident investors were involved in our private equity financing, if such transactions were determined by the tax authorities to lack reasonable commercial purpose, we and our nonresident investors may become at risk of being required to file a return and taxed under SAT Bulletin 7 and/or SAT Bulletin 37 and we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to establish that we should not be held liable for any obligations under SAT Bulletin 7 and/or SAT Bulletin 37.

PRC Value-added Tax in Lieu of Business Tax

On January 1, 2012, the Chinese State Council officially launched a pilot value-added tax reform program, or Pilot Program, applicable to businesses in selected industries. Businesses in the Pilot Program would pay value-added tax, or VAT, instead of business tax. Pilot industries in Shanghai include industries involving the leasing of tangible movable property, transportation services, product development and technical services, information technology services, cultural and creative services, logistics and ancillary services, certification and consulting services. According to official announcements made by competent authorities in Beijing and Guangdong Province, Beijing launched the same Pilot Program on September 1, 2012, and Guangdong Province launched its pilot program on November 1, 2012. On May 24, 2013, the Ministry of Finance and the State Administration of Taxation issued the Circular on Tax Policies in the Nationwide Pilot Collection of Value Added Tax in Lieu of Business Tax in the Transportation Industry and Certain Modern Services Industries, or the Pilot Collection Circular. The scope of certain modern services industries under the Pilot Collection Circular extends to the inclusion of radio and television services. On August 1, 2013, the Pilot Program was implemented throughout China. On December 12, 2013, the Ministry of Finance and the SAT issued the Circular on the Inclusion of the Railway Transport Industry and Postal Service Industry in the Pilot Collection of Value-added Tax in Lieu of Business Tax, or the 2013 VAT Circular. Among the other things, the 2013 VAT Circular abolished the Pilot Collection Circular, and refined the policies for the Pilot Program. On April 29, 2014, the Ministry of Finance and the SAT issued the Circular on the Inclusion of Telecommunications Industry in the Pilot Collection of Value-added Tax in Lieu of Business Tax. On March 23, 2016, the Ministry of Finance and the SAT issued the Circular on the Comprehensive Promotion of the Pilot Program of the Collection of Value-added Tax in Lieu of Business Tax. Effective from May 1, 2016, the PRC tax authorities collect VAT in lieu of business tax on a trial basis within the territory of China, and in industries such as construction industries, real estate industries, financial industries and living service industries. Some of our subsidiaries as a small-scale taxpayer will be required to pay VAT at a tax rate of 3% for the services. On March 20, 2019, the Ministry of Finance, the SAT and the General Administration of Customs announced the VAT rate of 16% for sales of goods is reduced to 13% effective from April 1, 2019.

PRC Laws and Regulations Relating to Foreign Exchange

Regulations on Loans to and Direct Investment in the PRC Entities by Offshore Holding Companies

According to the Implementation Rules for the Provisional Regulations on Statistics and Supervision of Foreign Debt promulgated by the SAFE on September 24, 1997 and the Interim Provisions on the Management of Foreign Debts promulgated by the SAFE, the NDRC and the MOF that became effective from March 1, 2003, loans by foreign companies to their subsidiaries in China, which accordingly are foreign-invested enterprises, are considered foreign debts. Pursuant to the Measures for the Administration of Foreign Debt Registration issued by the SAFE on April 28, 2013 and the Notice on Matters concerning the Macro-Prudential Administration of Full-Covered Cross-Border Financing issued by the PBOC on January 11, 2017, the total amount of accumulated foreign debt borrowed by a foreign-invested enterprise is subject to a upper limit calculated based on a statutory formula, and the foreign-invested enterprise is required to file with the SAFE after entering into relevant foreign debt contract and within at least three business days before drawing any money from the foreign debts.

According to applicable PRC regulations on foreign-invested enterprises, if a foreign holding company makes capital contributions to its PRC subsidiaries, which are considered foreign-invested enterprises, the PRC subsidiaries must file with the MOFCOM or its local counterpart in connection with the increase of its registered capital.

Foreign Currency Exchange

Pursuant to the Foreign Exchange Administration Rules, as amended from time to time up until the date of this proxy statement/prospectus, and various regulations issued by SAFE and other relevant PRC government authorities, Renminbi is freely convertible to the extent of current account items, such as trade and service-related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, unless expressly exempted by laws and regulations, still require prior approval from the SAFE or its provincial branch for conversion of Renminbi into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside of China. Payments for transactions that take place within China shall be made in Renminbi. Foreign currency revenue received by PRC companies may be repatriated into China or retained outside of China in accordance with requirements and terms specified by the SAFE.

Under the Foreign Exchange Administration Rules, foreign-invested enterprises in China may, without the approval of the SAFE, make a payment from their foreign exchange accounts at designated foreign exchange banks for paying dividends with certain evidencing documents (e.g., board resolutions and tax certificates), or for trade and services-related foreign exchange transactions by providing commercial documents evidencing such transactions. They are also allowed to retain foreign currency (subject to a cap approved by the SAFE) to satisfy foreign exchange liabilities. In addition, foreign exchange transactions involving overseas direct investment or investment and trading in securities and derivative products abroad are subject to registration with the SAFE or its local counterparts and approval from or filling with other relevant PRC government authorities, if necessary.

Regulations Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, issued by the SAFE and becoming effective on July 4, 2014, regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing and conduct round trip investment in China. Under SAFE Circular 37, an SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while “round trip investment” refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises within the PRC through a new entity, merger or acquisition and other ways to obtain the ownership, control rights and management rights. SAFE Circular 37 requires that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. In the event of any change in the basic information such as the domestic individual shareholder, name, operation term, etc. in connection with such SPV, or if there is a capital increase, decrease, equity transfer or swap, merge, spinoff or other material changes in connection with such SPV, the PRC residents or entities shall complete foreign exchange alteration registration formality for offshore investment. SAFE Circular 37 further provides that option or share-based incentive tool holders of a non-listed SPV can exercise the options or share incentive tools to become a shareholder of such non-listed SPV, subject to registration with SAFE or its local branch. In addition, according to the procedural guidelines as attached to SAFE Circular 37, PRC residents or entities are only required to register the SPV directly established or controlled (first level).

On February 13, 2015, the SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

Regulations on Share Incentive Plans

Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plan of an Overseas Publicly Listed Company, or SAFE Circular 7, which was issued by the SAFE in February 2012, the domestic individuals, including PRC citizens and non-PRC citizens residing in China for a continuous period of not less than one year (but excluding the foreign diplomatic personnel and representatives of international organizations), who participate in any share incentive plan of an overseas publicly listed company, such as its employees, directors, supervisors and other senior management, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and certain other procedures are also required to be completed. Failure to complete the SAFE registrations may result in fines and legal sanctions on such domestic individuals and may also limit their capability to contribute additional capital into the wholly foreign-owned subsidiary in China and further limit such subsidiary’s capability to distribute dividends.

In addition, the State Administration of Taxation has issued certain circulars concerning employee share options or restricted shares. Under these circulars, the employees working in the PRC will be subject to PRC individual income tax when they exercise share options or are granted restricted shares. The PRC subsidiaries of such overseas listed company have the obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes levied on those employees exercising their share options. If the employees fail to pay or the PRC subsidiaries fail to withhold their income taxes according to relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

Provisions on the Merger and Acquisition of Domestic Enterprises by Foreign Investors (Revised in 2009)

Under the Provisions on the Merger and Acquisition of Domestic Enterprises by Foreign Investors (Revised in 2009), or the M&A Rules, a foreign investor is required to obtain necessary approvals when (1) such foreign investor acquires any equity interests or subscribes for any new equity interests in a domestic enterprise whereby such domestic enterprise is converted into a foreign-invested enterprise; or (2) such foreign investor establishes a foreign-invested enterprise, which then purchases and operates the assets of a domestic enterprise, or such foreign investor purchases the assets of a domestic enterprise and then injects those assets into a foreign-invested enterprise. According to Article 11 of the M&A Rules, where a domestic enterprise or a domestic natural person, through an overseas company established or controlled by it/him/her, acquires a domestic company which is related to or connected with it/him/her, approval from the MOFCOM is required.

For a detailed description of the risks associated with the M&A Rules, see “Risk Factors—Risks Related to Doing Business in the PRC—Certain PRC regulations, including the M&A Rules and national security regulations, may require a complicated review and approval process which could make it difficult for us to pursue growth through acquisitions in China.”

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Holdco

The following table sets forth information regarding the beneficial ownership of Holdco ordinary shares as of the record date:

●	each person known by EdtechX to be the beneficial owner of more than 5% of EdtechX’s outstanding shares of common stock either on the record date or after the consummation of the Mergers;

●	each of EdtechX’s current executive officers and directors and all of EdtechX’s executive officers and directors as a group; and

●	each person who will become an executive officer or director of Holdco upon consummation of the Mergers and all of Holdco’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

	Pre-Business Combination(2)			Post-Business Combination			Post-Business Combination
				Assuming No Redemptions(3)			Assuming Max Redemptions(4)
Name of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Shares of Common Stock	Amount and Nature of Beneficial Ownership		% of Total Voting Power	Amount and Nature of Beneficial Ownership		% of Total Voting Power
Benjamin Vedrenne-Cloquet	1,156,250	(5)	14.6%	3,207,500		5.50%	3,207,500		6.03%
Charles McIntyre	1,156,250	(5)	14.6%	3,207,500		5.50%	3,207,500		6.03%
Rory Henson	-	(6)	0	0		0	-		0
Peter C. Davis	-	(6)	0	0		0	-		0
Zelmira Koch Polk	-	(6)	0	0		0	-		0
Vincent Camerlynk	-	(6)	0	0		0	-		0
Marcelo G. Di Rosa	-	(7)	0	0		0	-		0
All directors and officers as a group (Pre-Business Combination) (7 persons)	1,156,250		14.6%	3,207,500		5.50%	3,207,500		6.03%

Benjamin Vedrenne-Cloquet	1,156,250	(5)	14.6%	3,207,500		5.70%	3,207,500		6.03%
Charles McIntyre	1,156,250	(5)	14.6%	3,207,500		5.70%	3,207,500		6.03%
Jishuang Zhao	-		-	14,056,593	(13)	24.97%	14,056,593	(13)	27.50%
Siguang Peng	-		-	7,103,154	(14)	12.62%	7,103,154	(14)	13.90%
Yupeng Guo	-		-	6,730,146	(15)	11.95%	6,730,146	(15)	13.17%
Yongchao Chen	-		-	*	(16)	*	*	(16)	*
Yanli Chen	-		-	-		0	-		0
Zhiyi Xie	-		-	-		0	-		0
Ying Chen	-		-	-		0	-		0
Ng Kwok Yin			0	-		0	-		0
All directors and executive officers as a group (Post-Business Combination) (10 persons)	1,156,250		14.6%	31,354,604		53.74%	31,354,604		58.98%

IBIS Capital Sponsor LLC	416,000		5.3%	1,154,059		2.02%	1,154,059		2.23%
IBIS Capital Sponsor II LLC	740,250		9.4%	2,053,442		3.56%	2,053,442		3.92%
Azimut Enterprises Holdings S.r.l.	125,000		1.6%	125,000		*	125,000		*
Cofircont Compagnia Fiduciaria S.r.l.	262,500		3.3%	262,500		*	262,500		*
Polar Asset Management Partners Inc.	401,400	(8)	5.1%	401,400		*	401,400		*
Karpus Investment Management	769,925	(9)	11.2%	769,925		1.37%	769,925		1.51%
Weiss Asset Management	572,786	(10)	7.24%	572,786		1.02%	572,786		1.12%
HSBC Global Asset Management (UK) Ltd.	672,000	(11)	8.50%	672,000		1.19%	672,000		1.31%
K2 Principal Fund, L.P.	499,133	(12)	6.3%	499,133		*	499,133		*

JZ Education Investment	0		0	14,056,593	(13)	24.97%	14,056,593	(13)	27.50%
AP Education Investment	0		0	7,103,154	(14)	12.62%	7,103,154	(14)	13.90%
RG Education Investment	0		0	6,730,146	(15)	11.95%	6,730,146	(15)	13.17%
MLZ Investment Management Limited	0		0	4,535,122	(16)	8.06%	4,535,122	(16)	8.87%
Entities affiliated with Daoge	0		0	5,450,364	(17)	9.68%	5,450,364	(17)	10.66%

*	Less than 1 percent

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o EdtechX Holdings Acquisition Corp., 22 Soho Square, London, W1D 4NS, United Kingdom.

(2)	The pre-business combination percentage of beneficial ownership in the table above is calculated based on 7,906,250 shares of EdtechX common stock outstanding as of the record date. The amount of beneficial ownership does not reflect the ordinary shares issuable as a result of EdtechX’s warrants as such warrants may not be exercisable within 60 days. Unless otherwise indicated, EdtechX believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them prior to the business combination.

(3)	The post-business combination percentage of beneficial ownership is calculated based on 56,297,857 ordinary shares of Holdco outstanding. Such amount assumes that no EdtechX public shareholders properly elect to convert their shares into cash, no Cash Election is made, and without taking into effect securities which may be issued pursuant to the Azimut Investment or in a Financing. The amount of beneficial ownership for each individual or entity post-business combination includes Holdco ordinary shares issuable as a result of EdtechX’s warrants as such warrants will become exercisable upon consummation of the business combination. The holders of ordinary shares are entitled to one vote per share. Unless otherwise indicated, EdtechX believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them upon consummation of the business combination.
(4)	The post-business combination percentage of beneficial ownership is calculated based 51,110,763 ordinary shares of Holdco outstanding. Such amount assumes that EdtechX shareholders exercise their conversion rights with respect to a maximum of 2,593,547 shares of common stock upon consummation of the Mergers at a conversion price of approximately $10.34 per share, no Cash Election is made, and without taking into effect securities which may be issued pursuant to the Azimut Investment or in a Financing. The maximum conversion amount is derived from the $5,000,001 minimum net tangible assets required after giving effect to payments to converting shareholders. The amount of beneficial ownership for each individual or entity post-business combination includes Holdco ordinary shares issuable as a result of EdtechX’s warrants as such warrants will become exercisable upon consummation of the business combination. The holders of ordinary shares are entitled to one vote per share. Unless otherwise indicated, EdtechX believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them upon consummation of the business combination.
(5)	Includes shares held by our sponsors. Each of Messrs. McIntyre and Vedrenne-Cloquet is a managing member of such entities and accordingly share voting and dispositive power over the shares held by such entities. After the business combination, includes 2,051,250 shares of common stock issuable upon the exercise of warrants.
(6)	Does not include any shares held by IBIS Capital Sponsor LLC or IBIS Capital Sponsor II LLC. Mr. Henson is a member of IBIS Capital Sponsor II LLC and Messrs. Davis and Camerlynck and Ms. Polk are members of IBIS Capital Sponsor LLC.
(7)	Does not include any shares held by Cofircont Compagnia Fiduciaria S.r.l. of which Mr. Di Rosa is affiliated.
(8)	Represents 401,400 ordinary shares held by Polar Asset Management Partners Inc. a company incorporated under the laws of Ontario, Canada, which serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF) and certain managed accounts (together with PMSMF, the "Polar Vehicles"), with respect to the shares directly held by the Polar Vehicles. The business address of Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada. The information is derived from a Schedule 13G/A filed on February 11, 2020.
(9)	The business address of Karpus Investment Management, Inc. is 183 Sully's Trail, Pittsford, New York 14534.
(10)	The business address of Weiss Asset Management LP is 222 Berkley Street, 16th Floor, Boston, MA 02116. Information derived from a Schedule 13G on July 19, 2018. Includes 984,900 shares beneficially owned by a private investment partnership of which BIP GP is the sole general partner. Weiss Asset Management is the sole investment manager to the partnership. WAM GP is the sole general partner of Weiss Asset Management and Andrew Weiss is the managing member of WAM GP and BIP GP.
(11)	The business address of HSBC Global Asset Management (UK) Ltd. is Level 36, 8 Canada Square, Canary Wharf, London, X0 E145HQ.
(12)	Represents 499,133 ordinary shares held by Shawn Kimel Investments, Inc., an Ontario corporation (“SKI”), The K2 Principal Fund, L.P., an Ontario limited partnership (the “Fund”), K2 Genpar 2017 Inc., an Ontario corporation and the General Partner to the Fund (“Genpar 2017”), and K2 & Associates Investment Management Inc., an Ontario corporation (“K2 & Associates”). Mr. Gosselin is Vice president of SKI, Secretary of Genpar 2017, and President of K2 & Associates. K2 & Associates is a direct 66.5% owned subsidiary of SKI, and is the investment manager of the Fund. The business address of the foregoing is 2 Bloor St West, Suite 801, Toronto, Ontario, M4W 3E2. The information is derived from a Schedule 13G filed on January 9, 2020.
(13)	Represents 14,056,593 ordinary shares directly held by JZ Education Investment, a business company limited by shares incorporated in British Virgin Islands. JZ Education Investment is controlled by The Zhao Jishuang Family Trust, a trust established under the laws of British Virgin Islands and managed by Conyers Trustee as trustee. Mr. Jishuang Zhao is the settlor of The Zhao Jishuang Family Trust and Mr. Jishuang Zhao and his family members are the trust's beneficiaries. Under the term of this trust, Mr. Jishuang Zhao has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by JZ Education Investment in our Company. The registered office of JZ Education Investment is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.
(14)	Represents 7,103,154 ordinary shares directly held by AP Education Investment, a business company limited by shares incorporated in British Virgin Islands. AP Education Investment is controlled by The Peng Siguang Family Trust, a trust established under the laws of British Virgin Islands and managed by Conyers Trustee as trustee. Mr. Siguang Peng is the settlor of The Peng Siguang Family Trust and Mr. Siguang Peng and his family members are the trust's beneficiaries. Under the term of this trust, Mr. Siguang Peng has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by AP Education Investment in our Company. The registered office of AP Education Investment is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(15)	Represents 6,730,146 ordinary shares directly held by RG Education Investment, a business company limited by shares incorporated in British Virgin Islands. RG Education Investment is controlled by The Guo Yupeng Family Trust, a trust established under the laws of British Virgin Islands and managed by Conyers Trustee as trustee. Mr. Yupeng Guo is the settlor of The Guo Yupeng Family Trust and Mr. Yupeng Guo and his family members are the trust's beneficiaries. Under the term of this trust, Mr. Yupeng Guo has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by RG Education Investment in our Company. The registered office of RG Education Investment is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.
(16)	Represents 4,535,122 ordinary shares directly held by MLZ Investment Management Limited, a business company limited by shares incorporated in British Virgin Islands. MLZ Investment Management Limited is a holding vehicle holding shares for certain director nominee and employees of our Company and is owned as to 1.46% by Yongchao Chen, a director nominee of the Holdco, and 98.54% by certain employees of Meten (none of whom holding more than 5% of shares of the Company on a look-through basis). Ms. Siqi Huang, an employee representative of our Company, as the sole director of MLZ Investment Management Limited, has the power to direct the company with respect to the disposal of, and the exercise of any voting and other rights attached to, the shares held by MLZ Investment Management Limited in our Company. The registered office of MLZ Investment Management Limited is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.
(17)	Represents (i) 1,870,339 ordinary shares held by DG NO. 21 EDUCATION INVESTMENT LIMITED, or DG No.21; and (ii) 3,580,025 ordinary shares held by DG EDUCATION INVESTMENT LIMITED. DG No.21 is wholly owned by No.21 Daoge. DG EDUCATION INVESTMENT LIMITED is owned as to 55.64% by Shenzhen Daoge Development No.2 Investment Fund Partnership (Limited Partnership), or No.2 Daoge and 44.36% by No. 6 Daoge. Each of No.2 Daoge, No. 6 Daoge and No. 21 Daoge is a limited partnership incorporated in China. Shenzhen Daoge Capital Management Co., Ltd. is the general partner of No.2 Daoge, No.6 Daoge and No.21 Daoge, and is controlled by Mr. Chenyang Xu. The registered address of No. 2 Daoge is Room 201, Block A, No.1 Qianwanyi Road, Qianhai Shengang Cooperation Zone, Shenzhen, Guangdong Province, China. The registered address of each of No. 6 Daoge and No. 21 Daoge is Room 3401-3402, Zhong Zhou Building, No. 3088 Jintian Road, Fution Street, Futian District, Shen Zhen, Guangdong Province, China.

EdtechX’s initial stockholders, including its officers and directors, beneficially own [●]% of its issued and outstanding shares of EdtechX common stock as of the record date. Because of the ownership block held by EdtechX’s initial stockholders, such individuals may be able to significantly influence matters requiring approval by EdtechX’s shareholders, including approval of an initial business combination, the election of directors and approval of other significant corporate transactions.

All of the Founders’ Shares outstanding prior to our IPO have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until (1) with respect to 50% of the founders’ shares, the earlier of six months after the date of the consummation of our initial business combination and the date on which the closing price of our shares of common stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (2) with respect to the remaining 50% of the founders’ shares, sis months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their shares for cash, securities or other property.

During the escrow period, the holders of the Founders’ Shares will not be able to sell or transfer their securities except for transfers, assignments or sales (i) to our initial stockholders, officers, directors, consultants or their affiliates, (ii) to an initial stockholder’s members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to us for no value for cancellation in connection with the consummation of our initial business combination, or (vii) in connection with the consummation of our initial business combination, by private sales at prices no greater than the price at which the shares were originally purchased, in each case (except for clause (vi) or with our prior consent) where the transferee agrees to the terms of the escrow agreement and to be bound by these transfer restrictions,  but will retain all other rights as our shareholders, including, without limitation, the right to vote their shares and the right to receive cash dividends, if declared. If dividends are declared and payable in shares, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, there will be no liquidation distribution with respect to the Founders’ Shares.

Messrs. McIntyre and Vedrenne-Cloquet and our Sponsors are our “promoters,” as that term is defined under the federal securities laws.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding EdtechX or its securities, the initial stockholders, Meten, Meten’s shareholders and/or their respective affiliates may purchase shares of EdtechX common stock from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock of EdtechX or vote their shares of EdtechX common stock in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares of EdtechX common stock present and entitled to vote at the annual meeting to approve the merger proposal vote in its favor and that EdtechX have in excess of the required amount of closing cash to consummate the Mergers under the Merger Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares of EdtechX, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the EdtechX initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on EdtechX’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of EdtechX at a price lower than market and may therefore be more likely to sell the EdtechX common stock he owns, either prior to or immediately after the annual meeting.

If such transactions are effected, the consequence could be to cause the Mergers to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares of EdtechX common stock by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals to be presented at the annual meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that EdtechX will have in excess of the required amount of cash available to consummate the Mergers as described above.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. EdtechX will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

EdtechX Related Person Transactions

Founder Shares

In May 2018, we issued 1,437,500 shares of common stock to our initial stockholders for $25,000 in cash, at a purchase price of approximately $0.02 per share, in connection with our organization. On August 3, 2018, we effected a stock dividend of 0.1 shares for each outstanding share, resulting in our initial stockholders holding an aggregate of 1,581,250 founders’ shares.

All of the founders’ shares were be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until (1) with respect to 50% of the founders’ shares, the earlier of six months after the date of the consummation of our initial business combination and the date on which the closing price of our shares of common stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (2) with respect to the remaining 50% of the founders’ shares, six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares for cash, securities or other property. The holders of the founders’ shares have agreed (A) to vote any shares owned by them in favor of any proposed business combination, (B) not to convert any shares in connection with a stockholder vote to approve a proposed initial business combination or any amendment to our charter documents prior to consummation of an initial business combination or sell any shares to us in a tender offer in connection with a proposed initial business combination and (C) that the founders’ shares shall not participate in any liquidating distribution from the trust account upon winding up if a business combination is not consummated.

Private Placement Warrants

Our Sponsors, the Azimut Investors and Chardan, as representative of the underwriters in the initial public offering purchased an aggregate of 3,780,000 Private Placement Warrants for a total purchase price of $3,780,000. The Private Placement Warrants are identical to the public warrants except that the Private Placement Warrants: (i) will not be redeemable by us and (ii) may be exercised for cash or on a cashless basis so long as they are held by the initial purchasers or any of their permitted transferees. The initial purchasers have agreed not to transfer, assign or sell any of the Private Placement Warrants and underlying securities (except to certain permitted transferees) until the completion of our initial business combination.

Forward Purchase Contract

The Azimut Investor entered into a Forward Purchase Contract with EdtechX to purchase, in a private placement to occur concurrently with the consummation of the Mergers, up to 2,000,000 of units at $10.00 per unit (or up to an aggregate purchase price of $20,000,000), on substantially the same terms as the sale of units in EdtechX’s initial public offering. In connection with the execution of the Merger Agreement, the Azimut Investor irrevocably consented to purchase up to 2,000,000 units at the closing of the transactions contemplated by the Merger Agreement. The exact number of units to be purchased by the Azimut Investor will be determined by EdtechX and Holdco based on the capital needs in connection with the Mergers. See the section of this proxy statement/prospectus titled “The Merger Proposal – Related Agreements or Arrangements - Forward Purchase Contract”.

Loans and Advances

In order to meet our working capital needs following the consummation of our initial public offering, our initial stockholders, officers and directors or their affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment.

On June 26, 2018, IBIS Capital Sponsor LLC agreed to loan the Company an aggregate of up to $125,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (“Note”). This loan was non-interest bearing and payable on the earlier of September 30, 2019 or the completion of the Initial Public Offering. In addition to this Note, the Company had received additional advances of approximately $85,000 from the Sponsor for offering related expenses. The Note of $125,000 was repaid in full on October 10, 2018, and the advances from related party of approximately $85,000 still remains outstanding.

On September 19, 2019, the Company issued a convertible note (“Convertible Note”) to the Sponsor, pursuant to which the Sponsor agreed to provide a Working Capital loan to the Company for an aggregate of $270,000. The Convertible Note was non-interest bearing and payable upon the completion of the initial Business Combination. The Company received the entire $270,000 of loan proceeds in October 2019. The Company intends to repay the outstanding loans in cash upon closing of the Mergers.

Administrative Support Agreement

The Company agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay IBIS Capital Limited, an affiliate of certain of the Company’s officers and directors, a total of $10,000 per month for certain general and administrative services, including office space, utilities and administrative support.

EdtechX’s Related Party Policy

Our Code of Ethics, which we adopted upon consummation of our initial public offering, requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

We also require each of our directors and executive officers to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Meten’s Related Person Transactions

See “Business of Meten – Our Corporate and Shareholding Structure—Contractual Arrangements with our VIEs and Their Respective Shareholders” for a description of the contractual arrangements between Meten’s PRC subsidiaries, VIEs and the shareholders of VIEs.

Amount due from related parties

As of December 31, 2017 and 2018, and September 30, 2019, Meten had amounts due from Zhongshi Qile (Beijing) Culture Media Co., Ltd., or Zhongshi Culture, one of Meten’s then fellow subsidiaries, of RMB236,000, RMB879,000 (US$122,977) and RMB454,000 (US$63,517), respectively, for various expenses in relation to Meten’s daily operation and employee compensation paid by Shenzhen Meten on behalf of Zhongshi Culture.

As of December 31, 2017 and 2018, and September 30, 2019, Meten had amounts due from Shenzhen Meifu English Information Consulting Co., Ltd., or Meifu English, one of Meten’s then fellow subsidiaries, of RMB58.3 million, RMB14.5 million (US$2.0 million) and RMB4.6 million (US$0.6 million), respectively, for various expenses in relation to daily operation and employee compensation paid by Shenzhen Meten on behalf of Meifu English.

As of December 31, 2017 and 2018, Meten had amounts due from Boston Global Education, INC, or Boston Global, one of Meten’s then fellow subsidiaries, of RMB22,000 and nil, respectively. Such amount was incurred for various expenses in relation to Meten’s daily operation paid by Shenzhen Meten on behalf of Boston Global and was settled in 2018.

As of December 31, 2017 and 2018, Meten had amounts due from Meten (USA) Investment Holding Corporation, or Meten USA, which was one of Meten’s then fellow subsidiaries, of RMB4.9 million and nil, respectively. Such amount was incurred for various expenses in relation of daily operation and employee compensation paid by Shenzhen Meten on behalf of Meten USA and was settled in 2018.

As of December 31, 2017 and 2018, Meten had amounts due from Shenzhen Sikete Education Technology Co., Ltd., or Shenzhen Sikete, Meten’s of Meten’s associates, of RMB187,000 and nil, respectively. Such amount was incurred for various expenses in relation of daily operation paid by Shenzhen Meten on behalf of Shenzhen Sikete and was settled in 2018.

As of December 31, 2017 and 2018, and September 30, 2019, we had amounts due from Xiamen Siming District Meten ELT School, or Xiamen Siming Meten School, one of Meten’s then fellow subsidiaries, of RMB3.8 million, RMB245,000 (US$34,277) and RMB401,000 (US$56,102), respectively, for various expenses paid by Shenzhen Meten on behalf of Xiamen Siming Meten School.

As of December 31, 2017 and 2018, and September 30, 2019, Meten had amounts due from Mr. Jishuang Zhao, Mr. Siguang Peng and Mr. Yupeng Guo, Meten’s co-founders, of RMB10.0 million and RMB13.0 million (US$1.8 million) and nil, respectively, for movie production expenses paid by Shenzhen Meten on behalf of Mr. Jishuang Zhao, Mr. Siguang Peng and Mr. Yupeng Guo.

As of December 31, 2017 and 2018, and September 30, 2019, Meten had amounts due from Oxford International College Chengdu School, or Chengdu School, one of Meten’s then fellow subsidiaries, of nil, RMB54,000 (US$7,555) and RMB49,000 (US$6,855), respectively, for various expenses paid by Shenzhen Meten on behalf of Chengdu School.

As of December 31, 2017 and 2018, and September 30, 2019, Meten had amounts due from Meten International Educational Talent Management Service (Shenzhen) Co., Ltd., or Meten Talent Service, one of Meten’s then fellow subsidiaries, of nil, RMB12,000 (US$1,679) and RMB3.3 million (US$0.5 million), respectively, for various expenses paid by Shenzhen Meten on behalf of Meten Talent Service.

As of September 30, 2019, Meten had amount due from Shenzhen Meten Overseas Education, Consulting Co., Ltd., or Shenzhen Meten Overseas, one of Meten’s associates, of RMB56,000 (US$7,835 ), for various expenses paid by Shenzhen Meten on behalf of Shenzhen Meten Overseas.

As of September 30, 2019, Meten had amount due from Shenzhen Shuangge Technology Co., Ltd., or Shenzhen Shuangge, one of Meten’s associates, of RMB18,000  (US$2,518 ), for various expenses paid by Shenzhen Meten on behalf of Shenzhen Shuangge.

As of September 30, 2019, Meten had amount due from Shenzhen Yilian Education Investment Co., Ltd, or Shenzhen Yilian Education, one of Meten’s associates, of RMB10,000 (US$1,399), for various expenses paid by Shenzhen Meten on behalf of Shenzhen Yilian Education.

Amount due to related parties

As of December 31, 2017 and 2018, and September 30, 2019, Meten had amounts due to Meifu English of RMB410,000, RMB5.6 million (US$0.8 million) and RMB12,000 (US$1,679), respectively, for employee compensation paid by Meifu English on behalf of Shenzhen Meten.

As of December 31, 2017 and 2018, and September 30, 2019, Meten had amounts due to Xiamen Siming Meten School of RMB509,000, nil and RMB19,000 (US$2,658), respectively. Such amount was incurred for various expenses in relation to daily operation paid by Xiamen Siming Meten School on behalf of Shenzhen Meten.

As of December 31, 2017 and 2018, and September 30, 2019, Meten had amounts due to Chengdu School, one of Meten’s then fellow subsidiaries, of RMB8.4 million, RMB12.3 million (US$1.7 million) and RMB4,000 (US$560), respectively, as a result of the reorganization of Meten.

As of December 31, 2018, and September 30, 2019, Meten had amount due to Liketou (HK) Co., Ltd., or Liketou, an entity under significant influence of a member of Meten senior management, of RMB2.1 million (US$0.3 million) and nil, respectively, because the salary of certain of Meten’s foreign teachers was paid by Liketon on behalf of Shenzhen Meten and was settled in 2019.

As of September 30, 2019, Meten had amount due to Shenzhen Shuangge, of RMB749,000 (US$104,789), which was incurred for various expenses relating to daily operations.

As of September 30, 2019, Meten had amount due to Xiamen Hanen, of RMB249,000 (US$34,836), which was incurred for various expenses relating to daily operations.

Holdco’s Related Person Policy

Upon consummation of the Mergers, Holdco will adopt a related party policy that will require it (and its subsidiaries, including EdtechX and Meten) to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except as approved by unconflicted executives, the board of directors, or audit committee in accordance with guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as Mergers in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 or one percent of the average of the company’s total assets at year-end for the last two completed fiscal years, (2) Holdco or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Holdco’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Holdco’s audit committee, pursuant to its written charter, will be responsible for reviewing and approving related party transactions to the extent it enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related person transaction, including whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. Holdco will require each of its directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

DESCRIPTION OF HOLDCO SECURITIES

The following description of the material terms of the share capital of Holdco following the Mergers includes a summary of specified provisions of the constitution of Holdco that will be in effect upon completion of the Mergers. This description is qualified by reference to Holdco’s constitution as will be in effect upon consummation of the Mergers, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

Holdco was incorporated as an exempted company with limited liability under the Companies Law, Cap.22 (Law 3 of 1961, consolidated and revised) of the Cayman Islands, or Companies Law, on September 27, 2019, and Holdco’s affairs are governed by its memorandum and articles of association  (as amended) and the Companies Law and the common law of the Cayman Islands.

As of the date of this proxy statement/prospectus, Holdco’s authorized share capital was US$50,000 divided into 500,000,000 ordinary shares each with a par value of US$0.0001.

The following are summaries of material provisions of Holdco’s amended and restated memorandum and articles of association to be in effect assuming approval of all of the charter proposals and upon consummation of the Mergers, and the Companies Law insofar as they relate to the material terms of Holdco’s ordinary shares.

Ordinary Shares

General. Holdco has one outstanding ordinary share, which is fully paid and non-assessable. Shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends. The holders of Holdco ordinary shares are entitled to such dividends as may be declared by the Holdco board of directors. Dividends may be declared and paid out of the funds legally available therefor. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

Classes of Ordinary Shares. Holdco has only one class of Ordinary Shares with all shares carrying equal rights and ranking pari passu with one another

Voting Rights. In respect of all matters subject to a shareholders’ vote, holders of Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. Each Ordinary Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of Holdco. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders representing not less than 10% of the total voting rights of all the shareholders present in person or by proxy entitled to vote.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting and includes a unanimous written resolution. A special resolution will be required for important matters such as a change of name, reducing the share capital or making changes to Holdco’s amended and restated memorandum and articles of association to be in effect assuming approval of all of the charter proposals and upon consummation of the Mergers.

Transfer of Ordinary Shares. Subject to the restrictions contained in the Lock-Up Agreements, Amended Stock Escrow Agreement, and as otherwise set forth in the Merger Agreement, and subject to any further restrictions contained in Holdco’s amended and restated articles of association, any of Holdco shareholder may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by Holdco’s board of directors.

Holdco’s board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Holdco’s board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged at the registered office of us or such other place at which the principal register is kept in accordance with the law or the registration office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do);

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	a fee of such maximum sum as Nasdaq may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If Holdco’s directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of Nasdaq, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.

Liquidation. On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by Holdco’s shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Holdco’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. The Companies Law and Holdco’s amended and restated articles of association permit Holdco to purchase its own shares. In accordance with Holdco’s amended and restated articles of association and provided the necessary shareholders or board approval have been obtained, Holdco may issue shares on terms that are subject to redemption, at Holdco’s option or at the option of the holders of these shares, on such terms and in such manner, including out of capital, as may be determined by Holdco’s board of directors.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by at least a two-thirds majority of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be materially adversely varied by or abrogated by, inter alia, the creation or allotment or issue of further shares ranking pari passu with or subsequent to such existing class of shares.

General Meetings of Shareholders. Shareholders’ meetings may be convened by a majority of the board of directors or the chairman of the board of directors, and they shall on a member’s requisition forthwith proceed to convene a general meeting. A member’s requisition is a requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding shares of Holdco that as at the date of the deposit carry the right to vote at general meetings of Holdco. Advance notice of at least ten calendar days is required for the convening of Holdco’s annual general shareholders’ meeting and any other general meeting of shareholders, provided that a general meeting of Holdco shall be deemed to have been duly convened if it is so agreed:

(i)	in the case of an annual general meeting by all the shareholders (or their proxies) entitled to attend and vote thereat; and

(ii)	in the case of an extraordinary general meeting, by two-thirds (2/3) of the shareholders having a right to attend and vote at the meeting, present in person or by proxy or, in the case of a corporation or other non-natural person, by its duly authorized representative or proxy.

Any action required or permitted to be taken at any annual or extraordinary general meetings may be taken only upon the vote of the shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with the articles of association of the Holdco and the Companies Law and may not be taken by written resolution of shareholders without a meeting.

Voting Rights Attaching to the Shares. Subject to any rights and restrictions for the time being attached to any Holdco ordinary share, on a show of hands every shareholder present in person and every person representing a shareholder by proxy shall, at a shareholders’ meeting, each have one vote and on a poll every shareholder and every person representing a shareholder by proxy shall have one vote for each Share of which he or the person represented by proxy is the holder.

Inspection of Books and Records. Holders of Holdco ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of Holdco’s list of shareholders or corporate records. However, Holdco will in provide shareholders with the right to inspect the list of shareholders and to receive annual audited financial statements. See “Where You Can Find More Information.”

Changes in Capital. Holdco may from time to time by ordinary resolution:

●	increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe;

●	divide the shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by our shareholders, as the board of directors may determine

●	consolidate and divide all or any of the share capital into shares of a larger amount than the existing shares;

●	subdivide the existing shares, or any of them into shares of a smaller amount; or

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

Holdco may by special resolution, subject to any confirmation or consent required by the Companies Law, reduce its share capital or any capital redemption reserve in any manner permitted by law.

Indemnification of Directors and Officers. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Holdco’s memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

History of Security Issuances

To date, the only security issued by Holdco is one fully paid ordinary share. This ordinary share was issued to Mr. Yupeng Guo.

Transfer Agent and Registrar

Upon the completion of the Mergers, the transfer agent and registrar for Holdco’s ordinary shares in the United States will be Continental Stock Transfer & Trust Company.

Listing

Holdco intends to apply for the listing of the Holdco ordinary shares and warrants on Nasdaq under the symbols “[●]” and “[●],” respectively.

DISSENTER’S RIGHTS

EdtechX stockholders do not have dissenter's rights under Delaware law in connection with the Mergers.

SHAREHOLDER PROPOSALS

As a foreign private issuer that elects to follow related home country practice, the Holdco is not required to hold an annual meeting of the shareholders, but the Holdco may elect to hold annual shareholders meeting for purposes of investor relations.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with EdtechX’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of EdtechX Holdings Acquisition Corp., c/o IBIS Capital Limited, 22 Soho Square, London, United Kingdom W1D 4NS. Following the Mergers, such communications should be sent in care of Holdco at its principal and registered office which will be located at 3rd Floor, Tower A, Tagen Knowledge & Innovation Center, 2nd Shenyun West Road, Nanshan District, Shenzhen, Guangdong Province 518045, The People’s Republic of China. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The financial statements of Meten as of December 31, 2017 and 2018, and for each of the years in the three-year period ended December 31, 2018 have been included herein in reliance upon the report of KPMG Huazhen LLP, an independent registered public accounting firm, appearing elsewhere herein, and are upon the authority of said firm as experts in accounting and auditing.

The financial statements of EdtechX as of December 31, 2018, and for the period from May 15, 2018 (inception) through December 31, 2018, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of Marcum LLP as experts in auditing and accounting.

Representatives of Marcum LLP will be present at the stockholder meeting or will be available by telephone with the opportunity to make statements and to respond to appropriate questions.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, EdtechX and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of EdtechX’s proxy statement. Upon written or oral request, EdtechX will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy was delivered and who wishes to receive separate copies. Stockholders receiving multiple copies of the proxy statement may likewise request that EdtechX deliver single copies of such documents in the future. Stockholders may notify EdtechX of their requests by calling or writing EdtechX at its principal executive offices at c/o IBIS Capital Limited, 22 Soho Square, London, United Kingdom W1D 4NS or +44 207 070 7080. Following the Mergers, such requests should be made by calling or writing Holdco at its principal and registered office which will be located at 3rd Floor, Tower A, Tagen Knowledge & Innovation Center, 2nd Shenyun West Road, Nanshan District, Shenzhen, Guangdong Province 518045, The People’s Republic of China, +86 755 8294 5250.

WHERE YOU CAN FIND MORE INFORMATION

EdtechX files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on EdtechX at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

This proxy statement/prospectus incorporates important business and financial information about the parties that is not included in or delivered with the proxy statement/prospectus. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

All information contained in this document relating to EdtechX has been supplied by EdtechX, and all such information relating to Meten has been supplied by Meten. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Mergers, you should contact via phone or in writing:

Mr. Benjamin Vedrenne-Cloquet

EdtechX Holdings Acquisition Corp.

c/o IBIS Capital Limited
22 Soho Square
London, United Kingdom W1D 4NS
Telephone: +44 207 070 7080

INDEX TO FINANCIAL STATEMENTS

EDTECHX HOLDINGS ACQUISITION CORP.

EdtechX Holdings Acquisition Corp. – Unaudited Financial Statements

Financial Statements

Condensed Balance Sheets as of September 30, 2019 (Unaudited) and December 31, 2018	F-2

Unaudited Condensed Statements of Operations for the three months ended September 30, 2019 and 2018, for the nine months ended September 30, 2019, and for the period from May 15, 2018 (inception) through September 30, 2018	F-3

Unaudited Condensed Statements of Changes in Stockholders’ Equity for the nine months ended September 30, 2019 and for the period from May 15, 2018 (inception) through September 30, 2018	F-4

Unaudited Condensed Statements of Cash Flows for the nine months ended September 30, 2019 and for the period from May 15, 2018 (inception) through September 30, 2018	F-5

Notes to Unaudited Condensed Financial Statements	F-6

EdtechX Holdings Acquisition Corp. – Audited Financial Statements

Meten International Education Group

Unaudited Condensed Consolidated Balance Sheet as of December 31, 2018 and September 30, 2019	F-89
Unaudited Condensed Consolidated Statements of Comprehensive Income/(Loss) for the Nine Months ended September 30, 2018 and 2019	F-93
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the Nine Months ended September 30, 2019	F-94
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2018 and 2019	F-95
Notes to the Unaudited Condensed Consolidated Financial Statements for the Nine Months ended September 30, 2018 and 2019	F-97

METEN EDTECHX EDUCATION GROUP LTD.

EDTECHX HOLDINGS ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(Unaudited)
Assets:
Current assets:
Cash	$303,128	$667,399
Prepaid expenses	75,637	63,618
Total current assets	378,765	731,017
Cash and marketable securities held in Trust Account	65,412,193	64,516,435
Total assets	$65,790,958	$65,247,452

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$124,827	$36,522
Advances from related party	85,322	85,322
Franchise tax payable	30,600	54,192
Income tax payable	152,000	55,334
Total current liabilities	392,749	231,370
Deferred underwriting commissions	1,225,000	1,225,000
Total liabilities	1,617,749	1,456,370

Commitments
Common stock, $0.0001 par value; 5,739,399 and 5,775,155 shares subject to possible redemption at $10.31 and $10.18 per share at September 30, 2019 and December 31, 2018, respectively	59,173,204	58,791,078

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value; 25,000,000 shares authorized; 2,166,851 and 2,131,095 shares issued and outstanding (excluding 5,739,399 and 5,775,155 shares subject to possible redemption) at September 30, 2019 and December 31, 2018, respectively	217	213
Additional paid-in capital	4,565,794	4,947,924
Retained earnings	433,994	51,867
Total stockholders’ equity	5,000,005	5,000,004
Total Liabilities and Stockholders’ Equity	$65,790,958	$65,247,452

The accompanying notes are an integral part of these unaudited condensed financial statements.

EDTECHX HOLDINGS ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended September 30,		For the nine months ended September 30,	For the period from May 15, 2018 (inception) through September 30,
	2019	2018	2019	2018
General and administrative expenses	$149,801	$7,334	$440,556	$8,197
Franchise tax expense	21,102	-	67,346	-
Loss from operations	(170,903)	(7,334)	(507,902)	(8,197)

Other income (loss):
Interest earned on marketable securities held in Trust	355,212	-	1,214,150	-
Unrealized loss on marketable securities held in Trust Account	(32,977)	-	(83,455)	-
Income (loss) before income tax expense	151,332	(7,334)	622,793	(8,197)
Income tax expense	70,163	-	240,666	-
Net income (loss)	$81,169	$(7,334)	$382,127	$(8,197)

Weighted average shares outstanding, basic and diluted (1)	2,158,094	1,375,000	2,144,682	1,375,000 (2)

Basic and diluted net loss per share	$(0.06)	$(0.01)	$(0.17)	$(0.01)

(1)	This number excludes an aggregate of up to 5,739,399 shares subject to possible redemption at September 30, 2019.

(2)	This number excludes an aggregate of up to 206,250 shares of common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On October 17, 2018, the underwriters exercised the over-allotment option in full; thus, these shares were no longer subject to forfeiture as of October 17, 2018.

The accompanying notes are an integral part of these unaudited condensed financial statements.

EDTECHX HOLDINGS ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the nine months ended September 30, 2019
			Additional		Total
	Common Stock		Paid-In	Retained	Stockholders’
	Shares	Amount	Capital	Earnings	Equity
Balance - January 1, 2019	2,131,095	$213	$4,947,924	$51,867	$5,000,004
Common stock subject to possible redemption	13,170	1	(154,030)	-	(154,029)
Net income	-	-	-	154,034	154,034
Balance - March 31, 2019 (unaudited)	2,144,265	$214	$4,793,894	$205,901	$5,000,009
Common stock subject to possible redemption	13,733	2	(146,925)	-	(146,923)
Net income	-	-	-	146,924	146,924
Balance - June 30, 2019 (unaudited)	2,157,998	$216	$4,646,969	$352,825	$5,000,010
Common stock subject to possible redemption	8,853	1	(81,175)	-	(81,174)
Net income	-	-	-	81,169	81,169
Balance - September 30, 2019 (unaudited)	2,166,851	$217	$4,565,794	$433,994	$5,000,005

	For the period from May 15, 2018 (inception) through September 30, 2018
			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholder’s
	Shares	Amount	Capital	Deficit	Equity
Balance - May 15, 2018 (inception)	-	$-	$-	$-	$-
Issuance of common stock to Sponsor (1)(2)	1,581,250	158	24,842	-	25,000
Net loss	-	-	-	(863)	(863)
Balance - June 30, 2018 (unaudited)	1,581,250	$158	$24,842	$(863)	$24,137
Net loss	-	-	-	(7,334)	(7,334)
Balance - September 30, 2018 (unaudited)	$1,581,250	$158	$24,842	$(8,197)	$16,803

(1)	This number included up to 206,250 shares of common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On October 17, 2018, the underwriters exercised the over-allotment option in full; thus, these shares were no longer subject to forfeiture as of October 17, 2018.

(2)	The share amounts have been retroactively restated to reflect a stock dividend of 0.1 shares for each outstanding share in August 2018.

The accompanying notes are an integral part of these unaudited condensed financial statements.

EDTECHX HOLDINGS ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30, 2019	For the period from May 15, 2018 (inception) through September 30, 2018
Cash Flows from Operating Activities:
Net income (loss)	$382,127	$(8,197)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,214,150)	-
Unrealized loss on securities held in Trust Account	83,455	-
Formation and operating costs paid by Sponsor	-	297
Changes in operating assets and liabilities:
Prepaid expenses	(12,019)	-
Accounts payable	88,305	7,007
Franchise tax payable	(23,592)	-
Income tax payable	96,666	-
Net cash used in operating activities	(599,208)	(893)

Cash Flows from Investing Activities
Withdrawal of interest from Trust Account for payment of tax liabilities	234,937	-
Net cash provided by investing activities	234,937	-

Cash Flows from Financing Activities
Proceeds from note payable issued to related parties	-	125,000
Proceeds from advances from related parties	-	85,025
Payment of offering costs	-	(184,998)
Net cash provided by financing activities	-	25,027

Net change in cash	(364,271)	24,134

Cash - beginning of the period	667,399	-
Cash - end of the period	$303,128	$24,134

Supplemental disclosure of noncash activities:
Change in value of common stock subject to possible redemption	$382,126	$-
Deferred offering costs paid by Sponsor in exchange for common stock	$-	$25,000
Deferred offering costs included in accrued expenses	$-	$172,160
Deferred offering costs included in accounts payable	$-	$17,625

Supplemental cash flow disclosure:
Cash paid for income taxes	$144,000	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

EdtechX Holdings Acquisition Corp. (the “Company”) was incorporated in Delaware on May 15, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company is focusing its search for target businesses in the education, training and education technology (“edtech”) industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company’s sponsors are IBIS Capital Sponsor LLC and IBIS Capital Sponsor II LLC, each Delaware limited liability companies (the “Sponsors”).

As of September 30, 2019, the Company had not commenced any operations. All activity from inception through September 30, 2019 relates to the Company’s formation, the Initial Public Offering described below and, since the closing of the Initial Public Offering, a search for a business combination candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering and Private Placement described below.

The registration statement for the Company’s Initial Public Offering was declared effective on October 5, 2018. On October 10, 2018, the Company consummated its initial public offering (the “Initial Public Offering”) of 5,500,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit, which is discussed in Note 3. On October 17, 2018, the Company consummated the closing of an additional 825,000 Units sold pursuant to the underwriters’ over-allotment option (“Over-allotment”) at $10.00 per Unit.

Simultaneously with the closing of the Initial Public Offering and the Over-allotment, the Company consummated the private placement (“Private Placement”) of 3,780,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) in a private placement to the Sponsors, the underwriters and Azimut Enterprises Holdings S.r.l. and Cofircont Compagnia Fiduciaria S.r.l., (together, the “Azimut Investors”), generating gross proceeds of $3.78 million (Note 4).

The Initial Public Offering and Private Placement generated total gross proceeds of $67.03 million, and the Company incurred offering costs of approximately $3.31 million, inclusive of $1.225 million in minimum deferred underwriting commissions (Note 5). Approximately $64.2 million ($10.15 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering, the Over-allotment and the sale of the Private Placement Warrants, was placed in a trust account (“Trust Account”), located in the United States, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraph (d) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

As of September 30, 2019, the Company had approximately $303,000 in cash held outside of the Trust Account. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account and the deferred underwriters’ discount) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company will provide its “public stockholders”, the holders of the outstanding shares of its common stock included in the Units sold in the Initial Public Offering (each, a “Public Share”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion based on a variety of factors or if the Business Combination would otherwise require a vote. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account plus a pro rata share of interest income, less taxes payable. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. The underwriters have also agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period (defined below) and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsors, officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to allow public shareholders to seek redemption of their Public Shares in connection with a business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares of common stock in conjunction with any such amendment.

The Company will have until April 10, 2020 to complete an initial Business Combination, or July 10, 2020 if (i) the Company has filed proxy solicitation or tender offer materials in compliance with Regulation 14A or Regulation 14E, respectively, of the Securities Exchange Act of 1934, as amended, with the SEC relating to a proposed Business Combination by April 10, 2020 and a Business Combination has not yet been consummated by such date and (ii) the last sales price of the Company’s common stock equals or exceeds the estimated per-share value of the amount in the Trust Account on April 10, 2020 for any 20 trading days within the 30 trading day period ending March 10, 2020 (such time period referred to as the “Combination Period”). If the Company does not complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (less up to $100,000 of interest to pay liquidation expenses and which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders should acquire Public Shares after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.15 per share initially held in the Trust Account. The Company will seek to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

The Sponsors agreed pursuant to a written agreement with the Company that, if the Company liquidates the Trust Account prior to the consummation of a Business Combination, they will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, the agreement entered into by the Sponsors specifically provides for two exceptions to the indemnity given: they will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsors to reserve for such indemnification obligations and the Sponsors’ only assets are securities of the Company. Therefore, the Company believes it is highly unlikely that the Sponsors would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. In the event that the proceeds in the Trust Account are reduced below $10.15 per public share and  the Sponsors assert that they are unable to satisfy their obligations (such as if they claim they do not have sufficient funds to satisfy such indemnification obligations), or that they have no indemnification obligations related to a particular claim at all, the Company’s independent directors would determine whether to take legal action against the Sponsors to enforce such indemnification obligations. It is possible that the Company’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If the independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the public stockholders may be reduced below $10.15 per share.

Liquidity and Capital Resources

As indicated in the accompanying unaudited condensed financial statements, at September 30, 2019, the Company had approximately $303,000 in cash, and working capital of approximately $169,000 (excluding franchise and income tax obligations), and approximately $1.2 million of interest available to pay for its taxes.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the proceeds of $25,000 from the sale of the founders’ shares, and the loan from the initial stockholders in an aggregate amount of $125,000.  In addition to this loan, the Company had received additional advances of approximately $85,000 from the Sponsors for expenses. The loan of $125,000 was repaid in full on October 10, 2018, and the advances from related party of approximately $85,000 still remain outstanding. Subsequently, the Company’s liquidity has been satisfied through the net proceeds received from the consummation of the Initial Public Offering and the Private Placement, the interest withdrawn from Trust Account of approximately $235,000 since inception to pay for tax obligations, and loan from the Sponsor for an aggregate of $270,000 under the form of a convertible promissory note (see Note 4). The Company received the entire $270,000 of the loan proceeds in October 2019.

Management believes that the Company has sufficient liquidity to meet its anticipated obligations until the earlier of the consummation of initial Business Combination or liquidation.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and nine months ended September 30, 2019 are not necessarily indicative of the results that may be expected through December 31, 2019.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2019.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and marketable securities held in Trust Account

At September 30, 2019 and December 31, 2018, the assets held in the Trust Account were substantially held in U.S. Treasury Bills. During the nine months ended September 30, 2019, the Company withdrew approximately $235,000 of interest earned on marketable securities held in Trust Account for payment of tax liabilities.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption at the redemption amount is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Net Loss Per Share of Common Stock

Net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. An aggregate of 5,739,399 shares of common stock subject to possible redemption at September 30, 2019, and an aggregate of 206,250 shares of common stock that were subject to forfeiture if the over-allotment option was not exercised by the underwriters at September 30, 2018 have been excluded from the calculation of basic loss per share of common stock since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the Over-allotment) and Private Placement to purchase an aggregate of 10,105,000 shares of the Company’s common stock in the calculation of diluted loss per share, since they are not yet exercisable.

Reconciliation of net loss per share of common stock

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per share of common stock is calculated as follows:

				For the period from
	For the three months ended September 30,		For the nine months ended September 30,	May 15, 2018 (inception) through September 30,
	2019	2018	2019	2018
Net income (loss)	$81,169	$(7,334)	$382,127	$(8,197)
Less: Income attributable to common stock subject to possible redemption	(209,582)	-	(746,503)	-
Adjusted net loss	$(128,413)	$(7,334)	$(364,376)	$(8,197)

Weighted average common stock outstanding, basic and diluted	2,158,094	1,375,000	2,144,682	1,375,000

Basic and diluted net loss per share of common stock	$(0.06)	$(0.01)	$(0.17)	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At September 30, 2019, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of financial statement in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering, which were charged to stockholders’ equity upon the completion of the Initial Public Offering in October 2018.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. The Company’s effective tax rate for the nine months ended September 30, 2019 differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible.

As of September 30, 2019 and December 31, 2018, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

The Company sold 5,500,000 and 825,000 Units at a price of $10.00 per Unit in the Initial Public Offering and Over-allotment on October 10, 2018 and October 17, 2018, respectively, or 6,325,000 Units in aggregate. Each Unit consists of one share of common stock, and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On May 15, 2018, IBIS Capital Sponsor LLC purchased 1,437,500 shares (the “Founder Shares”) of the Company’s common stock, par value $0.0001 for an aggregate price of $25,000. On August 3, 2018, the Company effected a stock dividend of 0.1 shares for each outstanding share, resulting in the initial stockholders holding an aggregate of 1,581,250 founders’ shares. The initial stockholders had agreed to forfeit up to 206,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. On October 17, 2018, the over-allotment option was exercised in full. Accordingly, no Founder Shares were forfeited.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of six months after the completion of the initial Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination, and (2) with respect to the remaining 50% of the Founder Shares, six months after the date of the consummation of the Initial Business Combination, or earlier, in either case, if, subsequent to the Initial Business Combination, the Company consummate a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering and the Over-allotment, the Sponsors, the underwriters and Azimut Investors purchased an aggregate of 3,780,000 Private Placement Warrants for $3.78 million in the Private Placement.

Each Private Placement Warrant is exercisable for one share of common stock at a price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the purchasers or their permitted transferees.

The purchasers of the Private Placement Warrants have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans and Advances

On June 26, 2018, IBIS Capital Sponsor LLC agreed to loan the Company an aggregate of up to $125,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (“Note”). This loan was non-interest bearing and payable on the earlier of September 30, 2019 or the completion of the Initial Public Offering. In addition to this Note, the Company had received additional advances of approximately $85,000 from the Sponsor for offering related expenses. The Note of $125,000 was repaid in full on October 10, 2018, and the advances from related party of approximately $85,000 still remains outstanding.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsors or an affiliate of the Sponsors, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. On September 19, 2019, the Company issued a convertible note (“Convertible Note”) to the Sponsor, pursuant to which the Sponsor agreed to provide a Working Capital loan to the Company for an aggregate of $270,000. The Convertible Note was non-interest bearing and payable upon the completion of the initial Business Combination. The Company received the entire $270,000 of loan proceeds in October 2019.

Administrative Support Agreement

The Company agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay IBIS Capital Limited, an affiliate of certain of the Company’s officers and directors, a total of $10,000 per month for certain general and administrative services, including office space, utilities and administrative support.

The Company incurred and paid approximately $30,000 and $90,000 in expenses in connection with the aforementioned arrangements with the related parties and recorded in general and administrative expenses in the Statement of Operations for the three and nine months ended September 30, 2019. As of September 30, 2019 and December 31, 2018, the Company had $60,000 and $0 in accounts payable in connection with such agreements in the accompanying unaudited condensed Balance Sheets.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Forward Purchase Agreements

The Azimut Investors have also entered into a contingent forward purchase agreement (“Forward Purchase Agreement”) with the Company to purchase, in a private placement to occur concurrently with the consummation of the initial Business Combination, up to 2,000,000 Units at $10.00 per Unit (or up to an aggregate purchase price of $20 million), on substantially the same terms as the sale of units in the Initial Public Offering. The exact number of Units to be purchased by the Azimut Investors will be determined by the Company, in the Company’s sole discretion, based on the Company’s capital needs in connection with the Business Combination. This agreement is independent of the percentage of stockholders electing to redeem their Public Shares and may provide the Company with an increased minimum funding level for the initial Business Combination. The contingent Forward Purchase Agreement is subject to conditions, including the Azimut Investors giving the Company their irrevocable written consent to purchase the Units no later than five days after the Company notifies them of the Company’s intention to hold a board meeting to consider entering into a definitive agreement for a proposed Business Combination. The Azimut Investors granting their consent to the purchase is entirely within their sole discretion. Accordingly, if they do not consent to the purchase, they will not be obligated to purchase the Units.

Note 5 — Commitments

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Agreements with Underwriters

Underwriting discount

The underwriters were entitled to an underwriting discount of $0.25 per unit, or approximately $1.58 million in the aggregate, paid upon the closing of the Initial Public Offering and the Over-allotment.  In addition, $0.35 per unit, or up to approximately $2.21 million in the aggregate upon closing of the underwriters’ over-allotment option will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions will be subject to reduction pro rata with conversion of Public Shares in the Business Combination, provided that in no case shall the deferred underwriting commissions be less than $1.225 million. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6 — Stockholders’ Equity

Common Stock — The Company is authorized to issue 25,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. On August 3, 2018, the Company effected a stock dividend of 0.1 shares for each outstanding share of common stock, resulting in the initial stockholders holding an aggregate of 1,581,250 founders’ shares. All share amounts presented in the financial statements have been retroactively restated to reflect these share capitalizations. As of September 30, 2019 and December 31, 2018, there were 7,906,250 shares of common stock outstanding. Of these, an aggregate of 5,739,399 and 5,775,155 shares of common stock subject to possible redemption were classified as temporary equity in the accompanying Balance Sheet, respectively.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2019 and December 31, 2018, there were no shares of preferred stock issued or outstanding.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Warrants — Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of  (a) completion of a Business Combination or (b) 12 months from the closing of the Proposed Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the common stock issuable upon exercise of the warrants is not effective within 90 days following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Offering, except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company, in each case so long as they are still held by the initial purchasers or their permitted transferees. Additionally, the Private Placement Warrants purchased by the underwriters will not contain the adjustment feature described below relating to issuances of additional shares of common stock for capital raising purposes in connection with an initial Business Combination.

The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

●	at any time after the warrants become exercisable,

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations or as described below), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. In addition, except in the case of the Private Placement Warrants purchased by the underwriters, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination, and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates an initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 165% of the Market Value.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

In no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Unit Purchase Options — Upon closing of the Initial Public Offering, the Company sold to Chardan Capital Markets, LLC and I-Bankers Securities, Inc., the joint book-running managers of the Initial Public Offering, for $100, options to purchase an aggregate of 250,000 units exercisable at $12.00 per unit (or an aggregate exercise price of $3 million). The units issuable upon exercise of these options are identical to the Units sold in the Initial Public Offering except that the warrants underlying the units issuable upon exercise of the purchase options will not contain the adjustment feature described in Note 6 relating to issuances of additional shares of common stock for capital raising purposes in connection with an initial Business Combination. The options may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the 180thday after the effective date of the registration statement and the closing of the initial Business Combination and terminating on the fifth anniversary of such effectiveness date. Notwithstanding anything to the contrary, Chardan Capital Markets, LLC as representative of the underwriters, agreed that neither it nor its designees will be permitted to exercise the option or the warrants underlying the option after the five year anniversary of the effective date of the registration statement. The Company accounted for the fair value of the unit purchase option, inclusive of the receipt of a $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of these unit purchase options is approximately $1.62 million (or approximately $6.47 per unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option to be granted to the underwriters is estimated as of October 10, 2018 using the following assumptions: (1) expected volatility of 83.99%, (2) risk-free interest rate of 3.05% and (3) expected life of five years.

The options grant to holders, subject to certain exceptions, demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement relating to the Initial Public Offering with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the options. The Company will bear all fees and expenses attendant to registering the securities for one demand right and unlimited piggyback rights, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the options may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the options will not be adjusted for issuances of shares at a price below its exercise price. The Company will have no obligation to net cash settle the exercise of the purchase options or the warrants underlying the purchase options. The holder of the purchase options will not be entitled to exercise the purchase options or the warrants underlying the purchase options unless a registration statement covering the securities underlying the purchase options is effective or an exemption from registration is available. If the holder is unable to exercise the purchase options or underlying warrants, the purchase options or warrants, as applicable, will expire worthless.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 7 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2019 and December 31, 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2019	December 31, 2018
Assets:
Cash and marketable securities held in Trust Account	1	$65,412,193	$64,516,435

Approximately $700 and $11,000 of the balance held in Trust Account was held in cash as of September 30, 2019 and December 31, 2018, respectively.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, except as disclosed elsewhere in these unaudited condensed financial statements, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the balance sheets.

EDTECHX ACQUISITION CORP. AUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

EdtechX Holdings Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of EdtechX Holdings Acquisition Corp. (the “Company”) as of December 31, 2018, the related statements of operations, changes in stockholders’ equity and cash flows for the period from May 15, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period from May 15, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2018.

New York, NY
April 1, 2019

EDTECHX HOLDINGS ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2018

Assets:
Current assets:
Cash	$667,399
Prepaid expenses	63,618
Total current assets	731,017
Cash and marketable securities held in Trust Account	64,516,435
Total assets	$65,247,452

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$36,522
Advances from related party	85,322
Franchise tax payable	54,192
Income tax payable	55,334
Total current liabilities	231,370
Deferred underwriting commissions	1,225,000
Total liabilities	1,456,370

Commitments
Common stock, $0.0001 par value; 5,775,155 shares subject to possible redemption	58,791,078

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-
Common stock, $0.0001 par value; 25,000,000 shares authorized; 2,131,095 shares issued and outstanding (excluding 5,775,155 shares subject to possible redemption)	213
Additional paid-in capital	4,947,924
Retained earnings	51,867
Total stockholders’ equity	5,000,004
Total Liabilities and Stockholders’ Equity	$65,247,452

The accompanying notes are an integral part of these financial statements.

EDTECHX HOLDINGS ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM MAY 15, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

General and administrative expenses	$156,292
Franchise tax expense	54,192
Loss from operations	(210,484)

Other income:
Interest earned on marketable securities held in Trust	327,511
Unrealized loss on marketable securities held in Trust Account	(9,826)
Income before income tax expense	107,201
Income tax expense	55,334
Net income	$51,867

Weighted average shares outstanding, basic and diluted (1)	1,635,292

Basic and diluted net loss per share	$(0.08)

(1) This number excludes an aggregate of up to 5,775,155 shares subject to possible redemption at December 31, 2018.

The accompanying notes are an integral part of these financial statements.

EDTECHX HOLDINGS ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance - May 15, 2018 (inception)	-	$-	$-	$-	$-
Issuance of common stock to Sponsor (“Founder Shares”)	1,581,250	158	24,842	-	25,000
Sale of units in Initial Public Offering, gross	6,325,000	633	63,249,367	-	63,250,000
Offering costs	-	-	(3,315,885)	-	(3,315,885)
Sale of Private Placement Warrants to Sponsor in private placement	-	-	3,780,000	-	3,780,000
Issuance of Unit Purchase Option	-	-	100	-	100
Common stock subject to possible redemption	(5,775,155)	(578)	(58,790,500)	-	(58,791,078)
Net income	-	-	-	51,867	51,867
Balance - December 31, 2018	2,131,095	$213	$4,947,924	$51,867	$5,000,004

The accompanying notes are an integral part of these financial statements.

EDTECHX HOLDINGS ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MAY 15, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

Cash Flows from Operating Activities:
Net income	$51,867
Adjustments to reconcile net income to net cash used in operating activities:
General and administrative expenses included in note payable and advances from related parties	297
Interest earned on marketable securities held in Trust Account	(327,511)
Unrealized loss on securities held in Trust Account	9,826
Changes in operating assets and liabilities:
Prepaid expenses	(63,618)
Accounts payable	36,522
Franchise tax payable	54,192
Income tax payable	55,334
Net cash used in operating activities	(183,091)

Cash Flows from Investing Activities
Investment of cash in Trust Account	(64,198,750)
Net cash used in investing activities	(64,198,750)

Cash Flows from Financing Activities:
Proceeds from note payable and advances from related parties	210,025
Repayment of note payable and advances from related parties	(125,000)
Proceeds received from Initial Public Offering, gross	63,250,000
Proceeds received from Private Placement	3,780,000
Proceeds received from issuance of Unit Purchase Option	100
Payment of offering costs	(2,065,885)
Net cash provided by financing activities	65,049,240

Net increase in cash	667,399

Cash - beginning of the period	-
Cash - end of the period	$667,399

Supplemental disclosure of noncash activities:
Offering costs paid by Sponsor in exchange for common stock	$25,000
Deferred underwriting commissions in connection with the initial public offering	$1,225,000
Initial value of common stock subject to possible redemption	$58,735,309
Change in value of common stock subject to possible redemption	$55,769

The accompanying notes are an integral part of these financial statements.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

EdtechX Holdings Acquisition Corp. (the “Company”) was incorporated in Delaware on May 15, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company is focusing its search for target businesses in the education, training and education technology (“edtech”) industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies. The Company’s sponsors are IBIS Capital Sponsor LLC and IBIS Capital Sponsor II LLC, each Delaware limited liability companies (the “Sponsors”).

As of December 31, 2018, the Company had not commenced any operations. All activity for the period from May 15, 2018 (inception) through December 31, 2018 relates to the Company’s formation, the Initial Public Offering described below and, since the closing of the initial public offering, a search for a business combination candidate. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 5, 2018. On October 10, 2018, the Company consummated its initial public offering (the “Initial Public Offering”) of 5,500,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit, which is discussed in Note 3. On October 17, 2018, the Company consummated the closing of an additional 825,000 Units sold pursuant to the underwriters’ over-allotment option (“Over-allotment”) at $10.00 per Unit.

Simultaneously with the closing of the Initial Public Offering and the Over-allotment, the Company consummated the private placement (“Private Placement”) of 3,780,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) in a private placement to the Sponsors, the underwriters and Azimut Enterprises Holdings S.r.l. and Cofircont Compagnia Fiduciaria S.r.l., (together, the “Azimut Investors”), generating gross proceeds of $3.78 million (Note 4).

The Initial Public Offering and Private Placement generated total gross proceeds of $63.25 million, and the Company incurred offering costs of approximately $3.31 million, inclusive of $1.225 million in minimum deferred underwriting commissions (Note 5). Approximately $64.2 million ($10.15 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering, the Over-allotment and the sale of the Private Placement Warrants, is held in a trust account (“Trust Account”), located in the United States, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraph (d) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

As of December 31, 2018, the Company had approximately $667,000 in cash held outside of the Trust Account. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete an initial Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account and the deferred underwriters’ discount) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Company will provide its “public stockholders”, the holders of the outstanding shares of its common stock, sold in the Initial Public Offering (each, a “Public Share”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion based on a variety of factors or if the Business Combination would otherwise require a vote. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account plus a pro rata share of interest income, less taxes payable. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. The underwriters have also agreed to waive their rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period (defined below) and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsors, officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to allow public shareholders to seek redemption of their Public Shares in connection with a business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares of common stock in conjunction with any such amendment.

The Company will have until 18 months from the consummation of the Initial Public Offering, or April 10, 2020, to complete an initial Business Combination, or 21 months from the consummation of the Initial Public Offering if (i) the Company has filed proxy solicitation or tender offer materials in compliance with Regulation 14A or Regulation 14E, respectively, of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission relating to a proposed Business Combination within 18 months from the consummation of the Initial Public Offering and a Business Combination has not yet been consummated within such 18-month period and (ii) the last sales price of the Company’s common stock equals or exceeds the estimated per-share value of the amount in the Trust Account on the 18-month anniversary of the consummation of Initial Public Offering for any 20 trading days within the 30 trading day period ending 17 months after the consummation of the Initial Public Offering (such time period referred to as the “Combination Period”). If the Company does not complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (less up to $100,000 of interest to pay liquidation expenses and which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders should acquire Public Shares after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.15 per share initially held in the Trust Account. The Company will seek to reduce the possibility that the Sponsors will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Sponsors agreed pursuant to a written agreement with the Company that, if the Company liquidates the Trust Account prior to the consummation of a Business Combination, they will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, the agreement entered into by the Sponsors specifically provides for two exceptions to the indemnity given: they will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsors to reserve for such indemnification obligations and the Sponsors’ only assets are securities of the Company. Therefore, the Company believes it is highly unlikely that the Sponsors would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. In the event that the proceeds in the Trust Account are reduced below $10.15 per public share and  the Sponsors assert that they are unable to satisfy their obligations (such as if they claim they do not have sufficient funds to satisfy such indemnification obligations), or that they have no indemnification obligations related to a particular claim at all, the Company’s independent directors would determine whether to take legal action against the Sponsors to enforce such indemnification obligations. It is possible that the Company’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If the independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the public stockholders may be reduced below $10.15 per share.

Liquidity and Capital Resources

As indicated in the accompanying financial statements, at December 31, 2018, the Company had approximately $667,000 in cash, and working capital of approximately $609,000, and approximately $318,000 of interest available to pay for its taxes.

The Company’s liquidity needs have been satisfied to date through the contribution of $25,000 from the sale of the founders’ shares, and the loan from the initial stockholders in an aggregate amount of $125,000.  In addition to this Note, the Company had received additional advances of approximately $85,000 from the Sponsor for expenses. The Note of $125,000 was repaid in full on October 10, 2018, and the advances from related party of approximately $85,000 still remains outstanding.

Management believes that the Company has sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of the financial statements.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying balance sheet is presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and marketable securities held in Trust Account

At December 31, 2018, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, common stock subject to possible redemption at the redemption amount is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Loss Per Common Stock

Net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. An aggregate of 5,775,155 shares of common stock subject to possible redemption at December 31, 2018 have been excluded from the calculation of basic loss per share of common stock since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the Over-allotment) and Private Placement to purchase an aggregate of 10,105,000 shares of the Company’s common stock in the calculation of diluted loss per share, since their inclusion would be anti-dilutive.

Reconciliation of net loss per common stock

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common stock is calculated as follows:

For The Period From May 15, 2018 (inception) through December 31, 2018
Net income	$51,867
Less: Income attributable to common stock subject to redemption	(190,632)
Adjusted net loss	$(138,765)

Weighted average common stock outstanding, basic and diluted	1,635,292

Basic and diluted net loss per common stock	$(0.08)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2018, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of financial statement in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering, which were charged to stockholders’ equity upon the completion of the Initial Public Offering in October 2018.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

As of December 31, 2018, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

The Company sold 5,500,000 and 825,000 Units at a price of $10.00 per Unit in the Initial Public Offering and Over-allotment on October 10, 2018 and October 17, 2018, respectively, (or 6,325,000 Units in aggregate). Each Unit consists of one share of common stock, and one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On May 15, 2018, IBIS Capital Sponsor LLC purchased 1,437,500 shares (the “Founder Shares”) of the Company’s common stock, par value $0.0001 for an aggregate price of $25,000. On August 3, 2018, the Company effected a stock dividend of 0.1 shares for each outstanding share, resulting in the initial stockholders holding an aggregate of 1,581,250 founders’ shares. The initial stockholders had agreed to forfeit up to 206,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. On October 17, 2018, the over-allotment option was exercised in full. Accordingly, no Founder Shares were forfeited.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of six months after the completion of the initial Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination, and (2) with respect to the remaining 50% of the Founder Shares, six months after the date of the consummation of the Initial Business Combination, or earlier, in either case, if, subsequent to the Initial Business Combination, the Company consummate a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering and the Over-allotment, the Sponsors, the underwriters and Azimut Investors purchased an aggregate of 3,780,000 Private Placement for $3.78 million in the Private Placement.

Each Private Placement Warrant is exercisable for one share of common stock at a price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the purchasers or their permitted transferees.

The purchasers of the Private Placement Warrants have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans and Advances

On June 26, 2018, IBIS Capital Sponsor LLC agreed to loan the Company an aggregate of up to $125,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of September 30, 2019 or the completion of the Initial Public Offering. In addition to this Note, the Company had received additional advances of approximately $85,000 from the Sponsor for expenses. The Note of $125,000 was repaid in full on October 10, 2018, and the advances from related party of approximately $85,000 still remains outstanding.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsors or an affiliate of the Sponsors, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

Administrative Support Agreement

The Company agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay IBIS Capital Limited, an affiliate of certain of the Company’s officers and directors, a total of $10,000 per month for certain general and administrative services, including office space, utilities and administrative support.

The Company incurred and paid $30,000 in expenses incurred in connection with the aforementioned arrangements with the related parties and recorded in general and administrative expenses in the Statement of Operations for the period from May 15, 2018 (inception) through December 31, 2018.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Forward Purchase Agreements

The Azimut Investors have also entered into a contingent forward purchase agreement (“Forward Purchase Agreement”) with the Company to purchase, in a private placement to occur concurrently with the consummation of the initial Business Combination, up to 2,000,000 Units at $10.00 per Unit (or up to an aggregate purchase price of $20 million), on substantially the same terms as the sale of units in the Initial Public Offering. The exact number of Units to be purchased by the Azimut Investors will be determined by the Company, in the Company’s sole discretion, based on the Company’s capital needs in connection with the Business Combination. This agreements is independent of the percentage of stockholders electing to redeem their Public Shares and may provide the Company with an increased minimum funding level for the initial Business Combination. The contingent Forward Purchase Agreement is subject to conditions, including the Azimut Investors giving the Company their irrevocable written consent to purchase the Units no later than five days after the Company notifies them of the Company’s intention to hold a board meeting to consider entering into a definitive agreement for a proposed Business Combination. The Azimut Investors granting their consent to the purchase is entirely within their sole discretion. Accordingly, if they do not consent to the purchase, they will not be obligated to purchase the Units.

Note 5 — Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Agreements with Underwriters

Over-allotment option

The Company granted the underwriters a 45-day option from the date of this prospectus to purchase up to 825,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. As of December 31, 2018, the over-allotment option had not been exercised yet. On October 15, 2018, the underwriters notified the Company that they were exercising their over-allotment option in full to purchase an additional 825,000 Units. The closing of the sale of Units pursuant to the over-allotment option was consummated on October 17, 2018.

Underwriting discount

The underwriters were entitled to an underwriting discount of $0.25 per unit, or up to approximately $1.58 million in the aggregate, paid upon the closing of the Initial Public Offering and the Over-allotment.  In addition, $0.35 per unit, or approximately $2.21 million in the aggregate upon closing of the underwriters’ over-allotment option will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions will be subject to reduction pro rata with conversion of Public Shares in the Business Combination, provided that in no case shall the deferred underwriting commissions be less than $1.225 million. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6 — Stockholders’ Equity

Common Stock — The Company is authorized to issue 25,000,000 shares of common stock with a par value of $0.0001 per share. Holders of common stock are entitled to one vote for each share. On August 3, 2018, the Company effected a stock dividend of 0.1 shares for each outstanding share of common stock, resulting in the initial stockholders holding an aggregate of 1,581,250 founders’ shares. As of December 31, 2018, there were 7,906,250 shares of common stock outstanding. Of these, an aggregate of 5,775,155 shares of common stock subject to possible conversion were classified as temporary equity in the accompanying Balance Sheet.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2018, there were no shares of preferred stock issued or outstanding.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Warrants — Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of  (a) completion of a Business Combination or (b) 12 months from the closing of the Proposed Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the common stock issuable upon exercise of the warrants is not effective within 90 days following the consummation of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Offering, except that such warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company, in each case so long as they are still held by the initial purchasers or their permitted transferees. Additionally, the Private Placement Warrants purchased by the underwriters will not contain the adjustment feature described below relating to issuances of additional shares of common stock for capital raising purposes in connection with an initial Business Combination.

The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

●	at any time after the warrants become exercisable,

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations or as described below), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. In addition, except in the case of the Private Placement Warrants purchased by the underwriters, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial Business Combination, and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates an initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 165% of the Market Value.

In no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Unit Purchase Options — Upon closing of the Initial Public Offering, the Company sold to Chardan Capital Markets, LLC and I-Bankers Securities, Inc., the joint book-running managers of the Initial Public Offering, for $100, options to purchase an aggregate of 250,000 units exercisable at $12.00 per unit (or an aggregate exercise price of $3 million) upon the closing of the Initial Public Offering. The units issuable upon exercise of these options are identical to the Units being offered in the Initial Public Offering except that the warrants underlying the units issuable upon exercise of the purchase options will not contain the adjustment feature described in Note 6 relating to issuances of additional shares of common stock for capital raising purposes in connection with an initial Business Combination. The purchase options may be exercised for cash or on a cashless basis, at the holder’s option, at any time during the period commencing on the later of the 180thday after the effective date of the registration statement and the closing of the initial Business Combination and terminating on the fifth anniversary of such effectiveness date. Notwithstanding anything to the contrary, Chardan Capital Markets, LLC as representative of the underwriters, agreed that neither it nor its designees will be permitted to exercise the option or the warrants underlying the option after the five year anniversary of the effective date of the registration statement. The Company accounted for the fair value of the unit purchase option, inclusive of the receipt of a $100 cash payment, as an expense of the Initial Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of these unit purchase options is approximately $1.62 million (or approximately $6.47 per unit) using the Black-Scholes option-pricing model. The fair value of the unit purchase option to be granted to the underwriters is estimated as of October 10, 2018 using the following assumptions: (1) expected volatility of 83.99%, (2) risk-free interest rate of 3.05% and (3) expected life of five years.

The options and such units purchased pursuant to the options, as well as the shares of common stock underlying such units, the warrants included in such units and the shares that are issuable upon exercise of the warrants included in such units have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of which this prospectus forms a part pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The options grant to holders, subject to certain exceptions, demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement relating to the Initial Public Offering with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the options. The Company will bear all fees and expenses attendant to registering the securities for one demand right and unlimited piggyback rights, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the options may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the options will not be adjusted for issuances of shares at a price below its exercise price. The Company will have no obligation to net cash settle the exercise of the purchase options or the warrants underlying the purchase options. The holder of the purchase options will not be entitled to exercise the purchase options or the warrants underlying the purchase options unless a registration statement covering the securities underlying the purchase options is effective or an exemption from registration is available. If the holder is unable to exercise the purchase options or underlying warrants, the purchase options or warrants, as applicable, will expire worthless.

Note 7 – Income Taxes

The Company’s net deferred tax assets are as follows:

December 31, 2018
Deferred tax asset
Startup/Organizational Costs	32,745
Total deferred tax assets	32,745
Valuation Allowance	(32,745)
Deferred tax asset, net of allowance	$-

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The income tax provision consists of the following:

For The Period From May 15, 2018 (inception) through December 31, 2018
Current
Federal	$55,334
State	-
Deferred
Federal	-
State	-
Income tax provision expense	$55,334

On December 22, 2017, the President signed into law the “Tax Cuts and Jobs Act.” The new tax reform has the following effects on the company: (1) permanently reduces the maximum corporate income tax rate from 35% to 21% effective for tax years beginning after December 31, 2017 (2) allows temporary 100% expensing for certain business assets and property placed in service after September 27, 2017 and before January 1, 2023 (3) disallows NOL carrybacks but allows for the indefinite carryforward of those NOLs which applies to losses arising in tax years beginning after December 31, 2017 and (4) limits NOL deductions for each year equal to the lesser of the available carryover or 80% of a taxpayer’s pre-NOL deduction taxable income. This applies to losses arising in tax years beginning after December 31, 2017.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from May 15, 2018 (inception) through December 31, 2018, the change in the valuation allowance was approximately $32,000.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

For The Period From May 15, 2018 (inception) through December 31, 2018
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Federal tax rate change	0.0%
Meals & entertainment	0.1%
Valuation allowance	30.5%
Income tax provision expense	51.6%

The Company’s major tax jurisdiction is the United States. All of the Company’s tax years will remain open three years for examination by the Federal authorities from the date of utilization of the net operating loss. The Company does not have any tax audits pending

Note 8 – Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

EDTECHX HOLDINGS ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2018
Assets:
Cash and marketable securities held in Trust Account	1	$64,516,435

Approximately $11,000 of the balance held in Trust Account was held in cash as of December 31, 2018.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, except as disclosed elsewhere in these financial statements, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the balance sheet.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Meten International Education Group

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Meten International Education Group (the “Company”) and the subsidiaries (the “Group”) as of December 31, 2017 and 2018, the related consolidated statements of comprehensive (loss) income, changes in shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2017 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG Huazhen LLP

We have served as the Company’s auditor since 2018.

Shenzhen, China

March 20, 2019

METEN INTERNATIONAL EDUCATION GROUP

CONSOLIDATED BALANCE SHEETS

(In thousands of RMB, except share data and per share data, or otherwise noted)

		As of December 31,
	Note	2017	2018
		RMB’000	RMB’000	US$’000 Unaudited (Note 2(c))
ASSETS
Current assets
Cash and cash equivalents		321,776	174,679	24,438
Short-term investments	2(e)	50,187	—	—
Contract assets	5(a)	11,851	14,208	1,988
Accounts receivable, net	5	1,111	2,221	311
Other contract costs		43,041	46,503	6,506
Prepayments and other current assets	6	65,013	104,761	14,657
Amounts due from related parties	18(b)	77,363	28,706	4,016
Prepaid income tax		3,523	12,674	1,773
Total current assets		573,865	383,752	53,689
Non-current assets
Restricted cash		6,581	14,787	2,069
Other contract costs		13,752	7,968	1,116
Equity method investments	7	18,008	23,426	3,277
Property and equipment, net	8	195,411	211,954	29,653
Intangible assets, net	9	—	36,904	5,163
Deferred tax assets	10	26	4,072	570
Goodwill	11	53,542	276,905	38,740
Long-term prepayments and other non-current assets	6	44,329	46,978	6,572
Total non-current assets		331,649	622,994	87,160
Total assets		905,514	1,006,746	140,849
Current liabilities
Accounts payable (including amounts of variable interest entities (“VIEs”) without recourse to the Company of RMB 7,056 and RMB 13,974 as of December 31, 2017 and 2018)		7,056	13,974	1,956
Deferred revenue (including amounts of VIEs without recourse to the Company of RMB341,328 and RMB 432,083 as of December 31, 2017 and 2018)	5(b)	341,328	432,083	60,451
Salary and welfare payable (including amounts of VIEs without recourse to the Company of RMB 70,032 and RMB 67,892 as of December 31, 2017 and 2018)		70,032	67,892	9,498
Financial liabilities from contracts with customers (including amounts of VIEs without recourse to the Company of RMB 437,027 and RMB 423,163 as of December 31, 2017 and 2018)	5(b)	437,027	423,163	59,203
Accrued expenses and other payables (including amounts of VIEs without recourse to the Company of RMB 34,478 and RMB 78,462 as of December 31, 2017 and 2018)	12	34,478	78,625	11,000
Income taxes payable (including amounts of VIEs without recourse to the Company of RMB 9,481 and RMB 3,468 as of December 31, 2017 and 2018)		9,481	3,468	485
Amounts due to related parties (including amounts of VIEs without recourse to the Company of RMB 9,272 and RMB 20,073 as of December 31, 2017 and 2018)	18(b)	9,272	20,073	2,808
Total current liabilities		908,674	1,039,278	145,401

METEN INTERNATIONAL EDUCATION GROUP

CONSOLIDATED BALANCE SHEETS (Continued)

(In thousands of RMB, except share data and per share data, or otherwise noted)

		As of December 31,
	Note	2017	2018
		RMB’000	RMB’000	US$’000 Unaudited (Note 2(c))
Non-current liabilities
Deferred revenue (including amounts of VIEs without recourse to the Company of RMB 42,707 and RMB 52,169 as of December 31, 2017 and 2018)	5(b)	42,707	52,169	7,299
Deferred tax liabilities (including amounts of VIEs without recourse to the Company of RMB 7,489 and RMB 23,101 as of December 31, 2017 and 2018)	10	7,489	23,101	3,232
Non-current tax payable (including amounts of VIEs without recourse to the Company of RMB nil and RMB 6,801 as of December 31, 2017 and 2018)		—	6,801	951
Total non-current liabilities		50,196	82,071	11,482
Total liabilities		958,870	1,121,349	156,883
Mezzanine equity
Redeemable Owners’ Investment	13	219,619	—
Shareholders’ deficit
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, and 318,601,222 shares issued outstanding as of December 31, 2018)	17	—	219	31
Subscriptions receivable		—	(219)	(31)
Additional paid-in capital		88,517	167,514	23,436
Accumulated other comprehensive income		140	—	—
Accumulated deficit		(363,112)	(305,858)	(42,791)
Total shareholders’ deficit attributable to shareholders of the Company		(274,455)	(138,344)	(19,355)
Non-controlling interests		1,480	23,741	3,321
Total shareholders’ deficit		(272,975)	(114,603)	(16,034)
Commitments and contingencies	19	—	—	—
Total liabilities, mezzanine equity and shareholders’ deficit		905,514	1,006,746	140,849

METEN INTERNATIONAL EDUCATION GROUP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS)/INCOME

(In thousands of RMB, except share data and per share data, or otherwise noted)

		Years ended December 31,
	Note	2016	2017	2018
		RMB’000	RMB’000	RMB’000	US$’000 Unaudited (Note 2(c))
Revenues	14	801,545	1,149,721	1,424,234	199,258
Cost of revenues		(344,810)	(467,967)	(627,996)	(87,860)
Gross profit		456,735	681,754	796,238	111,398
Operating expenses:
Selling and marketing expenses		(268,643)	(373,065)	(425,217)	(59,490)
General and administrative expenses		(198,431)	(237,509)	(293,157)	(41,014)
Research and development expenses		(18,187)	(21,217)	(26,178)	(3,662)
(Loss)/income from operations		(28,526)	49,963	51,686	7,232
Other income (expenses):
Interest income		2,578	4,103	1,150	161
Interest expenses		(769)	(9)	(8)	(1)
Foreign currency exchange gain/(loss), net		67	(184)	21	3
Gains on available-for-sale investments	2(e)	890	2,485	3,916	548
Government grants	2(w)	4,434	4,046	7,817	1,094
Equity in income/(loss) on equity method investments		(842)	(150)	1,668	233
Others, net		2,890	(373)	1,649	231
(Loss)/income before income tax		(19,278)	59,881	67,899	9,501
Income tax expense	10	(7,869)	(19,539)	(14,454)	(2,022)
Net (loss)/income		(27,147)	40,342	53,445	7,479
Less: Net loss attributable to non-controlling interests		(2,862)	(218)	(3,809)	(533)
Net (loss)/income attributable to shareholders of the Company		(24,285)	40,560	57,254	8,012
Less: Accretion of Redeemable Owners’ Investment	13	10,577	19,000	9,814	1,373
Net (loss)/income available to shareholders of the Company		(34,862)	21,560	47,440	6,639
Net (loss)/income		(27,147)	40,342	53,445	7,479
Other comprehensive income
Unrealized holding gains on available-for-sale investments, net of income tax of RMB223, RMB668 and RMB932 for the years ended December 31, 2016, 2017 and 2018, respectively		667	2,004	2,797	391
Less: Reclassification adjustment for gains on available-for-sale investments realized in net income, net of income tax of RMB223, RMB621 and RMB979 for the years ended December 31, 2016, 2017 and 2018, respectively		667	1,864	2,937	411
Comprehensive (loss)/ income		(27,147)	40,482	53,305	7,459
Net (loss)/income per share	15
—Basic		(0.12)	0.08	0.16	0.02
—Diluted		(0.12)	0.07	0.15	0.02
Weighted average shares used in calculating net (loss)/income per share
—Basic		282,185,102	282,185,102	300,393,162	300,393,162
—Diluted		282,185,102	289,666,315	307,843,576	307,843,576

METEN INTERNATIONAL EDUCATION GROUP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(In thousands of RMB, except share data and per share data, or otherwise noted)

		Ordinary shares
	Note	Number of shares		Subscriptions Receivable	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total deficit attributable to shareholders of the Company	Non-controlling interests	Total shareholders’ deficit
			RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Balance at January 1, 2016		—	—	—	136,434	—	(377,380)	(240,946)	(2,908)	(243,854)
Accretion of Redeemable Owners’ Investment	13	—	—	—	(10,577)	—	—	(10,577)	—	(10,577)
Unrealized holding gains on available-for-sale investments, net of RMB223 income taxes		—	—	—	—	667	—	667	—	667
Reclassification adjustment for gains on available-for-sale investments, net of RMB223 income taxes		—	—	—	—	(667)	—	(667)	—	(667)
Deemed distributions	1(b)	—	—	—	(10,626)	—	—	(10,626)	—	(10,626)
Acquisition of additional interests in subsidiaries	4	—	—	—	(24,164)	—	—	(24,164)	6,468	(17,696)
Share-based compensation	16	—	—	—	6,557	—	—	6,557	—	6,557
Net loss for the year		—	—	—	—		(24,285)	(24,285)	(2,862)	(27,147)
Balances at December 31, 2016		—	—	—	97,624	—	(401,665)	(304,041)	698	(303,343)
Unrealized holding gains on available-for-sale investments, net of RMB668 income taxes		—	—	—	—	2,004	—	2,004	—	2,004
Reclassification adjustment for gains on available-for-sale investments, net of RMB621 income taxes		—	—	—	—	(1,864)	—	(1,864)	—	(1,864)
Accretion of Redeemable Owners’ Investment	13	—	—	—	(19,000)	—	—	(19,000)	—	(19,000)
Capital contribution from non-controlling interests of a subsidiary		—	—	—	—	—	—	—	1,000	1,000
Conversion to joint stock limited liability company		—	—	—	2,007	—	(2,007)	—	—	—
Share-based compensation	16	—	—	—	7,886	—	—	7,886	—	7,886
Net profit for the year		—	—	—	—	—	40,560	40,560	(218)	40,342
Balances at December 31, 2017		—	—	—	88,517	140	(363,112)	(274,455)	1,480	(272,975)
Unrealized holding gains on available-for-sale securities, net of RMB932 income taxes		—	—	—	—	2,797	—	2,797	—	2,797
Reclassification adjustment for gains on available-for-sale investments, net of RMB979 income taxes		—	—	—	—	(2,937)	—	(2,937)	—	(2,937)
Distribution in connection with Reorganization	1(b)	—	—	—	(148,270)	—	—	(148,270)	—	(148,270)
Accretion of Redeemable Owners’ Investment	13	—	—	—	(9,814)	—	—	(9,814)	—	(9,814)
Share-based compensation	16	—	—	—	7,648	—	—	7,648	—	7,648
Business combinations	4	—	—	—	—	—	—	—	26,070	26,070
Subscription of ordinary shares in connection with the Reorganization	1(b)/13	318,601,222	219	(219)	229,433	—	—	229,433	—	229,433
Net profit for the year		—	—	—	—	—	57,254	57,254	(3,809)	53,445
Balances at December 31, 2018		318,601,222	219	(219)	167,514	—	(305,858)	(138,344)	23,741	(114,603)

METEN INTERNATIONAL EDUCATION GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of RMB, except share data and per share data, or otherwise noted)

		For the Year Ended December 31,
	Note	2016	2017	2018
		RMB’000	RMB’000	RMB’000	US$’000Unaudited (Note 2(c))
Cash flows from operating activities:
Net (loss)/income		(27,147)	40,342	53,445	7,479
Adjustments to reconcile net (loss)/income to net cash generated from operating activities:
Depreciation and amortization		31,659	36,768	54,944	7,687
Gain on available-for-sale investments		(890)	(2,485)	(3,916)	(548)
Net loss on disposal of property and equipment		510	1,107	241	34
Impairment loss/(reversal of impairment) of account receivables and other receivables		2,742	(2,066)	954	133
Equity in loss/(income) on equity method investments		842	150	(1,668)	(233)
Deferred income tax expense/(benefit)		3,190	3,316	(6,266)	(877)
Share-based compensation expenses	16	6,557	7,886	7,648	1,070
Changes in operating assets and liabilities, net of effect of acquisitions:
Increase in contract assets		(2,637)	(164)	(2,357)	(330)
(Increase)/decrease in accounts receivable		(6,775)	5,651	(916)	(128)
(Increase)/decrease in other contract costs		(8,762)	(10,065)	4,839	677
(Increase)/ decrease in prepayments and other current assets		(6,760)	1,018	34,718	4,857
Increase in other non-current assets		(18,532)	(2,251)	(2,649)	(372)
Increase in accounts payable		2,411	161	5,451	763
Increase/(decrease) in deferred revenue		47,015	59,253	(49,439)	(6,917)
(Decrease)/increase in salary and welfare payable		(4,663)	12,806	(9,121)	(1,276)
Increase/(decrease) in financial liabilities from contracts with customers		76,218	100,190	(13,864)	(1,940)
(Decrease)/increase in accrued expenses and other payables		(4,224)	4,224	14,854	2,078
Increase in prepaid tax		(1,286)	(2,237)	(9,151)	(1,280)
Increase in income tax payable		3,156	6,104	788	110
Net cash flow generated from operating activities		92,624	259,708	78,535	10,987
Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	4	—	—	(87,982)	(12,309)
Purchases of property and equipment		(80,823)	(75,873)	(64,371)	(9,006)
Purchase of equity method investments	7	(19,000)	—	(3,750)	(525)
Proceeds from disposal of property and equipment		29,114	3,420	427	60
Advances to related parties	18(a)	(65,633)	(76,395)	(49,023)	(6,859)
Repayment of advances to related parties	18(a)	20,866	68,920	97,680	13,666
Purchase of short-term investments		(710,500)	(796,700)	(511,000)	(71,492)
Proceeds from maturities of short-term investments		715,390	749,185	564,963	79,041
Loan to a third-party		—	—	(20,000)	(2,798)
Others		—	(1,186)	(1,737)	(242)
Net cash used in investing activities		(110,586)	(128,629)	(74,793)	(10,464)

METEN INTERNATIONAL EDUCATION GROUP

CONSOLIDATED STATEMENTS OF CASH FLOW (Continued)

(In thousands of RMB, except share data and per share data, or otherwise noted)

		For the Year Ended December 31,
	Note	2016	2017	2018
		RMB’000	RMB’000		US$’000Unaudited (Note 2(c))
Cash flows from financing activities:
Proceeds from issuance of Redeemable Owners’ Investment	13	170,000	—	—	—
Capital contribution of non-controlling interests		—	1,000	—	—
Advances from related parties	18(a)	9,052	22,757	37,138	5,196
Repayment of advances from related parties	18(a)	(7,309)	(17,624)	(26,337)	(3,685)
Deemed distribution	1(b)	(10,626)	—	—	—
Distributions in connection with Reorganization		—	—	(148,270)	(20,744)
Proceeds from bank loans		10,000	—	—	—
Repayment of bank loans		(30,000)	—	—	—
Payment of acquisition of additional interests in subsidiaries		(17,696)	—	—	—
Payment for offering expenses		—	—	(5,164)	(722)
Others		215	(112)	—	—
Net cash generated from/ (used in) financing activities		123,636	6,021	(142,633)	(19,955)
Net increase/(decrease) in cash and cash equivalents and restricted cash		105,674	137,100	(138,891)	(19,432)
Cash and cash equivalents and restricted cash at the beginning of the year		85,583	191,257	328,357	45,939
Cash and cash equivalents and restricted cash at the end of the year		191,257	328,357	189,466	26,507
Supplemental disclosure of cash flow information:
Interest paid		769	9	8	1
Income tax paid		2,460	12,354	29,083	4,069
Supplemental disclosure of non-cash investing and financing activities:
Payables for purchase of property and equipment		—	11,702	—	—
Accretion of Redeemable Owners’ Investment	13	10,577	19,000	9,814	1,373
Consideration payable for the acquisitions of subsidiaries	4	—	—	27,800	3,889
Supplemental disclosure of Cash and cash equivalents and restricted cash:
Cash and cash equivalents		187,454	321,776	174,679	24,438
Restricted cash		3,803	6,581	14,787	2,069
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows		191,257	328,357	189,466	26,507

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

1. Organization and Principal Activities

(a)	Principal activities

Meten International Education Group (the “Company” and where appropriate, the term “Company” also refers to its subsidiaries, variable interest entity and subsidiaries of the variable interest entity as a whole) was incorporated on July 10, 2018 under the law of Cayman Islands as an exempted company with limited liability. The Company, through its subsidiaries and consolidated variable interest entities (“VIEs”) (collectively referred to as the “Group”) is primarily engaged in providing a wide range of educational programs, services and products, consisting primarily of classroom-based English training services, overseas training services, online English training services and operation of education software. All of the Company’s operations and customers are located in the People’s Republic of China (“PRC”). The Company does not conduct any substantive operations of its own.

As of December 31, 2018, the details of the Company’s major subsidiaries, consolidated VIEs and the major subsidiaries of the VIEs are as follows:

Entity	Date of incorporation	Place of incorporation	Percentage of direct or indirect economic ownership	Principal activities
Major subsidiaries:
Meten Education Investment Limited (“Meten BVI”)	July 18, 2018	British Virgin Islands (“BVI”)	100%	Investment holding
Likeshuo Education Investment Limited (“Likeshuo BVI”)	July 18, 2018	British Virgin Islands (“BVI”)	100%	Investment holding
Meten Education (Hong Kong) Limited (“Meten HK”)	August 22, 2018	Hong Kong	100%	Investment holding
Likeshuo Education (Hong Kong) Limited (“Likeshuo HK”)	August 22, 2018	Hong Kong	100%	Investment holding
Zhuhai Meizhilian Education Technology Co., Ltd.(“Zhuhai Meten”)	September 20, 2018	PRC	100%	Technology development and education consulting service
Zhuhai Likeshuo Education Technology Co., Ltd. (“Zhuhai Likeshuo”)	September 20, 2018	PRC	100%	Technology development and education consulting service
VIEs:
Shenzhen Meten International Education Co., Limited (“Shenzhen Meten”)	April 3, 2006	PRC	100%	Offline English training
Shenzhen Likeshuo Education Co., Ltd. (“Shenzhen Likeshuo”)	October 26, 2018	PRC	100%	Online English training
VIEs’ major subsidiaries and schools:
Shenzhen Qianhai Meten Technology Co., Ltd	October 30, 2013	PRC	80%	Online English training
Meten Education (Shenzhen) Co., Ltd	November 24, 2015	PRC	100%	Offline English training
Nanjing Meten Foreign Language Training Co., Ltd	December 6, 2013	PRC	100%	Offline English training
Chengdu Meten Education Technology Co., Ltd	April 20, 2016	PRC	100%	Offline English training
Guangzhou Meten Education Technology Co., Ltd	March 29, 2016	PRC	100%	Offline English training
Beijing Jingchengying Education and Culture Development Co., Ltd.	September 16, 2002	PRC	80%	Offline English training
Beijing Jingchengying Education Network Technology Co., Ltd.	July 15, 2005	PRC	80%	Online English training
Beijing Fengtai District ABC Foreign Language Training School	May 27, 2005	PRC	80%	Offline English training
Beijing Xicheng District ABC Foreign Language Training School	February 16, 2007	PRC	80%	Offline English training
Harbin ABC Foreign Language School	February 28, 2000	PRC	80%	Offline English training
Harbin ABC Culture Training School	November 18, 2016	PRC	80%	Offline English training
Harbin Xiangfang District ABC Foreign Language School	July 31, 2006	PRC	80%	Offline English training

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

(b)	History of the Group and reorganization

The Group’s history began in April 2006 with the commencement of operations of Shenzhen Meten, a limited liability company incorporated in the PRC by Mr. Jishuang Zhao, Mr. Siguang Peng and Mr. Yupeng Guo (collectively known as the “Founders”). On December 18, 2017, Shenzhen Meten converted into a joint stock limited liability company and 30,000,000 shares of RMB1 each were issued.

From March 2012 to August 2018, Mr. Yun Feng, Shenzhen Daoge Growth No.3 Investment Fund Partnership (Limited Partnership), Shenzhen Daoge Growth No.5 Investment Fund Partnership (Limited Partnership), Shenzhen Daoge Growth No.6 Investment Fund Partnership (Limited Partnership), Shenzhen Daoge Growth No.11 Investment Fund Partnership (Limited Partnership), Shenzhen Daoge Growth No.21 Investment Fund Partnership (Limited Partnership), Zhihan (Shanghai) Investment Center (Limited Partnership), Hangzhou Muhua Equity Investment Fund Partnership (Limited Partnership) (collectively known as the “Pre-IPO Investors”) each acquired certain equity interests in Shenzhen Meten.

In preparation of the initial public offering (“IPO”) of Shenzhen Meten’s general adult English training, overseas training services, online English training and other English language-related services businesses (“the Business”), Shenzhen Meten has undergone a series of reorganization transactions (“Reorganization”) in 2018. The main purpose of the Reorganization is to establish a Cayman holding company for the listing of the Business in preparation for its overseas IPO.

The Reorganization was executed in the following steps:

1)	The Company was incorporated as an exempted company with limited liability in the Cayman Islands on July 10, 2018 and as offshore holding company of the Group. In July and August 2018, the Founders and Pre-IPO Investors subscribed for ordinary shares of the Company at par value, all in the same proportions as the percentage of the then equity interest they held in Shenzhen Meten. Upon the issuance of ordinary shares to the Founders and Pre-IPO Investors, the equity structure of the Company is identical to that of Shenzhen Meten.

2)	In July 2018, the Company further established two wholly-owned subsidiaries in the British Virgin Islands, Meten BVI and Likeshuo BVI.

3)	In August 2018, Meten BVI and Likeshuo BVI established two wholly-owned subsidiaries in Hong Kong, Meten HK and Likeshuo HK, respectively.

4)	In September 2018, Meten HK and Likeshuo HK established two wholly-owned subsidiaries in China, named Zhuhai Meten and Zhuhai Likeshuo, respectively.

5)	In October 2018, Shenzhen Meten was split into three separate legal entities, namely Shenzhen Meten, Shenzhen Likeshuo and Shenzhen Yilian Education Investment Co. Ltd. (“Shenzhen Yilian Investment”).

6)	In November 2018, Zhuhai Meten and Zhuhai Likeshuo (collectively the “WFOEs”) entered into a series of contractual arrangements, including a business cooperation agreement, exclusive technical service and management consultancy agreement, exclusive call option agreement, equity pledge agreement and shareholders’ rights entrustment agreement (collectively referred to as the “Contractual Arrangements” as further described below) with Shenzhen Meten, Shenzhen Likeshuo and their shareholders, respectively. Consequently, Shenzhen Meten and Shenzhen Likeshuo became consolidated VIEs of the Company upon the completion of the relevant reorganization steps.

7)	As part of the Reorganization, Shenzhen Meten transferred its equity interests in certain operations that are not a part of the Business to Shenzhen Yilian Investment and made a net cash distribution of approximately RMB148,270. Such net payment is recorded as distributions in connection with Reorganization in the accompanying consolidated statements of changes in shareholders’ deficit for the year ended December 31, 2018.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

The Reorganization involved the restructuring of the legal structure of the Business, which was under common control and did not result in any changes in the economic substance of the ownership and the Business. The accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Upon completion of the Reorganization, the Company’s shares and per share information including the basic and diluted (loss)/income per share have been presented retrospectively as if the number of ordinary shares outstanding immediately after the completion of the Reorganization had been outstanding from the beginning of the earliest period presented, except for the ordinary shares issued in connection with the exchange of Redeemable Owner’s Investment held by the Pre-IPO investors during the Reorganization have been weighted for the portion of the period that they were outstanding.

(c)	VIE arrangements

There are some uncertainties as to whether applicable PRC laws and regulations prohibit foreign investors from providing English language training and value-added telecommunications services in the PRC. To comply with the relevant PRC laws and regulations, the Company operates substantially all of its business through its VIEs. To provide the Company the control of the VIEs, Zhuhai Meten and Zhuhai Likeshuo entered into a series of contractual arrangements with the VIEs and their respective equity holders as follows:

Business Cooperation Agreements

Pursuant to the business cooperation agreements, the WFOEs shall provide management support, consulting services and technical services necessary for the English training and relevant services, and in return, the VIEs shall pay services fees to the WFOEs accordingly as described under the exclusive technical service and management consultancy agreement. Without the prior written consent of the WFOEs, the VIEs and its affiliated entities cannot accept services provided by or establishing similar corporation relationship with any third party.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

Exclusive Technical Service and Management Consultancy Agreements

Pursuant to the exclusive technical service and management consultancy agreements, the WFOEs agreed to provide exclusive technical services to the VIEs and its affiliated entities. Without the prior written consent of the WFOEs, the VIEs and their respective affiliated entities cannot accept services provided by or establishing similar corporation relationship with any third party. The WFOEs owns the exclusive intellectual property rights created as a result of the performance of this agreement unless otherwise provided by the PRC laws or regulations. In consideration of the technical and management consultancy services provided by the WFOEs, the VIEs and their respective affiliated entities agreed to pay annual service fees to the WFOEs in an amount at the WFOEs’ discretion. As of December 31, 2018, no service fee had been paid by and or was payable from the VIEs to the WFOEs.

Exclusive Call Option Agreements

Under the exclusive call option agreements, entered into among the VIEs, the WFOEs and each of the equity holders of the VIEs, each of the equity holders of the VIEs irrevocably granted the WFOEs an exclusive option to purchase, or have its designated representatives to purchase, to the extent permitted under PRC law, all or part of his or its equity interests in the VIEs. The WFOEs or its designated representatives have sole discretion as to when to exercise such options, either in part or in full. The exercise prices for the VIEs is equal to the lowest price as permitted under applicable PRC law and regulations. Without the WFOEs’ prior written consent, the VIEs’ equity holders shall not sell or otherwise dispose of their beneficial interest, increase or decrease the registered capital, amend its articles of association, create or allow any encumbrance on its assets or other beneficial interests and provide any loans or guarantees, etc.. The agreements expire upon transfer of all equity interest and assets of the VIEs to the WFOEs or its designated representatives.

Equity Pledge Agreements

Pursuant to the equity pledge agreements among the WFOEs, the VIEs and the equity holders of the VIEs, the equity holders of the VIEs shall pledge all of their equity interests in the VIEs to the WFOEs to guarantee the performance by the VIEs and the equity holders’ performance of their respective obligations under the Contractual Arrangements. In enforcing the pledge, if the VIEs and/or their shareholders breach their contractual obligations under those agreements, the WFOEs, as pledgee, will be entitled to certain rights, including the right to dispose of the pledged equity interests. This agreement is not terminated until all of the VIEs’ obligations have been fulfilled under the Contractual Arrangements.

Shareholders’ Rights Entrustment Agreements

Pursuant to the shareholders’ rights entrustment agreement signed between the WFOEs, the VIEs and the equity holders of the VIEs, the equity holders of the VIEs irrevocably appointed the WFOEs as its attorney-in-fact to exercise on such shareholder’s behalf any and all rights that such shareholder has in respect of its equity interest in the VIEs, including but not limited to executing the exclusive right to convene and attend shareholders’ meeting, vote on all matters of the VIEs under their Articles of Association, nominate and appoint directors and other senior management members of the VIEs. These agreements remain effective and irrevocable in the period which can be extended under PRC laws until the WFOEs has purchased all equity of the VIEs under the exclusive call option agreements.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

Spousal Undertakings

Pursuant to the spouse undertakings, the respective spouse of the individual shareholders of the VIEs has irrevocably agreed to the execution of business cooperation agreement, exclusive technical service and management consultancy agreement, exclusive call option agreement, equity pledge agreement and shareholders’ rights entrustment agreement. The respective spouse of the individual shareholders of the VIEs further undertakes that he or she has not participated, is not participating and shall not in the future participate in the operation, management, liquidation, dissolution and other matters in relation to the VIEs and its affiliated entities, and confirms that the respective shareholder or its designated person can execute all necessary documents and perform all necessary procedures and give effect to the fundamental purposes under the contractual arrangements mentioned above, and further confirms and agrees to all such documents and procedures in relation to the spouse’s equity interest in the VIEs.

Through the aforementioned contractual agreements, the Company has the ability to:

●	exercise effective control over the VIEs whereby having the power to direct Shenzhen Meten and Shenzhen Likeshuo’s activities that most significantly drive the economic results of them;

●	receive substantially all of the economic benefits and residual returns, and absorb substantially all the risks and expected losses from Shenzhen Meten and Shenzhen Likeshuo as if it was their sole shareholder; and

●	have an exclusive option to purchase all of the equity interests in Shenzhen Meten and Shenzhen Likeshuo.

Management therefore concluded that the Company, through the above Contractual Arrangements, has the power to direct the activities that most significantly impact the VIEs’ economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the VIEs, and therefore the Company is the ultimate primary beneficiary of these VIEs. Consequently, the financial results of the VIEs were included in the Group’s consolidated financial statements.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

1. Organization and Principal Activities

The table sets forth the assets and liabilities of the VIEs included in the Company’s consolidated balance sheets:

	As of December 31,
	2017	2018
	RMB’000	RMB’000
ASSETS
Current assets
Cash and cash equivalents	321,776	174,323
Short-term investments	50,187	—
Contract assets	11,851	14,208
Accounts receivable	1,111	2,221
Other contract costs	43,041	46,503
Prepayments and other current assets	65,013	104,761
Amounts due from related parties	77,363	29,206
Prepaid income tax	3,523	12,674
Total current assets	573,865	383,896
Non-current assets
Restricted cash	6,581	14,787
Other contract costs	13,752	7,968
Equity method investments	18,008	23,426
Property and equipment, net	195,411	211,954
Intangible assets, net	—	36,904
Deferred tax assets	26	4,072
Goodwill	53,542	276,905
Long-term prepayments and other non-current assets	44,329	46,978
Total non-current assets	331,649	622,994
Total assets	905,514	1,006,890
Current liabilities
Accounts payable	7,056	13,974
Deferred revenue	341,328	432,083
Salary and welfare payable	70,032	67,892
Financial liabilities from contracts with customers	437,027	423,163
Accrued expenses and other payables	34,478	78,462
Income taxes payable	9,481	3,468
Amounts due to related parties	9,272	20,073
Total current liabilities	908,674	1,039,115
Non-current liabilities
Deferred revenue	42,707	52,169
Deferred tax liabilities	7,489	23,101
Non-current tax payable	—	6,801
Total non-current liabilities	50,196	82,071
Total liabilities	958,870	1,121,186

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

The table sets forth the results of operations of the VIEs included in the Company’s consolidated statements of comprehensive (loss)/income:

	Years ended December 31,
	2016	2017	2018
	RMB’000	RMB’000	RMB’000
Net revenues	801,545	1,149,721	1,424,234
Net (loss)/income	(27,147)	40,342	53,755

The table sets forth the cash flows of the VIE included in the Company’s consolidated statements of cash flows:

	Years ended December 31,
	2016	2017	2018
	RMB’000	RMB’000	RMB’000
Net cash generated from operating activities	92,624	259,708	78,680
Net cash used in investing activities	(110,586)	(128,629)	(74,793)
Net cash generated from / (used in) financing activities	123,636	6,021	(142,633)

The unrecognized revenue producing assets that are held by the VIEs comprise of assembly workforce and intellectual property and trademarks which were not recorded on the Company’s consolidated balance sheets as they do not meet all the capitalization criteria.

In accordance with the Contractual Arrangements, the Company has power to direct activities of the VIEs, and can have assets transferred freely out of the VIEs without restrictions. Therefore the Company considers that there is no asset in the VIEs that can be used only to settle obligations of the respective VIE, except for registered capital and the PRC statutory reserves. Relevant PRC laws and regulations restrict the VIEs from transferring a portion of its net assets, equivalent to the balance of their registered capital and statutory reserves, to the Company in the form of loans and advances or cash dividends. Please refer to Note 20 for disclosure of the restricted net assets.

As the VIEs are incorporated as limited liability companies under the PRC Company Law, the creditors of the VIEs do not have recourse to the general credit of the Company. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIEs.

Risks associated with VIE arrangements

There are substantial uncertainties regarding the interpretation and application of the PRC laws and regulations, and the Company cannot assure you that the PRC government would agree that the Group’s corporate structure or any of the above-mentioned Contractual Arrangements comply with current or future PRC laws or regulations. The PRC laws and regulations governing the validity of these Contractual Arrangements are uncertain and the relevant government authorities may have broad discretion in interpreting these laws and regulations. If the Company and its consolidated VIEs are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain any of the required licenses and permits, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

(a)	revoking the business licenses of such entities;

(b)	discontinuing or restricting the operations of any transactions among the Company’s PRC subsidiaries and the VIEs;

(c)	limiting the Company’s business expansion in China by way of entering into contractual arrangements;

(d)	confiscating the income of the VIEs or the Company’s PRC subsidiaries;

(e)	imposing fines, penalties or other requirements with which the Company, its PRC subsidiaries or consolidated VIEs may not be able to comply;

(f)	requiring the Company to restructure its ownership structure or operations, terminate the Contractual Arrangements with the VIEs and deregistering the equity pledges on the equity interest in the VIEs, which in turn would affect its ability to consolidate, derive economic interests from, or exert effective control over the VIEs;

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

(g)	restricting or prohibiting its use of the proceeds of any offering to finance its business and operations in China; or

(h)	restricting the use of financing sources by the Company or the VIEs, or otherwise restricting the Company or the VIEs’ ability to conduct business.

If the imposition of any of these penalties precludes the Company from operating its business, it would no longer be in a position to generate revenue or cash from it. If the imposition of any of these penalties causes the Company to lose its rights to direct the activities of its consolidated VIEs or its rights to receive its economic benefits, the Company would no longer be able to consolidate these entities, and its financial statements would no longer reflect the results of operations from the business conducted by VIEs except to the extent that the Company receives payments from VIEs under the Contractual Arrangements. Either of these results, or any other significant penalties that might be imposed on the Company in this event, would have a material adverse effect on its financial condition and results of operations.

(d) Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The consolidated financial statements are presented in Renminbi (“RMB”), rounded to the nearest thousands except share data and per share data, or otherwise noted.

The accompanying consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Group’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements, including obtaining bank borrowings.

Historically, the Group relied on external bank loans and financing from Pre-IPO investors to fund its working capital and capital expenditure requirements and to meet its obligations and commitments when they become due.

The Group has carried out a review of its cash flow forecast for the twelve months ending from the date of this report. Based on such forecast, management believes that adequate sources of liquidity exist to fund the Group’s working capital and capital expenditures requirements, and other liabilities and commitments as they become due. In preparing the cash flow forecast, management has considered historical cash requirements, working capital and capital expenditures plans, estimated cash flows provided by operations, existing cash on hand, as well as other key factors, including its ability to obtain external financing. Management believes the assumptions used in the cash forecast are reasonable.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

(e) Principles of consolidation

The Group’s consolidated financial statements include the financial statements of the Company, its subsidiaries and its VIEs for which the Company or its subsidiaries is the primary beneficiary. All transactions and balances among the Company, its subsidiaries and its VIEs have been eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting powers; has the power to appoint or remove the majority of the members of the board of directors; or to cast a majority of votes at the meeting of directors; or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiaries, through contractual agreements, bears the risks of, and enjoys the rewards normally associated with ownership of the entity. In determining whether the Company or its subsidiaries are the primary beneficiary, the Company considered whether it has the power to direct activities that are significant to the VIE’s economic performance, and also the Group’s obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company, through the WFOEs holds all the variable interests of the VIEs, and has been determined to be the primary beneficiary of the VIEs.

2. Significant accounting policies

(a) Use of estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the balance sheet date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include, but are not limited to, estimate of standalone selling prices of each unit of accounting in multiple elements arrangements, estimate of breakage, the fair value of identifiable assets acquired , liabilities assumed and non-controlling interests in business combinations, the useful lives of long-lived assets including intangible assets, the fair value of the reporting unit for the goodwill impairment test, the allowance for doubtful accounts receivable and other receivables, the realization of deferred tax assets, the fair value of share-based compensation awards, and the recoverability of long-lived assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(b) Functional currency

The Group use RMB as its reporting currency. The functional currency of the Company and its subsidiaries incorporated outside of the PRC is United States dollar (“US$”), while the functional currency of the PRC entities in the Group is RMB as determined based on the criteria of ASC 830, Foreign Currency Matters.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

(c) Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive (loss)/income and consolidated statements of cash flows from RMB into US$ as of and for the year ended December 31, 2018 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB7.1477, representing the index rates stipulated by the Federal Reserve Bank of New York on September 30, 2019. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2018, or at any other rate. The US$ convenience translation is not required under U.S. GAAP and all US$ convenience translation amounts in the accompanying consolidated financial statements are unaudited.

(d) Cash and cash equivalents

Cash and cash equivalents comprise cash at bank and on hand, and highly liquid investments. The Group considers highly liquid investments that are readily convertible into known amounts of cash and with a maturity of three months or less when purchased to be cash equivalents. All of the Group’s bank deposits is RMB denominated and are placed with financial institutions in the PRC. Cash equivalents amounted to RMB10,000 and RMB nil as of December 31, 2017 and 2018, respectively.

(e) Short-term investments

Short-term investments include wealth management products, which are mainly deposits with variable interest rates placed with financial institutions. The Group classifies the wealth management products as available-for-sale securities. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related income tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.

(f) Contract assets

A contract asset is recognized when the Group recognizes revenue before being unconditionally entitled to the consideration under the payment terms set out in the contract. Contract assets are set off against financial liabilities with customers when the customers are not entitled to full refund of the tuition fee paid (see note 2(r)).

(g) Accounts Receivable

Accounts receivable primarily consists of receivables of franchise fees and amounts due from the customers under the installment payment arrangement (note 5(i)). Accounts receivable are presented net of allowance for doubtful accounts. The Group uses specific identification in providing for bad debts when facts and circumstances indicate that collection is doubtful and based on factors listed in the following paragraph. If the financial conditions of its franchisee and customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

The Group maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Accounts receivable are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2017 and 2018, the Group does not have any off-balance-sheet credit exposure relate to its customers, except for the guarantees given to installment institutions for loans granted to customers of the Group’s English training services in Note 19(c).

(h) Contract costs

Contract costs are the incremental costs of obtaining a contract with a customer. Incremental costs of obtaining a contract are those costs that the Group incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained e.g. an incremental sales commission. Incremental costs of obtaining a contract are capitalized when incurred if the costs relate to revenue which will be recognised in a future reporting period and the costs are expected to be recovered. Other costs of obtaining a contract are expensed when incurred. Capitalized contract costs are stated at cost less accumulated amortisation and impairment losses.

Contract costs capitalized as of December 31, 2017 and 2018 relate to the incremental sales commissions paid to third-party sales agents or the Group’s sales personnel whose selling activities resulted in customers entering into sale and purchase agreements for the Group’s services. Contract costs are recognized as part of “selling and marketing expenses” in the consolidated statements of comprehensive (loss)/income in the period in which revenue from the related services is recognized. The amount of capitalized costs recognized in profit or loss for the years ended December 31, 2016, 2017 and 2018 were RMB51,304, RMB68,191 and RMB 87,126 respectively.

(i) Restricted cash

Restricted cash mainly consists of security deposits for establishments of training schools as requested by local education bureau. Restricted cash is classified as either current or non-current based on when the funds will be released in accordance with the terms of the respective agreement for the establishment. Amounts included in restricted cash represent those required to be set aside by a contractual agreement with education bureau.

(j) Equity method investments

Investee companies over which the Group has the ability to exercise significant influence, but does not have a controlling interest through investment in common shares or in-substance common shares, are accounted for using the equity method. Significant influence is generally considered to exist when the Group has an ownership interest in the voting stock of the investee between 20% and 50%, and other factors, such as representation on the investee’s board of directors, voting rights and the impact of commercial arrangements, are also considered in determining whether the equity method of accounting is appropriate.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

Under the equity method, the Group initially records its investment at cost and subsequently recognizes the Group’s proportionate share of each equity investee’s net income or loss after the date of investment into earnings and accordingly adjusts the carrying amount of the investment. The Group reviews its equity method investments for impairment whenever an event or circumstance indicates that an other-than-temporary impairment has occurred. The Group considers available quantitative and qualitative evidence in evaluating potential impairment of its equity method investments. An impairment charge is recorded when the carrying amount of the investment exceeds its fair value and this condition is determined to be other-than-temporary.

(k) Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and any recorded impairment.

Gains or losses arising from the disposal of an item of property and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the item and are recognized in profit or loss on the date of disposal.

The estimated useful lives are presented below.

Buildings	20 years
Leasehold improvements	Shorter of the lease term and the estimated useful lives of the assets
Motor vehicles	5 years
Equipment, fixture and furniture, and other fixed assets	2 - 10 years

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

The Group capitalizes costs associated with the acquisition of major software for internal use in other assets in the consolidated balance sheet and amortizes the assets over the expected life of the software, generally between five and ten years.

(l) Business combinations

Business combinations are recorded using the acquisition method of accounting. The assets acquired, the liabilities assumed, and any non-controlling interests of the acquiree at the acquisition date, if any, are measured at their fair values as of the acquisition date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree and fair value of previously held equity interest in the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. Consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

Major business combinations occurred during the years ended December 31, 2016, 2017 and 2018 are disclosed in Note 4.

(m) Acquired intangible assets, net

Acquired intangible assets other than goodwill mainly consist of trademark, backlog, customer relationship and favorable lease assets, and are carried at cost, less accumulated amortization and impairment. Amortization of finite-lived intangible assets is computed using the straight-line method over the estimated useful lives. The amortization periods by intangible asset classes are as follows:

Trademark	10 years
Backlog	3 years
Customer relationship	5.5 years
Favorable lease contracts	3 years

(n) Impairment of long-lived assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Group first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment losses were recorded for the years December 31, 2016, 2017 and 2018.

(o) Operating leases

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements comprehensive (loss) income on a straight-line basis over the lease periods. Certain operating leases contain rent holidays and escalating rent. Rent holidays and escalating rent are considered in determining the straight-line rent expense to be recorded over the lease term. The Group had no capital leases for the years ended December 31, 2016, 2017 and 2018.

(p) Goodwill

Goodwill represents the excess purchase price over the estimated fair value of net assets acquired in a business combination.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. Goodwill is tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment, including the identification of the reporting unit, assignment of assets and liabilities to the reporting unit, assignment of goodwill to the reporting unit, and determination of the fair value of each reporting unit. Estimating fair value is performed by utilizing various valuation techniques, with a primary technique being a discounted cash flow which requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long term rate of growth for the Group’s business, estimation of the useful life over which cash flows will occur, and determination of the Group’s weighted average cost of capital.

The Group has the option to perform a qualitative assessment to determine whether it is more-likely-than not that the fair value of a reporting unit is less than its carrying value prior to performing the two-step goodwill impairment test. If it is more-likely-than-not that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required. If the two-step goodwill impairment test is required, first, the fair value of the reporting unit is compared with its carrying amount (including goodwill). If the fair value of the reporting unit is less than its carrying amount, an indication of goodwill impairment exists for the reporting unit and the Group performs step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. The Group performs its annual impairment review of goodwill at December 31 of each year. No impairment losses were recorded for goodwill for the years ended December 31, 2016, 2017 and 2018.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

2. Significant accounting policies

(q) Deferred Revenue

Cash proceeds received from customers are recorded as deferred revenue when the Group being unconditionally entitled to the tuition fees/proceeds under the payment terms set out in the contract. Deferred revenue are recognized as revenues when revenue recognition criteria are met.

(r) Revenue recognition

The Company adopted ASC 606, “Revenue from Contracts with Customers” for all periods presented. Consistent with the criteria of ASC 606, the Company follows five steps for its revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The primary sources of the Group’s revenues are as follows:

(1)	General adult English training service and overseas training service

The general adult English training service primarily consist of English classroom-based training. Course fees are generally collected in advance as a package or paid under installment plans for: (i) service fee of main English classroom-based courses; (ii) service fee of supplementary English classroom-based course; (iii) educational materials; and (iv) assessment of level of English proficiency.

The overseas training services are provided for customers planning to take international standardized tests and/or study abroad. Such services comprise international standardized test preparation courses and overseas study services.

The customers can attend main English classroom-based course/overseas training for predetermined course hours in a predetermined period of time. Supplementary English classroom-based course can be attend without limit in such period of time.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

The Group has assessed all variable considerations identified when determining the transaction price. In making such assessment, the Group has considered various possible forms that variable considerations may take, including price concessions, discounts, rebates, refunds, credits, incentives, performance bonuses, penalties or other similar items. Generally, customers are entitled to a short-term course trial period/trial courses which commences on the date the course begins or the date of contract signed. Course fee refunds are provided to customers if they decide not to participate in such course within the trial period/trial courses. In addition, the Group offers refunds of the amount related to 70% of the course fee of the undelivered course hours to customers who withdraw from a course, provided attended course hours are less than or equal to 30% of total hours in the courses at the time of withdrawal. No refund will be provided for customers attending more than 30% of total hours in the underlying courses. Reversal in the amount of cumulative revenue arising from refunds have been insignificant for the years ended December 31, 2016, 2017 and 2018.

Each type of service/product included in the course fee is a separate unit of accounting, as each type has distinct nature with different patterns and measurements of transfer to the customers. The Group estimates standalone selling prices of each service/product and recognizes them in different revenue recording methods.

For main English classroom-based courses/overseas training services, revenues are recognized proportionately as the course hours are consumed. Customers may not utilize all of their contracted rights within the service period. Such unutilized service treatments are referred to as breakage. An expected breakage amount is determined by historical experience and is recognized as revenue in proportion to the pattern of service utilized by the customers.

For supplementary English classroom-based course, revenues are recognized on a straight-line basis over the entire main English classroom-based course period.

For educational materials and assessments of level of English proficiency, revenues are recognized according to the accounting policy as set out in note 2(r)(4) below.

Course fee received are initially recorded as financial liabilities from contracts with customers. During the trial period/trial courses, the Group recognizes contract assets when revenues are recognized. After the completion of trial period/trial course but before the completion of 30% of total hours in the courses, the contract assets are set off against the financial liabilities from contracts with customers and recognition of revenue is recorded as a reduction of the related financial liabilities from contracts with customers, and non-refundable amounts of course fee are transferred from financial liabilities from contracts with customers to deferred revenue. After the completion of 30% of total hours in the courses, the remaining financial liabilities from contracts with customers are reclassified as deferred revenue in the consolidated balance sheet and the recognition of revenue is recorded as a reduction of the deferred revenue.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

(2)	Online English training services

The Group operates “Likeshuo” platform to offer online live streaming English training services. Customers enroll for online courses by the use of prepaid study cards.

The Group has assessed all variable considerations identified when determining the transaction price. In making such assessment, the Group has considered various possible forms that variable considerations may take, including price concessions, discounts, rebates, refunds, credits, incentives, performance bonuses, penalties or other similar items. For courses offered on the “Likeshuo” platform, the Group typically allows a refund of the course fees for any undelivered course/service hours after deducting a platform operation charge associated with the delivering such courses/services online, provided that a customer shall apply for refund at any time during these courses. Reversal in the amount of cumulative revenue arising from refunds have been insignificant for the years ended December 31, 2016, 2017 and 2018.

The proceeds collected for the study cards are initially recorded as financial liabilities from contracts with customers. Revenues are generally recognized proportionately as the course/service hours are delivered.

(3)	Junior English training

The Group offers junior English training services under “Meten” brand and “ABC” brand. Customers attend the classroom-based training for predetermined course hours in a predetermined period of time.

The Group has assessed all variable considerations identified when determining the transaction price. In making such assessment, the Group has considered various possible forms that variable considerations may take, including price concessions, discounts, rebates, refunds, credits, incentives, performance bonuses, penalties or other similar items. For courses offered under “Meten” brand, the refund policy is similar to the general adult English training service. For courses offered under “ABC” brand, customers are generally entitled to full refund regarding the incompleted course hours after deduction of RMB2,000 as the early contract termination fee if a student requests a refund within 30 days upon the commencement of the course. No refund will be provided if a student requests a refund after 30 days upon the commencement of the course. Course fee received are initially recorded as financial liabilities from contracts with customers. Within the trial period of 30 days, recognition of revenue is recorded as a reduction of the related financial liabilities from contracts with customers. After 30 days upon the commencement of the course, the remaining financial liabilities from contracts with customers are reclassified as deferred revenue in the consolidated balance sheet and the recognition of revenue is recorded as a reduction of the deferred revenue. Revenues are generally recognized proportionately as the course hours are delivered.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

(4)	Sales of goods

Sales of goods are primarily derived from 1) sales of food and beverage during tuitions; and 2) delivery of educational materials and assessment report of level of English proficiency as included in the package of general classroom-based English training services. Revenue is recognized when the customer takes possession of and accepts the products.

(5)	Revenue from other English language-related services

Revenue from other English language-related services are primarily derived from franchising learning centers through which the franchisee are authorized to use the Group’s brand and are required to adopt the Group’s centralized management system. An initial franchise fee and one-time design consulting fee or a renewal franchise fee is received when the Group enters into or renew a franchise agreement. During the term of the franchise, each franchised learning center are charged recurring franchise fees monthly based on an agreed percentage of its collected course and service fees and related individual course materials fees. The revenue of initial/renewal franchise fee is recognized on a straight-line basis over the franchise period. The revenue of one-time design consulting fee is recognized when the consulting service is provided. The revenue of recurring franchise fee is recognized when the Group and the franchisee confirm and agree the calculation of the fee at the end of each month during the franchise period.

(s) Cost of revenue

Cost of revenue consists of expenditures incurred in the generation of the Group’s revenue, includes but not limited to the course content related costs, service fees paid to contract human teachers in courses, rental expenses, IT service costs and depreciations for property and equipment.

(t) Sales and marketing expenses

Sales and marketing expenses consist primarily of advertising costs, branding and marketing expenses, salary and welfare for sales and marketing personnel, commission to distribution channels and sales and marketing personnel. The branding and marketing expenses amounted to RMB90,039, RMB135,418 and RMB144,203 for the years ended December 31, 2016, 2017 and 2018, respectively.

(u) General and administrative expenses

General and administrative expenses consist primarily of salary and welfare for general and administrative personnel, depreciation expenses for property and equipment, property management fee and general office expenses.

(v) Research and development expenses

Research and development costs are expensed as incurred.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

(w) Government grants

Government grant is recognized when there is reasonable assurance that the Group will comply with the conditions attach to it and the grant will be received. Government grant for the purpose of giving immediate financial support to the Group with no future related costs or obligation is recognized in the Company’s consolidated statements of comprehensive (loss) income when the grant becomes receivable. For the years ended December 31, 2016, 2017 and 2018, RMB4,434, RMB4,046 and RMB7,817 of government grants were recognized, respectively.

(x) Employee benefits

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB36,621, RMB47,438 and RMB56,248 for the years ended December 31, 2016, 2017 and 2018, respectively.

(y) Income taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carryforwards, if any. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of comprehensive income in the period the change in tax rates or tax laws is enacted.

The Group reduces the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is “more-likely-than-not” that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more-likely-than-not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, and the Group’s experience with operating loss and tax credit carryforwards, if any, not expiring.

The Group recognizes in its financial statements the impact of a tax position if that position is “more-likely-than-not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more-likely-than-not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Interest and penalties recognized related to unrecognized tax benefits are classified as income tax expense in the consolidated statements of comprehensive income.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

(z) Share based compensation

Share-based compensation costs are measured at the grant date. The compensation expense in connection with the shares awarded to employees is recognized using the straight-line method over the requisite service period. Forfeitures are estimated at the time of grant, with such estimate updated periodically and with actual forfeitures recognized currently to the extent they differ from the estimate. In determining the fair value of the shares awarded to employees, the discounted cash flow pricing model has been applied.

(aa) Statutory reserve

In accordance with the Company Laws of the PRC, the PRC Entities registered as PRC domestic companies must make appropriations from its after-tax profit as determined under the PRC GAAP to non-distributable reserve funds including a statutory surplus fund and a discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits as determined in accordance with the legal requirements in the PRC. Appropriation is not required if the surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

The use of the statutory reserves are restricted to the off-setting of losses or increasing capital of the respective company. All these reserves are not allowed to be transferred to their investors in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

(ab) Contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

(ac) Fair value measurements

The Group applies ASC 820, Fair Value measurements and Disclosures, for fair value measurements financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring and non-recurring basis. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access at the measurement date.

●	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

●	Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. In situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects management’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by management based on the best information available in the circumstances.

The carrying amounts of cash and cash equivalents, accounts receivable, amounts due from related parties, accounts payable, amounts due to related parties, income taxes payable, accrued expenses and other payables as of December 31, 2017 and 2018 approximate their fair values because of short maturity of these instruments.

(ad) Net (loss)/income per share

Basic net (loss)/income per share is computed by dividing net (loss)/income attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year. Diluted net (loss)/income per share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised into common shares. Common share equivalents are excluded from the computation of the diluted net (loss)/income per share in years when their effect would be anti-dilutive. The Group has non-vested shares which could potentially dilute basic (loss)/income per share in the future. To calculate the number of shares for diluted net (loss)/income per share, the effect of the non-vested shares is computed using the treasury stock method.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

(ae) Recently issued accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” a new standard on revenue which will supersede the revenue recognition requirements in ASC 605. The new standard, as amended, sets forth a single comprehensive model for recognizing and reporting revenues. The new guidance requires the Group to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance requires the Group to apply the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the Group satisfies a performance obligation. The standard also requires additional financial statement disclosures that will enable users to understand the nature, amount, timing and uncertainty of revenues and cash flows relating to customer contracts. The standard is effective for public business entities for annual periods beginning after December 15, 2017, and interim periods therein. Early adoption is permitted. The Group has early adopted the standard. Details of the accounting policy on revenue is disclosed in note 2(r).

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The main objective of this update is to enhance the reporting model for financial instruments to provide users of financial statements with more decision-useful information. ASU 2016-01 changes how entities measure certain equity investments and present changes in the fair value of financial liabilities measured under the fair value option that are attributable to their own credit. The guidance also changes certain disclosure requirements and other aspects of current U.S. GAAP. ASU 2016-01 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2017. Early adoption by public entities is permitted only for certain provisions. The Group has adopted ASU 2016-01 and determined that the adoption does not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases” (“ASU 2016-02”). The guidance requires a lessee to recognize right-of-use (“ROU”) assets and lease liabilities on the balance sheet for all lease obligations and disclose key information about leasing arrangements, such as the amount, timing, and uncertainty of cash flows arising from leases. The guidance requires modified retrospective application and is effective for fiscal years beginning after December 15, 2018 for public companies; however, early adoption is permitted. Entities are allowed to apply the modified retrospective approach (i) retrospectively to each prior reporting period presented in the financial statements with the cumulative-effect adjustment recognized at the beginning of the earliest comparative period presented or (ii) retrospectively at the beginning of the period of adoption on January 1, 2019, through a cumulative-effect adjustment.

The Group will adopt this standard as of January 1, 2019 and will apply the modified retrospective approach on this date by recording a cumulative-effect adjustment. Upon adoption the Group will elect the package of practical expedients permitted under the transition guidance within the new standard, which among other things allows the group to carryforward the historical lease classification. The Group will make an accounting policy election to keep leases with an initial term of 12 months or less off of the balance sheet. These lease payments will be recognized in the consolidated statements of comprehensive (loss) income on a straight-line basis over the lease term.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

Management expect that this standard will have a material effect on the Company’s consolidated financial statements. Management currently believe the most significant changes relate to the recognition and measurement of right-of-use (“ROU”) assets and lease liabilities on the balance sheet for operating leases of the buildings of the Group’s training center and office space. The adoption of the standard is expected to result in recognition of ROU assets and lease liabilities of approximately RMB  553,172 and RMB 553,155, respectively, as of January 1, 2019. The Group does not believe the standard will materially affect the income statement, except for additional impairment of ROU assets, which could be material given the size of ROU assets.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses” (“ASU 2016-13”), which introduces new guidance for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments, including, but not limited to, trade and other receivables, held-to-maturity debt securities, loans and net investments in leases. The new guidance also modifies the impairment model for available-for-sale debt securities and requires the entities to determine whether all or a portion of the unrealized loss on an available-for-sale debt security is a credit loss. The standard also indicates that entities may not use the length of time a security has been in an unrealized loss position as a factor in concluding whether a credit loss exists. The ASU is effective for public companies for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Group is in the process of evaluating the impact of ASU 2016-13 on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230), a consensus of the FASB’s Emerging Issues Task Force” (“ASU 2016-15”). The new guidance is intended to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The ASU is effective for public companies for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including interim periods within those fiscal years. An entity that elects early adoption must adopt all of the amendments in the same period. The guidance requires application using a retrospective transition method. The Group has early adopted ASU 2016-15 and the adoption had no material impact on the Group’s consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows” (“ASU 2016-18”). This ASU affects all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows under Topic 230. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. This update will become effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, and early adoption is permitted in any interim or annual period. The Group has early adopted ASU 2016-18 and the adoption had no material impact on the Company’s consolidated financial statements.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

In January 2017, the FASB issued guidance which simplifies the current two-step goodwill impairment test by eliminating Step two of the test. The guidance requires a one-step impairment test in which an entity compares the fair value of a reporting unit with its carrying amount and recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, if any. This guidance is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years, and should be applied on a prospective basis. Early adoption is permitted for the interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Group is currently evaluating the impact of the adoption of this guidance on its financial statements and related disclosures.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation—Stock compensation (Topic 718): Scope of modification accounting” (“ASU 2017-09”), which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. ASU 2017-09 is effective prospectively for all companies for annual periods beginning on or after December 15, 2017, and early adoption is permitted. The Group has early adopted ASU 2017-05 and the adoption had no material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13 (“ASU 2018-13”), Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The amendments in ASU 2018-13 will be effective for the Group beginning after January 1, 2020 including interim periods within the year. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU No. 2018-13 and delay adoption of the additional disclosures until their effective date. The Group is not early adopting the standard and it is in the process of evaluation the impact of adoption of this new standard on its consolidated financial statements.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

3. Risks and Concentration

(a) Foreign exchange risk

As the Group’s principal activities are carried out in the PRC, the Group’s transactions are mainly denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must take place through the People’s Bank of China or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the People’s Bank of China that are determined largely by supply and demand.

The management does not expect that there will be any significant currency risk for the Group during the reporting periods.

(b) Credit and concentration risk

The Group’s credit risk arises from cash and cash equivalents, short-term investments, prepayments and other current assets, and accounts receivable. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk.

The Group expects that there is no significant credit risk associated with the cash and cash equivalents and short-term investments which are held by reputable financial institutions in the jurisdictions where the Company, its subsidiaries and VIEs are located. The Group believes that it is not exposed to unusual risks as these financial institutions have high credit quality.

The Group has no significant concentrations of credit risk with respect to its prepayments.

Accounts receivable is typically unsecured and are derived from revenue earned either from franchisee or from customers under the installment payment arrangement. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them.

The credit risk exposure resulted from guarantee provided for customers under the installment payment arrangement are disclosed in Note 19(c).

(i) Concentration of revenues

No single customer represented 10% or more of the Group’s revenues for the years ended December 31, 2016, 2017 and 2018.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

(ii) Concentration of accounts receivable

The Group has not experienced any significant recoverability issue with respect to its accounts receivable. The Group conducts credit evaluations on its franchisees and customers under the installment payment arrangements and generally does not require collateral or other security from such franchisees and customers.

The following table summarized party with greater than 10% of the accounts receivable:

	As of December 31,
	2017	2018
Receivables from Franchisee A	14%	—
Receivables from Franchisee B	18%	*
Receivables from Franchisee C	13%	—
Receivables from Franchisee D	11%	—
Receivables from Franchisee E	13%	—
Receivables from Franchisee F	21%	*
Receivables from Franchisee G	—	65%
Receivables from Franchisee H	—	15%

*	Less than 10%

4. Business combinations and acquisition of non-controlling interests in subsidiaries

Assets acquired and liabilities assumed in business combinations were recorded on the consolidated balance sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Group have been included in the consolidated statements of (loss) income since their respective dates of acquisition. The excess of the purchase price plus the fair value of non-controlling interest of the acquiree at the acquisition date over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill.

Business acquisitions in the year ended December 31, 2018:

(i) Acquisition of Beijing Jingchengying Education Culture Development Co., Ltd.

On June 25, 2018, Shenzhen Meten entered into an agreement with the then shareholders of Beijing Jingchengying Education Culture Development Co., Ltd. (referred as “ABC Education” which is the brand name of this company), pursuant to which Shenzhen Meten agreed to acquire 80% equity interests in ABC Education for a cash consideration of RMB139,040. Upon completion of the acquisition, ABC Education became a partially-owned subsidiary of Shenzhen Meten. The acquisition was consummated on June 30, 2018.

The principal business activity of ABC Education is providing Junior English training service.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

The transaction was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. The results of ABC Education’s operations have been included in the Company’s consolidated financial statements since June 30, 2018. The revenue and net loss of ABC Education from the acquisition date to December 31, 2018 is RMB62,791 and RMB11,520 respectively.

The allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values was as follows. The non-controlling interest represents the fair value of the 20% equity interest not held by the Company:

As of June 30, 2018
RMB’000
Cash and cash equivalents	24,248
Accounts receivable	165
Prepayments and other current assets	43,122
Inventories	2,517
Prepaid tax	613
Other current assets	3,804
Property, plant and equipment	3,679
Intangible assets	41,010
Accounts payable	(1,467)
Deferred revenue	(149,656)
Salary and welfare payable	(6,981)
Deferred tax liabilities	(17,832)
Fair value of non-controlling interests	(26,070)
Goodwill	221,888
Total purchase consideration	139,040

The intangible assets mainly consist of trademark, backlog, customer relationship and favorable lease contracts. The fair values of the trademark of RMB16,200, the backlog of RMB5,815, the customer relationship of RMB11,400 and the favorable lease assets of RMB 7,565 are amortized over 10 years, 3 years, 5.5 years and 3 years, respectively on a straight line basis. The goodwill of RMB221,888, which was primarily attributable to the synergies expected to be achieved from the acquisition, was assigned to junior English training unit and is not deductible for tax purposes.

The fair value of the deferred revenue was estimated based on the costs of fulfilling the obligations plus a normal profit margin under income approach.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

Unaudited Pro Forma Financial Information

The following unaudited pro forma consolidated financial information for the years ended December 31, 2017 and 2018 is presented as if the acquisition had been consummated on January 1, 2017 and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for illustrative purpose only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on the date indicated and may not be indicative of future operating results.

Unaudited pro forma consolidated statements of comprehensive income for the years ended December 31, 2017 and 2018:

	Year ended December 31, 2017	Year ended December 31, 2018
	RMB’000	RMB’000
Revenues	1,298,977	1,486,635
Net income	33,309	44,237

(ii) Acquisition of Universal Travel Agency (Beijing) Co., Ltd.,

On November 29, 2017, Shenzhen Meten entered into an agreement with the shareholders of Universal Travel Agency (Beijing) Co., Ltd.(“Universal Travel”), pursuant to which, Shenzhen Meten acquired 100% equity interests in Universal Travel for a cash consideration of RMB1,500. Upon completion of the acquisition, Universal Travel became a wholly-owned subsidiary of Shenzhen Meten. The principal business activity of Universal Travel is providing overseas training services. The purchase price allocations resulted primarily in the recognition of RMB 1,475 of goodwill, none of which was deductible for tax purposes; and RMB25 of net assets. The goodwill of RMB1,475 was assigned to Overseas training services unit and is not deductible for tax purposes.

Acquisition of non-controlling interests in subsidiaries in the year ended December 31, 2016:

In 2016, the Group acquired additional interests in four subsidiaries with total cash considerations of RMB17,696. Consequently, the difference of RMB24,164 between total cash considerations and the carry amounts of these non-controlling interests of RMB(6,468) at the acquisition date was recorded in additional paid-in capital.

5. Contract balances

The following table provides information about contract assets, accounts receivable, deferred revenue and financial liabilities from contracts with customers.

	As of December 31,
	2017	2018
	RMB’000	RMB’000
Accounts receivable (i)	1,162	2,346
Less: Allowance for doubtful debts (ii)	(51)	(125)
Accounts receivable, net	1,111	2,221
Contract assets	11,851	14,208

Deferred revenue
—current	341,328	432,083
—non-current	42,707	52,169
Financial liabilities from contracts with customers	437,027	423,163

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

Significant changes in the balances of accounts receivable, contract assets, deferred revenue and financial liabilities from contracts with customers are as follows.

(i)	The Group, in cooperation with a third-party company (“Loan Company”), offered an installment payment option to its customers. For each installment arrangement, the Loan Company provided an interest free loan to a customer and remitted the course fee to the Group on behalf of the borrowing customer to complete their purchase of the course. The borrowing customers were obligated to repay the loan in pre-agreed installments over the periods ranging from 6 months to 18 months to the Loan Company with a service fee of 10.45% of each installment.

The Group also entered an entrusted loan agreement with the Loan Company. Under such entrusted loan arrangement, the installment arrangement between the Loan Company and the borrowing customers was funded by the Group and the Group was entitled to the installment service fee of 10.45%. The Loan Company was obligated to collect the repayment from the borrowing customers on behalf of the Group and charged the Group a collection service fee of 2.45% of each repayment, and remitted the proceeds together with the balance of installment service fee of 8% to the Group once received. The Loan Company did not bear the loss for any default in repayment by the borrowing customers.

For financial reporting purposes, these transactions are accounted for as if the installment financing was provided by the Group to the borrowing customers based on the economic substance of the transactions. The Group allocated the total consideration between the fair value of the training service and the fair value of provision of financing to the borrowing customers. The fair value of provision of financing were recognized as interest income during the installment period by using effective interest method. The fair value of the training service were recognized according to the accounting policy of revenue recognition as disclosed in note 2(r), however, the non-refundable amounts related to the course hours that had been consumed by customers but not yet received by the Group under the installment arrangement were recorded as accounts receivable. Such cooperation with the Loan Company was terminated in 2017.

(ii)	Changes in the allowance for doubtful accounts were as follows:

	As of December 31,
	2017	2018
	RMB’000	RMB’000
At the beginning of the year	30	51
Allowance made during the year	77	74
Write-off	(56)	—
At the end of the year	51	125

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

(a) Contract assets

	As of December 31,
	2017	2018
	RMB’000	RMB’000
At the beginning of the year	11,687	11,851
Net off the beginning contract assets with financial liabilities, as the result of rights to consideration becoming unconditional	(9,747)	(9,688)
Contract assets recognized with the recognition of revenue during the year	9,911	12,045
At the end of the year	11,851	14,208

(b) Deferred revenue and financial liabilities from contracts with customers

	As of December 31,
	2017	2018
	RMB’000	RMB’000
At the beginning of the year	661,619	821,062
Net off the beginning contract assets with financial liabilities, as the result of rights to consideration becoming unconditional	(9,747)	(9,688)
Revenue recognized that was included in the contract liabilities and financial liabilities at the beginning of the year	(488,727)	(696,447)
Increase due to cash received, excluding amount recognized as revenue or refunded	657,917	642,832
Business combination (note 4)	—	149,656
At the end of the year	821,062	907,415

Reconciliation to the consolidated balance sheets

	As of December 31,
	2017	2018
	RMB’000	RMB’000
Deferred revenue	384,035	484,252
Financial liabilities	437,027	423,163

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

6. Prepayments and other assets

The prepayments and other assets consist of the following:

	As of December 31,
	2017	2018
	RMB’000	RMB’000
Prepayments and other current assets
Receivables from third-party payment channels(i)	19,084	24,872
Cash advanced to employees	753	5,909
Prepaid advertising and marketing fees	9,168	4,471
Prepaid rental and property management fees	18,583	19,685
Prepayment for purchase of office supplies	930	575
Books and other related educational materials(ii)	7,183	8,468
Prepayment for acquisition of subsidiaries	1,186	1,884
Prepaid taxes	205	1,333
Deferred offering expenses	—	7,373
Receivables from a third-party(iii)	—	20,000
others	7,921	10,191
Total	65,013	104,761
Long-term prepayments and other non-current assets
Prepayment for leasehold improvement	7,147	2,981
Prepayment for purchase of motor vehicles	1,827	—
Long-term rental deposits	35,355	43,997
Total	44,329	46,978

(i)	The balances represent the course fee for the courses due from third-party payment channels that are mainly due to timing difference between the Group’s receipts from the third-party payment channels versus the third-party payment channels’ cash receipts from the customers.

(ii)	Inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method (FIFO) for all inventories.

(iii)	The balance as of December 31, 2018 represents a short-term loan to a third-party company, which has maturity date of March 27, 2019.

7. Equity method investments

In May 2006, the Group invested RMB 250 to acquire 30% equity interest of Xiamen Han’en Education Consulting Co., Ltd. and in July and November 2016, the Group invested RMB 9,000 and RMB10,000 to acquire 15% and 20% equity interests of Shenzhen SKT Education Technology Co., Ltd. and Beijing Wuyan Education Consulting Co., Ltd., respectively (“Wuyan”), which are mainly engaged in educational services. The Group accounts for these investments under the equity method because the Group has the ability to exercise significant influence but does not have control over the investees. In April 2018, the Group made additional investment of RMB 3,750 in Wuyan to maintain its share of equity interests in this investee. The Group recognized (loss)/gain on equity method investments of RMB (842), RMB (150) and RMB 1,668 for the years ended December 31, 2016, 2017 and 2018, respectively.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

8. Property and equipment, net

Property and equipment consists of the following:

	As of December 31,
	2017	2018
	RMB’000	RMB’000
Cost:
Buildings	102,795	102,795
Motor vehicles	6,677	10,388
Leasehold improvements	132,420	188,089
Equipment, fixture and furniture, and other fixed assets	51,023	56,766
Total cost	292,915	358,038
Less: Accumulated depreciation	97,504	146,084
Property and equipment, net	195,411	211,954

Depreciation expense recognized for the years ended December 31, 2016, 2017 and 2018 are summarized as follows:

	Year ended December 31,
	2016	2017	2018
	RMB’000	RMB’000	RMB’000
Cost of revenues	18,459	21,301	23,374
General and administrative expenses	13,200	15,467	27,494
	31,659	36,768	50,868

As of December 31, 2017 and 2018, the ownership certificates for buildings with carrying value of RMB 26,989 and RMB 25,604 have not been obtained, respectively.

9. Intangible assets, net

Intangible assets, net, consist of the following:

	As of December 31,
	2017	2018
	RMB’000	RMB’000
Trademark	—	16,200
Backlog	—	5,815
Customer relationship	—	11,400
Favorable lease contracts	—	7,565
Total cost	—	40,980
Less: accumulated amortization	—	4,076
Intangible assets, net	—	36,904

Trademark, backlog, customer relationship and favourable lease contracts were recorded as a result of business acquisitions as disclosed in note 4.

The Group recorded amortization expense of RMB nil, RMB nil and RMB 4,076 for the years ended December 31, 2016, 2017 and 2018, respectively.

Estimated amortization expense of the existing intangible assets for the next five years is RMB8,153, RMB 8,153, RMB5,923, RMB3,693 and RMB3,693, respectively.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

10. Income tax

(a) Cayman Islands

Under the current tax laws of Cayman Islands, the Company is not subject to tax on income, corporation or capital gain, and no withholding tax is imposed upon the payment of dividends to shareholders.

(b) The British Virgin Islands (“BVI”)

Under the current tax laws of the BVI, the Company’s BVI subsidiaries are not subject to any income taxes in BVI.

(c) Hong Kong Profits Tax

The Company’s subsidiaries incorporated in Hong Kong are subject to Hong Kong profits tax at the rate of 16.5% on their assessable profits.

(d) PRC Enterprise Income Tax (“EIT”)

On March 16, 2007, the National People’s Congress of the PRC enacted the Enterprise Income Tax Law (“EIT Law”), under which domestic companies would be subject to Enterprise Income Tax (“EIT”) at a uniform rate of 25%. The EIT Law became effective on January 1, 2008.

Pursuant to Caishui 2012 No 27 issued by the Ministry of Finance and the State Administration of Taxation on Enterprise Income Tax Policy to Further Encourage Software Industry and Integrated Circuit Industry, Shenzhen Meten qualified as a “Newly Established and Qualified Software Enterprise”, and was entitled to the tax holiday under which it was exempted from EIT in 2015 and 2016 if all the criteria for Newly Established and Qualified Software Enterprises status could be satisfied in the relevant years. Shenzhen Meten did not meet certain conditions of Qualified Software Enterprise in 2017 and 2018, and hence was subject to income tax at the standard rate of 25%.

On November 30, 2018, Shenzhen Likeshuo received the High and New Technology Enterprise (“HNTE”) certificate from the Guangdong provincial government. This certificate entitled Shenzhen Likeshuo to enjoy a preferential income tax rate of 15% for a period of three years from 2018 to 2020 if all the criteria for HNTE status could be satisfied in the relevant year.

All the other PRC subsidiaries, VIEs and VIEs’ subsidiaries of the Group are subject to income tax at 25%.

Under the EIT Law and its implementation rules, an enterprise established outside China with a “place of effective management” within China is considered a China resident enterprise for Chinese enterprise income tax purposes. A China resident enterprise is generally subject to certain Chinese tax reporting obligations and a uniform 25% enterprise income tax rate on its worldwide income. The implementation rules to the New EIT Law provide that non-resident legal entities are considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., occur within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Company does not believe that the legal entities organized outside the PRC should be treated as residents for 2008 EIT law purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiaries registered outside the PRC are deemed resident enterprises, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25%.

If the Company were to be non-resident for PRC tax purposes, dividends paid to it from profits earned by the PRC subsidiaries after January 1, 2008 would be subject to a withholding tax. The CIT law and its relevant regulations impose a withholding tax at 10%, unless reduced by a tax treaty or agreement, for dividends distributed by a PRC-resident enterprise to its non-PRC-resident corporate investor for earnings generated beginning on January 1, 2008. Earnings generated prior to January 1, 2008 are exempt from such withholding tax. The Company has not recognized any deferred tax liability for the undistributed earnings of the PRC-resident enterprise as of December 31, 2017 and 2018, as the Company plans to permanently reinvest the earnings generated before December 31, 2018 in the PRC.

Income tax returns of PRC Entities are filed on an individual entity basis. The PRC Entities have calculated their income tax provision using the separate return method in these consolidated financial statements.

Income taxes

Income tax expense consists of the following:

	Year ended December 31,
	2016	2017	2018
	RMB’000	RMB’000	RMB’000
Current income tax expense	4,679	16,223	20,720
Deferred income tax expense (income)	3,190	3,316	(6,266)
Total	7,869	19,539	14,454

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

Tax rate reconciliation

The actual income tax expenses reported in the consolidated statements of comprehensive (loss)/income for each of the years ended December 31, 2016, 2017 and 2018 differ from the amount computed by applying the PRC statutory income tax rate of 25% to income before income taxes due to the following:

	Year ended December 31,
	2016	2017	2018
	RMB’000	RMB’000	RMB’000
Income before income taxes	(19,278)	59,881	67,899
Computed expected tax expense/(benefit)	(4,820)	14,970	16,975
Increase/(decrease) in effective income tax rate resulting from:
Non-deductible expenses	993	1,180	1,766
Additional deduction for research and development expenses	(402)	(545)	(283)
Preferential tax rate	—	—	166
Effect of tax holiday	(1,546)	—	—
Tax loss expired	450	2,434	1,619
Tax rate differential on deferred tax items	—	—	5,152
Change in valuation allowance	13,194	1,500	(10,355)
Others	—	—	(586)
Total	7,869	19,539	14,454

Deferred taxes

The tax effects of temporary differences that give rise to the deferred income tax assets and liabilities balances as of December 31, 2017 and 2018 are as follows:

	As of December 31,
	2017	2018
	RMB’000	RMB’000
Deferred tax assets
Tax losses carried forward	61,363	52,967
Provision of other receivables	373	279
Deductible advertisement expenses	426	303
Accrued payroll and other expenses	5,157	9,036
Equity investment loss	385	—
Total gross deferred tax assets	67,704	62,585
Valuation allowance on deferred tax assets	(60,969)	(53,854)
Deferred tax assets, net of valuation allowance	6,735	8,731
Deferred tax liabilities
Capitalised contract costs	(14,198)	(13,469)
Equity investment gain	—	(107)
Surplus on revaluation	—	(14,184)
Net deferred tax liabilities	(7,463)	(19,029)

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

Reported in Consolidated Balance Sheets as:

	As of December 31,
	2017	2018
	RMB’000	RMB’000
Deferred tax assets	26	4,072
Deferred tax liabilities	(7,489)	(23,101)
Net deferred tax liabilities	(7,463)	(19,029)

The movements of the valuation allowance are as follows:

	As of December 31,
	2017	2018
	RMB’000	RMB’000
Balance at the beginning of the year	59,469	60,969
Balance sheet only movement due to business combination	—	3,240
Addition/(decrease) during the year	1,500	(10,355)
Balance at the end of the year	60,969	53,854

The valuation allowance as of December 31, 2017 and 2018 was primarily provided for the deferred income tax assets of certain PRC subsidiaries, which were at cumulative loss positions. In assessing the realization of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or utilizable. Management considers projected future taxable income and tax planning strategies in making this assessment. The net operating losses carry forward of the Company’s PRC subsidiaries amounted to RMB233,522 as of December 31, 2018, of which RMB27,041, RMB61,315, RMB67,135, RMB41,457 and RMB36,574 will expire if unused by December 31, 2019, 2020, 2021, 2022 and 2023, respectively.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

Non-current income tax payable

	As of December 31,
	2017	2018
	RMB’000	RMB’000
Beginning balance	—	—
Addition	—	6,801
Ending balance	—	6,801

RMB nil and RMB 6,801 of unrecognized tax benefits as of December 31, 2017 and 2018, if recognized, would affect the effective tax rate. The unrecognized tax benefits mainly represent the estimated tax expenses of the Company would be required to pay, should the deductibility of the expenses for tax purpose be denied by the PRC tax authorities in accordance with tax laws and regulations. The unrecognized tax benefits as of December 31, 2017 and 2018 were included in other non-current liabilities. The Company is currently unable to provide an estimate of a range of total amount of unrecognized tax benefits that is reasonably possible to change significantly within the next twelve months. The accrued interest and penalties were recognized in the Consolidated Statements of Comprehensive (Loss) Income as components of income tax expense.

According to the PRC Tax Administration and Collection Law, the statute of limitation is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitation is extended to five years under special circumstances where the underpayment of taxes is more than RMB100. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion.

11. Goodwill

Changes in the carrying amount of goodwill for the years ended December 31, 2016, 2017 and 2018 consisted of the following:

	As of December 31,
	2017	2018
	RMB’000	RMB’000
Beginning balance	53,542	53,542
Addition (note 4)	—	223,363
Goodwill	53,542	276,905

The Group did not incur impairment loss on goodwill for the years ended December 31, 2016, 2017 and 2018.

12. Accrued expenses and other payables

Accrued expenses and other payables consist of the following:

	As of December 31,
	2017	2018
	RMB’000	RMB’000
Accrued expenses and other payables
Payables for purchase of property and equipment	11,702	11,702
Deposits received from customers	4,013	4,275
Deposits received from franchisees	2,140	1,912
Accrued rental, utility and other expenses	3,559	6,887
VAT and other taxes payable	7,317	8,317
Payables for refund of tuition fee	3,112	9,151
Consideration payable for the acquisition	—	27,800
Amount due to non-controlling shareholders of subsidiaries	257	257
Offering expenses	—	4,334
Others	2,378	3,990
Total	34,478	78,625

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

13. Redeemable Owners’ Investment

On September 1, 2015, certain Pre-IPO investors acquired equity interests in Shenzhen Meten (“First Tranche Redeemable Owners’ Investment”) for a total consideration of RMB20,000.

On June 24, 2016, certain Pre-IPO investors acquired equity interests in Shenzhen Meten (“Second Tranche Redeemable Owners’ Investment”) for a total consideration of RMB170,000.

After the above investments and as of December 31, 2016 and 2017, the First and Second Tranche Redeemable Owners’ Investment (together, “Redeemable Owners’ Investment”) represented 1.81% and 9.62% equity interest in Shenzhen Meten, respectively.

The holders of the Redeemable Owner’s Investment are entitled to the same voting rights, dividend rights and liquidation preference as other equity holders of Shenzhen Meten, except for the followings:

Voting rights

Holders of the Redeemable Owners’ Investment are entitled to Veto right in the board of directors meeting or shareholders meeting for certain events, including: (1) Merger, spin-off, dismissal, acquisition, liquidation which change the legal form of Shenzhen Meten; (2) Material change of the principal activities of Shenzhen Meten; (3) Provide external guarantee or loans with amounts over RMB5,000; and (4) Initiate a litigation or arbitration with the potential claim of over RMB1,000.

Redemption

At the request of the holders of the Redeemable Owners’ Investment, Shenzhen Meten or the Founder Investors of Shenzhen Meten (as defined in the capital contribution agreements and supplementary agreements) shall buy back all or portion of the Redeemable Owners’ Investment held by such holder upon certain events, including: (i) the Shenzhen Meten’s failure to complete a qualified public offering by December 31, 2018 (for certain holders of Second Tranche Redeemable Owners’ Investment) or December 31, 2019 (for holders of First Tranche Redeemable Owners’ Investment and certain holders of Second Tranche Redeemable Owners’ Investment) (ii) any material breach by Founder Investors or Shenzhen Meten which causes a material adverse effect (as defined in the capital contribution agreements and supplementary agreements) on the business of Shenzhen Meten or any holder of Redeemable Owners’ Investment, or in the event any Founder Investors or Shenzhen Meten gives any material misrepresentation or engages in wilful or fraudulent misconducts, which causes a material adverse effect on the business of Shenzhen Meten or any holder of Redeemable Owners’ Investment.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

In addition, certain holders of the Second Tranche Redeemable Owners’ Investment are entitled to exercise the redemption right when Shenzhen Meten or the Founder Investors redeems the Redeemable Owners’ Investment from any other holders.

The redemption price for the First Tranche Redeemable Owners’ Investment shall be the higher of: (1) original capital contribution amounts plus a ten percent (10%) annual interest and (2) an amount equivalent to the amounts of Shenzhen Meten’s net assets shared by the corresponding equity interest. Any cash dividends distributed by Shenzhen Meten will be deducted from the redemption price.

The redemption price for the Second Tranche Redeemable Owners’ Investment shall be the original capital contribution amounts plus a ten percent (10%) annual interest. Any cash dividends distributed by Shenzhen Meten will be deducted from the redemption price.

Redeemable Owners’ Investment were classified as the mezzanine equity upon the contribution by the holders because they were redeemable at the holders’ option any time after a certain date and was contingently redeemable upon the occurrence of certain events that are outside of the Company’s control. The initial carrying value for the First Tranche Redeemable Owners’ Investment are recorded at fair value, net of any costs related to the contribution.

For each reporting period, the Company recorded accretions on the Redeemable Owners’ Investment to the respective redemption value by using the effective interest rate method from the dates of capital contribution to the earliest redemption dates. The failure to complete a qualified public offering by December 31, 2018 or 2019 would be considered the earliest redemption date. The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit.

In connection with the Reorganization in 2018, the holders of Redeemable Owners’ Investment exchanged their investment in Shenzhen Meten for 36,416,120 ordinary shares of the Company all in the same proportions as the percentage of the then equity interest they held in Shenzhen Meten. The ordinary shares exchanged do not have any redemption feature.

The movement of Redeemable Owners’ Investment for the years ended December 31, 2017 and 2018 are summarized below:

	First Tranche Redeemable Owners’ Investment	Second Tranche Redeemable Owners’ Investment	Total
	RMB’000	RMB’000	RMB’000
Balances as of January 1, 2016	20,042	—	20,042
Capital contribution, net of issuance costs	—	170,000	170,000
Accretion	2,000	8,577	10,577
Balances as of December 31, 2016	22,042	178,577	200,619
Accretion	2,000	17,000	19,000
Balances as of December 31, 2017	24,042	195,577	219,619
Accretion	1,096	8,718	9,814
Reclassification to permanent equity	(25,138)	(204,295)	(229,433)
Balances as of December 31, 2018	—	—	—

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

14 Revenue and segment reporting

The principal activities of the Group are providing a wide range of educational programs, services and products, consisting primarily of general adult English training, overseas training services, online English training, junior English training and other English language-related services in the PRC.

(a) Disaggregation of revenue

	Year ended December 31,
	2016	2017	2018
	RMB’000	RMB’000	RMB’000
Revenue from contracts with customers
General adult English training	496,961	686,297	810,218
Overseas training services	180,606	228,294	223,601
Online English training	46,915	121,196	212,302
Junior English training	—	—	65,490
Sales of goods	75,174	99,183	93,538
Other English language-related services	1,889	14,751	19,085
Total	801,545	1,149,721	1,424,234

(b) Revenue expected to be recognised in the future arising from contracts with customers in existence at the reporting date

As of December 31, 2017 and 2018, the aggregated amount of the transaction price allocated to the remaining performance obligations under the Group’s existing contracts is RMB809,211 and RMB893,207 respectively. This amount principally represents revenue expected to be recognized in the future from contracts for general adult English training, overseas training services, online English training and junior English training entered into by the customers with the Group. The Group will recognize the expected revenue in future as the service is rendered, which is expected to occur over the next 1 to 45 months.

(c) Segment Reporting

The Group’s chief operating decision makers has been identified as the Chairman, Vice-Chairman and Chief Executive Officer who review financial information of operating segments when making decisions about allocating resources and assessing performance of the Group.

The Group identified the following four operating segments, including general adult English training, overseas training services, online English training and junior English training as reportable segments.

●	General adult English training: this segment delivers English course to customers based on customers’ particular needs and in a convenient classroom setting at learning centres located across the PRC.

●	Overseas training services: this segment provides English test preparation courses training services, consulting services related to overseas study and short-term study abroad programs services.

●	Online English training: this segment provides tutorial courses through online platform of “Likeshuo”.

●	Junior English training: this segment provides English courses to students aged between six to 18 in a convenient classroom setting at learning centres located across the PRC.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

Revenue and expenses are allocated to the reportable segments with reference to revenue generated by those segments and the expenses incurred by those segments.

The measure used for reporting segment profit is gross profit (revenue less cost of sales).

Other information together with the segment information, provided to the Group’s chief operating decision makers, is measured in a manner consistent with that applied in these financial statements. There were no separate segment assets and segment liabilities information provided to the Group’s chief operating decision makers, as they do not use this information to allocate resources to or evaluate the performance of the operating segments.

(i) Segment revenue and results

Disaggregation of revenue from contracts with customers by the timing of revenue recognition, as well as information regarding the Group’s reportable segments as provided to the Group’s chief operating decision makers for the purposes of resource allocation and assessment of segment performance for the years ended December 31, 2016, 2017 and 2018 is set out below.

		Year ended December 31, 2016
	General adult English training	Overseas training services	Online English training	Junior English training	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Disaggregated by timing of revenue recognition
Point in time	75,174	—	—	—	75,174
Overtime	496,961	180,606	46,915	—	724,482
Revenue from external customers	572,135	180,606	46,915	—	799,656
Reportable segment revenue	572,135	180,606	46,915	—	799,656
Reportable segment gross profit	349,158	92,830	23,956	—	465,944

		Year ended December 31, 2017
	General adult English training	Overseas training services	Online English training	Junior English training	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Disaggregated by timing of revenue recognition
Point in time	99,183	—	—	—	99,183
Overtime	686,297	228,294	121,196	—	1,035,787
Revenue from external customers	785,480	228,294	121,196	—	1,134,970
Reportable segment revenue	785,480	228,294	121,196	—	1,134,970
Reportable segment gross profit	493,965	116,631	69,765	—	680,361

		Year ended December 31, 2018
	General adult English training	Overseas training services	Online English training	Junior English training	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Disaggregated by timing of revenue recognition
Point in time	93,538	—	—	—	93,538
Overtime	810,218	223,601	212,302	65,490	1,311,611
Revenue from external customers	903,756	223,601	212,302	65,490	1,405,149
Reportable segment revenue	903,756	223,601	212,302	65,490	1,405,149
Reportable segment gross profit	566,994	103,703	97,144	23,717	791,558

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

(ii) Reconciliations of reportable segment revenues and profit or loss

	2016	2017	2018
	RMB’000	RMB’000	RMB’000
Revenue
Reportable segment revenue	799,656	1,134,970	1,405,149
Other revenue	1,889	14,751	19,085
Consolidated revenue (note 14(a))	801,545	1,149,721	1,424,234
Profit
Reportable segment profit	465,944	680,361	791,558
Other profit	(2,003)	12,009	17,113
Reportable segment profit derived from Group’s external customers	463,941	692,370	808,671
Selling and marketing expenses	(268,643)	(373,065)	(425,217)
General and administrative expenses	(178,674)	(214,156)	(253,939)
Research and development expenses	(18,187)	(21,217)	(26,178)
Interest income	2,578	4,103	1,150
Interest expenses	(769)	(9)	(8)
Foreign currency exchange gain/(loss), net	67	(184)	21
Gains on available-for-sale investments	890	2,485	3,916
Government grants	4,434	4,046	7,817
Equity in income/(loss) on equity method investments	(842)	(150)	1,668
Depreciation and amortization	(13,200)	(15,467)	(31,570)
Share-based compensation expenses	(6,557)	(7,886)	(7,648)
Others, net	2,890	(373)	1,649
Unallocated head office and corporate expenses	(7,206)	(10,616)	(12,433)
Consolidated (loss)/income before income tax	(19,278)	59,881	67,899

(iii) Geographical information

No geographical information is presented as the operations, major customers and assets of the Group are substantially located in the PRC.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

15 Net (loss)/income per share

Basic and diluted net (loss)/income per share for each of the years presented are calculated as follow:

	Year ended December 31,
	2016	2017	2018
	(in thousands of RMB, except share data and per share data)
Numerator:
Net (loss)/income available to shareholders of the Company—basic and diluted	(34,862)	21,560	47,440
Denominator
Weighted average number of ordinary shares—basic	282,185,102	282,185,102	300,393,162
Effect of dilutive securities
Dilutive effect of non-vested shares(i)	—	7,481,213	7,450,414
Denominator for diluted net (loss)/income per share	282,185,102	289,666,315	307,843,576
Net (loss)/income—basic	(0.12)	0.08	0.16
Net (loss)/income—diluted	(0.12)	0.07	0.15

(i)	For the year ended December 31, 2016, 6,513,410 non-vested shares were excluded from the calculation of diluted (loss)/income per share as their inclusion would have been anti-dilutive..

(ii)	For the years ended December 31, 2016, 2017 and 2018, Redeemable Preferred Shares were excluded from the calculation of diluted (loss)/income per share as their inclusion would have been anti-dilutive.

16 Share based compensation

Shenzhen Meten adopted the 2013 employee equity incentive plan (“2013 Plan”) for the granting of share-based awards to executive management, key employees and directors of the Group in exchange for their services. Shenzhen Meten may, at its sole discretion, grant any employee awarded share units of Shenzhen Meten, which are held by the participating employees through special purpose vehicles.

The awarded share units vest over a period of 5 years and have a subscription price of RMB 1 per unit. According to the term of the 2013 Plan, the awarded share units would be contingently redeemable upon the occurrence of certain events. The repurchase price is determined based on a number of factors, including but not limited to the original subscription price of the share units and the business performance of the Group. The Company has made an assessment of the cash settlement feature in the award and the probability of the contingent event’s occurrence. Based on the assessment, the Company concluded that the cash settlement feature could be exercised only on the occurrence of a contingent event that is outside the employee’s control, and is not probable of occurring. Accordingly, the Company classified the award as equity.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

In conjunction with the Reorganization in 2018, the Group adopted the 2018 Share Incentive Plan (“2018 Plan”), which was approved by the board of directors of the Company, to replace the 2013 Plan adopted by Shenzhen Meten. Under the 2018 Plan, the maximum aggregate number of options that may be issued shall not exceed 20,085,242. The awards granted and outstanding under 2013 Plan adopted by Shenzhen Meten will survive and remain effective and binding under the 2018 Plan.

The Company accounts for the compensation cost based on the fair value of the awarded share units on the grant-date, on which all criteria for establishing the grant dates are satisfied. The grant-date fair value of the awarded share units is recognized as compensation expense, net of estimated forfeitures, over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period.

The following table sets forth the summary of the awarded shares unit activities. The number of awarded share units were retrospectively adjusted to reflect the share capital structure of the Company as of December 31, 2018.

	Number of share units	Weighted average grant-date fair value per share unit
As of December 31, 2015	8,565,396	2.21
Granted	1,992,281	6.26
As of December 31, 2016	10,557,677	2.97
Granted	2,178,528	6.95
Forfeited	(528,547)	3.21
As of December 31, 2017	12,207,658	3.67
Forfeited	(479,727)	5.85
Total outstanding shares as of December 31, 2018	11,727,931	3.58
Vested as of December 31, 2018	5,282,648	1.75

The share-based compensation expenses of RMB6,557, RMB7,886 and RMB7,648 were charged to general and administrative expenses for the years ended December 31, 2016, 2017 and 2018. As of December 31, 2018, there was approximately RMB24,021 of total unrecognized compensation cost related to unvested awarded share units. The unrecognized compensation costs are expected to be recognized over a weighted average period of approximately 2.68 years.

The estimated fair value of the awards on each date of grant was determined by management based on discounted cash flow method conducted by Jones Lang LaSalle. The Grantor first determined its equity value by using income approach, which required the estimation of future cash flows, and the application of an appropriate discount rate with reference to comparable listed companies engaged in the similar industry to convert such future cash flows to a single present value, and then allocated the equity value into the awarded shares. No income tax benefit was recognized in the consolidated statements of comprehensive income as the share-based compensation expense was not tax deductible. Service and non-market performance conditions attached to the arrangements were not taken into account in measuring fair value. There were no market conditions associated with the arrangements.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

17 Ordinary shares

On July 10, 2018, the Company was incorporated as limited liability company with authorized share capital of 380,000 Hong Kong dollar (“HK$”) divided into 38,000,000 shares with par value HK$0.01 each. After the incorporation of the Company, the Founders and Pre-IPO investors subscribed 47,035 ordinary shares of the Company at par value of HK$0.01.

In December 2018, the Company increased authorized share capital by creation of 500,000,000 shares with par value of US$0.0001 and issued 318,601,222 ordinary shares of US$0.0001 each, and repurchased the 47,035 existing issued ordinary shares of HK$0.01 par value each and decreased the authorized share capital by cancellation of all unissued shares of HK$0.01 each.

18 Related party transactions

In addition to the related party information disclosed elsewhere in the consolidated financial statements, the Group entered into the following material related party transactions.

Name of party	Relationship
Mr. Zhao Jishuang	A major shareholder of the Company
Mr. Guo Yupeng	A major shareholder of the Company
Mr. Peng Siguang	A major shareholder of the Company
Zhongshi Qile (Beijing) Culture Media Co., Ltd. (“Zhongshi Culture”)	Fellow subsidiary
Shenzhen Meifu English Information Consulting Co., Ltd. (“Meifu English”)	Fellow subsidiary
Boston Global Education,INC (“Boston Global”)	Fellow subsidiary
Meten (U.S.A) Investment Holding Corporation (“Meten USA”)	Fellow subsidiary
Oxford International College Chengdu School (“Chengdu School”)	Fellow subsidiary
Meten International Educational Talent Management Service (Shenzhen) Co., Ltd (Meten Talent Service)	Fellow subsidiary
Shenzhen Sikete Education Technology Co., Ltd. (“Shenzhen Sikete”)	Associate of the Group
Xiamen Siming District Meten English Training School (“Xiamen Siming Meten School”)	Associate of the Group
Shenzhen Mengdian Network Technology Co., Ltd. (“Shenzhen Mengdian”)	Associate of the Group
Liketou (HK) Co., Ltd.	Entity under significant influence of a key management

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

(a) Major transactions with related parties

		Year ended December 31,
	Note	2016	2017	2018
		RMB’000	RMB’000	RMB’000
Advances from related parties
—Xiamen Siming Meten School	(i)	572	510	—
—Shenzhen Mengdian	(i)	19	—	—
—Meifu English	(i)	8,461	13,894	7,354
—Chengdu School	(i)	—	8,353	20,155
—Liketou (HK) Co., Ltd.	(i)	—	—	9,629
Total		9,052	22,757	37,138
Payments to related parties
—Xiamen Siming Meten School	(i)	1,453	4	509
—Shenzhen Mengdian	(i)	28	—	—
—Meifu English	(i)	5,828	17,620	2,161
—Chengdu School	(i)	—	—	16,173
—Liketou (HK) Co., Ltd.	(i)	—	—	7,494
Total		7,309	17,624	26,337
Advances to related parties
—Xiamen Siming Meten School	(i)	6,470	29,351	32
—Meifu English	(i)	47,678	40,973	43,705
—Zhongshi Culture	(i)	298	981	1,693
—Shenzhen Sikete	(i)	187	—	—
—Meten USA	(i)	—	5,068	—
—Boston Global	(i)	—	22	—
—Chengdu School	(i)	—	—	142
—Meten Talent Service	(i)	—	—	451
—Mr. Guo Yupeng	(ii)	1,000	—	—
—Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng	(i)	10,000	—	3,000
Total		65,633	76,395	49,023
Repayment of advances to related parties
—Xiamen Siming Meten	(i)	2,749	43,486	3,563
—Shenzhen Mengdian	(i)	1,291	—	—
—Meifu English	(i)	10,635	24,219	87,462
—Zhongshi Culture	(i)	27	1,016	1,050
—Shenzhen Sikete	(i)	—	—	187
—Meten USA	(i)	—	199	4,869
—Boston Global	(i)	—	—	22
—Mr. Guo Yupeng	(ii)	6,164	—	—
—Chengdu School	(i)	—	—	88
—Meten Talent Service	(i)	—	—	439
Total		20,866	68,920	97,680
Interest income	(ii)	131	—	—

(i)	Advances from/to these related parties are unsecured, interest free and repayable on demand.

(ii)	This amount represented loans to Mr. Guo Yupeng which are unsecured, repayable on demand with an annual interest rate of 8%.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

(b) Balances with related parties

		As of December 31,
	Note	2017	2018
		RMB’000	RMB’000
Amounts due from related parties
Current
—Zhongshi Culture	(i)	236	879
—Meifu English	(i)	58,273	14,516
—Boston Global	(i)	22	—
—Meten U.S.A	(i)	4,869	—
—Shenzhen Sikete	(i)	187	—
—Xiamen Siming Meten School	(i)	3,776	245
—Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng	(i)	10,000	13,000
—Chengdu School	(i)	—	54
—Meten Talent Service	(i)	—	12
Total		77,363	28,706
Amounts due to related parties
Current
—Meifu English	(i)	410	5,603
—Xiamen Siming Meten School	(i)	509	—
—Chengdu School	(i)	8,353	12,335
—Liketou (HK) Co., Ltd.	(i)	—	2,135
Total		9,272	20,073

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

19 Commitment and Contingencies

(a) Operating lease commitments

The Group leases a number of office premises under operating leases. The leases typically run for an initial period for 3 to 5 years, with an option to renew the lease when all terms are renegotiated.

Non-cancellable operating lease rentals as of December 31, 2018 are payable as follows:

As of December 31,
2018
RMB’000
Years ending December 31,
2019	136,363
2020	105,702
2021	78,454
2022	51,023
2023	24,058
Thereafter	24,978
Total	420,578

Payments under operating leases are expensed on a straight-line basis over the periods of the respective leases. Gross rent expenses incurred under operating leases were RMB118,390 and RMB136,881 for the years ended December 31, 2017 and 2018, respectively.

(b) Capital commitments

As of December 31, 2018, capital commitments of the Group in respect of leasehold improvements and fixtures, fittings and other fixed assets are RMB17,773 due within a year.

(c) Guarantees given to installment institutions for loans granted to buyers of the Group’s training services

Other than the installment arrangement as disclosed in note(5)(i), the Group also, in cooperation with several third-party financing institutions (“Loan Institution(s)”), offer installment payment option to its customers. The Loan Institutions remit the tuition fee to the Group for the borrowing customers to complete their purchase of the course. The interest expenses of the installment are born by the borrowing customers. The borrowing customers bear the interest expense and are obligated to repay the loan in pre-agreed installments over the periods ranging from 6 months to 24 months to the Loan Institutions. According to the arrangement with one of these Loan Institutions, the Group is obligated to repay 50 percent of the overdue amounts to this Loan Institution for any default in repayment by the borrowing customers.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

The management does not consider that the Group will sustain a loss under these guarantees during the year under guarantee based on the good historical data and the Group can stop providing training services as soon as the overdue happens. The maximum amount of undiscounted payments the Group would have to make in the event of default is RMB76,516 and RMB 13,463 as of December 31, 2017 and 2018, respectively. The management considers the fair value of the guarantee is not significant to the consolidated financial statements and does not recognized a liability based on the estimated fair value of the guarantee.

20 Restricted net assets

Relevant PRC laws and regulations permit payments of dividends by the Group’s subsidiaries and the VIEs incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Group’s subsidiaries and the VIEs in the PRC are required to annually appropriate 10% of their net after-tax income to the statutory general reserve fund prior to payment of any dividends, unless such reserve funds have reached 50% of their respective registered capital. As a result of these and other restrictions under PRC laws and regulations, the Group’s subsidiaries and the VIEs incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. There are no significant differences between US GAAP and PRC accounting standards in connection with the reported net assets of the legally owned subsidiaries in the PRC and the VIEs. Even though the Company currently does not require any such dividends, loans or advances from the PRC entities for working capital and other funding purposes, the Company may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to the Company’s shareholders. Except for the above, there is no other restriction on use of proceeds generated by the Group’s subsidiaries and the VIEs to satisfy any obligations of the Company.

As of December 31, 2018, the total restricted net assets of the Company’s subsidiaries and VIEs incorporated in PRC and subjected to restriction amounted to RMB 71,234.

21 Subsequent events

The Group has evaluated the subsequent events through the date of issuance of the accompanying consolidated financial statements and determined that there are no significant events that require adjustments or disclosure in such Consolidated Financial Statements.

22 Additional information: condensed financial statements of the Company

Rules 12-04(a) and 4-08(e)(3) of Regulation S-X require condensed financial information as to the financial position, cash flows and results of operations of a parent company as of and for the same periods for which the audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year.

The following condensed financial statements of the Company have been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the Company used the equity method to account for its investment in its subsidiaries and VIEs. Such investment is presented on the separate condensed balance sheets of the Company as “Investments in subsidiaries and VIEs”. The Company, its subsidiaries and VIEs were included in the consolidated financial statements whereby the inter-company balances and transactions were eliminated upon consolidation. The Company’s share of income from its subsidiaries and VIEs is reported as share of income from subsidiaries and VIEs in the condensed financial statements.

The Company is a Cayman Islands company and, therefore, is not subjected to income taxes for all years presented. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

As of December 31, 2018, there were no material commitments or contingencies, significant provisions for long-term obligations or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of RMB, except share data and per share data, or otherwise noted)

Condensed Financial Information of the Parent Company

CONDENSED BALANCE SHEETS

	As of December 31,	As of December 31,
	2017	2018
	RMB’000	RMB’000
Non-current assets
Investments in subsidiaries and VIEs	327,130	304,098
Total non-current assets	327,130	304,098
Total assets	327,130	304,098
Mezzanine equity and shareholders’ equity
Mezzanine equity
Redeemable Owners’ Investment	219,619	—
Shareholders’ equity
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, and 318,601,222 shares issued outstanding as of December 31, 2018)	—	219
Subscriptions receivable	—	(219)
Additional paid-in capital	88,517	167,514
Accumulated earnings	18,994	136,584
Total shareholders’ equity	107,511	304,098
TOTAL mezzanine equity and shareholders’ equity	327,130	304,098

CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

	For the years ended December 31,
	2016	2017	2018
	RMB’000	RMB’000	RMB’000
Share of income from subsidiaries and VIEs	9,582	68,549	117,590
Net income before income taxes	9,582	68,549	117,590
Less: Income tax expense	—	—	—
Net income attributable to the Company	9,582	68,549	117,590
Less: Accretion of Redeemable Owners’ Investment	10,577	19,000	9,814
Net (loss)/income available to the Company	(995)	49,549	107,776

CONDENSED STATEMENTS OF CASH FLOWS

For the years ended December 31,
	2016	2017	2018
	RMB’000	RMB’000	RMB’000
Net cash used in operating activities	—	—	—
Net cash used in investing activities	—	—	—
Net cash provided by financing activities	—	—	—
Net increase in cash and cash equivalents	—	—	—

METEN INTERNATIONAL EDUCATION GROUP

 CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2018 AND SEPTEMBER 30, 2019

 (In thousands of RMB, except share data and per share data, or otherwise noted)

		As of December 31,	As of September 30,
	Note	2018	2019
		RMB’000	RMB’000	US$’000
			(Unaudited)	(Unaudited)
				Note 3(b)
ASSETS
Current assets
Cash and cash equivalents		174,679	144,173	20,171
Contract assets	7(a)	14,208	13,965	1,954
Accounts receivable, net	7	2,221	19,104	2,673
Other contract costs		46,503	53,111	7,431
Prepayments and other current assets	8	104,761	81,094	11,345
Amounts due from related parties	19(b)	28,706	8,928	1,249
Prepaid income tax		12,674	12,483	1,746

Total current assets		383,752	332,858	46,569

Non-current assets
Restricted cash		14,787	14,143	1,979
Other contract costs		7,968	12,014	1,681
Equity method investments		23,426	27,016	3,780
Property and equipment, net	9	211,954	217,774	30,468
Operating lease right-of-use assets	14	-	495,681	69,348
Intangible assets, net	10	36,904	26,576	3,718
Deferred tax assets		4,072	11,575	1,619
Goodwill		276,905	302,158	42,273
Long-term prepayments and other non-current assets	8	46,978	64,743	9,059

Total non-current assets		622,994	1,171,680	163,925

Total assets		1,006,746	1,504,538	210,494

METEN INTERNATIONAL EDUCATION GROUP

 CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2018 AND SEPTEMBER 30, 2019 (Continued)

 (In thousands of RMB, except share data and per share data, or otherwise noted)

		As of December 31,	As of September 30,
	Note	2018	2019
		RMB’000	RMB’000	US$’000
			(Unaudited)	(Unaudited)
				Note 3(b)
Current liabilities
Accounts payable (including amounts of VIEs without recourse to the Company of RMB 13,974 and RMB 14,245 as of December 31, 2018 and September 30, 2019 respectively)		13,974	14,230	1,991
Bank loans (including amounts of VIEs without recourse to the Company of RMB nil and RMB 52,000 as of December 31, 2018 and September 30, 2019 respectively)	13	-	52,000	7,275
Deferred revenue (including amounts of VIEs without recourse to the Company of RMB 432,083 and RMB 408,829 as of December 31, 2018 and September 30, 2019 respectively)	7(b)	432,083	408,829	57,197
Salary and welfare payable (including amounts of VIEs without recourse to the Company of RMB 67,892 and RMB 70,298 as of December 31, 2018 and September 30, 2019 respectively)		67,892	73,106	10,227
Financial liabilities from contracts with customers (including amounts of VIEs without recourse to the Company of RMB 423,163 and RMB 520,855 as of December 31, 2018 and September 30, 2019 respectively)	7(b)	423,163	520,855	72,870
Accrued expenses and other payables (including amounts of VIEs without recourse to the Company of RMB 78,462 and RMB 36,255 as of December 31, 2018 and September 30, 2019 respectively)	12	78,625	37,365	5,228
Current operating lease liabilities (including amounts of VIEs without recourse to the Company of RMB 154,293 as of September 30, 2019)	14	-	154,293	21,586
Income taxes payable (including amounts of VIEs without recourse to the Company of RMB 3,468 and RMB 16,923 as of December 31, 2018 and September 30, 2019 respectively)		3,468	16,923	2,368
Amounts due to related parties (including amounts of VIEs without recourse to the Company of RMB 20,073 and RMB 1,033 as of December 31, 2018 and September 30, 2019 respectively)	19(b)	20,073	1,033	145
Total current liabilities		1,039,278	1,278,634	178,887

METEN INTERNATIONAL EDUCATION GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2018 AND SEPTEMBER 30, 2019 (Continued)

 (In thousands of RMB, except share data and per share data, or otherwise noted)

		As of December 31,	As of September 30,
	Note	2018	2019
		RMB’000	RMB’000	US$’000
			(Unaudited)	(Unaudited)
				Note 3(b)
Non-current liabilities
Deferred revenue (including amounts of VIEs without recourse to the Company of RMB 52,169 and RMB 39,220 as of December 31, 2018 and September 30, 2019 respectively)	7(b)	52,169	39,220	5,487
Deferred tax liabilities (including amounts of VIEs without recourse to the Company of RMB 23,101 and RMB 14,839 as of December 31, 2018 and September 30, 2019 respectively)		23,101	14,839	2,076
Operating lease liabilities (including amounts of VIEs without recourse to the Company of RMB 332,304 as of September 30, 2019)	14	-	332,304	46,491
Non-current tax payable (including amounts of VIEs without recourse to the Company of RMB 6,801 and RMB 8,261 as of December 31, 2018 and September 30, 2019 respectively)		6,801	8,261	1,156

Total non-current liabilities		82,071	394,624	55,210

Total liabilities		1,121,349	1,673,258	234,097

METEN INTERNATIONAL EDUCATION GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2018 AND SEPTEMBER 30, 2019 (Continued)

 (In thousands of RMB, except share data and per share data, or otherwise noted)

		As of December 31,	As of September 30,
	Note	2018	2019
		RMB’000	RMB’000	US$’000
			(Unaudited)	(Unaudited)
				Note 3(b)

Shareholders’ deficit
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, and 318,601,222 shares issued and outstanding as of December 31, 2018 and September 30, 2019)		219	219	31
Subscriptions receivable		(219)	(2)	-
Additional paid-in capital		167,514	172,878	24,187
Accumulated deficit		(305,858)	(363,614)	(50,871)

Total deficit attributable to shareholders of the Company		(138,344)	(190,519)	(26,653)
Non-controlling interests		23,741	21,799	3,050

Total deficit		(114,603)	(168,720)	(23,603)

Commitments and contingencies	20	-	-	-

Total liabilities and shareholders’ deficit		1,006,746	1,504,538	210,494

METEN INTERNATIONAL EDUCATION GROUP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

 (In thousands of RMB, except share data and per share data, or otherwise noted)

		Nine months ended September 30,
	Note	2018	2019
		RMB’000	RMB’000	US$’000
				Note 3(b)
Revenues	16	1,064,617	1,094,967	153,192
Cost of revenues		(457,881)	(558,775)	(78,175)

Gross profit		606,736	536,192	75,017

Operating expenses:
Selling and marketing expenses		(315,586)	(323,254)	(45,225)
General and administrative expenses		(208,944)	(256,382)	(35,869)
Research and development expenses		(20,075)	(25,365)	(3,550)

Income/(loss) from operations		62,131	(68,809)	(9,627)

Other income/(expenses):
Interest income		836	677	95
Interest expenses		(7)	(1,541)	(216)
Foreign currency exchange gain/(loss), net		48	(25)	(3)
Gains on disposal of subsidiaries		-	583	82
Gains on available-for-sale investments		3,909	-	-
Government grants		5,832	5,184	725
Equity in income on equity method investments		2,913	3,590	502
Others, net		(555)	3,085	432

Income/(loss) before income tax		75,107	(57,256)	(8,010)

Income tax expense	11	(13,187)	(2,296)	(321)

Net income/(loss)		61,920	(59,552)	(8,331)

Less: Net loss attributable to non-controlling interests		(664)	(1,796)	(251)

Net income/(loss) attributable to shareholders of the Company		62,584	(57,756)	(8,080)

Less: Accretion of Redeemable Owners’ Investment	15	9,814	-	-

Net income/(loss) available to shareholders of the Company		52,770	(57,756)	(8,080)

Net income/(loss)		61,920	(59,552)	(8,331)
Other comprehensive income
Unrealized holding gains on available-for-sale investments, net of income tax of RMB 931 and RMB nil for the nine months ended September 30, 2018 and 2019, respectively		2,792	-	-
Less: Reclassification adjustment for gains on available-for-sale investments realized in net income, net of income tax of RMB 977 and RMB nil for the nine months ended September 30, 2018 and 2019, respectively		2,932	-	-

Comprehensive income/(loss)		61,780	(59,552)	(8,331)
Net income/(loss) per share	17
- Basic		0.18	(0.18)	(0.03)
- Diluted		0.17	(0.18)	(0.03)
Weighted average shares used in calculating net income/ (loss) per share
- Basic		294,323,809	318,601,222	318,601,222
- Diluted		301,588,942	318,601,222	318,601,222

METEN INTERNATIONAL EDUCATION GROUP

 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019

 (In thousands of RMB, except share data and per share data, or otherwise noted)

		Ordinary shares		Subscriptions Receivable	Additional paid-in capital	Accumulated deficit	Total deficit attributable to shareholders of the Company	Non-controlling interests	Total deficit
	Note	Number of shares	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Balances at December 31, 2018		318,601,222	219	(219)	167,514	(305,858)	(138,344)	23,741	(114,603)
Net loss for the period			-	-	-	(57,756)	(57,756)	(1,796)	(59,552)
Share-based compensation	18		-	-	5,364	-	5,364	-	5,364
Proceeds from contributions from equity shareholders			-	217	-	-	217	-	217
Disposal of subsidiaries			-	-	-	-	-	(146)	(146)
Balances at September 30, 2019		318,601,222	219	(2)	172,878	(363,614)	(190,519)	21,799	(168,720)

METEN INTERNATIONAL EDUCATION GROUP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

 (In thousands of RMB, except share data and per share data, or otherwise noted)

		Nine months ended September 30,
	Note	2018	2019
		RMB’000	RMB’000	US$’000
				Note 3(b)
Cash flows from operating activities:
Net income/(loss)		61,920	(59,552)	(8,331)
Adjustments to reconcile net income/(loss) to net cash generated from operating activities:
Depreciation and amortization		34,149	43,439	6,077
Amortization of operating lease right-of-use assets		-	96,643	13,521
Gain on available-for-sale investments		(3,909)	-	-
Net loss on disposal of property and equipment		149	165	23
Provision/(reversal of provision) for impairment loss of account receivables and other receivables		767	(147)	(21)
Equity in income on equity method investments		(2,913)	(3,590)	(502)
Deferred income tax benefit		(6,358)	(15,765)	(2,206)
Gain on disposal of subsidiaries		-	(583)	(82)
Share-based compensation expenses	18	5,825	5,364	750
Changes in operating assets and liabilities, net of effect of acquisitions and disposals of subsidiaries:
Decrease/(increase) in contract assets		(4,104)	243	34
Decrease/(increase) in accounts receivable		448	(29,895)	(4,182)
Decrease/(increase) in other contract costs		5,507	(10,654)	(1,491)
Increase in prepayments and other current assets		(3,897)	7,581	1,061
Increase in other non-current assets		(4,418)	(2,509)	(351)
(Decrease)/increase in accounts payable		(419)	9,061	1,268
Decrease in deferred revenue		(47,584)	(56,044)	(7,841)
(Decrease)/increase in salary and welfare payable		(9,589)	5,149	720
(Decrease)/increase in financial liabilities from contracts with customers		(20,224)	97,692	13,669
Decrease in accrued expenses and other payables		16,717	(6,024)	(843)
(Increase)/decrease in prepaid tax		(8,977)	191	27
Decrease in operating lease liabilities		-	(88,094)	(12,325)
(Decrease)/increase in income taxes payable		(405)	14,956	2,093
Net cash flow generated from operating activities		12,685	7,627	1,068

METEN INTERNATIONAL EDUCATION GROUP

 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019 (Continued)

 (In thousands of RMB, except share data and per share data, or otherwise noted)

		Nine months ended September 30,
	Note	2018	2019
		RMB’000	RMB’000	US$’000
				Note 3(b)
Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired		(87,982)	(38,556)	(5,394)
Disposal of subsidiaries		-	(1,963)	(275)
Purchases of property and equipment		(36,507)	(69,625)	(9,741)
Purchase of equity method investments		(3,750)	-	-
Proceeds from disposal of property and equipment		12	7	1
Advances to related parties	19(a)	(46,026)	(43,213)	(6,046)
Repayment of advances to related parties	19(a)	57,873	62,991	8,813
Purchase of short-term investments		(366,085)	-	-
Proceeds from maturities of short-term investments		420,041	-	-
Loan to a third-party		(20,000)	-	-
Repayment of loan to a third-party		-	20,000	2,798
Others		(1,200)	(1,595)	(222)
Net cash used in investing activities		(83,624)	(71,954)	(10,066)
Cash flows from financing activities:
Advances from related parties	19(a)	30,514	30,837	4,314
Repayment of advances from related parties	19(a)	(23,761)	(49,877)	(6,978)
Distributions in connection with Reorganization		(100,000)	-	-
Proceeds from bank loans		-	67,000	9,374
Repayment of bank loans		-	(15,000)	(2,099)
Payment for offering expenses		(2,991)	-	-
Proceeds from contributions from equity shareholders		-	217	30
Net cash (used in)/generated from financing activities		(96,238)	33,177	4,641
Net decrease in cash and cash equivalents and restricted cash		(167,177)	(31,150)	(4,357)
Cash and cash equivalents and restricted cash at the beginning of the period		328,357	189,466	26,507
Cash and cash equivalents and restricted cash at the end of the period		161,180	158,316	22,150
Supplemental disclosure of cash flow information:
Interest paid		7	1,467	205
Income tax paid		28,147	3,306	463
Supplemental disclosure of non-cash investing and financing activities:
Accretion of Redeemable Owners’ Investment	15	9,814	-	-
Consideration payable for the acquisitions of subsidiaries		27,800	-	-
Consideration receivable for the disposal of subsidiaries		-	1,275	178
Supplemental disclosure of cash and cash equivalents and restricted cash:
Cash and cash equivalents		147,478	144,173	20,171
Restricted cash		13,702	14,143	1,979
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows		161,180	158,316	22,150

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

1. Principles of consolidation

The accompanying unaudited condensed consolidated financial statements include the financial statements of Meten International Education Group (the “Company”), its subsidiaries and consolidated variable interest entities (“VIEs”) (collectively referred to as the ’‘Group’’) for which the Company or its subsidiaries is the primary beneficiary. All transactions and balances among the Company, its subsidiaries and its VIEs have been eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting powers; has the power to appoint or remove the majority of the members of the board of directors; or to cast a majority of votes at the meeting of directors; or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiary, through contractual agreements, bears the risks of, and enjoys the rewards normally associated with ownership of the entity. In determining whether the Company or its subsidiaries are the primary beneficiary, the Company considered whether it has the power to direct activities that are significant to the VIE’s economic performance, and also the Group’s obligation to absorb losses of the VIEs that could potentially be significant to the VIEs or the right to receive benefits from the VIEs that could potentially be significant to the VIEs. The Company, through the WFOEs holds all the variable interests of the VIEs, and has been determined to be the primary beneficiary of the VIEs.

As of September 30, 2019, the details of the Company’s major subsidiaries, consolidated VIEs and the major subsidiaries of the VIEs are as follows:

Entity	Date of incorporation	Place of incorporation	Percentage of direct or indirect economic ownership	Principal activities
Major subsidiaries:
Meten Education Investment Limited (“Meten BVI”)	July 18, 2018	British Virgin Islands (“BVI”)	100%	Investment holding
Likeshuo Education Investment Limited (“Likeshuo BVI”)	July 18, 2018	BVI	100%	Investment holding
Meten Education (Hong Kong) Limited (“Meten HK”)	August 22, 2018	Hong Kong	100%	Investment holding
Likeshuo Education (Hong Kong) Limited (“Likeshuo HK”)	August 22, 2018	Hong Kong	100%	Investment holding
Zhuhai Meizhilian Education Technology Co., Ltd.(“Zhuhai Meizhilian”)	September 20, 2018	PRC	100%	Technology development and education consulting service
Zhuhai Likeshuo Education Technology Co., Ltd. (“Zhuhai Likeshuo”)	September 20, 2018	PRC	100%	Technology development and education consulting service

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

Entity	Date of incorporation	Place of incorporation	Percentage of direct or indirect economic ownership	Principal activities
VIEs:
Shenzhen Meten International Education Co., Limited (“Shenzhen Meten”)	April 3, 2006	PRC	100%	Offline English training
Shenzhen Likeshuo Education Co., Ltd. (’’Shenzhen Likeshuo’’)	October 26, 2018	PRC	100%	Online English training
VIEs’ major subsidiaries:
Shenzhen Qianhai Meten Technology Co., Ltd	October 30, 2013	PRC	80%	Online English training
Meten Education (Shenzhen) Co., Ltd	November 24, 2015	PRC	100%	Offline English training
Nanjing Meten Foreign Language Training Co., Ltd	December 6, 2013	PRC	100%	Offline English training
Chengdu Meten Education Technology Co., Ltd	April 20, 2016	PRC	100%	Offline English training
Guangzhou Meten Education Technology Co., Ltd	March 29, 2016	PRC	100%	Offline English training
Beijing Jingchengying Education and Culture Development Co., Ltd.	September 16, 2002	PRC	80%	Offline English training
Beijing Jingcheng Education Network Technology Co., Ltd.	July 15, 2005	PRC	80%	Offline English training
Beijing Fengtai District ABC Foreign Language Training School	May 27, 2005	PRC	80%	Offline English training
Beijing Xicheng District ABC Foreign Language Training School	February 16, 2007	PRC	80%	Offline English training
Harbin ABC Foreign Language School	February 28, 2000	PRC	80%	Offline English training
Harbin ABC Culture Training School	November 18,2016	PRC	80%	Offline English training
Harbin Xiangfang District ABC Foreign Language School	July 31, 2006	PRC	80%	Offline English training

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

The table sets forth the assets and liabilities of the VIEs included in the Company’s unaudited condensed consolidated balance sheets:

	As of December 31,	As of September 30,
	2018	2019
	RMB’000	RMB’000
ASSETS
Current assets
Cash and cash equivalents	174,323	142,587
Contract assets	14,208	13,965
Accounts receivable	2,221	19,104
Other contract costs	46,503	53,111
Prepayments and other current assets	104,761	76,404
Amounts due from related parties	29,206	13,726
Prepaid income tax	12,674	12,483

Total current assets	383,896	331,380

Non-current assets
Restricted cash	14,787	14,143
Other contract costs	7,968	12,014
Equity method investments	23,426	27,016
Property and equipment, net	211,954	217,679
Operating lease right-of-use assets	-	495,681
Intangible assets, net	36,904	26,576
Deferred tax assets	4,072	11,276
Goodwill	276,905	302,158
Long-term prepayments and other non-current assets	46,978	63,469

Total non-current assets	622,994	1,170,012

Total assets	1,006,890	1,501,392

Current liabilities
Accounts payable	13,974	14,245
Bank loans	-	52,000
Deferred revenue	432,083	408,829
Salary and welfare payable	67,892	70,298
Financial liabilities from contracts with customers	423,163	520,855
Accrued expenses and other payables	78,462	36,255
Current operating lease liabilities	-	154,293
Income taxes payable	3,468	16,923
Amounts due to related parties	20,073	1,033

Total current liabilities	1,039,115	1,274,731

Non-current liabilities
Deferred revenue	52,169	39,220
Deferred tax liabilities	23,101	14,839
Operating lease liabilities	-	332,304
Non-current tax payable	6,801	8,261

Total non-current liabilities	82,071	394,624
Total liabilities	1,121,186	1,669,355

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

The table sets forth the results of operations of the VIEs included in the Company’s unaudited condensed consolidated statements of comprehensive income (loss):

	Nine months ended September 30,
	2018	2019
	RMB’000	RMB’000
Net revenues	1,064,617	1,094,967
Net income/(loss)	61,920	(58,884)

The table sets forth the cash flows of the VIEs included in the Company’s unaudited condensed consolidated statements of cash flows:

	Nine months ended September 30,
	2018	2019
	RMB’000	RMB’000
Net cash generated from operating activities	12,685	7,404
Net cash used in investing activities	(83,624)	(75,564)
Net cash (used in)/generated from financing activities	(96,238)	32,960

The unrecognized revenue producing assets that are held by the VIEs comprise of workforce and intellectual property and trademarks which were not recorded on the Company’s unaudited condensed consolidated balance sheets as they do not meet all the capitalization criteria.

In accordance with the Contractual Arrangements, the Company has power to direct activities of the VIEs, and can have assets transferred freely out of the VIEs without restrictions. Therefore the Company considers that there is no asset in the VIEs that can be used only to settle obligations of the respective VIE, except for registered capital and the PRC statutory reserves. Relevant PRC laws and regulations restrict the VIEs from transferring a portion of its net assets, equivalent to the balance of their registered capital and statutory reserves, to the Company in the form of loans and advances or cash dividends.

As the VIEs are incorporated as limited liability companies under the PRC Company Law, the creditors of the VIEs do not have recourse to the general credit of the Company. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIEs.

2. Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission regarding financial reporting that are consistent with those used in the preparation of the Company’s audited consolidated financial statements for the year ended December 31, 2018, except for the adoption of ASU No. 2016-02, “Leases”, as mentioned in Note 3. Accordingly, these unaudited condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for annual financial statements.

In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position, operating results and cash flows of the Company for each of the periods presented. The results of operations for the nine-month ended September 30, 2019 are not necessarily indicative of results to be expected for any other interim period or for the year ending December 31, 2019. The condensed consolidated balance sheet as of December 31, 2018 was derived from the audited consolidated financial statements at that date but does not include all of the disclosures required by U.S. GAAP for annual financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2018.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

The unaudited condensed consolidated financial statements are presented in Renminbi (’‘RMB’’), rounded to the nearest thousands except share data and per share data, or otherwise noted.

The accompanying unaudited condensed consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Group’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements, including obtaining bank borrowings.

Historically, the Group relied on external bank loans and financing from Pre-IPO investors to fund its working capital and capital expenditure requirements and to meet its obligations and commitments when they become due.

The Group has carried out a review of its cash flow forecast for the twelve months ending September 30, 2020. Based on such forecast, management believes that adequate sources of liquidity exist to fund the Group’s working capital and capital expenditures requirements, and other liabilities and commitments as they become due. In preparing the cash flow forecast, management has considered historical cash requirements, working capital and capital expenditures plans, estimated cash flows provided by operations, existing cash on hand, as well as other key factors, including its ability to obtain external financing. Management believes the assumptions used in the cash forecast are reasonable.

3. Summary of significant accounting policies

(a) Lease

The Group determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current and non-current lease liabilities on the Group’s consolidated balance sheets.

ROU lease assets represent the Group’s right to use an underlying asset for the lease term and lease obligations represent the Group’s obligation to make lease payments arising from the lease. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the Group’s leases do not provide an implicit rate, the Group use its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU assets also include initial direct costs incurred and any lease payments made to the lessor or before the commencement date, minus any lease incentives received. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

(b) Convenience translation

Translations of balances in the unaudited condensed consolidated balance sheet, condensed consolidated statement of comprehensive income (loss) and condensed consolidated statement of cash flows from RMB into US$ as of and for the nine months ended September 30, 2019 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB7.1477, representing the index rates stipulated by the Federal Reserve Bank of New York on September 30, 2019. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on September 30, 2019, or at any other rate. The US$ convenience translation is not required under U.S. GAAP.

(c) Recently Adopted Accounting Guidance

In February 2016, the FASB issued ASU 2016-02 to increase transparency and comparability among organizations by requiring the recognition of ROU assets and lease liabilities on the balance sheets. Most prominent among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Group is also required to recognize and measure leases existing at the beginning of the period of adoption through a cumulative–effect adjustment using a modified retrospective approach, with certain practical expedients available. The Group adopted the standard as of January 1, 2019 and applied the modified retrospective approach on this date by recording a cumulative-effect adjustment. In addition, the Group elected the package of practical expedients permitted under the transition guidance within the new standard.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

The following table summarizes the effect on the consolidated balance sheet as a result of adopting ASC 842.

	December 31, 2018 As previously reported	Effect of the adoption of ASC 842	January 1, 2019 As adjusted
Operating lease right-of-use assets	-	397,490	397,490
Operating lease liabilities	-	380,573	380,573
Intangible assets, net	36,904	(6,305)	30,599
Prepayment and other current assets	104,761	(10,612)	94,149

The Group has operating leases for learning centers, corporate offices, and office equipment. The Group’s leases are for an initial 1 to 10 years’ term.

Short-term leases are leases having a term of twelve months or less. The Group recognizes short-term leases on a straight-line basis and does not record a related lease asset or liability for such leases.

4. Credit and concentration risk

The Group’s credit risk arises from cash and cash equivalents, short-term investments, prepayments and other current assets, and accounts receivable. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk.

The Group expects that there is no significant credit risk associated with the cash and cash equivalents and short-term investments which are held by reputable financial institutions in the jurisdictions where the Company, its subsidiaries and VIEs are located. The Group believes that it is not exposed to unusual risks as these financial institutions have high credit quality.

The Group has no significant concentrations of credit risk with respect to its prepayments.

Accounts receivable is typically unsecured and are derived from revenue earned from franchisee. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them.

The credit risk exposure resulted from guarantee provided for customers under the installment payment arrangement is disclosed in Note 20(b).

(i)	Concentration of revenues

No single customer represented 10% or more of the Group’s revenues for the nine months ended September 30, 2018 and 2019.

(ii)	Concentration of accounts receivable

The Group has not experienced any significant recoverability issue with respect to its accounts receivable. The Group conducts credit evaluations on its franchisees and generally does not require collateral or other security from such franchisees.

The following table summarized party with greater than 10% of the accounts receivable:

	As of December 31,	As of September 30,
	2018	2019
Receivables from Franchisee F	*	22%
Receivables from Franchisee G	65%	22%
Receivables from Franchisee H	15%	*
Receivables from Franchisee I	*	13%
Receivables from Franchisee J	-	12%
Receivables from Franchisee K	-	10%

*	Less than 10%

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

5. Business combinations

Assets acquired and liabilities assumed in business combinations were recorded on the consolidated balance sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Group have been included in the consolidated statements of income (loss) since their respective dates of acquisition. The excess of the purchase price at the acquisition date over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill.

Business acquisitions in the nine months ended September 30, 2019:

On May 31, 2019, Shenzhen Meten entered into several agreements with respect to certain business acquisitions, including 1)Yunnan Meten Enterprise Management Co., Ltd.; 2) Nantong Meilianhang Education Consulting Co., Ltd.; 3) Nantong Chongchuang Xinlianyu English Training School Co., Ltd.; and 4) Hefei Yilian Education Training Co., Ltd. (collectively referred as the “Acquirees”), pursuant to which Shenzhen Meten agreed to acquire 100% equity interests in the Acquirees for a total cash consideration of RMB15,010. Upon completion of the acquisition on May 31, 2019, the Acquirees became wholly-owned subsidiaries of Shenzhen Meten.

The principal business activity of the Acquirees is providing general English language training service. The Acquirees were the franchised stores of the Group prior to the acquisition and management considered the results of the Group’s operations involving franchisees to be immaterial.

These transactions were accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. The results of the Acquirees’ operations have been included in the Company’s consolidated financial statements since May 31, 2019. The revenue and net income of the Acquirees from the acquisition date to September 30, 2019 is RMB16,044 and RMB6,953 respectively.

The allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values was as follows:

As of May 31, 2019
RMB’000
Cash and cash equivalents	4,254
Prepayments and other current assets	8,974
Property, plant and equipment	6,959
Intangible assets	200
Accounts payable	(1,518)
Deferred revenue	(25,098)
Salary and welfare payable	(1,219)
Accrued expenses and other payables	(2,795)
Goodwill	25,253
Total purchase consideration	15,010

The intangible assets mainly consist of reacquired right. The fair values of the reacquired right of RMB200 is amortized within 1 year on a straight line basis. The goodwill of RMB25,253, which was primarily attributable to the synergies expected to be achieved from the acquisition, was assigned to general English training unit and is not deductible for tax purposes.

The fair value of the deferred revenue was estimated based on the costs of fulfilling the obligations plus a normal profit margin under income approach.

Unaudited Pro Forma Financial Information

The following unaudited pro forma consolidated financial information for the nine months period ended September 30, 2018 and 2019 is presented as if the acquisition had been consummated on January 1, 2018 and after giving effect to acquisition accounting adjustments. These pro forma results have been prepared for illustrative purpose only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on the date indicated and may not be indicative of future operating results.

Unaudited pro forma consolidated statements of comprehensive income for the nine months period ended September 30, 2018 and 2019:

	Nine months ended September 30, 2018	Nine months ended September 30, 2019
	RMB’000	RMB’000
Revenues	1,087,324	1,111,096
Net income/(loss)	59,020	(62,678)

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

6. Disposal of subsidiaries

During the nine months period ended September 30, 2019, the Group disposed Shenzhen Meten Oversea Education Consulting Co., Ltd. (“Shenzhen Meten Oversea”), Shenzhen Shuangge Technology Co., Ltd. (“Shenzhen Shuangge”) to Shenzhen Yilian Education Investment Co., Ltd. (“Shenzhen Yilian Education”) and Shenzhen Xinlian Oversea Education Consulting Co., Ltd. (“Shenzhen Xinlian Oversea”) to two external individuals. The total cash consideration of the disposal of the three subsidiaries were RMB1,275 which were outstanding as of September 30, 2019 and recorded in the condensed consolidated balance sheet as of September 30, 2019. Disposal gains amounting to RMB583 were recorded in the condensed consolidated statements of comprehensive income (loss) for the nine months period ended September 30, 2019.

7. Contract balances

The following table provides information about contract assets, accounts receivable, deferred revenue and financial liabilities from contracts with customers.

	As of December 31,	As of September 30,
	2018	2019
	RMB’000	RMB’000

Accounts receivable	2,346	19,784
Less: Allowance for doubtful debts (i)	125	680
Accounts receivable, net	2,221	19,104
Contract assets	14,208	13,965
Deferred revenue
-current	432,083	408,829
-non-current	52,169	39,220
Financial liabilities from contracts with customers	423,163	520,855

Significant changes in the balances of accounts receivable, contract assets, deferred revenue and financial liabilities from contracts with customers are as follows.

(i)	Changes in the allowance for doubtful accounts were as follows:

	As of December 31,	As of September 30,
	2018	2019
	RMB’000	RMB’000

At the beginning of the year/period	51	125
Allowance made during the year/period	74	555
At the end of the year/period	125	680

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

(a) Contract assets

	As of December 31,	As of September 30,
	2018	2019
	RMB’000	RMB’000

At the beginning of the year/period	11,851	14,208
Net off the beginning contract assets with financial liabilities, as the result of rights to consideration becoming unconditional	(9,688)	(12,326)
Contract assets recognized with the recognition of revenue during the year/period	12,045	12,083
At the end of the year/period	14,208	13,965

(b) Deferred revenue and financial liabilities from contracts with customers

	As of December 31,	As of September 30,
	2018	2019
	RMB’000	RMB’000

At the beginning of the year/period	821,062	907,415
Net off the beginning contract assets with financial liabilities, as the result of rights to consideration becoming unconditional	(9,688)	(12,326)
Revenue recognized that was included in the contract liabilities and financial liabilities at the beginning of the year/period	(696,447)	(629,106)
Increase due to cash received, excluding amount recognized as revenue or refunded	642,832	683,079
Disposal of subsidiaries	-	(5,256)
Business combination	149,656	25,098
At the end of the year/period	907,415	968,904

Reconciliation to the consolidated balance sheets

	As of December 31,	As of September 30,
	2018	2019
	RMB’000	RMB’000

Deferred revenue	484,252	448,049
Financial liabilities	423,163	520,855

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

8. Prepayments and other assets

The prepayments and other assets consist of the following:

	As of December 31,	As of September 30,
	2018	2019
	RMB’000	RMB’000

Prepayments and other current assets
Receivables from third-party payment channels (i)	24,872	21,489
Cash advanced to employees	5,909	7,802
Prepaid advertising and marketing fees	4,471	15,483
Prepaid property management fees	2,004	3,494
Prepaid rental fees	17,681	7,820
Prepayment for purchase of office supplies	575	1,315
Books and other related educational materials (ii)	8,468	11,778
Prepayment for acquisition of subsidiaries	1,884	3,479
Prepaid taxes	1,333	351
Deferred offering expenses	7,373	-
Receivables from a third-party (iii)	20,000	-
Consideration receivables from disposal of subsidiaries (Note 6)	-	1,275
Others	10,191	6,808

Total	104,761	81,094

Long-term prepayments and other non-current assets
Prepayment for leasehold improvement	2,981	10,511
Prepayment for purchase of motor vehicles	-	388
Long-term rental deposits	43,997	53,844

Total	46,978	64,743

(i)	The balances represent the course fee for the courses due from third-party payment channels that are mainly due to timing difference between the Group’s receipts from the third-party payment channels versus the third-party payment channels’ cash receipts from the customers.

(ii)	Inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method (FIFO) for all inventories.

(iii)	The short-term loan to a third-party company was settled during the period.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

9. Property and equipment, net

Property and equipment consists of the following:

	As of December 31,	As of September 30,
	2018	2019
	RMB’000	RMB’000

Cost:
Buildings	102,795	102,795
Motor vehicles	10,388	11,201
Leasehold improvements	188,089	228,639
Equipment, fixture and furniture, and other fixed assets	56,766	63,869

Total cost	358,038	406,504

Less: Accumulated depreciation	146,084	188,730

Property and equipment, net	211,954	217,774

Depreciation expense recognized for the nine months ended September 30, 2018 and 2019 are summarized as follows:

	Nine months ended September 30,
	2018	2019
	RMB’000	RMB’000

Cost of revenues	18,404	24,518
General and administrative expenses	13,707	14,698
	32,111	39,216

As of September 30, 2019, the ownership certificates for buildings with carrying value of RMB 24,565 have not been obtained.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

10. Intangible assets, net

Intangible assets, net, consist of the following:

	As of December 31,	As of September 30,
	2018	2019
	RMB’000	RMB’000

Trademark	16,200	16,200
Backlog	5,815	5,815
Customer relationship	11,400	11,400
Favorable lease contracts	7,565	-
Reacquired right	-	200

Total cost	40,980	33,615

Less: accumulated amortization	4,076	7,039

Intangible assets, net	36,904	26,576

The Group recorded amortization expense of RMB 2,038 and RMB 4,223 for the nine months ended September 30, 2018 and 2019, respectively.

11. Income tax

The Group’s effective tax rates were 18% and -4% for the nine months ended September 30, 2018 and 2019, respectively. The effective income tax rate for the nine months ended September 30, 2019 differs from the PRC statutory income tax rate of 25% primary due to the effect of change in valuation allowance.

12. Accrued expenses and other payables

Accrued expenses and other payables consist of the following:

	As of December 31,	As of September 30,
	2018	2019
	RMB’000	RMB’000

Accrued expenses and other payables
Payables for purchase of property and equipment	11,702	4,953
Deposits received from customers	4,275	9,362
Deposits received from franchisees	1,912	2,393
Accrued rental, utility and other expenses	6,887	1,489
VAT and other taxes payable	8,317	9,023
Payables for refund of tuition fee	9,151	7,930
Consideration payable for the acquisition (i)	27,800	-
Amount due to non-controlling shareholders of subsidiaries	257	257
Offering expenses	4,334	1,288
Others	3,990	670
Total	78,625	37,365

(i)	In January 2019, the Group fully settled the remaining consideration payable of RMB27,800 related to the acquisition of Beijing Jingchengying Education Culture Development Co., Ltd..

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

13. Bank loans

On January 7, 2019, the Group entered into a facility agreement with China Minsheng Bank with a maturity date of July 16, 2019. As of September 30, 2019, the aggregated draw amounted to RMB15,000 subject to a floating interest rate of 13% above the benchmark interest rate of half-year RMB loan announced by The People’s Bank of China. The loan was guaranteed by Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng. The bank loan was fully repaid upon maturity.

On January 18, 2019, the Group entered into a loan agreement with China Ningbo Bank with a maturity date of January 17, 2020. As of September 30, 2019, the aggregated draw amounted to RMB20,000 subject to a fixed interest rate of 5.28% per annum. The loan was guaranteed by Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng.

On June 20, 2019, the Group entered into a facility agreement with China Merchants Bank with a maturity date of June 20, 2020. As of September 30, 2019, the aggregated draw amounted to RMB30,000 subject to a fixed interest rate of 4.9%. The loan was guaranteed by Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng.

On September 5, 2019, the Group entered into a facility agreement with China Minsheng Bank with a maturity date of March 5, 2020. As of September 30, 2019, the aggregated draw amounted to RMB2,000 subject to a fixed interest rate of 4.9%. The loan was guaranteed by Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng.

14. Lease

The component of lease cost was as follows:

Nine months ended September 30, 2019
RMB’000

Operating lease cost	114,018
Short-term lease cost	38,505
Total lease cost	152,523

Supplemental cash flow information related to leases was as follows:

Nine months ended September 30, 2019
RMB’000
Increase in operating lease right-of-use assets upon adoption of ASC842	397,490
Increase in operating lease liabilities upon adoption of ASC842	380,573
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	(105,469)
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	194,118

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

Supplemental balance sheet information related to leases was as follows:

September 30, 2019
RMB’000
Operating Leases
Operating lease right-of-use assets	495,681

Operating lease liabilities, current portion	154,293
Operating lease liabilities, non-current portion	332,304
Weighted-average remaining lease term - operating leases	3.98 years
Weighted-average discount rate - operating leases	5.27%

The following is a maturity analysis of the annual undiscounted cash flows of the operating lease liabilities as of September 30, 2019:

RMB’000
Years ending December 31,
2019 (excluding the nine months ended September 30, 2019)	41,655
2020	159,198
2021	130,982
2022	91,235
2023	66,427
Thereafter	49,906
Total lease payment	539,403
Less: imputed interest	52,806

Total	486,597

Non-cancellable operating lease rentals as of December 31, 2018 are payable as follows:

Years ending December 31,	RMB’000
2019	136,363
2020	105,702
2021	78,454
2022	51,023
2023	24,058
Thereafter	24,978

Total	420,578

As of September 30, 2019, the Group also has additional operating leases that have not yet commenced, primarily for learning centres, with fixed payments over their non-cancellable terms of RMB 11,839. These operating leases will commence after October 1, 2019 with non-cancellable terms of 1 year to 6 years.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

15. Redeemable Owners’ Investment

The movements of Redeemable Owners’ Investment for the nine months ended September 30, 2018 are summarized below:

	First Tranche Redeemable Owners’ Investment	Second Tranche Redeemable Owners’ Investment	Total
	RMB’000	RMB’000	RMB’000
Balances as of December 31, 2017	24,042	195,577	219,619
Accretion	1,096	8,718	9,814
Reclassification to permanent equity	(25,138)	(204,295)	(229,433)
Balances as of September 30, 2018	-	-	-

In connection with the Reorganization during the year ended December 31, 2018, the holders of Redeemable Owners’ Investment exchanged their investment in Shenzhen Meten for 36,416,120 ordinary shares of the Company all in the same proportions as the percentage of the then equity interest they held in Shenzhen Meten. The ordinary shares exchanged do not have any redemption feature.

16 Revenue and segment reporting

The principal activities of the Group are providing a wide range of educational programs, services and products, consisting primarily of general adult English training, overseas training services, online English training, junior English training and other English language-related services in the PRC.

(a) Disaggregation of revenue

	Nine months ended September 30,
	2018	2019
	RMB’000	RMB’000

Revenue from contracts with customers
General adult English training	619,181	528,435
Overseas training services	174,313	151,804
Online English training	152,933	188,690
Junior English training	36,369	129,480
Sales of goods	68,054	72,025
Other English language-related services	13,767	24,533

Total	1,064,617	1,094,967

(b) Revenue expected to be recognized in the future arising from contracts with customers in existence at the reporting date

As of December 31, 2018 and September 30, 2019, the aggregated amount of the transaction price allocated to the remaining performance obligations under the Group’s existing contracts is RMB 893,207 and RMB 954,939 respectively. This amount principally represents revenue expected to be recognized in the future from contracts for general adult English training, overseas training services, online English training and junior English training entered into by the customers with the Group. The Group will recognize the expected revenue in future as the service is rendered, which is expected to occur over the next 49 months.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

(c) Segment Reporting

(i) Segment revenue and results

Disaggregation of revenue from contracts with customers by the timing of revenue recognition, as well as information regarding the Group’s reportable segments as provided to the Group’s chief operating decision makers for the purposes of resource allocation and assessment of segment performance for the nine months ended September 30, 2018 and 2019 is set out below.

		Nine months ended September 30, 2018
	General adult English training	Overseas training services	Online English training	Junior English training	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Disaggregated by timing of revenue recognition
Point in time	68,054	-	-	-	68,054
Overtime	619,181	174,313	152,933	36,369	982,796

Revenue from external customers	687,235	174,313	152,933	36,369	1,050,850

Reportable segment revenue	687,235	174,313	152,933	36,369	1,050,850

Reportable segment gross profit	440,307	79,336	72,859	12,666	605,168

		Nine months ended September 30, 2019
	General adult English training	Overseas training services	Online English training	Junior English training	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Disaggregated by timing of revenue recognition
Point in time	72,025	-	-	-	72,025
Overtime	528,435	151,804	188,690	129,480	998,409

Revenue from external customers	600,460	151,804	188,690	129,480	1,070,434

Reportable segment revenue	600,460	151,804	188,690	129,480	1,070,434

Reportable segment gross profit	335,880	62,848	71,397	50,252	520,377

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

(ii) Reconciliations of reportable segment revenues and profit or loss

	Nine months ended September 30,
	2018	2019
	RMB’000	RMB’000

Revenue
Reportable segment revenue	1,050,850	1,070,434
Other revenue	13,767	24,533

Consolidated revenue (note 16(a))	1,064,617	1,094,967

Profit
Reportable segment profit	605,168	520,377
Other profit	12,280	23,980

Reportable segment profit derived from the Group’s external customers	617,448	544,357

Selling and marketing expenses	(315,586)	(323,254)
General and administrative expenses	(187,374)	(232,097)
Research and development expenses	(20,075)	(25,365)
Interest income	836	677
Interest expenses	(7)	(1,541)
Foreign currency exchange gain/ (loss), net	48	(25)
Gains on available-for-sale investments	3,909	-
Government grants	5,832	5,184
Gains on disposal of subsidiaries	-	583
Equity in income on equity method investments	2,913	3,590
Depreciation and amortization	(15,745)	(18,921)
Share-based compensation expenses	(5,825)	(5,364)
Others, net	(555)	3,085
Unallocated head office and corporate expenses	(10,712)	(8,165)

Consolidated income/(loss) before income tax	75,107	(57,256)

(iii) Geographical information

No geographical information is presented as the operations, major customers and assets of the Group are substantially located in the PRC.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

17 Net income/(loss) per share

Basic and diluted net income (loss) per share for each of the periods presented are calculated as follows:

	Nine months ended September 30,
	2018	2019
	(in thousands of RMB, except share data and per share data)

Numerator:
Net income/(loss) available to shareholders of the Company - basic and diluted	52,770	(57,756)

Denominator
Weighted average number of ordinary shares - basic	294,323,809	318,601,222
Effect of dilutive securities
Dilutive effect of non-vested shares (i)	7,265,133	-
Denominator for diluted net income/(loss) per share	301,588,942	318,601,222

Net income/(loss) - basic	0.18	(0.18)
Net income/(loss) - diluted	0.17	(0.18)

(i)	For the nine months ended September 30, 2019, 8,673,974 non-vested shares were excluded from the calculation of diluted income /(loss) per share as their inclusion would have been anti-dilutive.

(ii)	For the nine months ended September 30, 2018, redeemable owners’ investment were excluded from the calculation of diluted income/(loss) per share as their inclusion would have been anti-dilutive.

18 Share based compensation

During the nine months ended September 30, 2019, there were 42,000 shares forfeited. The share-based compensation expenses of RMB 5,825 and RMB 5,364 were charged to general and administrative expenses for the nine months ended September 30, 2018 and 2019, respectively. As of September 30, 2019, there was approximately RMB 15,335 of total unrecognized compensation costs related to unvested awarded share units. The unrecognized compensation costs are expected to be recognized over a weighted average period of approximately 1.81 years.

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

19 Related party transactions

In addition to the related party information disclosed elsewhere in the unaudited condensed consolidated financial statements, the Group entered into the following material related party transactions.

Name of party	Relationship

Mr. Zhao Jishuang	A major shareholder of the Company
Mr. Guo Yupeng	A major shareholder of the Company
Mr. Peng Siguang	A major shareholder of the Company
Zhongshi Qile (Beijing) Culture Media Co., Ltd. (“Zhongshi Culture”)	Fellow subsidiary
Shenzhen Meifu English Information Consulting Co., Ltd. (“Meifu English”)	Fellow subsidiary
Meten (U.S.A) Investment Holding Corporation (“Meten USA”)	Fellow subsidiary
Oxford International College Chengdu School (“Chengdu School”)	Fellow subsidiary
Boston Global Education, INC (“Boston Global”)	Fellow subsidiary
Meten International Educational Talent Management Service (Shenzhen) Co., Ltd (Meten Talent Service)	Fellow subsidiary
Shenzhen Sikete Education Technology Co., Ltd. (“Shenzhen Sikete”)	Associate of the Group
Xiamen Siming District Meten English Training School (“Xiamen Siming Meten School”)	Associate of the Group
Liketou (HK) Co., Ltd.	Entity under significant influence of a key management
Shenzhen Shuangge Technology Co., Ltd. (“Shenzhen Shuangge”)	Fellow subsidiary
Shenzhen Meten Oversea Education Consulting Co., Ltd.(“Shenzhen Meten Oversea”)	Fellow subsidiary
Shenzhen Yilian Education Investment Co., Ltd. (“Shenzhen Yilian Education”)	Fellow subsidiary
Xiamen Hanen Education Consulting Co., Ltd (“Xiamen Hanen”)	Entity under significant influence of a key management

(a) Major transactions with related parties

		Nine months ended September 30,
	Note	2018	2019
		RMB’000	RMB’000

Advances from related parties
-Meifu English	(i)	3,489	900
-Chengdu School	(i)	19,443	145
-Shenzhen Meten Oversea	(i)	-	17,112
-Liketou (HK) Co., Ltd.	(i)	7,498	201
-Xiamen Siming Meten School	(i)	-	19
-Shenzhen Shuangge	(i)	-	11,905
-Zhongshi Culture	(i)	-	306
-Shenzhen Sikete	(i)	84	-
-Xiamen Hanen	(i)	-	249
Total		30,514	30,837

Repayment of advances from related parties
-Meifu English		2,191	6,491
-Chengdu School		14,071	12,476
-Liketou (HK) Co., Ltd.		7,493	2,336
-Shenzhen Meten Oversea		-	17,112
-Zhongshi Culture		-	306
-Xiamen Siming Meten School		6	-
-Shenzhen Shuangge		-	11,156
Total		23,761	49,877

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

		Nine months ended September 30,
	Note	2018	2019
		RMB’000	RMB’000

Advances to related parties
-Meifu English	(i)	42,179	9,992
-Zhongshi Culture	(i)	715	484
-Xiamen Siming Meten School	(i)	32	157
-Chengdu School	(i)	89	146
-Shenzhen Shuangge Technology	(i)	-	5,292
-Shenzhen Meten Oversea	(i)	-	23,707
-Meten Talent Service	(i)	-	3,425
-Liketou (HK) Co., Ltd.	(i)	11	-
-Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng	(i)	3,000	-
-Shenzhen Yilian Education	(i)	-	10
Total		46,026	43,213

Repayment of advances to related parties
-Meifu English		57,291	19,884
-Zhongshi Culture		201	909
-Meten USA		320	-
-Xiamen Siming Meten		32	-
-Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng		-	13,000
-Chengdu School		7	151
-Shenzhen Shuangge		-	5,274
-Shenzhen Meten Oversea		-	23,651
-Boston Global		22	-
-Meten Talent Service		-	122
Total		57,873	62,991

(b) Balances with related parties

		As of December 31,	As of September 30,
	Note	2018	2019
		RMB’000	RMB’000
Amounts due from related parties
Current
-Zhongshi Culture	(i)	879	454
-Meifu English	(i)	14,516	4,625
-Xiamen Siming Meten School	(i)	245	401
-Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng	(i)	13,000	-
-Chengdu School	(i)	54	49
-Meten Talent Service	(i)	12	3,315
-Shenzhen Meten Oversea	(i)	-	56
-Shenzhen Shuangge	(i)	-	18
-Shenzhen Yilian Education	(i)	-	10
Total		28,706	8,928

METEN INTERNATIONAL EDUCATION GROUP

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2019

(In thousands of RMB, except share data and per share data, or otherwise noted)

		As of December 31,	As of September 30,
	Note	2018	2019
		RMB’000	RMB’000
Amounts due to related parties
Current
- Meifu English	(i)	5,603	12
-Xiamen Siming Meten School	(i)	-	19
-Chengdu School	(i)	12,335	4
-Liketou (HK) Co., Ltd.	(i)	2,135	-
-Shenzhen Shuangge	(i)	-	749
-Xiamen Hanen	(i)	-	249
Total		20,073	1,033

(i)	Advances from/to these related parties are unsecured, interest free and repayable on demand.

20 Commitment and Contingencies

(a) Capital commitments

As of September 30, 2019, capital commitments of the Group in respect of leasehold improvements and fixtures, fittings and other fixed assets are RMB17,875 due within a year.

(b) Guarantees given to installment institutions for loans granted to buyers of the Group’s training services

The Group, in cooperation with several third-party financing institutions (“Loan Institution(s)”), offer installment payment option to its customers. The Loan Institutions remit the tuition fee to the Group for the borrowing customers to complete their purchase of the course. The interest expenses of the installment are born by the borrowing customers. The borrowing customers bear the interest expense and are obligated to repay the loan in pre-agreed installments over the periods ranging from 6 months to 24 months to the Loan Institutions. According to the arrangement with one of these Loan Institutions, the Group is obligated to repay 50 percent of the overdue amounts to this Loan Institution for any default in repayment by the borrowing customers.

The management does not consider that the Group will sustain a loss under these guarantees during the period based on the good historical data and the Group can stop providing training services as soon as the overdue happens. The maximum amount of undiscounted payments the Group would have to make in the event of default is RMB13,463 and RMB199 as of December 31, 2018 and September 30, 2019, respectively. The management considers the fair value of the guarantee is not significant to the unaudited condensed consolidated financial statements and does not recognized a liability based on the estimated fair value of the guarantee.

21 Subsequent events

(a) On December 14, 2019, the Company granted options to the employees to purchase ordinary shares. The options granted are dependent on meeting the conditions of the 2018 Plan’s exercisability event.  The maximum number of ordinary shares that may be issued under this plan is 7,433,936.

(b) On November 2019, Shenzhen Qianhai Meten Technology Co., Ltd and certain offline learning centers, subsidiaries of the Group, announced that they will voluntarily provide free online English training services for the students who have outstanding courses and the courses are suspended due to operation failure of a third-party English training provider.

Until now, the Group are still in the process of negotiation with the relevant government departments and students. The number of students and the number of courses to be offered are not determined and an estimate of its financial effect cannot be made as of the date financial statements are issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Directors of

Meten EdtechX Education Group Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Meten EdtechX Education Group Ltd. (the “Company”) as of September 30, 2019, the related statements of operations, changes in shareholder’s equity and cash flows for the period from September 27, 2019 (inception) through September 30, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2019, and the results of its operations and its cash flows for the period from September 27, 2019 (inception) through September 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/Marcum llp

Marcum llp

We have served as the Company’s auditor since 2019.

New York, NY
January 8, 2020

METEN EDTECHX EDUCATION GROUP LTD.

 BALANCE SHEET

 SEPTEMBER 30, 2019

SHAREHOLDER’S EQUITY

Commitments

Ordinary shares, $0.0001 par value; 500,000,000 share authorized; 1 share issued and outstanding	–

Share subscription receivable	–
Accumulated deficit	–
TOTAL SHAREHOLDER’S EQUITY	$–

The accompanying notes are an integral part of the financial statements

METEN EDTECHX EDUCATION GROUP LTD.

STATEMENT OF LOSS

FOR THE PERIOD FROM SEPTEMBER 27, 2019 (INCEPTION) THROUGH SEPTEMBER 30, 2019

Operating costs	$–
Net Loss	$–

Weighted average shares outstanding, basic and diluted	1

Basic and diluted net loss per common share	$–

The accompanying notes are an integral part of the financial statements.

METEN EDTECHX EDUCATION GROUP LTD.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

 FOR THE PERIOD FROM SEPTEMBER 27, 2019 (INCEPTION) THROUGH SEPTEMBER 30, 2019

	Ordinary Shares		Additional Paid-in	Stock Subscription	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Receivable	Deficit	Equity
Balance – September 27, 2019 (inception)	—	$—	$—	$—	$—	$—
Issuance of ordinary shares to founders	1	—	—	—	—	—
Balance – September 30, 2019	1	$—	$—	$—	$—	$—

The accompanying notes are an integral part of the financial statements

METEN EDTECHX EDUCATION GROUP LTD.

STATEMENT OF CASH FLOWS

FOR THE PERIOD SEPTEMBER 27, 2019 (INCEPTION) THROUGH SEPTEMBER 30, 2019

Net Change in Cash	–
Cash – Beginning	–
Cash – Ending	$–

Non-cash investing and financing activities:
Subscription receivable for ordinary shares	$–

The accompanying notes are an integral part of the financial statements.

METEN EDTECHX EDUCATION GROUP LTD.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

1.	Organization and Principal Activities

Principal Activities

Meten EdtechX Education Group Ltd., (“The Company”) was incorporated on September 27, 2019 under the law of Cayman Islands.

History of the Company

The Company’s history began on September 27, 2019. The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share. On September 27, 2019, the Company issued one ordinary share to its director Richard Fear a purchase price of $0.0001. On the same day of September 27, 2019, the one ordinary share owned by Richard Fear was transferred to Guo Yupeng. As of September 30, 2019, the Company had not yet received payment for the share.

The Company was formed for the purpose of effecting the Business Combination Agreement by and among EdtechX Holdings Acquisition Corp., a Delaware corporation (“EdtechX”), Meten EdtechX Education Group Ltd., a Cayman Islands exempted company (“The Company”), METEN EDUCATION INC., a Delaware corporation and wholly owned subsidiary of The Company (“EdtechX Merger Sub”), Meten Education Group Ltd., a Cayman Islands exempted company and wholly owned subsidiary of The Company (“Meten Merger Sub”, and together with EdtechX Merger Sub, the “Merger Subs”), and Meten International Education Group, a Cayman Islands exempted company (“Meten International”).

Upon the terms and subject to the conditions of the EdtechX_Meten Merger Agreement and in accordance with the Delaware General Corporation Law and the Companies Law (2018 Revision) of the Cayman Islands, the Parties intend to enter into a business combination transaction by which (i) EdtechX Merger Sub will merge with and into EdtechX, with EdtechX being the surviving entity of the merger (the “EdtechX Merger”) and becoming a wholly-owned subsidiary of The Company (“Surviving Delaware Corporation”), and (ii) Meten Merger Sub will merge with and into Meten International, with Meten International being the surviving entity of such merger (the “Meten Merger”, and together with the EdtechX Merger, the “Mergers”) and a wholly-owned subsidiary of The Company (“Surviving Cayman Islands Company”).

The Company is a newly formed entity formed for the purpose of consummating the Mergers, and upon completion of the Mergers and subject to the conditions set forth herein, The Company will become the sole direct owner of EdtechX and Meten International and will register with the Securities and Exchange Commission (“SEC”) as a publicly traded company.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (’‘GAAP’’).

METEN EDTECHX EDUCATION GROUP LTD.

 NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2019

2.	Significant Accounting Policies

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the balance sheet date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the financial statements.

Functional Currency

The financial statements are presented in US dollars (“USD”). The functional currency of the Company is in USD.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction, and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision is zero.

Recently issued accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3.	Share Capital

On September 27, 2019, the Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share. Holder of the Company’s ordinary shares are entitled to one vote for each share. On September 27, 2019, the Company issued an aggregate of 1 ordinary share to its founders for an aggregate purchase price of $0.0001. As of September 30, 2019, the Company had not yet received payment for the shares. Accordingly, at September 30, 2019 the $0.0001 payment due to the Company is recorded as share subscription receivable in the shareholders’ equity section of the accompanying balance sheet.”

METEN EDTECHX EDUCATION GROUP LTD.

 NOTES TO FINANCIAL STATEMENTS

 SEPTEMBER 30, 2019

4.	Subsequent events

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to January 3, 2020 the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Meten Education Group Ltd. (“Meten Education Group”) a Cayman Islands exempted company, incorporated on October 15, 2019. Meten Education Group is a wholly owned subsidiary of the Company.

Meten Education Inc. (“Meten Education”), a Delaware corporation, incorporated on November 26, 2019. Meten Education is a wholly owned subsidiary of the Company.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

EDTECHX HOLDINGS ACQUISITION CORP.,

METEN EDTECHX EDUCATION GROUP LTD.

METEN EDUCATION GROUP LTD.

METEN EDUCATION INC.

AND

METEN INTERNATIONAL EDUCATION GROUP

DATED AS OF DECEMBER 12, 2019

A-1

i

Exhibits

Exhibit A – Registration Rights Agreement
Exhibit B – Voting Agreement

Exhibit C – Support Agreement

Exhibit D – Plan of Merger

Exhibit E – FIRPTA

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of December 12, 2019, by and among EdtechX Holdings Acquisition Corp., a Delaware corporation (“EdtechX”), Meten EdtechX Education Group Ltd., a Cayman Islands exempted company (“Holdco”), Meten Education Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“EdtechX Merger Sub”), Meten Education Group Ltd., a Cayman Islands exempted company and wholly owned subsidiary of Holdco (“Meten Merger Sub”, and together with EdtechX Merger Sub, the “Merger Subs”), and Meten International Education Group, a Cayman Islands exempted company (“Company”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and EdtechX Schedule, as defined in the preambles to Articles III and IV hereof, respectively). Each of EdtechX, Holdco, the Merger Subs, and the Company shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 11.3.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law and the Companies Law (the “Companies Law”), Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (collectively, the “Corporate Law”), the Parties intend to enter into a business combination transaction by which (i) Meten Merger Sub will merge with and into the Company, with the Company being the surviving entity of such merger (the “Meten Merger”) and becoming a wholly-owned subsidiary of Holdco (“Surviving Cayman Islands Company”) and (ii) EdtechX Merger Sub will merge with and into EdtechX, with EdtechX being the surviving entity of the merger (the “EdtechX Merger” and together with the Meten Merger, the “Mergers”) and becoming a wholly-owned subsidiary of Holdco (“Surviving Delaware Corporation”), on the terms and subject to the conditions set forth in this Agreement.

B. Holdco is a newly formed entity formed for the purpose of consummating the Mergers, and upon completion of the Mergers and subject to the conditions set forth herein, Holdco will become the sole direct owner of EdtechX and the Company and will register with the Securities and Exchange Commission (“SEC”) as a publicly traded company.

C. (i) The boards of directors of each of the Merger Subs and Holdco have approved this Agreement and determined that this Agreement and the Mergers and other transactions contemplated hereby are fair to, and in the best interests of, their respective companies and their respective stockholders and shareholders, (ii) Holdco, in its capacity as the sole stockholder of EdtechX Merger Sub, has approved this Agreement, the EdtechX Merger, and the other transactions contemplated by this Agreement, and (iii) Holdco, in its capacity as the sole shareholder of Meten Merger Sub, has approved this Agreement, the Meten Merger, and the other transactions contemplated by this Agreement.

D. The boards of directors of each of EdtechX and the Company has approved this Agreement and determined that this Agreement and the Mergers and other transactions contemplated hereby are fair to, and in the best interests of, their respective companies and their respective stockholders or shareholders.

1

E. The Parties intend, for U.S. federal income tax purposes, that the EdtechX Merger, taken together with the Meten Merger, shall constitute a transaction that qualifies as an exchange governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

THE METEN MERGER

1.1 The Meten Merger. On the Closing Date and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporate Law, Meten Merger Sub shall be merged with and into the Company, the separate corporate existence of Meten Merger Sub shall cease, and the Company shall continue as the Surviving Cayman Islands Company after the Meten Merger and as a wholly owned subsidiary of Holdco. The Meten Merger will be effected immediately upon the filing and registration of a duly executed Plan of Merger substantially in the form of Exhibit D with the Cayman Islands Registrar of Companies, or at such other time as may be agreed by EdtechX and the Company in writing and specified in the Plan of Merger (the “First Effective Time”). The effect of the Meten Merger will be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the Corporate Law. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of the Company and Meten Merger Sub shall vest in the Surviving Cayman Islands Company.

1.2 Governing Documents. At the First Effective Time, the Memorandum and Articles of Association of Meten Merger Sub shall become the Memorandum and Articles of Association of the Surviving Cayman Islands Company, except that the name of the Surviving Cayman Islands Company shall be Meten International Education Group.

1.3 Effect on Company Securities. Subject to the terms and conditions of this Agreement, at the First Effective Time, by virtue of the Meten Merger and this Agreement and without any further action on the part of the Parties or the holders of any of the securities of the Company, the following shall occur:

(a) Treatment of Company Equity Awards. Each option (the “Option”) issued and outstanding pursuant to the Company ESOP Plan prior to the Closing and exercisable for ordinary shares of the Company, par value $0.0001 (“Company Ordinary Shares”), whether vested or unvested, shall be assumed by Holdco and automatically converted into an option to purchase Holdco Shares (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in the Company ESOP Plan and the Option award agreement evidencing the grants thereof and shall be assumed by Holdco at the First Effective Time (except any references therein to the “Company” or “Common Stock” will instead mean Holdco and Holdco Share, respectively) and shall (i) constitute the right to acquire a number of Holdco Shares equal to (as rounded down to the nearest whole number) the product of (A)(1) 48,391,607 Holdco Shares, divided by (2) the total number of Company Ordinary Shares issued and outstanding as of immediately prior to the First Effective Time (excluding Company Ordinary Shares to be canceled in accordance with Section 1.3(d)), multiplied by (B) the number of Company Ordinary Shares subject to the unexercised portion of such Option, (ii) be subject to the same vesting schedule as the applicable Option, and (iii) have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Option prior to its assumption, divided by (B)(1) 48,391,607 Holdco Shares, divided by (2) the total number of Company Ordinary Shares issued and outstanding as of immediately prior to the First Effective Time (excluding shares to be canceled in accordance with Section 1.3(d)). The adjustments described herein shall, to the extent necessary to preserve tax-qualified attributes (in the case of incentive stock options) and exemption from Section 409A (for all options), be effected in a manner that is consistent with Sections 409A and 424(a) of the Code. Upon the Second Effective Time, Holdco shall reserve a total number of Holdco Shares (“ESOP Shares”) equal to the sum of (i) 3,050,701 Holdco Shares reserved for issuance upon exercise of the Assumed Options (“Rollover ESOP Shares”) and (ii) such number of Holdco Shares equal to one percent (1%) of the total issued and outstanding Holdco Shares upon the Second Effective Time, for issuance pursuant to the Holdco ESOP Plan.

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(b) Conversion of Company Ordinary Shares. Each Company Ordinary Share issued and outstanding immediately prior to the First Effective Time will be automatically converted, at the First Effective Time, into the right to receive (i) such number of Holdco Shares equal to their pro rata portion of an aggregate of 48,391,607 Holdco Shares (the “Meten Merger Shares”), or Cash Consideration in lieu of Meten Merger Shares, if payable in accordance with Section 1.3(c), and (ii) their pro rata portion of an aggregate of 11,000,000 Holdco Shares issuable pursuant to Section 1.10 below (“Contingent Shares”, and together with the Meten Merger Shares, the Rollover ESOP Shares and any Cash Consideration issued in lieu of Meten Merger Shares, the “Meten Merger Consideration”), and the holders thereof shall cease to have any further rights as holders of Company Ordinary Shares. Each certificate that evidenced Company Ordinary Shares immediately prior to the Meten Merger (“Company Ordinary Share Certificate”) shall entitle the holder to the applicable number of Holdco Shares into which the Company Ordinary Share Certificate is convertible according to this Section 1.3(b).

(c) Cash Election. If the funds contained in the Trust Fund at Closing, less amounts paid and to be paid to Converting Stockholders pursuant to Section 7.12(a)(ii)(A), and together with the proceeds from the Azimut Investment and the Financing, exceeds $30,000,000, EdtechX shall pay fifty percent (50%) of such excess up to an aggregate of $10,000,000 (“Cash Consideration”) in cash to Company Shareholders in lieu of issuing up to 961,538 Meten Merger Shares, in the proportions and to the electing Company Shareholders as set forth in the Letters of Transmittal. If the Cash Consideration is payable, the aggregate number of Meten Merger Shares that Company Shareholders are entitled to receive as Meten Merger Consideration pursuant to Section 1.3(b) shall be reduced in an amount equal to 96,154 shares for every $1,000,000 of cash paid by EdtechX. Solely for illustrative purposes, if EdtechX pays $5,000,000 in cash, the number of Meten Merger Shares shall be reduced by 480,769, to 47,910,838; if EdtechX pays $10,000,000 in cash, the number of Meten Merger Shares shall be reduced by 961,538, to 47,430,069.

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(d) Cancellation of Treasury and EdtechX-Owned Shares. Each Company Ordinary Share held by the Company or EdtechX or any direct or indirect wholly-owned subsidiary thereof immediately prior to the First Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

1.4 Exchange Procedures.

(a) Exchange Procedures. Each holder of Company Ordinary Shares (“Company Shareholders”) shall execute and deliver to the Company a letter of transmittal in the form specified by the Company (each, a “Letter of Transmittal”) no later than fifteen (15) Business Days after the date of this Agreement, which shall include the number of Holdco Shares issuable as Meten Merger Shares and, if payable pursuant to Section 1.3(c), the Company Shareholder’s election to receive Cash Consideration, the amount of Cash Consideration to be paid to such Company Shareholder in lieu of Meten Merger Shares, and an acknowledgement of, and agreement to be bound by, the indemnification provisions set forth in Article X. The Company shall provide copies of all Letters of Transmittal to EdtechX not later than eighteen (18) Business Days after the date of this Agreement. At the Closing, the Company Shareholders shall deliver their Company Ordinary Share Certificates to Holdco for cancellation, or in the case of a lost, stolen or destroyed Company Ordinary Share Certificate, will deliver to Holdco an affidavit (and indemnity if required) in the manner provided in Section 1.5 below, and receive in exchange therefor the Meten Merger Consideration as set forth in the Letter of Transmittal, and the Company Ordinary Share Certificates shall be cancelled. From and after the First Effective Time, each outstanding Company Ordinary Share Certificate will be deemed to evidence only the right to receive the Meten Merger Consideration as prescribed by this Agreement.

(b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Company Ordinary Shares with a record date after the First Effective Time will be paid to the holders of any unsurrendered Company Ordinary Share Certificates with respect to the Meten Merger Consideration (including any Contingent Shares, if and when issued and to the extent the related holder is entitled to receive such Contingent Shares pursuant to Section 1.10) to be issued upon surrender thereof until the holders of record shall surrender such certificates. Subject to applicable Legal Requirements, following surrender of any such Company Ordinary Share Certificates, Holdco shall promptly deliver to the record holders thereof, without interest, the Meten Merger Consideration (including any Contingent Shares, if and when issued and to the extent the related holder is entitled to receive such Contingent Shares pursuant to Section 1.10) issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the First Effective Time paid with respect to such Meten Merger Consideration (including any Contingent Shares, if and when issued and to the extent the related holder is entitled to receive such Contingent Shares pursuant to Section 1.10).

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(c) Transfers of Ownership. If Meten Merger Consideration is to be issued in a name other than that in which the Company Ordinary Share Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Ordinary Share Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Holdco or any agent designated by it any transfer or other Taxes required by reason of the issuance of the Meten Merger Consideration (including any Contingent Shares, if and when issued and to the extent the related holder is entitled to receive such Contingent Shares pursuant to Section 1.10) in any name other than that of the registered holder of the Company Ordinary Share Certificates surrendered, or established to the satisfaction of Holdco or any agent designated by it that such Tax has been paid or is not payable.

(d) Required Withholding. Holdco shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. Holdco shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.4(d), such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) No Further Ownership Rights in Company Ordinary Shares. All Holdco Shares issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Ordinary Shares and there shall be no further registration of transfers on the records of the Surviving Cayman Islands Company of the Company Ordinary Shares that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, Company Ordinary Share Certificates are presented to the Surviving Cayman Islands Company for any reason, they shall be canceled and exchanged as provided in this Article I.

1.5 Lost, Stolen, or Destroyed Certificates. In the event that any Company Ordinary Share Certificates shall have been lost, stolen, or destroyed, Holdco shall issue in exchange for such lost, stolen, or destroyed Company Ordinary Share Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Meten Merger Consideration (including any Contingent Shares, if and when issued and to the extent the related holder is entitled to receive such Contingent Shares pursuant to Section 1.10) into which the Company Ordinary Shares formerly represented by such Company Ordinary Share Certificates was converted into and any dividends or distributions payable pursuant to Section 1.4(b); provided, however, that, as a condition precedent to the delivery of such Meten Merger Consideration, the owner of such lost, stolen or destroyed Company Ordinary Share Certificates shall indemnify Holdco against any claim that may be made against Holdco or the other Parties with respect to the Company Ordinary Share Certificates alleged to have been lost, stolen or destroyed and deliver any Letter of Transmittal reasonably required by Holdco.

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1.6 Tax Consequences. It is intended by the parties hereto that the Mergers together will be treated as an integrated exchange governed by Section 351 of the Code.

1.7 Adjustments to Meten Merger Consideration/Rollover ESOP Shares. The number of (i) Holdco Shares issuable as Meten Merger Consideration, and (ii) the Rollover ESOP Shares, shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Holdco Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Holdco Shares occurring on or after the date hereof but at or prior to the First Effective Time (or, as it relates to the Contingent Shares, prior to the date of issuance of such shares in accordance with Section 1.10).

1.8 Fractional Shares. No fraction of a Holdco Share will be issued by virtue of the Meten Merger, and each Person who would otherwise be entitled to a fraction of a Holdco Share any time Holdco Shares are distributed to any such Person pursuant to this Agreement (after aggregating all fractional Holdco Shares that otherwise would be received by such Person in connection with such distribution) shall, upon compliance with Section 1.4, receive from Holdco, in lieu of such fractional share, one (1) Holdco Share.

1.9 Taking of Necessary Action; Further Action. If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Cayman Islands Company with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Company and Meten Merger Sub, the officers and directors of the Company, Holdco and Meten Merger Sub will take all such lawful and necessary action.

1.10 Contingent Shares.

(a) The Company Shareholders who continue to hold any of the Meten Merger Shares on the date that one of the following conditions are met (each such eligible Company Shareholder, an “Eligible Company Shareholder”, condition an “Earnout Condition” and such date the “Measurement Date”) shall be issued their pro rata portion of the Contingent Shares (as determined in accordance with subsection (b) below) for such Earnout Condition:

(i) If the reported closing sale price of the Holdco Shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations, or other similar actions) for any twenty (20) trading days in a consecutive thirty (30) trading day period at any time before December 31, 2022, the Eligible Company Shareholders shall be issued an additional 4,000,000 Contingent Shares.

(ii) If the reported closing sale price of the Holdco Shares equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations, or other similar actions) for any twenty (20) trading days in a consecutive thirty (30) trading day period during the fiscal year ending December 31, 2023, the Eligible Company Shareholders shall be issued an additional 7,000,000 Contingent Shares.

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(b) As used in this Section 1.10, an Eligible Company Shareholder’s “pro rata portion” of Contingent Shares shall be determined by multiplying the Contingent Shares earned on the Measurement Date by the quotient of (i) the number of Meten Merger Shares held by such Person on the Measurement Date divided by (ii) the total number of Meten Merger Shares held by all Eligible Company Shareholders on the Measurement Date. For the avoidance of doubt, if a Company Shareholder does not hold any Meten Merger Shares on the Measurement Date, such Company Shareholder shall not be entitled to receive any Contingent Shares.

(c) Contingent Shares shall be issued within five (5) Business Days after the Earnout Condition has been satisfied, with no action being required on the part of the Eligible Company Shareholders. At all times while Contingent Shares are earnable, Holdco shall keep available for issuance a sufficient number of unissued Holdco Shares to permit Holdco to satisfy its issuance obligations set forth in this Section 1.10 and shall take all actions required to increase the authorized number of Holdco Shares if at any time there shall be insufficient authorized unissued shares to permit such reservation.

1.11 EdtechX Committee; Company Representative.

(a) Prior to the Closing, the board of directors of EdtechX shall appoint a committee (“EdtechX Committee”) consisting of one or more of its then members to act on behalf of Holdco to take all necessary actions and make all decisions with respect to matters related to the Mergers as may be required after the Closing Date. In the event of a vacancy in the EdtechX Committee, the board of directors of EdtechX, or after the consummation of the Mergers, a majority of those Persons who served on EdtechX’s board of directors immediately prior to the Closing Date, shall appoint as a successor some other Person who would qualify as an “independent” director of EdtechX and who has not had any relationship with the Company prior to the Closing.

(b) The Company has designated Yupeng Guo as the initial representative (the “Company Representative”) to represent the interests of the Company Shareholders for purposes of approving amendments to this Agreement after the date hereof, giving waivers, consents and approvals hereunder and thereunder, and making those determinations hereunder and thereunder that are specifically reserved to the Company Representative by the terms hereof and thereof. If such Person ceases to serve in such capacity, for any reason, the Company (or, following the Closing, those members of the board of directors of Holdco who were members of the board of directors of the Company prior to the Closing) shall appoint its successor. The Company Representative shall (i) have no liability to Holdco, EdtechX, the Company, any Subsidiary or Affiliate of the foregoing or any equityholder of any of the foregoing (including any Company Shareholder) with respect to actions taken or omitted to be taken in its capacity as the Company Representative, except as agreed to by the Company Shareholders in the Letter of Transmittal, and (ii) be entitled to indemnification by Holdco against any loss, liability, or expenses arising out of actions taken or omitted to be taken in its capacity as the Company Representative (except as agreed to by the Company Shareholders in the Letter of Transmittal).

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1.12 Support Agreements. Concurrently with the execution of this Agreement, the Sponsors and Company Shareholders identified on Schedule 1.12 attached hereto (such Company Shareholders, the “Supporting Shareholders”) have entered into voting and support agreements with Holdco and EdtechX, substantially in the form annexed hereto as Exhibit C (the “Support Agreements”), pursuant to which each of the Sponsors and Supporting Shareholders has agreed, among other things, to vote all of the EdtechX Common Stock or Company Ordinary Shares beneficially owned by such Person in favor of the Mergers (which vote may be taken by executing a written consent as provided for in Section 7.16 hereof).

Article II

THE EDTECHX MERGER

2.1 The EdtechX Merger. Immediately after the First Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Corporate Law, EdtechX Merger Sub will merge with and into EdtechX, the separate corporate existence of EdtechX Merger Sub shall cease, and EdtechX shall continue as the Surviving Delaware Corporation after the EdtechX Merger and as a wholly owned subsidiary of Holdco. The EdtechX Merger will be consummated immediately upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, or at such other time as may be agreed by EdtechX and the Company in writing and specified in such filings (the “Second Effective Time”). The effect of the EdtechX Merger will be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the Corporate Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of EdtechX and EdtechX Merger Sub shall vest in the Surviving Delaware Corporation.

2.2 Governing Documents. At the Second Effective Time, the Certificate of Incorporation and Bylaws of EdtechX Merger Sub shall become the Certificate of Incorporation and Bylaws of the Surviving Delaware Corporation, except that the name of the Surviving Delaware Corporation shall be EdtechX Holdings Acquisition Corp.

2.3 Effect on EdtechX Securities. Subject to the terms and conditions of this Agreement, at the Second Effective Time, by virtue of the EdtechX Merger and this Agreement and without any further action on the part of the Parties or the holders of any of the securities of EdtechX, the following shall occur:

(a) Conversion of EdtechX Common Stock. Each share of Common Stock of EdtechX, par value $0.0001 per share (“EdtechX Common Stock”) issued and outstanding immediately prior to the Second Effective Time will be automatically converted, at the Second Effective Time, into the right to receive one Holdco Share (the “Exchange Shares”), and the holders of EdtechX Common Stock (“EdtechX Stockholders”) shall cease to have any further rights as EdtechX Stockholders. Each certificate that evidenced shares of EdtechX Common Stock immediately prior to the EdtechX Merger (“EdtechX Common Stock Certificate”) shall entitle the holder to the applicable number of Holdco Shares into which the EdtechX Common Stock Certificate is convertible according to this Section 2.3(a); provided, however, that each EdtechX Common Stock Certificate owned by EdtechX Stockholders who have validly elected to receive a portion of the proceeds held in EdtechX’s Trust Fund (each, a “Converting Stockholder”) shall entitle the Converting Stockholder to receive only such portion of the Trust Fund as provided for in EdtechX’s Charter Documents.

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(b) Conversion of EdtechX Warrants. Each EdtechX Warrant issued and outstanding immediately prior to the Second Effective Time shall remain outstanding immediately following the Second Effective Time but shall be deemed to have been converted and to represent a warrant (“Holdco Warrant”) to purchase one Holdco Share on the same terms existing under the EdtechX Warrants immediately prior to the Second Effective Time.

(c) Conversion of UPOs. Each unit purchase option of EdtechX (“EdtechX UPOs” and together with the EdtechX Common Stock and EdtechX Warrants, the “EdtechX Securities”) issued and outstanding immediately prior to the Second Effective Time shall remain outstanding immediately following the Second Effective Time but shall be deemed to have been converted and to represent a unit purchase option (“Holdco UPOs”) to purchase units of Holdco, with each such unit consisting of one Holdco Share and one Holdco Warrant, on the same terms existing under the EdtechX UPOs immediately prior to the Second Effective Time.

(d) Cancellation of Treasury and Company-Owned Securities. Each share of EdtechX Common Stock, EdtechX Warrant and EdtechX UPO held by EdtechX or the Company or any direct or indirect wholly-owned subsidiary thereof immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

(e) No Further Ownership Rights in EdtechX Common Stock. All Holdco Shares issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the EdtechX Common Stock and there shall be no further registration of transfers on the records of the Surviving Delaware Corporation of the shares of EdtechX Common Stock that were outstanding immediately prior to the Second Effective Time. If, after the Second Effective Time, EdtechX Common Stock Certificates are presented to the Surviving Delaware Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.4 Tax Consequences. It is intended by the parties hereto that the Mergers together will be treated as an integrated exchange governed by Section 351 of the Code.

2.5 Taking of Necessary Action; Further Action. If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Delaware Corporation with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of EdtechX, the officers and directors of EdtechX, Holdco, and EdtechX Merger Sub will take all such lawful and necessary action.

2.6 Effective Time; Closing. Subject to the terms and conditions of this Agreement, as soon as practicable on or after the Closing Date, the Parties shall cause the Mergers to be consummated by filing (i) the Plan of Merger with the Cayman Islands Registrar of Companies with respect to the Meten Merger and (ii) the Certificate of Merger with the Secretary of State of the State of Delaware with respect to the EdtechX Merger (collectively, the “Merger Documents”). Unless this Agreement shall have been terminated pursuant to Section 9.1, the consummation of the Mergers (the “Closing”), other than the filing of the Merger Documents, shall take place at the offices of Graubard Miller, counsel to EdtechX, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174-1901 at a time and date to be specified by EdtechX and the Company, which shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII, or at such other time, date and location as EdtechX and the Company hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by email pdf files.

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2.7 FIRPTA. Upon the Closing, EdtechX shall deliver to Holdco a properly prepared statement certifying to the effect that EdtechX is not a “United States real property holding corporation” together with a notice to the U.S. Internal Revenue Service, each prepared in accordance with the provisions of Treasury Regulation Sections 1.897-2(h)(2) and 1.1445-2(c)(3) substantially in the form attached hereto as Exhibit E.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Company Schedule”), the Company hereby represents and warrants to EdtechX as follows:

3.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any Governmental Entity (“Approvals”) necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the memorandum and articles of association (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been made available to EdtechX or EdtechX’s counsel.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

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3.2 Subsidiaries.

(a) The Company has no direct or indirect subsidiaries other than those listed in Schedule 3.2 (the “Subsidiaries”). Except as set forth in Schedule 3.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b) Each Subsidiary that is a corporation or a private school is duly incorporated, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation (as listed in Schedule 3.2) and has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company or private school is duly organized or formed, validly existing, and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization or formation (as listed in Schedule 3.2) and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease, and operate the properties it purports to own, operate, or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been made available to EdtechX or EdtechX’s counsel.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.3 Capitalization.

(a) The authorized share capital of the Company consists of 500,000,000 Company Ordinary Shares. Schedule 3.3(a) hereto contains a list of all of the shareholders of the Company and the number of Company Ordinary Shares owned by each shareholder, as of the date of this Agreement. All of the Company Ordinary Shares set forth in Schedule 3.3(a) are validly issued, fully paid, and nonassessable. Other than as set forth in Schedule 3.3(a), no Company Ordinary Shares are issued or outstanding. Other than Company Ordinary Shares, the Company has no class or series of securities authorized by its Charter Documents.

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(b) Except as set forth in Schedule 3.3(b) hereto, as of the date of this Agreement, no Company Ordinary Shares are reserved for issuance upon the exercise of outstanding options, warrants, convertible notes, or other derivative securities of the Company (collectively, the “Company Convertible Securities”). All Company Ordinary Shares subject to issuance upon the exercise of Company Convertible Securities, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding Company Convertible Securities have been issued and granted (x) in compliance with all applicable securities laws and other applicable Legal Requirements, and (y) in material compliance with all requirements set forth in any applicable Charter Documents. The Company has made available to EdtechX or EdtechX’s counsel a true and complete list of the holders of all outstanding Company Convertible Securities, including their names and the numbers of Company Ordinary Shares underlying such holders’ Company Convertible Securities.

(c) Except as set forth in Schedule 3.3(b) or Schedule 3.3(c) hereto or as set forth in Section 3.3(a) hereof, as of the date of this Agreement, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, or repurchase, redeem, or otherwise acquire, or cause the repurchase, redemption, or acquisition of, any shares of capital stock or other ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of, or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Schedule 3.3(d) sets forth all outstanding bonds, debentures, notes and other debt securities of the Company. Except as set forth in Schedule 3.3(d), neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter.

(e) Except as set forth in Schedule 3.3(e) or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings, to which the Company is a party or by which the Company is bound with respect to any equity security of the Company.

(f) Except as provided for in this Agreement or as set forth in Schedule 3.3(f), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options, or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility, or otherwise).

(g) No outstanding Company Ordinary Shares are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company.

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3.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Meten Merger). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Meten Merger) have been, or will be, duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its board of directors and, prior to the Closing, its shareholders as required by the Corporate Law), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The affirmative vote of the Supporting Shareholders to approve this Agreement, the Meten Merger and the other transactions contemplated by this Agreement will be sufficient to obtain the Company Shareholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery thereof by the other Parties, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents. Except as set forth in Schedule 3.5 hereto:

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Charter Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries (other than Permitted Liens) pursuant to, any Material Company Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract; except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), or state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iii) the consents, approvals, authorizations, and permits described in Schedule 3.5(b), and (iv) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or, after the Closing, Holdco, or (y) prevent the consummation of the Mergers or otherwise prevent the Company from performing its obligations under this Agreement on a timely basis.

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3.6 Compliance. Except as set forth in Schedule 3.6, during the preceding three (3) years, the Company and each of its Subsidiaries has complied with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The businesses and activities of the Company and of each of its Subsidiaries, during the preceding three (3) years, have not been and are not being conducted in violation of any Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is, or has been during the preceding three (3) years, in default or violation of any term, condition or provision of any applicable Charter Documents, except for any default or violation which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Schedule 3.6, within the past year, no written notice of material non-compliance with any Legal Requirements has been received by the Company or any of its Subsidiaries from any Governmental Authority (and the Company has no knowledge of any such notice delivered to any other Person).

3.7 Permits. Except as set forth in Schedule 3.7, the Company and each Subsidiary hold all material permits necessary to lawfully conduct their respective business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Permits”), and all such Permits are in full force and effect, and no suspension or cancellation of any of the Permits is pending or, to the Company’s knowledge, threatened, except for any failure to hold such Permit or the suspension or cancellation of such Permit which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is in material violation of the terms of any Permit, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Permits, except where such modification or termination would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is substantially consistent in all material respects with current practice, except where such failures to obtain such Governmental Action/Filing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

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3.8 Financial Statements.

(a) The Company has made available to EdtechX true and complete copies of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended December 31, 2018 and 2017 (the “Audited Financial Statements”) and the unaudited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the three- and nine-month periods ended September 30, 2019 and 2018 (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Company Financial Statements”).

(b) The Company Financial Statements were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice throughout the periods involved (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the respective periods indicated, except, in the case of the Unaudited Financial Statements, subject to normal audit adjustments that are not expected to have a Material Adverse Effect on the Company and the absence of footnotes.

(c) The Company has established and maintained a system of internal accounting controls. To the Company’s knowledge, such internal controls are sufficient to provide, in all material respects, reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company Financial Statements for external purposes in accordance with U.S. GAAP.

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) The projections with respect to the Company that were delivered by or on behalf of the Company to EdtechX, including any statement with respect to projected revenues, costs, expenses and profits (the “Company Projections”), a copy of which are attached as Schedule 3.8(e) hereto, were prepared by the Company in good faith using information and assumptions that the Company believes to be reasonable, including the assumption that there would be no adverse change to general business, industry, economic, or political conditions in which the Company or its Subsidiaries operate.

3.9 No Undisclosed Liabilities. The Company (including its Subsidiaries) has no material liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP, applied on a consistent basis in accordance with past practice, to be disclosed on a consolidated balance sheet that are, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Company Financial Statements or in the notes to the most recent Company Financial Statements, (ii) such liabilities arising in the ordinary course of the Company’s business since the date of the most recent Company Financial Statements and (iii) liabilities disclosed in Schedule 3.9, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

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3.10 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent Company Financial Statements, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, shares, or property) in respect of, any of the Company’s share capital, (iii) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice or pursuant to any Plan, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice or pursuant to any Plan, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (iv) entry by the Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing or services agreement, (v) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vi) any change in the auditors of the Company, or (vii) any revaluation by the Company or any of its Subsidiaries of any of its material assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company or any of its Subsidiaries, other than in the ordinary course of business.

3.11 Litigation. Except as disclosed in Schedule 3.11, there have been, and are, no claims, suits, actions or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, except where such claims, suits, actions or proceedings would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.12 Employee Benefit Plans.

(a) Schedule 3.12(a) lists all Plans. “Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any other employee compensation, deferred compensation, incentive, fringe, severance, change in control, retirement, death, disability, medical, or employee benefit plan, program, policy or other arrangement (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or its Subsidiaries, in each case, with respect to which the Company or its Subsidiaries has liability, other than (i) standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by Legal Requirements, (ii) any plan, program, policy or other arrangement that is sponsored or maintained by a Governmental Entity or (iii) any plan, program, policy or other arrangement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining liabilities. Except as would not, individually or in the aggregate, be material to the Company, all Plans have been maintained and administered in all respects in compliance with their respective terms and with the Legal Requirements which are applicable to such Plans, and all contributions required to be made with respect to the Plans as of the date hereof have been made or, if not yet due, are reflected in the Company Financial Statements to the extent required by U.S. GAAP. Except as would not, individually or in the aggregate, be material to the Company, (x) no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan and (y) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to any Plan. Except as disclosed in Schedule 3.12(a), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Holdco or the Surviving Cayman Islands Company (other than ordinary administration expenses and amounts payable for benefits accrued but not yet paid).

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(b) Except as disclosed in Schedule 3.12(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Company or its Subsidiaries under any Plan or otherwise, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

3.13 Labor Matters.

(a) Except as set forth on Schedule 3.13(a), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor does the Company have knowledge of any activities or proceedings of any labor union to organize any such employees. No material work stoppage, slowdown, or labor strike against the Company or any Subsidiary is pending, threatened, or has occurred in the past year.

(b) To the knowledge of the Company, none of the employees of the Company or its Subsidiaries set forth on Schedule 3.13(b) (“Key Employees”) presently intends to terminate his or her employment with the Company. The Company and its Subsidiaries are in material compliance with the terms of the respective employment and consulting agreements between the Company (or one of its Subsidiaries) and the Key Employees.

(c) Except as set forth on Schedule 3.13(c), (i) the Company and its Subsidiaries are, and during the preceding three (3) years have been, in material compliance with all Legal Requirements applicable to its employees, respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety and is not liable for any arrears of wages or penalties with respect thereto, (ii) all amounts that the Company or any of its Subsidiaries is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have during the preceding three (3) years, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment, and (iii) there are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions, and during the preceding three (3) years there have been no claims or actions, against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

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(d) No employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for services performed during the past three (3) years that has not yet been paid or reimbursed (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future, such as accrued vacation, recreation leave and severance pay), except for such failures to pay or reimburse such wages, benefits, or other compensation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

3.14 Restrictions on Business Activities. Except as disclosed in Schedule 3.14 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their respective assets or to which the Company or any of its Subsidiaries is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

3.15 Title to Property.

(a) Except as set forth in Schedule 3.15(a), neither the Company nor any Subsidiary owns any real property. There are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire or lease any interest in real property. All leases of real property held by the Company and its Subsidiaries, are shown or reflected on the balance sheet included in the most recent Company Financial Statements, to the extent required by U.S. GAAP applied on a consistent basis in accordance with past practice, other than those entered into or acquired on or after the date of the most recent Company Financial Statements in the ordinary course of business. Schedule 3.15(a) hereto contains a list of all leases of real property held by the Company or its Subsidiaries.

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(b) All material personal property and other material property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”), are shown or reflected on the balance sheet included in the most recent Company Financial Statements, to the extent required by U.S. GAAP applied on a consistent basis in accordance with past practice, other than those entered into or acquired on or after the date of the most recent Company Financial Statements in the ordinary course of business. The Company and its Subsidiaries have good and marketable title to the Personal Property owned by them, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Audited Financial Statements or in Schedule 3.15(b) hereto, none of which Liens would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present use of such property in the businesses of the Company.

(c) All material leases pursuant to which the Company and/or one of its Subsidiaries leases from others real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The Company or a Subsidiary is in possession of, or has valid and effective rights to, all properties, assets and rights (other than Intellectual Property, which is governed exclusively by Section 3.19) required for the effective conduct of its business, as it is currently operated and expected to be operated in the future, in the ordinary course.

3.16 Taxes. Except as set forth in Schedule 3.16 hereto:

(a) The Company and each of its Subsidiaries have timely filed all Tax Returns required to be filed by them with any Tax authority prior to the date hereof. All such Tax Returns were true, correct, and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes shown to be due and payable on such Tax Returns.

(b) All material Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c) The Company and its Subsidiaries have not been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against any of them, nor has any of them executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages or other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

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(d) No audit or other examination of any Tax Return of the Company or its Subsidiaries by any Tax authority is presently in progress, nor has Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(e) No material adjustment relating to any Tax Returns filed by the Company or its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to or any representative thereof.

(f) The Company and its Subsidiaries does not have any material liability for any unpaid Taxes which have not been accrued for or reserved on Company’s and its Subsidiaries’ balance sheets included in the Audited Financial Statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any material liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company and its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action, nor is it aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Mergers from qualifying as an integrated exchange governed by Section 351 of the Code.

Neither the Company nor its Subsidiaries has been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise (other than a group including only the Company and its Subsidiaries), and has no material liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise.

3.17 Environmental Matters. Except as disclosed in Schedule 3.17 hereto: (i) the Company and its Subsidiaries have, during the preceding three (3) years, complied in all material respects with applicable Environmental Laws, except for any non-compliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; (ii) during the preceding three (3) years, none of the Company or its Subsidiaries or, the knowledge of the Company, any third party has caused any properties currently owned, leased or operated by the Company or its Subsidiaries to be contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned, leased or operated by the Company or its Subsidiaries during the prior three (3) years were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by the Company or its Subsidiaries; (iv) as of the date hereof, none of the Company or its Subsidiaries has received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) as of the date hereof, none of the Company or its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any Subsidiary may be in violation of or have liability under any Environmental Law; and (vi) none of the Company or its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to liability under any Environmental Law, including in relation to Hazardous Substances.

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3.18 Brokers. Except as set forth in Schedule 3.18 hereto, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, and has not entered into any contract, agreement, understanding, arrangement, or commitment pursuant to which Holdco or the Surviving Cayman Islands Company or any of its director in indirect subsidiaries could incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions, or any similar charges in connection with this Agreement or any transactions contemplated hereby.

3.19 Intellectual Property.

(a) Schedule 3.19 hereto contains a description of the Company Registered Intellectual Property.

(b) The Company owns or has enforceable rights to use all material Intellectual Property required for the conduct of its business as presently conducted. Except as disclosed in Schedule 3.19 hereto, no material Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which would reasonably be expected to negatively affect the validity or enforceability of such Company Intellectual Property.

(c) Except as disclosed in Schedule 3.19, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business).

(d) Except as disclosed in Schedule 3.19, to the knowledge of the Company, (i) the operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not materially infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, (ii) the Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices and (iii) no third party has materially infringed or misappropriated any Company Intellectual Property.

(e) Except as disclosed in Schedule 3.19, the Company and each of its Subsidiaries have complied with all material applicable Legal Requirements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s its Subsidiaries’ businesses. During the past three (3) years, the Company and its Subsidiaries have not: (i) experienced any actual or, to the Company’s knowledge, alleged or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other action by any Governmental Entity or other Person concerning the Company’s or any Subsidiary’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Legal Requirements concerning privacy, data security, or data breach notification, and to the Company’s knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such action.

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3.20 Agreements, Contracts and Commitments.

(a) Schedule 3.20 hereto sets forth a complete and accurate list of all Material Company Contracts in effect on the date of this Agreement, specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” means all legally binding contracts, agreements, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound (including without limitation notes for borrowed money payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” means (x) each Company Contract (A) providing for expected payments (present or future) to the Company or any of its Subsidiaries in excess of $700,000 in the aggregate or (B) under or in respect of which the Company or any of its Subsidiaries presently is expected to make an expenditure in excess of $700,000 (other than any Company Contract of employment), and (y) the limitations of subclause (x) notwithstanding, each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof by the Company or any Subsidiary to any Insider, other than in connection with the advancement of expenses to employees in the ordinary course of business;

(ii) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof from an Insider by the Company or any Subsidiary, other than in connection with the payment of Company expenses (subject to reimbursement) in the ordinary course of business;

(iii) any guaranty, direct or indirect, by the Company or a Subsidiary of any obligation of a third party (other than the Company or any Subsidiary) for borrowings, or otherwise, in excess of $700,000, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract of employment (excluding customary form offer letters entered into in the ordinary course of business) with an employee of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $200,000;

(v) any Company Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any Subsidiary or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any Subsidiary;

(vi) any obligation to register any shares of the capital stock or other securities of the Company with the SEC or any similar Governmental Entity;

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(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other Persons;

(viii) any lease or similar arrangement for the use by the Company or any Subsidiary of real property or Personal Property where the annual lease payments are greater than $400,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business); and

(ix) any Company Contract not terminable in connection with the Closing to which any Insider, or any entity owned or controlled by an Insider, is a party (other than (A) Company Contracts with portfolio companies and other Affiliates of an Insider that are on arms’ length terms and (B) employment agreements with employees of the Company and its Subsidiaries).

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct and complete copies of all Material Company Contracts have been heretofore made available to EdtechX or EdtechX’s counsel.

(c) Except as set forth in Schedule 3.20, neither the Company nor any Subsidiary party thereto nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, except for breach, default or event which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each Material Company Contract that has not expired by its terms is in full force and effect.

3.21 Insurance. Schedule 3.21 sets forth the Company’s and its Subsidiaries’ material Insurance Policies. With respect to each such Insurance Policy required to be listed on Schedule 3.21: (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, and (iv) no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals. The coverages provided by such Insurance Policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations.

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3.22 Interested Party Transactions. Except as set forth in the Schedule 3.22 hereto, (a) no Insider or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made generally available to all employees, and (iv) arms’ length relationships between the Company or any of its Subsidiaries, on the one hand, and an Affiliate of an Insider, on the other hand and (b) to the Company’s knowledge, no Insider is, directly or indirectly, interested in any Material Company Contracts (other than such contracts as relate to the acquisition of capital stock or other securities of the Company).

3.23 Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of the Company.

3.24 Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company at its direction, in writing specifically for inclusion in the Registration Statement will, as of the date the Registration Statement (or any amendment or supplement thereto) is first mailed to the EdtechX Stockholders, at the time of the Special Meeting, or on the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.25 Certain Business Practices.

(a) Neither the Company nor any of its Subsidiaries or Affiliates acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment. Neither the Company nor any of its Subsidiaries or Affiliates acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, and no action involving the Company with respect to the any of the foregoing is pending or, to the knowledge of the Company, threatened.

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(c) Neither the Company nor any of its directors or officers, or, to the knowledge of the Company, any other Person acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.26 No Additional Representations and Warranties. Except as provided in this Article III, neither the Company, any Subsidiary, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, or representatives has made, or is making, any representation or warranty whatsoever to EdtechX or its Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to EdtechX or its Affiliates. EdtechX acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in this Article III and those set forth in each Letter of Transmittal (with regard to the Company Shareholder delivering it), it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

3.27 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing as set forth in Section 10.6(a).

Article IV

REPRESENTATIONS AND WARRANTIES OF EDTECHX

Subject to the exceptions set forth in Schedule 4 attached hereto (the “EdtechX Schedule”), EdtechX represents and warrants to the Company as follows:

4.1 Organization and Qualification.

(a) EdtechX is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. EdtechX is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on EdtechX. Complete and correct copies of the Charter Documents of EdtechX, as amended and currently in effect, have been made available to the Company or Company’s counsel.

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(b) EdtechX is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on EdtechX. Each jurisdiction in which EdtechX is so qualified or licensed is listed in Schedule 4.1(b).

4.2 Subsidiaries. EdtechX has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities. EdtechX does not own, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person.

4.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of EdtechX consists of 25,000,000 shares of EdtechX Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“EdtechX Preferred Stock”), of which 7,906,250 shares of EdtechX Common Stock and no shares of EdtechX Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Except as set forth in Schedule 4.3(b), (i) no shares of EdtechX Common Stock are reserved for issuance upon the exercise of outstanding options to purchase EdtechX Common Stock granted to employees of EdtechX or other parties (“EdtechX Stock Options”) and there are no outstanding EdtechX Stock Options; (ii) 10,105,000 shares of EdtechX Common Stock are reserved for issuance upon the exercise of outstanding EdtechX Warrants; and (iii) no shares of EdtechX Common Stock are reserved for issuance upon the conversion of the EdtechX Preferred Stock or any outstanding convertible notes, debentures, or other securities (collectively, “EdtechX Convertible Securities”) and there are no outstanding EdtechX Convertible Securities. All shares of EdtechX Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and nonassessable. All outstanding shares of EdtechX Common Stock and all outstanding EdtechX Warrants have been issued and granted in compliance with (x) all applicable securities laws and other applicable Legal Requirements, and (y) all requirements set forth in any applicable EdtechX Contracts and Charter Documents.

(c) Except as set forth in Schedule 4.3(c) hereto, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which EdtechX is a party or by which it is bound obligating EdtechX to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of EdtechX or obligating EdtechX to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. EdtechX does not have any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of EdtechX on any matter.

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(d) Except as set forth in Schedule 4.3(d) or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which EdtechX is a party or by which EdtechX is bound with respect to any of its equity securities.

(e) Except as provided for in this Agreement or as set forth in Schedule 4.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options, or other securities of EdtechX are issuable and no rights in connection with any shares, warrants, options, or other securities of EdtechX accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) No outstanding equity securities of EdtechX are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with EdtechX.

4.4 Authority Relative to this Agreement. EdtechX has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that EdtechX has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out each of their obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the Mergers). The execution and delivery of this Agreement by EdtechX and the consummation by EdtechX of the transactions contemplated hereby (including the Mergers) have been duly and validly authorized by all necessary corporate action on the part of EdtechX (including the approval by its boards of directors), and no other corporate proceedings on the part of EdtechX are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the EdtechX Stockholder Approval. This Agreement has been duly and validly executed and delivered by EdtechX and, assuming the due authorization, execution and delivery thereof by the Company, Holdco, and the Merger Subs, constitutes the legal and binding obligation of EdtechX, enforceable against EdtechX in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery, and performance of this Agreement by EdtechX do not and shall not: (i) conflict with or violate any of its Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair any of their rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of EdtechX (other than Permitted Liens) pursuant to, any EdtechX Contracts, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, impairments, alterations or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on EdtechX.

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(b) The execution and delivery of this Agreement by EdtechX do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which EdtechX is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) the qualification of the Surviving Delaware Corporation and Surviving Cayman Islands Company as a foreign corporation in those jurisdictions in which the business of the Company and its Subsidiaries makes such qualification necessary, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on EdtechX or, after the Closing, Holdco, or (y) prevent the consummation of the Mergers or otherwise prevent EdtechX from performing its material obligations under this Agreement on a timely basis.

4.6 Compliance. EdtechX has complied with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on EdtechX. The businesses and activities of EdtechX have not been and are not being conducted in violation of any Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on EdtechX. EdtechX is not in default or violation in any material respect of any term, condition or provision of its Charter Documents. Except as set forth in Schedule 4.6, no written notice of non-compliance with any Legal Requirements has been received by EdtechX (and EdtechX has no knowledge of any such notice delivered to any other Person).

4.7 EdtechX SEC Reports and Financial Statements.

(a) EdtechX has timely filed all required registration statements, reports, schedules, forms, statements and other documents filed by EdtechX with the SEC since its formation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “EdtechX SEC Reports”). None of the EdtechX SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The EdtechX SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The audited financial statements of EdtechX (“EdtechX Audited Financial Statements”) and unaudited interim financial statements of EdtechX (“EdtechX Unaudited Financial Statements” and, together with the EdtechX Audited Financial Statements, the “EdtechX Financial Statements”) (including, in each case, the notes and schedules thereto) included in the EdtechX SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of EdtechX as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

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(b) EdtechX has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to EdtechX is made known to EdtechX’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To EdtechX’s knowledge, such disclosure controls and procedures are effective in timely alerting EdtechX’s principal executive officer and principal financial officer to material information required to be included in EdtechX’s periodic reports required under the Exchange Act.

(c) EdtechX has established and maintained a system of internal controls. To EdtechX’s knowledge, such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of EdtechX’s financial reporting and the preparation of the EdtechX Financial Statements for external purposes in accordance with U.S. GAAP.

(d) There are no outstanding loans or other extensions of credit made by EdtechX to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of EdtechX. EdtechX has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as otherwise noted in the EdtechX Financial Statements, the accounts and notes receivable of EdtechX reflected in the EdtechX Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which EdtechX has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of EdtechX as of the date hereof.

(f) To the knowledge of EdtechX, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the EdtechX SEC Reports. To the knowledge of EdtechX, none of the EdtechX SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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4.8 No Undisclosed Liabilities. Except as set forth in Schedule 4.8 hereto, EdtechX has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP, applied on a consistent basis in accordance with past practice, to be disclosed on a balance sheet or in the related notes to EdtechX Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of EdtechX, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent EdtechX Financial Statements or in the notes to the most recent EdtechX Financial Statements, and (ii) such liabilities arising in the ordinary course of EdtechX’s business since the date of the most recent EdtechX Financial Statement.

4.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent EdtechX Financial Statement, there has not been: (i) any Material Adverse Effect on EdtechX, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of EdtechX’s capital stock, or any purchase, redemption or other acquisition by EdtechX of any of EdtechX’s capital stock or any other securities of EdtechX or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of EdtechX’s capital stock, (iv) any granting by EdtechX of any increase in compensation or fringe benefits, or any payment by EdtechX of any bonus, or any granting by EdtechX of any increase in severance or termination pay or any entry by EdtechX into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving EdtechX of the nature contemplated hereby, (v) entry by EdtechX into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing or services agreement, (vi) any material change by EdtechX in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of EdtechX, or (viii) any material revaluation by EdtechX of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of EdtechX.

4.10 Litigation. There are no, and have never been any, claims, suits, actions or proceedings pending or to EdtechX’s knowledge, threatened against EdtechX before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator, except where such claims, suits, actions or proceedings would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on EdtechX.

4.11 Employee Benefit Plans. EdtechX does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any stockholder, director, or employee of EdtechX, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

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4.12 Labor Matters. EdtechX is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by EdtechX and EdtechX does not know of any activities or proceedings of any labor union to organize any such employees.

4.13 Business Activities. Since its organization, EdtechX has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in its Charter Documents, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon EdtechX, or to which EdtechX is a party, which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of EdtechX, or any acquisition of property by or the conduct of business by EdtechX.

4.14 Title to Property. EdtechX does not own or lease any real property or personal property. Except as set forth in Schedule 4.14, there are no options or other contracts under which EdtechX has a right or obligation to acquire or lease any interest in real property or personal property.

4.15 Intellectual Property. EdtechX does not own, license, or otherwise have any right, title or interest in any material Intellectual Property.

4.16 Taxes. Except as set forth in Schedule 4.16 hereto:

(a) EdtechX has timely filed all Tax Returns required to be filed by it with any Tax authority prior to the date hereof. All such Returns are true, correct, and complete in all material respects. EdtechX has paid all material Taxes shown to be due and payable on such Tax Returns.

(b) All material Taxes that EdtechX is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c) EdtechX has not been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against any of them, nor has any of them executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. EdtechX has complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages or other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(d) No audit or other examination of any Tax Return of EdtechX by any Tax authority is presently in progress, nor has EdtechX been notified in writing of any request for such an audit or other examination.

(e) No material adjustment relating to any Tax Returns filed by EdtechX has been proposed in writing, formally or informally, by any Tax authority to or any representative thereof.

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(f) EdtechX does not have any material liability for any unpaid Taxes which have not been accrued for or reserved on EdtechX’s balance sheets included in the EdtechX Audited Financial Statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any material liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of EdtechX in the ordinary course of business, none of which is material to the business, results of operations or financial condition of EdtechX.

(g) EdtechX has not taken, does not intend to take, and has not agreed to take any action, nor is it aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Mergers from qualifying as an integrated exchange governed by Section 351 of the Code.

(h) EdtechX has not been included in any “consolidated,” “unitary,” “combined,” or similar Tax Return provided for under any Legal Requirements as a member of an affiliated group or otherwise and has no material liability for the Taxes of any other Person, by reason of any agreements, contracts, or arrangements as a successor or transferee or otherwise.

4.17 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability of EdtechX: (i) EdtechX has complied in all material respects with applicable Environmental Laws; (ii) neither EdtechX nor, the knowledge of EdtechX, any third party, has caused any properties currently owned, leased or operated by EdtechX to be contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by EdtechX were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by EdtechX; (iv) as of the date hereof, EdtechX has not received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) as of the date hereof, EdtechX has not received any written notice, demand, letter, claim, or request for information alleging that they may be in material violation of or have material liability under any Environmental Law; and (vii) EdtechX, is not subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

4.18 Brokers. Except as set forth in Schedule 4.18 EdtechX has not incurred, and will not incur, and has not entered into any contract, agreement, understanding, arrangement or commitment pursuant to which the Holdco, the Surviving Delaware Corporation, the Surviving Cayman Islands Company, or any of its or their direct or indirect subsidiaries could incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

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4.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the EdtechX SEC Reports or as set forth on Schedule 4.19(a), other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which EdtechX is a party or by or to which any of the properties or assets of EdtechX may be bound, subject or affected, which may not be cancelled without penalty or liability by EdtechX on less than 30 days’ or less prior notice (“EdtechX Contracts”). All EdtechX Contracts are listed in Schedule 4.19 other than those that are exhibits to the EdtechX SEC Reports.

(b) Except as set forth in the EdtechX SEC Reports, each EdtechX Contract was entered into at arms’ length and in the ordinary course, is in full force and effect, and is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct, and complete copies of all EdtechX Contracts (or written summaries in the case of oral EdtechX Contracts) have been made available to the Company or Company counsel.

(c) EdtechX is not, and to the knowledge of EdtechX, no other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any EdtechX Contract, and no party to any EdtechX Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on EdtechX. Each EdtechX Contract that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on EdtechX.

4.20 Insurance. Except for directors’ and officers’ liability insurance, EdtechX does not maintain any Insurance Policy.

4.21 Interested Party Transactions. (a) No employee, officer, director, or stockholder of EdtechX or a member of his or her immediate family is indebted to EdtechX nor is EdtechX indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of EdtechX; and (b) to EdtechX’s knowledge, no employee, officer, director, or stockholder or any member of his or her immediate family is, directly or indirectly, interested in any material contract with EdtechX (other than such contracts as relate to the acquisition of such stockholder’s ownership of capital stock or other securities).

4.22 EdtechX Listing. The EdtechX Common Stock and EdtechX Warrants are listed for trading on the Capital Market of the Nasdaq Stock Market (“Nasdaq”). There is no, and there has never been any, action or proceeding pending or, to EdtechX’s knowledge, threatened against EdtechX by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of EdtechX Common Stock on Nasdaq.

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4.23 Board Approval. The board of directors of EdtechX has, as of the date of this Agreement, unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of such entity, (ii) determined that the Mergers are in the best interests of the stockholders of such entity, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (excluding taxes payable).

4.24 Trust Fund. As of September 30, 2019, EdtechX has $65,412,192 invested in United States Government securities or money market funds meeting the conditions under Rule 2a-7(d) promulgated under the Investment Company Act of 1940, as amended, in a trust account (the “Trust Fund”) administered by Continental Stock Transfer & Trust Company (“Continental”). The Trust Fund shall be utilized in accordance with Section 7.12 hereof.

4.25 Registration Statement. None of the information relating to EdtechX included in the Registration Statement will, as of the date the Registration Statement (or any amendment or supplement thereto) is first mailed to the EdtechX Stockholders, at the time of the Special Meeting, or on the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.26 Backstop. EdtechX has entered into a Forward Purchase Contract (the “Azimut FPC”) with Azimut Enterprises Holdings S.r.l. (“Azimut”) and the other parties thereto on July 18, 2018, pursuant to which Azimut will purchase up to an aggregate of $20,000,000 of EdtechX units at $10.00 per unit, with each unit containing one share of EdtechX Common Stock and one EdtechX Warrant. EdtechX has also signed a letter agreement dated as of December 12, 2019 (the “Azimut Consent”) with Azimut and other parties thereto, pursuant to which Azimut has given its irrevocable consent under Section 4.3.4 of the Azimut FPC, among other things. The Azimut FPC and the Azimut Consent have been duly and validly authorized, executed and delivered by EdtechX, constitute the legal and binding obligation of EdtechX, enforceable against EdtechX in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The exact number of EdtechX units to be purchased by Azimut pursuant to the Azimut FPC will be notified by EdtechX no later than four (4) Business Days prior to the closing of the Azimut FPC (the “Azimut Investment”), which will occur immediately prior to the Second Effective Time, subject to and in accordance with the terms of the Azimut FPC (as amended and supplemented by the Azimut Consent). The shares of EdtechX Common Stock to be purchased by Azimut pursuant to the Azimut FPC will be exchanged for Holdco Shares at the Second Effective Time, pursuant to the terms of this Agreement, and the EdtechX Warrants to be purchased by Azimut pursuant to the Azimut FPC will, at the Second Effective Time, be exchanged for Holdco Warrants exercisable for Holdco Shares, pursuant to the terms of this Agreement and the Azimut FPC.

4.27 No Additional Representations and Warranties. Except as provided in this Article IV, neither EdtechX, its Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company, any Subsidiary, or their Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to the Company, any Subsidiary or their Affiliates. The Company acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of EdtechX; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of EdtechX for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in this Article IV, it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

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4.28 Survival of Representations and Warranties. The representations and warranties of EdtechX set forth in this Agreement shall survive the Closing as set forth in Section 10.6(a).

Article V

REPRESENTATIONS AND WARRANTIES OF HOLDCO, EDTECHX MERGER SUB, AND METEN MERGER SUB

Each of Holdco, EdtechX Merger Sub, and Meten Merger Sub represents and warrants to EdtechX (each with respect to itself only) as follows:

5.1 Organization and Qualification.

(a) Each of Holdco and the Merger Subs is duly incorporated, validly existing and in good standing under the laws of the state or country of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Complete and correct copies of the Charter Documents of each of Holdco and the Merger Subs, as amended and currently in effect, have been made available to EdtechX or EdtechX’s counsel.

(b) Each of Holdco and the Merger Subs is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdco or the Merger Subs.

5.2 Subsidiaries. Holdco has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities other than the Merger Subs. Neither EdtechX Merger Sub nor Meten Merger Sub has, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities. Except for Holdco’s ownership of the Merger Subs, neither Holdco nor the Merger Subs owns, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature under which it may become obligated to make, any future investment in or capital contribution to any other Person. Holdco, EdtechX Merger Sub, and Meten Merger Sub do not have any assets or properties of any kind, do not now conduct and have never conducted any business, and have and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

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5.3 Capitalization.

(a) The authorized share capital of Holdco is 500,000,000 shares, one (1) of which is issued and outstanding. The authorized shares of stock of EdtechX Merger Sub is 5,000 shares, par value $0.01 per share, one (1) of which is issued and outstanding. Holdco owns all of the outstanding equity securities of EdtechX Merger Sub, free and clear of all Liens. The authorized share capital of Meten Merger Sub is 500,000,000 shares, one (1) of which is issued and outstanding. Holdco owns all of the outstanding equity securities of Meten Merger Sub, free and clear of all Liens.

(b) Except for this Agreement and the transactions contemplated hereby, as of the date hereof, there are no subscriptions, options, warrants, equity securities, or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Holdco or the Merger Subs is a party or by which it is bound obligating Holdco or the Merger Subs to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of Holdco or the Merger Subs or obligating any of them to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment, or agreement. Neither Holdco nor the Merger Subs has any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders or shareholders of Holdco or the Merger Subs on any matter.

(a) Except contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreements or understandings to which any of Holdco or the Merger Subs is a party or by which Holdco or the Merger Subs is bound with respect to any of their equity securities.

(b) Except as provided for in this Agreement, as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options, or other securities of Holdco or the Merger Subs are issuable and no rights in connection with any shares, warrants, options, or other securities of Holdco or the Merger Subs accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) No outstanding equity securities of Holdco or the Merger Subs are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with Holdco or the Merger Subs.

(d) The Holdco Shares to be issued by Holdco in connection with the Mergers, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such Holdco Shares will be fully paid and nonassessable, free and clear of all Liens.

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5.4 Authority Relative to this Agreement. Each of Holdco and the Merger Subs has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Holdco and the Merger Subs, respectively, has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out each of their obligations hereunder and thereunder and, to consummate the transactions contemplated hereby and thereby (including the Mergers). The execution and delivery of this Agreement by Holdco and the Merger Subs and the consummation by Holdco and the Merger Subs of the transactions contemplated hereby (including the Mergers) have been or will be duly and validly authorized by all necessary corporate action on the part of Holdco and the Merger Subs (including the approval by their respective boards of directors), and no other corporate proceedings on the part of Holdco or the Merger Subs are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been or will be duly and validly executed and delivered by Holdco and the Merger Subs and, assuming the due authorization, execution and delivery thereof by the Company and EdtechX, constitutes the legal and binding obligation of Holdco and the Merger Subs, enforceable against Holdco and the Merger Subs in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery, and performance of this Agreement by each of Holdco and the Merger Subs do not and shall not: (i) conflict with or violate any of their respective Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair any of their rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Holdco or the Merger Subs, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, impairments, alterations or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Holdco or the Merger Subs.

(b) The execution and delivery of this Agreement by Holdco and the Merger Subs does not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Holdco is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) the qualification of the Surviving Delaware Corporation and the Surviving Cayman Islands Company as a foreign corporation in those jurisdictions in which the business of such entities or of the Company and its Subsidiaries makes such qualification necessary, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Holdco or the Merger Subs, or (y) prevent the consummation of the Mergers or otherwise prevent Holdco or the Merger Subs from performing their material obligations under this Agreement on a timely basis.

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5.6 Compliance. Each of Holdco and the Merger Subs has complied with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Holdco or the Merger Subs. The businesses and activities of Holdco and the Merger Subs have not been and are not being conducted in violation of any Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Holdco or the Merger Subs. Neither Holdco nor the Merger Subs is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Holdco or the Merger Subs.

5.7 Litigation. There are no, and there never have been any, claims, suits, actions or proceedings pending against Holdco or the Merger Subs before any court, governmental department, commission, agency, instrumentality, authority, or arbitrator.

5.8 Business Activities. Since its organization, neither Holdco nor the Merger Subs has conducted any business activities other than activities directed toward the accomplishment of the transactions contemplated hereunder. Neither Holdco nor the Merger Subs has any employees. Neither Holdco nor the Merger Subs owns or leases any real property, personal property, or Intellectual Property. Holdco and the Merger Subs were each created for the purpose of facilitating the Mergers and have not conducted any prior business activities, other than any such activities incidental to consummating the Mergers. Except as set forth in the Charter Documents of each of Holdco and the Merger Subs, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon, or to which such Person is a party, which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Holdco or the Merger Subs, or any acquisition of property by or the conduct of business by Holdco or the Merger Subs.

5.9 Brokers. Neither Holdco nor the Merger Subs has incurred, and will not incur, and have not entered into any contract, agreement, understanding, arrangement or commitment pursuant to which the Holdco, the Surviving Delaware Corporation, the Surviving Cayman Islands Company, or any of its or their direct or indirect subsidiaries could incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.10 Interested Party Transactions. (a) No officer, director, stockholder or shareholder of Holdco or the Merger Subs or a member of his or her immediate family is indebted to any of Holdco or the Merger Subs nor is Holdco or the Merger Subs indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Holdco or the Merger Subs; and (b) no officer, director, stockholder or shareholder or any member of his or her immediate family is, directly or indirectly, interested in any material contract with Holdco or the Merger Subs (other than such contracts as relate to the acquisition of such stockholder’s or shareholder’s ownership of capital stock or other securities).

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5.11 Board Approval. The board of directors of each of Holdco and the Merger Subs has, as of the date of this Agreement, unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of such entity, and (ii) determined that the Mergers are in the best interests of the stockholders or shareholders of such entity.

5.12 Registration Statement. None of the information relating to Holdco or the Merger Subs included in the Registration Statement will, as of the date the Registration Statement (or any amendment or supplement thereto) is first mailed to the EdtechX Stockholders, at the time of the Special Meeting, or on the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.13 No Additional Representations and Warranties. Except as provided in this Article V, neither Holdco nor the Merger Subs, any of their respective Affiliates, nor any of their respective directors, officers, shareholders, or representatives has made, or is making, any representation or warranty whatsoever to EdtechX or its Affiliates, and no such Party shall be liable in respect of the accuracy or completeness of any information provided to EdtechX or its Affiliates. EdtechX acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Holdco, EdtechX Merger Sub, and Meten Merger Sub; (ii) it has been afforded satisfactory access to the books and records, facilities and personnel of Holdco, EdtechX Merger Sub and Meten Merger Sub for purposes of conducting such investigation; and (iii) except for the representations and warranties set forth in this Article V, it is not relying on any representations and warranties from any Person in connection with the transactions contemplated hereby.

5.14 Survival of Representations and Warranties. The representations and warranties of Holdco and the Merger Subs set forth in this Agreement shall survive the Closing as set forth in Section 10.6(a).

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Article VI

CONDUCT PRIOR TO THE EFFECTIVE TIME

6.1 Conduct of Business by the Company, EdtechX, Holdco, and the Merger Subs. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of the Company, the Company’s Subsidiaries, EdtechX, Holdco, and the Merger Subs shall, except to the extent that EdtechX (in the case of a request by the Company or the Company’s Subsidiaries) or the Company (in the case of a request by EdtechX) shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 6.1 hereto or as contemplated by this Agreement, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements (except as expressly contemplated by Schedule 6.1 hereto) and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees and (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and other business partners with which it has business dealings of more than $2,000,000 per annum. In addition, except as required or permitted by the terms of this Agreement or as set forth in Schedule 6.1 hereto, without the prior written consent of EdtechX (in the case of a request by the Company or the Company’s Subsidiaries) or the Company (in the case of a request by EdtechX) (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company (on its behalf and on behalf of its Subsidiaries), EdtechX, Holdco, EdtechX Merger Sub and Meten Merger Sub shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable law, written agreements outstanding, or Plans or policies existing on the date hereof and as previously or concurrently disclosed or made available to the other Party, or in the case of the Company and its Subsidiaries except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice;

(c) Abandon, allow to lapse, transfer, sell, assign, or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any Person future patent rights, other than in the ordinary course of business consistent with past practices;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than any such dividend or distribution by a Subsidiary of the Company to the Company or another such Subsidiary), or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of the Company, EdtechX, or Holdco;

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(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests (other than in connection with the exercise of any Company Convertible Securities) or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(g) Amend its Charter Documents in any material respect;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of EdtechX or the Company, as applicable, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict such Party’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in the Registration Statement;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such Party (measured with all of its Subsidiaries, taken as a whole);

(j) Except incurrences of indebtedness under the Company’s existing credit facilities (and, in the case of the Company and its Subsidiaries, extensions of credit in the ordinary course with employees and among the Company and its Subsidiaries), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of EdtechX, Holdco, or the Company and its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Except as otherwise required by Legal Requirements or pursuant to an existing Plan, policy or Company Contract of the Company or its Subsidiaries, (i) adopt or materially amend any Plan (including any Plan that provides for severance), or enter into any employment contract or collective bargaining agreement (other than in the ordinary course of business consistent with past practice), (ii) pay any special bonus or special remuneration to any director or employee, except in the ordinary course of business consistent with past practices, or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

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(l) (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with their terms, or recognized or disclosed in the Company Financial Statements or in the most recent EdtechX SEC Reports, as applicable, or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which EdtechX is a party or of which EdtechX is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify in any material respect or terminate (other than in accordance with its terms) any Material Company Contract or EdtechX Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by law or U.S. GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such Party to pay in excess of $2,000,000 in any 12 month period;

(p) Settle any material litigation where the consideration given by the Party is other than monetary or to which an officer, director or employee of such Person is a party in his or her capacity as such;

(q) Make, revoke, amend, or rescind any material Tax elections, enter into or amend any agreement or settlement or compromise with any Governmental Entity with regard to a material amount of Tax, execute any waiver of restrictions on assessment or collection of any Tax other than in the ordinary course of business, or change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice, except as otherwise required by applicable Legal Requirements;

(r) Form or establish any subsidiary except in the ordinary course of business consistent with prior practice or as contemplated by this Agreement;

(s) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plans;

(t) Make capital expenditures in excess of $2,000,000;

(u) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (ii) such distributions or advancements by a Subsidiary of the Company to the Company or another such Subsidiary; or

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(v) Agree in writing or otherwise agree or commit to take any of the actions described in Section 6.1(a) through (u) above.

6.2 Confidentiality; Access to Information.

(a) Confidentiality. That certain Non-Disclosure Agreement, dated as of August 12, 2019 shall terminate as of the date hereof and the confidentiality of information exchanged in connection with this Agreement and the negotiations related thereto will be governed by the terms of this Section 6.2. Each of the Parties acknowledges that it has or will receive Confidential Information concerning the other Parties (the recipient of such information is referred to in this Section 6.2 as the “Recipient” and the Party disclosing such information is referred to as the “Disclosing Party”). The Recipient shall keep the Confidential Information strictly confidential and shall not use the Confidential Information for any purpose other than to evaluate, negotiate, and consummate the transactions contemplated by this Agreement. The Recipient shall not disclose or permit its Representatives to disclose any Confidential Information without prior written consent of the Disclosing Party except: (i) if required by applicable Legal Requirements, and in such case the Recipient shall (x) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public, and furnishing only that portion of the Confidential Information which, on the advice of the Recipient’s counsel, is legally required to be disclosed, (y) give the Disclosing Party prompt prior written notice of such request or requirement so that the Disclosing Party may seek, at its sole cost and expense, an appropriate protective order or other remedy, and (z) cooperate with the Disclosing Party, at the Disclosing Party’s sole cost and expense, to obtain such protective order; or (ii) to its Representatives, to the extent necessary to permit such Representatives to assist the Recipient in evaluating, negotiating, and consummating the transactions contemplated by this Agreement; provided, that the Recipient shall require each such Representative to be bound by the terms of this Agreement to the same extent as if they were parties hereto. Except for such disclosure as may be required or permitted by this Agreement, the Recipient shall not, and shall not permit any of its Representatives to, without the prior written consent of the Disclosing Party, disclose the fact that Confidential Information has been made available to the Recipient or its Representatives, or the existence or contents of this Agreement. The Recipient shall be responsible for any breach of this Section 6.2 by any of its Representatives. As used herein, “Confidential Information” means all information, data, documents, agreements, files, and other materials, whether disclosed orally or disclosed or stored in written, electronic, or other form or media, which is obtained from or disclosed by the Disclosing Party, its Representatives, or otherwise, and whether obtained before or on or after the date hereof, including without limitation, all notes, analyses, compilations, reports, forecasts, studies, samples, and other documents prepared by or for the Recipient which contain or otherwise reflect or are derived or based in whole or in part on such information, data, documents, agreements, files, or other materials. The term “Confidential Information” as used herein does not include information that at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by the Recipient or its Representatives in violation of this Agreement). If this Agreement is, for any reason, terminated prior to the Closing, the provisions of this Section 6.2(a) shall continue in full force and effect, subject to Section 9.2(b) hereof.

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(b) Access to Information.

(i) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company will afford EdtechX and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and management personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as EdtechX may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by EdtechX in any investigation pursuant to this Section 6.2(b)(i) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

(ii) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to EdtechX by third parties that may be in EdtechX’s possession from time to time, and except for any information which in the opinion of legal counsel of EdtechX would result in the loss of attorney-client privilege or other privilege from disclosure, EdtechX will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of EdtechX, to the properties, books, records and personnel of EdtechX during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel, as the Company may reasonably request. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by the Company in any investigation pursuant to this Section 6.2(b)(ii) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

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6.3 Exclusivity. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except as contemplated by this Agreement, (a) each of the Company, Holdco and the Merger Subs will not, and will cause its respective Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than EdtechX and its designees) concerning any merger, sale of ownership interests in the Company and/or a material portion of the assets of the Company (other than immaterial assets or assets sold in the ordinary course of business), or a recapitalization or similar transaction involving the Company and (b) EdtechX will not, and will cause its Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. In addition, (i) each of the Company, Holdco, and the Merger Subs will, and will cause its respective Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, sale of ownership interests in and/or a material portion of the assets of the Company (other than immaterial assets or assets sold in the ordinary course of business) or recapitalization or similar transaction involving the Company, Holdco and the Merger Subs and (ii) EdtechX will, and will cause its Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any alternative merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction. Each of the Company and EdtechX will promptly notify the other if it receives, or if any of its or its Affiliates’ employees, agents, officers, directors or representatives receives any proposal, offer or submission with respect to a competing transaction after the date of this Agreement. Notwithstanding the foregoing, each of the Company and EdtechX may respond to any such proposal, offer or submission by indicating only that it is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or EdtechX, as the case may be, or entertain any proposals or offers or engage in any negotiations or discussions concerning a competing transaction for as long as that exclusivity agreement remains in effect. The Parties agree that the rights and remedies for noncompliance with this Section 6.3 include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy for such injury.

6.4 Certain Financial Information. Within seventy-five (75) days after the end of each financial quarter between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to EdtechX unaudited consolidated financial statements for such quarter, prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice.

6.5 Access to Financial Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and EdtechX will, and will use commercially reasonable efforts to cause its auditors (subject to any required access agreement or arrangement) to (a) continue to provide each other and each other’s advisors reasonable access to all of the financial information used in the preparation of its financial statements and financial information and (b) reasonably cooperate with any reviews performed by each other or each other’s advisors of any such financial statements or such financial information.

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6.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of such reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied, (ii) the obtaining of such reasonably necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of such reasonably necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be reasonably necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of such material consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 3.5, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, (x) nothing in this Agreement shall be deemed to require EdtechX or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock and (y) in no event shall EdtechX, Holdco, the Merger Subs, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Company Contract in connection with the consummation of the Mergers.

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Article VII

ADDITIONAL AGREEMENTS

7.1 Registration Statement; Special Meeting.

(a) As soon as is reasonably practicable after receipt by EdtechX from the Company of all financial and other information relating to the Company as is necessary for its preparation, EdtechX and Holdco shall prepare and file with the SEC and with all other applicable regulatory bodies a registration statement on Form F-4 (“Registration Statement”) and file such Registration Statement with the SEC under the Securities Act, and with all other applicable regulatory bodies, for the purpose of registering the Holdco Shares to be issued or issuable in the Mergers and include in such Registration Statement proxy materials for the purpose of soliciting proxies from EdtechX Stockholders to vote, at a meeting of EdtechX Stockholders to be called and held for such purpose (the “Special Meeting”), in favor of (i) the adoption of this Agreement and the approval of the Mergers (the “Merger Proposal”), (ii) the election to the board of directors of Holdco of the nine (9) individuals identified on Schedule 7.2 for the class of director set forth opposite the name of such individual (the “Director Proposal”); (iii) the approval of the material differences between EdtechX’s Charter Documents and Holdco’s Charter Documents to be effective upon Closing (the “Charter Amendments Proposals”) and (iv) approval of any other proposals reasonably agreed by EdtechX and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (together with the Merger Proposal, Director Proposal, and Charter Amendments Proposals the “Stockholder Matters”). The Company shall furnish to EdtechX all information concerning the Company as is necessary in connection with the preparation of the Registration Statement. The Company and its counsel shall be given an opportunity to review, comment on the Registration Statement prior to its filing with the SEC. EdtechX and Holdco, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use commercially reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. EdtechX will advise the Company promptly after it receives notice thereof, of the time when the Registration Statement has been approved by the SEC or any supplement or amendment has been filed, or the issuance of any stop order, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(b) As soon as practicable following the declaration of effectiveness of the Registration Statement by the SEC (the “SEC Approval Date”), EdtechX shall (i) distribute the Registration Statement to the EdtechX Stockholders, (ii) having, prior to the SEC Approval Date, established the record date therefor, duly call, give notice of, convene and hold the Special Meeting in accordance with the Corporate Law and (iii) subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Mergers and the other matters presented to the EdtechX Stockholders for approval or adoption at the Special Meeting, including, without limitation, the Stockholder Matters. Notwithstanding the foregoing provisions of this Section 7.1(b), if on a date for which the Special Meeting is scheduled, EdtechX reasonably determines that the Mergers cannot be consummated for any reason, EdtechX shall, after consultation with the Company in good faith, have the right to make one or more successive postponements or adjournments of the Special Meeting, provided that EdtechX continues to satisfy its obligations under Section 7.1(d) below.

(c) EdtechX and Holdco shall comply with all applicable provisions of and rules under the Exchange Act, all applicable provisions of the Corporate Law and the policies of Nasdaq or NYSE, as applicable, in the preparation, filing and distribution of the Registration Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.

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(d) EdtechX, acting through its board of directors, shall include in the Registration Statement the recommendation of its board of directors that the EdtechX Stockholders vote in favor of the adoption of this Agreement and the approval of the Stockholder Matters, and shall otherwise use reasonable best efforts to obtain approval of the Stockholder Matters. Neither EdtechX’s board of directors nor any committee or agent or representative thereof shall withdraw, proposed to withdraw, or modify in a manner adverse to the Company, the EdtechX board of director’s recommendation that the EdtechX Stockholders vote in favor of the adoption of any of the Stockholder Matters. No amendment or supplement to the Registration Statement will be made by EdtechX without the written approval of the Company, which shall not be unreasonably withheld, conditioned, or delayed, and EdtechX shall promptly transmit any such amendment or supplement to the EdtechX Stockholders, if at any time prior to the Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement.

7.2 Directors and Officers of EdtechX, Holdco, and the Company After Merger. Except as otherwise agreed in writing by the Company and EdtechX prior to the Closing, the Parties shall take all necessary action so that (a) all of the members of the board of directors of EdtechX, Holdco, and the Merger Subs resign effective as of the Closing unless such member is included on Schedule 7.2, (b) the number of directors constituting the board of directors of Holdco shall be nine, and (c) the persons listed in Schedule 7.2 are elected to the positions of directors of Holdco, the Surviving Delaware Corporation, and the Surviving Cayman Islands Company, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 7.2 is unable to serve, the Party that nominated such individual shall designate a successor.

7.3 HSR Act. If required pursuant to the HSR Act, as promptly as practicable, EdtechX and the Company (i) shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement, (ii) shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities and (iii) shall each request early termination of any waiting period under the HSR Act. EdtechX and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party to any Governmental Entity concerning the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Each Party agrees to provide, to the extent permitted by the applicable Governmental Entity, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the transactions contemplated hereby; provided, neither Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity without the written consent of the other Party. Filing fees with respect to the notifications required under the HSR Act shall be shared equally by EdtechX and the Company.

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7.4 Public Announcements.

(a) As promptly as practicable after execution of this Agreement, EdtechX will prepare and file a Current Report on Form 8-K (the content of which shall be approved by the Company in advance, the Company’s approval not to be unreasonably withheld, conditioned, or delayed) pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”).

(b) Promptly after the execution of this Agreement, EdtechX and the Company shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”).

(c) At least five (5) days prior to Closing, EdtechX shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form and substance approved by the Company in advance, the Company’s approval not to be unreasonably withheld, conditioned, or delayed. Concurrently with the Closing, or as soon as practicable thereafter, EdtechX shall file the Closing Form 8-K with the Commission.

(d) At least five (5) days prior to Closing, Holdco shall prepare a draft Shell Company Report on Form 20-F announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 20-F”), which shall be in a form reasonably acceptable to the Company and EdtechX. Concurrently with the Closing, or as soon as practicable thereafter, Holdco shall file the Closing Form 20-F with the Commission.

(e) Prior to Closing, EdtechX and the Company shall prepare a press release announcing the consummation of the Mergers hereunder (“Closing Press Release”). Concurrently with the Closing, EdtechX shall distribute the Closing Press Release.

7.5 Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Closing Form 8-K, the Closing Form 20-F, the Closing Press Release or any other statement, filing, notice, or application (other than pursuant to the HSR Act, for which Section 7.3 applies) made by or on behalf of EdtechX or the Company to any Governmental Entity or other third party in connection with Mergers and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Company and EdtechX shall, upon request by the other, use commercially reasonable efforts (subject to applicable Legal Requirements and contractual restrictions) to furnish the other with all information concerning themselves, their Subsidiaries, and each of their and their Subsidiaries’ respective directors, officers, and stockholders (including the directors to be elected effective as of the Closing pursuant to Section 7.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Mergers. Each Party warrants and represents to the other Party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

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(b) At a reasonable time prior to the filing, issuance, or other submission or public disclosure of a Reviewable Document by EdtechX or the Company, the other Party shall each be given a reasonable opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof. Furthermore, EdtechX and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to any SEC comments on any Reviewable Document and shall otherwise use commercially reasonable efforts to cause the Registration Statement to be approved by the SEC as promptly as practicable.

(c) Any language included in a Reviewable Document that reflects the comments of the reviewing Party, as well as any text as to which the reviewing Party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing Party and may henceforth be used by other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing Party.

(d) Prior to the Closing Date, the Company and EdtechX shall notify each other as promptly as reasonably practicable (i) upon obtaining knowledge of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with or submitted to the Governmental Entity, and (ii) after the receipt by it of any written or oral comments of the Governmental Entity on, or of any written or oral request by the Governmental Entity for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the Governmental Entity with respect to any of the foregoing filings or submissions. EdtechX and the Company shall use their respective commercially reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the Governmental Entity. All correspondence and communications to the Governmental Entity made by EdtechX or the Company with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall, to extent permitted by applicable law, be considered to be Reviewable Documents subject to the provisions of this Section 7.5.

7.6 No Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any purchases or sales of the securities of EdtechX prior to the Effective Time without the consent of EdtechX. The Company shall use its commercially reasonable efforts to require each of its Affiliates that it controls to comply with the foregoing requirement.

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7.7 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, each of the Company, Holdco, and the Merger Subs acknowledges that it has read EdtechX’s final prospectus dated October 5, 2018 (“Final Prospectus”) and understands that EdtechX has established the Trust Fund for the benefit of EdtechX’s public stockholders and that EdtechX may disburse monies from the Trust Fund only (a) to EdtechX’s public stockholders in the event they elect to convert their shares into cash in accordance with EdtechX’s Charter Documents and/or the liquidation of EdtechX or (b) to EdtechX after, or concurrently with, the consummation of a business combination. Each of the Company, Holdco and the Merger Subs further acknowledges that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by April 10, 2020, or such later date as shall be set forth in an amendment to EdtechX’s Charter Documents for the purpose of extending the date by which EdtechX must complete a business combination, EdtechX will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, each of the Company, Holdco and the Merger Subs, on behalf of itself and its Affiliates, hereby waives all rights, title, interest or claim of any kind against EdtechX to collect from the Trust Fund any monies that may be owed to them by EdtechX for any reason whatsoever, including but not limited to a breach of this Agreement by EdtechX or any negotiations, agreements or understandings with EdtechX (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason and will not expire and will not be altered in any way without the express written consent of EdtechX.

7.8 Disclosure of Certain Matters. Each of EdtechX, the Company, Holdco and the Merger Subs will provide the others with prompt written notice of any event, development or condition of which it obtains knowledge that (a) would cause such Party’s representations and warranties to become untrue or misleading in any material respects or which would prevent it from consummating the transactions contemplated by this Agreement, (b) gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in Article VIII will not be satisfied, (c) is of a nature that is or may be materially adverse to the operations, prospects, or condition (financial or otherwise) of Holdco, the Surviving Delaware Corporation, or the Surviving Cayman Islands Company, or (d) would require any amendment or supplement to the Registration Statement. The Parties shall have the obligation to supplement or amend the Company Schedules and EdtechX Schedules being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules. The obligations of the Parties to amend or supplement such schedules shall terminate on the Closing Date. Notwithstanding such amendment or supplement, for purposes of Sections 8.2(a), 8.3(a), 9.1(d) and 9.1(e), the representations and warranties of the Parties shall be made with reference to the Company Schedules or EdtechX Schedules (as applicable) as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 6.1 or otherwise expressly contemplated by this Agreement.

7.9 Securities Listing . Prior to the Effective Time, EdtechX and Holdco shall prepare and submit to Nasdaq or the New York Stock Exchange (“NYSE”), as mutually agreed by the Parties, in accordance with all applicable laws and the policies of Nasdaq or NYSE, an application for the listing on Nasdaq or NYSE of the Holdco Shares and Holdco Warrants and use commercially reasonable efforts to cause the Holdco Shares and Holdco Warrants to be approved for listing on Nasdaq or NYSE, as applicable, prior to the Second Effective Time, subject to official notice of issuance. The Company shall cooperate with EdtechX and Holdco as reasonably requested by EdtechX to cause the listing application to be approved by Nasdaq or NYSE, as applicable and shall promptly furnish to EdtechX all information concerning the Company that may be required or reasonably requested in connection therewith.

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7.10 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of EdtechX and the Company or any of its Subsidiaries under applicable law or as provided in the Charter Documents of EdtechX and the Company and its Subsidiaries or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, each of Holdco, the Surviving Delaware Corporation, and the Surviving Cayman Islands Company shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by EdtechX and the Company, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If Holdco or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco assume the obligations set forth in this Section 7.10.

(d) The provisions of this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of EdtechX and the Company for all periods ending on or before the Closing Date and may not be changed without the consent of a majority of those Persons serving on Holdco’s board of directors after the Closing Date who served on EdtechX’s or the Company’s board of directors, as the case may be, immediately prior to the Closing Date.

7.11 EdtechX Borrowings. Through the Closing, EdtechX shall be allowed to borrow funds from its directors, officers, and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of EdtechX in due course on a non-interest bearing basis and be repayable in cash at Closing (each such borrowing, a “Working Capital Loan”), provided, however, that the aggregate amount of such Working Capital Loans shall be no more than $1,000,000, each such Working Capital Loan shall be properly documented in writing, the form and substance of which shall be reasonably acceptable to the Company, and shall not be convertible into securities of EdtechX or Holdco. Any and all outstanding Working Capital Loans (including the Note (as defined in the EdtechX Schedule)) shall be fully repaid by EdtechX at the Closing from the Trust Fund as described below in Section 7.12.

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7.12 Trust Fund Disbursement. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice to Continental (which notice EdtechX shall provide in accordance with the terms of the Trust Agreement) (a) in accordance with and pursuant to the Trust Agreement, at the Closing, EdtechX (i) shall cause the documents, opinions, and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the trust termination letter and (ii) shall use its reasonable best efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Fund as directed in the trust termination letter, including all amounts payable to (A) Converting Stockholders, (B) for income tax or other tax obligations of EdtechX prior to Closing, (C) as repayment of loans included on EdtechX’s balance sheet as of the Closing and permitted under this Agreement and reimbursement of expenses to directors, officers and EdtechX Stockholders listed in the EdtechX Schedule, (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to EdtechX in connection with its operations and efforts to effect the transactions contemplated hereby, and (E) as payment of Cash Consideration hereunder, and (b) thereafter, the Trust Fund shall terminate, except as otherwise provided therein. All liabilities and obligations of EdtechX due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable as set forth herein.

7.13 Registration Rights Agreement.

(a) At or prior to the Closing, Holdco shall execute and deliver a registration rights agreement substantially in the form attached hereto as Exhibit A (“Registration Rights Agreement”), pursuant to which, among other things, Holdco will register for resale under the Securities Act the Merger Shares and Contingent Shares, if any, issued or issuable pursuant to this Agreement.

(b) EdtechX and Holdco shall amend (the “Amended Registration Rights Agreement”) that certain registration rights agreement dated as of October 5, 2018 among EdtechX and the investor parties thereto (“Existing Registration Rights Agreement”) such that, after giving effect to the EdtechX Merger and the other contemplated transactions, the Holdco Shares held by former EdtechX Stockholders, including Holdco Shares issuable upon the exercise of warrants and other derivative securities, shall bear the same registration rights as currently held under the Existing Registration Rights Agreement.

7.14 Lock-Up Agreements.

(a) Prior to the Closing Date, the Company will cause the Founder Shareholders to enter into lock-up agreements with Holdco (“Lockup Agreements”) pursuant to which they will agree not to transfer the Holdco Shares to be received hereunder as Meten Merger Consideration (including any Contingent Shares, if issued prior to the end of such period), until (i) with respect to 50% of such Holdco Shares, the earlier of the date that is six months after the Closing Date and the date on which the closing price of the Holdco Shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period after Closing and (ii) with respect to the remaining 50% of such Holdco Shares, one year after the Closing Date, or earlier, in either case, if, subsequent to the Closing, Holdco consummates a liquidation, merger, stock exchange or other similar transaction which results in all holders of Holdco Shares ceasing to hold more than fifty percent (50%) of the then outstanding Holdco Shares or having the right to exchange their Holdco Shares for cash or freely tradable securities.

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(b) The Letters of Transmittal shall provide that the Company Shareholders who are not Founder Shareholders agree not to transfer the Holdco Shares to be received hereunder as Meten Merger Consideration (including any Contingent Shares, if issued prior to the end of such period), until the date that is at least three (3) months after the Closing Date.

7.15 Intended Tax Treatment. The Mergers, taken together, are intended to be treated as an exchange described in Section 351 of the Code (and any similar provision of state, local, or non-U.S. Tax law). On or after the date hereof, none of the Parties shall take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Mergers together being treated as an “exchange” described in Section 351 of the Code. The Parties hereto will comply with the record-keeping and information reporting requirements of Treasury Regulations Section 1.351-3 and Treasury Regulations Section 1.368-3, as applicable. The Parties will in all Tax Returns report the Mergers in a manner consistent with such tax treatment, and no Party will take a position inconsistent with that treatment, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign law). If any Party becomes aware of any audit, inquiry, litigation or other proceeding relevant to the intended Tax treatment, such Party shall promptly notify the other Parties of such proceeding, and all Parties shall use reasonable efforts to cooperate with respect to such proceeding.

7.16 Company Shareholder Approval. The Company shall, as promptly as practicable after the SEC Approval Date, give notice in accordance with the applicable provisions of the Corporate Law and the Company’s Charter Documents to all of its shareholders calling for an extraordinary general meeting of such shareholders to consider and vote upon this Agreement and the Mergers and the other transactions contemplated hereby, and shall hold such meeting as promptly as practicable after such notice is given (“Company Shareholder Meeting”). The Company shall timely send copies of the Registration Statement and all other relevant information and documentation to its stockholders in connection with the Company Shareholder Meeting. The Company and its board of directors shall cause the Company Shareholder Meeting to take place in accordance with the foregoing and in compliance with the Corporate Law and the Company’s Charter Documents and use commercially reasonable best efforts to secure the Company Shareholder Approval at the Company Shareholder Meeting. Notwithstanding the foregoing, at the election and option of the Company, the Company shall be permitted to obtain the Company Shareholder Approval, without a need for calling a Company Shareholder Meeting, by obtaining the written consent of holders of two thirds (2/3) of the issued and outstanding Company Ordinary Shares that is executed and delivered by such holders after the SEC Approval Date and after the Registration Statement is delivered to such holders; provided, that, in the event that the Company elects to obtain the Company Shareholder Approval pursuant to such written consent, consents with respect to this Agreement, the Mergers, and the other transactions contemplated hereby will be solicited from all holders of Company Ordinary Shares.

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7.17 Third Party Consents. Each Party shall, and shall cause its Subsidiaries and Affiliates to (a) use commercially reasonable efforts to assemble, prepare, and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consent required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all consents and approvals of third parties that such Party or its Subsidiaries or Affiliates is required to obtain in order to consummate the Mergers, and (c) take such other action as may reasonably be necessary or as the other Party may reasonably request to satisfy the conditions set forth in Article VIII or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall a Party or its Subsidiaries or Affiliates be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any such consents, authorizations, or approvals.

7.18 Voting Agreement. In connection with the Mergers and other transactions contemplated hereby, EdtechX, Holdco, the Company, shall, and the Company shall cause the Founder Shareholders to, and EdtechX shall cause the Sponsors to, enter into a voting agreement upon or prior to the date hereof in substantially the form attached hereto as Exhibit B (the “Voting Agreement”).

7.19 Investor Relations. Simultaneously with or promptly after the Closing, Holdco will create an investor relations budget of no less than $250,000 per annum and enter into an agreement with an investor relations firm reasonably acceptable to EdtechX with the expertise necessary to assist Holdco after the consummation of the Mergers in the United States and Europe for a term of at least 24 months following the Closing Date.

7.20 Financing Cooperation. EdtechX and the Company shall, and shall cause their respective officers, directors, employees, agents, and advisors to, use commercially reasonable efforts to arrange and obtain, or cause to be arranged and obtained, an aggregate amount in the range of $20,000,000 and $100,000,000 (which, for the avoidance of doubt, does not include the Azimut Investment) from the sale of equity securities of Holdco, upon such terms, including without limitation purchase price, redemption price, exercise price, conversion price, and/or other economic terms as will be agreed by EdtechX and the Company (a “Financing”). The Financing may be made contingent upon Closing. Such joint efforts will include (i) furnishing, or causing to be furnished, to any Financing sources such information regarding the Company and EdtechX as may be reasonably requested, (ii) causing the Company’s management team, with appropriate seniority and expertise, to participate in meetings, presentations, due diligence sessions, drafting sessions, road shows and meetings with prospective Financing sources, (iii) preparing offering documents and other marketing materials of a type customarily used for the type of financing proposed and cooperate with marketing efforts for the Financing as reasonably requested and (iv) executing and delivering definitive documents related to the Financing; provided, in each case in clauses (i) through (iv) above, that nothing in this Section 7.20 shall require any efforts to the extent that such efforts would reasonably be expected to conflict with or violate any Legal Requirement, or result in the material contravention of, or result in a material violation or breach of, or material default under, any Company Contract or EdtechX Contract.

7.21 Azimut Investment. EdtechX shall perform all its obligations under the Azimut FPC and the Azimut Consent in accordance with their terms. EdtechX shall consult and agree with Holdco in respect of the exact number of EdtechX units to be purchased by Azimut (“Azimut Investment Amount”) pursuant to the Azimut FPC no later than ten (10) Business Days prior to the Closing Date. If EdtechX and Holdco fail to agree to the Azimut Investment Amount in accordance with the preceding sentence before five (5) Business Days prior to the Closing Date, then the higher amount proposed by EdtechX and Holdco shall be deemed to be the agreed Azimut Investment Amount. EdtechX shall notify Azimut the agreed Azimut Investment Amount no later than four (4) Business Days prior to the Closing Date, in accordance with the Azimut FPC and the Azimut Consent.

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7.22 EdtechX Nasdaq Listing. From the date hereof through the Closing, EdtechX shall use reasonable efforts to ensure that the EdtechX Common Stock and EdtechX Warrants continue to be listed on Nasdaq.

7.23 EdtechX Public Filings. From the date hereof through the Closing, EdtechX shall keep current and timely file all reports required to be filed with or furnished to the SEC and shall otherwise comply in all material respects with is securities reporting obligations under applicable Legal Requirements.

7.24 Incentive Equity Plan. On or prior to the Closing Date, Holdco shall adopt an incentive equity plan (“Holdco ESOP Plan”) with a five year term, under which the ESOP Shares shall be reserved, and pursuant to which Holdco shall reserve (a) such number of Holdco Shares equal to the ESOP Shares and (b) during each year of such five year term, such additional number of Holdco Shares equal to an aggregate of up to one percent (1%) of the then outstanding Holdco Shares. Such incentive equity plan will be consistent with, and not conflict with, the Parties’ intended tax treatment set forth in Section 7.15 (assuming, solely for purposes of such determination, that all grants with respect to Holdco equity made pursuant to such incentive equity plan will be considered made in connection with the transactions contemplated hereby).

7.25 Dual Share Structure. The Parties shall use commercially reasonable efforts to cause Holdco to adopt a memorandum and articles of association establishing two classes of ordinary shares: Class A ordinary shares (“Class A Holdco Shares”) and Class B ordinary shares (“Class B Holdco Shares”), and granting super voting right of not less than ten (10) votes per share to Class B Holdco Shares, and to cause such memorandum and articles of association to be duly adopted by all necessary actions of the board of directors and the members of the Holdco, duly filed with the registration authority of the Cayman Islands, and approved by Nasdaq or NYSE, as applicable, prior to the Closing (the “Dual Class Capitalization”). The Parties hereto further agree that if the Dual Class Capitalization is adopted prior to Closing, Class B Holdco Shares shall be issued and reserved exclusively for the Founder Shareholders and/or their wholly-owned entities, and Sections 1.3(b) and 1.4 shall be automatically adjusted so that any Holdco Shares to be issued to Founder Shareholders and/or their wholly-owned entities pursuant to these provisions shall be Class B Holdco Shares.

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Article VIII

CONDITIONS TO THE TRANSACTION

8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Mergers shall be subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) EdtechX Stockholder Matters. The Stockholder Matters shall have been duly approved and adopted by the affirmative vote of the EdtechX Stockholders required under EdtechX’s Charter Documents and the applicable provisions of the Corporate Law.

(b) EdtechX Net Tangible Assets. EdtechX shall have at least $5,000,001 of net tangible assets immediately prior to or upon the Closing after taking into account the exercise by Converting Stockholders of their right to convert their shares into a pro rata share of the Trust Fund in accordance with EdtechX’s Charter Documents.

(c) HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers, substantially on the terms contemplated by this Agreement.

(d) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the Holdco Shares to be issued by Holdco in connection with the Mergers and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(e) Registration Statement. The Registration Statement shall have been declared effective by the SEC, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(f) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

8.2 Additional Conditions to Obligations of the Company, Holdco and the Merger Subs. The obligations of the Company, Holdco, and the Merger Subs to consummate and effect the Mergers and the other transactions contemplated hereby shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of EdtechX contained in this Agreement that is (i) qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 7.8, on and as of the Closing Date with the same force and effect as if made on the Closing Date and, (ii) not qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 7.8, on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of EdtechX by an authorized officer of EdtechX (“EdtechX Closing Certificate”).

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(b) Agreements and Covenants. EdtechX shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of EdtechX) does not, or is not reasonably expected to, constitute a Material Adverse Effect with respect to EdtechX (or, after the Closing, the Company and its Subsidiaries), and the EdtechX Closing Certificate shall include a provision to such effect.

(c) Secretary Certificate. The Company shall have received a certificate of the secretary or equivalent officer of each of EdtechX certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of EdtechX authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors adopted in connection with the transactions contemplated hereby, (ii) that attached thereto are certificates of good standing of EdtechX from its jurisdiction of formation and from each state where it is qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of EdtechX authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) Material Adverse Effect. No Material Adverse Effect with respect to EdtechX shall have occurred since the date of this Agreement, and the EdtechX Closing Certificate shall include a provision to such effect.

(e) SEC Compliance. Immediately prior to Closing, EdtechX shall be in compliance with the reporting requirements under the Securities Act and Exchange Act.

(f) Nasdaq Listing. The EdtechX Common Stock and EdtechX Warrants shall continue to be listed on Nasdaq up to the Closing.

(g) Resignations. All of the members of the board of directors of EdtechX and all officers of EdtechX shall have resigned from each of their positions and offices with EdtechX effective as of the Closing, unless such Person is included on Schedule 7.2.

(h) Trust Funds. The Azimut Investment shall have been closed, and the funds contained in the Trust Fund, less amounts paid and to be paid to Converting Stockholders pursuant to Section 7.12(a)(ii)(A), together with the proceeds from the Azimut Investment and the Financing, shall be no less than $30,000,000, which amount shall be reduced to $20,000,000 in the event that the Parties elect to raise less than $10,000,000 in the Financing (the “Minimum Cash Closing Condition”).

(i) Voting Agreement. Holdco, EdtechX and the Sponsors shall have executed and delivered the Voting Agreement.

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(j) Amended Stock Escrow Agreement. The Sponsors shall have executed and delivered an amended and restated stock escrow agreement, pursuant to which any Holdco Shares, Holdco Warrants, or Holdco UPOs issued to the Sponsors pursuant to this Agreement shall be subject to the same transfer restrictions set forth in that certain Stock Escrow Agreement dated October 5, 2018 by and between EdtechX, the Sponsors, Continental, and the other parties thereto.

(k) Amended Registration Rights Agreements. The Sponsors shall have executed and delivered the Amended Registration Rights Agreement.

(l) Support Agreement. The Sponsors and Supporting Shareholders shall have executed and delivered the Support Agreement.

(m) Listing of Share Consideration. Holdco Shares to be issued as Meten Merger Consideration shall have been approved for listing on Nasdaq or NYSE pursuant to Section 7.9, subject to official notice of approval thereof and public holder requirements.

(n) Trust Fund. (i) EdtechX shall have made all necessary arrangements with Continental to cause Continental to disburse all of the funds contained in the Trust Fund available to EdtechX to be released to EdtechX at the Closing Date; (ii) all of such funds in the Trust Fund available to EdtechX shall be released to EdtechX for payment at the Closing Date pursuant to Section 7.12; and (iii) there shall be no claims, suits, actions or proceedings pending or threatened by any Person (not including the Holdco, the Company, the Meten Merger Sub, the EdtechX Merger Sub and their Affiliates) with respect to or against the Trust Funds that would reasonably be expected to have a material adverse effect on EdtechX’s ability to perform its obligations hereunder.

8.3 Additional Conditions to the Obligations of EdtechX. The obligation of EdtechX to consummate and effect the Mergers shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by EdtechX:

(a) Representations and Warranties. Each representation and warranty of the Company, Holdco and the Merger Subs contained in this Agreement that is (i) qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 7.8, on and as of the Closing Date with the same force and effect as if made on the Closing Date and, (ii) not qualified as to “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects correct (A) as of the date of this Agreement and (B) subject to the provisions of Section 7.8, on and as of the Closing Date with the same force and effect as if made on the Closing Date. EdtechX shall have received a certificate with respect to the foregoing signed on behalf of the Company, Holdco and the Merger Subs by an authorized officer of such parties (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company, Holdco and the Merger Subs shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of the Company) does not, or is not reasonably expected to constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

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(c) Secretary Certificate. EdtechX shall have received a certificate of the secretary or equivalent officer of the Company, Holdco and the Merger Subs certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company, Holdco and the Merger Subs authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors adopted in connection with the transactions contemplated hereby, (ii) that attached thereto are certificates of good standing of the Company, Holdco and the Merger Subs, and (iii) the names and signatures of the officers of the Company, Holdco and the Merger Subs authorized to sign this Agreement and the other documents to be delivered hereunder.

(d) Material Adverse Effect. No Material Adverse Effect with respect to the Company, Holdco or the Merger Subs shall have occurred since the date of this Agreement, and the Company Closing Certificate shall include a provision to such effect.

(e) Voting Agreement. The Company and the Founder Shareholders shall have executed and delivered the Voting Agreement.

(f) Lockup Agreements. The Founder Shareholders shall have executed and delivered the Lockup Agreements.

Article IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of EdtechX and the Company at any time;

(b) by either EdtechX or the Company if the Mergers shall not have been consummated by April 1, 2020; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either EdtechX or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, ruling or other action is final and nonappealable;

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(d) by EdtechX, (i) upon a material breach of any representation, warranty, covenant or agreement on the part of the Company, Holdco, or the Merger Subs set forth in this Agreement, or (ii) if any representation or warranty of the Company, Holdco, or the Merger Subs shall have become untrue in any material respects or, if qualified by materiality, in any respects, or (iii) if any of the Company, Holdco, or the Merger Subs fails to comply with, in any material respect, all applicable Legal Requirements, and obtain all required approvals of, of the SEC and Nasdaq or NYSE, as applicable, with respect to the Mergers and other transactions contemplated hereby, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue in any material respects; provided, that if such breach by the Company, Holdco, or the Merger Subs is curable by the Company, Holdco, or the Merger Subs prior to the Closing Date, then EdtechX may not terminate this Agreement under this Section 9.1(d) for thirty (30) days after delivery of written notice from EdtechX to the Company of such breach, provided the Company, Holdco, and the Merger Subs continue to exercise commercially reasonable efforts to cure such breach (it being understood that EdtechX may not terminate this Agreement pursuant to this Section 9.1(d) if it shall have materially breached this Agreement or if such breach by the Company, Holdco, or the Merger Subs is cured during such thirty (30)-day period);

(e) by the Company, (i) upon a material breach of any representation, warranty, covenant or agreement by EdtechX, or (ii) if any representation or warranty of EdtechX shall have become untrue in any material respects or, if qualified by materiality, in any respects, or (iii) if EdtechX fails to comply with, in any material respects, all applicable Legal Requirements, and obtain all required approvals of, of the SEC and Nasdaq or NYSE, as applicable, with respect to the Mergers and other transactions contemplated hereby, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue in any material respects; provided, that if such breach by EdtechX is curable by EdtechX prior to the Closing Date, then the Company may not terminate this Agreement under this Section 9.1(e) for thirty (30) days after delivery of written notice from the Company to EdtechX of such breach, provided EdtechX continues to exercise commercially reasonable efforts to cure such breach (it being understood the Company may not terminate this Agreement pursuant to this Section 9.1(e) if it shall have materially breached this Agreement or if such breach by EdtechX is cured during such thirty (30)-day period);

(f) by either EdtechX or the Company, if, at the Special Meeting (including any adjournments thereof), the Stockholder Matters shall fail to be approved by the affirmative vote of the EdtechX Stockholders required under EdtechX’s Charter Documents and the Corporate Law;

(g) by either EdtechX or the Company if, immediately prior to or upon consummation of the Mergers, EdtechX will have less than $5,000,001 of net tangible assets after taking into account the exercise by the Converting Stockholders of their rights to convert the shares of EdtechX Common Stock held by them into cash in accordance with EdtechX’s Charter Documents;

(h) by the Company if, immediately prior to or on consummation of the Mergers, the Minimum Cash Closing Condition is not met; or

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(i) by either EdtechX or the Company upon a breach by the other Party of the covenants contained in Section 6.3 hereof.

9.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon (or, if the termination is pursuant to Section 9.1(d) or Section 9.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Mergers shall be abandoned, except for and subject to the following: (i) Sections 6.2(a), 7.7, 9.2 and 9.3, and Article XI (General Provisions), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any intentional and willful breach of this Agreement by such Party occurring prior to such termination.

9.3 Fees and Expenses Following Termination.

(a) In the event of the termination of this Agreement (i) by EdtechX pursuant to Section 9.1(d)(iii), then the Company shall pay to EdtechX within two Business Days after such termination, by wire transfer of immediately available funds to an account designated by EdtechX in writing, a fee equal to $125,000, or (ii) or by the Company pursuant to Section 9.1(e)(iii), then EdtechX shall pay to the Company within two Business Days after such termination, by wire transfer of immediately available funds to an account designated by the Company in writing, a fee equal to $125,000.

(b) In the event of the termination of this Agreement (i) by the Company pursuant to Section 9.1(i), then EdtechX shall pay to the Company within two Business Days after such termination, by wire transfer of immediately available funds to an account designated by the Company in writing, a fee equal to $350,000, or (ii) or by EdtechX pursuant to Section 9.1(i), then the Company shall pay to EdtechX within two Business Days after such termination, by wire transfer of immediately available funds to an account designated by EdtechX in writing, a fee equal to $350,000.

(c) The Parties acknowledge and agree that the provisions of this Section 9.3 shall provide a non-exclusive remedy for breaches of representations, warrants, and covenants hereunder, and shall not, and shall not be deemed to, supersede the rights of EdtechX Indemnitees or Company Indemnitees to indemnification for Losses as set forth in Article X or the rights to either Party to specific performance as set forth in Section 11.7. Notwithstanding anything to the contrary elsewhere in this Agreement, the Parties acknowledge and agree that if this Agreement is terminated prior to the Closing, no Party shall be entitled to any right of indemnification under Article X.

(d) Except as otherwise set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Mergers are consummated.

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Article X

Indemnification

10.1 Survival of Representations, Warranties, and Covenants. All of the representations, warranties, covenants, and agreements of the Company, EdtechX Merger Sub, Meten Merger Sub, and Holdco, on the one hand, and EdtechX, on the other hand, contained herein shall survive the Closing and remain in full force and effect for the Survival Period, provided, that any indemnification claim made in writing prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and shall survive until final resolution thereof.

10.2 Indemnification .

(a) EdtechX’s Right to Indemnification. Subject to the terms and conditions of this Article X (including without limitation the limitations set forth in Section 10.6), upon and from the Closing, Holdco, the Surviving Delaware Corporation, and the Surviving Cayman Islands Company and their respective representatives, successors, and permitted assigns (the “EdtechX Indemnitees”) shall be indemnified, defended, and held harmless by the Company Shareholders from and against all Losses (defined below) asserted against, resulting to, imposed upon, or incurred by any EdtechX Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in this Agreement, any Schedule (including, for purposes of this Section 10.2(a)(i), after giving effect to any information disclosed in any supplement or amendment to the Disclosure Schedules delivered pursuant to Section 7.8) or any certificate delivered by the Company to EdtechX pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement.

(b) Company’s Right to Indemnification. Subject to the terms and conditions of this Article X (including without limitation the limitations set forth in Section 10.6), Holdco, the Surviving Delaware Corporation, the Surviving Cayman Islands Corporation, the Company Shareholders and their respective representatives, successors, and permitted assigns (the “Company Indemnitees”) shall be indemnified, defended, and held harmless by EdtechX from and against all Losses (defined below) asserted against, resulting to, imposed upon, or incurred by any Company Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of EdtechX contained in this Agreement, any Schedule (including, for purposes of this Section 10.2(b)(i), after giving effect to any information disclosed in any supplement or amendment to the Disclosure Schedules delivered pursuant to Section 7.8) or any certificate delivered by EdtechX to the Company pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

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(ii) the non-fulfillment or breach of any covenant or agreement of EdtechX contained in this Agreement.

(c) Definition of Losses. As used in this Article X, the term “Losses” includes all direct losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and reasonable expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties, that are ultimately determined to be valid, provided that “Losses” does not include any indirect, special, consequential, or punitive damages or any loss of profit or opportunity damages. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which the EdtechX Indemnitees or Company Indemnitees may be entitled to indemnification pursuant to Article X, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

10.3 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article X with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against an EdtechX Indemnitee by a Person other than the Surviving Cayman Islands Company, on the one hand, or brought against a Company Indemnitee by a Person other than the Surviving Delaware Corporation, on the other hand (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. The EdtechX Committee will give the Company Representative, or the Company Representative will give the EdtechX Committee, as applicable, prompt written notice (a “Notice of Claim”) after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim which Notice of Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance.

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(b) Defense. The Company Representative or the EdtechX Committee, as applicable, shall have the right, at its option (subject to the limitations set forth in Section 10.3(c) below) and at its own expense, by written notice to EdtechX Committee or Company Representative, as applicable, within twenty (20) days of receipt of a Notice of Claim, to assume the entire control of, subject to the right of EdtechX Committee or Company Representative, as applicable, to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the EdtechX Committee or the Company Representative, as applicable, to be the lead counsel in connection with such defense. If the Company Representative or EdtechX Committee, as applicable, is permitted and elects to assume the defense of a Third Party Claim:

(i) such Person shall diligently and in good faith defend such Third Party Claim and shall keep the EdtechX Committee or Company Representative, as applicable, reasonably informed of the status of such defense; provided, however, that the EdtechX Committee or Company Representative, as applicable, shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii) the EdtechX Committee and any EdtechX Indemnitee that is the subject of the Third Party Claim, or the Company Representative and any Company Indemnitee that is the subject of the Third Party Claim, as applicable, shall cooperate fully in all respects with the Company Representative or EdtechX Committee, as applicable, in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, such Persons shall make available to the Company Representative or EdtechX Committee, as applicable, all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Company Representative or EdtechX Committee, as applicable, shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation, or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against an EdtechX Indemnitee or Company Indemnitee, as applicable; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the EdtechX Indemnitee or the Company Indemnitee, as applicable, other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by the Company Representative or EdtechX Committee, as applicable, and shall not affect such Person’s duty or obligations under this Article X, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of such Person to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which such Person is obligated to be greater than such damages would have been had EdtechX Committee or Company Representative, as applicable, prompt notice hereunder. So long as the Company Representative or EdtechX Committee, as applicable, is defending any such action actively and in good faith, the EdtechX Indemnitee or Company Indemnitee, as applicable, shall not settle such action. The Surviving Delaware Corporation shall make available to the Company Representative all relevant records and other relevant materials required by the Company Representative and in the possession or under the control of the Surviving Delaware Corporation, for the use of the Company Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense, and the Surviving Cayman Islands Company shall make available to the EdtechX Committee all relevant records and other relevant materials required by the EdtechX Committee and in the possession or under the control of the Surviving Cayman Islands Company, for the use of the EdtechX Committee and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

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(e) Failure to Defend. If the Company Representative or EdtechX Committee, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, EdtechX Committee or the Company Representative, as applicable, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Company Representative or EdtechX Committee, as applicable, shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f) Indemnitee Rights. Anything in this Section 10.3 to the contrary notwithstanding, (i) the Company Representative shall not, without the written consent of the EdtechX Committee, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the EdtechX Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any EdtechX Indemnitee and (ii) the EdtechX Committee shall not, without the written consent of the Company Representative, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the Company Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any Company Indemnitee.

10.4 Indemnification of Direct Claims. Any action on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by EdtechX Committee by giving the Company Representative a Notice of Claim, or by Company Representative by giving the EdtechX Committee a Notice of Claim, each in accordance with Section 10.3(a) (substituting “Direct Claim” for “Third Party Claim” as applicable). Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Direct Claim and shall not affect the Company Representative’s or EdtechX Committee’s duty or obligations under this Article X, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Company Representative or EdtechX Committee to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Company Representative or EdtechX Committee is obligated to be greater than such damages would have been had such Person given prompt notice hereunder. The Company Representative and its representatives and advisors, or the EdtechX Committee and its representatives and advisors, as applicable, shall have twenty (20) calendar days after its receipt of the Notice of Claim to investigate the matter or circumstance alleged to give rise to the Direct Claim, and the Surviving Delaware Corporation and the EdtechX Committee or the Surviving Cayman Islands Company and Company Representative, as applicable, shall reasonably assist such investigation by giving such information and access to persons or records as the Company Representative or EdtechX Committee may reasonably request. If the Company Representative or EdtechX Committee, as applicable, does not respond to the Notice of Claim within such twenty (20) calendar day period, the Company Representative or EdtechX Committee shall be deemed to have accepted the Direct Claim. If Company Representative or EdtechX Committee rejects the Direct Claim, it shall, within such twenty (20) calendar day period, notify the EdtechX Committee or Company Representative, as applicable, in writing of its rejection, specifying the factual or legal basis therefor, and the parties shall negotiate in good faith to resolve the Direct Claim. If the parties are unable to reach an agreement within ten (10) calendar days after EdtechX Committee’s or Company Representative’s receipt of such rejection notice, EdtechX Committee or Company Representative shall be free to pursue such remedies as may be available to the EdtechX Indemnitee or Company Indemnitee, as applicable, with respect to the Direct Claim, on the terms and subject to the provisions of this Agreement.

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10.5 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article X are recoverable pursuant to contractual indemnification rights or other reimbursement arrangements pursuant to an insurance policy, EdtechX Committee or Company Representative, as applicable, shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that EdtechX Committee or Company Representative shall nevertheless be entitled to bring a claim for indemnification under this Article X in respect of such Losses and the time limitations set forth in Section 10.6 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by an EdtechX Indemnitee or Company Indemnitee for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing. If an EdtechX Indemnitee or Company Indemnitee has received the indemnification required by this Article X in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Company Shareholders or Holdco, as applicable, and shall pay to the Company Shareholders or Holdco, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any indemnification received pursuant to this Article X in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

10.6 Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company, Holdco, or the Merger Subs to EdtechX or by EdtechX to the Company, Holdco, or the Merger Subs in connection with this Agreement (including pursuant to Articles III, IV, or V hereof and the certificates required to be delivered by the Company pursuant to Sections 8.3(a) and (c) and by EdtechX pursuant to Sections 8.2(a) and (c)) shall survive the Closing until the date falling on the first anniversary of the Closing (the “Survival Period”). Any claim set forth in a Notice of Claim sent prior to the expiration of the Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article X shall be brought after the end of the Survival Period.

(b) Limits on Indemnification. In no event shall the Company Shareholders’ aggregate indemnification under this Agreement exceed three and a half percent (3.5%) of the Meten Merger Shares. In no event shall EdtechX’s aggregate indemnification under this Agreement exceed the Indemnification Pool.

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(c) De Minimus Claim. Neither an EdtechX Indemnitee nor a Company Indemnitee may make a claim for indemnification under this Article X if such claim has resulted in a Loss that is less than $200,000 (the “De Minimus Threshold”).

(d) Deductible. No amount shall be payable under this Article X unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $5,000,000 (the “Deductible”), in which case only to the extent of such excess shall be indemnifiable, provided that only claims that have resulted in Losses that exceed the De Minimus Threshold shall be counted towards calculating the Deductible.

(d) Obligation to Mitigate Damages. Nothing in this Agreement restricts or limits the general obligation at law of each indemnified Person to mitigate any Losses.

10.7 Adjustment to Meten Merger Consideration. Amounts paid for indemnification under Article X (either paid by the Company Shareholders or received by the Company Shareholders) shall be deemed to be an adjustment to the Meten Merger Consideration, except as otherwise required by law.

10.8 Payments.

(a) Once a Loss payable to an EdtechX Indemnitee is agreed to by the EdtechX Committee and the Company Representative, or finally adjudicated to be payable pursuant to this Article X (the date on which the amount of Loss under this paragraph (a) or paragraph (b) below is determined, the “Determination Date”), the Company Representative shall cause each Company Shareholder to either (i) forfeit and return to Holdco for cancellation such number of Holdco Shares equal to the Company Shareholder’s pro rata portion (calculated based on their pro rata portion of Meten Merger Shares received pursuant to this Agreement) of the Loss (subject to the aggregate limit set forth in Section 10.6(b)), with such Holdco Shares valued at a price per share equal to the reported closing sale price of the Holdco Shares on Nasdaq or the NYSE, as applicable, on the Determination Date (the “Closing Price”), or (ii) if a Company Shareholder has transferred, sold, or otherwise disposed the Holdco Shares it held, then to promptly pay to Holdco, by wire transfer of immediately available funds, the dollar value of such Company Shareholder’s pro rata portion of the Loss (calculated based on their pro rata portion of Meten Merger Shares received pursuant to this Agreement) (subject to Section 10.6(b) with such Meten Merger Shares valued at the Closing Price when applying Section 10.6(b)). Any amount of Loss payable under this Article X which is not satisfied within thirty (30) days shall accrue interest from and including the Determination Date and including the date such payment has been made at a rate equal to five percent (5%) per annum, compounding daily on the basis of a 360 day year.

(b) Once a Loss payable to a Company Indemnitee is agreed to by EdtechX Committee and the Company Representative, or finally adjudicated to be payable pursuant to this Article X, Holdco shall promptly issue to the Company Shareholders such number of Holdco Shares from the Indemnification Pool equal to the dollar value of the Loss, with such Holdco Shares valued at a price per share equal to the reported closing sale price of the Holdco Shares on Nasdaq or the NYSE, as applicable, on the Determination Date. The number of Holdco Shares each Company Shareholder shall be entitled to receive pursuant to the preceding sentence shall be calculated based on their pro rata portion of the number of Meten Merger Shares received pursuant to this Agreement. Holdco shall reserve and keep available for issuance a sufficient number of unissued Holdco Shares to permit the issuance pursuant this Section 10.8(b).

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10.9 Representative Capacity and Expenses.

(a) The Parties acknowledge that the Company Representative’s obligations under this Article X are solely as a representative of the Company Shareholders. Notwithstanding anything to the contrary contained herein, the Company Representative shall have no liability to the Surviving Cayman Islands Company, or any Company Shareholder, or any Party for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the fraud, gross negligence, or willful misconduct of the Company Representative. The Surviving Cayman Islands Company shall defend, indemnify, and hold harmless the Company Representative for all losses, damages, costs, and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Company Representative of its duties and obligations under this Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the fraud, gross negligence, or willful misconduct of the Company Representative.

(b) The Parties acknowledge that all actions to be taken by the EdtechX Indemnitees pursuant to this Article X shall be taken on their behalf by the EdtechX Committee. Notwithstanding anything to the contrary contained herein, the EdtechX Committee shall have no liability to the Surviving Delaware Corporation or any EdtechX Indemnitee, or any Party for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the fraud, gross negligence, or willful misconduct of the EdtechX Committee. The Surviving Delaware Corporation shall defend, indemnify, and hold harmless the EdtechX Committee for all losses, damages, costs, and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the EdtechX Committee of its duties and obligations under this Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the fraud, gross negligence, or willful misconduct of the EdtechX Committee.

(c) Neither the Company Representative nor the EdtechX Committee shall have any personal responsibility for any expenses incurred by them in their capacities as such and all out-of-pocket expenses incurred by them shall be borne by Holdco.

10.10 Disputes. In any action relating to a dispute of a claim made for indemnification pursuant to this Article X, the prevailing party shall be entitled to recover its reasonable attorney’s fees and other reasonable costs and expenses incurred in connection with such action from the other party.

10.11 Exclusive Remedy. The Parties acknowledge and agree that subject to Section 9.3 the indemnification provided under this Article X shall be the exclusive monetary remedy to the EdtechX Indemnitees, Company Indemnitees and other Parties hereto in respect of any and all matters arising out of, relating to or connected with this Agreement and the transaction contemplated hereunder.

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Article XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to EdtechX, to:

EdtechX Holdings Acquisition Corp.
c/o IBIS Capital Limited
22 Soho Square
London, United Kingdom W1D 4NS
Attention: Mr. Benjamin Vedrenne-Cloquet
Email: bvc@ibiscap.com

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, New York 10174
Attention: David Alan Miller / Jeffrey M. Gallant
E-mail: dmiller@graubard.com / jgallant@graubard.com

if to the Company, EdtechX Merger Sub, Meten Merger Sub, or Holdco to:

Meten International Education Group
3rd Floor, Tower A, Tagen Knowledge & Innovation Center
2nd Shenyun West Road, Nanshan District
Shenzhen, Guangdong Province 518045
The People’s Republic of China
Attention: Yupeng Guo
Email: richard@meten.com

with a copy to:

Luk & Partners
In association with Morgan, Lewis & Bockius
Suites 1902-09, 19th Floor
Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Ning Zhang / Edwin Luk
Email: ning.zhang@morganlewis.com / edwin.luk@morganlewis.com

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11.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by EdtechX or any of its representatives.

11.3 Defined Terms. Terms defined in this Agreement are organized alphabetically in Annex 1. Additionally, for purposes of this Agreement:

“Action” means any action, claim, complaint, petition, suit, investigation, audit, mediation, litigation, arbitration or other proceeding whether civil or criminal, at law or in equity by or before any Governmental Entity or arbitrator.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Hong Kong, PRC are authorized or required by law to close.

“Company ESOP Plan” means the Meten International Education Group 2018 Share Incentive Plan and any other Company equity incentive plans or arrangements.

“Company Intellectual Property” means any Intellectual Property that is owned by the Company, including software and software programs developed by the Company.

“Company Registered Intellectual Property” means all of the Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

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“Company Shareholder Approval” means approval (including by written consent) of this Agreement and the Mergers in accordance with the Company’s Charter Documents and the Companies Law.

“Copyrights” means all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world.

“EdtechX Warrants” means the warrants of EdtechX, each warrant exercisable for one share of EdtechX Common Stock at a price of $11.50 per share, beginning on the Closing Date and expiring on the fifth anniversary of the Closing Date, upon the terms and condition set forth in the Warrant Agreement entered into between EdtechX and Continental Stock Transfer and Trust Company on October 5, 2018 (“Warrant Agreement”).

“Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection, investigation or restoration of the environment, health and safety (in relation to exposure to Hazardous Substances), or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

“Founder Shareholders” means Jishuang Zhao, Siguang Peng, and Yupeng Guo.

“Governmental Action/Filing” means any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any Governmental Entity.

“Governmental Entity” means any government of any nation, state, city, locality, or other political subdivision thereof, or any entity exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government.

“Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“Holdco Shares” means ordinary shares of Holdco.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnification Pool” means an aggregate of 1,693,706 Holdco Shares.

“Insider” means any individual who is an officer or director of the Company or any of its Subsidiaries.

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“Insurance Policies” means all material insurance policies and material fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors.

“Intellectual Property” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“knowledge” means actual knowledge or awareness as to a specified fact or event (i) in the case of the Company, Holdco or the Merger Subs, of the Founder Shareholders and (ii) in the case of EdtechX, of Benjamin Vedrenne-Cloquet, Charles McIntyre, or Rory Henson.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

“Material Adverse Effect” when used in connection with the Company, EdtechX, Holdco, or the Merger Subs, as the case may be, means any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, that has a materially adverse effect on the business or financial condition of the Company and its Subsidiaries, Holdco and the Merger Subs, taken as whole, or EdtechX, as applicable, provided however that none of the following (or the effect of any of the following) alone or in combination shall be deemed, in and of itself, to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (i) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (ii) earthquakes, hurricanes, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements, U.S. GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy or any development or effect of any investigation, audit or review of the Company or any of its Subsidiaries by any Governmental Entity commencing from and after the date hereof, (iv) general conditions in the industries in which the Company or any of its Subsidiaries operate, or (v) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; provided, however, in the case of the foregoing clauses (i), (ii), (iii), and (iv), in the event that the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which the Company and its Subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect.

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“Patents” means all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other governmental or quasi-governmental charges, in each case, not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP on the financial statements, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business and not delinquent, (iii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected land or building by the Company or its Subsidiaries, (iv) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to have a Material Adverse Effect, (v) with respect to any leased real property, (a) the interests and rights of the respective lessors with respect thereto and (b) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (vi) Liens disclosed in the Company Schedule or the EdtechX Schedule, (vii) Liens (other than monetary liens) incurred in the ordinary course of business since the date of the most recent Financial Statement, and (viii) licenses to Intellectual Property granted in the ordinary course of business.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“PRC” means the People’s Republic of China but solely for purposes of this Agreement and the other Transaction Documents, does not include Hong Kong, the Special Administrative Region of Macau and the territory of Taiwan.

“Sponsors” means Charles McIntyre, Benjamin Vedrenne-Cloquet, IBIS Capital Sponsor LLC, IBIS Capital Sponsor II LLC, Azimut Enterprises Holdings S.r.l., and Cofircont Compagnia Fiduciaria S.r.l.

“Tax” or “Taxes” refers to any and all federal, provincial, state, local or foreign taxes, including, without limitation, income, gross receipts, payroll, employment, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including FICA), unemployment, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

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“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Trademarks” means trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor.

“U.S. GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

11.4 Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and any of their respective Affiliates with respect to the transactions contemplated hereby; and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement, including Section 7.10). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement.

11.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.7 shall not be required to provide any bond or other security in connection with any such injunction.

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11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands, in respect of which the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: (i) the Meten Merger; (ii) the vesting of the undertaking, property and liabilities of the Company in the Surviving Cayman Islands Company; (iii) the conversion of the Company Ordinary Shares; and (iv) the internal corporate affairs of the Company and Holdco.

11.9 Consent to Jurisdiction; WAIVER OF TRIAL BY JURY; Service of Process. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts of the State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each Party hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement or the transactions contemplated hereby (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by applicable law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

11.10 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

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11.11 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.12 Amendment. This Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of the Parties. The approval of this Agreement by the stockholders of any Party shall not restrict the ability of the board of directors of such Party to terminate this Agreement in accordance with Section 9.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.12.

11.13 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.14 Currency. All references to currency amounts in this Agreement shall mean United States dollars.

11.15 Schedules. The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is reasonably apparent on its face that such disclosure is also applicable to such other Sections of this Agreement. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

77

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

EDTECHX HOLDINGS ACQUISITION CORP.

By:	/s/ Benjamin Vedrenne-Cloquet
Name: Benjamin Vedrenne-Cloquet
Title: Chief Executive Officer

METEN EDTECHX EDUCATION GROUP LTD.

By:	/s/ Yupeng Guo
Name: Yupeng Guo
Title: Director

METEN EDUCATION INC.

By:	/s/ Yupeng Guo
Name: Yupeng Guo
Title: Director

METEN EDUCATION GROUP LTD.

By:	/s/ Yupeng Guo
Name: Yupeng Guo
Title: Director

METEN INTERNATIONAL EDUCATION GROUP

By:	/s/ Yupeng Guo
Name: Yupeng Guo
Title: Director

78

Annex 1

Defined Terms

“Action”	Section 11.3
“Affiliate”	Section 11.3
“Agreement”	Preamble
“Amended Registration Rights Agreement”	Section 7.13(b)
“Approvals”	Section 3.1(a)
“Assumed Option”	Section 1.3(a)
“Audited Financial Statements”	Section 3.8(a)
“Azimut”	Section 4.26
“Azimut Consent”	Section 4.26
“Azimut FPC”	Section 4.26
“Azimut Investment”	Section 4.26
“Azimut Investment Amount”	Section 7.21
“Business Day”	Section 11.3
“Cash Consideration”	Section 1.3(c)
“Charter Amendments Proposals”	Section 7.1(a)
“Charter Documents”	Section 3.1(a)
“Class A Holdco Shares”	Section 7.25
“Class B Holdco Shares”	Section 7.25
“Closing”	Section 2.6
“Closing Date”	Section 2.6
“Closing Form 8-K”	Section 7.4(c)
“Closing Form 20-F”	Section 7.4(d)
“Closing Press Release”	Section 7.4(c)
“Closing Price”	Section 10.8(a)
“Code”	Recital E
“Companies Law”	Recital A
“Company”	Preamble
“Company Closing Certificate”	Section 8.3(a)
“Company Contracts”	Section 3.20(a)
“Company Convertible Securities”	Section 3.3(b)
“Company ESOP Plan”	Section 11.3
“Company Financial Statements”	Section 3.8(a)
“Company Intellectual Property”	Section 11.3
“Company Ordinary Shares”	Section 1.3(a)
“Company Ordinary Share Certificate”	Section 1.3(b)
“Company Projections”	Section 3.8(e)
“Company Registered Intellectual Property”	Section 11.3
“Company Representative”	Section 1.11(b)
“Company Schedule”	Article III Preamble
“Company Shareholder Approval”	Section 11.3
“Company Shareholder Meeting”	Section 7.16
“Company Shareholders”	Section 1.4(a)
“Confidential Information”	Section 6.2(a)

“Continental”	Section 4.24
“Contingent Shares”	Section 1.3(b)
“Converting Stockholder”	Section 2.3(a)
“Copyrights”	Section 11.3
“Corporate Law”	Recital A
“Deductible”	Section 10.6(d)
“De Minimus Threshold”	Section 1.6(c)
“Determination Date”	Section 10.8(a)
“Direct Claim”	Section 10.4
“Director Proposal”	Section 7.1(a)
“Disclosing Party”	Section 6.2(a)
“Dual Class Capitalization”	Section 7.25
“Earnout Condition(s)”	Section 1.10
“EdtechX”	Preamble
“EdtechX Audited Financial Statements”	Section 4.7(a)
“EdtechX Closing Certificate”	Section 8.2(a)
“EdtechX Indemnitees”	Section 10.2(a)
“EdtechX Committee”	Section 1.11(a)
“EdtechX Common Stock”	Section 2.3(a)
“EdtechX Common Stock Certificate”	Section 2.3(a)
“EdtechX Contracts”	Section 4.19(a)
“EdtechX Convertible Securities”	Section 4.3(b)
“EdtechX Financial Statements”	Section 4.7(a)
“EdtechX Merger”	Recital A
“EdtechX Merger Sub”	Preamble
“EdtechX Preferred Stock”	Section 4.3(a)
“EdtechX Schedule”	Article IV Preamble
“EdtechX SEC Reports”	Section 4.7(a)
“EdtechX Securities”	Section 2.3(c)
“EdtechX Stockholders”	Section 2.3(a)
“EdtechX Stock Options”	Section 4.3(b)
“EdtechX Unaudited Financial Statements”	Section 4.7(a)
“EdtechX UPOs”	Section 2.3(c)
“EdtechX Warrants”	Section 11.3
“Eligible Company Shareholder”	Section 1.10(a)
“Environmental Law”	Section 11.3
“ESOP Shares”	Section 1.3(a)
“Exchange Act”	Section 3.5(b)
“Exchange Shares”	Section 1.3(a)
“Existing Registration Rights Agreement”	Section 7.13(b)
“Final Prospectus”	Section 7.7
“Financing”	Section 7.20
“First Effective Time”	Section 1.1
“Founder Shareholders”	Section 11.3
“Governmental Action/Filing”	Section 11.3
“Governmental Entity”	Section 11.3

“Hazardous Substance”	Section 11.3
“Holdco”	Preamble
“Holdco Shares”	Section 11.3
“Holdco UPO”	Section 2.3(c)
“Holdco Warrant”	Section 2.3(b)
“Hong Kong”	Section 11.3
“HSR Act”	Section 3.5(b)
“Indemnification Pool”	Section 11.3
“Insider”	Section 11.3
“Insurance Policies”	Section 11.3
“Intellectual Property”	Section 11.3
“Key Employees”	Section 3.13(b)
“knowledge”	Section 11.3
“Legal Requirements”	Section 11.3
“Letter of Transmittal”	Section 1.4(a)
“Lien”	Section 11.3
“Lockup Agreements”	Section 7.14
“Losses”	Section 10.2(c)
“Material Adverse Effect”	Section 11.3
“Material Company Contracts”	Section 3.20(a)
“Measurement Date”	Section 1.10(a)
“Mergers”	Recital A
“Merger Documents”	Section 2.6
“Merger Subs”	Preamble
“Merger Proposal”	Section 7.1(a)
“Meten Merger”	Recital A
“Meten Merger Consideration”	Section 1.3(b)
“Meten Merger Shares”	Section 1.3(b)
“Meten Merger Sub”	Preamble
“Minimum Cash Closing Condition”	Section 8.2(h)
“Nasdaq”	Section 4.22
“Notice of Claim”	Section 10.3(a)
“NYSE”	Section 7.9
“Option”	Section 1.3(a)
“Party/Parties”	Preamble
“Patents”	Section 11.3
“Permits”	Section 3.7
“Permitted Liens”	Section 11.3
“Person”	Section 11.3
“Personal Property”	Section 3.15(b)
“Plan”	Section 3.12(a)
“PRC”	Section 11.3
“Sponsors”	Section 11.3
“Recipient”	Section 6.2(a)
“Registration Rights Agreement”	Section 7.13(a)
“Registration Statement”	Section 7.1(a)

“Reviewable Document”	Section 7.5(a)
“Rollover ESOP Shares”	Section 1.3(a)
“SEC”	Recital B
“SEC Approval Date”	Section 7.1(b)
“Second Effective Time”	Section 2.1
“Securities Act”	Section 3.5(b)
“Signing Form 8-K”	Section 7.4(a)
“Signing Press Release”	Section 7.4(b)
“Special Meeting”	Section 7.1(a)
“Stockholder Matters”	Section 7.1(a)
“Subsidiaries”	Section 3.2(a)
“Support Agreement”	Section 1.12
“Supporting Shareholders”	Section 1.12
“Surviving Cayman Islands Company”	Recital A
“Surviving Delaware Corporation”	Recital A
“Survival Period”	Section 10.6(a)
“Tax/Taxes”	Section 11.3
“Tax Return”	Section 11.3
“Third Party Claim”	Section 10.3
“Trademarks”	Section 11.3
“Trust Fund”	Section 4.24
“Unaudited Financial Statements”	Section 3.8(a)
“U.S. GAAP”	Section 11.3
“Voting Agreement”	Section 7.18
“Working Capital Loan”	Section 7.11

Exhibit A

Form of Registration Rights Agreement

Exhibit B

Form of Voting Agreement

Exhibit C

Form of Support Agreement

Exhibit D

Form of Plan of Merger

A-1

Annex B

 THE COMPANIES LAW

EXEMPTED COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Meten EdtechX Education Group Ltd.

(Adopted by special resolution passed on [●], 2020 and effective on [●])

1.	The name of the Company is Meten EdtechX Education Group Ltd..

2.	The Registered Office of the Company shall be at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.
3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and shall include, but without limitation:

(a)	to act and to perform all the functions of a holding company in all its branches and to coordinate the policy and administration of any subsidiary company or companies wherever incorporated or carrying on business or of any group of companies of which the Company or any subsidiary company is a member or which are in any manner controlled directly or indirectly by the Company;

(b)	to act as an investment company and for that purpose to subscribe, acquire, hold, dispose, sell, deal in or trade upon any terms, whether conditionally or absolutely, shares, stock, debentures, debenture stock, annuities, notes, mortgages, bonds, obligations and securities, foreign exchange, foreign currency deposits and commodities, issued or guaranteed by any company wherever incorporated, or by any government, sovereign, ruler, commissioners, public body or authority, supreme, municipal, local or otherwise, by original subscription, tender, purchase, exchange, underwriting, participation in syndicates or in any other manner and whether or not fully paid up, and to meet calls thereon.
4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Law (Revised).
5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.
6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.
7.	The liability of each member is limited to the amount from time to time unpaid on such member's shares.
8.	The share capital of the Company is US$[50,000] divided into [500,000,000] shares of a nominal or par value of US$[0.0001] each which shall, subject to the rights of the Board to deal with the unissued shares of the Company in accordance with Articles 8 and 12 of the Articles of Association, comprise (a) [*] Class A ordinary share and (b) [*] Class B ordinary shares, with the power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said share capital subject to the provisions of the Companies Law (Revised) and the Articles of Association of the Company and to issue any part of its capital, whether original, redeemed or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.
9.	The Company may exercise the power contained in the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

B-1

The Companies Law (Revised)

Company Limited by Shares

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

METEN EDTECHX EDUCATION GROUP LTD.

(Adopted by way of a Special Resolution passed on [●], 2020 and effective on [●])

i

INTERPRETATION

TABLE A

1.	The regulations in Table A in the Schedule to the Companies Law (Revised) do not apply to the Company.

INTERPRETATION

2.	(1) In these Articles, unless the context otherwise requires, the words standing in the first column of the following table shall bear the meaning set opposite them respectively in the second column.

WORD	MEANING

“Affiliate”	with respect to any person, means another person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person. With respect to a natural person, “Affiliate” shall also mean such person’s spouse, parents, children and siblings, whether by blood, marriage or adoption or anyone residing in such person’s home.

“Audit Committee”	the audit committee of the Company formed by the Board pursuant to Article 128 hereof, or any successor audit committee.

“Auditor”	the independent auditor of the Company which shall be an internationally recognized firm of independent accountants.

“Articles”	these Articles in their present form or as supplemented or amended or substituted from time to time.

“Board” or “Directors”	the board of directors of the Company or the directors present at a meeting of directors of the Company at which a quorum is present.

“Chairman”	means the chairman of the Board of Directors.

“Class A Ordinary Share”	an Ordinary Share of a par value of $[0.0001] in the share capital of the Company, designated as a Class A Ordinary Share and having the rights provided for in these Articles.

“Class B Ordinary Share”	an Ordinary Share of a par value of [$0.0001] in the share capital of the Company, designated as a Class B Ordinary Share and having the rights provided for in these Articles.

“clear days”	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

“clearing house”	a clearing house recognised by the laws of the jurisdiction in which the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	Meten EdtechX Education Group Ltd.

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“Competent Regulatory Authority”	a competent regulatory authority in the territory where the shares of the Company (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such territory.

“Debenture” and “Debenture Holder”	include debenture and debenture holders, respectively.

“Designated Stock Exchange”	[NASDAQ Capital Markets][New York Stock Exchange]

“dollars” and “$”	dollars, the legal currency of the United States of America.

“electronic”	has the meaning given to it in the Electronic Transactions Law and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor.

“Electronic Communication”	electronic posting to the Company’s website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by the Board.

“Electronic Transactions	the Electronic Transactions Law (2003 Revision) of the
Law”	Cayman Islands and any statutory amendment or re-enactment thereof.

“Electronic Record”	has the meaning given to it in the Electronic Transactions Law and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor.

“Exchange Act”	the Securities Exchange Act of 1934, as amended.

“Head Office”	such office of the Company as the Directors may from time to time determine to be the principal office of the Company.

“Law”	The Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands.

“Member”	a duly registered holder from time to time of the shares in the share capital of the Company.

“Memorandum of Association”	the memorandum of association of the Company, as amended or substituted from time to time.

“month”	a calendar month.

2

“Notice”	written notice unless otherwise specifically stated and as further defined in these Articles.

“Office”	the registered office of the Company for the time being.

“Ordinary Resolution”	a resolution shall be an ordinary resolution when it has been passed by a simple majority of votes cast by such Members as, being entitled so to do, vote in person or, in the case of any Member being a corporation, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which Notice has been duly given in accordance with these Articles;

“Ordinary Share”	means a Class A Ordinary Share or a Class B Ordinary Share.

“paid up”	paid up or credited as paid up.

“Person”	any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires.

“Register”	the principal register and where applicable, any branch register of Members of the Company to be maintained at such place within or outside the Cayman Islands as the Board shall determine from time to time.

“Registration Office”	in respect of any class of share capital such place as the Board may from time to time determine to keep a branch register of Members in respect of that class of share capital and where (except in cases where the Board otherwise directs) the transfers or other documents of title for such class of share capital are to be lodged for registration and are to be registered.

“SEC”	the United States Securities and Exchange Commission.

“Seal”	common seal or any one or more duplicate seals of the Company (including a securities seal) for use in the Cayman Islands or in any place outside the Cayman Islands.

“Secretary”	any Person, firm or corporation appointed by the Board to perform any of the duties of secretary of the Company and includes any assistant, deputy, temporary or acting secretary.

“Share Premium Account”	the share premium account established in accordance with these Articles and the Law.

3

“Special Resolution”	a resolution shall be a special resolution passed in accordance with the Law, being a resolution passed by not less than two-thirds (2/3) of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which Notice has been given in accordance with these Articles specifying (without prejudice to the power contained in these Articles to amend the same) the intention to propose the resolution as a special resolution, has been duly given.

a Special Resolution shall be effective for any purpose for which an Ordinary Resolution is expressed to be required under any provision of these Articles or the Statutes.

“Statutes”	the Law and every other law of the Legislature of the Cayman Islands for the time being in force applying to or affecting the Company, its Memorandum of Association and/or these Articles.

“year”	a calendar year.

(2) In these Articles, unless there be something within the subject or context inconsistent with such construction:

(a).	words importing the singular include the plural and vice versa;

(b).	words importing a gender include both gender and the neuter;

(c).	words importing Persons include companies, associations and bodies of Persons whether corporate or not;

(d).	the words:

a.	“may” shall be construed as permissive;

b.	“shall” or “will” shall be construed as imperative;

(e).	expressions referring to writing shall, unless the contrary intention appears, be construed as including printing, lithography, photography and other modes of representing words or figures in a visible form, and including where the representation takes the form of electronic display, provided that both the mode of service of the relevant document or notice and the Member’s election comply with all applicable Statutes, rules and regulations;

4

(f).	references to any law, ordinance, statute or statutory provision shall be interpreted as relating to any statutory modification or re-enactment thereof for the time being in force;

(g).	save as aforesaid words and expressions defined in the Statutes shall bear the same meanings in these Articles if not inconsistent with the subject in the context;

(h).	references to a document being executed include references to it being executed under hand or under seal or by electronic signature or by any other method and references to a notice or document include a notice or document recorded or stored in any digital, electronic, electrical, magnetic or other retrievable form or medium and information in visible form whether having physical substance or not;

(i).	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record or an Electronic Communication;

(j).	Section 8 and 19(3) of the Electronic Transactions Law shall not apply to these Articles to the extent it imposes obligations or requirements in addition to those set out in these Articles.

SHARE CAPITAL

3.	(1) The share capital of the Company at the date on which these Articles come into effect shall be divided into Ordinary Shares of a par value of $[0.0001] each.

(2) Subject to the Law, the Company’s Memorandum of Association and Articles and, where applicable, the rules of the Designated Stock Exchange and/or any Competent Regulatory Authority, any power of the Company to purchase or otherwise acquire its own shares shall be exercisable by the Board in such manner, upon such terms and subject to such conditions as it thinks fit.

(3) No share shall be issued to bearer.

ALTERATION OF SHARE CAPITAL

4.	The Company may from time to time by Ordinary Resolution in accordance with the Law alter the conditions of its Memorandum of Association to:

(a)	increase its share capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	without prejudice to the powers of the Board under Article 12, divide its shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Board may determine provided always that, for the avoidance of doubt, where a class of shares has been authorized by the Members no resolution of the Members in general meeting is required for the issuance of shares of that class and the Board may issue shares of that class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such shares and where the equity share capital includes shares with different voting rights, the designation of each class of shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

5

(d)	sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Memorandum of Association (subject, nevertheless, to the Law), and may by such resolution determine that, as between the holders of the shares resulting from such sub-division, one or more of the shares may have any such preferred, deferred or other rights or be subject to any such restrictions as compared with the other or others as the Company has power to attach to unissued or new shares;

(e)	cancel any shares which, at the date of the passing of the resolution, have not been taken, or agreed to be taken, by any Person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares, without par value, diminish the number of shares into which its share capital is divided.

5.	The Board may settle as it considers expedient any difficulty which arises in relation to any consolidation and division under Article 4 and in particular but without prejudice to the generality of the foregoing may issue certificates in respect of fractions of shares or arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise some Persons to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

6.	The Company may from time to time by Special Resolution, subject to any confirmation or consent required by the Law, reduce its share capital or any capital redemption reserve in any manner permitted by the Law.

7.	Except so far as otherwise provided by the conditions of issue, or by these Articles, any share capital raised by the creation of new shares shall be treated as if it formed part of the original share capital of the Company, and such shares shall be subject to the provisions contained in these Articles with reference to the payment of calls and instalments, transfer and transmission, forfeiture, lien, cancellation, surrender, voting and otherwise.

6

SHARE RIGHTS

8.	(1) Subject to the provisions of the Law, the rules of the Designated Stock Exchange and the Memorandum of Association and Articles and to any special rights conferred on the holders of any shares or class of shares, and without prejudice to Article 12 hereof, any share in the Company (whether forming part of the present share capital or not) may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of share capital or otherwise as the Board may determine, including without limitation on terms that they may be, or at the option of the Company or the holder are, liable to be redeemed on such terms and in such manner, including out of share capital, as the Board may deem fit.

(2) Subject to the provisions of the Law, the rules of the Designated Stock Exchange and the Memorandum of Association and Articles and to any special rights conferred on the holders of any shares or class of shares, and without prejudice to Article 12 hereof, any preferred shares may be issued or converted into shares that, at a designated date or at the option of the Company or the holder if so authorised by its Memorandum of Association, are liable to be redeemed on such terms and in such manner as may be determined, before the issue or conversion of such shares, by either the Board or by the Members by Special Resolution. Where the Company purchases for redemption a redeemable share, purchases not made through the market or by tender shall be limited to a maximum price as may from time to time be determined by the Board, either generally or with regard to specific purchases. If purchases are by tender, tenders shall comply with applicable laws and the rules of the Designated Stock Exchange.

9.	Subject to Article 8(1), the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into Ordinary Shares which shall carry equal rights and rank pari passu with one another.

VARIATION OF RIGHTS

10.	Subject to the Law and without prejudice to Article 8, all or any of the special rights for the time being attached to the shares or any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, from time to time (whether or not the Company is being wound up) be varied, modified or abrogated with the sanction of the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class or a Special Resolution passed at a separate general meeting of the holders of the shares of that class. To every such separate general meeting all the provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply, but so that:

(a)	separate general meetings of the holders of a class or series of shares may be called only by (i) the Chairman of the Board, or (ii) a majority of the Board (unless otherwise specifically provided by the terms of issue of the shares of such class or series). Nothing in this Article 10 shall be deemed to give any Member or Members the right to call a class or series meeting;

7

(b)	the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a Person or Persons (or in the case of a Member being a corporation, its duly authorized representative) together holding or representing by proxy not less than one-third of the voting power of the issued shares of that class;

(c)	every holder of shares of the class shall be entitled on a poll to one vote for every such share held by him; and

(d)	any holder of shares of the class present in person or by proxy or authorised representative may demand a poll.

11.	The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares ranking pari passu therewith.

SHARES

12.	(1) Subject to the Law, these Articles and, where applicable, the rules of the Designated Stock Exchange and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, the unissued shares of the Company (whether forming part of the original or any increased share capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such Persons, at such times and for such consideration and upon such terms and conditions as the Board may in its absolute discretion determine but so that no shares shall be issued at a discount to par value. In particular and without prejudice to the generality of the foregoing, the Board is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by the Law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by the Law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series.

(2) Neither the Company nor the Board shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make, or make available, any such allotment, offer, option or shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Board, be unlawful or impracticable. Members affected as a result of the foregoing sentence shall not be, or be deemed to be, a separate class of members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders of preferred shares or Ordinary Shares shall be a prerequisite to the issuance of any shares of any class or series of the preferred shares authorized by and complying with the conditions of the Memorandum of Association and Articles.

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(3) The Board may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the share capital of the Company on such terms as it may from time to time determine.

13.	The Company may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by the Law. Subject to the Law, the commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one and partly in the other.

14.	Except as required by the Law, no Person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any fractional part of a share or (except only as otherwise provided by these Articles or by the Law) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

15.	Subject to the Law and these Articles, the Board may at any time after the allotment of shares but before any Person has been entered in the Register as the Member, recognise a renunciation thereof by the allottee in favour of some other Person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Board considers fit to impose.

CLASS A ORDINARY SHARES AND CLASS B ORDINARY SHARES

16.	Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B ordinary share shall entitle the holder thereof to ten (10) votes on all matters subject to vote at general meetings of the Company.

17.	Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

18.	Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to these Articles shall be effected by means of the re-designation and re-classification of each relevant Class B Ordinary Share as a Class A Ordinary Share. Such conversion shall become effective forthwith upon entries being made in the Register to record the re-designation of the relevant Class B Ordinary Shares as Class A Ordinary Shares.

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19.	Upon any sale, transfer, assignment or disposition of any Class B Ordinary Share by a Member to any Person who is not an Affiliate of such Member, or upon a change of ultimate beneficial ownership of any Class B Ordinary Share to any Person who is not an Affiliate of the registered Member of such Share, such Class B Ordinary Share shall be automatically and immediately converted into one Class A Ordinary Share. For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in its Register; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any Class B Ordinary Shares to secure a holder’s contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in the third party holding legal title to the relevant Class B Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares; and (iii) the termination of directorship on the Board or employment as an executive officer with the Company of any holder of any Class B Ordinary Shares shall not trigger the automatic conversion contemplated under this Article 19. For purpose of this Article 19, “beneficial ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

20.	Save and except for voting rights and conversion rights as set out in Articles 16 to 21 (inclusive), the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

21.	Upon conversion, the Company shall allot and issue the relevant Class A Ordinary Shares to the converting Member, enter or procure the entry of the name of the relevant holder of Class B Ordinary Shares as the holder of the relevant number of Class A Ordinary Shares resulting from the conversion of the Class B Ordinary Shares, in, and make any other necessary and consequential changes to, the register of Members and shall procure that certificates in respect of the relevant Class A Ordinary Shares, together with a new certificate for any unconverted Class B Ordinary Shares, comprised in the certificate(s) surrendered by the holder of the Class B Ordinary Shares are issued to the holders of the Class A Ordinary Shares and Class B Ordinary Shares.

SHARE CERTIFICATES

22.	A share certificate may, but need not, be issued under the Seal or a facsimile thereof and shall specify the number and class and distinguishing numbers (if any) of the shares to which it relates, and the amount paid up thereon and may otherwise be in such form as the Board may from time to time determine. No certificate shall be issued representing shares of more than one class. The Board may by resolution determine, either generally or in any particular case or cases, that any signatures on any such certificates (or certificates in respect of other securities) need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon.

23.	(1) In the case of a share held jointly by several Persons, the Company shall not be bound to issue more than one certificate therefor and delivery of a certificate to one of several joint holders shall be sufficient delivery to all such holders.

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(2) Where a share stands in the names of two or more Persons, the Person first named in the Register shall as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company, except the transfer of the shares, be deemed the sole holder thereof.

24.	Every Person whose name is entered, upon an allotment of shares, as a Member in the Register shall be entitled, without payment, to receive one certificate for all such shares of any one class or several certificates each for one or more of such shares of such class upon payment for every certificate after the payment of such reasonable out-of-pocket expenses as the Board from time to time determines, provided however, the Company is not obligated to issue a share certificate to a Members unless the Member requests it from the Company.

25.	Upon request by a Member, a share certificates shall be issued within the relevant time limit as prescribed by the Law or as the Designated Stock Exchange may from time to time determine, whichever is the shorter, after allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgment of a transfer with the Company.

26.	(1) Upon every transfer of shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate may be issued to the transferee in respect of the shares transferred to him at such fee as is provided in paragraph (2) of this Article 26. If any of the shares included in the certificate so given up shall be retained by the transferor a new certificate for the balance may be issued to him at the aforesaid fee payable by the transferor to the Company in respect thereof.

(2) The fee referred to in paragraph (1) above shall be an amount not exceeding the relevant maximum amount as the Designated Stock Exchange may from time to time determine provided that the Board may at any time determine a lower amount for such fee.

27.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed a new certificate representing the same shares may be issued to the relevant Member upon request and on payment of such fee as the Board may determine and, subject to compliance with such terms (if any) as to evidence and indemnity and to payment of the costs and reasonable out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of damage or defacement, on delivery of the old certificate to the Company provided always that where share warrants have been issued, no new share warrant shall be issued to replace one that has been lost unless the Board has determined that the original has been destroyed.

LIEN

28.	The Company shall have a first and paramount lien on every share that is not a fully paid share, for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share. The Company shall also have a first and paramount lien on every share that is not a fully paid share registered in the name of a Member (whether or not jointly with other Members) for all amounts of money presently payable by such Member or his estate to the Company whether the same shall have been incurred before or after notice to the Company of any equitable or other interest of any Person other than such member, and whether the payment or discharge of the same shall have actually become due or not, and notwithstanding that the same are joint debts or liabilities of such Member or his estate and any other Person, whether a Member of the Company or not. The Company’s lien on a share shall extend to all dividends or other moneys payable thereon or in respect thereof. The Board may at any time, generally or in any particular case, waive any lien that has arisen or declare any share exempt in whole or in part, from the provisions of this Article 28.

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29.	Subject to these Articles, the Company may sell in such manner as the Board determines any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable, or the liability or engagement in respect of which such lien exists is liable to be presently fulfilled or discharged nor until the expiration of fourteen (14) clear days after a Notice, stating and demanding payment of the sum presently payable, or specifying the liability or engagement and demanding fulfilment or discharge thereof and giving notice of the intention to sell in default, has been served on the registered holder for the time being of the share or the Person entitled thereto by reason of his death or bankruptcy.

30.	The net proceeds of the sale shall be received by the Company and applied in or towards payment or discharge of the debt or liability in respect of which the lien exists, so far as the same is presently payable, and any residue shall, subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale, be paid to the Person entitled to the share at the time of the sale. To give effect to any such sale the Board may authorise some Person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares so transferred and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

CALLS ON SHARES

31.	Subject to these Articles and to the terms of allotment, the Board may from time to time make calls upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium), and each Member shall (subject to being given at least fourteen (14) clear days’ Notice specifying the time and place of payment) pay to the Company as required by such notice the amount called on his shares. A call may be extended, postponed or revoked in whole or in part as the Board determines but no Member shall be entitled to any such extension, postponement or revocation except as a matter of grace and favour.

32.	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed and may be made payable either in one lump sum or by instalments.

33.	A Person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made. The joint holders of a share shall be jointly and severally liable to pay all calls and instalments due in respect thereof or other moneys due in respect thereof.

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34.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest on the amount unpaid from the day appointed for payment thereof to the time of actual payment at such rate (not exceeding twenty per cent. (20%) per annum) as the Board may determine, but the Board may in its absolute discretion waive payment of such interest in whole or in part.

35.	No Member shall be entitled to receive any dividend or bonus or to be present and vote (save as proxy for another Member) at any general meeting either personally or by proxy, or be reckoned in a quorum, or exercise any other privilege as a Member until all calls or instalments due by him to the Company, whether alone or jointly with any other Person, together with interest and expenses (if any) shall have been paid.

36.	On the trial or hearing of any action or other proceedings for the recovery of any money due for any call, it shall be sufficient to prove that the name of the Member sued is entered in the Register as the holder, or one of the holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book, and that notice of such call was duly given to the Member sued, in pursuance of these Articles; and it shall not be necessary to prove the appointment of the Directors who made such call, nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

37.	Any amount payable in respect of a share upon allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and payable on the date fixed for payment and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call duly made and notified.

38.	On the issue of shares the Board may differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

39.	The Board may, if it thinks fit, receive from any Member willing to advance the same, and either in money or money’s worth, all or any part of the moneys uncalled and unpaid or instalments payable upon any shares held by him and upon all or any of the moneys so advanced (until the same would, but for such advance, become presently payable) pay interest at such rate (if any) as the Board may decide. The Board may at any time repay the amount so advanced upon giving to such Member not less than one month’s Notice of its intention in that behalf, unless before the expiration of such notice the amount so advanced shall have been called up on the shares in respect of which it was advanced. Such payment in advance shall not entitle the holder of such share or shares to participate in respect thereof in a dividend subsequently declared.

FORFEITURE OF SHARES

40.	(1) If a call remains unpaid after it has become due and payable the Board may give to the Person from whom it is due not less than fourteen (14) clear days’ Notice:

(a)	requiring payment of the amount unpaid together with any interest which may have accrued and which may still accrue up to the date of actual payment; and

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(b)	stating that if the Notice is not complied with the shares on which the call was made will be liable to be forfeited.

(2) If the requirements of any such notice are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect, and such forfeiture shall include all dividends and bonuses declared in respect of the forfeited share but not actually paid before the forfeiture.

41.	When any share has been forfeited, notice of the forfeiture shall be served upon the Person who was before forfeiture the holder of the share. No forfeiture shall be invalidated by any omission or neglect to give such notice.

42.	The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Articles to forfeiture will include surrender.

43.	Any share so forfeited shall be deemed the property of the Company and may be sold, re-allotted or otherwise disposed of to such Person, upon such terms and in such manner as the Board determines, and at any time before a sale, re-allotment or disposition the forfeiture may be annulled by the Board on such terms as the Board determines.

44.	A Person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares but nevertheless shall remain liable to pay the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the shares, with, if the Board shall in its discretion so requires, interest thereon from the date of forfeiture until payment at such rate (not exceeding twenty per cent. (20%) per annum) as the Board determines. The Board may enforce payment thereof if it thinks fit, and without any deduction or allowance for the value of the forfeited shares, at the date of forfeiture, but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares. For the purposes of this Article 44 any sum which, by the terms of issue of a share, is payable thereon at a fixed time which is subsequent to the date of forfeiture, whether on account of the nominal value of the share or by way of premium, shall notwithstanding that time has not yet arrived be deemed to be payable at the date of forfeiture, and the same shall become due and payable immediately upon the forfeiture, but interest thereon shall only be payable in respect of any period between the said fixed time and the date of actual payment.

45.	A declaration by a Director or the Secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts therein stated as against all Persons claiming to be entitled to the share, and such declaration shall (subject to the execution of an instrument of transfer by the Company if necessary) constitute a good title to the share, and the Person to whom the share is disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the consideration (if any), nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture, sale or disposal of the share. When any share shall have been forfeited, notice of the declaration shall be given to the Member in whose name it stood immediately prior to the forfeiture, and an entry of the forfeiture, with the date thereof, shall forthwith be made in the Register, but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice or make any such entry.

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46.	Notwithstanding any such forfeiture as aforesaid the Board may at any time, before any shares so forfeited shall have been sold, re-allotted or otherwise disposed of, permit the shares forfeited to be bought back upon the terms of payment of all calls and interest due upon and expenses incurred in respect of the share, and upon such further terms (if any) as it thinks fit.

47.	The forfeiture of a share shall not prejudice the right of the Company to any call already made or instalment payable thereon.

48.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

REGISTER OF MEMBERS

49.	(1) The Company shall keep in one or more books a Register of its Members and shall enter therein the following particulars, that is to say:

(a)	the name and address of each Member, the number and class of shares held by him and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each Person was entered in the Register; and

(c)	the date on which any Person ceased to be a Member.

(2) The Company may keep an overseas or local or other branch register of Members resident in any place, and the Board may make and vary such regulations as it determines in respect of the keeping of any such register and maintaining a Registration Office in connection therewith.

50.	The Register and branch register of Members, as the case may be, shall be open to inspection for such times and on such days as the Board shall determine by Members without charge or by any other Person, upon a maximum payment of $2.50 or such other sum specified by the Board, at the Office or Registration Office or such other place at which the Register is kept in accordance with the Law. The Register including any overseas or local or other branch register of Members may, after compliance with any notice requirement of the Designated Stock Exchange, be closed at such times or for such periods not exceeding in the whole thirty (30) days in each year as the Board may determine and either generally or in respect of any class of shares.

RECORD DATES

51.	For the purpose of determining the Members entitled to notice of or to vote at any general meeting, or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board may fix, in advance, a date as the record date for any such determination of the Members, which date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action.

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If the Board does not fix a record date for any general meeting, the record date for determining the Members entitled to a notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with these Articles notice is waived, at the close of business on the day next preceding the day on which the meeting is held. The record date for determining the Members for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

A determination of the Members of record entitled to notice of or to vote at a meeting of the Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

TRANSFER OF SHARES

52.	Subject to these Articles, any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

53.	The instrument of transfer shall be executed by or on behalf of the transferor and the transferee provided that the Board may dispense with the execution of the instrument of transfer by the transferee in any case which it thinks fit in its discretion to do so. Without prejudice to Article 52, the Board may also resolve, either generally or in any particular case, upon request by either the transferor or transferee, to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. Nothing in these Articles shall preclude the Board from recognising a renunciation of the allotment or provisional allotment of any share by the allottee in favour of some other Person.

54.	(1) The Board may, in its absolute discretion, and without giving any reason therefor, refuse to register a transfer of any share that is not a fully paid up share to a Person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share that is not a fully paid up share on which the Company has a lien.

(2) The Board in so far as permitted by any applicable law may, in its absolute discretion, at any time and from time to time transfer any share upon the Register to any branch register or any share on any branch register to the Register or any other branch register. In the event of any such transfer, the Member requesting such transfer shall bear the cost of effecting the transfer unless the Board otherwise determines.

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(3) Unless the Board otherwise agrees (which agreement may be on such terms and subject to such conditions as the Board in its absolute discretion may from time to time determine, and which agreement the Board shall, without giving any reason therefor, be entitled in its absolute discretion to give or withhold), no shares upon the Register shall be transferred to any branch register nor shall shares on any branch register be transferred to the Register or any other branch register and all transfers and other documents of title shall be lodged for registration, and registered, in the case of any shares on a branch register, at the relevant Registration Office, and, in the case of any shares on the Register, at the Office or such other place at which the Register is kept in accordance with the Law.

55.	Without limiting the generality of Article 54, the Board may decline to recognise any instrument of transfer unless:-

(a)	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as the Board may from time to time require is paid to the Company in respect thereof;

(b)	the instrument of transfer is in respect of only one class of share;

(c)	the instrument of transfer is lodged at the Office or such other place at which the Register is kept in accordance with the Law or the Registration Office (as the case may be) accompanied by the relevant share certificate(s) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other Person on his behalf, the authority of that Person so to do); and

(d)	if applicable, the instrument of transfer is duly and properly stamped.

56.	If the Board refuses to register a transfer of any share, it shall, within three months after the date on which the transfer was lodged with the Company, send to each of the transferor and transferee notice of the refusal.

57.	The registration of transfers of shares or of any class of shares may, after compliance with any notice requirement of the Designated Stock Exchange, be suspended at such times and for such periods (not exceeding in the whole thirty (30) days in any year) as the Board may determine.

TRANSMISSION OF SHARES

58.	If a Member dies, the survivor or survivors where the deceased was a joint holder, and his legal Personal representatives where he was a sole or only surviving holder, will be the only Persons recognised by the Company as having any title to his interest in the shares; but nothing in this Article will release the estate of a deceased Member (whether sole or joint) from any liability in respect of any share which had been solely or jointly held by him.

59.	Any Person becoming entitled to a share in consequence of the death or bankruptcy or winding-up of a Member may, upon such evidence as to his title being produced as may be required by the Board, elect either to become the holder of the share or to have some Person nominated by him registered as the transferee thereof. If he elects to become the holder he shall notify the Company in writing either at the Registration Office or the Office, as the case may be, to that effect. If he elects to have another Person registered he shall execute a transfer of the share in favour of that Person. The provisions of these Articles relating to the transfer and registration of transfers of shares shall apply to such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer signed by such Member.

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60.	A Person becoming entitled to a share by reason of the death or bankruptcy or winding-up of a Member shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share. However, the Board may, if it thinks fit, withhold the payment of any dividend payable or other advantages in respect of such share until such Person shall become the registered holder of the share or shall have effectually transferred such share, but, subject to the requirements of Article 82(2) being met, such a Person may vote at meetings.

UNTRACEABLE MEMBERS

61.	(1) Without prejudice to the rights of the Company under paragraph (2) of this Article 61, the Company may cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.

(2) The Company shall have the power to sell, in such manner as the Board thinks fit, any shares of a Member who is untraceable, but no such sale shall be made unless:

(a)	all cheques or warrants in respect of dividends of the shares in question, being not less than three in total number, for any sum payable in cash to the holder of such shares sent during the relevant period in the manner authorised by these Articles have remained uncashed;

(b)	so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such shares or of a Person entitled to such shares by death, bankruptcy or operation of law; and

(c)	the Company, if so required by the rules governing the listing of shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of the Designated Stock Exchange of its intention to sell such shares in the manner required by the Designated Stock Exchange, and a period of three months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purpose of the foregoing, the “relevant period” means the period commencing twelve (12) years before the date of publication of the advertisement referred to in paragraph (c) of this Article and ending at the expiry of the period referred to in that paragraph.

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(3) To give effect to any such sale the Board may authorise some Person to transfer the said shares and an instrument of transfer signed or otherwise executed by or on behalf of such Person shall be as effective as if it had been executed by the registered holder or the Person entitled by transmission to such shares, and the purchaser shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under this Article 61 shall be valid and effective notwithstanding that the Member holding the shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

GENERAL MEETINGS

62.	The Company may (but shall not be obliged to) hold an annual general meeting and shall specify the meeting as such in the notices calling it. An annual general meeting of the Company shall be held at such time and place as may be determined by the Board.

63.	Each general meeting, other than an annual general meeting, shall be called an extraordinary general meeting. General meetings may be held at such times and in any location in the world as may be determined by the Board.

64.	(a) A majority of the Board or the Chairman of the Board may call extraordinary general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company, which extraordinary general meetings shall be held at such times and locations (as permitted hereby) as the Board or Chairman of the Board shall determine.

(b) A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding shares of the Company that as at the date of the deposit carry the right to vote at general meetings of the Company.

(c) The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Office, and may consist of several documents in like form each signed by one or more requisitionists.

(d) If there are no Directors as at the date of the deposit of the Members’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than one-half (1/2) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) calendar months after the expiration of the said twenty-one (21) calendar days.

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(e) A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

65.	(1) An annual general meeting and any extraordinary general meeting may be called by not less than ten (10) clear days’ Notice but a general meeting may be called by shorter notice, subject to the Law, if it is so agreed:

(a)	in the case of a meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat; and

(b)	in the case of any other meeting, by two-thirds (2/3) of the Members having a right to attend and vote at the meeting, present in person or by proxy or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy.

(2) The notice shall specify the time and place of the meeting and the general nature of the business. The notice convening an annual general meeting shall specify the meeting as such. Notice of every general meeting shall be given to all Members other than to such Members as, under the provisions of these Articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the Company, to all Persons entitled to a share in consequence of the death or bankruptcy or winding-up of a Member and to each of the Directors.

66.	The accidental omission to give Notice of a meeting or (in cases where instruments of proxy are sent out with the notice) to send such instrument of proxy to, or the non-receipt of such notice or such instrument of proxy by, any Person entitled to receive such notice shall not invalidate any resolution passed or the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

67.	No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless a quorum is present at the commencement of the business. At any general meeting of the Company, one or more Members entitled to vote and present in person or by proxy or (in the case of a Member being a corporation) by its duly authorised representative representing not less than one-third (1/3) of all voting power of the Company’s share capital in issue throughout the meeting shall form a quorum for all purposes.

68.	If within thirty (30) minutes (or such longer time not exceeding one hour as the chairman of the meeting may determine to wait) after the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the Board may determine. If at such adjourned meeting a quorum is not present within half an hour from the time appointed for holding the meeting, the meeting shall be dissolved.

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69.	The Chairman of the Board shall preside as chairman at every general meeting. If at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present shall choose one of their number to act, or if one Director only is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, or if the chairman chosen shall retire from the chair, the Members present in person or by proxy and entitled to vote shall elect one of their members to be chairman.

70.	The chairman may adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business which might lawfully have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen (14) days or more, at least seven (7) clear days’ notice of the adjourned meeting shall be given specifying the time and place of the adjourned meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting and the general nature of the business to be transacted. Save as aforesaid, it shall be unnecessary to give notice of an adjournment.

71.	If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a Special Resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

NO ACTION BY WRITTEN RESOLUTIONS OF MEMBERS

72.	Any action required or permitted to be taken at any annual or extraordinary general meetings of the Company may be taken only upon the vote of the Members at an annual or extraordinary general meeting duly noticed and convened in accordance with these Articles and the Law and may not be taken by written resolution of Members without a meeting.

VOTING

73.	(1) Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Except as required by applicable law and subject to these Articles, holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all matters submitted to a vote of the Members.

(2) Subject to any special rights or restrictions as to voting for the time being attached to any shares by or in accordance with these Articles, at any general meeting on a show of hands every Member holding Ordinary Shares present in person (or being a corporation, is present by a duly authorised representative), or by proxy shall have one (1) vote and on a poll every Member present in person or by proxy or, in the case of a Member being a corporation, by its duly authorised representative shall have one (1) vote for each Class A Ordinary Share and ten (10) votes for each Class B Ordinary Share of which he is the holder.

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(3) No amount paid up or credited as paid up on a share in advance of calls or instalments is treated for the foregoing purposes as paid up on the share.

(4) Notwithstanding anything contained in these Articles, where more than one proxy is appointed by a Member which is a clearing house or a central depository house (or its nominee(s)), each such proxy shall have one vote on a show of hands. A resolution put to the vote of a meeting shall be decided on a show of hands unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded by the chairman of such meeting or by any one or more Members representing not less than 10% of the total voting rights of all Members, present in person or in the case of a Member being a corporation by its duly authorised representative or by proxy for the time being entitled to vote at the meeting. A demand by a Person as proxy for a Member or in the case of a Member being a corporation by its duly authorised representative shall be deemed to be the same as a demand by a Member.

74.	Unless a poll is duly demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has been carried, or carried unanimously, or by a particular majority, or not carried by a particular majority, or lost, and an entry to that effect made in the minute book of the Company, shall be conclusive evidence of the facts without proof of the number or proportion of the votes recorded for or against the resolution.

75.	If a poll is duly demanded the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded. There shall be no requirement for the chairman to disclose the voting figures on a poll.

76.	A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner (including the use of ballot or voting papers or tickets) either forthwith or at such time (being not later than thirty (30) days after the date of the demand) and place as the chairman directs. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll not taken immediately.

77.	The demand for a poll shall not prevent the continuance of a meeting or the transaction of any business other than the question on which the poll has been demanded, and, with the consent of the chairman, it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

78.	On a poll votes may be given either personally or by proxy.

79.	A Person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

80.	All questions submitted to a meeting shall be decided by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, by proxy or, in the case of a Member being a corporation, by its duly authorised representative except where a greater majority is required by these Articles or by the Law. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of such meeting shall be entitled to a second or casting vote in addition to any other vote he may have.

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81.	Where there are joint holders of any share any one of such joint holder may vote, either in person or by proxy, in respect of such share as if he were solely entitled thereto, but if more than one of such joint holders be present at any meeting the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding. Several executors or administrators of a deceased Member in whose name any share stands shall for the purposes of this Article be deemed joint holders thereof.

82.	(1) A Member who is a patient for any purpose relating to mental health or in respect of whom an order has been made by any court having jurisdiction for the protection or management of the affairs of Persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other Person in the nature of a receiver, committee or curator bonis appointed by such court, and such receiver, committee, curator bonis or other Person may vote on a poll by proxy, and may otherwise act and be treated as if he were the registered holder of such shares for the purposes of general meetings, provided that such evidence as the Board may require of the authority of the Person claiming to vote shall have been deposited at the Office, Head Office or Registration Office, as appropriate, not less than forty-eight (48) hours before the time appointed for holding the meeting, or adjourned meeting or poll, as the case may be.

(2) Any Person entitled under Article 59 to be registered as the holder of any shares may vote at any general meeting in respect thereof in the same manner as if he were the registered holder of such shares, provided that forty-eight (48) hours at least before the time of the holding of the meeting or adjourned meeting, as the case may be, at which he proposes to vote, he shall satisfy the Board of his entitlement to such shares, or the Board shall have previously admitted his right to vote at such meeting in respect thereof.

83.	No Member shall, unless the Board otherwise determines, be entitled to attend and vote and to be reckoned in a quorum at any general meeting unless he is duly registered and all calls or other sums presently payable by him in respect of shares in the Company have been paid.

84.	If:

(a)	any objection shall be raised to the qualification of any voter; or

(b)	any votes have been counted which ought not to have been counted or which might have been rejected; or

(c)	any votes are not counted which ought to have been counted;

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

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PROXIES

85.	Any Member entitled to attend and vote at a general meeting of the Company shall be entitled to appoint another Person as his proxy to attend and vote instead of him. A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf at a general meeting of the Company or at a class meeting. A proxy need not be a Member. In addition, a proxy or proxies representing either a Member who is an individual or a Member which is a corporation shall be entitled to exercise the same powers on behalf of the Member which he or they represent as such Member could exercise.

86.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under its seal or under the hand of an officer, attorney or other Person authorised to sign the same. In the case of an instrument of proxy purporting to be signed on behalf of a corporation by an officer thereof it shall be assumed, unless the contrary appears, that such officer was duly authorised to sign such instrument of proxy on behalf of the corporation without further evidence of the facts.

87.	The instrument appointing a proxy and, if required by the Board, the power of attorney or other authority, if any, under which it is signed, or a certified copy of such power or authority, shall be delivered to such place or one of such places, if any, as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the meeting or, if no place is so specified at the Registration Office or the Office, as may be appropriate, not less than forty-eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the Person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, not less than twenty-four (24) hours before the time appointed for the taking of the poll and in default the instrument of proxy shall not be treated as valid. No instrument appointing a proxy shall be valid after the expiration of twelve (12) months from the date named in it as the date of its execution, except at an adjourned meeting or on a poll demanded at a meeting or an adjourned meeting in cases where the meeting was originally held within twelve (12) months from such date. Delivery of an instrument appointing a proxy shall not preclude a Member from attending and voting in person at the meeting convened and in such event, the instrument appointing a proxy shall be deemed to be revoked.

88.	Instruments of proxy shall be in any common form or in such other form as the Board may approve (provided that this shall not preclude the use of the two-way form) and the Board may, if it thinks fit, send out with the notice of any meeting forms of instrument of proxy for use at the meeting. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

89.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no intimation in writing of such death, insanity or revocation shall have been received by the Company at the Office or the Registration Office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other document sent therewith) two (2) hours at least before the commencement of the meeting or adjourned meeting, or the taking of the poll, at which the instrument of proxy is used.

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90.	Anything which under these Articles a Member may do by proxy he may likewise do by his duly appointed attorney and the provisions of these Articles relating to proxies and instruments appointing proxies shall apply mutatis mutandis in relation to any such attorney and the instrument under which such attorney is appointed.

CORPORATIONS ACTING BY REPRESENTATIVES

91.	(1) Any corporation which is a Member may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or at any meeting of any class of Members. The Person so authorised shall be entitled to exercise the same powers on behalf of such corporation as the corporation could exercise if it were an individual Member and such corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a Person so authorised is present thereat.

(2) If a clearing house (or its nominee(s)) or a central depository entity, being a corporation, is a Member, it may authorise such Persons as it thinks fit to act as its representatives at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of shares in respect of which each such representative is so authorised. Each Person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house or central depository entity (or its nominee(s)) as if such Person was the registered holder of the shares of the Company held by the clearing house or a central depository entity (or its nominee(s)) including the right to vote individually on a show of hands.

(3) Any reference in these Articles to a duly authorised representative of a Member being a corporation shall mean a representative authorised under the provisions of this Article.

BOARD OF DIRECTORS

92.	(1) The number of Directors shall not be less than three (3). There shall be no maximum number of Directors. The exact number of Directors shall be determined from time to time by the Board of Directors. The Directors shall be elected or appointed in the first place by the subscribers to the Memorandum of Association or by a majority of them and shall hold office until their successors are elected or appointed or their office is otherwise vacated.

(2) Subject to the Articles and the Law, the Members may by Ordinary Resolution elect any Person to be a Director either to fill a casual vacancy or as an addition to the existing Board.

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(3) The Directors shall have the power from time to time and at any time to appoint any Person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board.

(4) No Director shall be required to hold any shares of the Company by way of qualification and a Director who is not a Member shall be entitled to receive notice of and to attend and speak at any general meeting of the Company and of all classes of shares of the Company. Each Director shall hold office until his resignation from the Board, or until his successor shall have been elected and qualified.

(5) Subject to any provision to the contrary in these Articles, a Director may be removed by way of an Ordinary Resolution of the Members at any time before the expiration of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under any such agreement).

(6) A vacancy on the Board created by the removal of a Director under the provisions of subparagraph (5) above may be filled by the election or appointment by Ordinary Resolution of the Members at the meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting.

(7) The Members may from time to time in general meeting by Ordinary Resolution increase or reduce the number of Directors but so that the number of Directors shall never be less than three (3).

DISQUALIFICATION OF DIRECTORS

93.	The office of a Director shall be vacated if the Director:

(1) resigns his office by Notice delivered to the Company at the Office or tendered at a meeting of the Board;

(2) becomes of unsound mind or dies;

(3) without special leave of absence from the Board, is absent from meetings of the Board for six consecutive times and the Board resolves that his office be vacated; or

(4) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors;

(5) is prohibited by law from being a Director; or

(6) ceases to be a Director by virtue of any provision of the Statutes or is removed from office pursuant to these Articles.

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EXECUTIVE DIRECTORS

94.	The Board may from time to time appoint any one or more of its body to be a managing director, joint managing director or deputy managing director or to hold any other employment or executive office with the Company for such period (subject to their continuance as Directors) and upon such terms as the Board may determine and the Board may revoke or terminate any of such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director. A Director appointed to an office under this Article 94 shall be subject to the same provisions as to removal as the other Directors of the Company, and he shall (subject to the provisions of any contract between him and the Company) ipso facto and immediately cease to hold such office if he shall cease to hold the office of Director for any cause.

95.	Notwithstanding Articles 100, 101, 102 and 103, an executive director appointed to an office under Article 94 hereof shall receive such remuneration (whether by way of salary, commission, participation in profits or otherwise or by all or any of those modes) and such other benefits (including pension and/or gratuity and/or other benefits on retirement) and allowances as the Board may from time to time determine, and either in addition to or in lieu of his remuneration as a Director.

ALTERNATE DIRECTORS

96.	Any Director may at any time by Notice delivered to the Office or Head Office or at a meeting of the Directors appoint any Person (including another Director) to be his alternate Director. Any Person so appointed shall have all the rights and powers of the Director or Directors for whom such Person is appointed in the alternative provided that such Person shall not be counted more than once in determining whether or not a quorum is present. An alternate Director may be removed at any time by the body which appointed him and, subject thereto, the office of alternate Director shall continue until the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointor ceases for any reason to be a Director. Any appointment or removal of an alternate Director shall be effected by Notice signed by the appointor and delivered to the Office or Head Office or tendered at a meeting of the Board. An alternate Director may also be a Director in his own right and may act as alternate to more than one Director. An alternate Director shall, if his appointor so requests, be entitled to receive notices of meetings of the Board or of committees of the Board to the same extent as, but in lieu of, the Director appointing him and shall be entitled to such extent to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally at such meeting to exercise and discharge all the functions, powers and duties of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he were a Director save that as an alternate for more than one Director his voting rights shall be cumulative.

97.	An alternate Director shall only be a Director for the purposes of the Law and shall only be subject to the provisions of the Law insofar as they relate to the duties and obligations of a Director when performing the functions of the Director for whom he is appointed in the alternative and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for the Director appointing him. An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director but he shall not be entitled to receive from the Company any fee in his capacity as an alternate Director except only such part, if any, of the remuneration otherwise payable to his appointor as such appointor may by Notice to the Company from time to time direct.

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98.	Every Person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). If his appointor is for the time being not available or unable to act, the signature of an alternate Director to any resolution in writing of the Board or a committee of the Board of which his appointor is a member shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointor.

99.	An alternate Director shall ipso facto cease to be an alternate Director if his appointor ceases for any reason to be a Director, however, such alternate Director or any other Person may be re-appointed by the Directors to serve as an alternate Director provided always that, if at any meeting any Director retires but is re-elected at the same meeting, any appointment of such alternate Director pursuant to these Articles which was in force immediately before his retirement shall remain in force as though he had not retired.

DIRECTORS’ FEES AND EXPENSES

100.	The Directors shall receive such remuneration as the Board may from time to time determine.

101.	Each Director shall be entitled to be repaid or prepaid all travelling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of shares or of Debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

102.	Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Article.

103.	The Board shall determine any payment to any Director or past Director of the Company by way of compensation for loss of office, or as consideration for or in connection with his retirement from office (not being payment to which the Director is contractually entitled).

DIRECTORS’ INTERESTS

104.	A Director may:

(a)	hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine. Any remuneration (whether by way of salary, commission, participation in profits or otherwise) paid to any Director in respect of any such other office or place of profit shall be in addition to any remuneration provided for by or pursuant to any other Article;

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(b)	act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm may be remunerated for professional services as if he were not a Director;

(c)	continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company promoted by the Company or in which the Company may be interested as a vendor, shareholder or otherwise and, unless otherwise agreed, no such Director shall be accountable for any remuneration, profits or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of or from his interests in any such other company. Subject as otherwise provided by these Articles the Directors may exercise or cause to be exercised the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as Directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors, deputy managing directors, executive directors, managers or other officers of such company) or voting or providing for the payment of remuneration to the director, managing director, joint managing director, deputy managing director, executive director, manager or other officers of such other company and any Director may vote in favour of the exercise of such voting rights in manner aforesaid notwithstanding that he may be, or about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such other company, and that as such he is or may become interested in the exercise of such voting rights in manner aforesaid.

Notwithstanding the foregoing, no “Independent Director” as defined in the rules of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, and with respect of whom the Board has determined constitutes an “Independent Director” for purposes of compliance with applicable law or the rules of the Designated Stock Exchange, shall take any of the actions in Article 104(a) through (c) or any other action that would reasonably be likely to affect such Director’s status as an “Independent Director” of the Company without the consent of the Audit Committee.

105.	Subject to the Law and to these Articles, no Director or proposed or intending Director shall be disqualified by his office from contracting with the Company, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Members for any remuneration, profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his interest in any contract or arrangement in which he is interested in accordance with Article 106 herein. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as defined under applicable law or the rules of the Designated Stock Exchange, shall require the approval of the Audit Committee.

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106.	A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the Board after he knows that he is or has become so interested. For the purposes of this Article, a general Notice to the Board by a Director to the effect that:

(a)	he is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with that company or firm; or

(b)	he is to be regarded as interested in any contract or arrangement which may after the date of the Notice be made with a specified Person who is connected with him;

shall be deemed to be a sufficient declaration of interest under this Article in relation to any such contract or arrangement, provided that no such notice shall be effective unless either it is given at a meeting of the Board or the Director takes reasonable steps to secure that it is brought up and read at the next Board meeting after it is given.

107.	Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of the Company’s Designated Stock Exchange, and unless disqualified by a majority of the Board not including the interested Director, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

GENERAL POWERS OF THE DIRECTORS

108.	(1) The business of the Company shall be managed and conducted by the Board, which may pay all expenses incurred in forming and registering the Company and may exercise all powers of the Company (whether relating to the management of the business of the Company or otherwise) which are not by the Statutes or by these Articles required to be exercised by the Members in a general meeting, subject nevertheless to the provisions of the Statutes and of these Articles and to such regulations being not inconsistent with such provisions, as may be prescribed by the Members in a general meeting, but no regulations made by the Members in a general meeting shall invalidate any prior act of the Board which would have been valid if such regulations had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Board by any other Article.

(2) Any Person contracting or dealing with the Company in the ordinary course of business shall be entitled to rely on any written or oral contract or agreement or deed, document or instrument entered into or executed as the case may be by any two of the Directors acting jointly on behalf of the Company and the same shall be deemed to be validly entered into or executed by the Company as the case may be and shall, subject to any rule of law, be binding on the Company.

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(3) Without prejudice to the general powers conferred by these Articles it is hereby expressly declared that the Board shall have the following powers:

(a)	To give to any Person the right or option of requiring at a future date that an allotment shall be made to him of any share at par or at such premium as may be agreed.

(b)	To give to any Directors, officers or employees of the Company an interest in any particular business or transaction or participation in the profits thereof or in the general profits of the Company either in addition to or in substitution for a salary or other remuneration.

(c)	To resolve that the Company be deregistered in the Cayman Islands and continued in a named jurisdiction outside the Cayman Islands subject to the provisions of the Law.

109.	The Board may establish any regional or local boards or agencies for managing any of the affairs of the Company in any place, and may appoint any Persons to be members of such local boards, or any managers or agents, and may fix their remuneration (either by way of salary or by commission or by conferring the right to participation in the profits of the Company or by a combination of two or more of these modes) and pay the working expenses of any staff employed by them upon the business of the Company. The Board may delegate to any regional or local board, manager or agent any of the powers, authorities and discretions vested in or exercisable by the Board (other than its powers to make calls and forfeit shares), with power to sub-delegate, and may authorise the members of any of them to fill any vacancies therein and to act notwithstanding vacancies. Any such appointment or delegation may be made upon such terms and subject to such conditions as the Board may think fit, and the Board may remove any Person appointed as aforesaid, and may revoke or vary such delegation, but no Person dealing in good faith and without notice of any such revocation or variation shall be affected thereby.

110.	The Board may by power of attorney appoint any company, firm or Person or any fluctuating body of Persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of Persons dealing with any such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney or attorneys may, if so authorised under the Seal of the Company, execute any deed or instrument under their personal seal with the same effect as the affixation of the Company’s Seal.

111.	The Board may entrust to and confer upon a managing director, joint managing director, deputy managing director, an executive director or any Director any of the powers exercisable by it upon such terms and conditions and with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke or vary all or any of such powers but no Person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

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112.	All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine. The Company’s banking accounts shall be kept with such banker or bankers as the Board shall from time to time determine.

113.	(1) The Board may establish or concur or join with other companies (being subsidiary companies of the Company or companies with which it is associated in business) in establishing and making contributions out of the Company’s moneys to any schemes or funds for providing pensions, sickness or compassionate allowances, life assurance or other benefits for employees (which expression as used in this and the following paragraph shall include any Director or ex-Director who may hold or have held any executive office or any office of profit under the Company or any of its subsidiary companies) and ex-employees of the Company and their dependants or any class or classes of such Person.

(2) The Board may pay, enter into agreements to pay or make grants of revocable or irrevocable pensions or other benefits to employees and ex-employees and their dependants, or to any of such Persons, including pensions or benefits additional to those, if any, to which such employees or ex-employees or their dependants are or may become entitled under any such scheme or fund as mentioned in the last preceding paragraph. Any such pension or benefit may, as the Board considers desirable, be granted to an employee either before and in anticipation of or upon or at any time after his actual retirement, and may be subject or not subject to any terms or conditions as the Board may determine.

BORROWING POWERS

114.	The Board may exercise all the powers of the Company to raise or borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled share capital of the Company and, subject to the Law, to issue Debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

115.	Debentures, bonds and other securities may be made assignable free from any equities between the Company and the Person to whom the same may be issued.

116.	Any Debentures, bonds or other securities may be issued at a discount (other than shares), premium or otherwise and with any special privileges as to redemption, withdrawings, allotment of shares, attending and voting at general meetings of the Members, appointment of Directors and otherwise.

117.	(1) Where any uncalled share capital of the Company is charged, all Persons taking any subsequent charge thereon shall take the same subject to such prior charge, and shall not be entitled, by notice to the Members or otherwise, to obtain priority over such prior charge.

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(2) The Board shall cause a proper register to be kept, in accordance with the provisions of the Law, of all charges specifically affecting the property of the Company and of any series of Debentures issued by the Company and shall duly comply with the requirements of the Law in regard to the registration of charges and Debentures therein specified and otherwise.

PROCEEDINGS OF THE DIRECTORS

118.	The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it considers appropriate. Questions arising at any meeting shall be determined by a majority of votes. In the case of any equality of votes the chairman of the meeting shall have an additional or casting vote.

119.	A meeting of the Board may be convened by the Secretary on request of a Director or by any Director. The Secretary shall convene a meeting of the Board of which notice may be given in writing or by telephone or in such other manner as the Board may from time to time determine whenever he shall be required so to do by the chief executive officer or chairman, as the case may be, or any Director.

120.	(1) The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be a majority of the Directors then in office. An alternate Director shall be counted in a quorum in the case of the absence of a Director for whom he is the alternate provided that he shall not be counted more than once for the purpose of determining whether or not a quorum is present.

(2) Directors may participate in any meeting of the Board by means of a conference telephone or other communications equipment through which all Persons participating in the meeting can communicate with each other simultaneously and instantaneously and, for the purpose of counting a quorum, such participation shall constitute presence at a meeting as if those participating were present in person.

(3) Any Director who ceases to be a Director at a Board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of such Board meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

121.	The continuing Directors or a sole continuing Director may act notwithstanding any vacancy in the Board but, if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles as the quorum, the continuing Directors or Director, notwithstanding that the number of Directors is below the number fixed by or in accordance with these Articles as the quorum or that there is only one continuing Director, may act for the purpose of filling vacancies in the Board or of summoning general meetings of the Company but not for any other purpose.

122.	The Chairman of the Board shall be the chairman of all meetings of the Board. If the Chairman of the Board is not present at any meeting within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

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123.	A meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

124.	(1) The Board may delegate any of its powers, authorities and discretions to committees (including, without limitation, the Audit Committee), consisting of such Director or Directors and other Persons as it thinks fit, and they may, from time to time, revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to Persons or purposes. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, conform to any regulations which may be imposed on it by the Board.

(2) All acts done by any such committee in conformity with such regulations, and in fulfilment of the purposes for which it was appointed, but not otherwise, shall have like force and effect as if done by the Board, and the Board (or if the Board delegates such power, the committee) shall have power to remunerate the members of any such committee, and charge such remuneration to the current expenses of the Company.

125.	The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in these Articles for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board under the last preceding Article, indicating, without limitation, any committee charter adopted by the Board for purposes or in respect of any such committee.

126.	A resolution in writing signed by all the Directors except such as are temporarily unable to act due to ill-health or disability shall (provided that such number is sufficient to constitute a quorum and further provided that a copy of such resolution has been given or the contents thereof communicated to all the Directors for the time being entitled to receive notices of Board meetings in the same manner as notices of meetings are required to be given by these Articles) be as valid and effectual as if a resolution had been passed at a meeting of the Board duly convened and held. Such resolution may be contained in one document or in several documents in like form each signed by one or more of the Directors and for this purpose a facsimile signature of a Director shall be treated as valid.

127.	All acts bona fide done by the Board or by any committee or by any Person acting as a Director or members of a committee, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or Person acting as aforesaid or that they or any of them were disqualified or had vacated office, be as valid as if every such Person had been duly appointed and was qualified and had continued to be a Director or member of such committee.

AUDIT COMMITTEE

128.	Without prejudice to the freedom of the Directors to establish any other committees, for so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Board shall establish and maintain an Audit Committee as a committee of the Board, the composition and responsibilities of which shall comply with the rules of the Designated Stock Exchange and the rules and regulations of the SEC.

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129.	(1) The Board shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis.

(2) The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

130.	For so long as the shares of the Company (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilize the Audit Committee for the review and approval of potential conflicts of interest. Specially, the Audit Committee shall approve any transaction or transactions between the Company and any of the following parties: (i) any shareholder owning an interest in the voting power of the Company or any subsidiary of the Company that gives such shareholder significant influence over the Company or any subsidiary of the Company, (ii) any director or executive officer of the Company or any subsidiary of the Company and any relative of such director or executive officer, (iii) any Person in which a substantial interest in the voting power is owned, directly or indirectly, by any Person described in (i) or (ii) or over which such a Person is able to exercise significant influence, and (iv) any affiliate (other than a subsidiary) of the Company.

OFFICERS

131.	(1) The officers of the Company shall consist of the Chairman of the Board, the Directors and such additional officers (who may or may not be Directors) as the Board may from time to time determine, all of whom shall be deemed to be officers for the purposes of the Law and these Articles. In addition to the officers of the Company, the Board may also from time to time determine and appoint managers and delegate to the same such powers and duties as are prescribed by the Board.

(2) The Directors shall elect, by a majority of the Directors then in office, amongst the Directors a chairman.

(3) The officers shall receive such remuneration as the Directors may from time to time determine.

132.	(1) The Secretary and additional officers, if any, shall be appointed by the Board and shall hold office on such terms and for such period as the Board may determine. If thought fit, two or more Persons may be appointed as joint Secretaries. The Board may also appoint from time to time on such terms as it thinks fit one or more assistant or deputy Secretaries.

(2) The Secretary shall attend all meetings of the Members and shall keep correct minutes of such meetings and enter the same in the proper books provided for the purpose. He shall perform such other duties as are prescribed by the Law or these Articles or as may be prescribed by the Board.

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133.	The officers of the Company shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Directors from time to time.

134.	A provision of the Law or of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same Person acting both as Director and as or in place of the Secretary.

REGISTER OF DIRECTORS AND OFFICERS

135.	The Company shall cause to be kept in one or more books at its Office a register of directors and officers in which there shall be entered the full names and addresses of the Directors and officers and such other particulars as required by the Law or as the Directors may determine. The Company shall send to the registrar of companies in the Cayman Islands a copy of such register, and shall from time to time notify to the said registrar of any change that takes place in relation to such Directors and officers as required by the Law.

MINUTES

136.	(1) The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of officers;

(b)	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings of each general meeting of the Members, meetings of the Board and meetings of committees of the Board and where there are managers, of all proceedings of meetings of the managers.

(2) Minutes shall be kept by the Secretary at the Office.

SEAL

137.	(1) The Company shall have one or more Seals, as the Board may determine. For the purpose of sealing documents creating or evidencing securities issued by the Company, the Company may have a securities seal which is a facsimile of the Seal of the Company with the addition of the word “Securities” on its face or in such other form as the Board may approve. The Board shall provide for the custody of each Seal and no Seal shall be used without the authority of the Board or of a committee of the Board authorised by the Board in that behalf. Subject as otherwise provided in these Articles, any instrument to which a Seal is affixed shall be signed autographically by one Director and the Secretary or by two Directors or by such other Person (including a Director) or Persons as the Board may appoint, either generally or in any particular case, save that as regards any certificates for shares or Debentures or other securities of the Company the Board may by resolution determine that such signatures or either of them shall be dispensed with or affixed by some method or system of mechanical signature. Every instrument executed in manner provided by this Article 137 shall be deemed to be sealed and executed with the authority of the Board previously given.

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(2) Where the Company has a Seal for use abroad, the Board may by writing under the Seal appoint any agent or committee abroad to be the duly authorised agent of the Company for the purpose of affixing and using such Seal and the Board may impose restrictions on the use thereof as may be thought fit. Wherever in these Articles reference is made to the Seal, the reference shall, when and so far as may be applicable, be deemed to include any such other Seal as aforesaid.

AUTHENTICATION OF DOCUMENTS

138.	Any Director or the Secretary or any Person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company and any resolution passed by the Company or the Board or any committee, and any books, records, documents and accounts relating to the business of the Company, and to certify copies thereof or extracts therefrom as true copies or extracts, and if any books, records, documents or accounts are elsewhere than at the Office or the Head Office the local manager or other officer of the Company having the custody thereof shall be deemed to be a Person so appointed by the Board. A document purporting to be a copy of a resolution, or an extract from the minutes of a meeting, of the Company or of the Board or any committee thereof which is so certified shall be conclusive evidence in favour of all Persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such minutes or extract is a true and accurate record of proceedings at a duly constituted meeting.

DESTRUCTION OF DOCUMENTS

139.	(1) The Company shall be entitled to destroy the following documents at the following times:

(a)	any share certificate which has been cancelled at any time after the expiry of one (1) year from the date of such cancellation;

(b)	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address at any time after the expiry of two (2) years from the date such mandate variation cancellation or notification was recorded by the Company;

(c)	any instrument of transfer of shares which has been registered at any time after the expiry of seven (7) years from the date of registration;

(d)	any allotment letters after the expiry of seven (7) years from the date of issue thereof; and

(e)	copies of powers of attorney, grants of probate and letters of administration at any time after the expiry of seven (7) years after the account to which the relevant power of attorney, grant of probate or letters of administration related has been closed;

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and it shall conclusively be presumed in favour of the Company that every entry in the Register purporting to be made on the basis of any such documents so destroyed was duly and properly made and every share certificate so destroyed was a valid certificate duly and properly cancelled and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that: (1) the foregoing provisions of this Article 139 shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim; (2) nothing contained in this Article 139 shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (1) above are not fulfilled; and (3) references in this Article to the destruction of any document include references to its disposal in any manner.

(2) Notwithstanding any provision contained in these Articles, the Directors may, if permitted by applicable law, authorise the destruction of documents set out in sub-paragraphs (a) to (e) of paragraph (1) of this Article 139 and any other documents in relation to share registration which have been microfilmed or electronically stored by the Company or by the share registrar on its behalf provided always that this Article shall apply only to the destruction of a document in good faith and without express notice to the Company and its share registrar that the preservation of such document was relevant to a claim.

DIVIDENDS AND OTHER PAYMENTS

140.	Subject to the Law and any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Board may from time to time declare dividends in any currency to be paid to the Members and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor. Subject to the Law, the Company in general meeting may from time to time declare dividends in any currency to be paid to the Members but no dividend shall be declared in excess of the amount recommended by the Board.

141.	Dividends may be declared and paid out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed. The Board may also declare and pay dividends out of Share Premium Account or any other fund or account which can be authorised for this purpose in accordance with the Law.

142.	Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provide,

(a)	all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for the purposes of this Article as paid up on the share; and

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(b)	all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

143.	The Board may from time to time pay to the Members such interim dividends as appear to the Board to be justified by the profits of the Company and in particular (but without prejudice to the generality of the foregoing) if at any time the share capital of the Company is divided into different classes, the Board may pay such interim dividends in respect of those shares in the share capital of the Company which confer on the holders thereof deferred or non-preferential rights as well as in respect of those shares which confer on the holders thereof preferential rights with regard to dividend and may also pay any fixed dividend which is payable on any shares of the Company half-yearly or on any other dates, whenever such profits, in the opinion of the Board, justifies such payment. The Board shall not incur any responsibility to the holders of shares conferring any preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferential rights

144.	The Board may deduct from any dividend or other moneys payable to a Member by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

145.	No dividend or other moneys payable by the Company on or in respect of any share shall bear interest against the Company.

146.	Any dividend, interest or other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post addressed to the holder at his registered address or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his address as appearing in the Register or addressed to such Person and at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement thereon has been forged. Any one of two or more joint holders may give effectual receipts for any dividends or other moneys payable or property distributable in respect of the shares held by such joint holders.

147.	All dividends or bonuses unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. Any dividend or bonuses unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Board of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

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148.	Whenever the Board or the Company in general meeting has resolved that a dividend be paid or declared, the Board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, Debentures or warrants to subscribe securities of the Company or any other company, or in any one or more of such ways, and where any difficulty arises in regard to the distribution the Board may settle the same as it thinks expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets, or any part thereof, and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board and may appoint any Person to sign any requisite instruments of transfer and other documents on behalf of the Persons entitled to the dividend, and such appointment shall be effective and binding on the Members. The Board may resolve that no such assets shall be made available to Members with registered addresses in any particular territory or territories where, in the absence of a registration statement or other special formalities, such distribution of assets would or might, in the opinion of the Board, be unlawful or impracticable and in such event the only entitlement of the Members aforesaid shall be to receive cash payments as aforesaid. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

149.	(1) Whenever the Board or the Company in general meeting has resolved that a dividend be paid or declared on any class of the share capital of the Company, the Board may further resolve either:

(a)	that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that the Members entitled thereto will be entitled to elect to receive such dividend (or part thereof if the Board so determines) in cash in lieu of such allotment. In such case, the following provisions shall apply:

(i)	the basis of any such allotment shall be determined by the Board;

(ii)	the Board, after determining the basis of allotment, shall give not less than ten (10) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(iii)	the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

(iv)	the dividend (or that part of the dividend to be satisfied by the allotment of shares as aforesaid) shall not be payable in cash on shares in respect whereof the cash election has not been duly exercised (the “Non-Elected Shares”) and in satisfaction thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the Non-Elected Shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account, Share Premium Account, capital redemption reserve other than the Subscription Rights Reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the Non-Elected Shares on such basis; or

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(b)	that the Members entitled to such dividend shall be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as the Board may think fit. In such case, the following provisions shall apply:

(i)	the basis of any such allotment shall be determined by the Board;

(ii)	the Board, after determining the basis of allotment, shall give not less than ten (10) days’ Notice to the holders of the relevant shares of the right of election accorded to them and shall send with such notice forms of election and specify the procedure to be followed and the place at which and the latest date and time by which duly completed forms of election must be lodged in order to be effective;

(iii)	the right of election may be exercised in respect of the whole or part of that portion of the dividend in respect of which the right of election has been accorded; and

(iv)	the dividend (or that part of the dividend in respect of which a right of election has been accorded) shall not be payable in cash on shares in respect whereof the share election has been duly exercised (the “Elected Shares”) and in satisfaction thereof shares of the relevant class shall be allotted credited as fully paid up to the holders of the Elected Shares on the basis of allotment determined as aforesaid and for such purpose the Board shall capitalise and apply out of any part of the undivided profits of the Company (including profits carried and standing to the credit of any reserves or other special account, Share Premium Account, capital redemption reserve other than the Subscription Rights Reserve) as the Board may determine, such sum as may be required to pay up in full the appropriate number of shares of the relevant class for allotment and distribution to and amongst the holders of the Elected Shares on such basis.

(2)	(a)	The shares allotted pursuant to the provisions of paragraph (1) of this Article 149 shall rank pari passu in all respects with shares of the same class (if any) then in issue save only as regards participation in the relevant dividend or in any other distributions, bonuses or rights paid, made, declared or announced prior to or contemporaneously with the payment or declaration of the relevant dividend unless, contemporaneously with the announcement by the Board of their proposal to apply the provisions of sub-paragraph (a) or (b) of paragraph (2) of this Article 149 in relation to the relevant dividend or contemporaneously with their announcement of the distribution, bonus or rights in question, the Board shall specify that the shares to be allotted pursuant to the provisions of paragraph (1) of this Article shall rank for participation in such distribution, bonus or rights.

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(b)	The Board may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to the provisions of paragraph (1) of this Article 149, with full power to the Board to make such provisions as it thinks fit in the case of shares becoming distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are aggregated and sold and the net proceeds distributed to those entitled, or are disregarded or rounded up or down or whereby the benefit of fractional entitlements accrues to the Company rather than to the Members concerned). The Board may authorise any Person to enter into on behalf of all Members interested, an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made pursuant to such authority shall be effective and binding on all concerned.

(3) The Board may resolve in respect of any one particular dividend of the Company that notwithstanding the provisions of paragraph (1) of this Article 149 a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

(4) The Board may on any occasion determine that rights of election and the allotment of shares under paragraph (1) of this Article 149 shall not be made available or made to any shareholders with registered addresses in any territory where, in the absence of a registration statement or other special formalities, the circulation of an offer of such rights of election or the allotment of shares would or might, in the opinion of the Board, be unlawful or impracticable, and in such event the provisions aforesaid shall be read and construed subject to such determination. Members affected as a result of the foregoing sentence shall not be or be deemed to be a separate class of Members for any purpose whatsoever.

(5) Any resolution declaring a dividend on shares of any class may specify that the same shall be payable or distributable to the Persons registered as the holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable or distributable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares. The provisions of this Article shall mutatis mutandis apply to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

RESERVES

150.	(1) The Board shall establish an account to be called the Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share in the Company. Unless otherwise provided by the provisions of these Articles, the Board may apply the Share Premium Account in any manner permitted by the Law. The Company shall at all times comply with the provisions of the Law in relation to the Share Premium Account.

(2) Before recommending any dividend, the Board may set aside out of the profits of the Company such sums as it determines as reserves which shall, at the discretion of the Board, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit and so that it shall not be necessary to keep any investments constituting the reserve or reserves separate or distinct from any other investments of the Company. The Board may also without placing the same to reserve carry forward any profits which it may think prudent not to distribute.

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CAPITALISATION

151.	The Board may and the Company may, upon the recommendation of the Board, at any time and from time to time pass an Ordinary Resolution to the effect that it is desirable to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund (including a Share Premium Account and capital redemption reserve and the profit and loss account) whether or not the same is available for distribution and accordingly that such amount be set free for distribution among the Members or any class of Members who would be entitled thereto if it were distributed by way of dividend and in the same proportions, on the basis that the same is not paid in cash but is applied either in or towards paying up the amounts for the time being unpaid on any shares in the Company held by such Members respectively or in paying up in full unissued shares, Debentures or other obligations of the Company, to be allotted and distributed credited as fully paid up among such Members, or partly in one way and partly in the other, and the Board shall give effect to such resolution provided that, for the purposes of this Article 151, a Share Premium Account and any capital redemption reserve or fund representing unrealised profits, may be applied only in paying up in full unissued shares of the Company to be allotted to such Members credited as fully paid.

152.	The Board may settle, as it considers appropriate, any difficulty arising in regard to any distribution under Article 151 and in particular may issue certificates in respect of fractions of shares or authorise any Person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments shall be made to any Members in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any Person to sign on behalf of the Persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Members.

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SUBSCRIPTION RIGHTS RESERVE

153.	The following provisions shall have effect to the extent that they are not prohibited by and are in compliance with the Law:

(1)	If, so long as any of the rights attached to any warrants issued by the Company to subscribe for shares of the Company shall remain exercisable, the Company does any act or engages in any transaction which, as a result of any adjustments to the subscription price in accordance with the provisions of the conditions of the warrants, would reduce the subscription price to below the par value of a share, then the following provisions shall apply:

(a)	as from the date of such act or transaction the Company shall establish and thereafter (subject as provided in this Article 153) maintain in accordance with the provisions of this Article 153 a reserve (the “Subscription Rights Reserve”) the amount of which shall at no time be less than the sum which for the time being would be required to be capitalised and applied in paying up in full the nominal amount of the additional shares required to be issued and allotted credited as fully paid pursuant to sub-paragraph (c) below on the exercise in full of all the subscription rights outstanding and shall apply the Subscription Rights Reserve in paying up such additional shares in full as and when the same are allotted;

(b)	the Subscription Rights Reserve shall not be used for any purpose other than that specified above unless all other reserves of the Company (other than Share Premium Account) have been extinguished and will then only be used to make good losses of the Company if and so far as is required by the Law;

(c)	upon the exercise of all or any of the subscription rights represented by any warrant, the relevant subscription rights shall be exercisable in respect of a nominal amount of shares equal to the amount in cash which the holder of such warrant is required to pay on exercise of the subscription rights represented thereby (or, as the case may be the relevant portion thereof in the event of a partial exercise of the subscription rights) and, in addition, there shall be allotted in respect of such subscription rights to the exercising warrant holder, credited as fully paid, such additional nominal amount of shares as is equal to the difference between:

(i)	the said amount in cash which the holder of such warrant is required to pay on exercise of the subscription rights represented thereby (or, as the case may be, the relevant portion thereof in the event of a partial exercise of the subscription rights); and

(ii)	the nominal amount of shares in respect of which such subscription rights would have been exercisable having regard to the provisions of the conditions of the warrants, had it been possible for such subscription rights to represent the right to subscribe for shares at less than par and immediately upon such exercise so much of the sum standing to the credit of the Subscription Rights Reserve as is required to pay up in full such additional nominal amount of shares shall be capitalised and applied in paying up in full such additional nominal amount of shares which shall forthwith be allotted credited as fully paid to the exercising warrant holders; and

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(d)	if, upon the exercise of the subscription rights represented by any warrant, the amount standing to the credit of the Subscription Rights Reserve is not sufficient to pay up in full such additional nominal amount of shares equal to such difference as aforesaid to which the exercising warrant holder is entitled, the Board shall apply any profits or reserves then or thereafter becoming available (including, to the extent permitted by the Law, Share Premium Account) for such purpose until such additional nominal amount of shares is paid up and allotted as aforesaid and until then no dividend or other distribution shall be paid or made on the fully paid shares of the Company then in issue. Pending such payment and allotment, the exercising warrant holder shall be issued by the Company with a certificate evidencing his right to the allotment of such additional nominal amount of shares. The rights represented by any such certificate shall be in registered form and shall be transferable in whole or in part in units of one share in the like manner as the shares for the time being are transferable, and the Company shall make such arrangements in relation to the maintenance of a register therefor and other matters in relation thereto as the Board may think fit and adequate particulars thereof shall be made known to each relevant exercising warrant holder upon the issue of such certificate.

(2) shares allotted pursuant to the provisions of this Article shall rank pari passu in all respects with the other shares allotted on the relevant exercise of the subscription rights represented by the warrant concerned. Notwithstanding anything contained in paragraph (1) of this Article, no fraction of any share shall be allotted on exercise of the subscription rights.

(3) The provision of this Article as to the establishment and maintenance of the Subscription Rights Reserve shall not be altered or added to in any way which would vary or abrogate, or which would have the effect of varying or abrogating the provisions for the benefit of any warrant holder or class of warrant holders under this Article without the sanction of a Special Resolution of such warrant holders or class of warrant holders.

(4) A certificate or report by the auditors for the time being of the Company as to whether or not the Subscription Rights Reserve is required to be established and maintained and if so the amount thereof so required to be established and maintained, as to the purposes for which the Subscription Rights Reserve has been used, as to the extent to which it has been used to make good losses of the Company, as to the additional nominal amount of shares required to be allotted to exercising warrant holders credited as fully paid, and as to any other matter concerning the Subscription Rights Reserve shall (in the absence of manifest error) be conclusive and binding upon the Company and all warrant holders and shareholders.

ACCOUNTING RECORDS

154.	The Board shall cause true accounts to be kept of the sums of money received and expended by the Company, and the matters in respect of which such receipt and expenditure take place, and of the property, assets, credits and liabilities of the Company and of all other matters required by the Law or necessary to give a true and fair view of the Company’s affairs and to explain its transactions.

155.	The accounting records shall be kept at the Office or, at such other place or places as the Board decides and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any accounting record or book or document of the Company except as conferred by the Law or authorised by the Board or the Members in general meeting.

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AUDIT

156.	Subject to applicable law and rules of the Designated Stock Exchange, the Board may appoint an Auditor, who shall hold office until removed from office by a resolution of the Board, to audit the accounts of the Company. Such auditor may be a Member but no Director or officer or employee of the Company shall, during his continuance in office, be eligible to act as an auditor of the Company.

157.	Subject to the Law the accounts of the Company shall be audited at least once in every year.

158.	The remuneration of the Auditor shall be determined by the Audit Committee or, in the absence of such an Audit Committee, by the Board.

159.	If the office of auditor becomes vacant by the resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

160.	The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto; and he may call on the Directors or officers of the Company for any information in their possession relating to the books or affairs of the Company.

161.	The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto; and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Audit Committee. The generally accepted auditing standards referred to herein may be those of a country or jurisdiction other than the Cayman Islands. If so, the financial statements and the report of the Auditor should disclose this fact and name such country or jurisdiction.

NOTICES

162.	Any Notice or document, whether or not, to be given or issued under these Articles from the Company to a Member shall be in writing or by cable, telex or facsimile transmission message or other form of electronic transmission or communication and any such notice and document may be served or delivered by the Company on or to any Member either personally or by sending it through the post in a prepaid envelope addressed to such Member at his registered address as appearing in the Register or at any other address supplied by him to the Company for the purpose or, as the case may be, by transmitting it to any such address or transmitting it to any telex or facsimile transmission number or electronic number or address or website supplied by him to the Company for the giving of notice to him or which the Person transmitting the notice reasonably and bona fide believes at the relevant time will result in the Notice being duly received by the Member or may also be served by advertisement in appropriate newspapers in accordance with the requirements of the Designated Stock Exchange or, to the extent permitted by the applicable laws, by placing it on the Company’s website and giving to the member a notice stating that the notice or other document is available there (a “notice of availability”). The notice of availability may be given to the Member by any of the means set out above. In the case of joint holders of a share all notices shall be given to that one of the joint holders whose name stands first in the Register and notice so given shall be deemed a sufficient service on or delivery to all the joint holders.

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163.	Any Notice or other document:

(a)	if served or delivered by post, shall where appropriate be sent by airmail and shall be deemed to have been served or delivered on the day following that on which the envelope containing the same, properly prepaid and addressed, is put into the post; in proving such service or delivery it shall be sufficient to prove that the envelope or wrapper containing the notice or document was properly addressed and put into the post and a certificate in writing signed by the Secretary or other officer of the Company or other Person appointed by the Board that the envelope or wrapper containing the notice or other document was so addressed and put into the post shall be conclusive evidence thereof;

(b)	if sent by Electronic Communication, shall be deemed to be given on the day on which it is transmitted from the server of the Company or its agent. A notice placed on the Company’s website is deemed given by the Company to a Member on the day following that on which a notice of availability is deemed served on the Member;

(c)	if served or delivered in any other manner contemplated by these Articles, shall be deemed to have been served or delivered at the time of Personal service or delivery or, as the case may be, at the time of the relevant despatch or transmission; and in proving such service or delivery a certificate in writing signed by the Secretary or other officer of the Company or other Person appointed by the Board as to the act and time of such service, delivery, despatch or transmission shall be conclusive evidence thereof; and

(d)	may be given to a Member in the English language or such other language as may be approved by the Directors, subject to due compliance with all applicable Statutes, rules and regulations.

164.	(1) Any Notice or other document delivered or sent by post to or left at the registered address of any Member in pursuance of these Articles shall, notwithstanding that such Member is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Member as sole or joint holder unless his name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed a sufficient service or delivery of such Notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the share.

(2) A notice may be given by the Company to the Person entitled to a share in consequence of the death, mental disorder or bankruptcy of a Member by sending it through the post in a prepaid letter, envelope or wrapper addressed to him by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the Person claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death, mental disorder or bankruptcy had not occurred.

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(3) Any Person who by operation of law, transfer or other means whatsoever shall become entitled to any share shall be bound by every notice in respect of such share which prior to his name and address being entered on the Register shall have been duly given to the Person from whom he derives his title to such share.

SIGNATURES

165.	For the purposes of these Articles, a cable or telex or facsimile or electronic transmission message purporting to come from a holder of shares or, as the case may be, a Director, or, in the case of a corporation which is a holder of shares from a director or the secretary thereof or a duly appointed attorney or duly authorised representative thereof for it and on its behalf, shall in the absence of express evidence to the contrary available to the Person relying thereon at the relevant time be deemed to be a document or instrument in writing signed by such holder or Director in the terms in which it is received.

WINDING UP

166.	(1) The Board shall have power in the name and on behalf of the Company to present a petition to the court for the Company to be wound up.

(2) A resolution that the Company be wound up by the court or be wound up voluntarily shall be a Special Resolution.

167.	(1) Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (i) if the Company shall be wound up and the assets available for distribution amongst the Members of the Company shall be more than sufficient to repay the whole of the share capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such members in proportion to the amount paid up on the shares held by them respectively and (ii) if the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up share capital such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the share capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.

(2) If the Company shall be wound up (whether the liquidation is voluntary or by the court) the liquidator may, with the authority of a Special Resolution and any other sanction required by the Law, divide among the Members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of properties of one kind or shall consist of properties to be divided as aforesaid of different kinds, and may for such purpose set such value as he deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of the Members as the liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

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INDEMNITY

168.	(1) The Directors, Secretary and other officers for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and each of them, and each of their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other Persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said Persons.

(2) Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director.

AMENDMENT TO MEMORANDUM OF ASSOCIATION AND ARTICLES

AND NAME OF COMPANY

169.	No Article shall be rescinded, altered or amended and no new Article shall be made until the same has been approved by a Special Resolution of the Members. A Special Resolution shall be required to alter the provisions of the Memorandum of Association or to change the name of the Company.

INFORMATION

170.	No Member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading or any matter which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interests of the members of the Company to communicate to the public.

MERGERS AND CONSOLIDATIONS

171.	The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

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PROSPECTUS FOR UP TO 77,902,857 ORDINARY SHARES
10,355,000 WARRANTS, AND 250,000 UNITS

OF

METEN EDTECHX EDUCATION GROUP LTD.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until [●], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Holdco’s memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit no	Description
2.1	Agreement and Plan of Reorganization (included as Annex A to the proxy statement/prospectus).**
3.1	Form of Amended and Restated Memorandum and Articles of Association of Holdco.
3.2	Amended and Restated Certificate of Incorporation of EdtechX.**
3.3	Bylaws of EdtechX.**
4.1	Specimen Ordinary Share Certificate of Holdco.*
4.2	Specimen Warrant Certificate of Holdco*
4.3	Specimen Unit Certificate of EdtechX.**
4.4	Specimen Common Stock Certificate of EdtechX.**
4.5	Specimen Warrant Certificate of EdtechX.**
4.6	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and EdtechX.**
5.1	Opinion of Conyers Dill & Pearman.
10.1	Holdco ESOP Plan
10.2	Form of Indemnification Agreement with Holdco’s directors and executive officers.
10.3	Form of Employment Agreement between Holdco and executive officers of Holdco.
10.4	English translation of Business Cooperation Agreement among Zhuhai Meten, Shenzhen Meten and its subsidiaries and shareholders of Shenzhen Meten, dated November 23, 2018.**
10.5	English translation of Business Cooperation Agreement among Zhuhai Likeshuo, Shenzhen Likeshuo and its subsidiaries and shareholders of Shenzhen Likeshuo, dated November 23, 2018.**
10.6	English translation of Exclusive Technical Service and Management Consultancy Agreement among Zhuhai Meten and Shenzhen Meten and its subsidiaries, dated November 23, 2018.**
10.7	English translation of Exclusive Consultancy and Technical Service Agreement among Zhuhai Likeshuo and Shenzhen Likeshuo and its subsidiaries, dated November 23, 2018.**
10.8	English translation of Exclusive Call Option Agreement among Zhuhai Meten, Shenzhen Meten and its subsidiaries and shareholders of Shenzhen Meten, dated November 23, 2018.**
10.9	English translation of Exclusive Call Option Agreement among Zhuhai Likeshuo, Shenzhen Likeshuo and its subsidiaries and shareholders of Shenzhen Likeshuo, dated November 23, 2018.**
10.10	English translation of Exclusive Equity Pledge Agreement among Zhuhai Meten, Shenzhen Meten and its subsidiaries and shareholders of Shenzhen Meten, dated November 23, 2018.**
10.11	English translation of Exclusive Equity Pledge Agreement among Zhuhai Likeshuo, Shenzhen Likeshuo and its subsidiaries and shareholders of Shenzhen Likeshuo, dated November 23, 2018.**
10.12	English translation of Shareholders’ Rights Entrustment Agreement among Zhuhai Meten, Shenzhen Meten and its subsidiaries and shareholders of Shenzhen Meten, dated November 23, 2018.**
10.13	English translation of Shareholders’ Rights Entrustment Agreement among Zhuhai Likeshuo, Shenzhen Likeshuo and its subsidiaries and shareholders of Shenzhen Likeshuo, dated November 23, 2018.**
10.14	English translation of Spouse Undertakings provided by the spouse of each individual shareholder of Shenzhen Meten, dated November 23, 2018.**
10.15	English translation of Spouse Undertakings provided by the spouse of each individual shareholders of Shenzhen Likeshuo, dated November 23, 2018.**
10.16	English translation of supplemental agreement to the contractual arrangements among Shenzhen Meten, Zhuhai Meten and its subsidiaries and shareholders of Shenzhen Meten, dated April 2, 2019.**
23.1	Consent of KPMG Huazhen LLP (Meten).**
23.2	Consent of Marcum LLP (EdtechX and Holdco).
23.3	Consent of Conyers Dill & Pearman(included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	Consent of Jishuang Zhao (Director nominee).**
99.2	Consent of Siguang Peng (Director nominee).**
99.3	Consent of Yongchao Chen (Director nominee).**
99.4	Consent of Yanli Chen (Director nominee).**
99.5	Consent of Zhiyi Xie (Director nominee).**
99.6	Consent of Ying Cheng (Director nominee).**
99.7	Consent of Benjamin Vedrenne-Cloquet (Director nominee).**
99.8	Consent of Charles McIntyre (Director nominee).**
99.9	Form of EdtechX Proxy Card*

*	To be filed by amendment.
**	Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, NY, on the 12th day of February, 2020.

METEN EDTECHX EDUCATION GROUP LTD.

By:	/s/ Siguang Peng
Name:	Siguang Peng
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name		Title	Date

By:	*	Chief Executive Officer (Principal Executive Officer)	February 12, 2020
Siguang Peng

By:	/s/ Yupeng Guo	Director	February 12, 2020
Yupeng Guo

By:	/s/ Ng Kwok Yin	Chief Financial Officer (Principal Financial Officer)	February 12, 2020
Ng Kwok Yin

* By	/s/ Ng Kwok Yin
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

 Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Meten EdtechX Education Group Ltd. has signed this registration statement or amendment thereto in Newark, Delaware, on the 12th day of February, 2020.

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

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